Exhibit 2.01

MASTER FORMATION AGREEMENT

by and among

CENTERPOINT ENERTGY, INC.,
OGE ENERGY CORP.,
BRONCO MIDSTREAM HOLDINGS, LLC
and
BRONCO MIDSTREAM HOLDINGS II, LLC

March 14, 2013

ARTICLE I	DEFINITIONS	2
1.1	Definitions	2
1.2	Rules of Construction	12
ARTICLE II	FORMATION, COTRIBUTION AND EXCHANGE; CLOSING	13
2.1	Formation, Contribution and Exchange	13
2.2	Closing	14
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF CNP	14
3.1	Organization; Qualifications	14
3.2	Authority; No Violation; Consents and Approvals	15
3.3	Capitalization	16
3.4	Financial Statements	17
3.5	Undisclosed Liabilities	17
3.6	CNP SEC Reports and Compliance	18
3.7	Compliance with Applicable Laws; Permits	18
3.8	Certain Contracts and Arrangements	19
3.9	Legal Proceedings	20
3.10	Environmental Matters	20
3.11	Title to Properties and Rights of Way	21
3.12	Sufficiency of Assets	22
3.13	Insurance	22
3.14	Tax Matters	22
3.15	Employment and Benefits Matters	23
3.16	Books and Records	27
3.17	No Changes or Material Adverse Effects	27
3.18	Regulation	27
3.19	Energy Regulatory Matters	27
3.20	State Takeover Laws	28
3.21	Bankruptcy	28
3.22	Opinions of Financial Advisors	28
3.23	Brokers' Fees	29
3.24	Investment Intent	29
3.25	Certain Business Relationships between CNP and its Affiliates	29
3.26	Limitation of Representations and Warranties	29
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF OGE	29
4.1	Organization; Qualification	29
4.2	Authority; No Violation; Consents and Approvals	30
4.3	Capitalization; Enogex Holdings Activities	30
4.4	Financial Statements	32
4.5	Undisclosed Liabilities	32
4.6	OGE SEC Reports and Compliance	32
4.7	Compliance with Applicable Laws; Permits	33
4.8	Certain Contracts and Arrangements	33
4.9	Legal Proceedings	34
4.10	Environmental Matters	35
4.11	Title to Properties and Rights of Way	35
4.12	Sufficiency of Assets	36

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4.13	Insurance	36
4.14	Tax Matters	36
4.15	Employment and Benefits Matters	38
4.16	Books and Records	42
4.17	No Changes or Material Adverse Effects	42
4.18	Regulation	42
4.19	Energy Regulatory Matters	42
4.20	State Takeover Laws	42
4.21	Bankruptcy	42
4.22	Opinions of Financial Advisors	43
4.23	Brokers' Fees	43
4.24	Investment Intent	43
4.25	Certain Business Relationships between Enogex and its Affiliates	43
4.26	Limitation of Representations and Warranties	43
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE BRONCO GROUP	43
5.1	Organization; Qualification	43
5.2	Authority; No Violation; Consents and Approvals	44
5.3	Capitalization	44
5.4	Brokers' Fees	45
5.5	Investment Intent	45
5.6	Limitation of Representations and Warranties	45
ARTICLE VI	ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS	46
6.1	Conduct of Business	46
6.2	Access to Information; Confidentiality	49
6.3	Certain Filings	50
6.4	Reasonable Efforts; Further Assurances	51
6.5	Credit Facilities	51
6.6	Conversions, Mergers and Reorganizations	53
6.7	Additional Debt Matters	53
6.8	SESH Interest Contribution	55
6.9	Tax Elections	55
6.10	Tax Sharing Agreement	56
6.11	Opco LP Name	56
6.12	No Public Announcement	56
6.13	Brokerage Arrangements	56
6.14	Expenses	56
6.15	Control of Other Parties' Businesses	56
6.16	Credit Rating	57
6.17	Insurance	57
6.18	Consent to Transactions	57
6.19	Selection of Chief Executive Officer	57
ARTICLE VII	CONDITIONS TO CLOSING	57
7.1	Conditions to Each Party's Obligations	57
7.2	Conditions to CNP's Obligations	57
7.3	Conditions to OGE's Obligations	59

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7.4	Conditions to the Bronco Group's Obligations	61
ARTICLE VIII	TAX MATTERS	64
8.1	CNP Midstream Entity Taxes	64
8.2	Enogex Entity Taxes	64
8.3	Treasury Regulation Section 1.707-4(d) Expenditure Reimbursement	64
ARTICLE IX	TERMINATION	64
9.1	Termination of Agreement	64
9.2	Effect of Certain Terminations	65
9.3	Survival	66
9.4	Enforcement of this Agreement	66
ARTICLE X	MISCELLANEOUS	66
10.1	Notices	66
10.2	Governing Law; Jurisdiction; Waiver of Jury Trial	67
10.3	Entire Agreement; Amendments and Waivers	68
10.4	Opco LP, GP and Enogex Holdings Agreement to be Bound	68
10.5	Bronco Group Representative	69
10.6	Binding Effect and Assignment	70
10.7	Severability	70
10.8	Execution	70

ANNEXES
Annex A	Credit Facilities' Terms
Annex B	SESH Staged Contribution
Annex C	Promissory Note to CERC

EXHIBITS
Exhibit A	Form of Assignment
Exhibit B	Form of CERC Contribution Agreement
Exhibit C	Forms of CERC Intercompany Notes
Exhibit D	Form of CNP Services Agreement
Exhibit E	Form of EH II LLC Agreement
Exhibit F	Form of EH Contribution Agreement
Exhibit G	Form of Employee Transition Agreement
Exhibit H	Form of GP LLC Agreement
Exhibit I	Form of OGE Services Agreement
Exhibit J	Form of Omnibus Agreement
Exhibit K	Form of Opco Partnership Agreement
Exhibit L	Form of Registration Rights Agreement
Exhibit M	Form of Opco LP Tax Sharing Agreement
Exhibit N	Form of New GP LLC Tax Sharing Agreement

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MASTER FORMATION AGREEMENT
THIS MASTER FORMATION AGREEMENT (this “Agreement”) dated as of March 14, 2013 (the “Execution Date”), is entered into by and among CenterPoint Energy, Inc., a Texas corporation (“CNP”), OGE Energy Corp., an Oklahoma corporation (“OGE”), Bronco Midstream Holdings, LLC, a Delaware limited liability company (“Bronco I”), and Bronco Midstream Holdings II, LLC, a Delaware limited liability company (“Bronco II,” and together with Bronco I, the “Bronco Group”).
WITNESSETH:
WHEREAS, CNP indirectly owns 100% of the outstanding capital stock of CenterPoint Energy Resources Corp., a Delaware corporation (“CERC”).
WHEREAS, CERC owns 100% of the outstanding limited liability company interests of CenterPoint Energy Field Services, LLC, a Delaware limited liability company (“CEFS”), 100% of the outstanding limited liability company interests of CenterPoint Energy Gas Transmission Company, LLC, a Delaware limited liability company (“CEGT”), 100% of the outstanding limited liability company interests of CenterPoint Energy - Mississippi River Transmission, LLC, a Delaware limited liability company (“MRT”), 100% of the outstanding limited liability company interests of CenterPoint Energy Southeastern Pipelines Holding, LLC, a Delaware limited liability company (“SEPH”), and 100% of the outstanding equity interests of the Other CNP Midstream Subsidiaries (the Other CNP Midstream Subsidiaries, collectively with CEFS, CEGT, MRT, SEPH and each of their respective Subsidiaries, the “CNP Midstream Entities”).
WHEREAS, OGE owns 100% of the outstanding limited liability company interests of OGE Enogex Holdings LLC, a Delaware limited liability company (“OGEH”).
WHEREAS, OGEH and the Bronco Group collectively own 100% of the outstanding limited liability company interests of Enogex Holdings LLC, a Delaware limited liability company (“Enogex Holdings”).
WHEREAS, the Parties desire to form a joint venture between the businesses of the CNP Midstream Entities and Enogex Holdings that will initially operate as a private limited partnership.
WHEREAS, CNP, OGE and the Bronco Group desire to enter into a series of transactions, on the terms and conditions set forth in this Agreement, to effectuate such contribution of interests.
NOW, THEREFORE, in consideration of the premises set forth above and the respective representations, warranties, covenants, agreements and conditions contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following respective meanings:

“Affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein.
“Agreement” has the meaning set forth in the Preamble.
“Assignment” means that certain Assignment to be entered into on the Closing Date, substantially in the form of Exhibit A hereto.
“Board of Directors” has the meaning ascribed to the term “Board of Directors” in the Opco Partnership Agreement.
“Bronco I” has the meaning set forth in the Preamble.
“Bronco II” has the meaning set forth in the Preamble.
“Bronco Group” has the meaning set forth in the Preamble.
“Bronco Group LP Contribution” has the meaning set forth in Section 2.1(h).
“Bronco Group Representative” is defined in Section 10.5(a).
“Business” means (a) with respect to any of the Enogex Entities, the business of the Enogex Entities, or (b) with respect to any of the CNP Midstream Entities, the business of the CNP Midstream Entities.
“Business Day” means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.
“CEFS” has the meaning set forth in the Recitals.
“CEGT” has the meaning set forth in the Recitals.
“CEIGT” has the meaning set forth in Section 3.19(a).
“CERC” has the meaning set forth in the Recitals.
“CERC Contribution Agreement” means that certain Contribution Agreement to be entered into by certain of the CNP Midstream Entities on the Closing Date, substantially in the form of Exhibit B hereto.
“CERC Intercompany Notes” means the forms of Promissory Notes, substantially in the forms of Exhibit C hereto.
“CERC Financial Statements” has the meaning set forth in Section 3.4(b).
“Closing” has the meaning set forth in Section 2.2.

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“Closing Date” has the meaning set forth in Section 2.2.
“CNP” has the meaning set forth in the Preamble.
“CNP Disclosure Schedule” means the disclosure schedule prepared and delivered by CNP to OGE and the Bronco Group as of the Execution Date.
“CNP Indemnified Taxes” means all federal, state and local income tax liabilities attributable to the ownership, management and operation of the CNP Midstream Entities or the ownership and operation of the assets or Business of the CNP Midstream Entities and incurred on or prior to the Closing Date, determined for the avoidance of doubt, on a closing of the books method, including (a) any such income tax liabilities of CNP and its Affiliates (including any CNP Midstream Entity) that may result from the consummation of the transactions contemplated by this Agreement and (b) any income tax liabilities arising under Treasury Regulations Section 1.1502-6 and any similar provisions from state, local or foreign applicable Law, by contract, as successor, transferee or otherwise, or which income tax is attributable to having been a member of a consolidated, combined or unitary group and also any Tax other than an income Tax imposed on any CNP Midstream Entity that does not relate to the assets and Business of the CNP Midstream Entities but results from the business or operation of any other Affiliate of CNP. For purposes of this definition, any tax (including the Texas franchise tax) that may be computed based on income or net margin shall be treated as an income tax.
“CNP Independent Contractor” means an individual, not a business organization, who primarily provides services for the benefit of the CNP Midstream Entities.
“CNP Midstream Debt Funding Amount” has the meaning set forth in Section 6.7(b)(ii).
“CNP Midstream Entities” has the meaning set forth in the Recitals.
“CNP Midstream Financial Statements” has the meaning set forth in Section 3.4(a).
“CNP Midstream Insurance Policy” has the meaning set forth in Section 3.13.
“CNP Midstream Joint Ventures” means, collectively, Caliber Gathering, LLC, a Delaware limited liability company, Southeast Supply Header, LLC, a Delaware limited liability company, Crosspoint Pipeline, LLC, a Delaware limited liability company, OQ Partners, a Texas general partnership, and Pine Pipeline Acquisition Company, L.L.C, a Delaware limited liability company, and each of their respective Subsidiaries.
“CNP Midstream Material Adverse Effect” means a Material Adverse Effect with respect to CNP Midstream Entities, taken as a whole, or a material adverse effect on the ability of CNP to consummate the transactions contemplated hereby or to perform its material obligations hereunder.
“CNP Midstream Material Agreements” has the meaning set forth in Section 3.8(a).
“CNP Midstream Permits” has the meaning set forth in Section 3.7(b).
“CNP Midstream Related Employees” means employees of CNP, CERC or any of the CNP Midstream Entities whose services are provided primarily to the CNP Midstream Entities.
“CNP Plan” has the meaning set forth in Section 3.15(b).

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“CNP SEC Reports” means all reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, forms, schedules, statements and other documents CNP and CERC were required prior to the date hereof to file with or furnish to the SEC, as applicable, pursuant to the Exchange Act or the Securities Act.
“CNP Services Agreement” means that certain Services Agreement to be entered into at the Closing between New GP LLC and CNP, substantially in the form of Exhibit D hereto.
“CNP Transitional Seconding Agreement” means that certain Transitional Seconding Agreement to be entered into at the Closing between CNP and New GP LLC, substantially in the form of Exhibit 1 to the Employee Transition Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means any agreement between one of the Parties and a labor organization that represents any of the Enogex Related Employees or the CNP Midstream Related Employees.
“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of November 29, 2011 between CNP and OGE and its subsidiaries and affiliates, as the same may be amended from time to time.
“Confidential Information” has the meaning set forth in Section 6.2(c).
“Consolidated Group” means (a) with respect to CNP, CERC and the CNP Midstream Entities, and (b) with respect to OGE, OGEH and the Enogex Entities. A reference to a Consolidated Group is a collective reference to the members of such Consolidated Group.
“Credit Facilities” has the meaning set forth in Section 6.5(a).
“Deemed Term Loan” means (a) $1,050 million in outstanding borrowings as of January 1, 2013 plus (b) additional amounts equal the amounts provided under Sections 6.7(b)(i)(A) and (B) as such amounts are incurred, all bearing interest at a rate of 5.08% per annum.
“Delaware Courts” has the meaning set forth in Section 10.2.
“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.
“EH II” has the meaning set forth in Section 2.1(b).
“EH II LLC Agreement” means that certain Limited Liability Company Agreement of Enogex Holdings II LLC, to be entered into prior to the Closing, substantially in the form of Exhibit E hereto.
“EH Contribution Agreement” means that certain Enogex Holdings Contribution and Redemption Agreement, to be entered into prior to the Closing, substantially in the form of Exhibit F hereto.
“EH Economic Units” has the meaning ascribed to the term “Economic Units” in the EH II LLC Agreement.
“EH Management Units” has the meaning ascribed to the term “Management Units” in the EH II LLC Agreement.

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“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), any plans that would be “employee benefits plans” if they were subject to ERISA (such as foreign plans and plans for directors), and any equity-based compensation, option, change-in-control, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, severance and other employee benefit, compensation or fringe benefit plan, agreement, program, policy, practice, understanding or other arrangement, regardless of whether subject to ERISA (including any funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, maintained by, sponsored by or contributed to by or obligated to be contributed to by the entity in question or with respect to which the entity in question has any obligation or liability, whether secondary, contingent or otherwise.
“Employee Transition Agreement” means that certain Employee Transition Agreement to be entered into at the Closing between New GP LLC, CNP and OGE, substantially in the form of Exhibit G hereto.
“Employment Agreement” means any agreement to which any entity is a party with a natural person (whether as an employee, director or consultant), that provides for compensation for such person's services, other than (a) standard offer letters providing for only at-will employment or (b) any agreement that is terminable upon 30 days notice or less without liability to the employer entity or any of its Affiliates.
“Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.
“End Date” has the meaning set forth in Section 9.1(f).
“Enogex Entities” means (a) prior to the consummation of the transactions contemplated by the EH Contribution Agreement, Enogex Holdings and the Subsidiaries of Enogex Holdings and (b) after giving effect to the consummation of the transactions contemplated by the EH Contribution Agreement, EH II and the Subsidiaries of EH II.
“Enogex Financial Statements” has the meaning set forth in Section 4.4.
“Enogex Holdings” has the meaning set forth in the Recitals.
“Enogex Independent Contractor” means an individual, not a business organization, who primarily provides services for the benefit of Enogex Entities.
“Enogex Insurance Policy” has the meaning set forth in Section 4.13.
“Enogex LLC” means Enogex LLC, a Delaware limited liability company.
“Enogex Material Adverse Effect” means a Material Adverse Effect with respect to the Enogex Entities, taken as a whole, or a material adverse effect on the ability of OGE or the Bronco Group to consummate the transactions contemplated hereby or to perform its material obligations hereunder.
“Enogex Material Agreements” has the meaning set forth in Section 4.8(a).
“Enogex Permits” has the meaning set forth in Section 4.7(b).
“Enogex Plan” has the meaning set forth in Section 4.15(b).

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“Enogex Related Employees” means employees of OGE or any of the Enogex Entities whose services are provided primarily to the Enogex Entities.
“Enogex Revolving Credit Facility” means that certain credit agreement, dated as of December 13, 2011, by and between Enogex LLC, the lenders thereto, Wells Fargo Bank, National Association, as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, Mizuho Corporate Bank, Ltd., The Royal Bank of Scotland PLC, UBS Securities LLC and Union Bank, N.A., as co-documentation agents.
“Enogex Senior Notes” means the 6.875% Senior Notes, Series Due July 15, 2014, of Enogex LLC, issued pursuant to that certain Issuing and Paying Agency Agreement dated as of June 15, 2009, by and between Enogex LLC and UMB Bank, N.A., and the 6.25% Senior Notes, Series Due March 15, 2020, of Enogex LLC, issued pursuant to that certain Issuing and Paying Agency Agreement dated as of November 15, 2009, by and between Enogex LLC and UMB Bank, N.A.
“Enogex Short Term Facilities” means the Enogex Revolving Credit Facility and the OGE Internal Cash Management Facility.
“Enogex Short Term Funding Amount” has the meaning set forth in Section 6.7(a)(iii).
“Enogex Term Loan” means that certain Term Loan Agreement, dated as of August 2, 2012, by and between Enogex LLC, JP Morgan Chase Bank, N.A. and the other parties thereto.
“Environmental Laws” means any applicable law (including common law) regulating or prohibiting Releases of Hazardous Materials into any part of the workplace or the environment, relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport or use of Hazardous Materials, or pertaining to the prevention of pollution or remediation of contamination or the protection of natural resources, wildlife, the environment or public or employee health and safety, including the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. Section 2701 et seq.), the Atomic Energy Act of 1954 (42 U.S.C. Section 2014 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) (“OSHA”) and the regulations promulgated pursuant thereto, and any analogous international treaties, national, provincial, state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been amended as of the Closing Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” of an entity means a corporation, trade, business, or entity under common control with such entity, within the meaning of, or treated, with such entity, as a single employer under, Section 414(b) or (c) of the Code or Section 4001 of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Execution Date” has the meaning set forth in the Preamble.
“FCC” means the United States Federal Communications Commission.
“FERC” means the United States Federal Energy Regulatory Commission.

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“GAAP” has the meaning set forth in Section 1.2(c).
“Governing Documents” means any of the following: (a) in the instance of a corporation, the certificate or articles of incorporation or formation and bylaws of such corporation, (b) in the instance of a partnership, the partnership agreement, (c) in the instance of a limited partnership, the certificate of formation of limited partnership and the limited partnership agreement, and (d) in the instance of a limited liability company, the articles of organization or certificate of formation and limited liability company agreement or similar agreement.
“Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, in each case, that has jurisdiction or authority with respect to the applicable party.
“GP Economic Units” has the meaning ascribed to the term “Economic Units” in the GP LLC Agreement.
“GP LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of New GP LLC to be entered into prior to the Closing, substantially in the form of Exhibit H hereto, which is to be effective on the date on which OGE becomes a member of New GP LLC.
“GP Management Units” has the meaning ascribed to the term “Management Units” in the GP LLC Agreement.
“GP Membership Interests” means, collectively, the GP Economic Units and the GP Management Units.
“Hazardous Material” means and includes any substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Laws, including any petroleum or petroleum products that have been Released into the environment.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“HSR Clearance” means the expiration or termination of the applicable waiting period under the HSR Act (including any extended waiting period arising as a result of a request for additional information).
“Initial Closing Date” has the meaning set forth in Section 2.2.
“Intercompany Notes” has the meaning set forth in Section 6.7(c).
“Knowledge” means (a) with respect to CNP, the actual knowledge of each individual listed in Section 1.1(a) of the CNP Disclosure Schedule and (b) with respect to OGE, the actual knowledge of each individual listed in Section 1.1(a) of the OGE/Bronco Group Disclosure Schedule, in each case after due inquiry.
“Laws” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental

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Entity, statutory body or self-regulatory authority (including the NYSE), but does not include Environmental Laws or ERISA.
“Losses” has the meaning set forth in the Omnibus Agreement.
“Material Adverse Effect” means, with respect to any given Person, a material and adverse effect on the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of such Person; provided, however, that a Material Adverse Effect shall not include any effect on the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of such Person to the extent arising out of or attributable to (a) any decrease in the market price of such Person's (or such Person's parent's) publicly traded equity securities (but not any change or effect underlying such decrease to the extent such change or effect would otherwise contribute to a Material Adverse Effect), (b) changes in the general state of the industries in which such Person operates to the extent that such changes would have the same general effect on companies engaged in such industries, (c) changes in general economic conditions (including changes in commodity prices or interest rates), financial or securities markets or political conditions, in each case to the extent that such changes would have the same general effect on companies engaged in the same lines of business as those conducted by such Person, (d) the negotiation, announcement or proposed consummation of the transactions contemplated by this Agreement, including the loss or departure of officers or other employees of such Person or its Subsidiaries or any adverse change in customer, distributor, supplier or similar relationships resulting therefrom (provided that the exceptions in this clause (d) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement, the public announcement or pendency of the transactions contemplated by this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (e) changes in GAAP or the interpretation thereof or changes in applicable Law or the interpretation or enforcement thereof, (f) acts of terrorism, war, sabotage or insurrection not directly damaging or impacting such Person, to the extent that such acts have the same general effect on companies engaged in the same lines of business as those conducted by such Person, (g) the failure to take any action as a result of any restrictions or prohibitions set forth in Section 6.1 with respect to which the other Parties refused, following the subject Party's request, to provide a waiver in a timely manner or at all, (h) compliance with the terms of, or the taking of any action required by, this Agreement, (i) the downgrade in rating of any debt or debt securities of CNP, CERC, OGE or Enogex LLC, (j) any legal proceedings arising out of or related to this Agreement or any of the transactions contemplated hereby or (k) the failure by such Person or any of its Subsidiaries to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect).
“Materiality Requirement” means any requirement in a representation or warranty that a condition, event or state of fact be “material,” correct or true in “all material respects,” have an “Enogex Material Adverse Effect” or an “CNP Midstream Material Adverse Effect” or be or not be “reasonably expected to have an Enogex Material Adverse Effect” or “reasonably expected to have a CNP Midstream Material Adverse Effect” (or other words or phrases of similar effect or impact) in order for such condition, event or state of facts to cause such representation or warranty to be inaccurate.
“MRT” has the meaning set forth in the Recitals.
“Natural Gas Act” has the meaning set forth in Section 3.19(a).

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“New GP LLC” has the meaning set forth in Section 2.1(a).
“New GP LLC Tax Sharing Agreement” has the meaning set forth in Section 6.10.
“NGPA” has the meaning set forth in Section 3.19(a).
“NLRB” means the National Labor Relations Board.
“Notice” has the meaning set forth in Section 10.1.
“NYSE” means the New York Stock Exchange.
“OGE” has the meaning set forth in the Preamble.
“OGE/Bronco Group Disclosure Schedule” means the disclosure schedule prepared and delivered by OGE and the Bronco Group to CNP as of the Execution Date.
“OGE/Bronco Group Indemnified Taxes” means all federal, state and local income tax liabilities attributable to the ownership, management and operation of the Enogex Entities or the ownership and operation of the assets or Business of the Enogex Entities and incurred on or prior to the Closing Date, determined, for the avoidance of doubt, on a closing of the books method, including (a) any such income tax liabilities of OGE, the Bronco Group and their Affiliates (including any Enogex Entity) that may result from the consummation of the transactions contemplated by this Agreement and (b) any income tax liabilities arising under Treasury Regulations Section 1.1502-6 and any similar provisions from state, local or foreign applicable Law, by contract, as successor, transferee or otherwise, or which income tax is attributable to having been a member of a consolidated, combined or unitary group and also any Tax other than an income Tax imposed on any Enogex Entity that does not relate to the assets and Business of the Enogex Entities but results from the business or operation of any other Affiliate of OGE. For purposes of this definition, any tax (including the Oklahoma franchise tax) that may be computed based on income or net margin shall be treated as an income tax.
“OGEH” has the meaning set forth in the Recitals.
“OGE Internal Cash Management Facility” means that certain Second Amended and Restated Revolving Credit and Investment Agreement between Enogex LLC and OGE Energy Corp., dated April 1, 2008, as amended from time to time.
“OGE LP Contribution” has the meaning set forth in Section 2.1(g).
“OGE SEC Reports” means all reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, forms, schedules, statements and other documents OGE was required prior to the date hereof to file with or furnish to the SEC, as applicable, pursuant to the Exchange Act or the Securities Act.
“OGE Services Agreement” means that certain Services Agreement to be entered into at the Closing between New GP LLC and OGE, substantially in the form of Exhibit I hereto.
“OGE Transitional Seconding Agreement” means the Transitional Seconding Agreement to be entered into at the Closing between OGE and New GP LLC substantially in the form of Exhibit 2 to the Employee Transition Agreement.

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“Omnibus Agreement” means that certain Omnibus Agreement to be entered into at the Closing among CNP, OGE, Enogex Holdings and CEFS, substantially in the form of Exhibit J hereto.
“Opco LP” has the meaning set forth in Section 2.1(e).
“Opco LP Common Units” means the Common Units (as defined in the Opco Partnership Agreement) of Opco LP issued pursuant to the Opco Partnership Agreement.
“Opco LP Tax Sharing Agreement” has the meaning set forth in Section 6.10.
“Opco Partnership Agreement” means that certain Limited Partnership Agreement of Opco LP to be entered into at the Closing, substantially in the form of Exhibit K hereto.
“Other CNP Midstream Subsidiaries” means CenterPoint Energy - Illinois Gas Transmission Company, a Delaware corporation, CenterPoint Energy Pipeline Services, Inc., a Delaware corporation, and CenterPoint Energy Intrastate Holdings, LLC, a Delaware limited liability company.
“Party” or “Parties” means each of (a) CNP, (b) OGE and (c) the Bronco Group, or all of them collectively, as applicable.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet delinquent or being contested in good faith by appropriate proceedings, (b) statutory Encumbrances (including materialmen's, warehousemen's, mechanic's, repairmen's, landlord's and other similar liens) arising in the ordinary course of business and securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (c) Encumbrances of public record (other than for indebtedness for borrowed money), (d) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, executed in the ordinary course of business, (e) the rights of licensors and licensees under licenses executed in the ordinary course of business, (f) restrictive covenants, easements, rights of way, defects, imperfections or irregularities of title and other similar Encumbrances, that (i) do not materially detract from the value of the property, (ii) do not materially interfere with either the present or intended use of such property and (iii) do not individually or in the aggregate interfere with the conduct of the business of such Person, (g) purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements, (h) any Encumbrances created pursuant to construction, operating, maintenance or similar agreements, (i) Encumbrances referenced in any real property document provided or made available in any Party's electronic or physical data room, in the CNP Disclosure Schedule or in the OGE/Bronco Group Disclosure Schedule, as applicable, (j) Encumbrances contained in the Governing Documents of a CNP Midstream Entity or an Enogex Entity and (k) Encumbrances listed in Section 1.1(b) of the CNP Disclosure Schedule or Section 1.1(b) of the OGE/Bronco Group Disclosure Schedule, but excluding any Encumbrances arising out of or relating to, directly or indirectly, any Employee Benefit Plan of such Person.
“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, association, trust, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, regardless of whether having legal status.
“Pre-Closing CNP Midstream Debt Fundings” has the meaning set forth in Section 6.7(b).
“Pre-Closing Enogex Short Term Fundings” has the meaning set forth in Section 6.7(a)(i).

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“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into at the Closing by and among Enogex Holdings, CNP, OGE and Opco LP, substantially in the form of Exhibit L hereto.
“Release” or “Released” means any depositing, spilling, leaking, pumping, pouring, placing, burying, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.
“Repayment” has the meaning set forth in Section 6.5(a).
“Revolving Credit Facility” has the meaning set forth in Section 6.5(a).
“Rights-of-Way” has the meaning set forth in Section 3.11(b).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“SEPH” has the meaning set forth in the Recitals.
“SESH” has the meaning set forth in Section 3.3(c).
“SESH LLC Agreement” has the meaning set forth in Section 6.8.
“Spectra” has the meaning set forth in Section 6.8.
“Spectra Consent” has the meaning set forth in Section 6.8.
“State Regulatory Authority” means any state agency or authority having jurisdiction over the rates or facilities of any CNP Midstream Entity or any Enogex Entity, as applicable.
“Subsidiary” means with respect to a specified Person, any other Person (a) that is a subsidiary as defined in Rule 405 of the rules and regulations under the Securities Act of such specified Person and (b) of which such specified Person or another of its Subsidiaries owns beneficially 50% or more of the economic interests.
“Tax” or “Taxes” means any taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, goods and services, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, deficiency, escheat or unclaimed property obligation or any similar charge, including interest, penalty or addition thereto, whether disputed or not.
“Tax Return” means any return, declaration, report, election, designation, notice, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Term Loan Facility” has the meaning set forth in Section 6.5(a).
“Test Period” means the period from January 1, 2013 through Closing.

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“Transaction Documents” means, collectively, that certain Letter Agreement re: Initial Budget to be entered into by CNP, OGE and the Bronco Group as of the Execution Date, the CERC Contribution Agreement, the CNP Services Agreement, the CNP Transitional Seconding Agreement, the Employee Transition Agreement, the EH II LLC Agreement, the EH Contribution Agreement, the GP LLC Agreement, the OGE Services Agreement, the OGE Transitional Seconding Agreement, the Omnibus Agreement, the Opco Partnership Agreement and the Registration Rights Agreement.
“Utility Holding” has the meaning set forth in Section 3.3(a).
1.2Rules of Construction.

(a)The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.  Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The Exhibits and Annexes attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to an “Exhibit” or an “Annex” followed by a number or a letter refer to the specified Exhibit or Annex to this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement (including the CNP Disclosure Schedule, the OGE/Bronco Group Disclosure Schedule, the Exhibits and Annexes) and not to any particular Article, Section or other portion hereof.

(b)The CNP Disclosure Schedule and the OGE/Bronco Group Disclosure Schedule, as well as all other schedules and all exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. The CNP Disclosure Schedule and the OGE/Bronco Group Disclosure Schedule set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the CNP Disclosure Schedule or OGE/Bronco Group Disclosure Schedule, as the case may be, relates; provided, however, that any fact or item that is disclosed in any section of the CNP Disclosure Schedule or the OGE/Bronco Group Disclosure Schedule that is reasonably apparent on its face to qualify another representation or warranty of CNP or OGE or the Bronco Group, as applicable, shall be deemed also to be disclosed in the other sections of the CNP Disclosure Schedule or the OGE/Bronco Group Disclosure Schedule, as the case may be, notwithstanding the omission of any appropriate cross-reference thereto. Notwithstanding anything in this Agreement to the contrary, the inclusion of an item in either such disclosure schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or could reasonably be expected to have a CNP Midstream Material Adverse Effect or an Enogex Material Adverse Effect, as the case may be.

(c)Unless otherwise specifically indicated or the context otherwise requires, (i) all references to “dollars” or “$” mean United States dollars, (ii) words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders, (iii) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (iv) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis and as amended from time to time (“GAAP”). If any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any Party hereto is also a reference to such Party's permitted successors and assigns.

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(d)The term “made available” and words of similar import means that the relevant documents, instruments or materials were (i) posted and made available to the other Party on the IntraLinks due diligence data site maintained by any Party for the purpose of the transactions contemplated by this Agreement, prior to the date hereof, or (ii) publicly available by virtue of the relevant Party's filing of a publicly available document, including any of the CNP SEC Reports or OGE SEC Reports and any final registration statement, prospectus, report, form, schedule or definitive proxy statement filed with the SEC pursuant to the Securities Act or the Exchange Act, and in all cases publicly available on or after December 31, 2011 and prior to the Execution Date.

(e)The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

ARTICLE II
FORMATION, CONTRIBUTION AND EXCHANGE; CLOSING

2.1Formation, Contribution and Exchange. On the terms and subject to the conditions set forth in this Agreement:

(a)not more than two Business Days prior to the Closing, CNP will cause CERC to form a wholly owned limited liability company (“New GP LLC”), which will serve as the general partner of Opco LP;

(b)not more than two Business Days prior to the Closing, OGE and the Bronco Group will cause Enogex Holdings to form Enogex Holdings II LLC, a Delaware limited liability company (“EH II”), and will cause Enogex Holdings to enter into the EH II LLC Agreement;

(c)immediately prior to the Closing, OGE and the Bronco Group will cause, among other things, Enogex Holdings to contribute 100% of Enogex LLC to EH II and redeem OGE's membership interest in Enogex Holdings in exchange for EH Economic Units and EH Management Units, pursuant to the EH Contribution Agreement;

(d)immediately prior to the Closing, CNP will cause, among other things, CERC to contribute 100% of the outstanding equity interests of CEGT, MRT and the Other CNP Midstream Subsidiaries, and SEPH to transfer an interest in SESH in accordance with Section 6.8, to CEFS pursuant to the CERC Contribution Agreement;

(e)immediately prior to the Closing, CNP will cause CEFS to be converted into a Delaware limited partnership (“Opco LP”) with New GP LLC as its general partner holding 100% of the general partner interest therein; and Opco LP shall be renamed in accordance with Section 6.11;

(f)at the Closing, OGE will cause OGEH to contribute to New GP LLC, as a capital contribution, 100% of the EH Management Units, free and clear of all Encumbrances;

(g)at the Closing, OGE will cause OGEH to contribute 100% of its EH Economic Units to Opco LP, free and clear of all Encumbrances, in exchange for Opco LP Common Units (the “OGE LP Contribution);

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(h)at the Closing, the Bronco Group will cause Enogex Holdings to contribute 100% of its EH Economic Units to Opco LP, free and clear of all Encumbrances, in exchange for Opco LP Common Units (the “Bronco Group LP Contribution”);

(i)in exchange for, and simultaneously with, the OGE LP Contribution:

(i)New GP LLC will issue to OGEH 50% of the GP Management Units and 60% of the GP Economic Units; and

(ii)Opco LP will issue to OGEH 141,956,176 Opco LP Common Units, representing a 28.002% limited partner interest in Opco LP (or a 28.456% limited partner interest in Opco LP if the Spectra Consent is not obtained at Closing);

(j)in exchange for, and simultaneously with, the Bronco Group LP Contribution, at the Closing, Opco LP will issue to Enogex Holdings 65,908,224 Opco LP Common Units, representing a 13.001% limited partner interest in Opco LP (or a 13.212% limited partner interest in Opco LP if the Spectra Consent is not obtained at Closing);

(k)upon completion of and as a result of the transactions described in Section 2.1(g) and Section 2.1(h), CERC will hold 299,089,529 Opco LP Common Units, representing a 58.997% limited partner interest in Opco LP (or 291,002,583 Opco LP Common Units, representing a 58.333% limited partner interest in Opco LP if the Spectra Consent is not obtained prior to Closing) and 50% of the GP Management Units and 40% of the GP Economic Units.

2.2Closing. Subject to the satisfaction or waiver of the conditions to closing set forth in Article VII, the closing of the transactions contemplated by this Article II (the “Closing”) shall be held at the offices of Jones Day at 717 Texas Avenue, Suite 3300, Houston, Texas 77002 on the first Business Day of the calendar month following the satisfaction or waiver of all of the conditions set forth in Article VII (other than conditions that would normally be satisfied on the Closing Date) (such date, the “Initial Closing Date”), commencing at 9:00 a.m., Houston time, or such other place, date and time as may be mutually agreed upon in writing by the Parties hereto; provided, however, that if on the Initial Closing Date the Revolving Credit Facility shall not have been executed and delivered by each of Opco LP, the applicable subsidiaries of Opco LP required pursuant thereto and the respective lenders party thereto, then each of CNP, OGE or the Bronco Group may, in its sole discretion, delay the Closing to the first Business Day of the next succeeding calendar month following the Initial Closing Date. The “Closing Date,” as referred to herein, shall mean the date on which the Closing occurs.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CNP

Except as disclosed in the CNP Disclosure Schedule, CNP hereby represents and warrants to OGE and the Bronco Group as follows (to the extent any representations and warranties cover any CNP Midstream Joint Ventures, such representation and warranty with respect to such CNP Midstream Joint Ventures is given to the Knowledge of CNP):
3.1Organization; Qualification.

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(a)Each of CNP, CERC and each CNP Midstream Entity has been duly formed and is validly existing and in good standing as a corporation, general partnership, limited partnership or limited liability company, as applicable, under the Law of its jurisdiction of formation with all requisite corporate, partnership or limited liability company, as applicable, power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except in each case where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect. Each of CNP, CERC and each CNP Midstream Entity is duly qualified and in good standing to do business as a foreign corporation, foreign limited partnership or foreign limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect.

(b)Section 3.1(b) of the CNP Disclosure Schedule sets forth a true and complete list of each of the CNP Midstream Entities, together with (i) the nature of the legal organization of such Person, (ii) the jurisdiction of formation of such Person, (iii) the name of each CNP Midstream Entity that owns beneficially or of record any equity or similar interest in such Person and (iv) the percentage interest owned by CNP, CERC or each such CNP Midstream Entity in such Person, in each case as of the Execution Date and after giving effect to the transactions contemplated by the CERC Contribution Agreement.

(c)Each of CNP and the CNP Midstream Entities has heretofore made available to OGE and the Bronco Group complete and correct copies of its Governing Documents.

3.2Authority; No Violation; Consents and Approvals. CNP has all requisite corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by CNP of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of CNP, and no other corporate or other organizational proceeding on the part of CNP or any Affiliate thereof is necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by CNP and, assuming the due authorization, execution and delivery hereof by OGE and the Bronco Group, constitutes a legal, valid and binding agreement of CNP, enforceable against CNP in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). Except as disclosed in Section 3.2 of the CNP Disclosure Schedule, for matters expressly contemplated by this Agreement and matters described in clauses (b), (c), (d) or (e) below that would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect, neither the execution and delivery by CNP of this Agreement, nor the consummation by CNP, CERC or any of the CNP Midstream Entities of the transactions contemplated hereby, including the execution and delivery of the Transaction Documents to which such entities are party on or prior to the Closing Date, and the performance by CNP and its applicable Subsidiaries of this Agreement or such other Transaction Documents, will (a) violate or conflict with any provision of the Governing Documents of CNP, CERC or any of the CNP Midstream Entities; (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity; (c) require any consent or approval of any counterparty to, or result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any agreement or instrument to which CNP or any of its Subsidiaries, including any of the CNP Midstream Entities, is a party or by or to which any of their properties are bound; (d) result in the creation

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of an Encumbrance upon or require the sale of or give any Person the right to acquire any of the assets of CNP or any of its Subsidiaries, including any of the CNP Midstream Entities, or restrict, hinder, impair or limit the ability of CNP or any of its Subsidiaries, including any of the CNP Midstream Entities, to carry on their businesses as and where they are being carried on as of the Execution Date; or (e) violate or conflict with any Law applicable to CNP or any of its Subsidiaries, including any of the CNP Midstream Entities.

3.3Capitalization.

(a)CNP owns 100% of the outstanding membership interests of Utility Holding, LLC, a Delaware limited liability company (“Utility Holding”), which membership interests have been duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of Utility Holding and are fully paid and non-assessable. CNP owns such membership interests of Utility Holding free and clear of any Encumbrances. Except for the membership interests owned by CNP, there are no other outstanding equity interests of Utility Holding.

(b)Utility Holding owns 100% of the outstanding capital stock of CERC, which capital stock has been duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of CERC and is fully paid and non-assessable. Utility Holding owns such capital stock of CERC free and clear of any Encumbrances. Except for the capital stock owned by Utility Holding, there are no other outstanding equity interests of CERC.

(c)Prior to the consummation of the transactions contemplated by the CERC Contribution Agreement, CERC owns 100% of the outstanding membership interests or capital stock, as applicable, of each of CEFS, CEGT, MRT, SEPH and each Other CNP Midstream Subsidiary, which membership interests or capital stock have been duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of such CNP Midstream Entity and are fully paid and non-assessable. CERC owns such membership interests or capital stock, as applicable, of each of CEFS, CEGT, MRT, SEPH and each Other CNP Midstream Subsidiary free and clear of any Encumbrances. Except for the membership interests or capital stock owned by CERC, there are no other outstanding equity interests of CEFS, CEGT, MRT, SEPH or any Other CNP Midstream Subsidiary. Immediately prior to the Closing, and as a result of the consummation of the transactions contemplated by the CERC Contribution Agreement and the conversion of CEFS as contemplated in Section 2.1(e), (i) Opco LP will own (A) 100% of the outstanding membership interests or capital stock, as applicable, of each of CEGT, MRT and each Other CNP Midstream Subsidiary and (B) the percentage interest in Southeast Supply Header, LLC, a Delaware limited liability company (“SESH”) transferred pursuant to Section 6.8, (ii) CERC will own 100% of the outstanding limited partnership interests of Opco LP and 100% of the outstanding membership interests of New GP LLC and (iii) New GP LLC will own 100% of the general partner interest of Opco LP, and all of such equity interests will be free and clear of any Encumbrances.

(d)Except as set forth in Section 3.3(d) of the CNP Disclosure Schedule, prior to the transactions contemplated by the CERC Contribution Agreement, all of the outstanding shares of capital stock or other equity interests of each Subsidiary of CEFS, CEGT, MRT, SEPH and each Other CNP Midstream Subsidiary (i) have been duly authorized and validly issued and (ii), except for the CNP Midstream Joint Ventures, are owned 100% directly or indirectly by CNP, free and clear of any Encumbrances. As of the Execution Date, there are no Subsidiaries of CEFS, CEGT, MRT, SEPH and the Other CNP Midstream Subsidiaries other than those set forth in Section 3.3(d) of the CNP Disclosure Schedule.

(e)Except pursuant to their Governing Documents and as contemplated by this Agreement or set forth in Section 3.3(e) of the CNP Disclosure Schedule, (i) there are no outstanding options, warrants,

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subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating the CNP Midstream Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of the CNP Midstream Entities; (ii) there are no outstanding securities or obligations of any kind of any of the CNP Midstream Entities that are convertible into or exercisable or exchangeable for any equity interest in any of the CNP Midstream Entities, and none of the CNP Midstream Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are not outstanding any equity appreciation rights, phantom equity, profit sharing or similar rights, agreements, arrangements or commitments based on the value of the equity, book value, income or any other attribute of any of the CNP Midstream Entities; (iv) there are no outstanding bonds, debentures or other evidence of indebtedness of any of CNP or any of its Subsidiaries, including the CNP Midstream Entities, having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests in any of the CNP Midstream Entities on any matter; and (v) there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which CNP or any of its Subsidiaries, including the CNP Midstream Entities, is a party or by which any of their securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the CNP Midstream Entities.

(f)Except as set forth in Section 3.3(f) of the CNP Disclosure Schedule and except with respect to the ownership of any equity or long-term debt securities between or among the CNP Midstream Entities, none of the CNP Midstream Entities owns, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

3.4Financial Statements.

(a)The financial statements of the CNP Midstream Entities that are listed in Section 3.4(a) of the CNP Disclosure Schedule (the “CNP Midstream Financial Statements”) have been prepared from, and are consistent with, the books and records of the CNP Midstream Entities and are accurate in all material respects as of the date thereof.

(b)The financial statements of CERC that are listed in Section 3.4(b) of the CNP Disclosure Schedule (the “CERC Financial Statements”), including all related notes and schedules, fairly present in all material respects the consolidated financial position of CERC, as of the respective dates thereof, and the consolidated results of operations, cash flows and changes in stockholders' equity of CERC for the periods indicated, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and subject in the case of interim financial statements to customary year-end adjustments, consistent with past practice.

3.5Undisclosed Liabilities. Except as listed in Section 3.5 of the CNP Disclosure Schedule, none of the CNP Midstream Entities has any indebtedness or liability, absolute or contingent, that is of a nature required to be reflected on the consolidated balance sheet of CERC or in the footnotes thereto, prepared in conformity with GAAP, and that is not shown on or provided for in the CERC Financial Statements other than (a) liabilities incurred or accrued in the ordinary course of business consistent with past practice since December 31, 2012 (other than any indebtedness for borrowed money), including liens for current Taxes and assessments not in default, (b) liabilities shown on or provided for in the CNP Midstream Financial Statements or (c) liabilities of the CNP Midstream Entities that, individually or in the aggregate, are not material to the CNP Midstream Entities, taken as a whole.

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3.6CNP SEC Reports and Compliance.

(a)Since December 31, 2011, all CNP SEC Reports have been filed with or furnished to the SEC. All CNP SEC Reports filed since December 31, 2011, to the extent they contained any information related to any CNP Midstream Entity, (i) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations thereunder, as applicable, and (ii) as of its filing date in the case of any Exchange Act report or as of its effective date in the case of any Securities Act filing, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)Except as set forth in Section 3.6(b) of the CNP Disclosure Schedule, there are no material outstanding comments from, or material unresolved issues raised by, the SEC with respect to the CNP SEC Reports relating to any CNP Midstream Entity. No enforcement action has been initiated against CNP by the Securities and Exchange Commission relating to disclosures contained in any CNP SEC Report relating to any CNP Midstream Entity.

(c)To the extent related to any CNP Midstream Entity, since December 31, 2011, (i) none of CNP, CERC or any of the CNP Midstream Entities has received any credible and material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CNP or any of the CNP Midstream Entities or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CNP, CERC or any of the CNP Midstream Entities has engaged in questionable accounting or auditing practices, (ii) to the Knowledge of CNP, no officer or director of CNP, CERC or any CNP Midstream Entity has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CNP, CERC or any of the CNP Midstream Entities or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CNP, CERC or any of the CNP Midstream Entities has engaged in questionable accounting or auditing practices and (iii) to the Knowledge of CNP, no attorney representing CNP, CERC or any of the CNP Midstream Entities, regardless of whether employed thereby, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by CNP, CERC or any of the CNP Midstream Entities or any of their respective officers, directors, employees or agents, to the board of directors of CNP or CERC or any committee thereof or to any director or officer of CNP or CERC.

3.7Compliance with Applicable Laws; Permits.

(a)Except as set forth in Section 3.7(a) of the CNP Disclosure Schedule, (i) each of the CNP Midstream Entities is in compliance with all applicable Laws, other than any noncompliance that would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect and (ii) neither CNP nor any of its Subsidiaries, including any CNP Midstream Entity, has received any written communication since December 31, 2011 from a Governmental Entity that alleges that any CNP Midstream Entity is not in compliance in any material respect with any applicable Laws that has not been resolved to the satisfaction of the Governmental Entity and that would reasonably be expected to be material to the Business of the CNP Midstream Entities.

(b)Except as set forth in Section 3.7(b) of the CNP Disclosure Schedule, the CNP Midstream Entities are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their properties and to lawfully carry on their businesses as they are now being conducted (collectively, the “CNP Midstream

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Permits”), except where the failure to be in possession of such CNP Midstream Permits would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect. None of the CNP Midstream Entities is in conflict with, or in default or violation of, any of the CNP Midstream Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect.

(c)Notwithstanding Sections 3.7(a) and 3.7(b), the representations made with respect to the CNP Midstream Entities in this Section 3.7 shall not apply to any matters addressed in other representations contained in this Article III, including representations with respect to environmental matters (which are provided for in Section 3.10), Tax matters (which are provided for in Section 3.14) and employment and benefit matters (which are provided for in Section 3.15).

3.8Certain Contracts and Arrangements.

(a)Section 3.8(a) of the CNP Disclosure Schedule sets forth a true and complete list, as of the Execution Date, of the following contracts, agreements or commitments (including currently effective amendments and modifications thereto) to which any of the CNP Midstream Entities is a party, whether written or oral (collectively, the “CNP Midstream Material Agreements”): (i) transportation agreements and gathering agreements involving payments to or from any CNP Midstream Entity of at least $20,000,000 per year; (ii) processing agreements and natural gas purchase agreements involving net payments (i.e., after taking into account directly associated cost of goods or directly associated revenues from the sale of goods) to or from any CNP Midstream Entity of at least $20,000,000 per year; (iii) construction, interconnect, and other services agreements in each case involving payments to or from any CNP Midstream Entity in excess of $20,000,000 per year; (iv) contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes, lines of credit and similar documents in each case relating to the borrowing of money or for lines of credit, in any case for amounts in excess of $20,000,000 (other than contracts solely between or among the CNP Midstream Entities and interest rate swap agreements); (v) swap, derivative, hedging, futures or other similar agreements or contracts that result in an aggregate exposure to any CNP Midstream Entity in excess of $20,000,000; (vi) real property leases calling for payments by any of the CNP Midstream Entities of amounts greater than $20,000,000 per year (other than rights-of-way and leases solely between or among the CNP Midstream Entities); (vii) partnership or joint venture agreements (which do not include joint tariff or joint operating agreements); (viii) contracts limiting the ability of any of the CNP Midstream Entities to compete in any line of business or with any Person or in any geographic area; (ix) contracts relating to any outstanding commitment for capital expenditures in excess of $50,000,000; (x) contracts with any labor union or organization; (xi) contracts not entered into in the ordinary course of the Business of the CNP Midstream Entities other than those that are not material to the Business of the CNP Midstream Entities; (xii) contracts that prohibit any CNP Midstream Entity from making cash distributions in respect of its equity interests, other than restrictions in the Governing Documents of such entity; and (xiii) contracts, agreements or documents not otherwise disclosed in (i) - (xii) above that are currently in effect and to which any of the CNP Midstream Entities or their properties are bound that are material to the Business or operations of the CNP Midstream Entities taken as a whole.

(b)Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and provided that any indemnity, contribution and exoneration provisions contained in any such CNP Midstream Material Agreement may be limited by applicable Laws and public policy, each of the CNP Midstream Material Agreements (i) constitutes the legal, valid and binding obligation

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of the applicable CNP Midstream Entity and constitutes the legal, valid and binding obligation of the other parties thereto, (ii) is in full force and effect as of the Execution Date and (iii) will be in full force and effect upon the consummation of the transactions contemplated by this Agreement, in each case unless the failure to be so would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect.

(c)There is not, to the Knowledge of CNP, under any CNP Midstream Material Agreement, any default or event that, with notice or lapse of time or both, would reasonably be expected to constitute a default on the part of any of the parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained or that would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect.

(d)True and complete copies of all CNP Midstream Material Agreements have been delivered or made available to OGE by CNP to the extent permitted by applicable Law and the provisions of such agreements. To the extent permitted by applicable Law, all CNP Midstream Material Agreements not so delivered or made available are listed and described in Section 3.8(d) of the CNP Disclosure Schedule.

3.9Legal Proceedings. Except as disclosed in Section 3.9 of the CNP Disclosure Schedule or reflected in any CNP SEC Report filed and publicly available on or after December 31, 2011 and prior to the Execution Date, there are no pending, or, to the Knowledge of CNP, threatened, lawsuits or claims, with respect to which CNP or any of its Subsidiaries, including any of the CNP Midstream Entities, have been contacted in writing by counsel for the plaintiff or claimant, against or affecting CNP or any of its Subsidiaries, including any of the CNP Midstream Entities, or any of their properties, assets, operations or Business and that would, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect, none of CNP or any of its Subsidiaries, including any of the CNP Midstream Entities, is a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its properties, assets, operations or Business. Except as would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect, there is no pending or, to the Knowledge of CNP, threatened investigation of or affecting CNP or any of its Subsidiaries, including any of the CNP Midstream Entities, or any of their properties, assets, operations or Business by any Governmental Entity.

3.10Environmental Matters. Except as reflected in any CNP SEC Report filed and publicly available on or after December 31, 2011 and prior to the Execution Date, the CERC Financial Statements or the CNP Midstream Financial Statements, and except for any such matter that would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect:

(a)The operations of each of the CNP Midstream Entities has been and, as of the Closing Date, will be, in compliance with all Environmental Laws;

(b)To the Knowledge of CNP, no circumstances exist with respect to the Business of the CNP Midstream Entities that gives rise to an obligation by any CNP Midstream Entity to investigate, remediate, monitor or otherwise address the presence on-site or offsite of any Hazardous Materials, except as currently being performed under applicable Law or permit requirements;

(c)Each of the CNP Midstream Entities has obtained and will, as of the Closing Date, maintain in full force and effect, all permits, licenses and registrations, and has timely made and will, as of the Closing

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Date, timely make all filings, permit renewal applications, reports and notices required under applicable Environmental Law in connection with the operations of its business;

(d)None of the CNP Midstream Entities is the subject of any outstanding written agreements (including consent orders and settlement agreements) with any Governmental Entity or other Person imposing liability or obligations with respect to any environmental matter;

(e)None of CNP or its Subsidiaries, including the CNP Midstream Entities, has received any written communication from any Governmental Entity or other Person alleging, with respect to any such party, the violation of or liability under any Environmental Law by or of the CNP Midstream Entities or requesting, with respect to the CNP Midstream Entities, information with respect to an investigation pursuant to any Environmental Law; and

(f)To the Knowledge of CNP, there has been no Release of any Hazardous Material from or in connection with the properties or operations of the CNP Midstream Entities that has not been adequately reserved for in the CERC Financial Statements or the CNP Midstream Financial Statements and that has resulted or could reasonably be expected to result in liability under Environmental Laws or a claim for damages or compensation by any Person.

3.11Title to Properties and Rights of Way.

(a)Each of the CNP Midstream Entities has defensible title to all material real property and good title to all material tangible personal property owned by the CNP Midstream Entities and that is sufficient for the operation of their respective Businesses as presently conducted, free and clear of all Encumbrances except Permitted Encumbrances.

(b)Each of the CNP Midstream Entities has such consents, easements, rights-of-way, permits or licenses from each Person (collectively, “Rights-of-Way”) as are sufficient to conduct its Business in the manner described, and subject to the limitations contained in Section 3.11(b) of the CNP Disclosure Schedule, except for (i) qualifications, reservations and encumbrances as may be set forth in Section 3.11(b) of the CNP Disclosure Schedule and (ii) such Rights-of-Way the absence of which would not, individually or in the aggregate, reasonably be expected to result in a CNP Midstream Material Adverse Effect. Other than as set forth in Section 3.11(b) of the CNP Disclosure Schedule, and subject to the limitations contained in Section 3.11(b) of the CNP Disclosure Schedule, each of the CNP Midstream Entities has fulfilled and performed all its material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not, individually or in the aggregate, reasonably be expected to result in a CNP Midstream Material Adverse Effect; and, except as described in Section 3.11(b) of the CNP Disclosure Schedule, none of such Rights-of-Way contains any restriction that is materially burdensome to the CNP Midstream Entities, taken as a whole.

(c)Except as reflected in any CNP SEC Report filed and publicly available on or after December 31, 2011 and prior to the Execution Date, there are no pending proceedings or actions to modify the zoning classification of, or to condemn or take by power of eminent domain, all or any of the material real property, except as would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect.

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3.12Sufficiency of Assets. Except as disclosed in Section 3.12 of the CNP Disclosure Schedule, the assets of the CNP Midstream Entities constitute all the material assets, the use or benefit of which are reasonably necessary for the operation of the Business of the CNP Midstream Entities as currently conducted. As of the Closing, all of such assets, whether tangible or intangible, will be in the possession, or under the control, of the CNP Midstream Entities.

3.13Insurance. None of CNP or any of its Subsidiaries, including any of the CNP Midstream Entities, has received any notice from any insurer or agent of such insurer that (a) substantial capital improvements or other expenditures will have to be made in order to continue any insurance policy or instrument pursuant to which any CNP Midstream Entity is insured (a “CNP Midstream Insurance Policy”) or (b) except as set forth in Section 3.13 of the CNP Disclosure Schedule, such insurer has cancelled or terminated or has initiated procedures to cancel or terminate any CNP Midstream Insurance Policy. All such CNP Midstream Insurance Policies are outstanding and duly in force on the Execution Date, and such policies or renewals thereof will be outstanding and duly in force on the Closing Date in all material respects. The CNP Midstream Entities are in compliance with the terms of all CNP Midstream Insurance Policies in all material respects, and, except with respect to reservation of rights letters received from insurers in the ordinary course of business consistent with past practices or as set forth in Section 3.13 of the CNP Disclosure Schedule, there are no material claims by CNP or any of its Subsidiaries, including any of the CNP Midstream Entities, under any such CNP Midstream Insurance Policy as to which any insurance company is denying liability or defending under a reservation of rights clause.

3.14Tax Matters.

(a)Except as set forth in Section 3.14(a) of the CNP Disclosure Schedule,

(i)each of the CNP Midstream Entities has filed (or joined in the filing of) when due all material Tax Returns required by applicable Law to be filed by or with respect to it, has obtained all required Tax permits and licenses and has satisfied all registration requirements relating to Taxes;

(ii)all such Tax Returns were true correct and complete in all material respects as of the time of such filing;

(iii)except for Taxes being contested in good faith in appropriate proceedings for which adequate reserves have been provided, all material Taxes relating to periods ending on or before the Closing Date owed by any of the CNP Midstream Entities (regardless of whether shown on any Tax Return) have been paid or will be timely paid;

(iv)there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, any of the CNP Midstream Entities in respect of any material Tax or material Tax assessment, nor has any claim for additional material Tax or material Tax assessment been asserted in writing or been proposed by any Tax authority;

(v)no written claim has been made by any Tax authority in a jurisdiction where any of the CNP Midstream Entities does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing;

(vi)there is no outstanding request for any extension of time within which to pay any material Taxes or file any Tax returns with respect to any material Taxes of or with respect to any CNP Midstream Entity;

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(vii)there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes with respect to any of the CNP Midstream Entities;

(viii)none of the CNP Midstream Entities has entered into any agreement or arrangement with any Tax authority that requires any CNP Midstream Entity to take any action or refrain from taking any action;

(ix)none of the CNP Midstream Entities is a party to any agreement, whether written or unwritten, providing for the payment of Taxes, Tax losses, entitlements to Tax refunds or similar Tax matters;

(x)each of the CNP Midstream Entities has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;

(xi)CERC is not a “foreign person” within the meaning of Section 1445 of the Code;

(xii)none of the CNP Midstream Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than a CNP Midstream Entity) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise;

(xiii)there are no Tax liens on any of the assets of the CNP Midstream Entities, except for liens for Taxes not yet due;

(xiv)the CNP Midstream Entities have not (i) participated in any listed transactions or any other reportable transaction within the meaning of Treasury Regulations Section 1.6011-4, or (ii) engaged in any transaction that gives rise to a registration obligation under Section 6111 of the Code or a list maintenance obligation under Section 6112 of the Code; and

(xv)the CNP Midstream Entities have obtained and retained any and all resale sales tax exemption certificates or other documentation required to establish that all reported exempt sales by such entities are exempt from sales, transfer or similar taxes.

(b)Except as set forth in Section 3.14(b) of the CNP Disclosure Schedule, none of the CNP Midstream Entities is classified as a corporation for U.S. federal tax purposes.

3.15Employment and Benefits Matters.

(a)Within ten Business Days after the Execution Date, CNP shall deliver to OGE a letter that sets forth complete and accurate lists of all the CNP Midstream Related Employees and all the CNP Independent Contractors, specifying whether they are CNP Midstream Related Employees or CNP Independent Contractors, their position, the entity by which they are employed or to which they provide services, annual salary, hourly wages or consulting or other independent contractor fees, as applicable, and bonus opportunities, date of hire (or entry into an independent contractor agreement), work location, length of service, together with a notation next to the name of any employee or independent contractor on such lists who is subject to any Employment Agreement or Collective Bargaining Agreement.

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(b)Section 3.15(b) of the CNP Disclosure Schedule sets forth a complete and accurate list of each Employee Benefit Plan (i) that is sponsored, maintained or contributed to by any CNP Midstream Entity, or (ii) that any Affiliate or ERISA Affiliate of any CNP Midstream Entity has sponsored, maintained or contributed to, or to which any such entity is obligated to contribute within six years of the Closing Date that covers or benefits any current or former CNP Midstream Related Employees or CNP Independent Contractors (each a “CNP Plan”). True, correct and complete copies of each such CNP Plan and any related documents, including all amendments thereto, and any trust, insurance or other funding arrangement, have been furnished or made available to OGE and the Bronco Group. There has also been furnished or made available to OGE and the Bronco Group, with respect to each such CNP Plan, the most recent summary plan description and summaries of material modifications thereto.

(c)Section 3.15(c) of the CNP Disclosure Schedule sets forth a true and complete list of all Employment Agreements of the CNP Midstream Entities. As of the Execution Date, there are no other agreements (other than enrollment or similar forms to commence participation or initiate or continue coverage in an Employee Benefit Plan or standard employment offer letters providing for only at-will employment issued by CNP Midstream Entities) between any CNP Midstream Entity and any natural person that provide for (i) participation in, coverage under or benefits from an Employee Benefit Plan, (ii) annual compensation in excess of $150,000 to such person or (iii) change of control, termination or severance payments in excess of $150,000 to such person. No CNP Midstream Entity is subject to any legal, contractual, equitable, or other obligation or commitment (whether legally binding or not) to enter into an Employment Agreement, establish or contribute to an Employee Benefit Plan or modify (except to the extent required by applicable Law) any existing Employee Benefit Plan or Employment Agreement.

(d)Except as set forth in Section 3.15(d) of the CNP Disclosure Schedule, no CNP Midstream Entity and no ERISA Affiliate of a CNP Midstream Entity maintains or has an obligation to contribute to, or has any obligation or liability (contingent, secondary or otherwise) to, based upon or arising out of, an Employee Benefit Plan that is (i) subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (ii) a plan of the type described in Section 4063 of ERISA or Section 413(c) of the Code, (iii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(e)Except as set forth in Section 3.15(e) of the CNP Disclosure Schedule, the CNP Plans (i) are and have been maintained (in form and in operation) in all material respects in accordance with their terms and with the applicable provisions of ERISA, the Code and all other applicable Laws, (ii) if intended to be qualified under Section 401(a) of the Code, (A) satisfy in all material respects in form the requirements of such Section except to the extent amendments are not required by Law to be made until a date after the Closing Date, (B) have received a favorable determination letter or, if applicable, a favorable opinion letter from the Internal Revenue Service regarding such qualified status in any material respect, (C) have not, since receipt of the most recent favorable determination letter or opinion letter, if applicable, been amended in a way that would adversely affect their qualified status and (D) have not been operated in a way that would adversely affect their qualified status, (iii) do not provide, and have not provided, any post-termination of employment welfare benefits or coverage, except as required under Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B (or similar state or local Law) and (iv) if they could be deemed “nonqualified deferred compensation arrangements” under Section 409A of the Code, are in good faith compliance with such section and the applicable regulations and authoritative guidance issued thereunder or are exempt from the requirements of such section and have not been materially modified at any time after October 3, 2004.

(f)The CNP Midstream Entities are, and have been, in compliance with all applicable Laws relating to the employment of labor, including all such applicable Laws relating to employee relations,

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affirmative action, employee leave rights, disability laws, immigration, plant closings or mass layoffs, labor or arbitration, whistle blower claims, wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers' compensation or other federal or state employment or labor law, common law requirements, local ordinances or regulations, other than any noncompliance that would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect, no strikes, labor disputes, slow downs, sit downs, work stoppages, interruptions of work, picketing or handbilling, lockouts, arbitrations, grievances, unfair labor practice charges or other labor disputes are pending or, to the Knowledge of CNP, threatened with respect to any of the CNP Midstream Related Employees, and no such activity has occurred at any time during the last five years. Except as would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect, none of the CNP Midstream Entities is subject to a current unresolved judicial administrative determination that it has engaged in an unfair labor practice in connection with the CNP Midstream Related Employees and no CNP Midstream Entity has received notice of any pending NLRB proceeding with respect to any CNP Midstream Related Employees. Except as set forth in Section 3.15(f) of the CNP Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect, no pending grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been received by CNP Midstream Entities with respect to the CNP Midstream Related Employees. To the Knowledge of CNP and except as would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect, all CNP Midstream Related Employees are lawfully authorized to work in the United States according to federal immigration laws.

(g)Each CNP Plan sponsored or maintained by a CNP Midstream Entity can be unilaterally amended or terminated at any time by a CNP Midstream Entity without liability other than liability for benefits accrued to the date of such amendment or termination pursuant to the terms of the plan.

(h)No CNP Midstream Entity is a party to a Collective Bargaining Agreement. No CNP Midstream Entity has agreed to recognize any union or other collective bargaining representative. No union or other collective bargaining representative has been certified as the exclusive collective bargaining representative of any of the CNP Midstream Related Employees. To the Knowledge of CNP, no union or other collective bargaining representative claims to be the exclusive collective bargaining representative of any of the CNP Midstream Related Employees. No union organizational campaign or representation petition is currently pending with respect to any of the CNP Midstream Related Employees.

(i)All contributions or payments required to be made by a CNP Midstream Entity to or with respect to any CNP Plan have been timely made and all liabilities of each CNP Midstream Entity with respect to any CNP Plan are properly reflected in the appropriate CERC Financial Statements in accordance with GAAP or in the CNP Midstream Financial Statements.

(j)There are no material actions, suits, or claims pending (other than routine claims for benefits) or, to the Knowledge of CNP, threatened against, or with respect to, any of the CNP Plans or their assets or Employment Agreements of the CNP Midstream Entities, nor is any such CNP Plan or Employment Agreement under investigation or audit by any Governmental Entity. Except as set forth in Section 3.15(j) of the CNP Disclosure Schedule, there are no material claims, lawsuits, petitions, charges, grievances, investigations, complaints, proceedings, suits, demands, actions or other matters (other than routine qualification determination filings) that are pending against the CNP Midstream Entities before any Governmental Entity or arbitrator, or that have been asserted or threatened against the CNP Midstream Entities, including those for: (i) wages, salaries, commissions, bonuses, vacation pay, severance or

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termination pay, sick pay or other compensation; (ii) employee benefits; (iii) any alleged unlawful, unfair, wrongful or discriminatory employment or labor practices; (iv) any alleged breach of contract or other claim arising under a collective bargaining or individual agreement or any other employment covenant whether express or implied; (v) any alleged violation of any statute, ordinance, contract or regulation relating to wages or hours of work; (vi) any alleged violation of occupation safety and health standards; or (vii) any alleged violation of plant closing and mass layoff, immigration, workers' compensation, disability, unemployment compensation, whistleblower laws or other employment or labor relations Laws; and to the Knowledge of CNP, no basis therefor exists. To the extent that any CNP Midstream Entity is obligated to develop and maintain an affirmative action plan, except as set forth in Section 3.15(j) of the CNP Disclosure Schedule, no discrimination claim, show cause notice, conciliation proceeding, sanction or debarment proceeding is pending with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state agency and no desk audit or onsite review is in progress with respect to any CNP Midstream Related Employee. Within the past 90 days, the CNP Midstream Entities have not taken an action that constitutes a “mass layoff,” “mass termination” or “plant closing” at any CNP Midstream Entity facility where CNP Midstream Related Employees work within the meaning of the Workers Adjustment and Retraining Notification Act (WARN) or any comparable state Law.

(k)No act, omission or transaction has occurred that would result, directly or indirectly, in imposition on any CNP Midstream Entity of (i) liability under ERISA for a breach of fiduciary duty, (ii) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, or (iii) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, in each case which would reasonably be expected to have a CNP Midstream Material Adverse Effect.

(l)Except as set forth in Section 3.15(l) of the CNP Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall require any payments of money or other property or provision of benefits or other rights to any employee, officer or director of any CNP Midstream Entity to be either subject to an excise tax or an additional tax under Section 4999 or 409A of the Code, regardless of whether some other subsequent action or event would be required to cause such payment or benefit to be triggered. The execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any CNP Plan or Employment Agreement of the CNP Midstream Entities that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, grant of additional service credits, distribution, or increase in benefits or obligations to fund benefits with respect to any such CNP Plan or Employment Agreement. There is no agreement, plan, contract or arrangement by which any CNP Midstream Entity is bound to compensate or otherwise “gross up” any person for any state, local or federal taxes due or imposed on such person for any reason in respect of any CNP Plan or Employment Agreement of the CNP Midstream Entities or the benefits payable thereunder, including taxes, penalties or interest imposed, or otherwise due, pursuant to Sections 409A or 4999 of the Code.

(m)As to any CNP Plan that is subject to Title IV of ERISA, there has been no event or condition which presents the material risk of plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code (as each was in effect prior to 2008) has been incurred, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation section 4043.1 et seq., promulgated by the PBGC, have not been waived) has occurred and no failure to satisfy the minimum funding standards (as required by Section 302 of ERISA or Section 412 of the Code, as each is in effect after 2007), has occurred, whether or not waived, no notice of intent to terminate the plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the plan, no liability to the PBGC has been incurred

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(other than for premium payments paid on a timely basis), and there are no restrictions on the payment or accrual of benefits under Section 436 of the Code and no such plan is in “at risk” status for the current plan year under Section 430(i) of the Code.

(n)With respect to any Employee Benefit Plan that is not listed in Section 3.15(b) of the CNP Disclosure Schedule but that is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to, by CNP, any ERISA Affiliate of CNP, any CNP Midstream Entity or any ERISA Affiliate of any CNP Midstream Entity, (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (ii) no liability to the PBGC has been incurred by CNP or any such ERISA Affiliate, which liability has not been satisfied, (iii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code (as each was in effect prior to 2008) has been incurred and no failure to satisfy the minimum funding standards (as required by Section 302 of ERISA or Section 412 of the Code, as each is in effect after 2007) has occurred, whether or not waived, (iv) all contributions (including installments) to such plan required by Sections 302 or 303 of ERISA and Sections 412 or 430 of the Code have been timely made and (v) no circumstances exist or in the future could exist that could subject any CNP Midstream Entity or, after the consummation of the transactions contemplated by this Agreement, Opco LP or any of its Subsidiaries or ERISA Affiliates, to any liability, including without limitation, any Tax or penalty under ERISA or the Code.

(o)No circumstance exists or future circumstance could reasonably be expected to arise that would lead any CNP Midstream Entity or, after the transactions contemplated by this Agreement, Opco LP, to incur any liability under Title IV of ERISA or suffer the imposition of any Encumbrance on any of their assets with respect to liabilities relating to any CNP Plan or any employee benefit plan subject to Title IV of ERISA that was sponsored, maintained or contributed to by (i) CNP, (ii) an ERISA Affiliate of CNP or (iii) any ERISA Affiliate of any CNP Midstream Entity or to which any of them had an obligation to contribute.

3.16Books and Records. Complete copies of the minute books of the CNP Midstream Entities for 2011, 2012 and 2013 have been made available to outside counsel and other advisors to OGE. All of such minute books contain true and correct copies of all actions taken at all meetings of the board of directors, members or managers, as the case may be, of each of the CNP Midstream Entities, as applicable, and all written consents executed in lieu of such meetings.

3.17No Changes or Material Adverse Effects. Except as disclosed in Section 3.17 of the CNP Disclosure Schedule,

(a)Between December 31, 2012 and the Execution Date, the Business of the CNP Midstream Entities, taken as a whole, has been conducted in the ordinary course consistent with past practice, and none of the CNP Midstream Entities has taken any of the actions prohibited by Section 6.1(b), except in connection with entering into this Agreement.

(b)Subsequent to December 31, 2012, there has not been any change, event or occurrence that has had or would reasonably be expected to have a CNP Midstream Material Adverse Effect.

3.18Regulation. Neither CNP nor any of the CNP Midstream Entities is, nor following the consummation of the transactions contemplated by this Agreement will CNP or any of the CNP Midstream Entities be, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.19Energy Regulatory Matters.

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(a)Each of CEGT, MRT and SESH is a “natural-gas company” as that term is defined in Section 2 of the Natural Gas Act of 1938 (the “Natural Gas Act”). Except for CEGT, MRT and SESH, none of the CNP Midstream Entities is a “natural-gas company” as that term is defined in Section 2 of the Natural Gas Act. Except for CEGT, MRT, SESH and CenterPoint Energy - Illinois Gas Transmission Company, LLC (“CEIGT”), none of the CNP Midstream Entities has operated or provided services in a manner that would subject it to FERC jurisdiction over rates and terms of service pursuant to the Natural Gas Act or the Natural Gas Policy Act of 1978 (the “NGPA”). Each of CEGT, MRT, SESH and CEIGT is in compliance in all material respects with the applicable provisions of the Natural Gas Act, the NGPA, the rules and regulations promulgated by FERC pursuant to the Natural Gas Act and the NGPA, the terms and conditions of any and all tariffs, the provisions of any and all statements of operating conditions, and any and all orders and authorizations issued by FERC, in each case as applicable to CEGT, MRT, SESH and CEIGT. No approval by FERC under the Natural Gas Act or the NGPA is required in connection with the execution and delivery of this Agreement by CNP or the consummation of the transactions contemplated hereby. Except as disclosed in Section 3.19(a) of the CNP Disclosure Schedule, the Form No. 2 Annual Reports filed by any of CEGT, MRT and SESH with FERC for the years ended December 31, 2012 and December 31, 2011 were true and correct in all material respects as of the dates thereof.

(b)Except as disclosed in Section 3.19(b) of the CNP Disclosure Schedule and except for general industry proceedings, including audits or reviews of individual companies arising from general industry rulemaking proceedings, there are no pending or, to CNP's Knowledge, threatened FERC administrative or regulatory proceedings, including without limitation any rate proceeding under Section 4 or Section 5 of the Natural Gas Act or any Natural Gas Act Section 7 certificate proceedings, investigations, complaints, audits or show cause proceedings under the Natural Gas Act or the NGPA to which any of the CNP Midstream Entities is a party that would reasonably be expected to have a CNP Midstream Material Adverse Effect.

(c)Each of the CNP Midstream Entities is in compliance in all material respects with the applicable provisions of the Pipeline Safety Improvement Act of 2002, the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006, and the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011 and the regulations of the U.S. Department of Transportation, Pipeline and Hazardous Materials Safety Administration and of any State Regulatory Authority promulgated thereunder.

(d)Except as disclosed in Section 3.19(d) of the CNP Disclosure Schedule and except for general non-discrimination and open access obligations, no CNP Midstream Entity is subject to regulation by any State Regulatory Authority as a public utility and neither the rates nor the terms of service offered by any of the CNP Midstream Entities is subject to regulation by any State Regulatory Authority. No approval by any State Regulatory Authority is required in connection with the execution and delivery of this agreement by CNP or the consummation of the transactions contemplated herein.

3.20State Takeover Laws. No approvals are required under state takeover or similar Laws in connection with the performance by CNP of its obligations under this Agreement.

3.21Bankruptcy. No bankruptcy, reorganization or arrangement proceedings are pending against, being contemplated by, or to Knowledge of CNP, threatened against any CNP Midstream Entity.

3.22Opinions of Financial Advisors. The Board of Directors of CNP has received the opinion of Moelis & Company, dated as of March 8, 2013, to the effect that, subject to the assumptions, qualifications and limitations in the opinion, the ownership ratio of CNP contemplated by the transactions contemplated by this Agreement is fair, from a financial point of view, to CNP.

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3.23Brokers' Fees. None of CNP, CERC or any of the CNP Midstream Entities, nor any of their respective officers or directors, has incurred any liability on behalf of any CNP Midstream Entity, OGE, the Bronco Group or any Enogex Entity for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement.

3.24Investment Intent. CNP and its relevant Subsidiaries, including CERC, are acquiring Opco LP Common Units and GP Membership Interests to be issued pursuant to Article II for investment for their own account and not with a view to, or for sale in connection with, any distribution thereof. CNP and each such Subsidiary (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Opco LP Common Units and GP Membership Interests and is capable of bearing the economic risks of such investment. CNP and its relevant Subsidiaries are aware that the GP Membership Interests have not been registered, and will not be registered after the Closing, under the Securities Act or under any state or foreign securities Laws.

3.25Certain Business Relationships between CNP and its Affiliates. Except as set forth in Section 3.25 of the CNP Disclosure Schedule, (a) neither CNP nor any of its Subsidiaries (excluding the CNP Midstream Entities) has been involved in any material business arrangement or relationship with the CNP Midstream Entities within the past two years, (b) neither CNP nor any of its Subsidiaries (excluding the CNP Midstream Entities) owns any material asset, tangible or intangible, that is used in CNP Midstream Entities' business and (c) neither CNP nor any of its Subsidiaries (excluding the CNP Midstream Entities) is a party to any material contract, commitment or agreement (whether written or oral) with any CNP Midstream Entity or relating to the business of the CNP Midstream Entities.

3.26Limitation of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, CNP IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE SECURITIES OF ANY OF THE CNP MIDSTREAM ENTITIES, OR THE BUSINESS, ASSETS, OR LIABILITIES OF ANY CNP MIDSTREAM ENTITY, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF OGE

Except as disclosed in the OGE/Bronco Group Disclosure Schedule, OGE hereby represents and warrants to CNP and the Bronco Group as follows (to the extent any representations and warranties cover Atoka Midstream LLC, such representation and warranty with respect to Atoka Midstream LLC is given to the Knowledge of OGE):
4.1Organization; Qualification.

(a)Each of OGE and each Enogex Entity has been duly formed and is validly existing and in good standing as a corporation or limited liability company, as applicable, under the Law of its jurisdiction of formation with all requisite corporate or limited liability company, as applicable, power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except in each case where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect. Each of OGE and each

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Enogex Entity is duly qualified and in good standing to do business as a foreign corporation or foreign limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect.

(b)Section 4.1(b) of the OGE/Bronco Group Disclosure Schedule sets forth a true and complete list of each of the Enogex Entities, together with (i) the nature of the legal organization of such Person, (ii) the jurisdiction of formation of such Person, (iii) the name of each Enogex Entity that owns beneficially or of record any equity or similar interest in such Person and (iv) the percentage interest owned by OGE or each such Enogex Entity in such Person, in each case as of the Execution Date and after giving effect to the EH Contribution Agreement.

(c)Each of OGE and the Enogex Entities has heretofore made available to CNP complete and correct copies of its Governing Documents.

4.2Authority; No Violation; Consents and Approvals. OGE has all requisite corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by OGE of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of OGE, and no other corporate or other organizational proceeding on the part of OGE or any Affiliate thereof is necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by OGE and, assuming the due authorization, execution and delivery hereof by CNP and the Bronco Group, constitutes a legal, valid and binding agreement of OGE, enforceable against OGE in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). Except as disclosed in Section 4.2 of the OGE/Bronco Group Disclosure Schedule, for matters expressly contemplated by this Agreement and matters described in clauses (b), (c), (d) or (e) below that would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect, neither the execution and delivery by OGE of this Agreement, nor the consummation by OGE, OGEH or any of the Enogex Entities of the transactions contemplated hereby, including the execution and delivery of the Transaction Documents to which such entities are party on or prior to the Closing Date, and the performance by OGE and its applicable Subsidiaries of this Agreement or such other Transaction Documents, will (a) violate or conflict with any provision of the Governing Documents of OGE, OGEH or any of the Enogex Entities; (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity; (c) require any consent or approval of any counterparty to, or result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any agreement or instrument to which OGE or any of its Subsidiaries, including any of the Enogex Entities, is a party or by or to which any of their properties are bound; (d) result in the creation of an Encumbrance upon or require the sale of or give any Person the right to acquire any of the assets of OGE or any of its Subsidiaries, including any of the Enogex Entities, or restrict, hinder, impair or limit the ability of OGE or any of its Subsidiaries, including any of the Enogex Entities, to carry on their businesses as and where they are being carried on as of the Execution Date; or (e) violate or conflict with any Law applicable to OGE or any of its Subsidiaries, including any of the Enogex Entities.

4.3Capitalization; Enogex Holdings Activities.

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(a)OGE owns 100% of the outstanding membership interests of OGEH, which membership interests have been duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of OGEH and are fully paid and non-assessable. OGE owns such membership interests of OGEH free and clear of any Encumbrances. Except for the membership interests owned by OGE, there are no other outstanding equity interests of OGEH.

(b)As of the Execution Date, OGEH owns 79.92% of the outstanding membership interests of Enogex Holdings, which membership interests have been duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of Enogex Holdings and are fully paid and non-assessable. OGEH owns such membership interests of Enogex Holdings free and clear of any Encumbrances. Immediately prior to the Closing, and as a result of OGEH, Enogex Holdings and EH II consummating the transactions contemplated by the EH Contribution Agreement and OGE (or its designated Affiliates) and the Bronco Group paying off certain outstanding borrowings under the Enogex Short Term Facilities as provided in Section 6.7(a)(ii), OGEH will own (i) 100% of the EH Management Units of EH II and (ii) 76.0% of the EH Economic Units of EH II, which membership interests will be duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of EH II and will be fully paid and non-assessable. OGEH will own such membership interests of EH II free and clear of any Encumbrances.

(c)As of the Execution Date and except as set forth in Section 4.3(c) of the OGE/Bronco Group Disclosure Schedule, all of the outstanding equity interests of each Subsidiary of Enogex Holdings (i) have been duly authorized and validly issued and (ii) are owned 100% directly or indirectly by Enogex Holdings, free and clear of any Encumbrances. As of the Execution Date, there are no Subsidiaries of Enogex Holdings other than those set forth in Section 4.3(c) of the OGE/Bronco Group Disclosure Schedule. Except as set forth in Section 4.3(c) of the OGE/Bronco Group Disclosure Schedule, immediately prior to the Closing, and as a result of OGEH, Enogex Holdings and EH II consummating the transactions contemplated by the EH Contribution Agreement, all of the outstanding equity interests of each Subsidiary of EH II (i) will be duly authorized and validly issued and (ii) will be owned 100% directly or indirectly by EH II, free and clear of any Encumbrances.

(d)Except pursuant to their Governing Documents and as contemplated by this Agreement or set forth in Section 4.3(d) of the OGE/Bronco Group Disclosure Schedule, (i) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating the Enogex Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of the Enogex Entities; (ii) there are no outstanding securities or obligations of any kind of any of the Enogex Entities that are convertible into or exercisable or exchangeable for any equity interest in any of the Enogex Entities, and none of the Enogex Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are not outstanding any equity appreciation rights, phantom equity, profit sharing or similar rights, agreements, arrangements or commitments based on the value of the equity, book value, income or any other attribute of any of the Enogex Entities; (iv) there are no outstanding bonds, debentures or other evidence of indebtedness of any of OGE or any of its Subsidiaries, including the Enogex Entities, having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests in any of the Enogex Entities on any matter; and (v) there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which OGE or any of its Subsidiaries, including the Enogex Entities, is a party or by which any of their securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the Enogex Entities.

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(e)Except as set forth in Section 4.3(e) of the OGE/Bronco Group Disclosure Schedule and except with respect to the ownership of any equity or long-term debt securities between or among the Enogex Entities, none of the Enogex Entities owns, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

(f)Enogex Holdings was formed by OGEH and the Bronco Group solely for the purpose of holding the limited liability company membership interests in Enogex LLC. Enogex Holdings has not engaged in any business or activities prior to the Effective Date and will not engage in any business or activities prior to consummation of the transactions contemplated by the EH Contribution Agreement. As of the Execution Date and prior to consummation of the transactions contemplated by the EH Contribution Agreement on the Closing Date, Enogex Holdings has no assets or liabilities other than its ownership of the limited liability company membership interests of Enogex LLC.

4.4Financial Statements. The financial statements of Enogex Holdings that are listed in Section 4.4 of the OGE/Bronco Group Disclosure Schedule (the “Enogex Financial Statements”), including all related notes and schedules, fairly present in all material respects the consolidated financial position of Enogex Holdings, as of the respective dates thereof, and the consolidated results of operations, cash flows and changes in members' equity of Enogex Holdings for the periods indicated, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and subject in the case of interim financial statements to customary year-end adjustments, consistent with past practice.

4.5Undisclosed Liabilities. Except as listed in Section 4.5 of the OGE/Bronco Group Disclosure Schedule, none of the Enogex Entities has any indebtedness or liability, absolute or contingent, that is of a nature required to be reflected on the consolidated balance sheet of Enogex Holdings or in the footnotes thereto, in each case prepared in conformity with GAAP, and that is not shown on or provided for in the Enogex Financial Statements other than (a) liabilities incurred or accrued in the ordinary course of business consistent with past practice since December 31, 2012 (other than any indebtedness for borrowed money), including liens for current Taxes and assessments not in default or (b) liabilities of the Enogex Entities that, individually or in the aggregate, are not material to the Enogex Entities, taken as a whole.

4.6OGE SEC Reports and Compliance.

(a)Since December 31, 2011, all OGE SEC Reports have been filed with or furnished to the SEC. All OGE SEC Reports filed since December 31, 2011, to the extent they contained any information related to any Enogex Entity, (i) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations thereunder, as applicable, and (ii) as of its filing date in the case of any Exchange Act report or as of its effective date in the case of any Securities Act filing, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)Except as set forth in Section 4.6(b) of the OGE/Bronco Group Disclosure Schedule, there are no material outstanding comments from, or material unresolved issues raised by, the SEC with respect to the OGE SEC Reports relating to any Enogex Entity. No enforcement action has been initiated against OGE by the Securities and Exchange Commission relating to disclosures contained in any OGE SEC Report relating to any Enogex Entity.

(c)To the extent related to any Enogex Entity, since December 31, 2011, (i) none of OGE, OGEH or any of the Enogex Entities has received any credible and material complaint, allegation, assertion or claim,

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whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of OGE or any of the Enogex Entities or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that OGE, OGEH or any of the Enogex Entities has engaged in questionable accounting or auditing practices, (ii) to the Knowledge of OGE, no officer or director of OGE, OGEH or any Enogex Entity has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of OGE, OGEH or any of the Enogex Entities or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that OGE, OGEH or any of the Enogex Entities has engaged in questionable accounting or auditing practices and (iii) to the Knowledge of OGE, no attorney representing OGE, OGEH or any of the Enogex Entities, regardless of whether employed thereby, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by OGE, OGEH or any of the Enogex Entities or any of their respective officers, directors, employees or agents, to the board of directors of OGE or OGEH or any committee thereof or to any director or officer of OGE or OGEH.

4.7Compliance with Applicable Laws; Permits.

(a)Except as set forth in Section 4.7(a) of the OGE/Bronco Group Disclosure Schedule, (i) each of the Enogex Entities is in compliance with all applicable Laws, other than any noncompliance that would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect and (ii) neither OGE nor any of its Subsidiaries, including any Enogex Entity, has received any written communication since December 31, 2011 from a Governmental Entity that alleges that any Enogex Entity is not in compliance in any material respect with any applicable Laws that has not been resolved to the satisfaction of the Governmental Entity and that would reasonably be expected to be material to the Business of the Enogex Entities.

(b)Except as set forth in Section 4.7(b) of the OGE/Bronco Group Disclosure Schedule, the Enogex Entities are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their properties and to lawfully carry on their businesses as they are now being conducted (collectively, the “Enogex Permits”), except where the failure to be in possession of such Enogex Permits would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect. None of the Enogex Entities is in conflict with, or in default or violation of, any of the Enogex Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect.

(c)Notwithstanding Sections 4.7(a) and 4.7(b), the representations made with respect to the Enogex Entities in this Section 4.7 shall not apply to any matters addressed in other representations contained in this Article IV, including representations with respect to environmental matters (which are provided for in Section 4.10), Tax matters (which are provided for in Section 4.14) and employment and benefit matters (which are provided for in Section 4.15).

4.8Certain Contracts and Arrangements.

(a)Section 4.8(a) of the OGE/Bronco Group Disclosure Schedule sets forth a true and complete list, as of the Execution Date, of the following contracts, agreements or commitments (including currently effective amendments and modifications thereto) to which any of the Enogex Entities is a party, whether written or oral (collectively, the “Enogex Material Agreements”): (i) transportation agreements and gathering agreements involving payments to or from any Enogex Entity of at least $20,000,000 per year; (ii) processing agreements and natural gas purchase agreements involving net payments (i.e., after taking into account

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directly associated cost of goods or directly associated revenues from the sale of goods) to or from any Enogex Entity of at least $20,000,000 per year; (iii) construction, interconnect, and other services agreements in each case involving payments to or from any Enogex Entity in excess of $20,000,000 per year; (iv) contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes, lines of credit and similar documents in each case relating to the borrowing of money or for lines of credit, in any case for amounts in excess of $20,000,000 (other than contracts solely between or among the Enogex Entities and interest rate swap agreements); (v) swap, derivative, hedging, futures or other similar agreements or contracts that result in an aggregate exposure to any Enogex Entity in excess of $20,000,000; (vi) real property leases calling for payments by any of the Enogex Entities of amounts greater than $20,000,000 per year (other than rights-of-way and leases solely between or among the Enogex Entities); (vii) partnership or joint venture agreements (which do not include joint tariff or joint operating agreements); (viii) contracts limiting the ability of any of the Enogex Entities to compete in any line of business or with any Person or in any geographic area; (ix) contracts relating to any outstanding commitment for capital expenditures in excess of $50,000,000; (x) contracts with any labor union or organization; (xi) contracts not entered into in the ordinary course of the Business of the Enogex Entities other than those that are not material to the Business of the Enogex Entities; (xii) contracts that prohibit any Enogex Entity from making cash distributions in respect of its equity interests, other than restrictions in the Governing Documents of such entity; and (xiii) contracts, agreements or documents not otherwise disclosed in (i) - (xii) above that are currently in effect and to which any of the Enogex Entities or their properties are bound that are material to the Business or operations of the Enogex Entities taken as a whole.

(b)Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and provided that any indemnity, contribution and exoneration provisions contained in any such Enogex Material Agreement may be limited by applicable Laws and public policy, each of the Enogex Material Agreements (i) constitutes the legal, valid and binding obligation of the applicable Enogex Entity and constitutes the legal, valid and binding obligation of the other parties thereto, (ii) is in full force and effect as of the Execution Date and (iii) will be in full force and effect upon the consummation of the transactions contemplated by this Agreement, in each case unless the failure to be so would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect.

(c)There is not, to the Knowledge of OGE, under any Enogex Material Agreement, any default or event that, with notice or lapse of time or both, would reasonably be expected to constitute a default on the part of any of the parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained or that would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect.

(d)True and complete copies of all Enogex Material Agreements have been delivered or made available to CNP by OGE to the extent permitted by applicable Law and the provisions of such agreements. To the extent permitted by applicable Law, all Enogex Material Agreements not so delivered or made available are listed and described in Section 4.8(d) of the OGE/Bronco Group Disclosure Schedule.

4.9Legal Proceedings. Except as disclosed in Section 4.9 of the OGE/Bronco Group Disclosure Schedule or reflected in any OGE SEC Report filed and publicly available on or after December 31, 2011 and prior to the Execution Date, there are no pending, or, to the Knowledge of OGE, threatened, lawsuits or claims, with respect to which OGE or any of its Subsidiaries, including any of the Enogex Entities, have been contacted in writing by counsel for the plaintiff or claimant, against or affecting OGE or any of its

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Subsidiaries, including any of the Enogex Entities, or any of their properties, assets, operations or Business and that would, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect, none of OGE or any of its Subsidiaries, including any of the Enogex Entities, is a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its properties, assets, operations or Business. Except as would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect, there is no pending or, to the Knowledge of OGE, threatened investigation of or affecting OGE or any of its Subsidiaries, including any of the Enogex Entities, or any of their properties, assets, operations or Business by any Governmental Entity.

4.10Environmental Matters. Except as reflected in any OGE SEC Report filed and publicly available on or after December 31, 2011 and prior to the Execution Date or the Enogex Financial Statements and except for any such matter that would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect:

(a)The operations of each of the Enogex Entities has been and, as of the Closing Date, will be, in compliance with all Environmental Laws;

(b)To the Knowledge of OGE, no circumstances exist with respect to the Business of the Enogex Entities that gives rise to an obligation by any Enogex Entity to investigate, remediate, monitor or otherwise address the presence on-site or offsite of any Hazardous Materials, except as currently being performed under applicable Law or permit requirements;

(c)Each of the Enogex Entities has obtained and will, as of the Closing Date, maintain in full force and effect, all permits, licenses and registrations, and has timely made and will, as of the Closing Date, timely make all filings, permit renewal applications, reports and notices required under applicable Environmental Law in connection with the operations of its business;

(d)None of the Enogex Entities is the subject of any outstanding written agreements (including consent orders and settlement agreements) with any Governmental Entity or other Person imposing liability or obligations with respect to any environmental matter;

(e)None of OGE or its Subsidiaries, including any Enogex Entities, has received any written communication from any Governmental Entity or other Person alleging, with respect to any such party, the violation of or liability under any Environmental Law by or of the Enogex Entities or requesting, with respect to the Enogex Entities, information with respect to an investigation pursuant to any Environmental Law; and

(f)To the Knowledge of OGE, there has been no Release of any Hazardous Material from or in connection with the properties or operations of the Enogex Entities that has not been adequately reserved for in the Enogex Financial Statements and that has resulted or could reasonably be expected to result in liability under Environmental Laws or a claim for damages or compensation by any Person.

4.11Title to Properties and Rights of Way.

(a)Each of the Enogex Entities has defensible title to all material real property and good title to all material tangible personal property owned by the Enogex Entities and that is sufficient for the operation of their respective Businesses as presently conducted, free and clear of all Encumbrances except Permitted Encumbrances.

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(b)Each of the Enogex Entities has Rights-of-Way as are sufficient to conduct its Business in the manner described, and subject to the limitations contained in Section 4.11(b) of the OGE/Bronco Group Disclosure Schedule, except for (i) qualifications, reservations and encumbrances as may be set forth in Section 4.11(b) of the OGE/Bronco Group Disclosure Schedule and (ii) such Rights-of-Way the absence of which would not, individually or in the aggregate, reasonably be expected to result in an Enogex Material Adverse Effect. Other than as set forth in Section 4.11(b) of the OGE/Bronco Group Disclosure Schedule, and subject to the limitations contained in Section 4.11(b) of the OGE/Bronco Group Disclosure Schedule, each of the Enogex Entities has fulfilled and performed all its material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not, individually or in the aggregate, reasonably be expected to result in an Enogex Material Adverse Effect; and, except as described in Section 4.11(b) of the OGE/Bronco Group Disclosure Schedule, none of such Rights-of-Way contains any restriction that is materially burdensome to the Enogex Entities, taken as a whole.

(c)Except as reflected in any OGE SEC Report filed and publicly available on or after December 31, 2011 and prior to the Execution Date, there are no pending proceedings or actions to modify the zoning classification of, or to condemn or take by power of eminent domain, all or any of the material real property, except as would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect.

4.12Sufficiency of Assets. Except as disclosed in Section 4.12 of the OGE/Bronco Group Disclosure Schedule, the assets of the Enogex Entities (as such term is used after giving effect to the consummation of the transactions contemplated by the EH Contribution Agreement) constitute all the material assets, the use or benefit of which are reasonably necessary for the operation of the Business of the Enogex Entities as currently conducted. As of the Closing and after giving effect to the consummation of the transactions contemplated by the EH Contribution Agreement, all of such assets, whether tangible or intangible, will be in the possession, or under the control, of the Enogex Entities.

4.13Insurance. None of OGE or any of its Subsidiaries, including any of the Enogex Entities, has received any notice from any insurer or agent of such insurer that (a) substantial capital improvements or other expenditures will have to be made in order to continue any insurance policy or instrument pursuant to which any Enogex Entity is insured (an “Enogex Insurance Policy”) or (b) such insurer has cancelled or terminated or has initiated procedures to cancel or terminate any Enogex Insurance Policy. All such Enogex Insurance Policies are outstanding and duly in force on the Execution Date, and such policies or renewals thereof and will be outstanding and duly in force on the Closing Date in all material respects. The Enogex Entities are in compliance with the terms of all Enogex Insurance Policies in all material respects, and, except with respect to reservation of rights letters received from insurers in the ordinary course of business consistent with past practices, there are no material claims by OGE or any of its Subsidiaries, including any of the Enogex Entities, under any such Enogex Insurance Policy as to which any insurance company is denying liability or defending under a reservation of rights clause.

4.14Tax Matters.

(a)Except as set forth in Section 4.14(a) of the OGE/Bronco Group Disclosure Schedule,

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(i)each of the Enogex Entities has filed (or joined in the filing of) when due all material Tax Returns required by applicable Law to be filed by or with respect to it, has obtained all required Tax permits and licenses and has satisfied all registration requirements relating to Taxes;

(ii)all such Tax Returns were true correct and complete in all material respects as of the time of such filing;

(iii)except for Taxes being contested in good faith in appropriate proceedings for which adequate reserves have been provided, all material Taxes relating to periods ending on or before the Closing Date owed by any of the Enogex Entities (regardless of whether shown on any Tax Return) have been paid or will be timely paid;

(iv)there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, any of the Enogex Entities in respect of any material Tax or material Tax assessment, nor has any claim for additional material Tax or material Tax assessment been asserted in writing or been proposed by any Tax authority;

(v)no written claim has been made by any Tax authority in a jurisdiction where any of the Enogex Entities does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing;

(vi)there is no outstanding request for any extension of time within which to pay any material Taxes or file any Tax returns with respect to any material Taxes of or with respect to any Enogex Entity;

(vii)there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes of or with respect to any of the Enogex Entities;

(viii)none of the Enogex Entities has entered into any agreement or arrangement with any Tax authority that requires any Enogex Entity to take any action or refrain from taking any action;

(ix)none of the Enogex Entities is a party to any agreement, whether written or unwritten, providing for the payment of Taxes, Tax losses, entitlements to Tax refunds or similar Tax matters;

(x)each of the Enogex Entities has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;

(xi)OGE is not a “foreign person” within the meaning of Section 1445 of the Code and OGEH is an entity disregarded as separate from OGE for federal income tax purposes;

(xii)none of the Enogex Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than an Enogex Entity) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise;

(xiii)there are no Tax liens on any of the assets of the Enogex Entities, except for liens for Taxes not yet due;

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(xiv)the Enogex Entities have not (i) participated in any listed transactions or any other reportable transaction within the meaning of Treasury Regulations Section 1.6011-4, or (ii) engaged in any transaction that gives rise to a registration obligation under Section 6111 of the Code or a list maintenance obligation under Section 6112 of the Code; and

(xv)the Enogex Entities have obtained and retained any and all resale sales tax exemption certificates or other documentation required to establish that all reported exempt sales by such entities are exempt from sales, transfer or similar taxes.

(b)None of the Enogex Entities is classified as a corporation for U.S. federal tax purposes.

4.15Employment and Benefits Matters.

(a)Within ten Business Days after the Execution Date, OGE shall deliver to CNP a letter that sets forth complete and accurate lists of all the Enogex Related Employees and all the Enogex Independent Contractors, specifying whether they are Enogex Related Employees or Enogex Independent Contractors, their position, the entity by which they are employed or to which they provide services, annual salary, hourly wages or consulting or other independent contractor fees, as applicable, and bonus opportunities, date of hire (or entry into an independent contractor agreement), work location, length of service, together with a notation next to the name of any employee or independent contractor on such lists who is subject to any Employment Agreement or Collective Bargaining Agreement.

(b)Section 4.15(b) of the OGE/Bronco Group Disclosure Schedule sets forth a complete and accurate list of each Employee Benefit Plan (i) that is sponsored, maintained or contributed to by any Enogex Entity, or (ii) that any Affiliate or ERISA Affiliate of any Enogex Entity has sponsored, maintained or contributed to, or to which any such entity is obligated to contribute within six years of the Closing Date that covers or benefits any current or former Enogex Related Employees or Enogex Independent Contractors (each, an “Enogex Plan”). True, correct and complete copies of each such Enogex Plan and any related documents, including all amendments thereto, and any trust, insurance or other funding arrangement, have been furnished or made available to CNP. There has also been furnished or made available to CNP, with respect to each such Enogex Plan, the most recent summary plan description and summaries of material modifications thereto.

(c)Section 4.15(c) of the OGE/Bronco Group Disclosure Schedule sets forth a true and complete list of all Employment Agreements of the Enogex Entities. As of the Execution Date, there are no other agreements (other than enrollment or similar forms to commence participation or initiate or continue coverage in an Employee Benefit Plan or standard employment offer letters providing for only at-will employment issued by Enogex Entities) between any Enogex Entity and any natural person that provide for (i) participation in, coverage under or benefits from an Employee Benefit Plan, (ii) annual compensation in excess of $150,000 to such person or (iii) change of control, termination or severance payments in excess of $150,000 to such person. No Enogex Entity is subject to any legal, contractual, equitable, or other obligation or commitment (whether legally binding or not) to enter into an Employment Agreement, establish or contribute to an Employee Benefit Plan or modify (except to the extent required by applicable Law) any existing Employee Benefit Plan or Employment Agreement.

(d)Except as set forth in Section 4.15(d) of the OGE/Bronco Group Disclosure Schedule, no Enogex Entity and no ERISA Affiliate of an Enogex Entity maintains or has an obligation to contribute to, or has any obligation or liability (contingent, secondary or otherwise) to, based upon or arising out of, an Employee Benefit Plan that is (i) subject to Title IV of ERISA or the minimum funding requirements of

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Section 412 of the Code or Section 302 of ERISA, (ii) a plan of the type described in Section 4063 of ERISA or Section 413(c) of the Code, (iii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(e)Except as set forth in Section 4.15(e) of the OGE/Bronco Group Disclosure Schedule, the Enogex Plans (i) are and have been maintained (in form and in operation) in all material respects in accordance with their terms and with the applicable provisions of ERISA, the Code and all other applicable Laws, (ii) if intended to be qualified under Section 401(a) of the Code, (A) satisfy in all material respects in form the requirements of such Section except to the extent amendments are not required by Law to be made until a date after the Closing Date, (B) have received a favorable determination letter or, if applicable, a favorable opinion letter from the Internal Revenue Service regarding such qualified status in any material respect, (C) have not, since receipt of the most recent favorable determination letter or opinion letter, if applicable, been amended in a way that would adversely affect their qualified status and (D) have not been operated in a way that would adversely affect their qualified status, (iii) do not provide, and have not provided, any post-termination of employment welfare benefits or coverage, except as required under Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B (or similar state or local Law) and (iv) if they could be deemed “nonqualified deferred compensation arrangements” under Section 409A of the Code, are in good faith compliance with such section and the applicable regulations and authoritative guidance issued thereunder or are exempt from the requirements of such section and have not been materially modified at any time after October 3, 2004.

(f)The Enogex Entities are, and have been, in compliance with all applicable Laws relating to the employment of labor, including all such applicable Laws relating to employee relations, affirmative action, employee leave rights, disability laws, immigration, plant closings or mass layoffs, labor or arbitration, whistle blower claims, wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers' compensation or other federal or state employment or labor law, common law requirements, local ordinances or regulations, other than any noncompliance that would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect, no strikes, labor disputes, slow downs, sit downs, work stoppages, interruptions of work, picketing or handbilling, lockouts, arbitrations, grievances, unfair labor practice charges or other labor disputes are pending or, to the Knowledge of OGE, threatened with respect to any of the Enogex Related Employees, and no such activity has occurred at any time during the last five years. Except as would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect, none of the Enogex Entities is subject to a current unresolved judicial administrative determination that it has engaged in an unfair labor practice in connection with the Enogex Related Employees and no Enogex Entity has received notice of any pending NLRB proceeding with respect to any Enogex Related Employees. Except as set forth in Section 4.15(f) of the OGE/Bronco Group Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect, no pending grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been received by Enogex Entities with respect to the Enogex Related Employees. To the Knowledge of OGE and except as would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect, all Enogex Related Employees are lawfully authorized to work in the United States according to federal immigration laws.

(g)Each Enogex Plan sponsored or maintained by an Enogex Entity can be unilaterally amended or terminated at any time by an Enogex Entity without liability other than liability for benefits accrued to the date of such amendment or termination pursuant to the terms of the plan.

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(h)No Enogex Entity is a party to a Collective Bargaining Agreement. No Enogex Entity has agreed to recognize any union or other collective bargaining representative. No union or other collective bargaining representative has been certified as the exclusive collective bargaining representative of any of the Enogex Related Employees. To the Knowledge of OGE, no union or other collective bargaining representative claims to be the exclusive collective bargaining representative of any of the Enogex Related Employees. No union organizational campaign or representation petition is currently pending with respect to any of the Enogex Related Employees.

(i)All contributions or payments required to be made by an Enogex Entity to or with respect to any Enogex Plan have been timely made and all liabilities of an Enogex Entity with respect to any Enogex Plan are properly reflected in the Enogex Financial Statements in accordance with GAAP.

(j)There are no material actions, suits, or claims pending (other than routine claims for benefits) or, to the Knowledge of OGE, threatened against, or with respect to, any of the Enogex Plans or their assets or Employment Agreements of the Enogex Entities, nor is any such Enogex Plan or Employment Agreement under investigation or audit by any Governmental Entity. Except as set forth in Section 4.15(j) of the OGE/Bronco Group Disclosure Schedule, there are no material claims, lawsuits, petitions, charges, grievances, investigations, complaints, proceedings, suits, demands, actions or other matters (other than routine qualification determination filings) that are pending against the Enogex Entities before any Governmental Entity or arbitrator, or that have been asserted or threatened against the Enogex Entities, including those for: (i) wages, salaries, commissions, bonuses, vacation pay, severance or termination pay, sick pay or other compensation; (ii) employee benefits; (iii) any alleged unlawful, unfair, wrongful or discriminatory employment or labor practices; (iv) any alleged breach of contract or other claim arising under a collective bargaining or individual agreement or any other employment covenant whether express or implied; (v) any alleged violation of any statute, ordinance, contract or regulation relating to wages or hours of work; (vi) any alleged violation of occupation safety and health standards; or (vii) any alleged violation of plant closing and mass layoff, immigration, workers' compensation, disability, unemployment compensation, whistleblower laws or other employment or labor relations Laws; and to the Knowledge of OGE, no basis therefor exists. To the extent that any Enogex Entity is obligated to develop and maintain an affirmative action plan, no discrimination claim, show cause notice, conciliation proceeding, sanction or debarment proceeding is pending with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state agency and no desk audit or onsite review is in progress with respect to any Enogex Related Employee. Within the past 90 days, the Enogex Entities have not taken an action that constitutes a “mass layoff,” “mass termination” or “plant closing” at any Enogex Entity facility where Enogex Related Employees work within the meaning of the Workers Adjustment and Retraining Notification Act (WARN) or any comparable state Law.

(k)No act, omission or transaction has occurred that would result, directly or indirectly, in imposition on any Enogex Entity of (i) liability under ERISA for a breach of fiduciary duty, (ii) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, or (iii) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, in each case which would reasonably be expected to have an Enogex Material Adverse Effect.

(l)Except as set forth in Section 4.15(l) of the OGE/Bronco Group Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall require any payments of money or other property or provision of benefits or other rights to any employee, officer or director of any Enogex Entity to be either subject to an excise tax or an additional tax under Section 4999 or 409A of the Code, regardless of whether some other subsequent action or event would be required to cause such payment or benefit to be triggered. The execution of, and performance of the transactions contemplated

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by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Enogex Plan or Employment Agreement of the Enogex Entities that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, grant of additional service credits, distribution, or increase in benefits or obligations to fund benefits with respect to any such Enogex Plan or Employment Agreement. There is no agreement, plan, contract or arrangement by which any Enogex Entity is bound to compensate or otherwise “gross up” any person for any state, local or federal taxes due or imposed on such person for any reason in respect of any Enogex Plan or Employment Agreement of the Enogex Entities or the benefits payable thereunder, including taxes, penalties or interest imposed, or otherwise due, pursuant to Sections 409A or 4999 of the Code.

(m)As to any Enogex Plan that is subject to Title IV of ERISA, there has been no event or condition which presents the material risk of plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code (as each was in effect prior to 2008) has been incurred, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation section 4043.1 et seq., promulgated by the PBGC, have not been waived) has occurred and no failure to satisfy the minimum funding standards (as required by Section 302 of ERISA or Section 412 of the Code, as each is in effect after 2007), has occurred, whether or not waived, no notice of intent to terminate the plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the plan, no liability to the PBGC has been incurred (other than for premium payments paid on a timely basis), and there are no restrictions on the payment or accrual of benefits under Section 436 of the Code and no such plan is in “at risk” status for the current plan year under Section 430(i) of the Code.

(n)With respect to any Employee Benefit Plan that is not listed in Section 4.15(b) of the OGE/Bronco Group Disclosure Schedule but that is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to, by OGE, any ERISA Affiliate of OGE, any Enogex Entity or any ERISA Affiliate of any Enogex Entity, (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (ii) no liability to the PBGC has been incurred by OGE or any such ERISA Affiliate, which liability has not been satisfied, (iii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code (as each was in effect prior to 2008) has been incurred and no failure to satisfy the minimum funding standards (as required by Section 302 of ERISA or Section 412 of the Code, as each is in effect after 2007) has occurred, whether or not waived, (iv) all contributions (including installments) to such plan required by Sections 302 or 303 of ERISA and Sections 412 or 430 of the Code have been timely made and (v) no circumstances exist or in the future could exist that could subject any Enogex Entity or, after the consummation of the transactions contemplated by this Agreement, Opco LP or any of its Subsidiaries or ERISA Affiliates, to any liability, including without limitation, any Tax or penalty under ERISA or the Code.

(o)No circumstance exists or future circumstance could reasonably be expected to arise that would lead any Enogex Entity or, after the transactions contemplated by this Agreement, Opco LP, to incur any liability under Title IV of ERISA or suffer the imposition of any Encumbrance on any of their assets with respect to liabilities relating to any Enogex Plan or any employee benefit plan subject to Title IV of ERISA that was sponsored, maintained or contributed to by (i)  OGE, (ii) an ERISA Affiliate of OGE or (iii) any ERISA Affiliate of any Enogex Entity or to which any of them had an obligation to contribute.

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4.16Books and Records. Complete copies of the minute books of the Enogex Entities for 2011, 2012 and 2013 have been made available to outside counsel and other advisors to CNP. All of such minute books contain true and correct copies of all actions taken at all meetings of the board of directors, members or managers, as the case may be, of each of the Enogex Entities, as applicable, and all written consents executed in lieu of such meetings.

4.17No Changes or Material Adverse Effects. Except as disclosed in Section 4.17 of the OGE/Bronco Group Disclosure Schedule,

(a)Between December 31, 2012 and the Execution Date, the Business of the Enogex Entities, taken as a whole, has been conducted in the ordinary course consistent with past practice, and none of the Enogex Entities has taken any of the actions prohibited by Section 6.1(b), except in connection with entering into this Agreement.

(b)Subsequent to December 31, 2012, there has not been any change, event or occurrence that has had or would reasonably be expected to have an Enogex Material Adverse Effect.

4.18Regulation. Neither OGE nor any of the Enogex Entities is, nor following the consummation of the transactions contemplated by this Agreement will OGE, Enogex Holdings or any of the Enogex Entities be, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.19Energy Regulatory Matters.

(a)None of the Enogex Entities is a “natural-gas company” under the Natural Gas Act and none of the Enogex Entities has operated or provided services in a manner that would subject it to FERC jurisdiction over rates and terms of service pursuant to the Natural Gas Act. With the exception of Enogex LLC, which provides intrastate natural gas transportation and storage services pursuant to Section 311 of the NGPA, none of the Enogex Entities has performed services, or is subject to regulation, under the NGPA.

(b)Each of the Enogex Entities is in compliance in all material respects with the applicable provisions of the Pipeline Safety Improvement Act of 2002, the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006, and the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011 and the regulations of the U.S. Department of Transportation, Pipeline and Hazardous Materials Safety Administration and of any State Regulatory Authority promulgated thereunder.

(c)Except as indicated in Section 4.19(c) of the OGE/Bronco Group Disclosure Schedule and except for general non-discrimination and open access obligations, no Enogex Entity is subject to regulation by any State Regulatory Authority as a public utility and neither the rates nor the terms of service offered by any of the Enogex Entities is subject to regulation by any State Regulatory Authority. No approval by any State Regulatory Authority is required in connection with the execution and delivery of this agreement by OGE or the consummation of the transactions contemplated herein.

4.20State Takeover Laws. No approvals are required under state takeover or similar Laws in connection with the performance by OGE of its obligations under this Agreement.

4.21Bankruptcy. No bankruptcy, reorganization or arrangement proceedings are pending against, being contemplated by, or to Knowledge of OGE, threatened against any Enogex Entity.

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4.22Opinions of Financial Advisors. The Board of Directors of OGE has received the opinion of UBS Securities LLC, dated as of the Execution Date, to the effect that the transactions contemplated by this Agreement were fair, from a financial point of view, to OGE.

4.23Brokers' Fees. None of OGE, OGEH or any of the Enogex Entities, nor any of their respective officers or directors, has incurred any liability on behalf of any CNP Midstream Entity, CNP, the Bronco Group any Enogex Entity for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement.

4.24Investment Intent. OGE and its relevant Subsidiaries, including OGEH, are acquiring Opco LP Common Units and GP Membership Interests to be issued to OGE pursuant to Article II for investment for their own account and not with a view to, or for sale in connection with, any distribution thereof. OGE and each such Subsidiary (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Opco LP Common Units and GP Membership Interests and is capable of bearing the economic risks of such investment. OGE and its relevant Subsidiaries are aware that the GP Membership Interests have not been registered, and will not be registered after the Closing, under the Securities Act or under any state or foreign securities Laws.

4.25Certain Business Relationships between Enogex and its Affiliates. Except as set forth in Section 4.25 of the OGE/Bronco Group Disclosure Schedule, (a) neither OGE nor any of its Subsidiaries (excluding the Enogex Entities) has been involved in any material business arrangement or relationship with the Enogex Entities within the past two years, (b) neither OGE nor any of its Subsidiaries (excluding the Enogex Entities) owns any material asset, tangible or intangible, that is used in Enogex Entities' business and (c) neither OGE nor any of its Subsidiaries (excluding the Enogex Entities) is a party to any material contract, commitment or agreement (whether written or oral) with any Enogex Entity or relating to the business of the Enogex Entities.

4.26Limitation of Representations and Warranties.

(a)For purposes of any of the representations made by OGE with respect to Enogex Holdings in this Article IV (other than with respect to Section 4.4 and Section 4.5), such representations shall be deemed to have been made at the Execution Date but not as of the Closing.

(b)EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, OGE IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE MEMBERSHIP INTERESTS OF ANY OF THE ENOGEX ENTITIES, OR THE BUSINESS, ASSETS, OR LIABILITIES OF ANY ENOGEX GROUP ENTITY, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BRONCO GROUP

Except as disclosed in the OGE/Bronco Group Disclosure Schedule, the Bronco Group hereby represents and warrants to CNP and OGE as follows:
5.1Organization; Qualification. Each of Bronco I and Bronco II has been duly formed and is validly

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existing and in good standing as a limited liability company under the Law of its jurisdiction of formation with all requisite limited liability company power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except in each case where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect. Each of Bronco I and Bronco II is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect.

5.2Authority; No Violation; Consents and Approvals. The Bronco Group has all requisite corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Bronco Group of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Bronco Group, and no other corporate or other organizational proceeding on the part of the Bronco Group or any Affiliate thereof is necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Bronco Group and, assuming the due authorization, execution and delivery hereof by CNP and OGE, constitutes a legal, valid and binding agreement of the Bronco Group, enforceable against the Bronco Group in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). Except as disclosed in Section 4.2 of the OGE/Bronco Group Disclosure Schedule, for matters expressly contemplated by this Agreement and matters described in clauses (b), (c), (d) or (e) below that would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect, neither the execution and delivery by the Bronco Group of this Agreement, nor the consummation by the Bronco Group or Enogex Holdings of the transactions contemplated hereby, including the execution and delivery of the Transaction Documents to which any member of the Bronco Group or Enogex Holdings is party on or prior to the Closing Date, and the performance by the Bronco Group and Enogex Holdings of this Agreement or such other Transaction Documents, will (a) violate or conflict with any provision of the Governing Documents of the Bronco Group or Enogex Holdings; (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity; (c) require any consent or approval of any counterparty to, or result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any agreement or instrument to which the Bronco Group or Enogex Holdings, is a party or by or to which any of their properties are bound; (d) result in the creation of an Encumbrance upon or require the sale of or give any Person the right to acquire any of the assets of the Bronco Group or Enogex Holdings, or restrict, hinder, impair or limit the ability of the Bronco Group or Enogex Holdings to carry on their businesses as and where they are being carried on as of the Execution Date; or (e) violate or conflict with any Law applicable to the Bronco Group or Enogex Holdings.

5.3Capitalization.

(a)As of the Execution Date, the Bronco Group owns 20.08% of the outstanding membership interests of Enogex Holdings, which membership interests have been duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of Enogex Holdings and are fully paid and non-assessable. The Bronco Group owns such membership interests of Enogex Holdings free and clear of any Encumbrances. Immediately prior to the Closing, and as a result of OGEH, Enogex Holdings and EH

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II consummating the transactions contemplated by the EH Contribution Agreement, the Bronco Group will own 100% of the outstanding membership interests of Enogex Holdings, which membership interests will be duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of Enogex Holdings and will be fully paid and non-assessable. The Bronco Group will own such membership interests of Enogex Holdings free and clear of any Encumbrances.

(b)Immediately prior to the Closing, and as a result of OGEH, Enogex Holdings and EH II consummating the transactions contemplated by the EH Contribution Agreement and OGE (or its designated Affiliates) and the Bronco Group paying off certain outstanding borrowings under the Enogex Short Term Facilities as provided in Section 6.7(a)(ii), Enogex Holdings will own, 24.0% of the EH Economic Units in EH II, which membership interests will be duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of EH II and will be fully paid and non-assessable. Enogex Holdings will own such membership interests of EH II free and clear of any Encumbrances.

(c)Except as contemplated by this Agreement or set forth in Section 4.3(d) of the OGE/Bronco Group Disclosure Schedule, (i) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating the Bronco Group or Enogex Holdings to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of the Enogex Entities; (ii) there are no outstanding securities or obligations of any kind of any of the Bronco Group or Enogex Holdings, that are convertible into or exercisable or exchangeable for any equity interest in any of the Enogex Entities; (iii) there are no outstanding bonds, debentures or other evidence of indebtedness of any of the Bronco Group or Enogex Holdings, having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests in any of the Enogex Entities on any matter; and (iv) there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which the Bronco Group or Enogex Holdings is a party or by which any of their securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the Enogex Entities.

(d)Enogex Holdings was formed by OGEH and the Bronco Group solely for the purpose of holding the limited liability company membership interests in Enogex LLC. After giving effect to the consummation of the transactions contemplated by the EH Contribution Agreement on the Closing Date, Enogex Holdings will have no assets or liabilities other than its ownership of certain limited liability company membership interests of EH II.

5.4Brokers' Fees. Neither Bronco I and Bronco II, nor any of their respective officers or directors, has incurred any liability on behalf of any CNP Midstream Entity, CNP, OGE or any Enogex Entity for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement.

5.5Investment Intent. At the Closing, Enogex Holdings is acquiring Opco LP Common Units to be issued to Enogex Holdings pursuant to Article II for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. At the Closing, Enogex Holdings (either alone or together with its advisors) will have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Opco LP Common Units and is capable of bearing the economic risks of such investment.

5.6Limitation of Representations and Warranties.

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(a)For purposes of any of the representations made by the Bronco Group with respect to Enogex Holdings pursuant to this Article V, such representations shall not be deemed to have been made as of the Execution Date but shall only be deemed to have been made prospectively as of the time immediately following consummation of the transactions contemplated by, and pursuant to the terms and conditions (including the assumption of liabilities by EH II) of, the EH Contribution Agreement.

(b)EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE V, THE BRONCO GROUP IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE MEMBERSHIP INTERESTS OF ANY OF THE ENOGEX ENTITIES, OR THE BUSINESS, ASSETS, OR LIABILITIES OF ANY ENOGEX GROUP ENTITY, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

ARTICLE VI
ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

6.1Conduct of Business. Except (i) as set forth in the last sentence of Section 6.1(b) or as otherwise contemplated by this Agreement, (ii) as otherwise required by Law or Environmental Law or ERISA or (iii) as set forth in Section 6.1 of the CNP Disclosure Schedule or in Section 6.1 of the OGE/Bronco Group Disclosure Schedule, without the prior written consent of all of the other Parties (which consent will not be unreasonably withheld, delayed or conditioned), each of CNP and OGE agree that from the Execution Date through the Closing Date:

(a)Each of CNP and OGE, with respect to the business of its Consolidated Group, shall, except as otherwise permitted under this Section 6.1, (i) conduct the business of such Consolidated Group in the ordinary course consistent with past practices, (ii) use commercially reasonable efforts to preserve intact the present business organizations and material rights and franchises of such Consolidated Group, to keep available the services of the CNP Midstream Related Employees and CNP Independent Contractors or the Enogex Related Employees and Enogex Independent Contractors, as applicable, and the current officers and employees of such Consolidated Group, and to preserve the material relationships of such Consolidated Group with customers, suppliers and others having business dealings with them and (iii) maintain and keep the material properties and assets of such Consolidated Group in as good repair and condition, including any material insurance coverage thereon, as at the Execution Date, subject to ordinary wear and tear.

(b)Without limiting the generality of Section 6.1(a), except as otherwise contemplated by this Agreement, each of CNP and OGE, with respect to the business of its Consolidated Group, will not, and agrees that it will cause its respective Consolidated Group not to:

(i)make any material change in the conduct of its Business;

(ii)make any change in its Consolidated Group's Governing Documents;

(iii)issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any of its equity securities or securities convertible into its equity securities, or subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating it to issue any such securities;

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(iv)declare, set aside or pay any distributions in respect of its equity securities, or split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, any of its equity securities;

(v)merge into or with any other Person (other than (A) mergers among wholly owned Subsidiaries of the same Person, (B) mergers between any CNP Midstream Entity and its wholly owned Subsidiaries, (C) mergers between any Enogex Entity and its wholly owned Subsidiaries or (D) as permitted by clause (vi));

(vi)acquire, through merger, consolidation or otherwise, all or substantially all of the business or assets of any Person, or acquire any interest in or contribute any assets to any partnership or joint venture or enter into any similar arrangement for consideration in excess of $50,000,000 individually or $100,000,000 in the aggregate;

(vii)(A) except as permitted by exclusions under other clauses of this Section 6.1(b), other than in the ordinary course of business consistent with past practices, enter into any material contract or agreement or terminate or amend in any material respect any material contract or agreement to which it is a party or waive any material rights under any material contract or agreement to which it is a party, (B) with respect to OGE and its Consolidated Group, enter into any contract, agreement or commitment between OGE, its Subsidiaries (excluding the Enogex Entities) or the Bronco Entities, on the one hand, and the Enogex Entities, on the other hand, or terminate or waive any existing right or claim by the Enogex Entities against OGE or any of its Subsidiaries (excluding the Enogex Entities), or (C) with respect to CNP and its Consolidated Group, enter into any contract, agreement or commitment between CNP and its Subsidiaries (excluding the CNP Midstream Entities), on the one hand, and the CNP Midstream Entities, on the other hand, or terminate or waive any existing right or claim by the CNP Midstream Entities against CNP or any of its Subsidiaries (excluding the CNP Midstream Entities);

(viii)purchase any securities of or make any investment in any Person (other than (A) ordinary-course overnight investments consistent with cash management practices of such Party, (B) investments in wholly owned Subsidiaries, (C) purchases and investments in addition to those contemplated by (A) and (B) of this clause (viii) up to an aggregate amount of $10,000,000 for each Party and (D) as permitted pursuant to clause (vi));

(ix)incur, assume or guarantee any indebtedness for borrowed money, issue, assume or guarantee any debt securities, grant any option, warrant or right to purchase any debt securities, or issue any securities convertible into or exchangeable for any debt securities, other than (A) in connection with working capital borrowings in the ordinary course of business consistent with past practices by any member of its Consolidated Group under its existing bank credit facilities or any refinancing thereof, (B) intercompany debt solely between members of the Consolidated Group for existing projects under development, (C) as credit support in the ordinary course of business consistent with past practices by any member of its Consolidated Group for any wholly owned Subsidiary of any member of such Consolidated Group and (D) acquisitions and capital expenditures permitted by this Section 6.1(b), provided that such Party shall provide prior written notice to the other Party of any such borrowing that is in excess of $50,000,000 individually or $100,000,000 in the aggregate;

(x)(A) sell, assign, transfer, abandon, lease or otherwise dispose of assets having a fair market value in excess of $20,000,000 in the aggregate, except for (1) natural gas, natural gas liquids, oil, condensate and other hydrocarbon sales in the ordinary course of business consistent with past practices and

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(2) dispositions of inventory or worn-out or obsolete equipment for fair value in the ordinary course of business consistent with past practices or (B) other than Permitted Encumbrances, grant any security interest with respect to, pledge or otherwise encumber any assets, other than security interests granted after the Execution Date (1) with respect to assets acquired after the Execution Date (which acquisition is otherwise permitted by this Agreement), pursuant to related financing arrangements (which financing arrangements are otherwise permitted by this Agreement), (2) with respect to assets already owned prior to the Execution Date, pursuant to the requirements of existing financial arrangements or (3) pursuant to financing arrangements entered into after the Execution Date in accordance with Section 6.1(b)(ix);

(xi)(A) settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements in the aggregate assesses damages in excess of $10,000,000 (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), to the extent reserved against in the CERC Financial Statements or the Enogex Financial Statements, as applicable, or to the extent covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would reasonably be expected to have a CNP Midstream Material Adverse Effect or an Enogex Material Adverse Effect, as applicable;

(xii)except as required on an emergency basis or for the safety of persons or the environment, make any capital expenditure in excess of $50,000,000 in the aggregate (other than as permitted by clause (vi));

(xiii)make any material change in its tax methods, principles or elections;

(xiv)make any material change to its financial reporting and accounting methods other than as required by a change in GAAP or a change in Law;

(xv)fail to file on a timely basis all applications and other documents necessary to maintain, renew or extend any material permit, license, variance or any other material approval required by any Governmental Entity for the continuing operation of its business;

(xvi)(A) grant any increases in the compensation of any of its officers, employees or independent contractors, except in the ordinary course of business consistent with past practices, (B) amend any collective bargaining agreement or other contract with any labor union or organization or any existing employment or severance or termination contract with any officer, employee or independent contractor, (C) become obligated under any new pension plan, welfare plan, multiemployer plan, Employee Benefit Plan, severance plan, change of control or other benefit arrangement or similar plan or arrangement, or (D) except as required by applicable Law, amend or take any action with respect to any Employee Benefit Plan of any CNP Midstream Entity or any Enogex Entity, as applicable, if such amendment would have the effect of enhancing any benefits thereunder, including acceleration of vesting and waiver of performance criteria;

(xvii)adopt or vote to adopt a plan of complete or partial dissolution or liquidation;

(xviii)make any material change to its officers' and directors' liability insurance as existing on the Execution Date; or

(xix)agree or commit to do any of the foregoing.

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Notwithstanding any provision in this Section 6.1 to the contrary, to the extent that they relate to CNP, on the one hand, or OGE, on the other hand, the restrictions set forth in this Section 6.1 shall apply only to the business, operations, agreements, indebtedness and securities of the CNP Midstream Entities or the Enogex Entities, respectively, and shall not apply to the business, operations, agreements, indebtedness and securities of, or otherwise restrict the activities of, CNP or any of its Subsidiaries (other than the CNP Midstream Entities) or OGE or any of its Subsidiaries (other than the Enogex Entities), and the restrictions set forth in this Section 6.1 (other than as set forth in Section 6.1(b)(vii)(B) and (C)) shall not apply to the business, operations, agreements, indebtedness and securities of, or otherwise restrict the activities of, the Bronco Group or any of its Subsidiaries (other than, to the extent they may be Subsidiaries of the Bronco Group, the Enogex Entities).

(c)Notification of Certain Events. From the Execution Date until the Closing Date, each Party shall promptly notify the other Parties in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any representation or warranty of the notifying Party contained in this Agreement to be inaccurate in any material respect as of the Closing Date (or, in the case of any representation or warranty made as of a specified date, as of such specified date), (ii) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied on or prior to the Closing Date, (iii) any change, event or occurrence that has had or could reasonably be expected to have a CNP Midstream Material Adverse Effect or Enogex Material Adverse Effect, as applicable, and (iv) any material breach by the notifying Party of any covenant, obligation or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.1(c) shall not limit or otherwise affect the remedies available hereunder to the notified Parties or the conditions set forth in Article VII.

6.2Access to Information; Confidentiality.

(a)Subject to Section 6.2(b) and applicable Laws, upon reasonable notice, each of CNP and OGE shall (and shall cause its Consolidated Group to) afford the officers, employees, counsel, accountants and other authorized representatives and advisors of the requesting Party reasonable access, during normal business hours from the Execution Date until the Closing Date, to the properties, books, contracts and records as well as to their management personnel of its Consolidated Group and, to the extent related to the ownership, management or operations of the Consolidated Group, of such Party; provided that such access shall be provided on a basis that minimizes the disruption to the operations of the disclosing Party and its Consolidated Group provided, further, that the requesting Party shall not (i) contact clients, customers or suppliers of the disclosing Party (or its Consolidated Group) with respect to the transactions contemplated hereby without the prior written consent of the disclosing Party (which consent shall not be unreasonably withheld, conditioned or delayed) or (ii) perform invasive or subsurface investigations of the real property owned by the disclosing Party or its Subsidiaries. The disclosing Party shall have a right to have a representative present at all times of any inspections, interviews and examinations conducted at or in the offices or other facilities or properties of the disclosing Party or its Subsidiaries. To the fullest extent permitted by Law, the disclosing Party shall not be responsible or liable to the requesting Party for injuries sustained by the requesting Party's officers, employees, counsel, accountants and other representatives and advisors in connection with the access provided pursuant to this Section 6.2(a), and shall be indemnified and held harmless by the requesting Party for any losses suffered by the disclosing Party or its officers, employees, counsel, accountants or representatives in connection with any such injuries, including personal injury, death or physical property damage. THIS INDEMNIFICATION IS EXPRESSLY INTENDED TO APPLY NOTWITHSTANDING ANY NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY ON THE PART OF THE DISCLOSING PARTY, EXCEPTING ONLY INJURIES

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ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE DISCLOSING PARTY.

(b)Each of CNP and OGE acknowledge that certain information received pursuant to Section 6.2(a) will be non-public or proprietary in nature and as such will be deemed to be “Confidential Information” for purposes of the Confidentiality Agreement. Each of CNP and OGE further agrees to be bound by the terms and conditions of the Confidentiality Agreement (except that the term of the Confidentiality Agreement shall be two years from the Execution Date) and to maintain the confidentiality of such Confidential Information in accordance with the Confidentiality Agreement.

(c)The Bronco Group acknowledges that certain information received pursuant to Section 6.2(a) will be non-public or proprietary in nature and as such will be deemed to be “Confidential Information” for purposes hereof. The Bronco Group shall hold in strict confidence any Confidential Information it receives and may not disclose any Confidential Information to any Person other than another Party, except for disclosures (i) to comply with any Laws (including applicable stock exchange or quotation system requirements), (ii) to the Bronco Group and its Affiliates, and its and their respective officers, directors, employees, agents, advisers or representatives, but only if the recipients of such information have agreed to be bound by confidentiality provisions that are no less stringent than those set forth in this Section 6.2(c), (iii) of information that the Bronco Group has received from a source independent of such Party and that the Bronco Group reasonably believes such source obtained without breach of any obligation of confidentiality, (iv) to existing and prospective lenders, existing and prospective investors, attorneys, accountants, consultants and other representatives of the Bronco Group with a need to know such information (including a need to know for the Bronco Group's own purposes), provided, however, that the Bronco Group shall be responsible for such representatives' use and disclosure of any such information, (v) of public information, or (vi) in connection with any proposed “transfer” (as defined in the Opco Partnership Agreement) of Bronco's “Units” (as defined in the Opco Partnership Agreement), to Persons to which such interest may be transferred as permitted by the Opco Partnership Agreement, but only if the recipients of such information have agreed in writing to be bound by confidentiality provisions that are no less stringent than those set forth in this Section 6.2(c).

6.3Certain Filings.

(a)As promptly as practicable following the Execution Date (and in any event no later than 10 Business Days following the Execution Date), (a) the Parties shall, to the extent required, (i) make their required respective filings under the HSR Act with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, which filings will include a request for early termination of any applicable waiting period, (ii) after such filings are made, make any other required submissions under the HSR Act, (iii) use all reasonable efforts to cooperate with one another in making all such filings that are required or advisable and timely seeking all such consents, permits, authorizations, approvals or HSR Clearance and (iv) use all reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby and (b) the Parties hereto shall make all required filings or applications necessary to obtain any consents required to be obtained from the FCC in connection with the transactions contemplated by this Agreement.

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(b)Notwithstanding the foregoing or any other provision of this Agreement, in no event will any Party or any of their respective Affiliates be required to enter into or offer to enter into any divestiture, hold-separate, business limitation or similar agreement or undertaking in connection with this Agreement or the transactions contemplated by this Agreement that could reasonably be expected to result in a CNP Midstream Material Adverse Effect or an Enogex Material Adverse Effect, as applicable.

(c)The Parties agree that the net proceeds received or to be received by any Party from any sale, divestiture, conveyance or similar arrangement or transaction, in each case taken in order to satisfy any condition or otherwise obtain HSR Clearance, of any particular asset, business or part of an asset or business that is required under this Agreement to be contributed to Opco LP shall (i) if consummated prior to the Closing, be held for the benefit of Opco LP and contributed to Opco LP in connection with the Closing or (ii) if consummated after the Closing, be paid to, or retained by, as applicable, Opco LP.

(d)Subject to Section 6.3(b), CNP, OGE and the Bronco Group shall cooperate fully with respect to any filing, submission or communication with a Governmental Entity having jurisdiction over the transactions contemplated by this Agreement. Such cooperation shall, to the extent permitted by applicable Law, include each Party: (i) providing, in the case of oral communications with a Governmental Entity, advance notice to the other Parties of any such communication and an opportunity for the other Parties to participate to the extent practicable; (ii) providing, in the case of written communications, other than the HSR filing itself or other written communications containing confidential or competitively sensitive information concerning such Party or its Affiliates or the transactions contemplated by this Agreement, an opportunity for the other Parties to comment on any such communication and providing the other Parties with a final copy of all such communications subject to restrictions pursuant to relevant antitrust or competition Laws on the sharing of certain information; and (iii) complying promptly with any request for information from a Governmental Entity (including an additional request for information and documentary material).

6.4Reasonable Efforts; Further Assurances. From and after the Execution Date, upon the terms and subject to the conditions hereof, each of the Parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable; provided, however, that the matters contemplated in Section 6.5 shall be governed by Section 6.5 and this Section 6.4 shall not apply thereto. Without limiting the foregoing but subject to the other terms of this Agreement, the Parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

6.5Credit Facilities.

(a)Each of CNP and OGE shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate a revolving credit facility (the “Revolving Credit Facility”) and a term loan facility (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Credit Facilities”) for the benefit of Opco LP, in each case as described on Annex A. Each of the Parties agrees to cause Opco LP immediately prior to the Closing to use $1.05 billion of borrowings under the Term Loan Facility to repay intercompany debt to CERC (the “Repayment”). Each of the Parties hereto acknowledges and agrees that (i) neither CNP nor OGE is required to accept financing terms materially less favorable to Opco LP than those terms described on Annex A or that discriminate between CNP and OGE, (ii) the arrangement and consummation of the Revolving Credit Facility shall not be a condition to Closing the transactions contemplated by this Agreement and (iii) the

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arrangement and consummation of the Term Loan Facility and the Repayment shall be a condition to Closing the transactions contemplated by this Agreement. The Bronco Group shall be included in any applicable working group list with respect to the Credit Facilities and will be given notice of, and an opportunity to participate in, all material discussions between CNP, OGE and/or any Affiliate of CNP or OGE and any lender, agent or other third party regarding the arrangement and consummation of, and other material matters related to, the Credit Facilities.

(b)Each of CNP and OGE shall use commercially reasonable efforts to cooperate, and shall use commercially reasonable efforts to cause its respective officers, employees and advisors, including legal and accounting personnel, to cooperate, with such other Party and its officers, employees and advisors, including legal and accounting personnel, and with prospective lenders, financial advisors, underwriters and initial purchasers as reasonably requested by such other Party in connection with the arrangement of the Credit Facilities, including (i) using commercially reasonable efforts to participate in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, (ii) using commercially reasonable efforts to assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Credit Facilities, (iii) executing and delivering any commitment letters, agreements to pay fees and expenses, customary certificates, legal opinions or documents as may be reasonably requested by the prospective lenders, initial purchasers or underwriters involved in the Credit Facilities, (iv) using commercially reasonable efforts to furnish prospective sources of the Credit Facilities, including initial purchasers or underwriters, as promptly as practicable with financial and other pertinent information regarding the CNP Midstream Entities or the Enogex Entities, as applicable, as may be reasonably requested by such prospective lenders, initial purchasers or underwriters, including quarterly and annual consolidated and consolidating financial statements of the CNP Midstream Entities or the Enogex Entities, as applicable, prepared in accordance with GAAP (except, in the case of quarterly financial statements, for the absence of footnotes and subject to normal year-end adjustments), and all other financial statements and financial data of the type reasonably required by such prospective lenders, initial purchasers or underwriters, (v) using commercially reasonable efforts to obtain accountants' comfort letters, consents, landlord, bailee or warehousemen waivers or letters, insurance endorsements, intercreditor agreements if applicable, legal opinions, surveys, title insurance and other third party agreements or deliverables as reasonably requested by any prospective lenders, initial purchasers or underwriters, (vi) taking all actions reasonably necessary to facilitate the due diligence conducted by prospective lenders, initial purchasers or underwriters and (vii) causing Opco LP to enter into one or more customary and reasonable credit or other agreements or indentures on terms not materially less favorable to Opco LP than those described on Annex A. Any information provided by CNP or OGE in connection with seeking the Credit Facilities shall be prepared in good faith and shall be free of any material misstatements or omissions.

(c)Notwithstanding anything to the contrary in this Agreement, (i) CNP shall be responsible for all structuring, underwriting, arrangement and upfront fees associated with obtaining the Term Loan Facility that are payable upon the closing of the Term Loan Facility and (ii) Opco LP shall be responsible for (A) all ticking fees or commitment fees associated with obtaining commitments to the Term Loan Facility, (B) all upfront, arrangement and commitment fees associated with obtaining the Revolving Credit Facility and (C) all out-of-pocket expenses of the initial lenders and lead arrangers under the Credit Facilities incurred in connection with the Credit Facilities (provided that, if the Closing does not occur and the Credit Facilities are not obtained, each of CNP and Enogex LLC shall be responsible, severally and not jointly, for 50% of all of the fees and expenses referred to in this clause (ii)). Except as set forth in the immediately preceding sentence, none of CNP, OGE or the Bronco Group or any of their Affiliates (other than Opco LP and its Subsidiaries) will be obligated to pay or reimburse Opco LP for any fees or expenses with respect to the Credit Facilities.

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6.6Conversions, Mergers and Reorganizations. Prior to Closing, CNP may cause any or all of the CNP Midstream Entities treated as corporations for federal income tax purposes to be merged or converted into Delaware limited liability companies, treated as disregarded entities for federal income tax purposes.

6.7Additional Debt Matters.

(a)Enogex Holdings Debt Matters.

(i)Prior to Closing, OGE (or its designated Affiliates) will cause the outstanding borrowings under the Enogex Short Term Facilities to consist of the following (the “Pre-Closing Enogex Short Term Fundings”):

(A)$24.5 million; plus
(B)to the extent exceeding the aggregate amount of cash flows from operations (excluding interest payments and net increases in working capital) and cash flows from asset dispositions of Enogex LLC and its Subsidiaries during the Test Period, the following amounts:
(I)    any funding to meet any net increases in working capital incurred during the Test Period by Enogex LLC, its Subsidiaries or with respect to their interest in Atoka Midstream LLC;
(II)    any capital expenditures incurred during the Test Period at Enogex LLC, its Subsidiaries or with respect to their interest in Atoka Midstream LLC; and
(III)    interest accrued and paid during the Test Period under the Enogex Term Loan, the Enogex Senior Notes and, to the extent they are due to Pre-Closing Enogex Short Term Fundings, the Enogex Short Term Facilities;
provided, however, that the Pre-Closing Enogex Short Term Fundings shall not include any dividends or distributions to the members of Enogex LLC (although the Parties acknowledge that certain required distributions will be made by Enogex Holdings in accordance with Section 6.1(b)(iv) of the OGE/Bronco Group Disclosure Schedule), repayments of intercompany notes by Enogex LLC or interest payments required on the Enogex Short Term Facilities that are not due to Pre-Closing Enogex Short Term Fundings, including interest accrued for any period prior to January 1, 2013.
(ii)At or prior to the Closing, the Bronco Group shall pay down $107,000,000 of debt under the Enogex Short Term Facilities, and OGE (or its designated Affiliates) shall pay down any other amounts other than the Pre-Closing Enogex Short Term Fundings.

(iii)No less than 15 days prior to the Closing Date, OGE will deliver to CNP and the Bronco Group a schedule providing its estimate of the balance that will be outstanding under the Enogex Short Term Facilities as of Closing itemizing the Pre-Closing Enogex Short Term Fundings and the amount of borrowings under the Enogex Short Term Facilities proposed to be paid by OGE and the Bronco Group prior to Closing, together with reasonable supporting documentation for any amounts on such schedule. No less than five days prior to the Closing Date, OGE will deliver to CNP and the Bronco Group a schedule updating its prior estimate of the balance that will be outstanding under the Enogex Short Term Facilities as of Closing itemizing the Pre-Closing Enogex Short Term Fundings and the amount of borrowings under the Enogex Short Term Facilities proposed to be paid by OGE and the Bronco Group prior to Closing to the

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extent such amount has changed, together with reasonable supporting documentation for any amounts on such schedule. On the Business Day immediately prior to the Closing Date, OGE will deliver to CNP and the Bronco Group a schedule with the final balance that will be outstanding under the Enogex Short Term Facilities as of Closing itemizing the Pre-Closing Enogex Short Term Fundings and the amount of borrowings under the Enogex Short Term Facilities proposed to be paid by OGE and the Bronco Group prior to Closing to the extent such amount has changed (the amount that will be outstanding under the Enogex Short Term Facilities as of Closing minus the amount proposed to be paid by OGE and the Bronco Group prior to Closing is referred to as the “Enogex Short Term Funding Amount”), together with reasonable supporting documentation for any amounts on such schedule. If the Revolving Credit Facility has been consummated at Closing, each of the Parties agrees to cause Opco LP to pay the Enogex Short Term Funding Amount in connection with the Closing using borrowings under the Revolving Credit Facility. If the Revolving Credit Facility has not been consummated at Closing, each of the Parties agrees that the OGE Internal Cash Management Facility balance of the Enogex Short Term Facilities shall be transferred to the Enogex Revolving Credit Facility at Closing, and, upon consummation of the Revolving Credit Facility, each of the Parties agrees to cause Opco LP to pay and retire the Enogex Revolving Credit Facility in full.

(b)CERC Debt Matters. No less than 15 days prior to the Closing Date, CNP (or its designated Affiliates) will deliver to OGE and the Bronco Group a schedule of the following (the “Pre-Closing CNP Midstream Debt Fundings”) and reasonable supporting documents for any amounts on such schedule:

(i)to the extent exceeding the aggregate amount of CNP's share of cash flows from operations (excluding interest payments and net increases in working capital) and cash flows from asset dispositions of the CNP Midstream Entities during the Test Period, CNP's share of the following amounts:

(A)any funding to meet any net increases in working capital incurred during the Test Period by the CNP Midstream Entities;

(B)any capital expenditures incurred during the Test Period at the CNP Midstream Entities; and

(C)interest accrued and paid during the Test Period under the Intercompany Notes and interest that would have accrued during the Test Period under the Deemed Term Loan had it been outstanding;

provided, however, that the Pre-Closing CNP Midstream Debt Fundings shall not include any interest payments required on any indebtedness that is not Pre-Closing CNP Midstream Debt Fundings.
(ii)No less than five days prior to the Closing Date, CNP will deliver to OGE and the Bronco Group a schedule updating its prior estimate of the Pre-Closing CNP Midstream Debt Fundings to the extent such amount has changed, together with reasonable supporting documentation for any amounts on such schedule. On the Business Day immediately prior to the Closing Date, CNP will deliver to OGE and the Bronco Group a schedule with the final amount of the Pre-Closing CNP Midstream Debt Fundings (the “CNP Midstream Debt Funding Amount”). If the Revolving Credit Facility has been consummated at Closing, each of the Parties agrees to cause Opco LP to pay CERC the CNP Midstream Debt Funding Amount immediately after the Closing using borrowings under the Revolving Credit Facility. If the Revolving Credit Facility has not been consummated at Closing, each of the Parties agrees to cause Opco LP (A) to enter into a promissory note to CERC in the form attached as Annex C in the amount of the CNP Midstream Debt Funding Amount and (B) to pay the note in full upon the consummation of the Revolving Credit Facility.

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(c)CenterPoint Midstream Entity Debt Matters. Prior to Closing, CNP will cause CEFS to (i) amend and restate in substantially the form of the CERC Intercompany Notes the following intercompany promissory notes: (A) the Promissory Note by CEFS payable to CenterPoint Energy Resources Finance, Inc., dated July 31, 2012, (B) the Amended and Restated Promissory Note by CEFS payable to CenterPoint Energy Service Company, LLC, dated June 25, 2012, and (C) the Promissory Note by CenterPoint Energy Gas Processing, Inc. payable to CenterPoint Energy Resources Finance, Inc., dated July 31, 2012 (collectively, the “Intercompany Notes”) and (ii) assume the note referenced in clause (C) above. Such Intercompany Notes shall be in a principal outstanding amount of no more than $362,720,000 in the aggregate.

(d)Debt of CNP Midstream Entities, Enogex LLC and their Subsidiaries Immediately after the Closing. The Parties acknowledge that, immediately after the Closing, Enogex LLC and the CNP Midstream Entities will be obligated to the following outstanding indebtedness:

(i)Enogex LLC:

(A)If the Revolving Credit Facility has been consummated, (1) the Enogex Term Loan with an outstanding principal balance of $250 million and (2) the Enogex Senior Notes in the aggregate principal amount of $450 million; and

(B)If the Revolving Credit Facility has not been consummated, (1) the Enogex Term Loan with an outstanding principal balance of $250 million, (2) the Enogex Senior Notes in the aggregate principal amount of $450 million and (3) the Enogex Revolving Credit Facility.

(ii)CNP Midstream Entities. The Intercompany Notes and the Term Loan Facility, and if the Revolving Credit Facility has not been consummated, the promissory note to CERC in the form attached as Annex C.

6.8SESH Interest Contribution. Prior to the Closing, CNP shall use its reasonable best efforts to obtain (a) a consent from Spectra Energy Southeast Supply Header, LLC (“Spectra”) under the Limited Liability Company Agreement of Southeast Supply Header Pipeline, LLC, dated June 26, 2006, as amended and restated to date (the “SESH LLC Agreement”) to permit SEPH to transfer to Opco LP a 49.9% interest in SESH immediately prior to the Closing in accordance with the CERC Contribution Agreement (the “Spectra Consent”) and (b) a waiver from Spectra of any applicable preferential purchase rights of Spectra that may arise after the Closing Date; provided, however, that the Parties agree that CNP's indirect interest in SESH will be contributed to Opco LP as more particularly set forth on Annex B.

6.9Tax Elections.

(a)On or before the Closing Date, OGE shall cause OGEH to make an election described in Treasury Regulations Section 301.7701-3 to be classified as an association for federal income tax purposes effective as of the beginning of (or before) the Closing Date.

(b)OGE and the Bronco Group shall cause Enogex Holdings (i) to make an election described in Section 754 of the Code effective for the taxable period of Enogex Holdings that includes the Closing Date and (ii) elect to use the remedial method under Treasury Regulations Section 1.704-3(d) as to all of Enogex Holdings' assets that are subject to Section 704(c) of the Code or reverse Section 704(c) allocations within the meaning of Treasury Regulations Section 1.704-3(a)(6).

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6.10Tax Sharing Agreement. On or before the Closing Date, (a) CNP, OGE, and Opco LP shall enter into a customary tax sharing agreement, substantially in the form attached hereto as Exhibit M (“Opco LP Tax Sharing Agreement”), allocating responsibility for state income and franchise taxes attributable to the operations of Opco LP and its subsidiaries and (b) CNP, OGE, and New GP LLC shall enter into a customary tax sharing agreement, substantially in the form attached hereto as Exhibit N (“New GP Tax Sharing Agreement”), allocating responsibility for state income and franchise taxes attributable to the operations of New GP LLC and its subsidiaries.

6.11Opco LP Name. Prior to Closing, CEFS will cause Articles of Amendment to be filed with the Secretary of State of the State of Delaware to change the legal name of CEFS to a name mutually agreed by CNP and OGE; provided, that the Bronco Group shall be given notice of, and an opportunity to participate in, all material discussions between CNP and OGE regarding the new name of CEFS.

6.12No Public Announcement. On the Execution Date, the Parties hereto shall issue a joint press release with respect to the execution of this Agreement, which press release shall be in the form heretofore agreed by the Parties. The Parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Parties agree that all formal employee communication programs or announcements with respect to the transactions contemplated by this Agreement shall be in forms mutually agreed to by CNP and OGE (such agreement not to be unreasonably withheld, conditioned or delayed); provided, however, that no further mutual agreement shall be required with respect to any such programs or announcements that are consistent with prior programs or announcements made in compliance with this Section 6.12.

6.13Brokerage Arrangements. Except as expressly contemplated by this Agreement, no Party shall enter into any brokerage agreement or other arrangement, whether orally or in writing, regarding any debt or equity financing of Opco LP, including any public offering of any of the securities of Opco LP or any of its Subsidiaries, without the express written consent of CNP and OGE.

6.14Expenses. Except as otherwise provided in this Agreement, regardless of whether the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the Party hereto incurring such expenses; provided, however, that each of CNP and OGE shall pay 50% of the fees and expenses of NERA Economic Consulting, the economic consultant engaged by CNP with respect to the transactions contemplated by this Agreement.

6.15Control of Other Parties' Businesses. Nothing contained in this Agreement will give CNP, directly or indirectly, the right to control or direct the operations of OGE, the Bronco Group or any of the Enogex Entities prior to the Closing Date. Nothing contained in this Agreement will give OGE or the Bronco Group, directly or indirectly, the right to control or direct the operations of CNP or any of the CNP Midstream Entities prior to the Closing Date. Prior to the Closing Date, each of CNP, OGE and the Bronco Group will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place CNP, OGE or the Bronco Group in violation of any rule, regulation or policy of any Governmental Entity or applicable Law.

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6.16Credit Rating. Each Party will use commercially reasonable efforts to implement the transactions contemplated by this Agreement in order to best position Opco LP to keep the capital structure and ratios in line with comparable investment grade companies; provided, however, that nothing herein shall obligate a Party to provide credit support to Opco LP, whether in the form of a guarantee of indebtedness, capital commitment or other similar arrangement.

6.17Insurance. Each of CNP and OGE shall use commercially reasonable efforts to agree upon a program of insurance for Opco LP and its Subsidiaries and to take or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause Opco LP or its Subsidiaries to obtain such program of insurance, effective as of the Closing.

6.18Consent to Transactions. Each Party to this Agreement hereby consents to and approves of the transactions contemplated by this Agreement, including entry into the Transaction Documents and other agreements and arrangements contemplated hereby and consummation of the transactions contemplated thereby.

6.19Selection of Chief Executive Officer. Prior to the Closing, CNP and OGE shall use commercially reasonable efforts to mutually select the individual to be appointed by the Board of Directors as the initial Chief Executive Officer of New GP LLC; provided, however, that the Bronco Group Representative shall be entitled to participate in the hiring process for the initial Chief Executive Officer of New GP.

ARTICLE VII
CONDITIONS TO CLOSING

7.1Conditions to Each Party's Obligations. The obligation of the Parties hereto to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a Party by such Party:

(a)Approvals. The applicable waiting periods under the HSR Act shall have expired or been terminated (including any extended waiting period arising as a result of a request for additional information), and the Parties shall have received all consents required to be obtained from the FCC in connection with the transactions contemplated by this Agreement. The Parties hereto shall have received all third party and governmental consents and approvals set forth on Schedule 7.1(a).

(b)No Governmental Restraint. No order, decree or injunction of any Governmental Entity shall be in effect, and no Law or Environmental Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement, and no action, proceeding or investigation by any Governmental Entity with respect to the transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the transactions contemplated by this Agreement or to impose any material restrictions or requirements thereon or on CNP, OGE or the Bronco Group with respect thereto.

7.2Conditions to CNP's Obligations. The obligation of CNP to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by CNP (in its sole discretion):

(a)Representations and Warranties of OGE; Performance. (i) The representations and warranties of OGE set forth in Article IV (other than those set forth in Section 4.3 and Section 4.17(b) and subject to

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the limitations set forth in Section 4.26(a)) shall be true and correct in all respects as of the Execution Date and as of the Closing as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except for such failures to be true and correct (ignoring and disregarding all Materiality Requirements set forth therein) that would not, individually or when aggregated with other such inaccuracies of representations or warranties, reasonably be expected to have an Enogex Material Adverse Effect, (ii) the representations and warranties of OGE set forth in Section 4.3 shall be true and correct in all respects as of the Execution Date and as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) except for de minimis inaccuracies, (iii) the representations and warranties of OGE set forth in Section 4.17(b) shall be true and correct in all respects as of the Execution Date and as of the Closing as if remade on the date thereof; (iv) OGE shall have performed (or caused to have been performed) all covenants required of OGE, OGEH or any Enogex Entity by this Agreement as of the Closing and (v) a senior executive officer of OGE shall have furnished to CNP at the Closing a certificate to such effect.

(b)Representations and Warranties of the Bronco Group; Performance. (i) The representations and warranties of the Bronco Group set forth in Article V (other than those set forth in Section 5.3 and subject to the limitations set forth in Section 5.6(a)) shall be true and correct in all respects as of the Execution Date and as of the Closing as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except for such failures to be true and correct (ignoring and disregarding all Materiality Requirements set forth therein) that would not, individually or when aggregated with other such inaccuracies of representations or warranties, reasonably be expected to have an Enogex Material Adverse Effect, (ii) the representations and warranties of the Bronco Group set forth in Section 5.3 shall be true and correct in all respects as of the Execution Date and as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) except for de minimis inaccuracies, (iii) the Bronco Group shall have performed (or caused to have been performed) all covenants required of it by this Agreement as of the Closing and (iv) the Bronco Group Representative shall have furnished to CNP at the Closing a certificate to such effect.

(c)EH II LLC Agreement. OGEH and Enogex Holdings shall have entered into the EH II LLC Agreement.

(d)EH Contribution Agreement. OGEH, Enogex Holdings and EH II shall have entered into the EH Contribution Agreement, and the transactions contemplated thereby shall have been consummated.

(e)Limited Liability Company Agreement of New GP LLC. OGEH shall have delivered to CNP an executed counterpart of the GP LLC Agreement.

(f)Partnership Agreement of Opco LP. OGEH and Enogex Holdings shall each have delivered to CNP an executed counterpart of the Opco Partnership Agreement.

(g)Registration Rights Agreement. OGEH, Enogex Holdings and Opco LP shall each have delivered to CNP an executed counterpart of the Registration Rights Agreement.

(h)Omnibus Agreement. OGE, Enogex Holdings and Opco LP shall each have delivered to CNP an executed counterpart of the Omnibus Agreement.

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(i)FIRPTA Certificate. CERC shall have received certificates of OGEH and the Bronco Group meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2)(iv) and acceptable to CERC that neither OGEH nor the Bronco Group is a “foreign person” within the meaning of Section 1445 of the Code.

(j)OGE Services Agreement. OGE shall have delivered to CNP an executed counterpart of the OGE Services Agreement.

(k)Consents. The consents described in Section 7.2(k) of the CNP Disclosure Schedule shall have been received.

(l)OGE Transitional Seconding Agreement. OGE shall have delivered to CNP an executed counterpart of the OGE Transitional Seconding Agreement.

(m)Employee Transition Agreement. OGE shall have delivered to CNP an executed counterpart of the Employee Transition Agreement.

(n)Terminations. The agreements set forth in Section 7.2(n) of the OGE/Bronco Group Disclosure Schedule shall have been terminated.

(o)Term Loan Facility; Repayment. Each of Opco LP, the applicable subsidiaries of Opco LP required pursuant thereto and the respective lenders party thereto shall have executed and delivered the Term Loan Facility and the Repayment shall have occurred immediately prior to the Closing.

(p)Assignment. OGEH and Enogex Holdings shall have delivered to Opco LP and New GP LLC, as applicable, an executed counterpart of the Assignment.

(q)Opco Tax Sharing Agreement. OGE shall have delivered to CNP an executed counterpart of the Opco LP Tax Sharing Agreement.

(r)GP Tax Sharing Agreement. OGE shall have delivered to CNP an executed counterpart of the New GP LLC Tax Sharing Agreement.

7.3Conditions to OGE's Obligations. The obligation of OGE to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by OGE (in its sole discretion):

(a)Representations and Warranties of CNP; Performance. (i) The representations and warranties of CNP set forth in Article III (other than those set forth in Section 3.3 and Section 3.17(b)) shall be true and correct in all respects as of the Execution Date and as of the Closing as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except for such failures to be true and correct (ignoring and disregarding all Materiality Requirements set forth therein) that would not, individually or when aggregated with other such inaccuracies of representations or warranties, reasonably be expected to have a CNP Midstream Material Adverse Effect, (ii) the representations and warranties of CNP set forth in Section 3.3 shall be true and correct in all respects as of the Execution Date and as of the Closing as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) except for de minimis inaccuracies, (iii) the representations and warranties of CNP set forth in Section 3.17(b) shall be true and correct in all respects as of the Execution Date and as of the Closing as if remade on the date thereof; (iv) CNP shall have performed (or caused to have been performed) all covenants required of CNP, CERC or

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any CNP Midstream Entity by this Agreement as of the Closing and (v) a senior executive officer of CNP shall have furnished OGE at the Closing a certificate to such effect; provided, however, that any failure of the representations and warranties in Section 3.4(b) to be true and correct caused by information or an omission related to CERC's businesses other than the CNP Midstream Entities shall be excluded from this condition.

(b)Representations and Warranties of the Bronco Group; Performance. (i) The representations and warranties of the Bronco Group set forth in Article V (other than those set forth in Section 5.3 and subject to the limitations set forth in Section 5.6(a)) shall be true and correct in all respects as of the Execution Date and as of the Closing as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except for such failures to be true and correct (ignoring and disregarding all Materiality Requirements set forth therein) that would not, individually or when aggregated with other such inaccuracies of representations or warranties, reasonably be expected to have an Enogex Material Adverse Effect, (ii) the representations and warranties of the Bronco Group set forth in Section 5.3 shall be true and correct in all respects as of the Execution Date and as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) except for de minimis inaccuracies, (iii) the Bronco Group shall have performed (or caused to have been performed) all covenants required of it by this Agreement as of the Closing and (iv) the Bronco Group Representative shall have furnished to OGE at the Closing a certificate to such effect.

(c)CERC Contribution Agreement. CERC and the CNP Midstream Entities shall have entered into the CERC Contribution Agreement, and the transactions contemplated thereby shall have been consummated.

(d)Formation of New GP LLC. The Certificate of Formation of New GP LLC shall have been filed with the Secretary of State of the State of Delaware in accordance with the Limited Liability Company Act of the State of Delaware.

(e)Conversion of CEFS. CEFS shall have been converted into a Delaware limited partnership with New GP LLC as its general partner, and the Certificate of Limited Partnership of the Opco LP shall have been filed with the Secretary of State of the State of Delaware in accordance with DRULPA.

(f)EH II LLC Agreement. Enogex Holdings shall have delivered to OGE an executed counterpart of the EH II LLC Agreement.

(g)Limited Liability Company Agreement of New GP LLC. CERC shall have delivered to OGE an executed counterpart of the GP LLC Agreement.

(h)Partnership Agreement of Opco LP. CERC and Enogex Holdings shall each have delivered to OGE an executed counterpart of the Opco Partnership Agreement.

(i)Registration Rights Agreement. CERC, Enogex Holdings and Opco LP shall each have delivered to OGE an executed counterpart of the Registration Rights Agreement.

(j)Omnibus Agreement. CNP, Enogex Holdings and Opco LP shall each have delivered to OGE an executed counterpart of the Omnibus Agreement.

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(k)FIRPTA Certificate. OGE shall have received certificates of CERC and the Bronco Group meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2)(iv) and acceptable to OGE that neither CERC nor the Bronco Group is a “foreign person” within the meaning of Section 1445 of the Code.

(l)Resignation of Manager. The manager of CEFS shall tender to CEFS and Opco LP its resignation as such directors effective as of the Closing.

(m)CNP Services Agreement. CNP shall have delivered to OGE an executed counterpart of the CNP Services Agreement.

(n)Consents. The consents described in Section 7.2(k) of the CNP Disclosure Schedule shall have been received.

(o)CNP Transitional Seconding Agreement. CNP shall have delivered to OGE an executed counterpart of the CNP Transitional Seconding Agreement.

(p)Employee Transition Agreement. CNP shall have delivered to OGE an executed counterpart of the Employee Transition Agreement.

(q)Terminations. The agreements set forth in Section 7.3(q) of the CNP Disclosure Schedule shall have been terminated.

(r)Term Loan Facility; Repayment. Each of Opco LP, the applicable subsidiaries of Opco LP required pursuant thereto and the respective lenders party thereto shall have executed and delivered the Term Loan Facility and the Repayment shall have occurred immediately prior to the Closing.

(s)Assignment. Enogex Holdings shall have delivered to Opco LP and New GP LLC, as applicable, an executed counterpart of the Assignment.

(t)Opco Tax Sharing Agreement. CNP shall have delivered to OGE an executed counterpart of the Opco LP Tax Sharing Agreement.

(u)GP Tax Sharing Agreement. CNP shall have delivered to OGE an executed counterpart of the New GP LLC Tax Sharing Agreement.

7.4Conditions to the Bronco Group's Obligations. The obligation of the Bronco Group to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Bronco Group (in its sole discretion):

(a)Representations and Warranties of CNP; Performance. (i) The representations and warranties of CNP set forth in Article III (other than those set forth in Section 3.3 and Section 3.17(b)) shall be true and correct in all respects as of the Execution Date and as of the Closing as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) except for such failures to be true and correct (ignoring and disregarding all Materiality Requirements set forth therein) that would not, individually or when aggregated with other such inaccuracies of representations or warranties, reasonably be expected to have a CNP Midstream Material Adverse Effect, (ii) the representations and warranties of CNP set forth in Section 3.3 shall be true and correct in all respects as of the Execution Date and as of the Closing as if remade on the date thereof (except for representations

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and warranties made as of a specific date, which shall be true and correct as of such specific date) except for de minimis inaccuracies, (iii) the representations and warranties of CNP set forth in Section 3.17(b) shall be true and correct in all respects as of the Execution Date and as of the Closing as if remade on the date thereof; (iv) CNP shall have performed (or caused to have been performed) all covenants required of CNP, CERC or any CNP Midstream Entity by this Agreement as of the Closing and (v) a senior executive officer of CNP shall have furnished to the Bronco Group at the Closing a certificate to such effect; provided, however, that any failure of the representations and warranties in Section 3.4(b) to be true and correct caused by information or an omission related to CERC's businesses other than the CNP Midstream Entities shall be excluded from this condition.

(b)Representations and Warranties of OGE; Performance. (i) The representations and warranties of OGE set forth in Article IV (other than those set forth in Section 4.3 and Section 4.17(b) and subject to the limitations set forth in Section 4.26(a)) shall be true and correct in all respects as of the Execution Date and as of the Closing as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except for such failures to be true and correct (ignoring and disregarding all Materiality Requirements set forth therein) that would not, individually or when aggregated with other such inaccuracies of representations or warranties, reasonably be expected to have an Enogex Material Adverse Effect, (ii) the representations and warranties of OGE set forth in Section 4.3 shall be true and correct in all respects as of the Execution Date and as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) except for de minimis inaccuracies, (iii) the representations and warranties of OGE set forth in Section 4.17(b) shall be true and correct in all respects as of the Execution Date and as of the Closing, as if remade on the date thereof; (iv) OGE shall have performed (or caused to have been performed) all covenants required of OGE, OGEH or any Enogex Entity by this Agreement as of the Closing and (v) a senior executive officer of OGE shall have furnished to the Bronco Group at the Closing a certificate to such effect.

(c)CERC Contribution Agreement. CERC and CNP Midstream Entities shall have entered into the CERC Contribution Agreement, and the transactions contemplated thereby shall have been consummated.

(d)Formation of New GP LLC. The Certificate of Formation of New GP LLC shall have been filed with the Secretary of State of the State of Delaware in accordance with the Limited Liability Company Act of the State of Delaware.

(e)Conversion of CEFS. CEFS shall have been converted into a Delaware limited partnership with New GP LLC as its general partner, and the Certificate of Limited Partnership of the Opco LP shall have been filed with the Secretary of State of the State of Delaware in accordance with DRULPA.

(f)EH II LLC Agreement. OGEH shall have delivered to the Bronco Group an executed counterpart of the EH II LLC Agreement.

(g)EH Contribution Agreement. OGEH, Enogex Holdings and EH II shall each have delivered to the Bronco Group an executed counterpart of the EH Contribution Agreement, and the transactions contemplated thereby shall have been consummated.

(h)Partnership Agreement of Opco LP. CERC and OGEH shall each have delivered to the Bronco Group an executed counterpart of the Opco Partnership Agreement.

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(i)Registration Rights Agreement. CERC, OGEH and Opco LP shall each have delivered to the Bronco Group an executed counterpart of the Registration Rights Agreement.

(j)Omnibus Agreement. CNP, OGE and Opco LP shall each have delivered to the Bronco Group an executed counterpart of the Omnibus Agreement.

(k)FIRPTA Certificate. The Bronco Group shall have received certificates of CERC and OGEH meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2)(iv) and acceptable to the Bronco Group that neither CERC nor OGEH is a “foreign person” within the meaning of Section 1445 of the Code.

(l)CNP Services Agreement. The CNP Services Agreement shall have been executed and delivered by all parties thereto.

(m)OGE Services Agreement. The OGE Services Agreement shall have been executed and delivered by all parties thereto.

(n)Consents. The consents described in Section 7.2(k) of the CNP Disclosure Schedule shall have been received.

(o)CNP Transitional Seconding Agreement. The CNP Transitional Seconding Agreement shall have been executed and delivered by all parties thereto.

(p)OGE Transitional Seconding Agreement. The OGE Transitional Seconding Agreement shall have been executed and delivered by all parties thereto.

(q)Employee Transition Agreement. The Employee Transition Agreement shall have been executed and delivered by all parties thereto.

(r)Terminations. The agreements set forth in Section 7.2(n) of the OGE/Bronco Group Disclosure Schedule and the agreements set forth in Section 7.3(q) of the CNP Disclosure Schedule shall have been terminated.

(s)Term Loan Facility; Repayment. Each of Opco LP, the applicable subsidiaries of Opco LP required pursuant thereto and the respective lenders party thereto shall have executed and delivered the Term Loan Facility and the Repayment shall have occurred immediately prior to the Closing.

(t)Assignment. OGEH shall have delivered to Opco LP and New GP LLC, as applicable, an executed counterpart of the Assignment.

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ARTICLE VIII
TAX MATTERS

8.1CNP Midstream Entity Taxes. CNP shall be responsible for (and entitled to retain any refunds with respect to) all CNP Indemnified Taxes, and Opco LP shall be responsible for (and entitled to retain any refunds with respect to) all other Taxes of the CNP Midstream Entities. Regardless of which Party is responsible, CNP shall file, or cause the appropriate CNP Midstream Entity to file (as applicable), the Tax Return and pay, or cause the appropriate CNP Midstream Entity to pay (as applicable), all Taxes with respect to the CNP Midstream Entities that are required to be paid prior to the Closing. CNP shall promptly deliver to Opco LP copies of all Tax Returns filed by CNP with respect to the CNP Midstream Entities and any supporting documentation, excluding Tax Returns, or portions of the Tax Returns, related to income, franchise or similar Taxes that are unrelated to the CNP Midstream Entities. CNP and the CNP Midstream Entities shall not make any election or otherwise take any action with respect to Taxes attributable to the CNP Midstream Entities that is inconsistent with the conventions, elections or other Tax attributes of the CNP Midstream Entities (or their assets).

8.2Enogex Entity Taxes. OGE and the Bronco Group shall be responsible for (and entitled to retain any refunds with respect to), in each case pro rata in proportion to the membership interests in Enogex Holdings held by OGEH and the Bronco Group immediately prior to the consummation of the transactions contemplated by the EH Contribution Agreement, and only to the extent of such proportional interest, all OGE/Bronco Group Indemnified Taxes, and Opco LP shall be responsible for (and entitled to retain any refunds with respect to) all other Taxes of the Enogex Entities. Regardless of which Party is responsible, OGE and the Bronco Group shall file, or cause the appropriate Enogex Entity to file (as applicable), the Tax Returns and pay, or cause the appropriate Enogex Entity to pay (as applicable), all Taxes with respect to the Enogex Entities that are required to be paid prior to the Closing. OGE and the Bronco Group shall promptly deliver to Opco LP copies of all Tax Returns filed by OGE with respect to the Enogex Entities and any supporting documentation, excluding Tax Returns, or portions of the Tax Returns, related to income, franchise or similar Taxes that are unrelated to the Enogex Entities. OGE, the Bronco Group and the Enogex Entities shall not make any election or otherwise take any action with respect to Taxes attributable to the Enogex Entities that is inconsistent with the conventions, elections or other Tax attributes of the Enogex Entities (or their assets).

8.3Treasury Regulation Section 1.707-4(d) Expenditure Reimbursement. For federal income tax purposes, any amounts treated as a distribution or transfer of money or other consideration under Treasury Regulation Section 1.707-3(a) to CERC pursuant to the terms of this Agreement, shall be made by Opco LP to reimburse CERC for expenditures described in Treasury Regulations Section 1.707-4(d) to the extent such consideration does not exceed the amount of expenditures described in Treasury Regulations Section 1.707-4(d), and the Parties shall and shall cause Opco LP to report any such consideration consistently therewith.

ARTICLE IX
TERMINATION

9.1Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated hereby may be terminated at any time before the Closing as follows:

(a)By the mutual written agreement of CNP, OGE and the Bronco Group;

(b)By any of CNP, OGE or the Bronco Group, upon written notice to the other Parties, if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently

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enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, except that no Party may terminate this Agreement pursuant to this Section 9.1(b) if its breach of its obligations under this Agreement proximately contributed to the occurrence of such order;

(c)By CNP, upon written notice to the other Parties, if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of OGE or the Bronco Group, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b), unless such failure is reasonably capable of being cured, and OGE or the Bronco Group, as applicable, is using, or continuing to use, all reasonable efforts to cure such failure by the End Date;

(d)By OGE, upon written notice to the other Parties, if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of CNP or the Bronco Group, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.3(a) or 7.3(b), unless such failure is reasonably capable of being cured, and CNP or the Bronco Group, as applicable, is using, or continuing to use, all reasonable efforts to cure such failure by the End Date; or

(e)By the Bronco Group, upon written notice to the other Parties, if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of CNP or OGE, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.4(a) or 7.4(b), unless such failure is reasonably capable of being cured, and CNP or OGE, as applicable, is using, or continuing to use, all reasonable efforts to cure such failure by the End Date; or

(f)By any of CNP, OGE or the Bronco Group, upon written notice to the other Parties, if the transactions contemplated by this Agreement shall not have been consummated on or prior to December 31, 2013 (the “End Date”); provided, however, that if at the End Date the only condition not satisfied or waived is the condition set forth in Section 7.1(a), the End Date shall automatically be extended for two months; provided further, that (i) CNP may not terminate this Agreement pursuant to this Section 9.1(f) if such failure of consummation is due to the failure of CNP or the CNP Midstream Entities to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by it, (ii) OGE may not terminate this Agreement pursuant to this Section 9.1(f) if such failure of consummation is due to the failure of OGE or any of the Enogex Entities to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by it and (iii) the Bronco Group may not terminate this Agreement pursuant to this Section 9.1(f) if such failure of consummation is due to the failure of the Bronco Group or, following the consummation of the transactions contemplated by the EH Contribution Agreement, Enogex Holdings, to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by it.

9.2Effect of Certain Terminations. In the event of termination of this Agreement pursuant to this Article IX, all rights and obligations of the Parties hereto under this Agreement shall terminate, except the provisions of Section 6.2(b) and 6.2(c), Section 6.5(c), Section 6.13, Section 6.14, Article IX and Article X shall survive such termination; provided, however, that nothing herein shall relieve any Party hereto from any liability for any intentional or willful and material breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of a non-breaching Party under this Agreement in the case of such intentional or willful and material breach, at law or in equity,

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shall be preserved. Except to the extent otherwise provided in the immediately preceding sentence, CNP, OGE and the Bronco Group agree that, if this Agreement has been terminated, any amount payable pursuant to this Section 9.2 shall be the sole and exclusive remedy of the Parties hereto.

9.3Survival. Except for Section 6.2(b) and 6.2(c), Section 6.5, Section 6.7(a)(iii), Section 6.7(b)(ii), Section 6.8, Section 6.9(b), Section 6.13, Section 6.14, Section 6.15, Section 6.18, Article VIII, this Section 9.3, Article X and each representation, warranty or covenant subject to an indemnity obligation in the Omnibus Agreement, none of the representations, warranties, agreements, covenants or obligations in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing.

9.4Enforcement of this Agreement. The Parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party and any such breach would cause the non-breaching parties irreparable harm. Accordingly, the Parties hereto agree that prior to the termination of this Agreement, in the event of any breach or threatened breach of this Agreement by one of the Parties, the Parties to the fullest extent permitted by Law, will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such Party is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.

ARTICLE X
MISCELLANEOUS

10.1Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to another Party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows, provided that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to CNP, addressed to:
CenterPoint Energy, Inc.
1111 Louisiana Street
Houston, TX 77002
Attention: Chief Financial Officer
Fax 713.207.9680

with a copy to:

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention: J. David Kirkland
Gerald M. Spedale
Fax: 713.229.1522

If to OGE, addressed to:

OGE Enogex Holdings LLC

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321 North Harvey
P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
Attention: Sean Trauschke
Fax: 405.553.3760

 with a copy to:

Jones Day
717 Texas Avenue, Suite 3300
Houston, Texas  77002
Attention: James E. Vallee
Telecopy:  (832) 239-3600

If to the Bronco Group, addressed to:
Bronco Midstream Holdings, LLC and Bronco Midstream Holdings II, LLC
c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, Massachusetts 02117
Attention: Christine M. Miller
Telecopy:  (617) 867-4698

with a copy to:

McDermott Will & Emery LLP
1000 Louisiana Street, Suite 3900
Houston, Texas 77002
Attention: Blake H. Winburne
Telecopy:  (713) 583-0889

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next Business Day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
10.2Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to principles of conflict of Laws that would require an application of another state's laws. Each of the Parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the Parties hereto irrevocably and unconditionally confirms and agrees (a) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (b)(i) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party's agent for acceptance of legal process and notify the other Parties hereto of the name and address of such agent and

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(ii) to the fullest extent permitted by Law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable Law, service made pursuant to (b)(i) or (ii) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (C) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.3Entire Agreement; Amendments and Waivers. Except for the Confidentiality Agreement and the Transaction Documents, this Agreement and the exhibits and schedules hereto constitute the entire agreement between and among the Parties hereto pertaining to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between or among the Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. Except as expressly set forth in this Agreement (including the representations and warranties set forth in Articles III, IV and V), (a) the Parties acknowledge and agree that none of CNP, OGE, the Bronco Group or any other Person has made, and the Parties are not relying upon, any covenant, representation or warranty, written or oral, statutory, expressed or implied, as to the CNP Midstream Entities or the Enogex Entities, as applicable, or as to the accuracy or completeness of any information regarding any Party furnished or made available to any other Party and (b) no Party shall have or be subject to any liability to any other Person, or any other remedy in connection herewith, based upon the distribution to any other Person of, or any other Person's use of or reliance on, any such information or any information, documents or material made available to such Person in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. The failure of a Party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

10.4Opco LP, GP and Enogex Holdings Agreement to be Bound. Contemporaneously with the conversion of CEFS into Opco LP, OGE and CNP will cause Opco LP to execute an instrument reasonably satisfactory to both OGE and CNP pursuant to which Opco LP agrees to perform the covenants and obligations expressly contemplated by this Agreement to be performed by Opco LP. Contemporaneously with the formation of New GP LLC, CNP and OGE will cause New GP LLC to execute an instrument reasonably

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satisfactory to both CNP and OGE pursuant to which New GP LLC agrees to perform the covenants and obligations expressly contemplated by this Agreement to be performed by New GP LLC. Contemporaneously with the consummation of the transactions contemplated by the EH Contribution Agreement, the Bronco Group will cause Enogex Holdings to execute an instrument reasonably satisfactory to both CNP and OGE pursuant to which Enogex Holdings agrees to perform the covenants and obligations expressly contemplated by this Agreement to be performed by Enogex Holdings. Nothing in this Section 10.4 shall obligate either CNP or OGE to guaranty the performance by either the Opco LP or New GP LLC of their respective covenants or obligations under this Agreement.

10.5Bronco Group Representative.

(a)Any right or action that may be taken at the election of the Bronco Group pursuant to the terms of this Agreement will be taken by a representative of the Bronco Group who is a natural person (as such representative may be replaced from time to time in accordance with this Section 10.5(a), the “Bronco Group Representative”) on behalf thereof. The initial Bronco Group Representative will be Robb Turner. The Bronco Group Representative may resign at any time by giving at least fifteen (15) days' prior written notice to the Parties. Upon the death, permanent disability or resignation of the initial Bronco Group Representative and any replacement thereof, the Bronco Group shall promptly designate a replacement representative who is reasonably acceptable to CNP and OGE to serve as the Bronco Group Representative. Any change in the Bronco Group Representative will become effective upon notice in accordance with Section 10.1. The Bronco Group, jointly and severally, agrees to indemnify and hold harmless the Bronco Group Representative for and from any Losses that the Bronco Group Representative may incur as a result of his or her position as Bronco Group Representative or any of his or her actions or inactions as such, except as may result from the Bronco Group Representative's willful misconduct or gross negligence. To the maximum extent permitted by law, the Bronco Group hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Bronco Group Representative taken pursuant to the authority conferred in this Section 10.5.

(b)By execution of this Agreement, the Bronco Group hereby irrevocably appoints the Bronco Group Representative the true and lawful agent and attorney-in-fact of the Bronco Group for the purposes of acting in the name, place and stead of the Bronco Group in: (i) giving and receiving all notices or consents permitted or required by this Agreement and otherwise acting on the Bronco Group's behalf, and contractually binding the Bronco Group, hereunder for all purposes specified herein; (ii) acknowledging, consenting to, ratifying or approving any amendments, supplements or restatements to any amendments to this Agreement that the Bronco Group Representative may deem necessary or advisable; and (iii) making, executing, acknowledging and delivering all such contracts, orders, receipts, notices, requests, instructions, instruments, certificates, letters and other writings, and in general doing all things and taking all actions that the Bronco Group Representative, in his or her sole discretion, may consider necessary or proper in connection with or to carry out the terms of this Agreement, as fully as if the Bronco Group were personally present and acting. Each of CNP, OGE and their respective Affiliates shall be entitled to rely upon any directions, instructions, consents, approvals, authorizations or other communications provided by the Bronco Group Representative. This power of attorney and all authority conferred hereby is granted and conferred subject to the interests of CNP or OGE, and in consideration of those interests and for the purpose of this Agreement, this power of attorney and all authority conferred hereby shall be irrevocable and shall not be terminated by the Bronco Group or by operation of law, whether by the death, incompetency or incapacity of the Bronco Group, or any of them, or by the occurrence of any other event.

(c)Each of Bronco I and Bronco II agrees that the terms of this Section 10.5 shall be binding upon its successors and assigns.

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10.6Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder. No Party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of Law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

10.7Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

10.8Execution. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Remainder of Page Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

CENTERPOINT ENERGY, INC.

By:	/s/ David M. McClanahan
Name:	David M. McClanahan
Title:	President and Chief Executive Officer

OGE ENERGY CORP.

By:	/s/ Sean Trauschke
Name:	Sean Trauschke
Title:	Vice President and Chief Financial Officer

BRONCO MIDSTREAM HOLDINGS, LLC

By:	/s/ Robb E. Turner
Name:	Robb E. Turner
Title:	Vice President

BRONCO MIDSTREAM HOLDINGS II, LLC

By:	/s/ Robb E. Turner
Name:	Robb E. Turner
Title:	Vice President

[Signature Page to Master Formation Agreement]

ANNEX A

Citigroup Global Markets Inc.	UBS Securities LLC
390 Greenwich Street	299 Park Avenue
New York, New York 10013	New York, New York 10171

March 14, 2013

CenterPoint Energy, Inc.
1111 Louisiana St.
Houston, Texas 77002

Enogex LLC
PO Box 321
321 N. Harvey
Oklahoma City, OK 73102-0321

Attention:	Marc Kilbride, Vice President and Treasurer, CenterPoint Energy, Inc.
Sean Trauschke, Chief Financial Officer, Enogex LLC

$1,400,000,000 5-Year Revolving Credit Facility

Project Walker
COMMITMENT LETTER

Ladies and Gentlemen:

CenterPoint Energy, Inc. (“CenterPoint Energy”) and Enogex LLC (“Enogex” and, together with CenterPoint Energy, “you” or the “Companies”, and each individually, a “Company”) have advised Citigroup Global Markets Inc. (“CGMI”), UBS Loan Finance LLC (“UBSLF”) and UBS Securities LLC (“UBS Securities” and, together with CGMI and UBSLF, “we” or “us”) that you plan to form a joint venture (the “Borrower”), which will be a Delaware limited partnership (and will be the successor to CenterPoint Energy Field Services, LLC, a Delaware limited liability company), and to consummate the other Transactions described in Exhibit A attached hereto (the “Transaction Description”). In addition, you have informed us that you desire to cause the Borrower to establish a $1,400,000,000 5-year unsecured revolving credit facility (the “Facility”), the proceeds of which would be used by the Borrower for general corporate purposes and to refinance certain obligations outstanding under Enogex's existing revolving credit facility. Capitalized terms used in this commitment letter but not defined herein shall have the meanings given to them in the Transaction Description or the Summary of Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this commitment letter, the Transaction Description and the Term Sheet, collectively, the “Commitment Letter”).

In connection with the Transactions, (a) CGMI, on behalf of Citi (as defined below), is pleased to inform the Companies of Citi's several, but not joint, commitment to provide $200,000,000 of the Facility, and (b) UBSLF is pleased to inform the Companies of UBSLF's several, but not joint, commitment to provide $200,000,000 of the Facility, in each case on the terms and subject to the conditions set forth in Section 1 hereof.

In addition, each of Citi and UBS Securities is pleased to inform the Companies of its agreement to use its best efforts to arrange, in consultation with each of you, a syndicate of Lenders (as defined and subject to the provisions below) for the balance of the Facility, on the terms and subject to the conditions of this Commitment Letter (it being understood and agreed that none of the Commitment Parties is agreeing to underwrite such syndication). For purposes of this Commitment Letter, (a) “Citi” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated hereby; (b) “Initial Lenders” means, collectively, Citi and UBSLF; (c) “Initial Commitment Parties” means, collectively, Citi, UBSLF and UBS Securities; and (d) “Commitment Parties” means, collectively, the Initial Commitment Parties and the Additional Commitment Parties (as defined below).

The commitment and other obligations of each Commitment Party hereunder are several and not joint. No Commitment Party is responsible for the performance of the obligations of another Commitment Party, and the failure of a Commitment Party to perform its obligations hereunder will not prejudice the rights of any other Commitment Party hereunder.

Section 1. Conditions Precedent. Each Commitment Party's commitment hereunder and agreement to perform the services described herein are subject to the following conditions:

(a)    the preparation, execution and delivery of mutually acceptable definitive loan documentation for the Facility, including, without limitation, a credit agreement incorporating substantially the terms and conditions outlined in this Commitment Letter (the “Operative Documents”);

(b)    other than as disclosed in the SEC Reports (as defined below) or otherwise prior to the date hereof, the absence since December 31, 2012 of any material adverse change in the business, condition (financial or otherwise) or operations of the Borrower, its subsidiaries and the assets and businesses to be contributed to the Borrower pursuant to the Transactions, taken as a whole;

(c)    the accuracy in all material respects of the representations of the Companies contained herein (other than those representations that are subject to a materiality qualifier in the text thereof, which shall be accurate in all respects) and the performance in all material respects by the Companies of their agreements hereunder;

(d)    the receipt of commitments from Lenders (other than Citi and UBSLF) of not less than $600,000,000, on the terms and conditions set forth in Annex I;

(e)    such Commitment Party not discovering or otherwise becoming aware of any information not previously disclosed to it that is inconsistent in a material and adverse manner with the information provided to it prior to the date hereof, regarding the business, condition (financial or otherwise), or operations of the Borrower, its subsidiaries and the assets and businesses to be contributed to the Borrower pursuant to the Transactions, taken as a whole; and

(f)    the satisfaction of the other conditions set forth under the heading “Conditions Precedent to Closing” contained in the Term Sheet.
As used herein, “SEC Reports” means, collectively, (i) the Annual Report on Form 10-K of OGE Energy Corp. (“OGE”), the Annual Report on Form 10-K of CenterPoint Energy and the Annual Report on Form 10-K of CenterPoint Energy Resources Corp. (“CERC”), in each case, for the fiscal year ended December 31, 2012, and (ii) the Current Reports on Form 8-K filed by OGE, the Current Reports on Form 8-K filed by CenterPoint Energy and the Current Reports on Form 8-K filed by CERC, in each case, after the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for such company and prior to the date hereof.

Section 2. Commitment Termination; Survival of Obligations. Each Commitment Party's commitment and other obligations set forth in this Commitment Letter will terminate on the earlier of (a) the occurrence of the Closing Date, and (b) December 31, 2013, provided, that if on December 31, 2013 the only condition under the Master

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Formation Agreement (as defined on Exhibit A) not satisfied or waived is the condition set forth in Section 7.1(a) of the Master Formation Agreement, then the commitments and other obligations of the Commitment Parties set forth in this Commitment Letter will terminate on February 28, 2014. In addition, the Companies, acting together, may terminate the commitments set forth in this Commitment Letter at any time in whole or in part upon written notice to the Commitment Parties. Notwithstanding the foregoing, the provisions of Sections 5 through 8 and 10 through 13 shall remain in full force and effect regardless of whether any Operative Documents shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, provided that if the Facility closes and the Operative Documents are executed and delivered, the provisions under Sections 6 and 7 and the second paragraph of Section 8 shall be superseded and deemed replaced by the terms of the Operative Documents governing such matters (solely to the extent such provisions are set forth therein).

Section 3. Titles and Roles. Citi will act as the sole administrative agent for the Facility, UBS Securities will act as syndication agent for the Facility, and CGMI and UBS Securities will act as joint lead arrangers and joint bookrunners for the Facility. It is understood and agreed that Citi will have “left” placement in all marketing materials and other documentation used in connection with the Facility. Except as provided in the immediately succeeding paragraph, no additional agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (except as set forth in this Commitment Letter and the Fee Letters) will be paid to any Lender in order to obtain its commitment to participate in the Facility, without the consent of the Initial Commitment Parties.

Notwithstanding the foregoing, after the date hereof, you may arrange for one or more additional financial institutions (each, an “Additional Commitment Party”) selected by you and reasonably acceptable to us (it being acknowledged and agreed that each of Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A. shall be acceptable to both us and you) to provide (pursuant to customary joinder documentation reasonably satisfactory to you and us) additional commitments to the Facility, and add each Additional Commitment Party as a party to this Commitment Letter as an additional joint lead arranger and joint bookrunner for the Facility and award such agent or co-agent titles to such Additional Commitment Party as you, we and the joint lead arrangers may agree; provided that (a) no Additional Commitment Party shall receive economics greater than the economics received by each of the Initial Commitment Parties and (b) the fees set forth in the Fee Letters payable to Citi and UBS Securities may not be reduced as a result of the addition of a new Additional Commitment Party. Each party hereto agrees to execute such joinders, amendments and other documents as are required to give effect to this paragraph. From and after the execution by any financial institution of such joinder documentation, such financial institution (and any relevant affiliate) shall constitute a “Commitment Party” hereunder, and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder.

Section 4. Syndication. Each Initial Commitment Party intends to syndicate, prior to the Closing Date, all or a portion of the Facility (including all or part of such Initial Commitment Party's commitment) to one or more other financial institutions listed on the list distributed by us to you on the date hereof (the “Approved Lenders”) and any other financial institutions subject to your reasonable mutual consent, which financial institutions will become parties to the Operative Documents pursuant to a syndication to be managed by the Initial Commitment Parties in consultation with you (such financial institutions becoming parties to the Operative Documents, including the Initial Lenders, being collectively referred to herein as the “Lenders”); provided that none of the commitments of the Initial Lenders may be syndicated or participated until the earlier of the (i) the Closing Date and (ii) such time as at least $1,400,000,000 has been committed to the Facility by Lenders (including the Initial Lenders). Subject to the preceding sentence, the Initial Commitment Parties will manage all aspects of the syndication in consultation with each of you, including the timing of all offers to potential Lenders, the determination of the amounts offered to potential Lenders, the acceptance of commitments of the Lenders, the assignment of any titles and the compensation to be provided to the Lenders.

Each Company will take all actions as any Initial Commitment Party may reasonably request to assist the Initial Commitment Parties in forming a syndicate for the Facility reasonably acceptable to the Initial Commitment Parties and to the Companies, which acceptance by the Companies will be deemed to be given for any Approved Lender. Each Company's assistance in forming such a syndicate will include, without limitation, (a) making senior management and representatives of such Company and the Borrower available to participate in information meetings with potential Lenders and rating agencies at such times and places as any Initial Commitment Party may reasonably request; (b) using such Company's commercially reasonable efforts to ensure that the syndication efforts benefit from

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such Company's existing lending relationships; (c) assisting (including using its commercially reasonable efforts to cause its affiliates and advisors to assist) in the preparation of a confidential information memorandum for the Facility and other marketing and rating agency materials to be used in connection with the syndication of the Facility; and (d) subject to Section 9, promptly providing the Initial Commitment Parties with all other information reasonably deemed necessary by any of them to successfully complete the syndication of the Facility (it being understood, however, that the only financial statements that shall be required to be provided to the Initial Commitment Parties in connection with the syndication of the Facility shall be those required to be delivered pursuant to the Term Sheet).

Each Company acknowledges that (a) the Initial Commitment Parties may make available any Information and Projections (each as defined in Section 9) (collectively, the “Borrower Materials”) to potential Lenders on a confidential basis by posting the Borrower Materials on DebtDomain or another similar electronic system (the “Platform”) and (b) certain of the potential Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). Each Company agrees that (i) at the request of the Initial Commitment Parties, it will assist us in preparing a version of the information package and presentation to be provided to potential Lenders that does not contain material non-public information concerning the Companies, the Borrower or any securities of any thereof for purposes of United States federal and state securities laws; (ii) all Borrower Materials that are to be made available to Public Lenders will be clearly and conspicuously marked “PUBLIC” which, at a minimum, will mean that the word “PUBLIC” will appear prominently on the first page thereof; (iii) by marking Borrower Materials “PUBLIC,” each Company will be deemed to have authorized the Initial Commitment Parties and the proposed Lenders to, among other things, treat such Borrower Materials as not containing any material non-public information (although they may be confidential or proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws; (iv) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender,” and (v) the Initial Commitment Parties will be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender.” Each of the Initial Commitment Parties hereby agrees that it shall obtain from each Lender or prospective Lender to which it disseminates any non-public or confidential information regarding the Companies, their respective affiliates or the Borrower, an agreement (which agreement may be deemed to be made by the acceptance by such Lender or prospective Lender of the Confidential Information Memorandum) to treat such information as confidential pursuant to the terms of the Special Notice and the Notice and Undertaking set forth in the Confidential Information Memorandum prepared for the Facility.

To ensure an effective syndication of the Facility, each Company agrees that, until the earlier of (x)  the Closing Date and (y) termination of this Commitment Letter prior to the Closing Date, the Borrower will not, and will not permit any of its subsidiaries to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security of the Borrower or any of its subsidiaries in the syndicated bank loan market (including any renewals thereof) without the prior written consent of the Initial Commitment Parties, other than the $1,050,000,000 three-year term loan facility referred to in that certain commitment letter dated as of the date hereof among the Companies and the Initial Commitment Parties.

Section 5. Fees. In addition to the fees described in the Term Sheet, each Company will pay (or cause to be paid) the non-refundable fees set forth in (a) the Revolver Arrangers' Fee Letter dated the date hereof (the “Revolver Arrangers' Fee Letter”) among the Companies and the Initial Commitment Parties and (b) the Revolver Administrative Agent Fee Letter dated the date hereof (together with the Revolver Arrangers' Fee Letter, the “Fee Letters”) among the Companies and Citi, in each case if and to the extent payable by such Company thereunder.

Section 6. Indemnification. You, severally and not jointly, agree to indemnify and hold harmless (in each case, in accordance with your Percentage (as defined below)), each of the Commitment Parties and their respective affiliates and each of their respective officers, directors, employees, advisors, agents and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel, which shall be limited to a single firm of counsel for all Indemnified Parties, taken as a whole, and, if reasonably necessary, a single firm of local or regulatory counsel in each appropriate jurisdiction and a single firm of special counsel for each relevant specialty, in each case for all Indemnified

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Parties, taken as a whole and, solely in the case of an actual or perceived conflict of interest (as reasonably identified by an Indemnified Party) where the Indemnified Party affected by such conflict informs you of such conflict, one additional firm of counsel in each relevant jurisdiction for the affected Indemnified Parties similarly situated, taken as a whole) that may be incurred by or asserted or awarded against any Indemnified Party (including without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case, arising out of or in connection with or by reason of this Commitment Letter, the Fee Letters or the Operative Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Facility, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Party, (ii) a material breach by such Indemnified Party of its obligations under this Commitment Letter or the Fee Letters, or (iii) claims of one or more Indemnified Parties against another Indemnified Party (other than claims against the Agent or the joint lead arrangers in their capacities as such) and not involving any act or omission of the Companies, the Borrower or any subsidiaries or affiliates of any of the foregoing (or any of such person's officers, directors, employees, advisors, agents or representatives). In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity will be effective whether or not such investigation, litigation or proceeding is brought by any Company, the Borrower, any of their respective directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

No Indemnified Party will have any liability (whether direct or indirect, in contract, tort or otherwise) to any Company, the Borrower or any of their affiliates or any of their respective security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Party, (ii) a material breach by such Indemnified Party of its obligations under this Commitment Letter or the Fee Letters, or (iii) claims of one or more Indemnified Parties against another Indemnified Party (other than claims against the Agent or the joint lead arrangers in their capacities as such) and not involving any act or omission of the Companies, the Borrower or any subsidiaries or affiliates of any of the foregoing (or any of such person's officers, directors, employees, advisors, agents or representatives). No party hereto nor any of its affiliates nor any of their respective officers, directors, employees, advisors, agents, representatives or controlling persons shall be liable to any other party hereto (or its affiliates, officers, directors, employees, advisors, agents, representatives or controlling persons) on any theory of liability for any special, indirect, consequential or punitive damages (including without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letters or the Facility; provided that nothing contained in this sentence shall limit your indemnification obligations set forth in the immediately preceding paragraph, including your obligation to indemnify Indemnified Parties for special, indirect, consequential or punitive damages awarded against an Indemnified Party.

Each Company acknowledges that information and other materials relative to the Facility and the transactions contemplated hereby may be transmitted through the Platform. No Indemnified Party will be liable to any Company, the Borrower or any of their affiliates or any of their respective security holders or creditors for any damages arising from the use by unauthorized persons of information or other materials sent through the Platform that are intercepted by such persons, except to the extent such damages are incurred by reason of the willful misconduct or gross negligence of an Indemnified Party, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

Section 7. Costs and Expenses. Each Company, severally and not jointly, agrees to pay (or cause to be paid), or reimburse the Commitment Parties (in each case, in accordance with such Company's Percentage (as defined below)) for, all reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of Bracewell & Giuliani LLP, counsel to Citi in its capacity as administrative agent and an arranger for the Facility, and no other counsel of any other Lender or Commitment Party) incurred by any of them (whether incurred before or after the date hereof) in connection with the Facility and the preparation, negotiation, execution and delivery of this Commitment Letter, the Fee Letters and the Operative Documents, regardless of whether any of the transactions contemplated hereby are consummated. Such amounts shall be paid on the earlier of (i) the Closing Date and (ii) five business days following the termination of this Commitment Letter as provided below. Each Company also, severally and not jointly, agrees to pay (or cause to be paid) (in accordance with such Company's Percentage) all costs and expenses of the Commitment

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Parties (including, without limitation, the reasonable fees and disbursements of counsel, which shall be limited to a single firm of counsel for all Commitment Parties, taken as a whole, and, if reasonably necessary, a single firm of local or regulatory counsel in each appropriate jurisdiction and a single firm of special counsel for each relevant specialty, in each case for all Commitment Parties, taken as a whole and, solely in the case of an actual or perceived conflict of interest (as reasonably identified by an Indemnified Party), where the Commitment Party affected by such conflict informs you of such conflict, one additional firm of counsel in each relevant jurisdiction for the affected Commitment Parties similarly situated, taken as a whole) incurred in connection with the enforcement of any of their respective rights and remedies under this Commitment Letter or the Fee Letters.

As used herein, “Percentage” shall mean, with respect to CenterPoint Energy, 50% and, with respect to Enogex, 50%.

Section 8. Confidentiality. By accepting delivery of the Fee Letters and this Commitment Letter, each Company agrees that each of the Fee Letters and, prior to your acceptance hereof, this Commitment Letter are for your confidential use only and that neither the existence nor the terms of the Fee Letters and this Commitment Letter will be disclosed by you to any person other than the Borrower and your and the Borrower's respective affiliates and your and their respective officers, directors, employees, accountants, attorneys, other advisors, agents and representatives (the “Company Representatives”), and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby; provided, that (i) you may file a copy of this Commitment Letter (but not any Fee Letter) in any public record in which this Commitment Letter is required by law to be filed, (ii) you may disclose this Commitment Letter and the contents thereof and the aggregate fee amounts contained in the Fee Letters to rating agencies in connection with obtaining ratings for the Borrower and the Facility, provided that such rating agencies are informed of the confidential nature of such information and of their obligation to keep such information confidential, (iii) you may make a generic disclosure of aggregate sources and uses including the aggregate amount of fees related to the Transactions to the extent customary or required in marketing materials for the Facility or in any public release or filing related to the Transactions, (iv) you may make public disclosures of the terms and conditions hereof to the extent such terms and conditions have become publicly available as a result of disclosures thereof by persons other than, to the extent prohibited hereby, you, your affiliates or any of your or their respective officers, directors, employees, advisors, agents or representatives, (v) you may make such public disclosures of the terms and conditions hereof and of the Fee Letters as you are required by law or regulation to make or as may be requested or required by regulatory authorities having jurisdiction over you (in which case you shall (x) promptly notify the Initial Commitment Parties in advance of disclosure, to the extent permitted by law and to the extent practicable, and (y) so furnish only that portion of such information which you are legally required to disclose), (vi) you may make such public disclosures of the terms and conditions hereof and of the Fee Letters if you are legally compelled to do so in connection with any litigation or similar proceeding (in which case you shall (x) promptly notify the Initial Commitment Parties in advance of disclosure, to the extent permitted by law and to the extent practicable, and (y) so furnish only that portion of such information which you are legally required to disclose), (vii) you may disclose this Commitment Letter and the Fee Letters (to the extent the fees contained in such Fee Letter are in dispute or in issue) and the contents thereof to a court, tribunal or any other applicable judicial authority in connection with the enforcement of your rights hereunder (in which case, you shall promptly notify the Initial Commitment Parties in advance of such disclosure to the extent permitted by law), (viii) you may make such public disclosures of the terms and conditions hereof and of the Fee Letters where the Initial Commitment Parties jointly consent to the proposed disclosure and (ix) you may disclose this Commitment Letter and the contents hereof to prospective Additional Commitment Parties who are reasonably acceptable to us in accordance with Section 3 hereof. Notwithstanding any other provision in this Commitment Letter, the Commitment Parties hereby confirm that the Companies and the Company Representatives will not be limited from disclosing the U.S. tax treatment or U.S. tax structure of the Facility.

Each of the Commitment Parties agrees to maintain the confidentiality of all Specified Information (as defined below); provided that nothing herein shall prevent any Commitment Party from disclosing any Specified Information (a) to any other Commitment Party, (b) to prospective Lenders who have been approved by you in accordance with the terms hereof, (c) to any of its affiliates solely in connection with the transactions contemplated hereby, (d) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates who are informed of the confidential nature of such information and of their obligation to keep such information confidential, (e) upon the request or demand of any governmental authority or any regulatory authority having

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jurisdiction over such Commitment Party, (f) in response to any order of any court or other governmental authority having jurisdiction over such Commitment Party or as may otherwise be required pursuant to any requirement of law or as requested by any self-regulatory body (in which case such Commitment Party shall (i) promptly notify you in advance of disclosure, to the extent permitted by law and to the extent practicable, and (ii) so furnish only that portion of such information which it is legally required to disclose), (g) if legally compelled to do so in connection with any litigation or similar proceeding (in which case such Commitment Party shall (i) promptly notify you in advance of disclosure, to the extent permitted by law and to the extent practicable, and (ii) so furnish only that portion of such information which it is legally required to disclose), (h) to the extent any such information becomes publicly available other than by reason of disclosure by any Commitment Party, its affiliates or any of their respective employees, directors, agents, attorneys, accountants or other professional advisors in breach of this Commitment Letter, (i) in connection with protecting its rights with respect to this Commitment Letter and the exercise of any remedy under this Commitment Letter or any loan document related to any of the Facilities or (j) with your joint written consent. The Commitment Parties shall be responsible for any breach of the provisions of this paragraph by any of their affiliates and any of their or their affiliates' employees and directors. “Specified Information” means all information that is made available to any Commitment Party by or on behalf of by the Companies, the Borrower or any Company Representatives in connection with the transactions contemplated hereby, other than any such Information that is available to such Commitment Party on a non-confidential basis prior to disclosure by any Company or any of their respective representatives, excluding any information from a source which, to such Commitment Party's knowledge, has been disclosed by such source in breach of the terms hereof.

Section 9. Representations and Warranties of the Companies. Each Company represents and warrants that (a) (i) all written information, other than Projections (as defined below), that has been or will hereafter be made available to any Commitment Party, any Lender or any potential Lender by such Company, the Borrower or any Company Representative of such Company or the Borrower in connection with the transactions contemplated hereby and (ii) all information orally communicated by such Company, the Borrower or any Company Representative of such Company or the Borrower to any Initial Commitment Party or any of their attorneys in due diligence sessions or to any Commitment Party, any Lender or any potential Lender in formal lender presentations (the “Information”), when taken as a whole after giving effect to all supplements and updates provided thereto, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made and (b) all financial projections and forward looking statements, if any, that have been or will be prepared by such Company, the Borrower or any Company Representative of such Company or the Borrower and made available to any Commitment Party, any Lender or any potential Lender (the “Projections”) have been or will be prepared in good faith based upon assumptions that are or were, in good faith, believed by such Company's or the Borrower's management to be reasonable as of the date of the preparation of such Projections (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the Companies' and the Borrower's control, and that no assurance can be given (and no representation shall be deemed made) that the Projections will be realized). If, at any time from the date hereof until the termination of this Commitment Letter, any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then each Company agrees to promptly supplement the Information and/or Projections from time to time so that the representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances; it being agreed that (i) such information shall be deemed to have been provided by the Companies as required hereunder by any Company's delivery of written notice to the Initial Commitment Parties that such information has been included or disclosed in any periodic or current report filed by such Company (or any of its related filing affiliates) with the Securities and Exchange Commission and (ii) the Companies shall have no obligation to update or supplement the Projections included in that certain “Midstream JV Ratings Agency Presentation” dated January 31, 2013. You also agree to promptly advise us of all developments materially and adversely affecting the Borrower or the assets and businesses that are to be contributed to the Borrower pursuant to the Transactions, taken as a whole; it being agreed that such information shall be deemed to have been provided by the Companies as required hereunder by any Company's delivery of written notice to the Initial Commitment Parties that such information has been included or disclosed in

7

any periodic or current report filed by such Company (or any of its related filing affiliates) with the Securities and Exchange Commission.

In providing this Commitment Letter and in arranging the Facility, the Initial Commitment Parties are relying on the accuracy of the Information furnished to them by or on behalf of the Companies, the Borrower or any Company Representatives without independent verification thereof.

Section 10. No Third Party Reliance, Not a Fiduciary, Etc. The agreements of the Commitment Parties hereunder and of any Lender that issues a commitment to provide financing under the Facility are made solely for the benefit of you and the Commitment Parties, as applicable, and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear herein are subject to mutual agreement of the parties. You may not assign or delegate any of your rights or obligations hereunder without the Initial Commitment Parties' prior written consent. This Commitment Letter may not be amended or modified, or any provision hereof waived, except by a written agreement signed by all parties hereto.

Each Company hereby acknowledges that each of the Commitment Parties is acting pursuant to a contractual relationship on an arm's length basis, and the parties hereto do not intend that the Commitment Parties act or be responsible as a fiduciary to it, the Borrower, their management, stockholders, creditors or any other person.  Each Company and each Commitment Party hereby expressly disclaims any fiduciary relationship and agrees they are each responsible for making their own independent judgments with respect to any transactions entered into between them. Each Company also hereby acknowledges that the Commitment Parties have not advised and are not advising it as to any legal, accounting, regulatory or tax matters, and that it and the Borrower are consulting their own advisors concerning such matters to the extent it deems appropriate. You also acknowledge that UBS Securities is acting as financial advisor to OGE in connection with various matters, including the Transactions, and that Citi is acting as financial advisor to CenterPoint Energy in connection with various matters, including the Transactions.

Each Company understands that each Commitment Party and its affiliates (each Commitment Party, together with its affiliates, being collectively, a “Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research). Members of each Group and businesses within each Group generally act independently of each other, both for their own account and for the account of clients. Accordingly, there may be situations where parts of a Group and/or their clients either now have or may in the future have interests, or take actions, that may conflict with a Company's interests. For example, a Group may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of other clients, including without limitation, trading in or holding long, short or derivative positions in securities, loans or other financial products of a Company or its affiliates or other entities connected with the Facility or the transactions contemplated hereby.

In recognition of the foregoing, each Company agrees that no Group is required to restrict its activities as a result of this Commitment Letter and that each Group may undertake any business activity without further consultation with or notification to such Company. Neither this Commitment Letter nor the receipt by any Commitment Party of confidential information nor any other matter will give rise to any fiduciary, equitable or contractual duties (including without limitation, any duty of trust or confidence) that would prevent or restrict a Group from acting on behalf of other customers or for its own account. Furthermore, each Company agrees that no Group and no member or business of a Group is under a duty to disclose to it or the Borrower or use on behalf of it or the Borrower any information whatsoever about or derived from those activities or to account for any revenue or profits obtained in connection with such activities. However, consistent with each Group's long-standing policy to hold in confidence the affairs of its customers, and without limiting each Commitment Party's obligations and rights under Section 8 of this Commitment Letter (and subject to the exceptions set forth in Section 8), no Group will use confidential information obtained from any Company or the Borrower except in connection with its services to, and its relationship with, such Company and the Borrower.

Section 11. Governing Law, Etc. This Commitment Letter will be governed by, and construed in accordance with, the law of the State of New York. This Commitment Letter and the Fee Letters set forth the entire agreement between the parties with respect to the Facility and supersede all prior communications, written or oral, with respect

8

thereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, will be deemed to be an original and all of which, taken together, will constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by facsimile transmission or other electronic transmission (i.e., PDF) will be as effective as delivery of an original executed counterpart of this Commitment Letter.

Section 12. Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 13. Consent to Jurisdiction, Etc. Each Company irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any New York State or Federal court located in the City of New York over any suit, action or proceeding arising out of or relating to this Commitment Letter, (ii) accepts for itself and in respect of its property the jurisdiction of such courts, (iii) waives any objection to the laying of venue of any such suit, action or proceeding brought in any such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum and (iv) consents to the service of any process, summons, notice or document in any such suit, action or proceeding by registered mail addressed to such Company at its address specified on the first page of this Commitment Letter. A final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein will affect the right of any Commitment Party to serve legal process in any other manner permitted by law or affect any Commitment Party's right to bring any suit, action or proceeding against any Company or its property in the courts of other jurisdictions. To the extent that any Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Company irrevocably waives such immunity in respect of its obligations under this Commitment Letter.

Section 14. Patriot Act Compliance. Each Commitment Party hereby notifies the Companies that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Commitment Party to identify the Borrower in accordance with the Patriot Act. In that connection, each Commitment Party may also request corporate formation documents, or other forms of identification, to verify information provided.

Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letters and returning them, to Mary O'Black, Bracewell & Giuliani LLP, 711 Louisiana St., Suite 2300, Houston, Texas 77002 (fax: 713-437-5336, email: mary.o'black@bgllp.com) at or before 5:00 p.m. (New York City time) on March 15, 2013, the time at which the commitments and other obligations of each Commitment Party hereunder (if not so accepted prior thereto) will terminate. If you elect to deliver this Commitment Letter by facsimile or other electronic transmission (i.e., PDF), please arrange for the executed original to follow by next-day courier.

[Signature Pages Follow.]

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Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By: ______________________________
Name:
Title: Authorized Signatory

Signature Page to Commitment Letter (Revolving Credit Facility)

UBS SECURITIES LLC

By: ______________________________
Name:
Title:

By: ______________________________
Name:
Title:

UBS LOAN FINANCE LLC

By: ______________________________
Name:
Title:

By: ______________________________
Name:
Title:

Signature Page to Commitment Letter (Revolving Credit Facility)

ACCEPTED AND AGREED
on March __, 2013:

CENTERPOINT ENERGY, INC.

By: ____________________________
Name:
Title:

Signature Page to Commitment Letter (Revolving Credit Facility)

ACCEPTED AND AGREED
on March __, 2013:

ENOGEX LLC

By: ____________________________
Name: Sean Trauschke
Title: Chief Financial Officer

Signature Page to Commitment Letter (Revolving Credit Facility)

CONFIDENTIAL                                          EXHIBIT A

Transaction Description
$1,400,000,000 5-Year Revolving Credit Facility

“Transactions” shall mean a series of transactions pursuant to which, among other things:

(a)     CenterPoint Energy Resources Corp. (“CERC”) (i) contributes the equity interests (the “Midstream Subsidiary Capital Stock”) of certain of its wholly-owned subsidiaries that own midstream field services and interstate pipelines assets to CenterPoint Energy Field Services, LLC, a Delaware limited liability company (“CEFS LLC”), and (ii) causes a wholly-owned subsidiary that directly owns equity interests in a certain joint venture that owns midstream field services and interstate pipelines assets to contribute such subsidiary's equity interests in such joint venture (the “JV Capital Stock” and, together with the Midstream Subsidiary Capital Stock, the “Midstream Capital Stock”) to CEFS LLC;

(b)     OGE Enogex Holdings LLC, a Delaware limited liability company (“OGE Holdings”), and ArcLight (as defined below) restructure their ownership of Enogex Holdings LLC, a Delaware limited liability company (“Enogex Holdings”), to provide that the equity interests of Enogex will be held through Enogex Holdings II, LLC, a Delaware limited liability company (“EH II”);

(c)     CEFS LLC is converted to a Delaware limited partnership (which such converted entity will be the Borrower);

(d)     OGE Holdings contributes all of the management interests in EH II owned by OGE Holdings to the general partner of the Borrower in exchange for membership interests in such general partner;

(e)     OGE Holdings contributes to the Borrower all of the economic interests in EH II in exchange for the issuance by the Borrower of limited partnership interests in the Borrower;

(f)     ArcLight contributes to the Borrower all of its economic interests in EH II in exchange for the issuance by the Borrower of limited partnership interests in the Borrower; and

(g)    The Borrower enters into the Facility and a $1,050,000,000 three-year unsecured term loan facility (the “Term Loan Facility”) (which, in the case of the Term Loan Facility, shall occur immediately prior to the contribution described in clause (d) above).

As used herein:

“ArcLight” means, collectively, Bronco Midstream Holdings, LLC and Bronco Midstream Holdings II, LLC, each a Delaware limited liability company and a Wholly-Owned Subsidiary of ArcLight Energy Partners Fund IV, L.P., a Delaware limited partnership.

“Initial JV Transaction” means clauses (a) through (f) of the definition of “Transactions” above, as further described in that certain Master Formation Agreement dated on or about March 14, 2013 among CenterPoint Energy, OGE and ArcLight (the “Master Formation Agreement”)

CONFIDENTIAL	EXHIBIT B

Summary of Terms and Conditions
$1,400,000,000 5-Year Revolving Credit Facility

Borrower:
A Delaware limited partnership that will be formed upon the conversion of CenterPoint Energy Field Services, LLC into a limited partnership (the “Borrower”). There will be no guarantors of the Facility (as defined below).

Facility:
$1,400,000,000 five-year unsecured revolving credit facility (the “Facility”) with a $400,000,000 sublimit for letters of credit. The loans made under the Facility are referred to as the “Revolving Loans”, and the letters of credit made under the Facility are referred to as the “Letters of Credit”.

Purpose:
(i) General corporate purposes, (ii) the refinancing of the obligations owing by Enogex LLC (“Enogex”) under the Existing Enogex Credit Agreement (as defined below) and (iii) the refinancing of the obligations owing by Enogex to OGE Energy Corp. (“OGE”) pursuant to the Second Amended and Restated Revolving Credit and Investment Agreement dated as of April 1, 2008 between OGE and Enogex (the “Enogex Intercompany Agreement”).

Administrative Agent:	An affiliate of CGMI (in such capacity, the “Agent”).
Joint Lead Arrangers and Joint Bookrunners:
Citigroup Global Markets Inc. (“CGMI”) and UBS Securities LLC (in such capacities and, together with such other financial institutions designated by the Companies and the foregoing Lead Arrangers to act in such capacities in accordance with the Commitment Letter, the “Lead Arrangers”).

Lenders:
Initially, a syndicate of banks and other financial institutions constituting Approved Lenders (as defined in the Commitment Letter) or otherwise mutually and reasonably consented to by the Companies and the Lead Arrangers, including the Initial Lenders.

Letters of Credit:
$400,000,000 of the Facility may be used for standby Letters of Credit for any lawful purpose, provided that no Letter of Credit shall expire later than five business days prior to the Maturity Date (as defined below), unless the Borrower provides cash collateral in an amount equal to the undrawn face amount of such Letter of Credit as of such date plus fees and expenses related to such Letter of Credit over its remaining term, provided, further that any Letter of Credit with a one year tenor may provide for the automatic renewal thereof for additional one year periods (which shall, in no event, extend beyond the date that is five business days prior to the Maturity Date unless the Borrower provides cash collateral (in accordance with this sentence)).
Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) within one business day. To the extent that the Borrower does not so reimburse the applicable Issuing Bank within one business day, the Lenders under the Facility shall be irrevocably and unconditionally obligated to reimburse the applicable Issuing Lender on a pro rata basis.

Issuing Banks:
Citibank, N.A., UBS AG, Stamford Branch and each other Lead Arranger, each of which shall commit to provide $100,000,000 of the Letter of Credit commitments under the Facility (provided that any Issuing Bank may agree to issue Letters of Credit in excess of its stated Letter of Credit commitment in its sole discretion), and each other financial institution designated by the Borrower and reasonably acceptable to the Agent that agrees to issue Letters of Credit under the Facility (each such financial institution in such capacity, an “Issuing Bank”).

Swingline Loans:
$100,000,000 of the Facility shall be available for swingline loans (“Swingline Loans”) from Citibank N.A. (in such capacity, the “Swingline Lender”). Any such Swingline Loans will reduce availability under the Facility on a dollar-for-dollar basis. Each Lender shall acquire an irrevocable and unconditional pro rata participation in each Swingline Loan. The Borrower must repay each Swingline Loan on or before the fourteenth (14th) business day after the borrowing date for such Swingline Loan.

Closing Date:
The first date on which each of the conditions set forth below under “Conditions Precedent to Closing” has been met or waived, which shall be no later than December 31, 2013, provided, that if on December 31, 2013 the only condition under the Master Formation Agreement not satisfied or waived is the condition set forth in Section 7.1(a) of the Master Formation Agreement, then the Closing Date shall be no later than February 28, 2014 (the “Closing Date”).

Availability:
The Lenders will make Revolving Loans to the Borrower from time to time under the Facility during the period commencing on the Closing Date and ending on the Maturity Date in minimum principal amounts equal to (i) $1,000,000 and in integral multiples of $500,000 in excess thereof, in the case of Base Rate Advances (as defined below), and (ii) $5,000,000 and in integral multiples of $1,000,000 in excess thereof, in the case of Eurodollar Rate Advances (as defined below). Revolving Loans will be available on same day notice (by 11:00 a.m. New York City time) if such Revolving Loans will initially be Base Rate Advances and three business days' notice if such Revolving Loans will initially be Eurodollar Rate Advances. Revolving Loans made under the Facility may be borrowed, repaid and reborrowed.
The Swingline Lender will make Swingline Loans to the Borrower from time to time under the Facility during the period commencing on the Closing Date and ending on the Maturity Date in minimum principal amounts equal to $500,000 and in integral multiples of $100,000 in excess thereof. Swingline Loans will be available on same day notice (by 2:00 p.m. New York City time).

Maturity Date:	Fifth anniversary of the Closing Date, as such date may be extended pursuant to “Extension of Maturity Date” below (the “Maturity Date”).
Extension of Maturity Date:
The Borrower will have the right to request an extension of the Maturity Date for two additional one-year periods, subject to the consent of the Majority Lenders, provided, however that (a) the Maturity Date shall not be extended with respect to any Lender without such Lender's consent (which consent shall be given by each Lender in its sole discretion) and (b) each extended commitment (including each commitment of a New Lender (as defined below)) shall be on the same terms and conditions as each other extended commitment. Any non-consenting Lender is herein referred to as a “Declining Lender”.
The Borrower will have the right to replace any Declining Lender with (i) one or more existing Lenders or (ii) one or more financial institutions that are not existing Lenders (“New Lenders”), provided that each New Lender shall be subject to the consent of the Administrative Agent, Swingline Lender and/or the Issuing Banks (in each case, which such consent will not be unreasonably withheld, conditioned or delayed) to the extent such consent of the Administrative Agent, Swingline Lender and/or the Issuing Banks would be required to effect an assignment to such New Lender as a proposed assignee.

Commitment Upsize:
The Borrower will have the right, from time to time, to request an increase in the aggregate commitments under the Facility by (i) allowing one or more existing Lenders to increase their respective commitments and/or (ii) obtaining commitments from one or more banks or other financial institutions that are not existing Lenders; provided that no Lender shall be required to provide any such increase and, provided, further that (a) each such increase shall be in a minimum amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof, (b) no such increase shall result in the aggregate commitments exceeding 150% of the size of the Facility on the Closing Date, (c) no event of default shall have occurred and be continuing as of the effective date of any such increase, (d) certain other customary conditions shall be required to be satisfied in connection with any such increase and (e) any such increased commitments shall have the same terms as the existing commitments (subject to the Borrower's ability to extend any commitments pursuant to “Extension of Maturity Date” above).

Optional Commitment Termination or Reduction:
The Borrower will have the right, upon at least 3 business days' notice, to permanently (i) terminate in whole the commitments under the Facility or (ii) reduce, in part, from time to time, the unused portion of commitments under the Facility, provided that each such partial reduction shall be in a minimum amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof.

Interest Rates and Interest Periods:	The Borrower may elect that all or a portion of the Revolving Loans (except Swingline Loans) bear interest at a rate per annum equal to:
	i.	Base Rate: a fluctuating rate equal to the Base Rate (as defined on Schedule 1) plus the Applicable Margin; or
	ii.	Eurodollar Rate: a periodic fixed rate equal to the Eurodollar Rate (as defined on Schedule 1) plus the Applicable Margin.

The Eurodollar Rate will be fixed for interest periods of 1, 2, 3, or 6 months, at the Borrower's election, or if requested by Borrower and agreed to by all Lenders, 9 or 12 months.

Swingline Loans will bear interest at a rate per annum equal to, for any day: (i) the one month Eurodollar Rate for such day plus (ii) the Applicable Margin with respect to Eurodollar Advances.

Upon the occurrence and during the continuance of any event of default, the Majority Lenders (as defined below) may require that each Eurodollar Rate Advance be converted to a Base Rate Advance at the end of the interest period then in effect for such Eurodollar Rate Advance.

Applicable Margin:
“Applicable Margin” means:
(a) with respect to Base Rate Advances, (i) until the time that the Borrower first obtains a Designated Rating (as defined on Schedule 1) from any of S&P, Moody's or Fitch, the Applicable Margin for Base Rate Advances specified in the attached Leverage-Based Pricing Grid set forth on Schedule 1 based on the Borrower's Leverage Ratio (as defined below) as of the most recently ended fiscal quarter for which financial statements are available and (ii) at any time from and after the date when the Borrower first obtains a Designated Rating from any of S&P, Moody's or Fitch (subject to the last sentence of part B of Schedule 1), the Applicable Margin for Base Rate Advances specified in the attached Ratings-Based Pricing Grid set forth on Schedule 1 based on the Borrower's then current Designated Ratings; and
(b) with respect to Eurodollar Rate Advances, (i) until the time that the Borrower first obtains a Designated Rating from any of S&P, Moody's or Fitch, the Applicable Margin for Eurodollar Rate Advances specified in the attached Leverage-Based Pricing Grid set forth on Schedule 1 based on the Borrower's Leverage Ratio as of the most recently ended fiscal quarter for which financial statements are available and (ii) at any time from and after the date when the Borrower first obtains Designated Rating from any of S&P, Fitch or Moody's (subject to the last sentence of part B of Schedule 1), the Applicable Margin for Eurodollar Rate Advances specified in the attached Ratings-Based Pricing Grid set forth on Schedule 1 based on the Borrower's then current Designated Ratings.

Default Rate:
At any time when the Borrower is in default in the payment of any amount of principal due under the Facility, such amount will bear interest at 200 basis points per annum above the rate otherwise applicable thereto. Overdue interest, fees and other amounts will bear interest at 200 basis points per annum above the rate applicable to Base Rate Advances.

Interest Payments:
Interest on Revolving Loans bearing interest based upon the Base Rate (“Base Rate Advances”) will be payable quarterly in arrears. Interest on Revolving Loans bearing interest based upon the Eurodollar Rate (“Eurodollar Rate Advances”) will be payable at the end of each interest period, but no less frequently than quarterly. Interest will be computed on a 365/366-day basis for Base Rate Advances (if the Base Rate is determined by reference to Citibank's publicly announced prime rate) and a 360-day basis for Eurodollar Rate Advances and Base Rate Advances (if the Base Rate is determined by reference to the federal funds rate or the Eurodollar Rate (as defined on Schedule 1)).

Commitment Fees:
If the Closing Date occurs after June 1, 2013, the Borrower shall pay a commitment fee (the “Pre-Closing Commitment Fee”), which shall accrue during the period from and including June 1, 2013 (the “Commencement Date”) to but not including the earlier of (i) the Closing Date and (ii) the termination of the Commitment Letter in accordance with its terms, at a rate equal to 0.25% per annum (the “Pre-Closing Commitment Fee Rate”) on the average daily amount of each Lender's commitment to the Facility; provided, that the Pre-Closing Commitment Fee Rate will increase by 0.05% on each successive three month anniversary of the Commencement Date (commencing September 1, 2013). Accrued Pre-Closing Commitment Fees shall be payable on the earlier of (1) the Closing Date and (2) the termination of the Commitment Letter in accordance with its terms.
In addition, the Borrower shall pay a commitment fee (the “Post-Closing Commitment Fee”), which shall accrue from and after the Closing Date at a rate equal to (i) until the time that the Borrower first obtains a Designated Rating from any of S&P, Moody's or Fitch, the rate per annum specified on the attached Leverage-Based Pricing Grid set forth on Schedule 1 based on the Borrower's Leverage Ratio as of the most recently ended fiscal quarter, and (ii) at any time from and after the date when the Borrower first obtains Designated Rating from any of S&P, Fitch or Moody's (subject to the last sentence of part B of Schedule 1), the rate per annum specified on the attached Ratings-Based Pricing Grid set forth on Schedule 1 based on the Borrower's then current Designated Rating, in each case on the average daily unused amount of each Lender's commitment to the Facility. Accrued Post-Closing Commitment Fees shall be payable quarterly in arrears on the last day of each March, June, September and December occurring after the Closing Date, and on the Maturity Date.
All commitment fees will be calculated on a 360-day basis.

Annual Agency Fee:	As agreed between the Agent and the Companies in a separate fee letter.
Upfront Fees:	As agreed between the Lead Arrangers and the Companies in a separate fee letter.
Letter of Credit Participation Fees:
Letter of Credit participation fees shall accrue at a rate per annum equal to the Applicable Margin then in effect for Eurodollar Rate Advances on the aggregate undrawn face amount of outstanding Letters of Credit, and shall be payable to the Agent for the benefit of the Lenders quarterly in arrears and on the Maturity Date. Such participation fees will be calculated on a 360-day basis.

Letter of Credit Fronting and Administrative Fees:
Letter of Credit fronting fees in the amount of 15 basis points of the undrawn face amount of Letters of Credit shall be payable to the respective Issuing Banks on the last day of each quarter and on the Maturity Date. Fronting Fees will be calculated on a 360-day basis.
In addition, normal and customary charges, costs, and reasonable expenses incurred or charged by any Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit shall be payable to such Issuing Bank for its own account.

Optional Prepayment:
Revolving Loans may be prepaid without penalty, on same day notice for Base Rate Advances and two business days' notice (or such shorter notice as may be satisfactory to the Agent) for Eurodollar Rate Advances, in minimum amounts of (i) $1,000,000 and in integral multiples of $500,000 in excess thereof, in the case of Base Rate Advances, and (ii) $5,000,000 and in integral multiples of $1,000,000 in excess thereof, in the case of Eurodollar Rate Advances. The Borrower will bear all costs related to the prepayment of a Eurodollar Rate Advance prior to the last day of the interest period thereof.

Loan Documentation:
The definitive loan documentation for the Facility will (a) be based on the Existing Enogex Credit Agreement, with appropriate modifications to baskets and materiality thresholds to reflect the size and operational and strategic requirements of the Borrower and its subsidiaries, (b)  contain only those conditions to borrowing, representations, warranties, covenants and events of default expressly set forth (or referred to) in this Term Sheet and such other terms and provisions to be mutually agreed upon, (c) with respect to the representations, warranties, covenants and events of default, be applicable to the Borrower and, consistent with the Existing Enogex Credit Agreement to the extent applicable, the Borrower's Subsidiaries, Unrestricted Subsidiaries (to be defined) or Material Subsidiaries (to be defined), and (d) be otherwise consistent with this Term Sheet (collectively, the “Documentation Principles”).
“Existing Enogex Credit Agreement” means that certain Credit Agreement dated as of December 13, 2011 by and among Enogex, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as agent for the lenders.

Conditions Precedent to Closing:
The effectiveness of the credit agreement and the availability of borrowings under the Facility on the Closing Date shall be conditioned solely upon the satisfaction of the conditions set forth in Section 1 of the Commitment Letter and the following conditions:

1)
The Agent shall have received executed and delivered Operative Documents, including, to the extent requested reasonably in advance of the Closing Date by any Lender, a promissory note in favor of such Lender.

2)
The Agent shall have received a customary secretary's certificate of the Borrower attaching resolutions (evidencing the Borrower's ability to execute, deliver and perform the Operative Documents to which it is a party), its charter, its partnership agreement and an incumbency certificate, in form and substance reasonably satisfactory to the Lead Arrangers.

	3)	The Agent shall have received certificates of existence and good standing from the Borrower's jurisdiction of organization or incorporation.
4)
No default or event of default shall have occurred and be continuing and the Agent shall have received a certificate of the Borrower certifying as to the same, which certificate shall be in form and substance reasonably satisfactory to the Lead Arrangers.

5)
Accuracy of representations and warranties in all material respects (other than those representations and warranties that are subject to a materiality qualifier in the text thereof, which shall be accurate in all respects) and the Agent shall have received a certificate of the Borrower certifying as to the same, which certificate shall be in form and substance reasonably satisfactory to the Lead Arrangers.

6)
The Agent shall have received copies of the material agreements relating to the Initial JV Transaction to be entered into on or before the Closing Date (including, without limitation, the Master Formation Agreement and any transition services agreement) and a certificate of the Borrower certifying as to the completeness of such agreements, which certificate shall be in form and substance reasonably satisfactory to the Lead Arrangers.

	7)	The Agent shall have received favorable legal opinion(s) with respect to customary matters from counsel for the Borrower, in form and substance reasonably satisfactory to the Lead Arrangers.

8)
Delivery of (a) audited financial statements of Enogex Holdings LLC as of December 31, 2012 for the fiscal year ending on such date, (b) audited financial statements of the business and assets of CenterPoint Energy Field Services, LLC and the CenterPoint Energy business and assets to be contributed to the Borrower as of December 31, 2012 for the fiscal year ending on such date, (c) unaudited pro forma balance sheet as of December 31, 2012 and unaudited pro forma income statement for the year ending December 31, 2012, combining (i) CenterPoint Energy Field Services, LLC, (ii) the CenterPoint Energy business and assets to be contributed to the Borrower and (iii) Enogex, and (d) Projections of the Borrower for the period from January 1, 2013 through December 31, 2016, giving pro forma effect to the Initial JV Transaction, it being understood that (x) such Projections are included in that certain “Midstream JV Ratings Agency Presentation” dated January 31, 2013, which was delivered to the Agent prior to the date of the Commitment Letter and (y) neither the Borrower nor any Company shall have any obligation to update or supplement such Projections as set forth in such “Midstream JV Ratings Agency Presentation”.

9)
There not having occurred any material adverse effect on the business, condition (financial or otherwise), or operations of the Borrower, its subsidiaries and the assets and businesses to be contributed to the Borrower pursuant to the Transactions, taken as a whole since December 31, 2012, other than as disclosed (i) in the SEC Reports (as defined below) or (ii) in writing to the Agent prior to the date of the Commitment Letter.

“SEC Reports” means, collectively, (i) the Annual Report on Form 10-K of OGE, the Annual Report on Form 10-K of CenterPoint Energy, Inc. (“CenterPoint Energy”) and the Annual Report on Form 10-K of CERC, in each case, for the fiscal year ended December 31, 2012, and (ii) the Current Reports on Form 8-K filed by OGE, the Current Reports on Form 8-K filed by CenterPoint Energy and the Current Reports on Form 8-K filed by CERC, in each case, after the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for such company and prior to the date of the Commitment Letter.

10)	The Initial JV Transaction shall have been consummated prior to, or shall be consummated substantially simultaneously with, the Closing Date.
11)
All material governmental and third party approvals necessary in connection with the Transactions and the continuing operations of the Borrower and its subsidiaries shall have been obtained and be in full force and effect.

12)
The Agent shall have received five days prior to the Closing Date (or such later date as the Agent shall reasonably agree) all documentation and other information required by regulatory authorities with respect to the Borrower under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, that has been reasonably requested by the Agent a reasonable period in advance of the date that is five days prior to the Closing Date.

13)
All fees required to be paid on the Closing Date pursuant to the Term Sheet and Fee Letters, and all reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least one business day prior to the Closing Date shall have been paid or shall, substantially simultaneously with the initial borrowing under the Facility, be paid.

14)
The termination in full of the commitments of the lenders and payment in full of all debt outstanding under (a) the Existing Enogex Credit Agreement and (b) the Enogex Intercompany Agreement shall have occurred prior to, or substantially simultaneously with the initial borrowing of Revolving Loans on, the Closing Date.

15)
The Agent shall have received fully-executed copies of the amendments to the primary working capital credit facilities of CenterPoint Energy and CERC being entered in connection with the Initial JV Transaction.

16)	If there is to be a borrowing of Revolving Loans on the Closing Date, the Agent shall have received a borrowing notice from the Borrower.

Conditions Precedent to all Credit Extensions:	1)
All representations and warranties shall be true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier in the text thereof, which shall be accurate in all respects) on and as of the date of such extension of credit, both before and immediately after giving effect to such extension of credit, except to the extent such representation or warranty relates solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date; provided that the representation and warranties as to no Material Adverse Effect and no litigation shall be made only on and as of the Closing Date.

	2)	At the time of and immediately after giving effect to such extension of credit, no default or event of default shall have occurred and be continuing.
For the avoidance of doubt, the foregoing conditions shall not be applicable to conversions and continuations of outstanding Revolving Loans.
Representations and Warranties:
The Operative Documents will contain only the following representations and warranties, which shall be substantially similar to those in the Existing Enogex Credit Agreement, with modifications identified below and such other modifications otherwise consistent with the Documentation Principles:

	1)	Organization, existence, good standing of the Borrower and its Material Subsidiaries.
	2)	Power and authority of the Borrower to execute, deliver and perform its obligations under the Operative Documents.
	3)	Due authorization, execution and delivery by the Borrower of the Operative Documents; legality, validity, binding effect and enforceability of the Operative Documents.
	4)	Execution, delivery, and performance of Operative Documents do not violate applicable law, organizational documents or existing agreements.
	5)	No material governmental or regulatory approvals required.
6)
As of the Closing Date, except as set forth in the Closing Date SEC Reports (as defined below) or as disclosed in writing to the Agent prior to the Closing Date, no litigation, proceeding or governmental or regulatory investigation which could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), or operations of the Borrower and its subsidiaries, taken as a whole after giving effect to the Initial JV Transaction (a “Material Adverse Effect”) or which seeks to prevent, enjoin or delay the Transactions or the making of the initial Revolving Loans.

“Closing Date SEC Reports” means, collectively, (i) the Annual Report on Form 10-K of OGE, the Annual Report on Form 10-K of CenterPoint Energy and the Annual Report on Form 10-K of CERC, in each case, for the fiscal year ended December 31, 2012 and (ii) any Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K filed by any of OGE, CenterPoint Energy and CERC, in each case, after the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for such company and prior to the Closing Date.

7)
As of the Closing Date, the absence of any Material Adverse Effect since December 31, 2012, other than as disclosed (i) in the Closing Date SEC Reports or (ii) in writing to the Agent prior to the Closing Date.

	8)	Accuracy of information.
	9)	Financial statements.
	10)	Compliance with laws and regulations, except as could not reasonably be expected to cause a Material Adverse Effect.
	11)	Margin regulations.
	12)	Not an investment company.
	13)	Solvency.
	14)	Taxes.

	15)	OFAC.
	16)	Subsidiaries.
	17)	ERISA.
	18)	Title or rights to use material properties.
	19)	No violation of court or governmental decrees, except as could not reasonably be expected to cause a Material Adverse Effect.
Financial Covenants:	1)
Leverage Ratio (as defined below) as of the last day of each fiscal quarter of the Borrower (a) occurring at any time other than during an Acquisition Period (as defined below), of no greater than 5.00:1.00 and (b) occurring during an Acquisition Period, of no greater than 5.50:1.00.

“Leverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of (i) Consolidated Debt (to be defined) of the Borrower and its consolidated subsidiaries (other than its Unrestricted Subsidiaries) as of such date to (ii) Consolidated EBITDA (to be defined) of the Borrower and its consolidated subsidiaries (other than its Unrestricted Subsidiaries) for the period of four consecutive fiscal quarters ending on such date (with actual Consolidated EBITDA after the Closing Date being annualized for purposes of calculating Consolidated EBITDA until a full four-fiscal quarter period following the Closing Date has been completed).
“Acquisition Period” means a period commencing with the date on which payment of the purchase price for a Specified Acquisition is made and ending on the earlier of (a) the last day of the second fiscal quarter following the fiscal quarter in which such payment is made, and (b) the date on which the Borrower notifies the Agent that it desires to end the Acquisition Period for such Specified Acquisition; provided, that, (i) once any Acquisition Period is in effect, the next Acquisition Period may not commence until the termination of such Acquisition Period then in effect and (ii) after giving effect to the termination of such Acquisition Period in effect (and before giving effect to any subsequent Acquisition Period), the Borrower must be in compliance with the financial covenants and no default or event of default shall have occurred and be continuing.
“Specified Acquisition” means any one or more related transactions (a) pursuant to which the Borrower or any of its subsidiaries acquires for an aggregate principal purchase price of not less than $50,000,000 (i) more than 50% of the equity interests in any other person or (ii) other property or assets (other than acquisitions of equity interests of a person, capital expenditures and acquisitions of inventory or supplies in the ordinary course of business) of, or of an operating division or business unit of, any other person, and (b) which is designated by the Borrower (by written notice to the Agent) as a “Specified Acquisition”.

2)
As of the last day of each fiscal quarter of the Borrower occurring prior to the first date on which the Borrower achieves Investment Grade Status, the ratio of Consolidated EBITDA to Consolidated Interest Expense (to be defined) may not be less than 3.00:1.00; provided, however, that this financial covenant will not be included in the Operative Documents if the Borrower achieves Investment Grade Status prior to the Closing Date.

“Investment Grade Status” means the time at which the Borrower has at least two of the following Designated Ratings: at least BBB- from S&P, at least Baa3 from Moody's, and at least BBB- from Fitch.

Affirmative Covenants:
The Operative Documents will contain only the following affirmative covenants, which shall be substantially similar to those in the Existing Enogex Credit Agreement, with modifications identified below and such other modifications otherwise consistent with the Documentation Principles:

	1)	Preservation and maintenance of existence.

2)
Submission of independently audited annual financial statements and unaudited quarterly financial statements, in each case for the Borrower and its consolidated subsidiaries, and other reporting and notice requirements (including with respect to certain ERISA events).

	3)	Material compliance with laws and regulations (including ERISA and applicable environmental laws and regulations).
	4)	Payment of taxes.
	5)	Visitation and inspection rights; provided that the Borrower shall pay for only one such visit by the Agent and the Lenders, as a whole, per year unless an event of default exists.
	6)	Maintenance of books and records.
	7)	Maintenance of material properties.
	8)	Maintenance of insurance.
	9)	Use of proceeds.
Negative Covenants:
The Operative Documents will contain only the following negative covenants, which shall be substantially similar to those in the Existing Enogex Credit Agreement, with modifications identified below and such other modifications otherwise consistent with the Documentation Principles:

	1)	Certain restrictions on liens.
	2)	Certain restrictions on change of business, consolidations, mergers, and sale of all or substantially all of the assets of the Borrower and its subsidiaries on a consolidated basis.
3)
Certain restrictions on debt (including amounts payable in connection with the mandatory redemption of certain equity interests that are mandatorily redeemable prior to the date that is 91 days after the Maturity Date) applicable to the Borrower's subsidiaries (other than Unrestricted Subsidiaries), with exceptions for certain existing debt and baskets to be agreed, provided that such exceptions for existing debt shall not apply to any increase to the principal amount of, or extension of maturity of, such existing debt.

4)
Certain restrictions on restricted payments, with exceptions for, among other things, cash distributions of “Available Cash” (to be defined in the Borrower's partnership agreement) when no event of default exists or would be caused thereby; provided, however, that this covenant shall no longer apply upon the Borrower achieving Investment Grade Status.

	5)	Certain restrictions on entering into certain restrictive agreements.
6)
Certain restrictions on affiliate transactions, with exceptions for, among other things, (a) customary arrangements among affiliates relating to the administrative or management services authorized by the Borrower's or such Subsidiary's organizational documents or board of directors or other governing body (or committee thereof), (b) equity investments made in affiliates in an amount to be agreed and (c) any transaction subject to the jurisdiction, approval, consent or oversight of any regulatory body or compliance with any applicable regulation, rule or guideline of such regulatory body.

7)
Restrictions on amending (a) (i) that certain Term Loan Agreement dated as of August 2, 2012 by and among Enogex, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as agent for the lenders, (ii) Enogex's 6.875% Senior Notes due 2014 and (iii) Enogex's 6.25% Senior Notes due 2020, in each case, to the extent such amendment would increase the principal amount of, or extend the maturity of, such debt; provided, however, that this clause (a) shall not prohibit any amendment to, or refinancing of, such debt to the extent such amended or refinanced debt is not prohibited by the debt covenant described in clause 3) above and (b) the Borrower's Partnership Agreement, the transition services agreement and any other material agreement entered into by the Borrower or any of its subsidiaries in connection with the Initial JV Transaction, in each case described in this clause (b), in a manner that is materially adverse to the Lenders.

No covenant will prevent the consummation of an initial public offering of equity interests in the Borrower (the “IPO”).
Events of Default:
The Operative Documents will contain only the following events of default, which shall be substantially similar to those in the Existing Enogex Credit Agreement, with modifications identified below and such other modifications otherwise consistent with the Documentation Principles:

1)
Failure to pay principal or any Letter of Credit reimbursement obligation when due; failure to pay interest or fees within five business days of when due; and failure to pay any other obligation or liability when due and such failure continues at least 10 business days after the Borrower's receipt of notice from the Agent of such failure to pay.

	2)	Representations or warranties materially incorrect when made or deemed made.
	3)	Failure to comply with covenants (with notice and cure periods as applicable); provided that there will be no cure periods for any negative covenants.
4)
Cross-payment default on debt of the Borrower or any of its Material Subsidiaries in an aggregate principal amount equal to or greater than $100,000,000, and cross-acceleration with respect to such debt.

5)
Final judgment or other court order for the payment of money in excess of $100,000,000 (net of any amounts paid or covered by independent third party insurance) rendered against the Borrower or any of its Material Subsidiaries and not vacated, discharged, satisfied or stayed or bonded pending appeal for a period of 45 days.

6)
Bankruptcy or liquidation of, or the appointment of a receiver or similar official for, the Borrower or any of its Material Subsidiaries, or the institution of any such proceeding that continues undismissed or unstayed for a period of 90 days.

	7)	ERISA events.
	8)	Change of control (which such term will be defined to permit the IPO).
9)
Failure of the credit agreement or any promissory note to remain in full force and effect or any action is taken by the Borrower to assert the invalidity or enforceability of the credit agreement or any promissory note.

Other:	Operative Documents will include, without limitation:
1)
Indemnification of the Agent, Issuing Banks and Lenders and their respective affiliates, officers, directors, employees, agents and advisors for any liabilities and expenses arising out of the Facility or the use or proposed use of proceeds (with exceptions consistent with those set forth in the indemnification provisions of the Commitment Letter).

	2)	Mutual waiver of consequential damages.
	3)	Agency, set-off, sharing, notice, treatment of information, and confidentiality language.
4)
“Majority Lenders” defined as those Lenders holding greater than 50% of the aggregate commitments under the Facility or, if no commitments are outstanding, greater than 50% of the aggregate principal amount of the outstanding extensions of credit under the Facility.

	5)	Customary Letter of Credit provisions.
6)
Customary defaulting lender provisions, including provisions relating to the replacement of such defaulting lender, abeyance or reallocation of certain fees payable to such defaulting lender, the suspension of voting rights for such defaulting lender for Majority Lender votes and the reallocation or, where reallocation is not available, cash collateralization of such defaulting lender's participation obligations in Letters of Credit and Swingline Loan obligations to facilitate ongoing issuances thereof.

Assignments and Participations:
Each Lender will have the right to assign to one or more banks or financial institutions all or a portion of its rights and obligations under the Operative Documents, with the consent, not to be unreasonably withheld, of the Agent, the Swingline Lender, the Issuing Banks and, so long as no event of default has occurred and is continuing, the Borrower; provided that (a) any such assignment shall be effected pursuant to an assignment and assumption agreement which shall include representations sufficient to establish that the consideration used by the applicable successor Lender to make its loans does not constitute “plan assets” (as defined under ERISA) and (b) no such assignment shall be made to, unless an event of default has occurred and is continuing, (x) any competitor of the Borrower or any of its subsidiaries or (y) any other company primarily engaged in the business of selling or distributing energy products, provided that this clause (y) shall not apply to any financial institution solely as a result of such person trading in commodity products (any person described in the foregoing clauses (x) or (y), an “Ineligible Assignee”). In the case of partial assignments, the minimum assignment amount will be $5,000,000, unless otherwise agreed by the Borrower and the Agent. The parties to each assignment (other than the Borrower) will pay to the Agent an administrative fee of $3,500.
Each Lender will also have the right, without the consent of the Borrower, the Issuing Banks, the Swingline Lender or the Agent, to assign (i) as security, all or part of its rights under the Operative Documents, including any assignment to a Federal Reserve Bank, and (ii) with notice to the Borrower and the Agent, all or part of its rights and obligations under the Operative Documents to any of its affiliates; provided that the consent of the Issuing Banks and the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit or Swingline Loans, as applicable.
Each Lender will have the right to sell participations in its rights and obligations under the Operative Documents to banks and financial institutions (other than an Ineligible Assignee), subject to customary restrictions on participant voting rights and other customary restrictions on the participant rights (substantially similar to the restrictions in the Existing Enogex Credit Agreement). A participant purchasing a participation shall deliver applicable tax forms to the participating Lender.

Yield Protection, Taxes, and Other Deductions:	1)
The Operative Documents will contain yield protection provisions based upon those contained in the Existing Enogex Credit Agreement, protecting the Lenders in the event of illegality, increased costs, unavailability of funding, funding losses, and reserve and capital adequacy requirements, subject to protections for the Borrower (including provisions limiting the Lenders' ability to claim yield protection after 90 days have elapsed).

2)
The Operative Documents will contain a tax gross-up provision customary for facilities of this nature, subject to customary exclusions (substantially similar to the exclusions in the Existing Enogex Credit Agreement) and protections for the Borrower (including, without limitation, mitigation, tax form, FATCA documentation and refund provisions and provisions limiting the Lenders' ability to claim gross-up after 120 days have elapsed).

The Borrower will have the right to replace any Lender which requests reimbursements for amounts owing under (1) and (2) above, or with respect to which the Borrower is required to pay any taxes or additional amounts pursuant to (1) or (2) above, or which is unable to lend at the Eurodollar Rate, provided that (i) such Lender has received payment of all amounts owing to such Lender under the Operative Documents and (ii) the Borrower has received the prior written consent of the Agent with respect to any replacement Lender that is not an existing Lender (such consent not to be unreasonably withheld, conditioned or delayed) and (iii) the Borrower has paid the Agent a $3,500 administrative fee if such replacement Lender is not an existing Lender.

Amendments:
Amendments and waivers of the provisions of the credit agreement and other Operative Documents will require the approval of the Majority Lenders, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment, and (b) the consent of 100% of the Lenders shall be required with respect to (i) amendments of the voting provisions and (ii) modifications to the pro rata sharing of payment provisions.
The Borrower shall have the right to replace a Lender if such Lender does not consent to an amendment or waiver that requires unanimous Lender consent and the consent of the Majority Lenders has been obtained.
In addition, the Borrower shall have the right at any time that no event of default exists, in its sole discretion, to remove a Lender upon 15 business days' written notice to such Lender being removed and the Agent, such removal to be effective at the expiration of such 15 business day notice period.

Governing Law:	State of New York.
Counsel to the Agent:	Bracewell & Giuliani LLP
Expenses:
The Borrower will pay, or reimburse the Lead Arrangers and the Agent for, all reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of Bracewell & Giuliani LLP, counsel to Citi) incurred by any of them in connection with the syndication of the Facility and the preparation, negotiation, execution, delivery, administration or amendment of the Operative Documents. The Borrower will pay, or reimburse the Lead Arrangers, the Agent and the Lenders for, all costs and expenses (including the reasonable fees and expenses of counsel to the Agent) incurred by them in connection with the enforcement of any of their respective rights and remedies under the Facility. Such expenses will be reimbursed by the Borrower after presentation of a statement of account, regardless of whether the Transactions are actually completed or the Operative Documents are signed.

Submission to Jurisdiction:	The Borrower will submit to the exclusive jurisdiction of the courts of the State of New York in connection with disputes that may arise in connection with the Facility.

Schedule 1

PRICING GRIDS; BASE RATE; EURODOLLAR RATE

A. Leverage-Based Pricing Grid

	Level I	Level II	Level III	Level IV	Level V
Leverage Ratio	< 2.5:1.0	≥ 2.5:1.0 but < 3.0:1.0	≥ 3.0:1.0 but < 3.5:1.0	≥ 3.5:1.0 but < 4.0:1.0	≥ 4.0:1.0
Commitment Fee	25.0 bps	32.5 bps	50.0 bps	50.0 bps	50.0 bps
Applicable Margin for Eurodollar Rate Advances	175 bps	200 bps	225 bps	275 bps	300 bps
Applicable Margin for Base Rate Advances	75 bps	100 bps	125 bps	175 bps	200 bps

B. Ratings-Based Pricing Grid

	Level I	Level II	Level III	Level IV	Level V
Designated Rating	≥ BBB+/Baa1/ BBB+	BBB/Baa2/ BBB	BBB-/Baa3/ BBB-	BB+/Ba1/BB+	≤ BB/Ba2/BB
Commitment Fee	15.0 bps	20.0 bps	25.0 bps	30.0 bps	35.0 bps
Applicable Margin for Eurodollar Rate Advances	125 bps	137.5 bps	162.5 bps	175.0 bps	200.0 bps
Applicable Margin for Base Rate Advances	25 bps	37.5 bps	62.5 bps	75.0 bps	100.0 bps

Ratings in the above Ratings-Based Pricing Grid are based on the Designated Ratings issued by Standard & Poor's Financial Services LLC (“S&P”), Moody's Investors Service, Inc. (“Moody's”) and Fitch Ratings (“Fitch” and, together with S&P and Moody's, the “Rating Agencies” and each, a “Rating Agency”). “Designated Rating” means, with respect to any Rating Agency, (i) the rating assigned by such Rating Agency to the Facility at any time such a rating is in effect, (ii) if and only if such Rating Agency does not have in effect a rating described in the preceding clause (i), the rating assigned by such Rating Agency to the Term Loan Facility, (iii) if and only if such Rating Agency does not have in effect a rating described in the preceding clauses (i) or (ii), the Borrower's long-term senior unsecured non-credit enhanced debt rating, or (iv) if and only if such Rating Agency does not have in effect a rating described in the preceding clauses (i), (ii) or (iii), the Borrower's “company” or “corporate credit” rating (or its equivalent) assigned by such Rating Agency.

For purposes of the foregoing, (i) if the Designated Ratings are split and all three ratings fall in different levels, the pricing shall be based upon the level indicated by the middle rating; (ii) if the Designated Ratings are split and two of the ratings fall in the same level (the “Majority Level”) and the third rating is in a different level, the pricing shall be based upon the Majority Level; (iii) if only two of the three rating agencies issue a Designated Rating, the higher of such ratings shall apply, provided that if the higher rating is two or more levels above the lower rating, the rating next below the higher of the two shall apply; (iv) if only one of the three rating agencies issues a Designated Rating, such rating shall apply; and (v) if the Designated Rating established by S&P, Moody's or Fitch shall be changed (other than as a result of a change in the rating system of S&P, Moody's or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency. If the rating system of S&P, Moody's or Fitch shall change, or if any of S&P, Moody's or Fitch shall cease to be in the business of rating corporate debt obligations, the Borrower and the Agent shall negotiate in good faith if necessary to amend this provision to reflect such changed rating system or the unavailability of Designated Ratings from such rating agencies and, pending the effectiveness of any such amendment, the applicable commitment fee rate, the Applicable Margin for Eurodollar Rate Advances and the Applicable Margin for Base Rate Advances shall be determined by reference to the Designated Rating of such rating agency most recently in effect prior to such change or cessation.

C. Base Rate Definition

“Base Rate” means for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following: (a) the rate of interest announced publicly by Citibank, N.A. at its principal office in New York, New York, from time to time, as its prime rate; (b) 0.5% per annum plus the federal funds rate and (c) the Eurodollar Rate for a one-month interest period that begins on such day (and if such day is not a business day, the immediately preceding business day) plus 1%.

D. Eurodollar Rate Definition

“Eurodollar Rate” means, with respect to any interest period for any Eurodollar Rate Advance, the rate appearing on the Reuters Reference LIBOR01 page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 a.m., London time, on the second business day next preceding the first day of such interest period, as the rate for deposits in Dollars with a maturity comparable to such interest period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” for such interest period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such interest period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the second business day next preceding the first day of such interest period.

Citigroup Global Markets Inc.	UBS Securities LLC
390 Greenwich Street	299 Park Avenue
New York, New York 10013	New York, New York 10171

March 14, 2013

CenterPoint Energy, Inc.
1111 Louisiana St.
Houston, Texas 77002

Enogex LLC
PO Box 321
321 North Harvey
Oklahoma City, OK 73102-0321

Attention:	Marc Kilbride, Vice President and Treasurer, CenterPoint Energy, Inc.
Sean Trauschke, Chief Financial Officer, Enogex LLC

$1,050,000,000 3-Year Term Loan Facility

Project Walker
COMMITMENT LETTER

Ladies and Gentlemen:

CenterPoint Energy, Inc. (“CenterPoint Energy”) and Enogex LLC (“Enogex” and, together with CenterPoint Energy, “you” or the “Companies”, and each individually, a “Company”) have advised Citigroup Global Markets Inc. (“CGMI”), UBS Loan Finance LLC (“UBSLF”) and UBS Securities LLC (“UBS Securities” and, together with CGMI and UBSLF, “we” or “us”) that you plan to form a joint venture (the “Borrower”), which will be a Delaware limited partnership (and will be the successor to CenterPoint Energy Field Services, LLC, a Delaware limited liability company), and to consummate the other Transactions described in Exhibit A attached hereto (the “Transaction Description”). In addition, you have informed us that you desire to cause the Borrower to establish a $1,050,000,000 3-year unsecured term loan facility (the “Facility”), the proceeds of which would be used by the Borrower for general corporate purposes and for the repayment of debt of the Borrower owing to CenterPoint Energy Resources Corp. (“CERC”). Capitalized terms used in this commitment letter but not defined herein shall have the meanings given to them in the Transaction Description or the Summary of Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this commitment letter, the Transaction Description and the Term Sheet, collectively, the “Commitment Letter”).

In connection with the Transactions, (a) CGMI, on behalf of Citi (as defined below), is pleased to inform the Companies of Citi's several, but not joint, commitment to provide $525,000,000 of the Facility, and (b) UBSLF is pleased to inform the Companies of UBSLF's several, but not joint, commitment to provide $525,000,000 of the Facility, in each case on the terms and subject only to the conditions set forth in Section 1 hereof.

For purposes of this Commitment Letter, (a) “Citi” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated hereby; (b) “Initial Lenders” means, collectively, Citi and UBSLF; (c) “Initial Commitment Parties” means, collectively, Citi, UBSLF and UBS Securities; and (d) “Commitment Parties” means, collectively, the Initial Commitment Parties and each other financial institution that becomes a party hereto pursuant to a joinder agreement in form and substance reasonably satisfactory to the Initial Commitment Parties and you (a “Joinder Agreement”).

The commitment and other obligations of each Commitment Party hereunder are several and not joint. No Commitment Party is responsible for the performance of the obligations of another Commitment Party, and the failure of a Commitment Party to perform its obligations hereunder will not prejudice the rights of any other Commitment Party hereunder.

Section 1. Conditions Precedent. Each Commitment Party's commitment hereunder and agreement to perform the services described herein are subject solely to the following conditions:

(a)the preparation, execution and delivery of mutually acceptable definitive loan documentation for the Facility, including, without limitation, a credit agreement incorporating substantially the terms and conditions outlined in this Commitment Letter, which shall be subject to the Certain Funds Provision (as defined below) (the “Operative Documents”);

(b)other than as disclosed in the SEC Reports (as defined below) or otherwise prior to the date hereof, the absence since December 31, 2012 of any Closing Date Material Adverse Effect (as defined below);

(c)the accuracy in all material respects of the Specified Representations (as defined below) (other than those Specified Representations that are subject to a materiality qualifier in the text thereof, which shall be accurate in all respects) and the performance in all material respects by the Companies of their agreements hereunder;

(d)such Commitment Party not discovering or otherwise becoming aware of any information not previously disclosed to it that is inconsistent in a material and adverse manner with the information provided to it prior to the date hereof, regarding the business, condition (financial or otherwise), or operations of the Borrower, its subsidiaries and the assets and businesses to be contributed to the Borrower pursuant to the Transactions, taken as a whole; and

(e)the satisfaction of the other conditions set forth under the heading “Conditions Precedent to Closing” contained in the Term Sheet.

As used herein, “Closing Date Material Adverse Effect” means a material adverse effect on the business, condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), operations, or results of operations of the Borrower, its subsidiaries and the assets and businesses to be contributed to the Borrower pursuant to the Transactions, taken as a whole; provided, however, that a Closing Date Material Adverse Effect shall not include any effect on the business, condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), operations or results of operations of the Borrower, its subsidiaries and the assets and businesses to be contributed to the Borrower pursuant to the Transactions to the extent arising out of or attributable to (a) any decrease in the market price of CenterPoint Energy's or OGE Energy Corp.'s publicly traded equity securities (but not any change or effect underlying such decrease to the extent such change or

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effect would otherwise contribute to a Closing Date Material Adverse Effect), (b) changes in the general state of the industries in which the CNP Midstream Entities and Enogex Entities (each as defined in the Master Formation Agreement referred to in the Transaction Description) operate to the extent that such changes would have the same general effect on companies engaged in such industries, (c) changes in general economic conditions (including changes in commodity prices or interest rates), financial or securities markets or political conditions, in each case to the extent that such changes would have the same general effect on companies engaged in the same lines of business as those conducted by the CNP Midstream Entities and the Enogex Entities, (d) the negotiation, announcement or proposed consummation of the Transactions, including the loss or departure of officers or other employees of any of the CNP Midstream Entities and the Enogex Entities or any adverse change in customer, distributor, supplier or similar relationships resulting therefrom, (e) changes in United States generally accepted accounting principles or the interpretation thereof or changes in applicable law or the interpretation or enforcement thereof, (f) acts of terrorism, war, sabotage or insurrection not directly damaging or impacting the CNP Midstream Entities and the Enogex Entities, to the extent that such acts have the same general effect on companies engaged in the same lines of business as those conducted by the CNP Midstream Entities and the Enogex Entities, (g) the failure to take any action as a result of any restrictions or prohibitions set forth in Section 6.1 of the Master Formation Agreement (as defined on Exhibit A attached hereto) with respect to which the other parties thereto refused, following the subject party's request, to provide a waiver in a timely manner or at all, (h) compliance with the terms of, or the taking of any action required by, the Master Formation Agreement, (i) the downgrade in rating of any debt or debt securities of CenterPoint Energy, CERC, OGE Energy Corp. (“OGE”) or Enogex, (j) any legal proceedings arising out of or related to the Master Formation Agreement or any of the Transactions or (k) the failure by the CNP Midstream Entities and the Enogex Entities to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a Closing Date Material Adverse Effect may be taken into account in determining whether there has been a Closing Date Material Adverse Effect).

Notwithstanding anything in this Commitment Letter, the Fee Letters (as defined below), the Operative Documents or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to availability of the Facility on the Closing Date shall be the Specified Representations (as defined below) in the Operative Documents and (ii) the terms of the Operative Documents shall be in a form such that they do not impair availability of the Facility on the Closing Date if the conditions specified in the immediately preceding paragraph are satisfied. The only conditions to funding of the Facility on the Closing Date are set forth in the immediately preceding paragraph, and upon satisfaction (or waiver by the Initial Lenders) of such conditions, the initial funding of the Facility shall occur. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower set forth in the Operative Documents relating to corporate or other organizational existence; organizational power and authority (as to execution, delivery and performance of the Operative Documents); due authorization, execution and delivery of the Operative Documents; enforceability of the Operative Documents; solvency as of the Closing Date (after giving effect to the Transactions to occur on the Closing Date) of the Borrower and its subsidiaries on a consolidated basis; execution, delivery and performance of the Operative Documents not violating applicable law, charter documents and existing material agreements; OFAC and Patriot Act; Federal Reserve margin regulations; and Investment Company Act. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

As used herein, “SEC Reports” means, collectively, (i) the Annual Report on Form 10-K of OGE, the Annual Report on Form 10-K of CenterPoint Energy and the Annual Report on Form 10-K of CERC, in each case, for the fiscal year ended December 31, 2012, and (ii) the Current Reports on Form 8-K filed by

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OGE, the Current Reports on Form 8-K filed by CenterPoint Energy and the Current Reports on Form 8-K filed by CERC, in each case, after the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for such company and prior to the date hereof.

Section 2. Commitment Termination; Survival of Obligations. Each Commitment Party's commitment and other obligations set forth in this Commitment Letter will terminate on the earlier of (a) the occurrence of the Closing Date and the funding of the Facility, and (b) December 31, 2013, provided, that if on December 31, 2013 the only condition under the Master Formation Agreement (as defined on Exhibit A) not satisfied or waived is the condition set forth in Section 7.1(a) of the Master Formation Agreement, then the commitments and other obligations of the Commitment Parties set forth in this Commitment Letter will terminate on February 28, 2014. In addition, the Companies, acting together, may terminate the commitments set forth in this Commitment Letter at any time in whole or in part upon written notice to the Commitment Parties. Notwithstanding the foregoing, the provisions of Sections 4 through 13 shall remain in full force and effect regardless of whether any Operative Documents shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, provided that (i) the provisions of Sections 4 and 9 shall not survive if the commitments and undertakings of the Commitment Parties are effectively terminated in full prior to the effectiveness and funding of the Facility and (ii) if the Facility closes and the Operative Documents are executed and delivered, (A) the provisions of Sections 4 and 9 shall survive only until the date a Successful Syndication is achieved and (B) the provisions under Sections 6 and 7 and the second paragraph of Section 8 shall be superseded and deemed replaced by the terms of the Operative Documents governing such matters (solely to the extent such provisions are set forth therein).

Section 3.Titles and Roles. Citi will act as the sole administrative agent for the Facility, and CGMI and UBS Securities will act as joint lead arrangers and joint bookrunners for the Facility. It is understood and agreed that Citi will have “left” placement in all marketing materials and other documentation used in connection with the Facility. No additional agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (except as set forth in this Commitment Letter and the Fee Letters) will be paid to any Lender in order to obtain its commitment to participate in the Facility, without the consent of the Initial Commitment Parties.

Section 4.Syndication. Each Initial Commitment Party reserves the right, before or after the execution of the Operative Documents, to syndicate all or a portion of the Facility (including all or part of such Initial Commitment Party's commitment) to one or more other financial institutions listed on the list distributed by us to you on the date hereof (the “Approved Lenders”) and any other financial institutions subject to your reasonable mutual consent, which financial institutions will become parties to the Operative Documents pursuant to a syndication to be managed by the Initial Commitment Parties in consultation with you (such financial institutions becoming parties to the Operative Documents, including the Initial Lenders, being collectively referred to herein as the “Lenders”); provided that, notwithstanding each Initial Commitment Party's right to syndicate the Facility and receive commitments with respect thereto, until the Closing Date, (a) no Initial Commitment Party shall be relieved, released or novated from its obligations hereunder with respect to its original commitment (including such Initial Commitment Party's obligation to fund the Facility on the Closing Date in an amount equal to such original commitment) in connection with any syndication, assignment or participation of the Facility, (b) no assignment or novation shall become effective with respect to all or any portion of any Initial Commitment Party's commitments in respect of the Facility, and (c) unless you collectively otherwise agree in writing, each Initial Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitment in respect of the Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, in each case, except to the extent any other Lender to which a portion of the Facility has been syndicated has been

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joined to this Commitment Letter as an additional “Commitment Party” pursuant to a Joinder Agreement. The commitment of the Initial Commitment Parties shall be ratably reduced dollar-for-dollar by the amount of the commitment of each Lender that has been joined to this Commitment Letter as an additional “Commitment Party” by the execution of a Joinder Agreement. For the avoidance of doubt, on and after the Closing Date, any Lender may assign its commitments in respect of the Facility in accordance with the assignment provisions set forth in the Operative Documents (which shall be consistent with the “Assignments and Participations” section of the Term Sheet).

Subject to the preceding paragraph, the Initial Commitment Parties will manage all aspects of the syndication in consultation with each of you, including the timing of all offers to potential Lenders, the determination of the amounts offered to potential Lenders, the acceptance of commitments of the Lenders, the assignment of any titles and the compensation to be provided to the Lenders.

Notwithstanding anything to the contrary contained herein (but without limiting your obligations to assist with the Initial Commitment Parties' syndication efforts as set forth herein), it is understood that the Initial Lenders' commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facility or on the obtaining of ratings for the Facility, and in no event shall the commencement or successful completion of syndication of the Facility or the obtaining of ratings for the Facility constitute a condition to the availability of the Facility on the Closing Date.
Each Company will take all actions as any Initial Commitment Party may reasonably request to assist the Initial Commitment Parties in forming a syndicate for the Facility reasonably acceptable to the Initial Commitment Parties and to the Companies, which acceptance by the Companies will be deemed to be given for any Approved Lender. Each Company's assistance in forming such a syndicate will include, without limitation, (a) making senior management and representatives of such Company and the Borrower available to participate in information meetings with potential Lenders and rating agencies at such times and places as any Initial Commitment Party may reasonably request; (b) using such Company's commercially reasonable efforts to ensure that the syndication efforts benefit from such Company's existing lending relationships; (c) assisting (including using its commercially reasonable efforts to cause its affiliates and advisors to assist) in the preparation of a confidential information memorandum for the Facility and other marketing and rating agency materials to be used in connection with the syndication of the Facility; and (d) subject to Section 9, promptly providing the Initial Commitment Parties with all other information reasonably deemed necessary by any of them to successfully complete the syndication of the Facility (it being understood, however, that the only financial statements that shall be required to be provided to the Initial Commitment Parties in connection with the syndication of the Facility shall be those required to be delivered pursuant to the Term Sheet). The obligations of each Company to assist with the syndication of the Facility shall terminate upon the completion of a Successful Syndication (as defined in the Term Loan Arrangers' Fee Letter referred to below) or sixty (60) days after the Closing Date, whichever occurs first.

Each Company acknowledges that (a) the Initial Commitment Parties may make available any Information and Projections (each as defined in Section 9) (collectively, the “Borrower Materials”) to potential Lenders on a confidential basis by posting the Borrower Materials on DebtDomain or another similar electronic system (the “Platform”) and (b) certain of the potential Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). Each Company agrees that (i) at the request of the Initial Commitment Parties, it will assist us in preparing a version of the information package and presentation to be provided to potential Lenders that does not contain material non-public information concerning the Companies, the Borrower or any securities of any thereof for purposes of United States federal and state securities laws; (ii) all Borrower Materials that are to be made available to Public Lenders will be clearly

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and conspicuously marked “PUBLIC” which, at a minimum, will mean that the word “PUBLIC” will appear prominently on the first page thereof; (iii) by marking Borrower Materials “PUBLIC,” each Company will be deemed to have authorized the Initial Commitment Parties and the proposed Lenders to, among other things, treat such Borrower Materials as not containing any material non-public information (although they may be confidential or proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws; (iv) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender,” and (v) the Initial Commitment Parties will be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender.” Each of the Initial Commitment Parties hereby agrees that it shall obtain from each Lender or prospective Lender to which it disseminates any non-public or confidential information regarding the Companies, their respective affiliates or the Borrower, an agreement (which agreement may be deemed to be made by the acceptance by such Lender or prospective Lender of the Confidential Information Memorandum) to treat such information as confidential pursuant to the terms of the Special Notice and the Notice and Undertaking set forth in the Confidential Information Memorandum prepared for the Facility.

To ensure an effective syndication of the Facility, each Company agrees that, until the earliest of (x) 60 days after the Closing Date, (y) completion of a Successful Syndication and (z) termination of this Commitment Letter prior to the Closing Date, the Borrower will not, and will not permit any of its subsidiaries to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security of the Borrower or any of its subsidiaries in the syndicated bank loan market (including any renewals thereof) without the prior written consent of the Initial Commitment Parties, other than the $1,400,000,000 five-year revolving credit facility referred to in that certain commitment letter dated as of the date hereof among the Companies and the Initial Commitment Parties (the “Revolving Credit Facility”).

Section 5.Fees. In addition to the fees described in the Term Sheet, each Company will pay (or cause to be paid) the non-refundable fees set forth in (a) the Term Loan Arrangers' Fee Letter dated the date hereof (the “Term Loan Arrangers' Fee Letter”) among the Companies and the Initial Commitment Parties, (b) the Term Loan Administrative Agent Fee Letter dated the date hereof (the “Term Loan Administrative Agent Fee Letter”) among the Companies and Citi, and (c) the Term Loan Administrative Agent Fee Letter dated the date hereof (together with the Term Loan Arrangers' Fee Letter and the Term Loan Administrative Agent Fee Letter, the “Fee Letters”) between CenterPoint Energy and Citi, in each case if and to the extent payable by such Company thereunder.

Section 6.Indemnification. You, severally and not jointly, agree to indemnify and hold harmless (in each case, in accordance with your Percentage (as defined below)), each of the Commitment Parties and their respective affiliates and each of their respective officers, directors, employees, advisors, agents and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel, which shall be limited to a single firm of counsel for all Indemnified Parties, taken as a whole, and, if reasonably necessary, a single firm of local or regulatory counsel in each appropriate jurisdiction and a single firm of special counsel for each relevant specialty, in each case for all Indemnified Parties, taken as a whole and, solely in the case of an actual or perceived conflict of interest (as reasonably identified by an Indemnified Party) where the Indemnified Party affected by such conflict informs you of such conflict, one additional firm of counsel in each relevant jurisdiction for the affected Indemnified Parties similarly situated, taken as a whole) that may be incurred by or asserted or awarded against any Indemnified Party (including without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case, arising out of or in connection with or by reason of this Commitment

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Letter, the Fee Letters or the Operative Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Facility, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Party, (ii) a material breach by such Indemnified Party of its obligations under this Commitment Letter or the Fee Letters, or (iii) claims of one or more Indemnified Parties against another Indemnified Party (other than claims against the Agent or the joint lead arrangers in their capacities as such) and not involving any act or omission of the Companies, the Borrower or any subsidiaries or affiliates of any of the foregoing (or any of such person's officers, directors, employees, advisors, agents or representatives). In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity will be effective whether or not such investigation, litigation or proceeding is brought by any Company, the Borrower, any of their respective directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

No Indemnified Party will have any liability (whether direct or indirect, in contract, tort or otherwise) to any Company, the Borrower or any of their affiliates or any of their respective security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Party, (ii) a material breach by such Indemnified Party of its obligations under this Commitment Letter or the Fee Letters, or (iii) claims of one or more Indemnified Parties against another Indemnified Party (other than claims against the Agent or the joint lead arrangers in their capacities as such) and not involving any act or omission of the Companies, the Borrower or any subsidiaries or affiliates of any of the foregoing (or any of such person's officers, directors, employees, advisors, agents or representatives). No party hereto nor any of its affiliates nor any of their respective officers, directors, employees, advisors, agents, representatives or controlling persons shall be liable to any other party hereto (or its affiliates, officers, directors, employees, advisors, agents, representatives or controlling persons) on any theory of liability for any special, indirect, consequential or punitive damages (including without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letters or the Facility; provided that nothing contained in this sentence shall limit your indemnification obligations set forth in the immediately preceding paragraph, including your obligation to indemnify Indemnified Parties for special, indirect, consequential or punitive damages awarded against an Indemnified Party.

Each Company acknowledges that information and other materials relative to the Facility and the transactions contemplated hereby may be transmitted through the Platform. No Indemnified Party will be liable to any Company, the Borrower or any of their affiliates or any of their respective security holders or creditors for any damages arising from the use by unauthorized persons of information or other materials sent through the Platform that are intercepted by such persons, except to the extent such damages are incurred by reason of the willful misconduct or gross negligence of an Indemnified Party, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

Section 7.Costs and Expenses. Each Company, severally and not jointly, agrees to pay (or cause to be paid), or reimburse the Commitment Parties (in each case, in accordance with such Company's Percentage (as defined below)) for, all reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of Bracewell & Giuliani LLP, counsel to Citi in its capacity as administrative agent and an arranger for the Facility, and no other counsel of any other Lender or Commitment Party) incurred by any of them (whether incurred before or after the date hereof) in connection with the Facility and the preparation, negotiation, execution and delivery of this Commitment Letter, the Fee Letters and the Operative Documents, regardless of whether any of the transactions contemplated hereby are consummated. Such amounts shall

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be paid on the earlier of (i) the Closing Date and (ii) five business days following the termination of this Commitment Letter as provided below. Each Company also, severally and not jointly, agrees to pay (or cause to be paid) (in accordance with such Company's Percentage) all costs and expenses of the Commitment Parties (including, without limitation, the reasonable fees and disbursements of counsel, which shall be limited to a single firm of counsel for all Commitment Parties, taken as a whole, and, if reasonably necessary, a single firm of local or regulatory counsel in each appropriate jurisdiction and a single firm of special counsel for each relevant specialty, in each case for all Commitment Parties, taken as a whole and, solely in the case of an actual or perceived conflict of interest (as reasonably identified by an Indemnified Party), where the Commitment Party affected by such conflict informs you of such conflict, one additional firm of counsel in each relevant jurisdiction for the affected Commitment Parties similarly situated, taken as a whole) incurred in connection with the enforcement of any of their respective rights and remedies under this Commitment Letter or the Fee Letters.

As used herein, “Percentage” shall mean, with respect to CenterPoint Energy, 50% and, with respect to Enogex, 50%.

Section 8.Confidentiality. By accepting delivery of the Fee Letters and this Commitment Letter, each Company agrees that each of the Fee Letters and, prior to your acceptance hereof, this Commitment Letter are for your confidential use only and that neither the existence nor the terms of the Fee Letters and this Commitment Letter will be disclosed by you to any person other than the Borrower and your and the Borrower's respective affiliates and your and their respective officers, directors, employees, accountants, attorneys, other advisors, agents and representatives (the “Company Representatives”), and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby; provided, that (i) you may file a copy of this Commitment Letter (but not any Fee Letter) in any public record in which this Commitment Letter is required by law to be filed, (ii) you may disclose this Commitment Letter and the contents thereof and the aggregate fee amounts contained in the Fee Letters to rating agencies in connection with obtaining ratings for the Borrower and the Facility, provided that such rating agencies are informed of the confidential nature of such information and of their obligation to keep such information confidential, (iii) you may make a generic disclosure of aggregate sources and uses including the aggregate amount of fees related to the Transactions to the extent customary or required in marketing materials for the Facility or in any public release or filing related to the Transactions, (iv) you may make public disclosures of the terms and conditions hereof to the extent such terms and conditions have become publicly available as a result of disclosures thereof by persons other than, to the extent prohibited hereby, you, your affiliates or any of your or their respective officers, directors, employees, advisors, agents or representatives, (v) you may make such public disclosures of the terms and conditions hereof and of the Fee Letters as you are required by law or regulation to make or as may be requested or required by regulatory authorities having jurisdiction over you (in which case you shall (x) promptly notify the Initial Commitment Parties in advance of disclosure, to the extent permitted by law and to the extent practicable, and (y) so furnish only that portion of such information which you are legally required to disclose), (vi) you may make such public disclosures of the terms and conditions hereof and of the Fee Letters if you are legally compelled to do so in connection with any litigation or similar proceeding (in which case you shall (x) promptly notify the Initial Commitment Parties in advance of disclosure, to the extent permitted by law and to the extent practicable, and (y) so furnish only that portion of such information which you are legally required to disclose), (vii) you may disclose this Commitment Letter and the Fee Letters (to the extent the fees contained in such Fee Letter are in dispute or in issue) and the contents thereof to a court, tribunal or any other applicable judicial authority in connection with the enforcement of your rights hereunder (in which case, you shall promptly notify the Initial Commitment Parties in advance of such disclosure to the extent permitted by law), (viii) you may make such public disclosures of the terms and conditions hereof and of the Fee Letters where the Initial Commitment Parties jointly consent to the proposed disclosure and (ix) you may disclose this Commitment Letter and the contents

8

hereof to prospective additional Commitment Parties who are reasonably acceptable to us as contemplated by Section 4 hereof. Notwithstanding any other provision in this Commitment Letter, the Commitment Parties hereby confirm that the Companies and the Company Representatives will not be limited from disclosing the U.S. tax treatment or U.S. tax structure of the Facility.

Each of the Commitment Parties agrees to maintain the confidentiality of all Specified Information (as defined below); provided that nothing herein shall prevent any Commitment Party from disclosing any Specified Information (a) to any other Commitment Party, (b) to prospective Lenders who have been approved by you in accordance with the terms hereof, (c) to any of its affiliates solely in connection with the transactions contemplated hereby, (d) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates who are informed of the confidential nature of such information and of their obligation to keep such information confidential, (e) upon the request or demand of any governmental authority or any regulatory authority having jurisdiction over such Commitment Party, (f) in response to any order of any court or other governmental authority having jurisdiction over such Commitment Party or as may otherwise be required pursuant to any requirement of law or as requested by any self-regulatory body (in which case such Commitment Party shall (i) promptly notify you in advance of disclosure, to the extent permitted by law and to the extent practicable, and (ii) so furnish only that portion of such information which it is legally required to disclose), (g) if legally compelled to do so in connection with any litigation or similar proceeding (in which case such Commitment Party shall (i) promptly notify you in advance of disclosure, to the extent permitted by law and to the extent practicable, and (ii) so furnish only that portion of such information which it is legally required to disclose), (h) to the extent any such information becomes publicly available other than by reason of disclosure by any Commitment Party, its affiliates or any of their respective employees, directors, agents, attorneys, accountants or other professional advisors in breach of this Commitment Letter, (i) in connection with protecting its rights with respect to this Commitment Letter and the exercise of any remedy under this Commitment Letter or any loan document related to any of the Facilities or (j) with your joint written consent. The Commitment Parties shall be responsible for any breach of the provisions of this paragraph by any of their affiliates and any of their or their affiliates' employees and directors. “Specified Information” means all information that is made available to any Commitment Party by or on behalf of by the Companies, the Borrower or any Company Representatives in connection with the transactions contemplated hereby, other than any such Information that is available to such Commitment Party on a non-confidential basis prior to disclosure by any Company or any of their respective representatives, excluding any information from a source which, to such Commitment Party's knowledge, has been disclosed by such source in breach of the terms hereof.

Section 9.Representations and Warranties of the Companies. Each Company represents and warrants that (a) (i) all written information, other than Projections (as defined below), that has been or will hereafter be made available to any Commitment Party, any Lender or any potential Lender by such Company, the Borrower or any Company Representative of such Company or the Borrower in connection with the transactions contemplated hereby and (ii) all information orally communicated by such Company, the Borrower or any Company Representative of such Company or the Borrower to any Initial Commitment Party or any of their attorneys in due diligence sessions or to any Commitment Party, any Lender or any potential Lender in formal lender presentations (the “Information”), when taken as a whole after giving effect to all supplements and updates provided thereto, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made and (b) all financial projections and forward looking statements, if any, that have been or will be prepared by such Company, the Borrower or any Company Representative of such Company or the Borrower and made available to any Commitment Party, any Lender or any potential Lender (the “Projections”) have been or will be prepared in good faith

9

based upon assumptions that are or were, in good faith, believed by such Company's or the Borrower's management to be reasonable as of the date of the preparation of such Projections (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the Companies' and the Borrower's control, and that no assurance can be given (and no representation shall be deemed made) that the Projections will be realized). If, at any time from the date hereof until the termination of this Commitment Letter, any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then each Company agrees to promptly supplement the Information and/or Projections from time to time so that the representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances; it being agreed that (i) such information shall be deemed to have been provided by the Companies as required hereunder by any Company's delivery of written notice to the Initial Commitment Parties that such information has been included or disclosed in any periodic or current report filed by such Company (or any of its related filing affiliates) with the Securities and Exchange Commission and (ii) the Companies shall have no obligation to update or supplement the Projections included in that certain “Midstream JV Ratings Agency Presentation” dated January 31, 2013. You also agree to promptly advise us of all developments materially and adversely affecting the Borrower or the assets and businesses that are to be contributed to the Borrower pursuant to the Transactions, taken as a whole; it being agreed that such information shall be deemed to have been provided by the Companies as required hereunder by any Company's delivery of written notice to the Initial Commitment Parties that such information has been included or disclosed in any periodic or current report filed by such Company (or any of its related filing affiliates) with the Securities and Exchange Commission.

In providing this Commitment Letter and in arranging the Facility, the Initial Commitment Parties are relying on the accuracy of the Information furnished to them by or on behalf of the Companies, the Borrower or any Company Representatives without independent verification thereof.

Section 10.No Third Party Reliance, Not a Fiduciary, Etc. The agreements of the Commitment Parties hereunder and of any Lender that issues a commitment to provide financing under the Facility are made solely for the benefit of you and the Commitment Parties, as applicable, and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear herein are subject to mutual agreement of the parties. You may not assign or delegate any of your rights or obligations hereunder without the Initial Commitment Parties' prior written consent. This Commitment Letter may not be amended or modified, or any provision hereof waived, except by a written agreement signed by all parties hereto.

Each Company hereby acknowledges that each of the Commitment Parties is acting pursuant to a contractual relationship on an arm's length basis, and the parties hereto do not intend that the Commitment Parties act or be responsible as a fiduciary to it, the Borrower, their management, stockholders, creditors or any other person.  Each Company and each Commitment Party hereby expressly disclaims any fiduciary relationship and agrees they are each responsible for making their own independent judgments with respect to any transactions entered into between them. Each Company also hereby acknowledges that the Commitment Parties have not advised and are not advising it as to any legal, accounting, regulatory or tax matters, and that it and the Borrower are consulting their own advisors concerning such matters to the extent it deems appropriate. You also acknowledge that UBS Securities is acting as financial advisor to OGE in connection with various matters, including the Transactions, and that Citi is acting as financial advisor to CenterPoint Energy in connection with various matters, including the Transactions.

Each Company understands that each Commitment Party and its affiliates (each Commitment Party, together with its affiliates, being collectively, a “Group”) are engaged in a wide range of financial services

10

and businesses (including investment management, financing, securities trading, corporate and investment banking and research). Members of each Group and businesses within each Group generally act independently of each other, both for their own account and for the account of clients. Accordingly, there may be situations where parts of a Group and/or their clients either now have or may in the future have interests, or take actions, that may conflict with a Company's interests. For example, a Group may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of other clients, including without limitation, trading in or holding long, short or derivative positions in securities, loans or other financial products of a Company or its affiliates or other entities connected with the Facility or the transactions contemplated hereby.

In recognition of the foregoing, each Company agrees that no Group is required to restrict its activities as a result of this Commitment Letter and that each Group may undertake any business activity without further consultation with or notification to such Company. Neither this Commitment Letter nor the receipt by any Commitment Party of confidential information nor any other matter will give rise to any fiduciary, equitable or contractual duties (including without limitation, any duty of trust or confidence) that would prevent or restrict a Group from acting on behalf of other customers or for its own account. Furthermore, each Company agrees that no Group and no member or business of a Group is under a duty to disclose to it or the Borrower or use on behalf of it or the Borrower any information whatsoever about or derived from those activities or to account for any revenue or profits obtained in connection with such activities. However, consistent with each Group's long-standing policy to hold in confidence the affairs of its customers, and without limiting each Commitment Party's obligations and rights under Section 8 of this Commitment Letter (and subject to the exceptions set forth in Section 8), no Group will use confidential information obtained from any Company or the Borrower except in connection with its services to, and its relationship with, such Company and the Borrower.

Section 11.Governing Law, Etc. This Commitment Letter will be governed by, and construed in accordance with, the law of the State of New York. This Commitment Letter and the Fee Letters set forth the entire agreement between the parties with respect to the Facility and supersede all prior communications, written or oral, with respect thereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, will be deemed to be an original and all of which, taken together, will constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by facsimile transmission or other electronic transmission (i.e., PDF) will be as effective as delivery of an original executed counterpart of this Commitment Letter.

Section 12.Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 13.Consent to Jurisdiction, Etc. Each Company irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any New York State or Federal court located in the City of New York over any suit, action or proceeding arising out of or relating to this Commitment Letter, (ii) accepts for itself and in respect of its property the jurisdiction of such courts, (iii) waives any objection to the laying of venue of any such suit, action or proceeding brought in any such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum and (iv) consents to the service of any process, summons, notice or document in any such suit, action or proceeding by registered mail addressed to such Company at its address specified on the first page of this Commitment Letter. A final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment

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or in any other manner provided by law. Nothing herein will affect the right of any Commitment Party to serve legal process in any other manner permitted by law or affect any Commitment Party's right to bring any suit, action or proceeding against any Company or its property in the courts of other jurisdictions. To the extent that any Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Company irrevocably waives such immunity in respect of its obligations under this Commitment Letter.

Section 14.Patriot Act Compliance. Each Commitment Party hereby notifies the Companies that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Commitment Party to identify the Borrower in accordance with the Patriot Act. In that connection, each Commitment Party may also request corporate formation documents, or other forms of identification, to verify information provided.

Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letters and returning them, to Mary O'Black, Bracewell & Giuliani LLP, 711 Louisiana St., Suite 2300, Houston, Texas 77002 (fax: 713-437-5336, email: mary.o'black@bgllp.com) at or before 5:00 p.m. (New York City time) on March 15, 2013, the time at which the commitments and other obligations of each Commitment Party hereunder (if not so accepted prior thereto) will terminate. If you elect to deliver this Commitment Letter by facsimile or other electronic transmission (i.e., PDF), please arrange for the executed original to follow by next-day courier.

[Signature Pages Follow.]

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Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By _______________________________
Name:
Title: Authorized Signatory

Signature Page to Commitment Letter (Term Loan Facility)

UBS SECURITIES LLC

By _______________________________
Name:
Title:

UBS LOAN FINANCE LLC

By _______________________________
Name:
Title:

Signature Page to Commitment Letter (Term Loan Facility)

ACCEPTED AND AGREED
on March __, 2013:

CENTERPOINT ENERGY, INC.

By _____________________________
Name:
Title:

Signature Page to Commitment Letter (Term Loan Facility)

ACCEPTED AND AGREED
on March __, 2013:

ENOGEX LLC

By _____________________________
Name: Sean Trauschke
Title: Chief Financial Officer

Signature Page to Commitment Letter (Term Loan Facility)

CONFIDENTIAL                                          EXHIBIT A

Transaction Description
$1,050,000,000 3-Year Term Loan Facility

“Transactions” shall mean a series of transactions pursuant to which, among other things:

(a)     CenterPoint Energy Resources Corp. (“CERC”) (i) contributes the equity interests (the “Midstream Subsidiary Capital Stock”) of certain of its wholly-owned subsidiaries that own midstream field services and interstate pipelines assets to CenterPoint Energy Field Services, LLC, a Delaware limited liability company (“CEFS LLC”), and (ii) causes a wholly-owned subsidiary that directly owns equity interests in a certain joint venture that owns midstream field services and interstate pipelines assets to contribute such subsidiary's equity interests in such joint venture (the “JV Capital Stock” and, together with the Midstream Subsidiary Capital Stock, the “Midstream Capital Stock”) to CEFS LLC;

(b)     OGE Enogex Holdings LLC, a Delaware limited liability company (“OGE Holdings”), and ArcLight (as defined below) restructure their ownership of Enogex Holdings LLC, a Delaware limited liability company (“Enogex Holdings”), to provide that the equity interests of Enogex will be held through Enogex Holdings II, LLC, a Delaware limited liability company (“EH II”);

(c)     CEFS LLC is converted to a Delaware limited partnership (which such converted entity will be the Borrower);

(d)     OGE Holdings contributes all of the management interests in EH II owned by OGE Holdings to the general partner of the Borrower in exchange for membership interests in such general partner;

(e)     OGE Holdings contributes to the Borrower all of the economic interests in EH II in exchange for the issuance by the Borrower of limited partnership interests in the Borrower;

(f)     ArcLight contributes to the Borrower all of its economic interests in EH II in exchange for the issuance by the Borrower of limited partnership interests in the Borrower; and

(g)    The Borrower enters into the Facility (which shall occur immediately prior to the contribution described in clause (d) above) and a $1,400,000,000 five-year unsecured revolving credit facility (the “Revolving Credit Facility”), it being understood that the Borrower has no obligation to enter into the Revolving Credit Facility and the Revolving Credit Facility, if consummated, may be less than $1,400,000,000.
As used herein:

“ArcLight” means, collectively, Bronco Midstream Holdings, LLC and Bronco Midstream Holdings II, LLC, each a Delaware limited liability company and a Wholly-Owned Subsidiary of ArcLight Energy Partners Fund IV, L.P., a Delaware limited partnership.

“Initial JV Transaction” means clauses (a) through (f) of the definition of “Transactions” above, as further described in that certain Master Formation Agreement dated on or about March 14, 2013 among CenterPoint Energy, OGE Energy Corp. and ArcLight (the “Master Formation Agreement”)

CONFIDENTIAL                                          EXHIBIT B

Summary of Terms and Conditions
$1,050,000,000 3-Year Term Loan Facility

Borrower:	A Delaware limited partnership that will be formed upon the conversion of CenterPoint Energy Field Services, LLC into a limited partnership (the “Borrower”).
Guarantor:
CenterPoint Energy Resources Corp., a Delaware corporation (“CERC”), will provide a guarantee of collection (the “Guarantee”) of the Borrower's obligations under the Facility (as defined below), which guarantee will be subordinated to all senior debt of CERC.

Facility:	$1,050,000,000 three-year unsecured term loan facility (the “Facility”). The loans made under the Facility are referred to as the “Term Loans”.
Purpose:	General corporate purposes and the repayment of debt of the Borrower owing to CERC.
Administrative Agent:	An affiliate of CGMI (in such capacity, the “Agent”).
Joint Lead Arrangers and Joint Bookrunners:	Citigroup Global Markets Inc. (“CGMI”) and UBS Securities LLC (in such capacities, the “Lead Arrangers”).
Lenders:
Initially, a syndicate of banks and other financial institutions constituting Approved Lenders (as defined in the Commitment Letter) or otherwise mutually and reasonably consented to by the Companies and the Lead Arrangers, including the Initial Lenders.

Closing Date:
The first date on which each of the conditions set forth below under “Conditions Precedent to Closing” has been met or waived, which shall be no later than December 31, 2013, provided, that if on December 31, 2013 the only condition under the Master Formation Agreement not satisfied or waived is the condition set forth in Section 7.1(a) of the Master Formation Agreement, then the Closing Date shall be no later than February 28, 2014 (the “Closing Date”).

Availability:
The Lenders will make the Term Loans to the Borrower in a single drawing on the Closing Date in an aggregate principal amount equal to $1,050,000,000, or such lesser amount as shall be requested by the Borrower. The Term Loans will be available on same day notice (by 11:00 a.m. New York City time) if the Term Loans will initially be Base Rate Advances and three business days' notice if the Term Loans will initially be Eurodollar Rate Advances. Term Loans borrowed under the Facility that are repaid or prepaid may not be reborrowed. Any commitments under the Facility that are not utilized on the Closing Date will be cancelled.

Maturity Date and Amortization:	The Term Loans will mature on the third anniversary of the Closing Date and will not be subject to amortization before such date.

Interest Rates and Interest Periods:	The Borrower may elect that all or a portion of the Term Loans bear interest at a rate per annum equal to:
	i.	Base Rate: a fluctuating rate equal to the Base Rate (as defined on Schedule 1) plus the Applicable Margin; or
	ii.	Eurodollar Rate: a periodic fixed rate equal to the Eurodollar Rate (as defined on Schedule 1) plus the Applicable Margin.
The Eurodollar Rate will be fixed for interest periods of 1, 2, 3, or 6 months, at the Borrower's election, or if requested by Borrower and agreed to by all Lenders, 9 or 12 months.

Upon the occurrence and during the continuance of any event of default, the Majority Lenders (as defined below) may require that each Eurodollar Rate Advance be converted to a Base Rate Advance at the end of the interest period then in effect for such Eurodollar Rate Advance.

Commitment Fee:
If the Closing Date occurs after June 1, 2013, the Borrower shall pay a commitment fee, which shall accrue during the period from and including June 1, 2013 (the “Commencement Date”) to but not including the earlier of (i) the Closing Date and (ii) the termination of the Commitment Letter in accordance with its terms, at a rate equal to 0.25% per annum (the “Pre-Closing Commitment Fee Rate”) on the average daily amount of each Lender's commitment to the Facility; provided, that the Pre-Closing Commitment Fee Rate will increase by 0.05% on each successive three month anniversary of the Commencement Date (commencing September 1, 2013). Accrued commitment fees shall be payable on the earlier of (1) the Closing Date and (2) the termination of the Commitment Letter in accordance with its terms. Commitment fees will be calculated on a 360-day basis.

Applicable Margin:
“Applicable Margin” means:
(a) with respect to Base Rate Advances, (i) until the time that the Borrower first obtains a Designated Rating (as defined on Schedule 1) from any of S&P, Moody's or Fitch, the Applicable Margin for Base Rate Advances specified in the attached Leverage-Based Pricing Grid set forth on Schedule 1 based on the Borrower's Leverage Ratio (as defined below) as of the most recently ended fiscal quarter for which financial statements are available and (ii) at any time from and after the date when the Borrower first obtains a Designated Rating from any of S&P, Moody's or Fitch (subject to the last sentence of part B of Schedule 1), the Applicable Margin for Base Rate Advances specified in the attached Ratings-Based Pricing Grid set forth on Schedule 1 based on the Borrower's then current Designated Ratings; and
(b) with respect to Eurodollar Rate Advances, (i) until the time that the Borrower first obtains a Designated Rating from any of S&P, Moody's or Fitch, the Applicable Margin for Eurodollar Rate Advances specified in the attached Leverage-Based Pricing Grid set forth on Schedule 1 based on the Borrower's Leverage Ratio as of the most recently ended fiscal quarter for which financial statements are available and (ii) at any time from and after the date when the Borrower first obtains Designated Rating from any of S&P, Fitch or Moody's (subject to the last sentence of part B of Schedule 1), the Applicable Margin for Eurodollar Rate Advances specified in the attached Ratings-Based Pricing Grid set forth on Schedule 1 based on the Borrower's then current Designated Ratings.

Default Rate:
At any time when the Borrower is in default in the payment of any amount of principal due under the Facility, such amount will bear interest at 200 basis points per annum above the rate otherwise applicable thereto. Overdue interest, fees and other amounts will bear interest at 200 basis points per annum above the rate applicable to Base Rate Advances.

B-2

Interest Payments:
Interest on Term Loans bearing interest based upon the Base Rate (“Base Rate Advances”) will be payable quarterly in arrears. Interest on Term Loans bearing interest based upon the Eurodollar Rate (“Eurodollar Rate Advances”) will be payable at the end of each interest period, but no less frequently than quarterly. Interest will be computed on a 365/366-day basis for Base Rate Advances (if the Base Rate is determined by reference to Citibank's publicly announced prime rate) and a 360-day basis for Eurodollar Rate Advances and Base Rate Advances (if the Base Rate is determined by reference to the federal funds rate or the Eurodollar Rate (as defined on Schedule 1)).

Annual Agency Fee:	As agreed between the Agent and the Companies in a separate fee letter.
Optional Prepayment:
Term Loans may be prepaid without penalty, on same day notice for Base Rate Advances and two business days' notice (or such shorter notice as may be satisfactory to the Agent) for Eurodollar Rate Advances, in minimum amounts of (i) $1,000,000 and in integral multiples of $500,000 in excess thereof, in the case of Base Rate Advances, and (ii) $5,000,000 and in integral multiples of $1,000,000 in excess thereof, in the case of Eurodollar Rate Advances. The Borrower will bear all costs related to the prepayment of a Eurodollar Rate Advance prior to the last day of the interest period thereof.

Mandatory Prepayment:
The Facility will be required to be prepaid with 100% of the net cash proceeds (to be defined) from the issuance or incurrence of debt by the Borrower or any of its subsidiaries in the form of any public or private capital markets offering or any bank debt facility, other than (a) the Revolving Credit Facility, (b) any refinancings, to the extent such refinancings are permitted by the Operative Documents, of (i) debt outstanding under the Existing Enogex Term Loan Agreement, (ii) Enogex's 6.875% Senior Notes due 2014, (iii) Enogex's 6.25% Senior Notes due 2020 and (iv) debt owing by the Borrower to CERC or a subsidiary thereof under certain promissory notes dated as of the Closing Date executed by the Borrower in favor of CERC or a subsidiary thereof, provided that to the extent any such refinancing of the debt described in this clause (iv) increases the principal amount thereof (such increased principal amount, the “Refinanced Increase Amount”) and such refinancing is effected pursuant to a public or private capital markets offering or any bank debt facility, the Borrower shall repay the Facility with the net cash proceeds received from such refinancing in an amount equal to the Refinanced Increase Amount, (c) other outstanding debt in an aggregate principal amount not to exceed $25,000,000 at any time outstanding, (d) ordinary course purchase money and capital lease arrangements and (e) any refinancings, to the extent such refinancings are otherwise permitted by the Operative Documents, of the debt described in the foregoing clauses (a) through (d).

Loan Documentation:
The definitive loan documentation for the Facility will (a) be based on the Existing Enogex Term Loan Agreement (as defined below), with appropriate modifications to baskets and materiality thresholds to reflect the size and operational and strategic requirements of the Borrower and its subsidiaries, (b)  contain only those conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth (or referred to) in this Term Sheet and contain such other terms and provisions to be mutually agreed upon, (c) with respect to the representations, warranties, covenants and events of default, be applicable to the Borrower and, consistent with the Existing Enogex Term Loan Agreement to the extent applicable, the Borrower's Subsidiaries, Unrestricted Subsidiaries (to be defined) or Material Subsidiaries (to be defined), and (d) be otherwise consistent with this Term Sheet (collectively, the “Documentation Principles”).
“Existing Enogex Term Loan Agreement” means that certain Term Loan Agreement dated as of August 2, 2012 by and among Enogex LLC, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as agent for the lenders.

Conditions Precedent to Closing:
The effectiveness of the credit agreement and the availability of borrowings under the Facility on the Closing Date shall be conditioned solely upon the satisfaction of the conditions set forth in Section 1 of the Commitment Letter and the following conditions:

B-3

1)
The Agent shall have received executed and delivered Operative Documents, including, to the extent requested reasonably in advance of the Closing Date by any Lender, a promissory note in favor of such Lender.

2)
The Agent shall have received a customary secretary's certificate of the Borrower attaching resolutions (evidencing the Borrower's ability to execute, deliver and perform the Operative Documents to which it is a party), its charter, its partnership agreement and an incumbency certificate, in form and substance reasonably satisfactory to the Lead Arrangers.

3)
The Agent shall have received a customary secretary's certificate of the Guarantor attaching resolutions (evidencing the Guarantor's ability to execute, deliver and perform the Guarantee), its charter, its bylaws and an incumbency certificate, in form and substance reasonably satisfactory to the Lead Arrangers.

4)	The Agent shall have received certificates of existence and good standing from each of the Borrower's and the Guarantor's jurisdictions of organization or incorporation.
5)
Accuracy of Specified Representations in all material respects (other than those Specified Representations that are subject to a materiality qualifier in the text thereof, which shall be accurate in all respects) and the Agent shall have received a certificate of the Borrower certifying as to the same, which certificate shall be in form and substance reasonably satisfactory to the Lead Arrangers.

6)
The Agent shall have received copies of the material agreements relating to the Initial JV Transaction to be entered into on or before the Closing Date (including, without limitation, the Master Formation Agreement and any transition services agreement) and a certificate of the Borrower certifying as to the completeness of such agreements, which certificate shall be in form and substance reasonably satisfactory to the Lead Arrangers.

7)
The Agent shall have received favorable legal opinion(s) with respect to customary matters from counsel for the Borrower and the Guarantor, in form and substance reasonably satisfactory to the Lead Arrangers.

8)
Delivery of (a) audited financial statements of Enogex Holdings LLC as of December 31, 2012 for the fiscal year ending on such date, (b) audited financial statements of the business and assets of CenterPoint Energy Field Services, LLC and the CenterPoint Energy business and assets to be contributed to the Borrower as of December 31, 2012 for the fiscal year ending on such date, (c) unaudited pro forma balance sheet as of December 31, 2012 and unaudited pro forma income statement for the year ending December 31, 2012, combining (i) CenterPoint Energy Field Services, LLC, (ii) the CenterPoint Energy business and assets to be contributed to the Borrower and (iii) Enogex, and (d) Projections of the Borrower for the period from January 1, 2013 through December 31, 2016, giving pro forma effect to the Initial JV Transaction, it being understood that (x) such Projections are included in that certain “Midstream JV Ratings Agency Presentation” dated January 31, 2013, which was delivered to the Agent prior to the date of the Commitment Letter and (y) neither the Borrower nor any Company shall have any obligation to update or supplement such Projections as set forth in such “Midstream JV Ratings Agency Presentation”.

9)
The absence of any Closing Date Material Adverse Effect (as defined in the Commitment Letter) since December 31, 2012, other than as disclosed (i) in the SEC Reports (as defined below) or (ii) in writing to the Agent prior to the date of the Commitment Letter.

“SEC Reports” means, collectively, (1) the Annual Report on Form 10-K of OGE Energy Corp. (“OGE”), the Annual Report on Form 10-K of CenterPoint Energy, Inc. (“CenterPoint Energy”) and the Annual Report on Form 10-K of CERC, in each case, for the fiscal year ended December 31, 2012, and (2) the Current Reports on Form 8-K filed by OGE, the Current Reports on Form 8-K filed by CenterPoint Energy and the Current Reports on Form 8-K filed by CERC, in each case, after the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for such company and prior to the date of the Commitment Letter.

B-4

	10)	The Initial JV Transaction shall have been consummated prior to, or shall be consummated substantially simultaneously with, the Closing Date.
11)
All material governmental and third party approvals necessary in connection with the Transactions and the continuing operations of the Borrower and its subsidiaries shall have been obtained and be in full force and effect.

12)
The Agent shall have received five days prior to the Closing Date (or such later date as the Agent shall reasonably agree) all documentation and other information required by regulatory authorities with respect to the Borrower under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, that has been reasonably requested by the Agent a reasonable period in advance of the date that is five days prior to the Closing Date.

13)
All fees required to be paid on the Closing Date pursuant to the Term Sheet and Fee Letters, and all reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least one business day prior to the Closing Date, shall, or substantially simultaneously with the initial borrowing under the Facility, be paid.

14)
The Agent shall have received fully-executed copies of the amendments to the primary working capital credit facilities of CenterPoint Energy and CERC being entered in connection with the Initial JV Transaction.

	15)	The Agent shall have received a borrowing notice from the Borrower.
Representations and Warranties:
The Operative Documents will contain only the following representations and warranties, which shall be substantially similar to those in the Existing Enogex Term Loan Agreement, with modifications identified below and such other modifications otherwise consistent with the Documentation Principles:

	1)	Organization, existence, good standing of the Borrower and its Material Subsidiaries.
	2)	Power and authority of the Borrower to execute, deliver and perform its obligations under the Operative Documents.
	3)	Due authorization, execution and delivery by the Borrower of the Operative Documents; legality, validity, binding effect and enforceability of the Operative Documents.
	4)	Execution, delivery, and performance of Operative Documents do not violate applicable law, organizational documents or existing agreements.
	5)	No material governmental or regulatory approvals required.
6)
As of the Closing Date, except as set forth in the Closing Date SEC Reports (as defined below) or as disclosed in writing to the Agent prior to the Closing Date, no litigation, proceeding or governmental or regulatory investigation which could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), or operations of the Borrower and its subsidiaries, taken as a whole, after giving effect to the Initial JV Transaction (a “Material Adverse Effect”) or which seeks to prevent, enjoin or delay the Transactions or the making of the initial Term Loans.

“Closing Date SEC Reports” means, collectively, (i) the Annual Report on Form 10-K of OGE, the Annual Report on Form 10-K of CenterPoint Energy and the Annual Report on Form 10-K of CERC, in each case, for the fiscal year ended December 31, 2012 and (ii) any Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K filed by any of OGE, CenterPoint Energy and CERC, in each case, after the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for such company and prior to the Closing Date.

7)
As of the Closing Date, the absence of any Material Adverse Effect since December 31, 2012, other than as disclosed (i) in the Closing Date SEC Reports or (ii) in writing to the Agent prior to the Closing Date.

	8)	Accuracy of information.
	9)	Financial statements.

B-5

	10)	Compliance with laws and regulations, except as could not reasonably be expected to cause a Material Adverse Effect.
	11)	Margin regulations.
	12)	Not an investment company.
	13)	Solvency.
	14)	Taxes.
	15)	OFAC.
	16)	Subsidiaries.
	17)	ERISA.
	18)	Title or rights to use material properties.
	19)	No violation of court or governmental decrees, except as could not reasonably be expected to cause a Material Adverse Effect.
Representations and warranties will be made on the Closing Date, but will not be a condition to the initial borrowing under the Facility, except as specified in Section 1 of the Commitment Letter.
Financial Covenants:	1)
Leverage Ratio (as defined below) as of the last day of each fiscal quarter of the Borrower (a) occurring at any time other than during an Acquisition Period (as defined below), of no greater than 5.00:1.00 and (b) occurring during an Acquisition Period, of no greater than 5.50:1.00.

“Leverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of (i) Consolidated Debt (to be defined) of the Borrower and its consolidated subsidiaries (other than its Unrestricted Subsidiaries) as of such date to (ii) Consolidated EBITDA (to be defined) of the Borrower and its consolidated subsidiaries (other than its Unrestricted Subsidiaries) for the period of four consecutive fiscal quarters ending on such date (with actual Consolidated EBITDA after the Closing Date being annualized for purposes of calculating Consolidated EBITDA until a full four-fiscal quarter period following the Closing Date has been completed).
“Acquisition Period” means a period commencing with the date on which payment of the purchase price for a Specified Acquisition is made and ending on the earlier of (a) the last day of the second fiscal quarter following the fiscal quarter in which such payment is made, and (b) the date on which the Borrower notifies the Agent that it desires to end the Acquisition Period for such Specified Acquisition; provided, that, (i) once any Acquisition Period is in effect, the next Acquisition Period may not commence until the termination of such Acquisition Period then in effect and (ii) after giving effect to the termination of such Acquisition Period in effect (and before giving effect to any subsequent Acquisition Period), the Borrower must be in compliance with the financial covenants and no default or event of default shall have occurred and be continuing.
“Specified Acquisition” means any one or more related transactions (a) pursuant to which the Borrower or any of its subsidiaries acquires for an aggregate principal purchase price of not less than $50,000,000 (i) more than 50% of the equity interests in any other person or (ii) other property or assets (other than acquisitions of equity interests of a person, capital expenditures and acquisitions of inventory or supplies in the ordinary course of business) of, or of an operating division or business unit of, any other person, and (b) which is designated by the Borrower (by written notice to the Agent) as a “Specified Acquisition”.

2)
As of the last day of each fiscal quarter of the Borrower occurring prior to the first date on which the Borrower achieves Investment Grade Status, the ratio of Consolidated EBITDA to Consolidated Interest Expense (to be defined) may not be less than 3.00:1.00; provided, however, that this financial covenant will not be included in the Operative Documents if the Borrower achieves Investment Grade Status prior to the Closing Date.

B-6

“Investment Grade Status” means the time at which the Borrower has at least two of the following Designated Ratings: at least BBB- from S&P, at least Baa3 from Moody's, and at least BBB- from Fitch.
Affirmative Covenants:
The Operative Documents will contain only the following affirmative covenants, which shall be substantially similar to those in the Existing Enogex Term Loan Agreement, with modifications identified below and such other modifications otherwise consistent with the Documentation Principles:

	1)	Preservation and maintenance of existence.
2)
Submission of independently audited annual financial statements and unaudited quarterly financial statements, in each case for the Borrower and its consolidated subsidiaries, and other reporting and notice requirements (including with respect to certain ERISA events).

	3)	Material compliance with laws and regulations (including ERISA and applicable environmental laws and regulations).
	4)	Payment of taxes.
	5)	Visitation and inspection rights; provided that the Borrower shall pay for only one such visit by the Agent and the Lenders, as a whole, per year unless an event of default exists.
	6)	Maintenance of books and records.
	7)	Maintenance of material properties.
	8)	Maintenance of insurance.
	9)	Use of proceeds.
Negative Covenants:
The Operative Documents will contain only the following negative covenants, which shall be substantially similar to those in the Existing Enogex Term Loan Agreement, with modifications identified below and such other modifications otherwise consistent with the Documentation Principles:

	1)	Certain restrictions on liens.
	2)	Certain restrictions on change of business, consolidations, mergers, and sale of all or substantially all of the assets of the Borrower and its subsidiaries on a consolidated basis.
3)
Certain restrictions on debt (including amounts payable in connection with the mandatory redemption of certain equity interests that are mandatorily redeemable prior to the date that is 91 days after the Maturity Date) applicable to the Borrower's subsidiaries (other than Unrestricted Subsidiaries), with exceptions for certain existing debt and baskets to be agreed, provided that such exceptions for existing debt shall not apply to any increase to the principal amount of, or extension of maturity of, such existing debt.

4)
Certain restrictions on restricted payments, with exceptions for, among other things, cash distributions of “Available Cash” (to be defined in the Borrower's partnership agreement) when no event of default exists or would be caused thereby; provided, however, that this covenant shall no longer apply upon the Borrower achieving Investment Grade Status.

	5)	Certain restrictions on entering into certain restrictive agreements.
6)
Certain restrictions on affiliate transactions, with exceptions for, among other things, (a) customary arrangements among affiliates relating to the administrative or management services authorized by the Borrower's or such Subsidiary's organizational documents or board of directors or other governing body (or committee thereof), (b) equity investments made in affiliates in an amount to be agreed and (c) any transaction subject to the jurisdiction, approval, consent or oversight of any regulatory body or compliance with any applicable regulation, rule or guideline of such regulatory body.

B-7

7)
Restrictions on amending (a) (i) the Existing Enogex Term Loan Agreement, (ii) Enogex's 6.875% Senior Notes due 2014 and (iii) Enogex's 6.25% Senior Notes due 2020, in each case, to the extent such amendment would increase the principal amount of, or extend the maturity of, such debt; provided, however, that this clause (a) shall not prohibit any amendment to, or refinancing of, such debt to the extent such amended or refinanced debt is not prohibited by the debt covenant described in clause 3) above and (b) the Borrower's Partnership Agreement, the transition services agreement and any other material agreement entered into by the Borrower or any of its subsidiaries in connection with the Initial JV Transaction, in each case described in this clause (b), in a manner that is materially adverse to the Lenders.

No covenant will prevent the consummation of an initial public offering of equity interests in the Borrower (the “IPO”).
Events of Default:
The Operative Documents will contain only the following events of default, which shall be substantially similar to those in the Existing Enogex Term Loan Agreement, with modifications identified below and such other modifications otherwise consistent with the Documentation Principles:

1)
Failure to pay principal when due; failure to pay interest or fees within five business days of when due; and failure to pay any other obligation or liability when due and such failure continues at least 10 business days after the Borrower's receipt of notice from the Agent of such failure to pay.

	2)	Representations or warranties materially incorrect when made or deemed made.
	3)	Failure to comply with covenants (with notice and cure periods as applicable); provided that there will be no cure periods for any negative covenants.
4)
Cross-payment default on debt of the Borrower or any of its Material Subsidiaries in an aggregate principal amount equal to or greater than $100,000,000, and cross-acceleration with respect to such debt.

5)
Final judgment or other court order for the payment of money in excess of $100,000,000 (net of any amounts paid or covered by independent third party insurance) rendered against the Borrower or any of its Material Subsidiaries and not vacated, discharged, satisfied or stayed or bonded pending appeal for a period of 45 days.

6)
Bankruptcy or liquidation of, or the appointment of a receiver or similar official for, the Borrower or any of its Material Subsidiaries, or the institution of any such proceeding that continues undismissed or unstayed for a period of 90 days.

	7)	ERISA events.
	8)	Change of control (which such term will be defined to permit the IPO).
9)
Failure of the credit agreement or any promissory note to remain in full force and effect or any action is taken by the Borrower to assert the invalidity or enforceability of the credit agreement or any promissory note.

Other:	Operative Documents will include, without limitation:
1)
Indemnification of the Agent and Lenders and their respective affiliates, officers, directors, employees, agents and advisors for any liabilities and expenses arising out of the Facility or the use or proposed use of proceeds (with exceptions consistent with those set forth in the indemnification provisions of the Commitment Letter).

	2)	Mutual waiver of consequential damages.
	3)	Agency, set-off, sharing, notice, treatment of information, and confidentiality language.
4)
“Majority Lenders” defined as those Lenders holding greater than 50% of the aggregate principal amount of the outstanding Term Loans or, if no Term Loans are outstanding, greater than 50% of the aggregate commitments.

5)
Customary defaulting lender provisions, including provisions relating to the replacement of such defaulting lender, abeyance or reallocation of certain fees payable to such defaulting lender, and the suspension of voting rights for such defaulting lender for Majority Lender votes.

B-8

Assignments and Participations:
Each Lender will have the right to assign to one or more banks or financial institutions all or a portion of its rights and obligations under the Operative Documents, with the consent, not to be unreasonably withheld, of the Agent and, so long as no event of default has occurred and is continuing, the Borrower; provided that (a) any such assignment shall be effected pursuant to an assignment and assumption agreement which shall include representations sufficient to establish that the consideration used by the applicable successor Lender to make its loans does not constitute “plan assets” (as defined under ERISA) and (b) no such assignment shall be made to, unless an event of default has occurred and is continuing, (x) any competitor of the Borrower or any of its subsidiaries or (y) any other company primarily engaged in the business of selling or distributing energy products, provided that this clause (y) shall not apply to any financial institution solely as a result of such person trading in commodity products (any person described in the foregoing clauses (x) or (y), an “Ineligible Assignee”). In the case of partial assignments, the minimum assignment amount will be $5,000,000, unless otherwise agreed by the Borrower and the Agent. The parties to each assignment (other than the Borrower) will pay to the Agent an administrative fee of $3,500.
Each Lender will also have the right, without the consent of the Borrower or the Agent, to assign (i) as security, all or part of its rights under the Operative Documents, including any assignment to a Federal Reserve Bank and (ii) with notice to the Borrower and the Agent, all or part of its rights and obligations under the Operative Documents to any of its affiliates.
Each Lender will have the right to sell participations in its rights and obligations under the Operative Documents to banks and financial institutions (other than an Ineligible Assignee), subject to customary restrictions on participant voting rights and other customary restrictions on the participant rights (substantially similar to the restrictions in the Existing Enogex Term Loan Agreement). A participant purchasing a participation shall deliver applicable tax forms to the participating Lender.

Yield Protection, Taxes, and Other Deductions:	1)
The Operative Documents will contain yield protection provisions based upon those contained in the Existing Enogex Term Loan Agreement, protecting the Lenders in the event of illegality, increased costs, unavailability of funding, funding losses, and reserve and capital adequacy requirements, subject to protections for the Borrower (including provisions limiting the Lenders' ability to claim yield protection after 90 days have elapsed).

2)
The Operative Documents will contain a tax gross-up provision customary for facilities of this nature, subject to customary exclusions (substantially similar to the exclusions in the Existing Enogex Term Loan Agreement) and protections for the Borrower (including, without limitation, mitigation, tax form, FATCA documentation and refund provisions and provisions limiting the Lenders' ability to claim gross-up after 120 days have elapsed).

The Borrower will have the right to replace any Lender which requests reimbursements for amounts owing under (1) and (2) above, or with respect to which the Borrower is required to pay any taxes or additional amounts pursuant to (1) or (2) above, or which is unable to lend at the Eurodollar Rate, provided that (i) such Lender has received payment of all amounts owing to such Lender under the Operative Documents and (ii) the Borrower has received the prior written consent of the Agent with respect to any replacement Lender that is not an existing Lender (such consent not to be unreasonably withheld, conditioned or delayed) and (iii) the Borrower has paid the Agent a $3,500 administrative fee if such replacement Lender is not an existing Lender.

B-9

Amendments:
Amendments and waivers of the provisions of the credit agreement and other Operative Documents will require the approval of the Majority Lenders, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment, and (b) the consent of 100% of the Lenders shall be required with respect to (i) amendments of the voting provisions and (ii) modifications to the pro rata sharing of payment provisions.
The Borrower shall have the right to replace a Lender if such Lender does not consent to an amendment or waiver that requires unanimous Lender consent and the consent of the Majority Lenders has been obtained.
In addition, the Borrower shall have the right at any time that no event of default exists, in its sole discretion, to remove a Lender upon 15 business days' written notice to such Lender being removed and the Agent, such removal to be effective at the expiration of such 15 business day notice period.

Governing Law:	State of New York.
Counsel to the Agent:	Bracewell & Giuliani LLP.
Expenses:
The Borrower will pay, or reimburse the Lead Arrangers and the Agent for, all reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of Bracewell & Giuliani LLP, counsel to Citi) incurred by any of them in connection with the syndication of the Facility and the preparation, negotiation, execution, delivery, administration or amendment of the Operative Documents. The Borrower will pay, or reimburse the Lead Arrangers, the Agent and the Lenders for, all costs and expenses (including the reasonable fees and expenses of counsel to the Agent) incurred by them in connection with the enforcement of any of their respective rights and remedies under the Facility. Such expenses will be reimbursed by the Borrower after presentation of a statement of account, regardless of whether the Transactions are actually completed or the Operative Documents are signed.

Submission to Jurisdiction:	The Borrower will submit to the exclusive jurisdiction of the courts of the State of New York in connection with disputes that may arise in connection with the Facility.

B-10

Schedule 1

PRICING GRIDS; BASE RATE; EURODOLLAR RATE

A. Leverage-Based Pricing Grid

	Level I	Level II	Level III	Level IV	Level V
Leverage Ratio	< 2.5:1.0	≥ 2.5:1.0 but < 3.0:1.0	≥ 3.0:1.0 but < 3.5:1.0	≥ 3.5:1.0 but < 4.0:1.0	≥ 4.0:1.0
Applicable Margin for Eurodollar Rate Advances	175 bps	200 bps	225 bps	275 bps	300 bps
Applicable Margin for Base Rate Advances	75 bps	100 bps	125 bps	175 bps	200 bps

B. Ratings-Based Pricing Grid

	Level I	Level II	Level III	Level IV	Level V
Designated Rating	≥ BBB+/Baa1/ BBB+	BBB/Baa2/ BBB	BBB-/Baa3/ BBB-	BB+/Ba1/ BB+	≤ BB/Ba2/BB
Applicable Margin for Eurodollar Rate Advances	125 bps	137.5 bps	162.5 bps	175.0 bps	200.0 bps
Applicable Margin for Base Rate Advances	25 bps	37.5 bps	62.5 bps	75.0 bps	100.0 bps

Ratings in the above Ratings-Based Pricing Grid are based on the Designated Ratings issued by Standard & Poor's Financial Services LLC (“S&P”), Moody's Investors Service, Inc. (“Moody's”) and Fitch Ratings (“Fitch” and, together with S&P and Moody's, the “Rating Agencies” and each, a “Rating Agency”). “Designated Rating” means, with respect to any Rating Agency, (i) the rating assigned by such Rating Agency to the Revolving Credit Facility at any time such a rating is in effect, (ii) if and only if such Rating Agency does not have in effect a rating described in the preceding clause (i), the rating assigned by such Rating Agency to the Facility, (iii) if and only if such Rating Agency does not have in effect a rating described in the preceding clauses (i) or (ii), the Borrower's long-term senior unsecured non-credit enhanced debt rating, or (iv) if and only if such Rating Agency does not have in effect a rating described in the preceding clauses (i), (ii) or (iii), the Borrower's “company” or “corporate credit” rating (or its equivalent) assigned by such Rating Agency.

For purposes of the foregoing, (i) if the Designated Ratings are split and all three ratings fall in different levels, the pricing shall be based upon the level indicated by the middle rating; (ii) if the Designated Ratings are split and two of the ratings fall in the same level (the “Majority Level”) and the third rating is in a different level, the pricing shall be based upon the Majority Level; (iii) if only two of the three rating agencies issue a Designated Rating, the higher of such ratings shall apply, provided that if the higher rating is two or more levels above the lower rating, the rating next below the higher of the two shall apply; (iv) if only one of the three rating agencies issues a Designated Rating, such rating shall apply; and (v) if the Designated Rating established by S&P, Moody's or Fitch shall be changed (other than as a result of a change in the rating system of S&P, Moody's or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency. If the rating system of S&P, Moody's or Fitch shall change, or if any of S&P, Moody's or Fitch shall cease to be in the business of rating corporate debt obligations, the Borrower and the Agent shall negotiate in good faith if necessary to amend this provision to reflect such

B-11

changed rating system or the unavailability of Designated Ratings from such rating agencies and, pending the effectiveness of any such amendment, the applicable commitment fee rate, the Applicable Margin for Eurodollar Rate Advances and the Applicable Margin for Base Rate Advances shall be determined by reference to the Designated Rating of such rating agency most recently in effect prior to such change or cessation.

C. Base Rate Definition

“Base Rate” means for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following: (a) the rate of interest announced publicly by Citibank, N.A. at its principal office in New York, New York, from time to time, as its prime rate; (b) 0.5% per annum plus the federal funds rate and (c) the Eurodollar Rate for a one-month interest period that begins on such day (and if such day is not a business day, the immediately preceding business day) plus 1%.

D. Eurodollar Rate Definition

“Eurodollar Rate” means, with respect to any interest period for any Eurodollar Rate Advance, the rate appearing on the Reuters Reference LIBOR01 page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 a.m., London time, on the second business day next preceding the first day of such interest period, as the rate for deposits in Dollars with a maturity comparable to such interest period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” for such interest period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such interest period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the second business day next preceding the first day of such interest period.

B-12

ANNEX B

1.    Definitions.
Terms used and not defined in this Annex B have the respective meanings assigned to them in the Agreement.
2.    CNP Contribution.
On the terms and subject to the conditions of the Agreement and this Annex B, at Closing, CNP shall cause SEPH to contribute to Opco LP (i) a 24.95% interest in SESH if the Spectra Consent is not obtained prior to Closing; or (ii) a 49.9% interest in SESH if the Spectra Consent is obtained prior to Closing.
3.    Call and Put Rights.
(a)    If the Spectra Consent is not obtained prior to Closing:
(i)     CNP shall have the right, to be exercised at CNP's sole discretion, to require Opco LP to purchase a 24.95% interest in SESH from SEPH (the “First Put Right”). The First Put Right may be exercised, in whole and not in part, at any time during the 30-day period beginning on the second calendar day following the first anniversary of the Closing Date (the “First Put Period”).
(ii)    If the First Put Right is exercised by CNP within the First Put Period, CNP shall have the right, to be exercised at CNP's sole discretion, to require Opco LP to purchase SEPH's remaining 0.1% interest in SESH (the “Second Put Right”). The Second Put Right may be exercised, in whole and not in part, at any time during the 30-day period beginning on the second calendar day following the first anniversary of the purchase pursuant to the First Put Right (the “Second Put Period”).
(iii)    If the First Put Right is not exercised by CNP within the First Put Period, then Opco LP shall have the right, to be exercised at Opco LP's sole discretion, to purchase a 24.95% interest in SESH from SEPH (the “First Call Right”). The First Call Right may be exercised, in whole and not in part, at any time during the 30-day period beginning six months after the end of the First Put Period. If either the Second Put Right is not exercised by CNP within the Second Put Period or the First Call Right is exercised by Opco LP, Opco LP shall have the right, to be exercised at Opco LP's sole discretion, to purchase SEPH's remaining 0.1% interest in SESH (the “Second Call Right”). If the First Call Right has been exercised, the Second Call Right may be exercised, in whole and not in part, at any time during the 30-day period beginning on the second calendar day following the first anniversary of the purchase pursuant to the First Call Right. If the Second Put Right has not been exercised within the Second Put Period, the Second Call Right may be exercised, in whole and not in part, during the 30-day period beginning six months after the end of the Second Put Period.
(b)    If the Spectra Consent is obtained prior to Closing:
(i)    CNP shall have the right, to be exercised at CNP's sole discretion, to require Opco LP to purchase SEPH's remaining 0.1% interest in SESH (the “Consent Put Right”; any of the First Put Right, the Second Put Right and the Consent Put Right may be referred to as a “Put Right”). The Consent Put Right may be exercised, in whole and not in part, at any time during the 30-day period beginning on the second calendar day following the first anniversary of the Closing Date (the “Consent Put Period”).

(ii)    If CNP does not exercise the Consent Put Right within the Consent Put Period, Opco LP shall have the right, to be exercised at Opco LP's sole discretion, to purchase SEPH's remaining 0.1% interest in SESH (the “Consent Call Right”; any of the First Call Right, the Second Call Right and the Consent Call Right may be referred to as a “Call Right”). The Consent Call Right may be exercised, in whole and not in part, at any time during the 30-day period beginning six months after the end of the Consent Put Period.
(c)    Notwithstanding the provisions of Section 3(a) and Section 3(b) of this Annex B, the Parties acknowledge that if Opco LP ceases to be an Affiliate (as such term is defined in the SESH LLC Agreement) of SEPH prior to the exercise of any Call Right or Put Right or if a Change of Member Control (as such term is defined in the SESH LLC Agreement) occurs with respect to Opco LP, pursuant to the SESH LLC Agreement certain Members (as such term is defined in the SESH LLC Agreement) shall have the right to buy any SESH interest being transferred to Opco LP or any interest in SESH owned by Opco LP (the “Purchase Rights”). The Parties agree that Opco LP will receive all consideration from the exercise of any Purchase Rights; provided, however, that if any Purchase Right is exercised in connection with a transfer of SESH interests to Opco LP, (i) Opco LP will issue to SEPH the applicable Equity Consideration (as defined below) and (ii) Opco LP or SEPH, as applicable, will pay the other the applicable cash consideration to adjust the consideration to achieve Fair Market Value (as defined below), in each case, as would have been required to be paid by such party pursuant to Section 3(e) of this Annex B if such transfer had been completed without the exercise of the Purchase Rights and the consideration paid pursuant to the Purchase Right was substituted for Fair Market Value in the determination of the amount of the payment under Section 3(e) of this Annex B.
(d)    Opco LP and CNP may exercise a Call Right and a Put Right, respectively, by delivering written notice to the other party during the relevant exercise period stating such party's desire to exercise such Call Right or Put Right and the closing date of the purchase, which date shall be no more than 30 days after the delivery of the notice (subject to extension for (i) satisfying any applicable requirements under the SESH LLC Agreement and (ii) the determination of Fair Market Value pursuant to this Annex B).
(e)    The equity consideration (the “Equity Consideration”) payable by Opco LP to SEPH upon the exercise of (i) the First Call Right or the First Put Right shall be 8,086,945 Opco LP Common Units and (ii) the Second Call Right, the Second Put Right, the Consent Call Right or the Consent Put Right shall be 32,413 Opco LP Common Units. If the Fair Market Value of the SESH interest to be transferred (the “Subject SESH Interest”) on the date of exercise is (i) greater than the product (the “Opco Common Unit Value”) of (A) the number of Opco LP Common Units to be received by SEPH in connection with such exercise and (B) the Unit Price, Opco LP will pay to SEPH an amount equal to the positive difference between the Fair Market Value and the Opco Common Unit Value by wire transfer of immediately available funds; provided, however that the amount of cash to be paid by Opco LP shall not exceed an amount that would result in a Dilution Event, or (ii) less than the Opco Common Unit Value, CNP will cause SEPH to pay to Opco LP an amount equal to the positive difference between the Opco Common Unit Value and the Fair Market Value by wire transfer of immediately available funds; provided, however that the amount of cash to be paid by SEPH shall not exceed an amount that would result in an Accretion Event.
(f)    If any subdivision, split or combination of outstanding Opco LP Common Units or any declaration of a dividend payable in Opco LP Common Units occurs, then the number of Opco LP Common Units included in the Equity Consideration will be proportionately adjusted by the Board of Directors to reflect the consequences of that occurrence. If any recapitalization or capital reorganization of Opco LP, any consolidation or merger of Opco LP with another entity, any adoption by Opco LP of any plan of exchange affecting the Opco LP Common Units or any distribution to holders of Opco LP Common Units of securities or property (other than normal cash distributions) occurs, the Board of Directors will make appropriate adjustments to the Equity Consideration and any cash consideration to be paid to give effect to that transaction; provided, that such adjustments will be only those as are necessary to maintain the proportionate interest of the Equity Consideration and preserve, without exceeding, the intended value of the total consideration.
(g)    CNP and Opco LP shall use reasonable best efforts to mutually agree on the determination of fair market value of the Subject SESH Interest (the “Fair Market Value”) and, as applicable, the calculations with respect to an Accretion Event or a Dilution Event; provided, that if such calculations would result in a cash payment being made by Opco LP to SEPH, then a third-party appraisal shall be required in accordance with the remainder of this paragraph unless the Bronco Group consents in writing to waive such third-party appraisal requirement. If Opco LP and CNP do not mutually agree on such matters within 30 days of the exercise of the Call Right or the Put Right, as applicable, or if a third-party appraisal is required in accordance with the proviso of the preceding sentence, then CNP and Opco LP shall attempt to agree upon à mutually acceptable appraisal firm within five Business Days of the expiration of such 30-day period. If they are unable to agree on a mutually acceptable appraisal firm within such five Business Day period, either side may request the American Arbitration Association to designate the appraisal firm, which designated firm shall be binding on both sides (subject to the following sentence). Each side and each proposed appraisal firm shall disclose to the other side any business, personal or other relationship or affiliation that may exist between any side and such proposed appraisal firm, and any side may disqualify such proposed appraisal firm on the basis of such relationship or affiliation. The determinations of such amounts proposed by each side shall be submitted to the appraisal firm selected in accordance with the foregoing within five Business Days of such selection, and the appraisal firm shall expeditiously (and, if practicable, within 20 days after the appraisal firm's selection) hear and decide all matters concerning the determinations of such amounts. The cost of such appraisal shall be paid in equal portions by CNP and Opco LP. Any appraisal firm selected pursuant to this Section 3(g) of this Annex B shall be an investment banking, accounting or other firm that performs appraisal and valuation services. Each side shall provide to the other all information reasonably requested by them related to the determinations contemplated herein.
(h)    The Parties shall, and shall cause Opco LP to, report, for federal income tax purposes, the rights to Equity Consideration set forth in this Annex B consistently with the principles of the noncompensatory option regulations that were finalized in Treasury Decision 9612 issued on February 5, 2013.
(i)    Opco LP's rights and obligations under this Annex B shall be controlled by the Disinterested Directors. Both CNP and OGE agree to cause their designated members of the Board of Directors who are not Disinterested Directors to approve the actions of the Disinterested Directors with respect to any such claim.
(j)    As used herein:
(i)    “Accretion Event” means, on an estimated pro forma basis for the acquisition of the Subject SESH Interest, an increase in the amount of DCF Per Unit. An Accretion Event shall be deemed to exist if, assuming the acquisition of the Subject SESH Interest was consummated as of the date that is one year prior to the first day of the Quarter in which the acquisition is expected to be consummated (the “One Year Test Period”), the acquisition would have resulted in an increase in (A) the amount of DCF Per Unit (for all outstanding Opco LP Common Units) generated by the Partnership with respect to the One Year Test Period, on an estimated pro forma basis, as compared to (B) the actual amount of DCF Per Unit (for all outstanding Opco LP Common Units) generated by the Partnership with respect to the One Year Test Period. There shall be excluded from the amount in clause (B) above any Distributable Cash or Operating Surplus, as applicable, attributable to the acquisition of the Subject SESH Interest. The number of Opco LP Common Units deemed to be outstanding for the purpose of calculating the amounts in clause (B) above shall be the weighted average number of Opco LP Common Units outstanding during the One Year Test Period and shall exclude the Opco LP Common Units issued or to be issued in connection with the acquisition of the Subject SESH Interest;
(ii)    “Adjusted Operating Surplus” has the meaning given such term in the Opco Partnership Agreement;
(iii)    “Available Cash” has the meaning given such term in the Opco Partnership Agreement;
(iv)    “DCF Per Unit” means Distributable Cash (if the exercise of the Call Right or Put Right occurs prior to the IPO Closing Date) or Available Cash that is deemed to be Adjusted Operating Surplus (if the exercise of the Call Right or Put Right occurs on or after the IPO Closing Date), in each case on a per Opco LP Common Unit basis;
(v)    “Dilution Event” means, on an estimated pro forma basis for the acquisition of the Subject SESH Interest, a decrease in the amount of DCF Per Unit. A Dilution Event shall be deemed to exist if, with respect to the One Year Test Period, the acquisition would have resulted in a decrease in (A) the amount of DCF Per Unit (for all outstanding Opco LP Common Units) generated by the Partnership with respect to the One Year Test Period, on an estimated pro forma basis, as compared to (B) the actual amount of DCF Per Unit (for all outstanding Opco LP Common Units) generated by the Partnership with respect to the One Year Test Period. There shall be excluded from the amount in clause (B) above any Distributable Cash or Operating Surplus, as applicable, attributable to the acquisition of the Subject SESH Interest. The number of Opco LP Common Units deemed to be outstanding for the purpose of calculating the amounts in clause (B) above shall be the weighted average number of Opco LP Common Units outstanding during the One Year Test Period and shall exclude the Opco LP Common Units issued or to be issued in connection with the acquisition of the Subject SESH Interest;
(vi)    “Disinterested Directors” means the members of the Board of Directors that have been designated by OGE;
(vii)    “Distributable Cash” has the meaning given such term in the Opco Partnership Agreement;
(viii)    “IPO Closing Date” has the meaning given such term in the Opco Partnership Agreement;
(ix)    “Quarter” has the meaning given such term in the Opco Partnership Agreement; and
(x)    “Unit Price” shall mean $20.00 per Opco LP Common Unit.

ANNEX C

PROMISSORY NOTE

[__________], 20[__]	$[___________.__]

FOR VALUE RECEIVED, CenterPoint Energy Field Services, LP, a Delaware limited partnership (the “Borrower”), hereby evidences its promise, made on the date first above written, and further promises, to pay to the order of CenterPoint Energy Resources Corp., a Delaware corporation (together with its successors and assigns, the “Holder”), the aggregate principal amount of [______________________] AND [__]/100 DOLLARS ($[___________.__]), which is the aggregate original principal amount of the loan made by the Holder to the Borrower as evidenced hereby (the “Loan”), in lawful money of the United States of America and in immediately available funds, on [__________], 20[__] (the “Maturity Date”), together with interest thereon calculated from [__________], 20[__] in accordance with the provisions of this Promissory Note (this “Note”).

SECTION 1.Payment of Interest. The Loan shall bear simple interest on the entire unpaid principal amount thereof at the fixed rate per annum of [_________] percent ([__]%) from and after [__________], 20[__] until the entire principal amount shall have been paid in full. Interest shall be payable annually in arrears beginning on [__________], 20[__] and on the Maturity Date or, if the principal balance hereof is paid in whole or in part on any date other than the Maturity Date, interest shall be due and payable on the amount paid on such date, and in either case such interest amount due and payable shall be calculated in accordance with the provisions of this Note. Interest will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full calendar quarter, on the basis of the actual number of days elapsed in such period.

SECTION 2.Payments. The Borrower shall have the right from time to time to prepay in whole or in part, without notice, penalty or premium, the outstanding principal of the Loan hereunder, together with any accrued but unpaid interest thereon. If any payment of principal or interest on the Loan becomes due on a Saturday, Sunday or a bank or legal holiday under the laws of the State of Texas (each, a “Non-Business Day” and any day that is not a Non-Business Day is referred to herein as a “Business Day”), such payment will be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on the Loan. Any payment to be made hereunder will be made at the direction of the Holder by wire transfer of immediately available funds to an account designated by the Holder.

SECTION 3.No Deduction for Taxes. Any and all payments or reimbursements made by the Borrower hereunder shall be made free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings with respect to such payments or reimbursements and all interest, penalties or similar liabilities with respect thereto, excluding taxes imposed on the net income of the Holder by the jurisdiction under the laws of which the Holder is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges or withholdings and liabilities, collectively or individually, “Taxes”). If the Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder, then (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3), the Holder shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law.

SECTION 4.Tax Indemnification. The Borrower shall indemnify the Holder for the full amount of Taxes paid by the Holder relating to payments made by the Borrower hereunder, and any liability (including penalties, interest and expenses (including reasonable attorneys' fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted by the relevant governmental authority. A certificate setting forth and containing an explanation in reasonable detail of the manner in which such amount shall have been determined and the amount of such payment or liability prepared by the Holder, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within thirty (30) days after the date the Holder makes written demand therefor. If any Taxes for which the Holder has received indemnification from the Borrower hereunder (such determination to be made in the sole discretion of the Holder) shall be finally determined to have been incorrectly or illegally asserted and are refunded to the Holder, the Holder shall promptly forward to the Borrower any such refunded amount (after deduction of any Taxes paid or payable by the Holder as a result of such refund), not exceeding the increased amount paid by the Borrower pursuant to Section 3.

SECTION 5.Equal Rank. The indebtedness and obligations evidenced by this Note shall be pari passu with all other senior indebtedness of the Borrower.

SECTION 6.Representations and Warranties. The Borrower hereby represents and warrants that, as of the date first above written (unless otherwise noted):

(a)The Borrower (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the appropriate power and authority to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted, and (iii) is duly qualified and is in good standing as a foreign limited liability company, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except where the failure to be so qualified or in good standing or be so authorized could not reasonably be expected, individually or in the aggregate, to result in any material adverse effect on (A) the business, property, condition (financial or otherwise), operations or results of operations of the Borrower and its subsidiaries taken as a whole, (B) the ability of the Borrower to perform its obligations under this Note, or (C) the validity or enforceability of this Note or the rights or remedies of the Holder hereunder (a “Material Adverse Effect”).

(b)The Borrower has the appropriate power and has, as of the date first above written, taken all necessary limited liability company action to authorize it to execute and deliver this Note, and, as of the date first above written, perform its obligations under this Note in accordance with the terms hereof and to consummate the transactions contemplated hereby. This Note has, as of the date first above written, been duly executed and delivered by the Borrower, and is a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)The execution and delivery and, as of the date first above written, performance by the Borrower of this Note in accordance with its terms and the consummation of the transactions contemplated hereby, as applicable, do not and will not: (i) violate the certificate of formation or

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limited liability company agreement of the Borrower; (ii) violate any provision of law applicable to the Borrower or violate, result in a breach of, or constitute a default under (A) any indenture, agreement, instrument or other contractual obligation of the Borrower or (B) any order, judgment, injunction, writ or decree of any court or other governmental authority to which the Borrower or any of its property is subject, except for any such violations, breaches or defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (iii) result in or require the creation or imposition of any lien or security interest upon any of the properties or assets of the Borrower.

(d)No material order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower, is required to be obtained by the Borrower in connection with the execution and delivery of this Note, the borrowings under this Note, the payment and performance by the Borrower of the obligations hereunder or the legality, validity, binding effect or enforceability of this Note.

SECTION 7.Affirmative Covenants. Unless otherwise approved by the Holder in its sole discretion, until all principal and interest due on this Note has been paid in full:

(a)The Borrower will (i) preserve and maintain its organizational existence, rights, franchises, licenses, and privileges and (ii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization; provided that the foregoing shall not (A) prohibit any merger or consolidation otherwise permitted under this Note or (B) limit the ability of the Borrower to change its form of entity or jurisdiction of organization; and provided further that the Borrower shall not be required to preserve or maintain any rights, franchises, licenses or privileges if the failure to preserve and maintain the same could not reasonably be expected to have a Material Adverse Effect.

(b)The Borrower will file all United States federal tax returns and all other material tax returns which are required to be filed. The Borrower will pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except (i) where the failure to pay could not reasonably be expected to result in a Material Adverse Effect or (ii) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are maintained in accordance with GAAP.

(c)The Borrower will comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority having jurisdiction over the business of the Borrower, except (i) where failure to so comply could not reasonably be expected to result in a material adverse effect on the ability of the Borrower to perform its obligations under this Note or (ii) the necessity of compliance therewith is being contested in good faith by appropriate proceedings.

(d)The Borrower shall upon request of the Holder promptly take such action and promptly make, execute, and deliver all such additional and further items, assurances, and instruments as the Holder may reasonably require, so as to completely ensure to the Holder its rights hereunder.

SECTION 8.Negative Covenants. Unless otherwise approved by the Holder in its sole discretion, until all principal and interest due on this Note has been paid in full:

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(a)The Borrower will not sell, lease, transfer or otherwise dispose of, in a single transaction or a series of related transactions, all or substantially all of its assets, property or business (whether now owned or hereafter acquired) unless the financial condition and credit ratings of the person leasing or receiving such assets, property or business, after giving effect to the transaction, would be equal to or better than those of the Borrower immediately prior to such transaction, and such person has executed and delivered to the Holder documentation of its assumption of the due and punctual performance and observance of each obligation of the Borrower under this Note.

(b)The Borrower will not merge or consolidate with any person unless (i) the Borrower is the surviving person of such merger or consolidation or (ii) such person's financial condition and credit ratings, after giving effect to the merger or consolidation, would be equal to or better than those of the Borrower immediately prior to such merger or consolidation, and such other entity has executed and delivered to the Holder documentation of its assumption of the due and punctual performance and observance of each obligation of the Borrower under this Note.

SECTION 9.Events of Default. For purposes of this Note, an “Event of Default” shall be deemed to have occurred if:

(a)the Borrower fails to pay when due on the Maturity Date the full amount of unpaid principal and accrued interest on the Loan;

(b)the Borrower fails to pay when due (i) any interest on the Loan and such non-payment continues for a period of five (5) Business Days after the due date therefor or (ii) any other amount payable under this Note (other than principal or interest) and such non-payment continues for a period of ten (10) Business Days after the Borrower receives notice from the Holder of such non-payment;

(c)without the application, approval or consent of the Borrower, a receiver, trustee, examiner, liquidator or similar official is appointed for the Borrower or any property of the Borrower, or any proceeding is instituted seeking an order for relief under the federal bankruptcy laws or seeking to adjudicate the Borrower as bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of the Borrower or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 90 consecutive days;

(d)the Borrower files a petition in bankruptcy or requesting reorganization under any provision of any bankruptcy, reorganization or insolvency law or consents to the filing of any petition against it under any such law;

(e)the Borrower makes an assignment for the benefit of its creditors generally or fails to pay or admits in writing its inability to pay its debts generally when they become due or consents to the appointment of a receiver, trustee or liquidator of the Borrower or of all or any part of its property;

(f)the Borrower breaches or otherwise fails to perform or comply with any covenant or agreement contained in this Note (other than those set forth in Section 9(a) or 9(b) above) and such breach or failure to perform or comply shall not have been remedied within 30 days after written notice thereof being given to the Borrower by the Holder; or

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(g)(i) the Borrower fails to pay when due (after any applicable grace period) any indebtedness of the Borrower in an aggregate principal amount in excess of $100,000,000 (“Material Indebtedness”), or (ii) the Borrower defaults (after the expiration of any applicable grace period) in the observance or performance of any covenant or agreement relating to any Material Indebtedness and as a result thereof such Material Indebtedness is declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; provided that the foregoing shall not apply to any mandatory prepayment or optional redemption of any Indebtedness which would be required to be repaid in connection with the consummation of a transaction by the Borrower or any such Subsidiary not prohibited pursuant to this Agreement.

SECTION 10.Consequences of Events of Default. Upon the occurrence and during the continuance of an Event of Default:

(a)the Holder shall have the right, by sending notice in writing to the Borrower (unless an Event of Default is a result of any event described in Section 9, clauses (c), (d) or (e) above, in which case no such notice shall be necessary and such acceleration shall be automatic), to declare the entire principal amount outstanding under this Note (plus all accrued but unpaid interest thereon) and any other applicable fees, costs and charges due hereunder, to be, and such principal amount of this Note shall thereupon be and become, immediately due and payable (together with all accrued but unpaid interest thereon) without (i) presentment, demand, protest or notice of any kind (other than the notice described above), each of which is hereby waived by the Borrower or (ii) any other action of any kind by the Holder;

(b)to the extent such Event of Default results from any failure to pay the principal amount of the Loan, any interest payable thereon, or any other amount payable hereunder when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest, payable from time to time on demand, at a rate per annum equal to the lesser of (x) the rate per annum of [_____________] percent ([__]%) and (y) the Highest Lawful Rate (defined below), in each case from the date of such non-payment until such amount is paid in full; provided that the Holder shall give the Borrower three (3) Business Days' notice of its intent to charge such default rate, unless an Event of Default has occurred under Section 9, clauses (c), (d) or (e) above, in which case no such notice shall be necessary;

(c)the Holder may, at its option, exercise all of its other rights and remedies under applicable law; and

(d)the Holder may, at its option, by notice in writing to the Borrower, offset against this Note any sum or sums owed by the Holder to the Borrower.

SECTION 11.Application of Payments During Event of Default. Following the occurrence and during the continuance of an Event of Default, all payments received by the Holder under this Note shall be applied first, to the payments of expenses, costs and fees pursuant to Section 12; second, to the payment of any indemnifications or similar reimbursements required by this Note; third, to the payment of interest which is due and payable; and fourth, to the outstanding principal balance hereunder.

SECTION 12.Expenses. If the Holder expends any effort in any attempt to enforce payment of all or any part of any sum due the Holder hereunder, or if this Note is placed in the hands of an attorney for

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collection through any legal proceedings, the Borrower shall pay on demand all reasonable and documented collection expenses, costs and fees incurred by the Holder (including reasonable attorneys' fees).

SECTION 13.Amendment and Waiver. The provisions of this Note may not be amended without the prior written consent of the Holder, which consent may be withheld in the Holder's sole discretion. Except as otherwise set forth herein and to the full extent permitted by law, the Borrower and all endorsers, sureties, guarantors and other persons who may become liable for the payment hereof severally waive demand, presentment, protest, notice of dishonor or nonpayment, notice of protest, notice of intent to accelerate and any and all lack of diligence in enforcement or collection hereof and hereby consent to any renewals, extensions or other indulgences, and releases of any of them, all without notice to any of them.

SECTION 14.Severability. Whenever possible, each provision of this Note will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Note.

SECTION 15.Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Note, the interest paid or agreed to be paid under this Note shall not exceed the Highest Lawful Rate (as defined below). If the Holder shall receive interest on this Note in an amount that exceeds the Highest Lawful Rate, the excess interest shall be applied to the principal of this Note or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Holder exceeds the Highest Lawful Rate, the Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Note. For purposes of this Note, “Highest Lawful Rate” means at the particular time in question the maximum rate of interest which, under applicable law, the Holder is then permitted to charge on this Note. If the maximum rate of interest which, under applicable law, the Holder is permitted to charge on this Note shall change after the date first above written, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to the Borrower.

SECTION 16.Assignment; Relationship of Parties. This Note shall be binding upon the Borrower and its successors and permitted assigns, and shall inure to the benefit of the Holder and its successors, transferees and assigns; provided that Borrower shall not convey, transfer or assign this Note without, in each case, the prior written consent of the Holder. Any purported conveyance, transfer or assignment of this Note or the Borrower's obligations hereunder without such consent shall be null and void. The relationship between the Borrower and the Holder with respect to this Note is and shall be that of debtor and creditor, respectively, and the Holder has no fiduciary obligation toward the Borrower with respect to this Note or the transactions contemplated hereby.

SECTION 17.Notices. All notices or other communications required or permitted to be given pursuant to this Note shall be in writing and shall be considered as properly given if (i) mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, (ii) by delivering same in person to the intended addressee, (iii) by delivery to a reputable independent third party commercial delivery service for the same day or next day delivery, or (iv) by facsimile to the addressee. Notice so mailed shall be effective five Business Days after deposit with the United States Postal Service or any successor thereto; notice sent by such a commercial delivery service shall be effective one Business Day after delivery to such commercial delivery service; notice given by personal delivery shall be effective only if and when

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received by the addressee; and notice given by other means shall be effective only if and when received at the office or designated place or machine of the intended addressee.

SECTION 18.Holder Rights Cumulative, Exercise of Rights; Course of Dealing. The rights and remedies of the Holder under this Note shall be cumulative, and not exclusive. No delay or omission by the Holder in exercising any right or power hereunder shall impair such right or power or be a waiver of any default or an acquiescence therein. Any single or partial exercise of any such right or power shall not preclude other or further exercise of any other right. By accepting payment after the due date of any amount payable under the terms of this Note, the Holder shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under the terms of this Note or to declare an Event of Default in accordance with Section 9 for the failure to effect such prompt payment of any such other amount. No course of dealing or conduct shall be effective to amend, modify, waive, release, or change any provisions of this Note.

SECTION 19.GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES, AND THE APPLICABLE LAWS OF THE UNITED STATES.

(b)ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS NOTE OR ANY RELATED DOCUMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT IN TEXAS, AND BY EXECUTION AND DELIVERY OF THIS NOTE, THE BORROWER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS AND ANY APPELLATE COURT THEREFROM. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS NOTE OR ANY OTHER DOCUMENT RELATED THERETO. NOTHING HEREIN OR IN ANY RELATED DOCUMENT SHALL AFFECT THE RIGHT OF THE HOLDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR WITH RESPECT TO ANY OF THE PROPERTY OF THE BORROWER IN COURTS IN OTHER JURISDICTIONS. ANY ACTION OR PROCEEDING BY THE BORROWER AGAINST THE HOLDER SHALL BE BROUGHT ONLY IN A COURT LOCATED IN TEXAS.

(c)THE PARTIES TO OR, BY THEIR ACCEPTANCE HEREOF, THE PARTIES BENEFITING FROM THIS NOTE EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS NOTE OR RELATED DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS NOTE, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO OR, BY THEIR ACCEPTANCE HEREOF, BENEFITING FROM THIS NOTE MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN

7

EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 20.NOTICE OF FINAL AGREEMENT. THIS WRITTEN NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF.

8

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed on [__________], 20[__], to be effective as of the date first above written.

CENTERPOINT ENERGY FIELD SERVICES, LP

By:
Name:
Title:

WITNESS

By:
Name:
Title:

Date:	[___________], 2013

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EXHIBIT A

ASSIGNMENT

THIS ASSIGNMENT (this “Assignment”), dated as of [•], 2013, is by and between [Enogex Holdings LLC][OGE Enogex Holdings LLC], a Delaware limited liability company (“Assignor”), and [[Opco LP], a Delaware limited partnership][[New GP LLC], a Delaware limited liability company] (“Assignee”).
RECITALS

WHEREAS, CenterPoint Energy, Inc., a Texas corporation (“CNP”), OGE Energy Corp., an Oklahoma corporation (“OGE”), Bronco Midstream Holdings, LLC, a Delaware limited liability company (“Bronco”), and Bronco Midstream Holdings II, LLC, a Delaware limited liability company (“Bronco II,” and together with Bronco, the “Bronco Group”), have entered into the Master Formation Agreement, dated as of March [•], 2013 (the “Master Formation Agreement”); and
WHEREAS, pursuant to the Master Formation Agreement, [the Bronco Group][OGE] agreed to cause Assignor to contribute, convey, assign and transfer to Assignee [[24.0][76.0]% of the issued and outstanding EH Economic Units (as defined in the Master Formation Agreement)][100% of the issued and outstanding EH Management Units (as defined in the Master Formation Agreement)] (the “Assigned Interests”), of Enogex Holdings II LLC a Delaware limited liability company (“EH II”), and Assignee agreed to accept the assignment of the Assigned Interests in exchange for Assignee issuing [[•] Common Units][[•] GP Management Units and [•] GP Economic Units] of Assignee.
NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained in the Master Formation Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.Assignor hereby transfers, grants, conveys, assigns and delivers to Assignee, and Assignee hereby accepts, subject to the terms and conditions of the Limited Liability Company Agreement of Enogex Holdings II LLC, dated as of [•] (the “Governing Agreement”), all of Assignor's right, title and interest in and to the Assigned Interests, including all rights under the Governing Agreement, in each case free and clear of all Encumbrances, other than transfer restrictions imposed on the Assigned Interests pursuant to applicable securities Laws.

2.Assignor and Assignee agree to take any further action and deliver any further assignments, powers, instruments and other documents as may reasonably be necessary or appropriate for the purpose of effecting or confirming, of record or otherwise, the transfer of the Assigned Interests to Assignee from Assignor as provided herein.

3.This Assignment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

4.This Assignment is made pursuant to the provisions of the Master Formation Agreement. In the event of any conflict between the provisions of this Assignment and the provisions of the Master Formation Agreement, the provisions of the Master Formation Agreement shall control.

5.This Assignment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws that would require an application of another state's laws.

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6.Capitalized terms used but not defined herein have the respective meanings given them in the Master Formation Agreement.

7.This Assignment may be executed in any number of counterparts (including by facsimile or other electronic transmission), each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, the parties have duly executed and delivered this Assignment as of the day and year first written above.

ASSIGNOR:	[•]

By:
Name:
Title:

ASSIGNEE:	[•]

By:
Name:
Title:

Signature Page to Assignment

EXHIBIT B

CONTRIBUTION AGREEMENT
THIS CONTRIBUTION AGREEMENT (this “Contribution Agreement”), is effective as of [•], 2013, and is made by and among CenterPoint Energy Resources Corp., a Delaware corporation (“CERC”), CenterPoint Energy Southeastern Pipelines Holding, LLC, a Delaware limited liability company (“SEPH”), CenterPoint Energy Field Services, LLC, a Delaware limited liability company (including its successors, “CEFS”), CenterPoint Energy - Mississippi River Transmission, LLC, a Delaware limited liability company (“MRT”), and CenterPoint Energy MRT Services LLC, a Delaware limited liability company (“MRT Services”).
RECITALS
WHEREAS, on [_____], 2013, CenterPoint Energy, Inc., a Texas corporation and the ultimate parent company of each of the parties hereto (“CNP”), entered into that certain Master Formation Agreement (the “Master Formation Agreement”) with OGE Energy Corp., an Oklahoma corporation, Bronco Midstream Holdings, LLC, a Delaware limited liability company, and Bronco Midstream Holdings II, LLC, a Delaware limited liability company;
WHEREAS, pursuant to the Master Formation Agreement, CNP agreed to cause (i) CERC to contribute the outstanding equity interests of certain subsidiaries of CERC to CEFS, and (ii) SEPH to transfer an interest in Southeast Supply Header, LLC, a Delaware limited liability company (“SESH”), to CEFS, with the remaining interest in SESH to be transferred as set forth in Annex B to the Master Formation Agreement;
WHEREAS, prior to the transactions described in the immediately preceding paragraph, CNP desires to consummate certain other restructuring transactions as set forth in this Contribution Agreement;
WHEREAS, Exhibit A sets forth a list of the direct subsidiaries of CERC immediately prior to the execution hereof that are intended to be contributed by CERC to CEFS pursuant to this Contribution Agreement (collectively, the “Contributed Entities”);
WHEREAS, Exhibit B sets forth a list of direct and indirect subsidiaries of CERC that, prior to the execution hereof, have been converted to a limited liability company under the applicable laws of the State of Delaware;
WHEREAS, Exhibit C sets forth a list of each of the direct and indirect subsidiaries of CERC that are intended to be transferred, directly or indirectly, to CEFS pursuant to, and subject to the terms of, this Contribution Agreement and the Master Formation Agreement; and
WHEREAS, pursuant to the Master Formation Agreement, CNP will cause CEFS to be converted into a Delaware limited partnership (such successor limited partnership to CEFS, “Opco LP”);
NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Master Formation Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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AGREEMENTS
1.    Internal Restructuring Matters.
(a)    MRT Services hereby DISTRIBUTES, CONVEYS, ASSIGNS, TRANSFERS AND DELIVERS to MRT and its successors and permitted assigns, free and clear of any Encumbrances (as such term is defined in the Master Formation Agreement), all of MRT Services' right, title and interest in and to the assets set forth on Exhibit D (the “Transferred Assets”), TO HAVE AND TO HOLD the Transferred Assets to MRT forever.
(b)    From and after the date hereof, MRT hereby accepts all right, title and interest in and to the Transferred Assets and assumes and agrees to timely pay, perform and discharge all liabilities and obligations of MRT Services relating to the ownership of or arising from the Transferred Assets, in each case whether known or unknown, contingent or fixed, asserted or unasserted, to the fullest extent that MRT Services has been heretofore or would have been in the future, were it not for the execution and delivery of this Contribution Agreement, obligated to pay, perform or discharge; provided, however, that such assumption and agreement shall not increase the obligation of MRT with respect to such liabilities and obligations beyond that of MRT Services, waive any valid defense that was available to MRT Services with respect to such liabilities and obligations or enlarge the rights or remedies of any third party, if any, under any of such liabilities and obligations. This assumption shall inure to the benefit of MRT Services and its members, officers, directors, employees and agents.
(c)    MRT hereby DISTRIBUTES, CONVEYS, ASSIGNS, TRANSFERS AND DELIVERS to CERC and its successors and permitted assigns, free and clear of any Encumbrances (as such term is defined in the Master Formation Agreement) other than restrictions under applicable securities laws, all of MRT's right, title and interest in and to the issued and outstanding limited liability company membership interests of MRT Services (the “MRT Services Interests”), TO HAVE AND TO HOLD the MRT Services Interests to CERC forever.
(d)    From and after the date hereof, CERC hereby accepts all right, title and interest in and to the MRT Services Interests and assumes and agrees to be bound by all of the obligations of MRT with respect to the MRT Services Interests.
2.    Contributions and Transfers to CEFS.
(a)    CERC hereby CONTRIBUTES, CONVEYS, ASSIGNS, TRANSFERS AND DELIVERS to CEFS and its successors and permitted assigns, free and clear of any Encumbrances (as such term is defined in the Master Formation Agreement) other than restrictions under applicable securities laws, all of CERC's right, title and interest in and to the issued and outstanding limited liability company membership interests of each of the Contributed Entities (collectively, the “Contributed Membership Interests”), to have and to hold the Contributed Membership Interests forever.
(b)    [Alternative to be used if the Spectra Consent is not obtained prior to the date hereof:] SEPH hereby CONTRIBUTES, CONVEYS, ASSIGNS, TRANSFERS AND DELIVERS to CEFS and its successors and permitted assigns, free and clear of any Encumbrances other than restrictions under applicable securities laws, SEPH's right, title and interest in and to an undivided 24.95% limited liability company membership interest in SESH (the “SESH Interest”), to have and to hold the SESH Interest forever.
(b)    [Alternative to be used if the Spectra Consent is obtained prior to the date hereof:] SEPH hereby CONTRIBUTES, CONVEYS, ASSIGNS, TRANSFERS AND DELIVERS to CEFS and its

2

successors and permitted assigns, free and clear of any Encumbrances other than restrictions under applicable securities laws, SEPH's right, title and interest in and to an undivided 49.9% limited liability company membership interest in SESH (the “SESH Interest”), to have and to hold the SESH Interest forever.
(c)    Acceptance of Contributions and Assumption of Liabilities. From and after the date hereof, CEFS hereby accepts all right, title and interest in and to the Contributed Membership Interests as a member of the Contributed Entities and the SESH Interest and assumes and agrees to be bound by all of the obligations of CERC and SEPH as a member of SESH, with respect to the Contributed Membership Interests and the SESH Interest, respectively.
3.    Joinder. Concurrently with the execution of this Agreement, (a) CEFS shall execute a joinder to each Contributed Entity's Limited Liability Company Agreement, substantially in the form attached hereto as Exhibit E and (b) CEFS shall deliver to SESH an executed joinder to the Limited Liability Company Agreement of Southeast Supply Header, LLC, dated as of February 23, 2009, as amended, substantially in the form attached hereto as Exhibit F.
4.    Governing Law. This Contribution Agreement and the rights and obligations of the parties hereunder and the transactions contemplated hereby shall be governed by, enforced and interpreted in accordance with the laws of the State of Delaware, without regard to conflicts of laws rules that require or permit the application of the laws of another jurisdiction.
5.    Further Actions. The parties will execute and deliver to each other upon request and without charge such further assignments, deeds, instruments, records or other documents, assurances or things as may be reasonably necessary to give full effect to this Contribution Agreement and the transactions provided herein.
6.    Entire Agreement. This Contribution Agreement and the Master Formation Agreement and the annexes and exhibits thereto (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any other person or entity any rights or remedies hereunder.
7.    Amendment. This Contribution Agreement may not be amended, modified or supplemented except by an instrument in writing signed by each of the parties.
8.    Binding Effect; CEFS Successors; No Assignment. This Contribution Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. For the avoidance of doubt, Opco LP shall succeed to the rights and obligations set forth in this Contribution Agreement from and after the conversion of CEFS to a limited partnership as contemplated in the Master Formation Agreement. No party shall assign this Contribution Agreement or any rights herein without the prior written consent of the other parties, which may be withheld for any or no reason.

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9.    Severability. If any term or other provision of this Contribution Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Contribution Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Contribution Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Contribution Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Contribution Agreement are consummated as originally contemplated to the fullest extent possible.
10.    Execution. This Contribution Agreement may be executed in two or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one instrument.
11.    Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.
[Signature page follows.]

4

IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement as of the date first above written.

CENTERPOINT ENERGY RESOURCES CORP.

By:
Name: [•]
Title: [•]

CENTERPOINT ENERGY SOUTHEASTERN PIPELINES HOLDING, LLC

By:
Name: [•]
Title: [•]

CENTERPOINT ENERGY FIELD SERVICES

By:
Name: [•]
Title: [•]

CENTERPOINT ENERGY - MISSISSIPPI RIVER TRANSMISSION, LLC

By:
Name: [•]
Title: [•]

CENTERPOINT ENERGY MRT SERVICES LLC

By:
Name: [•]
Title: [•]

[Signature Page to Contribution Agreement]

Exhibit A
Contributed Entities

Entity	Form and Jurisdiction
CenterPoint Energy Gas Transmission Company, LLC	Delaware limited liability company
CenterPoint Energy - Mississippi River Transmission, LLC	Delaware limited liability company
CenterPoint Energy Intrastate Holdings, LLC	Delaware limited liability company
CenterPoint Energy - Illinois Gas Transmission Company, LLC	Delaware limited liability company
CenterPoint Energy Pipeline Services LLC	Delaware limited liability company

6

Exhibit B
Conversions
CenterPoint Energy Gas Processing, Inc.
CenterPoint Energy - Illinois Gas Transmission Company
CenterPoint Energy Pipeline Services, Inc.
CenterPoint Energy MRT Services Company

7

Exhibit C
CNP Midstream Entities

Entity	Owner	Form and Jurisdiction
CenterPoint Energy Gas Transmission Company, LLC	100% by CenterPoint Energy Resources Corp.	Delaware limited liability company
CenterPoint Energy - Mississippi River Transmission, LLC	100% by CenterPoint Energy Resources Corp.	Delaware limited liability company
CenterPoint Energy Intrastate Holdings, LLC	100% by CenterPoint Energy Resources Corp.	Delaware limited liability company
CenterPoint Energy - Illinois Gas Transmission Company	100% by CenterPoint Energy Resources Corp.	Delaware limited liability company
CenterPoint Energy Pipeline Services LLC	100% by CenterPoint Energy Resources Corp.	Delaware limited liability company
CenterPoint Energy Bakken Crude Services, LLC	100% by CenterPoint Energy Field Services, LLC	Delaware limited liability company
Caliber Gathering, LLC	50% by CenterPoint Energy Field Services, LLC[1]	Delaware limited liability company
CenterPoint Energy Gas Processing LLC	100% by CenterPoint Energy Field Services, LLC	Delaware limited liability company
CenterPoint Energy Waskom Holdings, LLC	100% by CenterPoint Energy Gas Processing LLC	Delaware limited liability company
Waskom Gas Processing Company	50% by CenterPoint Energy Waskom Holdings, LLC	Texas general partnership
50% by CenterPoint Energy Gas Processing LLC
Waskom Products Pipeline LLC	100% by Waskom Gas Processing Company	Texas limited liability company
Waskom Midstream LLC	100% by Waskom Gas Processing Company	Texas limited liability company
Waskom Transmission LLC	100% by Waskom Midstream LLC	Texas limited liability company
CenterPoint Energy Liquids Pipeline, LLC	100% by CenterPoint Energy Field Services, LLC	Delaware limited liability company

1 Remaining 50% interest held by MOP Midstream Holdings, LLC.

8

CenterPoint Energy McLeod, LLC	100% by CenterPoint Energy Field Services, LLC	Delaware limited liability company
CenterPoint Energy Prism Holdings, LLC	100% by CenterPoint Energy Field Services, LLC	Delaware limited liability company
CenterPoint Energy Woodlawn, LLC	100% by CenterPoint Energy Field Services, LLC	Delaware limited liability company
CrossPoint Pipeline, LLC	50% by CenterPoint Energy Gas Transmission Company, LLC[2]	Delaware limited liability company
Pine Pipeline Acquisition Company, LLC	81.4% by CenterPoint Energy Intrastate Holdings, LLC[3]	Delaware limited liability company
CenterPoint Energy OQ, LLC	100% by CenterPoint Energy Pipeline Services LLC	Delaware limited liability company
OQ Partners	50% by CenterPoint Energy OQ, LLC[4]	Texas general partnership
Southeast Supply Header, LLC	50% by CenterPoint Energy Southeastern Pipelines Holding, LLC[5]	Delaware limited liability company
SESH Sub Inc.	100% by Southeast Supply Header, LLC	Delaware corporation
SESH Capital, LLC	99% by Southeast Supply Header, LLC	Delaware limited liability company
1% by SESH Sub, Inc.

[2] Remaining 50% interest held by DCP Midstream Partners, LP.
[3] Remaining 18.6% interest held by Trans Louisiana Gas Pipeline, Inc.
[4] Remaining 50% interest held by Overnite Software, Inc.
[5] Remaining 50% interest held by Spectra Energy Southeast Supply Header, LLC

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Exhibit D
Transferred Assets
Radio tower in Caseyville, Illinois

10

Exhibit E
Joinder to the Limited Liability Company Agreement of
[Contributed Entity]

Reference is hereby made to that certain Limited Liability Company Agreement of [Contributed Entity], dated as of [] (as amended, modified and/or supplemented from time to time, the “LLC Agreement”). The undersigned hereby agrees to become a party to, and be bound by all terms and conditions of, the LLC Agreement as a “Member” thereunder, and acknowledges that the undersigned has reviewed a copy of the LLC Agreement.

IN WITNESS WHEREOF, the undersigned has executed this joinder to the LLC Agreement as of the date written below.

Date: , 2013	CENTERPOINT ENERGY FIELD SERVICES, LLC

By:
Name:
Title:

11

Exhibit F
Joinder to the Limited Liability Company Agreement of
Southeast Supply Header, LLC

Reference is hereby made to that certain Limited Liability Company Agreement of Southeast Supply Header, LLC (“SESH”), dated as of February 23, 2009 (as amended, modified and/or supplemented from time to time, the “LLC Agreement”). Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the LLC Agreement. Effective as of the date hereof, CenterPoint Energy Southeastern Pipelines Holding, LLC, a Delaware limited liability company (“SEPH”), has Disposed of a portion of its Membership Interest to CenterPoint Energy Field Services, LLC, a Delaware limited liability company (including its successors, “CEFS”). The parties acknowledge that CEFS will be converted into a Delaware limited partnership that will be the successor in interest of CEFS.
The Parent of Assignee is CenterPoint Energy, Inc.
After the Disposition, the Sharing Ratio of SEPH is []% and the Sharing Ratio of CEFS is []%, which together total the 50% Sharing Ratio of SEPH immediately prior to the Disposition.
CEFS hereby (a) agrees to become a party to, and be bound by all terms and conditions of, the LLC Agreement as a “Member” thereunder, (b) acknowledges that CEFS has reviewed a copy of the LLC Agreement, and confirms that the representations and warranties in Section 3.02 of the LLC Agreement are true and correct with respect to CEFS; and (c) agrees to pay all reasonable costs and expenses incurred by SESH in connection with the Disposition.
CEFS and SEPH represent and warrant (a) that the Disposition to CEFS and admission of CEFS as a Member of SESH is being made in accordance with all applicable Laws, (b) that no securities law opinion is required in accordance with Section 3.03(b)(iv)(A)(III) because the Disposition is to an Affiliate, and (c) that the Disposition and admission do not violate any Financing Commitment or any other agreement to which the Company is a party.
IN WITNESS WHEREOF, the undersigned has executed this joinder to the LLC Agreement as of the date written below.

Date: , 2013	CENTERPOINT ENERGY FIELD SERVICES, LLC

Notice Address:
1111 Louisiana Street	By:
Houston, Texas 77002	Name:
Attention: Chief Financial Officer	Title:

Acknowledged of Disposing Member as of the date hereof:	CENTERPOINT ENERGY SOUTHESTERN PIPELINES HOLDING, LLC

By:
Name:
Title:

12

EXHIBIT C-1

AMENDED AND RESTATED
PROMISSORY NOTE

[__________], 2013	$72,015,711.57

THIS AMENDED AND RESTATED PROMISSORY NOTE (this “Note”), executed by CenterPoint Energy Field Services, LLC, a Delaware limited liability company (the “Borrower”), amends and restates that certain Promissory Note dated as of July 31, 2012 in the principal amount of $72,015,711.57, payable to CenterPoint Energy Resources Finance, Inc. (together with its successors and assigns, the “Holder”) effective as of the date hereof.

FOR VALUE RECEIVED, Borrower hereby evidences its promise, made on the date first above written, and further promises, to pay to the order of the Holder, the aggregate principal amount of SEVENTY-TWO MILLION FIFTEEN THOUSAND SEVEN HUNDRED ELEVEN AND FIFTY-SEVEN/100 DOLLARS ($72,015,711.57), which is the aggregate original principal amount of the loan made by the Holder to the Borrower as evidenced hereby (the “Loan”), in lawful money of the United States of America and in immediately available funds, on July 31, 2017 (the “Maturity Date”), together with interest thereon calculated from July 31, 2012 in accordance with the provisions of this Note.

SECTION 1.Payment of Interest. The Loan shall bear simple interest on the entire unpaid principal amount thereof at the fixed rate per annum of Two and Ten One-Hundredths percent (2.10%) from and after July 31, 2012 until the entire principal amount shall have been paid in full. Interest shall be payable annually in arrears beginning on July 31, 2013 and on the Maturity Date or, if the principal balance hereof is paid in whole or in part on any date other than the Maturity Date, interest shall be due and payable on the amount paid on such date, and in either case such interest amount due and payable shall be calculated in accordance with the provisions of this Note. Interest will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full calendar quarter, on the basis of the actual number of days elapsed in such period.

SECTION 2.Payments. The Borrower shall have the right from time to time to prepay in whole or in part, without notice, penalty or premium, the outstanding principal of the Loan hereunder, together with any accrued but unpaid interest thereon. If any payment of principal or interest on the Loan becomes due on a Saturday, Sunday or a bank or legal holiday under the laws of the State of Texas (each, a “Non-Business Day” and any day that is not a Non-Business Day is referred to herein as a “Business Day”), such payment will be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on the Loan. Any payment to be made hereunder will be made at the direction of the Holder by wire transfer of immediately available funds to an account designated by the Holder.

SECTION 3.No Deduction for Taxes. Any and all payments or reimbursements made by the Borrower hereunder shall be made free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings with respect to such payments or reimbursements and all interest, penalties or similar liabilities with respect thereto, excluding taxes imposed on the net income of the Holder by the jurisdiction under the laws of which the Holder is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges or withholdings and liabilities, collectively or individually, “Taxes”). If the Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder, then (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3), the Holder shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law.

SECTION 4.Tax Indemnification. The Borrower shall indemnify the Holder for the full amount of Taxes paid by the Holder relating to payments made by the Borrower hereunder, and any liability (including penalties, interest and expenses (including reasonable attorneys' fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted by the relevant governmental authority. A certificate setting forth and containing an explanation in reasonable detail of the manner in which such amount shall have been determined and the amount of such payment or liability prepared by the Holder, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within thirty (30) days after the date the Holder makes written demand therefor. If any Taxes for which the Holder has received indemnification from the Borrower hereunder (such determination to be made in the sole discretion of the Holder) shall be finally determined to have been incorrectly or illegally asserted and are refunded to the Holder, the Holder shall promptly forward to the Borrower any such refunded amount (after deduction of any Taxes paid or payable by the Holder as a result of such refund), not exceeding the increased amount paid by the Borrower pursuant to Section 3.

SECTION 5.Equal Rank. The indebtedness and obligations evidenced by this Note shall be pari passu with all other senior indebtedness of the Borrower.

SECTION 6.Representations and Warranties. The Borrower hereby represents and warrants that, as of the date first above written (unless otherwise noted):

(a)The Borrower (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the appropriate power and authority to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted, and (iii) is duly qualified and is in good standing as a foreign limited liability company, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except where the failure to be so qualified or in good standing or be so authorized could not reasonably be expected, individually or in the aggregate, to result in any material adverse effect on (A) the business, property, condition (financial or otherwise), operations or results of operations of the Borrower and its subsidiaries taken as a whole, (B) the ability of the Borrower to perform its obligations under this Note, or (C) the validity or enforceability of this Note or the rights or remedies of the Holder hereunder (a “Material Adverse Effect”).

(b)The Borrower has the appropriate power and has, as of the date first above written, taken all necessary limited liability company action to authorize it to execute and deliver this Note, and, as of the date first above written, perform its obligations under this Note in accordance with the terms hereof and to consummate the transactions contemplated hereby. This Note has, as of the date first above written, been duly executed and delivered by the Borrower, and is a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)The execution and delivery and, as of the date first above written, performance by the Borrower of this Note in accordance with its terms and the consummation of the transactions contemplated hereby, as applicable, do not and will not: (i) violate the certificate of formation or limited liability company agreement of the Borrower; (ii) violate any provision of law applicable to the Borrower or violate, result in a breach of, or constitute a default under (A) any indenture, agreement, instrument or other contractual obligation of the Borrower or (B) any order, judgment, injunction, writ or decree of any court or other governmental authority to which the Borrower or any of its property is subject, except for any such violations, breaches or defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (iii) result in or require the creation or imposition of any lien or security interest upon any of the properties or assets of the Borrower.

(d)No material order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower, is required to be obtained by the Borrower in connection with the execution and delivery of this Note, the borrowings under this Note, the payment and performance by the Borrower of the obligations hereunder or the legality, validity, binding effect or enforceability of this Note.

SECTION 7.Affirmative Covenants. Unless otherwise approved by the Holder in its sole discretion, until all principal and interest due on this Note has been paid in full:

(a)The Borrower will (i) preserve and maintain its organizational existence, rights, franchises, licenses, and privileges and (ii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization; provided that the foregoing shall not (A) prohibit any merger or consolidation otherwise permitted under this Note or (B) limit the ability of the Borrower to change its form of entity or jurisdiction of organization; and provided further that the Borrower shall not be required to preserve or maintain any rights, franchises, licenses or privileges if the failure to preserve and maintain the same could not reasonably be expected to have a Material Adverse Effect.

(b)The Borrower will file all United States federal tax returns and all other material tax returns which are required to be filed. The Borrower will pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except (i) where the failure to pay could not reasonably be expected to result in a Material Adverse Effect or (ii) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are maintained in accordance with GAAP.

(c)The Borrower will comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority having jurisdiction over the business of the Borrower, except (i) where failure to so comply could not reasonably be expected to result in a material adverse effect on the ability of the Borrower to perform its obligations under this Note or (ii) the necessity of compliance therewith is being contested in good faith by appropriate proceedings.

(d)The Borrower shall upon request of the Holder promptly take such action and promptly make, execute, and deliver all such additional and further items, assurances, and instruments as the Holder may reasonably require, so as to completely ensure to the Holder its rights hereunder.

SECTION 8.Negative Covenants. Unless otherwise approved by the Holder in its sole discretion, until all principal and interest due on this Note has been paid in full:

(a)The Borrower will not sell, lease, transfer or otherwise dispose of, in a single transaction or a series of related transactions, all or substantially all of its assets, property or business (whether now owned or hereafter acquired) unless the financial condition and credit ratings of the person leasing or receiving such assets, property or business, after giving effect to the transaction, would be equal to or better than those of the Borrower immediately prior to such transaction, and such person has executed and delivered to the Holder documentation of its assumption of the due and punctual performance and observance of each obligation of the Borrower under this Note.

(b)The Borrower will not merge or consolidate with any person unless (i) the Borrower is the surviving person of such merger or consolidation or (ii) such person's financial condition and credit ratings, after giving effect to the merger or consolidation, would be equal to or better than those of the Borrower immediately prior to such merger or consolidation, and such other entity has executed and delivered to the Holder documentation of its assumption of the due and punctual performance and observance of each obligation of the Borrower under this Note.

SECTION 9.Events of Default. For purposes of this Note, an “Event of Default” shall be deemed to have occurred if:

(a)the Borrower fails to pay when due on the Maturity Date the full amount of unpaid principal and accrued interest on the Loan;

(b)the Borrower fails to pay when due (i) any interest on the Loan and such non-payment continues for a period of five (5) Business Days after the due date therefor or (ii) any other amount payable under this Note (other than principal or interest) and such non-payment continues for a period of ten (10) Business Days after the Borrower receives notice from the Holder of such non-payment;

(c)without the application, approval or consent of the Borrower, a receiver, trustee, examiner, liquidator or similar official is appointed for the Borrower or any property of the Borrower, or any proceeding is instituted seeking an order for relief under the federal bankruptcy laws or seeking to adjudicate the Borrower as bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of the Borrower or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 90 consecutive days;

(d)the Borrower files a petition in bankruptcy or requesting reorganization under any provision of any bankruptcy, reorganization or insolvency law or consents to the filing of any petition against it under any such law;

(e)the Borrower makes an assignment for the benefit of its creditors generally or fails to pay or admits in writing its inability to pay its debts generally when they become due or consents to the appointment of a receiver, trustee or liquidator of the Borrower or of all or any part of its property;

(f)the Borrower breaches or otherwise fails to perform or comply with any covenant or agreement contained in this Note (other than those set forth in Section 9(a) or 9(b) above) and such breach or failure to perform or comply shall not have been remedied within 30 days after written notice thereof being given to the Borrower by the Holder; or

(g)(i) the Borrower fails to pay when due (after any applicable grace period) any indebtedness of the Borrower in an aggregate principal amount in excess of $100,000,000 (“Material Indebtedness”), or (ii) the Borrower defaults (after the expiration of any applicable grace period) in the observance or performance of any covenant or agreement relating to any Material Indebtedness and as a result thereof such Material Indebtedness is declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; provided that the foregoing shall not apply to any mandatory prepayment or optional redemption of any Indebtedness which would be required to be repaid in connection with the consummation of a transaction by the Borrower or any such Subsidiary not prohibited pursuant to this Agreement.

SECTION 10.Consequences of Events of Default. Upon the occurrence and during the continuance of an Event of Default:

(a)the Holder shall have the right, by sending notice in writing to the Borrower (unless an Event of Default is a result of any event described in Section 9, clauses (c), (d) or (e) above, in which case no such notice shall be necessary and such acceleration shall be automatic), to declare the entire principal amount outstanding under this Note (plus all accrued but unpaid interest thereon) and any other applicable fees, costs and charges due hereunder, to be, and such principal amount of this Note shall thereupon be and become, immediately due and payable (together with all accrued but unpaid interest thereon) without (i) presentment, demand, protest or notice of any kind (other than the notice described above), each of which is hereby waived by the Borrower or (ii) any other action of any kind by the Holder;

(b)to the extent such Event of Default results from any failure to pay the principal amount of the Loan, any interest payable thereon, or any other amount payable hereunder when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest, payable from time to time on demand, at a rate per annum equal to the lesser of (x) the rate per annum of Four and Ten One-Hundredths percent (4.10%) and (y) the Highest Lawful Rate (defined below), in each case from the date of such non-payment until such amount is paid in full; provided that the Holder shall give the Borrower three (3) Business Days' notice of its intent to charge such default rate, unless an Event of Default has occurred under Section 9, clauses (c), (d) or (e) above, in which case no such notice shall be necessary;

(c)the Holder may, at its option, exercise all of its other rights and remedies under applicable law; and

(d)the Holder may, at its option, by notice in writing to the Borrower, offset against this Note any sum or sums owed by the Holder to the Borrower.

SECTION 11.Application of Payments During Event of Default. Following the occurrence and during the continuance of an Event of Default, all payments received by the Holder under this Note shall be applied first, to the payments of expenses, costs and fees pursuant to Section 12; second, to the payment of any indemnifications or similar reimbursements required by this Note; third, to the payment of interest which is due and payable; and fourth, to the outstanding principal balance hereunder.

SECTION 12.Expenses. If the Holder expends any effort in any attempt to enforce payment of all or any part of any sum due the Holder hereunder, or if this Note is placed in the hands of an attorney for collection through any legal proceedings, the Borrower shall pay on demand all reasonable and documented collection expenses, costs and fees incurred by the Holder (including reasonable attorneys' fees).

SECTION 13.Amendment and Waiver. The provisions of this Note may not be amended without the prior written consent of the Holder, which consent may be withheld in the Holder's sole discretion. Except as otherwise set forth herein and to the full extent permitted by law, the Borrower and all endorsers, sureties, guarantors and other persons who may become liable for the payment hereof severally waive demand, presentment, protest, notice of dishonor or nonpayment, notice of protest, notice of intent to accelerate and any and all lack of diligence in enforcement or collection hereof and hereby consent to any renewals, extensions or other indulgences, and releases of any of them, all without notice to any of them.

SECTION 14.Severability. Whenever possible, each provision of this Note will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Note.

SECTION 15.Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Note, the interest paid or agreed to be paid under this Note shall not exceed the Highest Lawful Rate (as defined below). If the Holder shall receive interest on this Note in an amount that exceeds the Highest Lawful Rate, the excess interest shall be applied to the principal of this Note or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Holder exceeds the Highest Lawful Rate, the Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Note. For purposes of this Note, “Highest Lawful Rate” means at the particular time in question the maximum rate of interest which, under applicable law, the Holder is then permitted to charge on this Note. If the maximum rate of interest which, under applicable law, the Holder is permitted to charge on this Note shall change after the date first above written, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to the Borrower.

SECTION 16.Assignment; Relationship of Parties. This Note shall be binding upon the Borrower and its successors and permitted assigns, and shall inure to the benefit of the Holder and its successors, transferees and assigns; provided that Borrower shall not convey, transfer or assign this Note without, in each case, the prior written consent of the Holder. Any purported conveyance, transfer or assignment of this Note or the Borrower's obligations hereunder without such consent shall be null and void. The relationship between the Borrower and the Holder with respect to this Note is and shall be that of debtor and creditor, respectively, and the Holder has no fiduciary obligation toward the Borrower with respect to this Note or the transactions contemplated hereby.

SECTION 17.Notices. All notices or other communications required or permitted to be given pursuant to this Note shall be in writing and shall be considered as properly given if (i) mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, (ii) by delivering same in person to the intended addressee, (iii) by delivery to a reputable independent third party commercial delivery service for the same day or next day delivery, or (iv) by facsimile to the addressee. Notice so mailed shall be effective five Business Days after deposit with the United States Postal Service or any successor thereto; notice sent by such a commercial delivery service shall be effective one Business Day after delivery to such commercial delivery service; notice given by personal delivery shall be effective only if and when received by the addressee; and notice given by other means shall be effective only if and when received at the office or designated place or machine of the intended addressee.

SECTION 18.Holder Rights Cumulative, Exercise of Rights; Course of Dealing. The rights and remedies of the Holder under this Note shall be cumulative, and not exclusive. No delay or omission by the Holder in exercising any right or power hereunder shall impair such right or power or be a waiver of any default or an acquiescence therein. Any single or partial exercise of any such right or power shall not preclude other or further exercise of any other right. By accepting payment after the due date of any amount payable under the terms of this Note, the Holder shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under the terms of this Note or to declare an Event of Default in accordance with Section 9 for the failure to effect such prompt payment of any such other amount. No course of dealing or conduct shall be effective to amend, modify, waive, release, or change any provisions of this Note.

SECTION 19.GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES, AND THE APPLICABLE LAWS OF THE UNITED STATES.

(b)ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS NOTE OR ANY RELATED DOCUMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT IN TEXAS, AND BY EXECUTION AND DELIVERY OF THIS NOTE, THE BORROWER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS AND ANY APPELLATE COURT THEREFROM. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS NOTE OR ANY OTHER DOCUMENT RELATED THERETO. NOTHING HEREIN OR IN ANY RELATED DOCUMENT SHALL AFFECT THE RIGHT OF THE HOLDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR WITH RESPECT TO ANY OF THE PROPERTY OF THE BORROWER IN COURTS IN OTHER JURISDICTIONS. ANY ACTION OR PROCEEDING BY THE BORROWER AGAINST THE HOLDER SHALL BE BROUGHT ONLY IN A COURT LOCATED IN TEXAS.

(c)THE PARTIES TO OR, BY THEIR ACCEPTANCE HEREOF, THE PARTIES BENEFITING FROM THIS NOTE EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS NOTE OR RELATED DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS NOTE, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO OR, BY THEIR ACCEPTANCE HEREOF, BENEFITING FROM THIS NOTE MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN

EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 20.Amendment. This Note is executed and delivered in renewal, replacement and extension (and not in extinguishment) of the indebtedness evidenced by that certain Promissory Note dated July 31, 2012 in the principal amount of $72,015,711.57 (the “Original Note”). All liens, security interests, pledges, collateral assignments and guaranties securing and/or guaranteeing payment of the Original Note, are hereby ratified, confirmed, renewed, extended and brought forward as security and/or guaranty for the payment hereof.

SECTION 21.NOTICE OF FINAL AGREEMENT. THIS WRITTEN NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed on [__________], 2013, to be effective as of the date first above written.

CENTERPOINT ENERGY FIELD SERVICES, LLC

By:
			Name:	Walter L. Ferguson
			Title:	Senior Vice President

WITNESS

By:
Name: William E. Wolf, Assistant General Counsel

Date:	[___________], 2013

EXHIBIT C-2

SECOND AMENDED AND RESTATED
PROMISSORY NOTE

[__________], 2013	$89,451,176.00

THIS SECOND AMENDED AND RESTATED PROMISSORY NOTE (this “Note”), executed by CenterPoint Energy Field Services, LLC, a Delaware limited liability company (the “Borrower”), amends and restates that certain Amended and Restated Promissory Note dated as of June 25, 2012 in the principal amount of $89,451,176.00, payable to CenterPoint Energy Resources Finance, Inc. (together with its successors and assigns, the “Holder”) effective as of the date hereof.

FOR VALUE RECEIVED, Borrower hereby evidences its promise, made on the date first above written, and further promises, to pay to the order of the Holder, the aggregate principal amount of EIGHTY-NINE MILLION FOUR HUNDRED FIFTY-ONE THOUSAND ONE HUNDRED SEVENTY-SIX AND NO/100 DOLLARS ($89,451,176.00), which is the aggregate original principal amount of the loan made by the Holder to the Borrower as evidenced hereby (the “Loan”), in lawful money of the United States of America and in immediately available funds, on May 30, 2017 (the “Maturity Date”), together with interest thereon calculated from May 30, 2012 in accordance with the provisions of this Note.

SECTION 1.Payment of Interest. The Loan shall bear simple interest on the entire unpaid principal amount thereof at the fixed rate per annum of Two and Forty-Five One-Hundredths percent (2.45%) from and after May 30, 2012 until the entire principal amount shall have been paid in full. Interest shall be payable annually in arrears beginning on May 30, 2013 and on the Maturity Date or, if the principal balance hereof is paid in whole or in part on any date other than the Maturity Date, interest shall be due and payable on the amount paid on such date, and in either case such interest amount due and payable shall be calculated in accordance with the provisions of this Note. Interest will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full calendar quarter, on the basis of the actual number of days elapsed in such period.

SECTION 2.Payments. The Borrower shall have the right from time to time to prepay in whole or in part, without notice, penalty or premium, the outstanding principal of the Loan hereunder, together with any accrued but unpaid interest thereon. If any payment of principal or interest on the Loan becomes due on a Saturday, Sunday or a bank or legal holiday under the laws of the State of Texas (each, a “Non-Business Day” and any day that is not a Non-Business Day is referred to herein as a “Business Day”), such payment will be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on the Loan. Any payment to be made hereunder will be made at the direction of the Holder by wire transfer of immediately available funds to an account designated by the Holder.

SECTION 3.No Deduction for Taxes. Any and all payments or reimbursements made by the Borrower hereunder shall be made free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings with respect to such payments or reimbursements and all interest, penalties or similar liabilities with respect thereto, excluding taxes imposed on the net income of the Holder by the jurisdiction under the laws of which the Holder is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges or withholdings and liabilities, collectively or individually, “Taxes”). If the Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder, then (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3), the Holder shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law.

SECTION 4.Tax Indemnification. The Borrower shall indemnify the Holder for the full amount of Taxes paid by the Holder relating to payments made by the Borrower hereunder, and any liability (including penalties, interest and expenses (including reasonable attorneys' fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted by the relevant governmental authority. A certificate setting forth and containing an explanation in reasonable detail of the manner in which such amount shall have been determined and the amount of such payment or liability prepared by the Holder, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within thirty (30) days after the date the Holder makes written demand therefor. If any Taxes for which the Holder has received indemnification from the Borrower hereunder (such determination to be made in the sole discretion of the Holder) shall be finally determined to have been incorrectly or illegally asserted and are refunded to the Holder, the Holder shall promptly forward to the Borrower any such refunded amount (after deduction of any Taxes paid or payable by the Holder as a result of such refund), not exceeding the increased amount paid by the Borrower pursuant to Section 3.

SECTION 5.Equal Rank. The indebtedness and obligations evidenced by this Note shall be pari passu with all other senior indebtedness of the Borrower.

SECTION 6.Representations and Warranties. The Borrower hereby represents and warrants that, as of the date first above written (unless otherwise noted):

(a)The Borrower (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the appropriate power and authority to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted, and (iii) is duly qualified and is in good standing as a foreign limited liability company, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except where the failure to be so qualified or in good standing or be so authorized could not reasonably be expected, individually or in the aggregate, to result in any material adverse effect on (A) the business, property, condition (financial or otherwise), operations or results of operations of the Borrower and its subsidiaries taken as a whole, (B) the ability of the Borrower to perform its obligations under this Note, or (C) the validity or enforceability of this Note or the rights or remedies of the Holder hereunder (a “Material Adverse Effect”).

(b)The Borrower has the appropriate power and has, as of the date first above written, taken all necessary limited liability company action to authorize it to execute and deliver this Note, and, as of the date first above written, perform its obligations under this Note in accordance with the terms hereof and to consummate the transactions contemplated hereby. This Note has, as of the date first above written, been duly executed and delivered by the Borrower, and is a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)The execution and delivery and, as of the date first above written, performance by the Borrower of this Note in accordance with its terms and the consummation of the transactions contemplated hereby, as applicable, do not and will not: (i) violate the certificate of formation or limited liability company agreement of the Borrower; (ii) violate any provision of law applicable to the Borrower or violate, result in a breach of, or constitute a default under (A) any indenture, agreement, instrument or other contractual obligation of the Borrower or (B) any order, judgment, injunction, writ or decree of any court or other governmental authority to which the Borrower or any of its property is subject, except for any such violations, breaches or defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (iii) result in or require the creation or imposition of any lien or security interest upon any of the properties or assets of the Borrower.

(d)No material order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower, is required to be obtained by the Borrower in connection with the execution and delivery of this Note, the borrowings under this Note, the payment and performance by the Borrower of the obligations hereunder or the legality, validity, binding effect or enforceability of this Note.

SECTION 7.Affirmative Covenants. Unless otherwise approved by the Holder in its sole discretion, until all principal and interest due on this Note has been paid in full:

(a)The Borrower will (i) preserve and maintain its organizational existence, rights, franchises, licenses, and privileges and (ii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization; provided that the foregoing shall not (A) prohibit any merger or consolidation otherwise permitted under this Note or (B) limit the ability of the Borrower to change its form of entity or jurisdiction of organization; and provided further that the Borrower shall not be required to preserve or maintain any rights, franchises, licenses or privileges if the failure to preserve and maintain the same could not reasonably be expected to have a Material Adverse Effect.

(b)The Borrower will file all United States federal tax returns and all other material tax returns which are required to be filed. The Borrower will pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except (i) where the failure to pay could not reasonably be expected to result in a Material Adverse Effect or (ii) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are maintained in accordance with GAAP.

(c)The Borrower will comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority having jurisdiction over the business of the Borrower, except (i) where failure to so comply could not reasonably be expected to result in a material adverse effect on the ability of the Borrower to perform its obligations under this Note or (ii) the necessity of compliance therewith is being contested in good faith by appropriate proceedings.

(d)The Borrower shall upon request of the Holder promptly take such action and promptly make, execute, and deliver all such additional and further items, assurances, and instruments as the Holder may reasonably require, so as to completely ensure to the Holder its rights hereunder.

SECTION 8.Negative Covenants. Unless otherwise approved by the Holder in its sole discretion, until all principal and interest due on this Note has been paid in full:

(a)The Borrower will not sell, lease, transfer or otherwise dispose of, in a single transaction or a series of related transactions, all or substantially all of its assets, property or business (whether now owned or hereafter acquired) unless the financial condition and credit ratings of the person leasing or receiving such assets, property or business, after giving effect to the transaction, would be equal to or better than those of the Borrower immediately prior to such transaction, and such person has executed and delivered to the Holder documentation of its assumption of the due and punctual performance and observance of each obligation of the Borrower under this Note.

(b)The Borrower will not merge or consolidate with any person unless (i) the Borrower is the surviving person of such merger or consolidation or (ii) such person's financial condition and credit ratings, after giving effect to the merger or consolidation, would be equal to or better than those of the Borrower immediately prior to such merger or consolidation, and such other entity has executed and delivered to the Holder documentation of its assumption of the due and punctual performance and observance of each obligation of the Borrower under this Note.

SECTION 9.Events of Default. For purposes of this Note, an “Event of Default” shall be deemed to have occurred if:

(a)the Borrower fails to pay when due on the Maturity Date the full amount of unpaid principal and accrued interest on the Loan;

(b)the Borrower fails to pay when due (i) any interest on the Loan and such non-payment continues for a period of five (5) Business Days after the due date therefor or (ii) any other amount payable under this Note (other than principal or interest) and such non-payment continues for a period of ten (10) Business Days after the Borrower receives notice from the Holder of such non-payment;

(c)without the application, approval or consent of the Borrower, a receiver, trustee, examiner, liquidator or similar official is appointed for the Borrower or any property of the Borrower, or any proceeding is instituted seeking an order for relief under the federal bankruptcy laws or seeking to adjudicate the Borrower as bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of the Borrower or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 90 consecutive days;

(d)the Borrower files a petition in bankruptcy or requesting reorganization under any provision of any bankruptcy, reorganization or insolvency law or consents to the filing of any petition against it under any such law;

(e)the Borrower makes an assignment for the benefit of its creditors generally or fails to pay or admits in writing its inability to pay its debts generally when they become due or consents to the appointment of a receiver, trustee or liquidator of the Borrower or of all or any part of its property;

(f)the Borrower breaches or otherwise fails to perform or comply with any covenant or agreement contained in this Note (other than those set forth in Section 9(a) or 9(b) above) and such breach or failure to perform or comply shall not have been remedied within 30 days after written notice thereof being given to the Borrower by the Holder; or

(g)(i) the Borrower fails to pay when due (after any applicable grace period) any indebtedness of the Borrower in an aggregate principal amount in excess of $100,000,000 (“Material Indebtedness”), or (ii) the Borrower defaults (after the expiration of any applicable grace period) in the observance or performance of any covenant or agreement relating to any Material Indebtedness and as a result thereof such Material Indebtedness is declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; provided that the foregoing shall not apply to any mandatory prepayment or optional redemption of any Indebtedness which would be required to be repaid in connection with the consummation of a transaction by the Borrower or any such Subsidiary not prohibited pursuant to this Agreement.

SECTION 10.Consequences of Events of Default. Upon the occurrence and during the continuance of an Event of Default:

(a)the Holder shall have the right, by sending notice in writing to the Borrower (unless an Event of Default is a result of any event described in Section 9, clauses (c), (d) or (e) above, in which case no such notice shall be necessary and such acceleration shall be automatic), to declare the entire principal amount outstanding under this Note (plus all accrued but unpaid interest thereon) and any other applicable fees, costs and charges due hereunder, to be, and such principal amount of this Note shall thereupon be and become, immediately due and payable (together with all accrued but unpaid interest thereon) without (i) presentment, demand, protest or notice of any kind (other than the notice described above), each of which is hereby waived by the Borrower or (ii) any other action of any kind by the Holder;

(b)to the extent such Event of Default results from any failure to pay the principal amount of the Loan, any interest payable thereon, or any other amount payable hereunder when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest, payable from time to time on demand, at a rate per annum equal to the lesser of (x) the rate per annum of Four and Forty-Five One-Hundredths percent (4.45%) and (y) the Highest Lawful Rate (defined below), in each case from the date of such non-payment until such amount is paid in full; provided that the Holder shall give the Borrower three (3) Business Days' notice of its intent to charge such default rate, unless an Event of Default has occurred under Section 9, clauses (c), (d) or (e) above, in which case no such notice shall be necessary;

(c)the Holder may, at its option, exercise all of its other rights and remedies under applicable law; and

(d)the Holder may, at its option, by notice in writing to the Borrower, offset against this Note any sum or sums owed by the Holder to the Borrower.

SECTION 11.Application of Payments During Event of Default. Following the occurrence and during the continuance of an Event of Default, all payments received by the Holder under this Note shall be applied first, to the payments of expenses, costs and fees pursuant to Section 12; second, to the payment of any indemnifications or similar reimbursements required by this Note; third, to the payment of interest which is due and payable; and fourth, to the outstanding principal balance hereunder.

SECTION 12.Expenses. If the Holder expends any effort in any attempt to enforce payment of all or any part of any sum due the Holder hereunder, or if this Note is placed in the hands of an attorney for collection through any legal proceedings, the Borrower shall pay on demand all reasonable and documented collection expenses, costs and fees incurred by the Holder (including reasonable attorneys' fees).

SECTION 13.Amendment and Waiver. The provisions of this Note may not be amended without the prior written consent of the Holder, which consent may be withheld in the Holder's sole discretion. Except as otherwise set forth herein and to the full extent permitted by law, the Borrower and all endorsers, sureties, guarantors and other persons who may become liable for the payment hereof severally waive demand, presentment, protest, notice of dishonor or nonpayment, notice of protest, notice of intent to accelerate and any and all lack of diligence in enforcement or collection hereof and hereby consent to any renewals, extensions or other indulgences, and releases of any of them, all without notice to any of them.

SECTION 14.Severability. Whenever possible, each provision of this Note will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Note.

SECTION 15.Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Note, the interest paid or agreed to be paid under this Note shall not exceed the Highest Lawful Rate (as defined below). If the Holder shall receive interest on this Note in an amount that exceeds the Highest Lawful Rate, the excess interest shall be applied to the principal of this Note or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Holder exceeds the Highest Lawful Rate, the Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Note. For purposes of this Note, “Highest Lawful Rate” means at the particular time in question the maximum rate of interest which, under applicable law, the Holder is then permitted to charge on this Note. If the maximum rate of interest which, under applicable law, the Holder is permitted to charge on this Note shall change after the date first above written, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to the Borrower.

SECTION 16.Assignment; Relationship of Parties. This Note shall be binding upon the Borrower and its successors and permitted assigns, and shall inure to the benefit of the Holder and its successors, transferees and assigns; provided that Borrower shall not convey, transfer or assign this Note without, in each case, the prior written consent of the Holder. Any purported conveyance, transfer or assignment of this Note or the Borrower's obligations hereunder without such consent shall be null and void. The relationship between the Borrower and the Holder with respect to this Note is and shall be that of debtor and creditor, respectively, and the Holder has no fiduciary obligation toward the Borrower with respect to this Note or the transactions contemplated hereby.

SECTION 17.Notices. All notices or other communications required or permitted to be given pursuant to this Note shall be in writing and shall be considered as properly given if (i) mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, (ii) by delivering same in person to the intended addressee, (iii) by delivery to a reputable independent third party commercial delivery service for the same day or next day delivery, or (iv) by facsimile to the addressee. Notice so mailed shall be effective five Business Days after deposit with the United States Postal Service or any successor thereto; notice sent by such a commercial delivery service shall be effective one Business Day after delivery to such commercial delivery service; notice given by personal delivery shall be effective only if and when received by the addressee; and notice given by other means shall be effective only if and when received at the office or designated place or machine of the intended addressee.

SECTION 18.Holder Rights Cumulative, Exercise of Rights; Course of Dealing. The rights and remedies of the Holder under this Note shall be cumulative, and not exclusive. No delay or omission by the Holder in exercising any right or power hereunder shall impair such right or power or be a waiver of any default or an acquiescence therein. Any single or partial exercise of any such right or power shall not preclude other or further exercise of any other right. By accepting payment after the due date of any amount payable under the terms of this Note, the Holder shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under the terms of this Note or to declare an Event of Default in accordance with Section 9 for the failure to effect such prompt payment of any such other amount. No course of dealing or conduct shall be effective to amend, modify, waive, release, or change any provisions of this Note.

SECTION 19.GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES, AND THE APPLICABLE LAWS OF THE UNITED STATES.

(b)ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS NOTE OR ANY RELATED DOCUMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT IN TEXAS, AND BY EXECUTION AND DELIVERY OF THIS NOTE, THE BORROWER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS AND ANY APPELLATE COURT THEREFROM. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS NOTE OR ANY OTHER DOCUMENT RELATED THERETO. NOTHING HEREIN OR IN ANY RELATED DOCUMENT SHALL AFFECT THE RIGHT OF THE HOLDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR WITH RESPECT TO ANY OF THE PROPERTY OF THE BORROWER IN COURTS IN OTHER JURISDICTIONS. ANY ACTION OR PROCEEDING BY THE BORROWER AGAINST THE HOLDER SHALL BE BROUGHT ONLY IN A COURT LOCATED IN TEXAS.

(c)THE PARTIES TO OR, BY THEIR ACCEPTANCE HEREOF, THE PARTIES BENEFITING FROM THIS NOTE EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS NOTE OR RELATED DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS NOTE, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO OR,

BY THEIR ACCEPTANCE HEREOF, BENEFITING FROM THIS NOTE MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 20.Amendment. This Note is executed and delivered in renewal, replacement and extension (and not in extinguishment) of the indebtedness evidenced by that certain Amended and Restated Promissory Note dated June 25, 2012 in the principal amount of $89,451,176.00 (the “Amended Note”). All liens, security interests, pledges, collateral assignments and guaranties securing and/or guaranteeing payment of the Amended Note, are hereby ratified, confirmed, renewed, extended and brought forward as security and/or guaranty for the payment hereof.

SECTION 21.NOTICE OF FINAL AGREEMENT. THIS WRITTEN NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed on [__________], 2013, to be effective as of the date first above written.

CENTERPOINT ENERGY FIELD SERVICES, LLC

By:
			Name:	Walter L. Ferguson
			Title:	Senior Vice President

WITNESS

By:
Name: William E. Wolf, Assistant General Counsel

Date:	[___________], 2013

EXHIBIT C-3

AMENDED AND RESTATED
PROMISSORY NOTE

[__________], 2013	$201,253,260.81

THIS AMENDED AND RESTATED PROMISSORY NOTE (this “Note”), executed by CenterPoint Energy Field Services, LLC, a Delaware limited liability company (the “Borrower”), amends and restates that certain Promissory Note dated as of July 31, 2012 in the principal amount of $201,253,260.81, payable to CenterPoint Energy Resources Finance, Inc. (together with its successors and assigns, the “Holder”) effective as of the date hereof.

FOR VALUE RECEIVED, Borrower hereby evidences its promise, made on the date first above written, and further promises, to pay to the order of the Holder, the aggregate principal amount of TWO HUNDRED AND ONE MILLION TWO HUNDRED FIFTY-THREE THOUSAND TWO HUNDRED AND SIXTY AND EIGHTY-ONE/100 DOLLARS ($201,253,260.81), which is the aggregate original principal amount of the loan made by the Holder to the Borrower as evidenced hereby (the “Loan”), in lawful money of the United States of America and in immediately available funds, on July 31, 2017 (the “Maturity Date”), together with interest thereon calculated from July 31, 2012 in accordance with the provisions of this Note.

SECTION 1.Payment of Interest. The Loan shall bear simple interest on the entire unpaid principal amount thereof at the fixed rate per annum of Two and Ten One-Hundredths percent (2.10%) from and after July 31, 2012 until the entire principal amount shall have been paid in full. Interest shall be payable annually in arrears beginning on July 31, 2013 and on the Maturity Date or, if the principal balance hereof is paid in whole or in part on any date other than the Maturity Date, interest shall be due and payable on the amount paid on such date, and in either case such interest amount due and payable shall be calculated in accordance with the provisions of this Note. Interest will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full calendar quarter, on the basis of the actual number of days elapsed in such period.

SECTION 2.Payments. The Borrower shall have the right from time to time to prepay in whole or in part, without notice, penalty or premium, the outstanding principal of the Loan hereunder, together with any accrued but unpaid interest thereon. If any payment of principal or interest on the Loan becomes due on a Saturday, Sunday or a bank or legal holiday under the laws of the State of Texas (each, a “Non-Business Day” and any day that is not a Non-Business Day is referred to herein as a “Business Day”), such payment will be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on the Loan. Any payment to be made hereunder will be made at the direction of the Holder by wire transfer of immediately available funds to an account designated by the Holder.

SECTION 3.No Deduction for Taxes. Any and all payments or reimbursements made by the Borrower hereunder shall be made free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings with respect to such payments or reimbursements and all interest, penalties or similar liabilities with respect thereto, excluding taxes imposed on the net income of the Holder by the jurisdiction under the laws of which the Holder is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges or withholdings and liabilities, collectively or individually, “Taxes”). If the Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder, then (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3), the Holder shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law.

SECTION 4.Tax Indemnification. The Borrower shall indemnify the Holder for the full amount of Taxes paid by the Holder relating to payments made by the Borrower hereunder, and any liability (including penalties, interest and expenses (including reasonable attorneys' fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted by the relevant governmental authority. A certificate setting forth and containing an explanation in reasonable detail of the manner in which such amount shall have been determined and the amount of such payment or liability prepared by the Holder, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within thirty (30) days after the date the Holder makes written demand therefor. If any Taxes for which the Holder has received indemnification from the Borrower hereunder (such determination to be made in the sole discretion of the Holder) shall be finally determined to have been incorrectly or illegally asserted and are refunded to the Holder, the Holder shall promptly forward to the Borrower any such refunded amount (after deduction of any Taxes paid or payable by the Holder as a result of such refund), not exceeding the increased amount paid by the Borrower pursuant to Section 3.

SECTION 5.Equal Rank. The indebtedness and obligations evidenced by this Note shall be pari passu with all other senior indebtedness of the Borrower.

SECTION 6.Representations and Warranties. The Borrower hereby represents and warrants that, as of the date first above written (unless otherwise noted):

(a)The Borrower (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the appropriate power and authority to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted, and (iii) is duly qualified and is in good standing as a foreign limited liability company, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except where the failure to be so qualified or in good standing or be so authorized could not reasonably be expected, individually or in the aggregate, to result in any material adverse effect on (A) the business, property, condition (financial or otherwise), operations or results of operations of the Borrower and its subsidiaries taken as a whole, (B) the ability of the Borrower to perform its obligations under this Note, or (C) the validity or enforceability of this Note or the rights or remedies of the Holder hereunder (a “Material Adverse Effect”).

(b)The Borrower has the appropriate power and has, as of the date first above written, taken all necessary limited liability company action to authorize it to execute and deliver this Note, and, as of the date first above written, perform its obligations under this Note in accordance with the terms hereof and to consummate the transactions contemplated hereby. This Note has, as of the date first above written, been duly executed and delivered by the Borrower, and is a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)The execution and delivery and, as of the date first above written, performance by the Borrower of this Note in accordance with its terms and the consummation of the transactions contemplated hereby, as applicable, do not and will not: (i) violate the certificate of formation or limited liability company agreement of the Borrower; (ii) violate any provision of law applicable to the Borrower or violate, result in a breach of, or constitute a default under (A) any indenture, agreement, instrument or other contractual obligation of the Borrower or (B) any order, judgment, injunction, writ or decree of any court or other governmental authority to which the Borrower or any of its property is subject, except for any such violations, breaches or defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (iii) result in or require the creation or imposition of any lien or security interest upon any of the properties or assets of the Borrower.

(d)No material order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower, is required to be obtained by the Borrower in connection with the execution and delivery of this Note, the borrowings under this Note, the payment and performance by the Borrower of the obligations hereunder or the legality, validity, binding effect or enforceability of this Note.

SECTION 7.Affirmative Covenants. Unless otherwise approved by the Holder in its sole discretion, until all principal and interest due on this Note has been paid in full:

(a)The Borrower will (i) preserve and maintain its organizational existence, rights, franchises, licenses, and privileges and (ii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization; provided that the foregoing shall not (A) prohibit any merger or consolidation otherwise permitted under this Note or (B) limit the ability of the Borrower to change its form of entity or jurisdiction of organization; and provided further that the Borrower shall not be required to preserve or maintain any rights, franchises, licenses or privileges if the failure to preserve and maintain the same could not reasonably be expected to have a Material Adverse Effect.

(b)The Borrower will file all United States federal tax returns and all other material tax returns which are required to be filed. The Borrower will pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except (i) where the failure to pay could not reasonably be expected to result in a Material Adverse Effect or (ii) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are maintained in accordance with GAAP.

(c)The Borrower will comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority having jurisdiction over the business of the Borrower, except (i) where failure to so comply could not reasonably be expected to result in a material adverse effect on the ability of the Borrower to perform its obligations under this Note or (ii) the necessity of compliance therewith is being contested in good faith by appropriate proceedings.

(d)The Borrower shall upon request of the Holder promptly take such action and promptly make, execute, and deliver all such additional and further items, assurances, and instruments as the Holder may reasonably require, so as to completely ensure to the Holder its rights hereunder.

SECTION 8.Negative Covenants. Unless otherwise approved by the Holder in its sole discretion, until all principal and interest due on this Note has been paid in full:

(a)The Borrower will not sell, lease, transfer or otherwise dispose of, in a single transaction or a series of related transactions, all or substantially all of its assets, property or business (whether now owned or hereafter acquired) unless the financial condition and credit ratings of the person leasing or receiving such assets, property or business, after giving effect to the transaction, would be equal to or better than those of the Borrower immediately prior to such transaction, and such person has executed and delivered to the Holder documentation of its assumption of the due and punctual performance and observance of each obligation of the Borrower under this Note.

(b)The Borrower will not merge or consolidate with any person unless (i) the Borrower is the surviving person of such merger or consolidation or (ii) such person's financial condition and credit ratings, after giving effect to the merger or consolidation, would be equal to or better than those of the Borrower immediately prior to such merger or consolidation, and such other entity has executed and delivered to the Holder documentation of its assumption of the due and punctual performance and observance of each obligation of the Borrower under this Note.

SECTION 9.Events of Default. For purposes of this Note, an “Event of Default” shall be deemed to have occurred if:

(a)the Borrower fails to pay when due on the Maturity Date the full amount of unpaid principal and accrued interest on the Loan;

(b)the Borrower fails to pay when due (i) any interest on the Loan and such non-payment continues for a period of five (5) Business Days after the due date therefor or (ii) any other amount payable under this Note (other than principal or interest) and such non-payment continues for a period of ten (10) Business Days after the Borrower receives notice from the Holder of such non-payment;

(c)without the application, approval or consent of the Borrower, a receiver, trustee, examiner, liquidator or similar official is appointed for the Borrower or any property of the Borrower, or any proceeding is instituted seeking an order for relief under the federal bankruptcy laws or seeking to adjudicate the Borrower as bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of the Borrower or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 90 consecutive days;

(d)the Borrower files a petition in bankruptcy or requesting reorganization under any provision of any bankruptcy, reorganization or insolvency law or consents to the filing of any petition against it under any such law;

(e)the Borrower makes an assignment for the benefit of its creditors generally or fails to pay or admits in writing its inability to pay its debts generally when they become due or consents to the appointment of a receiver, trustee or liquidator of the Borrower or of all or any part of its property;

(f)the Borrower breaches or otherwise fails to perform or comply with any covenant or agreement contained in this Note (other than those set forth in Section 9(a) or 9(b) above) and such breach or failure to perform or comply shall not have been remedied within 30 days after written notice thereof being given to the Borrower by the Holder; or

(g)(i) the Borrower fails to pay when due (after any applicable grace period) any indebtedness of the Borrower in an aggregate principal amount in excess of $100,000,000 (“Material Indebtedness”), or (ii) the Borrower defaults (after the expiration of any applicable grace period) in the observance or performance of any covenant or agreement relating to any Material Indebtedness and as a result thereof such Material Indebtedness is declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; provided that the foregoing shall not apply to any mandatory prepayment or optional redemption of any Indebtedness which would be required to be repaid in connection with the consummation of a transaction by the Borrower or any such Subsidiary not prohibited pursuant to this Agreement.

SECTION 10.Consequences of Events of Default. Upon the occurrence and during the continuance of an Event of Default:

(a)the Holder shall have the right, by sending notice in writing to the Borrower (unless an Event of Default is a result of any event described in Section 9, clauses (c), (d) or (e) above, in which case no such notice shall be necessary and such acceleration shall be automatic), to declare the entire principal amount outstanding under this Note (plus all accrued but unpaid interest thereon) and any other applicable fees, costs and charges due hereunder, to be, and such principal amount of this Note shall thereupon be and become, immediately due and payable (together with all accrued but unpaid interest thereon) without (i) presentment, demand, protest or notice of any kind (other than the notice described above), each of which is hereby waived by the Borrower or (ii) any other action of any kind by the Holder;

(b)to the extent such Event of Default results from any failure to pay the principal amount of the Loan, any interest payable thereon, or any other amount payable hereunder when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest, payable from time to time on demand, at a rate per annum equal to the lesser of (x) the rate per annum of Four and Ten One-Hundredths percent (4.10%) and (y) the Highest Lawful Rate (defined below), in each case from the date of such non-payment until such amount is paid in full; provided that the Holder shall give the Borrower three (3) Business Days' notice of its intent to charge such default rate, unless an Event of Default has occurred under Section 9, clauses (c), (d) or (e) above, in which case no such notice shall be necessary;

(c)the Holder may, at its option, exercise all of its other rights and remedies under applicable law; and

(d)the Holder may, at its option, by notice in writing to the Borrower, offset against this Note any sum or sums owed by the Holder to the Borrower.

SECTION 11.Application of Payments During Event of Default. Following the occurrence and during the continuance of an Event of Default, all payments received by the Holder under this Note shall be applied first, to the payments of expenses, costs and fees pursuant to Section 12; second, to the payment of any indemnifications or similar reimbursements required by this Note; third, to the payment of interest which is due and payable; and fourth, to the outstanding principal balance hereunder.

SECTION 12.Expenses. If the Holder expends any effort in any attempt to enforce payment of all or any part of any sum due the Holder hereunder, or if this Note is placed in the hands of an attorney for collection through any legal proceedings, the Borrower shall pay on demand all reasonable and documented collection expenses, costs and fees incurred by the Holder (including reasonable attorneys' fees).

SECTION 13.Amendment and Waiver. The provisions of this Note may not be amended without the prior written consent of the Holder, which consent may be withheld in the Holder's sole discretion. Except as otherwise set forth herein and to the full extent permitted by law, the Borrower and all endorsers, sureties, guarantors and other persons who may become liable for the payment hereof severally waive demand, presentment, protest, notice of dishonor or nonpayment, notice of protest, notice of intent to accelerate and any and all lack of diligence in enforcement or collection hereof and hereby consent to any renewals, extensions or other indulgences, and releases of any of them, all without notice to any of them.

SECTION 14.Severability. Whenever possible, each provision of this Note will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Note.

SECTION 15.Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Note, the interest paid or agreed to be paid under this Note shall not exceed the Highest Lawful Rate (as defined below). If the Holder shall receive interest on this Note in an amount that exceeds the Highest Lawful Rate, the excess interest shall be applied to the principal of this Note or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Holder exceeds the Highest Lawful Rate, the Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Note. For purposes of this Note, “Highest Lawful Rate” means at the particular time in question the maximum rate of interest which, under applicable law, the Holder is then permitted to charge on this Note. If the maximum rate of interest which, under applicable law, the Holder is permitted to charge on this Note shall change after the date first above written, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to the Borrower.

SECTION 16.Assignment; Relationship of Parties. This Note shall be binding upon the Borrower and its successors and permitted assigns, and shall inure to the benefit of the Holder and its successors, transferees and assigns; provided that Borrower shall not convey, transfer or assign this Note without, in each case, the prior written consent of the Holder. Any purported conveyance, transfer or assignment of this Note or the Borrower's obligations hereunder without such consent shall be null and void. The relationship between the Borrower and the Holder with respect to this Note is and shall be that of debtor and creditor, respectively, and the Holder has no fiduciary obligation toward the Borrower with respect to this Note or the transactions contemplated hereby.

SECTION 17.Notices. All notices or other communications required or permitted to be given pursuant to this Note shall be in writing and shall be considered as properly given if (i) mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, (ii) by delivering same in person to the intended addressee, (iii) by delivery to a reputable independent third party commercial delivery service for the same day or next day delivery, or (iv) by facsimile to the addressee. Notice so mailed shall be effective five Business Days after deposit with the United States Postal Service or any successor thereto; notice sent by such a commercial delivery service shall be effective one Business Day after delivery to such commercial delivery service; notice given by personal delivery shall be effective only if and when received by the addressee; and notice given by other means shall be effective only if and when received at the office or designated place or machine of the intended addressee.

SECTION 18.Holder Rights Cumulative, Exercise of Rights; Course of Dealing. The rights and remedies of the Holder under this Note shall be cumulative, and not exclusive. No delay or omission by the Holder in exercising any right or power hereunder shall impair such right or power or be a waiver of any default or an acquiescence therein. Any single or partial exercise of any such right or power shall not preclude other or further exercise of any other right. By accepting payment after the due date of any amount payable under the terms of this Note, the Holder shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under the terms of this Note or to declare an Event of Default in accordance with Section 9 for the failure to effect such prompt payment of any such other amount. No course of dealing or conduct shall be effective to amend, modify, waive, release, or change any provisions of this Note.

SECTION 19.GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES, AND THE APPLICABLE LAWS OF THE UNITED STATES.

(b)ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS NOTE OR ANY RELATED DOCUMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT IN TEXAS, AND BY EXECUTION AND DELIVERY OF THIS NOTE, THE BORROWER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS AND ANY APPELLATE COURT THEREFROM. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS NOTE OR ANY OTHER DOCUMENT RELATED THERETO. NOTHING HEREIN OR IN ANY RELATED DOCUMENT SHALL AFFECT THE RIGHT OF THE HOLDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR WITH RESPECT TO ANY OF THE PROPERTY OF THE BORROWER IN COURTS IN OTHER JURISDICTIONS. ANY ACTION OR PROCEEDING BY THE BORROWER AGAINST THE HOLDER SHALL BE BROUGHT ONLY IN A COURT LOCATED IN TEXAS.

(c)THE PARTIES TO OR, BY THEIR ACCEPTANCE HEREOF, THE PARTIES BENEFITING FROM THIS NOTE EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS NOTE OR RELATED DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS NOTE, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN

CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO OR, BY THEIR ACCEPTANCE HEREOF, BENEFITING FROM THIS NOTE MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 20.Amendment. This Note is executed and delivered in renewal, replacement and extension (and not in extinguishment) of the indebtedness evidenced by that certain Promissory Note dated July 31, 2012 in the principal amount of $201,253,260.81 (the “Original Note”). All liens, security interests, pledges, collateral assignments and guaranties securing and/or guaranteeing payment of the Original Note, are hereby ratified, confirmed, renewed, extended and brought forward as security and/or guaranty for the payment hereof.

SECTION 21.NOTICE OF FINAL AGREEMENT. THIS WRITTEN NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed on [__________], 2013, to be effective as of the date first above written.

CENTERPOINT ENERGY FIELD SERVICES, LLC

By:
			Name:	Walter L. Ferguson
			Title:	Senior Vice President

WITNESS

By:
Name: William E. Wolf, Assistant General Counsel

Date:	[___________], 2013

EXHIBIT D
SERVICES AGREEMENT
between
CENTERPOINT ENERGY, INC.
and
[OPCO LP]

SERVICES AGREEMENT
This Services Agreement (this “Agreement”) is effective as of [             ], 2013 (“Effective Date”) between CenterPoint Energy, Inc., a Texas corporation (“CNP”), and [Opco LP], a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
WHEREAS, on [__], 2013, CNP entered into that certain Master Formation Agreement by and among CNP, OGE Energy Corp., Bronco Midstream Holdings, LLC and Bronco Midstream Holdings II, LLC, dated as of [________], 2013, as amended from time to time (the “Master Formation Agreement”) pursuant to which CNP agreed to cause, among other things, (i) CERC (as defined in the Master Formation Agreement) to contribute the outstanding equity interests of certain subsidiaries of CERC to CEFS (as defined in the Master Formation Agreement), and (ii) CEFS to be converted into the Partnership;
WHEREAS, prior to the Effective Date, CNP, or a Subsidiary (as defined in this Agreement) thereof provided certain services to the CNP Midstream Entities (as defined in the Master Formation Agreement); and
WHEREAS, during the term of this Agreement, CNP will provide or cause to be provided certain services to the Partnership Group (as defined in this Agreement);
NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants, agreements and conditions contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Article I
Definitions

As used in this Agreement, the following capitalized terms have the meanings set forth below:
“Accounting Referee” is defined in Section 3.4.
“Affected Party” is defined in Article X.
“Affiliate” shall mean with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” is defined in the preamble.
“Allocated Cost” shall mean, with respect to any given Service, the allocation of cost for such Service calculated in accordance with the CNP Cost Assignment Manual or other reasonable method, as determined by CNP in good faith.
“Annual Budget” has the meaning set forth in the LLC Agreement.
“Board” has the meaning set forth in the LLC Agreement.

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“Business Day” shall mean any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.
“CNP” is defined in the preamble.
“CNP Cost Assignment Manual” shall mean, with respect to any Service provided to a CNP Midstream Entity, the applicable CenterPoint Energy 2012 Cost Center Assignment Manual dated March 8, 2012[, as amended from time to time]. For the avoidance of doubt, the costs allocated through the CNP Cost Assignment Manual are based on actual costs recognized under U.S. generally accepted accounting principles and do not include a mark-up or other element of profit.
“CNP Entities” shall mean CNP and its Affiliates and their respective Subsidiaries (other than any member of the Partnership Group); and “CNP Entity” means any of the CNP Entities.
“CNP Indemnitees” is defined in Section 8.5.
“CNP Midstream Entities” has the meaning set forth in the Master Formation Agreement.
“Confidential Information” shall mean information regarded by that Party as proprietary or confidential, including, but not limited to, information relating to its business affairs, financial information and prospects; future projects or purchases; proprietary products, materials or methodologies; data; customer lists; system or network configurations; passwords and access rights; and any other information marked as confidential or, in the case of information verbally disclosed, verbally designated as confidential.
“Damages” is defined in Section 8.4.
“Direct Expenses” shall mean, with respect to any given Service, the direct expenses and expenditures that the CNP Entities incur or payments they make on behalf of the Partnership Group for such Service, including, but not limited to, salaries of personnel performing services on the Partnership Group's behalf, the cost of employee benefits for such personnel and general and administrative expense associated with such personnel.
“Disinterested Director” shall mean the members of the board of directors of GP LLC that have not been designated by CNP.
“Effective Date” is defined in the preamble.
“Extension” is defined in Section 4.1.
“Force Majeure” shall mean an event or circumstance that prevents a Party from performing its obligations under this Agreement, but only if the event or circumstance: is not within the reasonable control of the affected Party; is not the result of the fault or negligence of the affected Party; and could not, by the exercise of due diligence, have been overcome or avoided. “Force Majeure” excludes: lack of a market; unfavorable market conditions; and economic hardship.

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“Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, in each case, that has jurisdiction or authority with respect to the applicable Party.
“GP LLC” means [New GP] LLC, a Delaware limited liability company and general partner of the Partnership.
“Indemnified Party” is defined in Section 8.8.
“Indemnifying Party” is defined in Section 8.8.
“Initial Budget” has the meaning set forth in the LLC Agreement.
“Initial Term” is defined in Section 4.1.
“Law” shall mean all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the New York Stock Exchange).
“LLC Agreement” shall mean that certain Amended and Restated Limited Liability Company Agreement of [New GP] LLC, dated as of the date hereof, as amended from time to time.
“Master Formation Agreement” is defined in the recitals.
“Notice” is defined in Article XII.
“Partnership” is defined in the preamble.
“Partnership Agreement” shall mean the First Amended and Restated Agreement of Limited Partnership of [Opco LP], as amended from time to time.
“Partnership Group” shall mean the Partnership and any Subsidiary of the Partnership, taken together.
“Partnership Indemnitees” is defined in Section 8.4.
“Party” and “Parties” are defined in the preamble.
“Person” shall mean any individual, firm, partnership, joint venture, venture capital fund, limited liability company, association, trust, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, regardless of whether having legal status.
“Services” is defined in Section 2.1.
“Subsidiary” or “Subsidiaries” shall mean, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50%

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of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Tax” is defined in Section 3.6.
Article II
Services

Section 2. 1Scope of Services; Standard of Performance. Upon the terms and subject to the conditions set forth in this Agreement, CNP, acting directly and/or through its Affiliates and their respective employees, agents, contactors or independent third parties designated by any of them, agrees to provide or cause to be provided to the Partnership Group those services as set forth in Schedule A (the “Services”). The Services to be provided hereunder (including any Services provided by a third party under Section 2.4) shall be performed in a manner and at a level substantially consistent with the manner and level that such Services have been provided to the CNP Midstream Entities in the ordinary course of business during the 12-month period prior to the Effective Date.

Section 2. 2Reimbursement for Provision of Services. With respect to each Service, the Partnership will reimburse the CNP Entities for: (a) the Direct Expenses that the CNP Entities incur in connection with such Service and (b) if the Direct Expenses cannot reasonably be determined, or for costs and expenses other than Direct Expenses, the Allocated Cost for such Service.

Section 2. 3Cap on Reimbursement. Notwithstanding the provisions of Section 2.2, unless otherwise approved by the Board, the aggregate amount for which the CNP Entities shall be reimbursed for Services pursuant to Section 2.2 shall not exceed the amount budgeted by the Partnership Group for such Services from the CNP Entities in (i) the Initial Budget, with respect to the period from January 1, 2013 through December 31, 2013 (which amounts are set forth in Schedule A), or (ii) any Annual Budget, with respect to the period covered thereby.

Section 2. 4Third Party Services. CNP shall have the right to hire third-party subcontractors to provide all or part of any Service hereunder, provided that such subcontracting is consistent with the practice applied by CNP generally from time to time within its own organization. If subcontracting for a Service is not consistent with the practice applied by CNP generally from time to time within its own organization, or if the Services to be provided by a subcontractor are not to be performed in a manner and at a level substantially consistent with the manner and level that such Services have been provided to the Partnership in the ordinary course of business during the 12-month period prior to the Effective Date, then CNP shall give notice to the Partnership of its intent to subcontract such Service and the Partnership shall have 30 days to object to such subcontracting or to cancel such Service in accordance with Article IV hereof.

Section 2. 5Disclaimer of Warranty. THE PARTNERSHIP ACKNOWLEDGES THAT CNP IS NOT IN THE BUSINESS OF PROVIDING THE SERVICES AND THAT CNP IS PROVIDING THE SERVICES AS AN ACCOMMODATION TO THE PARTNERSHIP FOLLOWING THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED IN THE MASTER FORMATION AGREEMENT. THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

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Section 2. 6Transitional Nature of Services; Changes. The Parties acknowledge the transitional nature of the Services and that CNP may make changes from time to time in the manner of performing the Services if and to the extent CNP is making similar changes in performing similar services within its organization and if CNP furnishes to the Partnership substantially the same notice CNP provides applicable members of its organization respecting such changes.

Section 2. 7Service Boundaries and Scope.

(a)Except as provided in Schedule A: (a) CNP shall be required to provide, or cause to be provided, the Services only at the locations such Services are being provided in connection with the business of the Partnership Group as of the Effective Date; and (b) the Services shall be available only for purposes of conducting the business of the Partnership Group substantially in the manner it was conducted as of the Effective Date. Except as provided in Schedule A, in providing, or causing to be provided, the Services, in no event shall CNP be obligated to do any of the following: (i) maintain the employment of any specific employee or hire additional employees; (ii) purchase, lease or license any additional equipment (including computer equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property) or software; (iii) make modifications to its existing systems or software; (iv) provide the Partnership with access to any systems or software other than those to which the parties to the Master Formation Agreement had authorized access immediately prior to the Effective Date in relation to the conduct of the business; or (v) pay any costs related to the transfer or conversion of data of the Partnership; provided, however, that, in the event that any employees that are engaged in the provision of Services cease working for CNP or are reassigned to other work by CNP, CNP shall make reasonable efforts to replace such employees or otherwise to have the duties performed by such employees in connection with the Services continue to be provided, and that CNP shall make or cause to be made such repairs or modifications as are reasonably necessary to keep the equipment, systems or software used in providing the Services in working order. CNP shall not be required to perform Services hereunder that conflict with any applicable Law, contract or permit or policies of CNP or to which CNP is subject relating to business conduct and ethical practices.

(b)At all times during the performance of the Services, all persons performing such Services (including agents, temporary employees, independent third parties and consultants) shall be construed as being independent from the Partnership, and such persons shall not be considered or deemed to be an employee of the Partnership nor entitled to any employee benefits of the Partnership as a result of this Agreement. The responsibility of such persons is to perform the Services in accordance with this Agreement and, as necessary, to advise the Partnership in connection therewith, and such persons shall not be responsible for decision-making on behalf of the Partnership. Such persons shall be not be deemed to be under the management or direction of the Partnership.

Section 2. 8Cooperation. CNP and the Partnership shall cooperate with one another and provide such further assistance as the other Party may reasonably request in connection with the provision of Services hereunder.

Section 2. 9Access. During the term of this Agreement and for so long as any Services are being provided to the Partnership Group by CNP, each of the Parties will provide the other Party and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to it and its employees, representatives, facilities and books and records as the other Party and its representatives may reasonably request in order to perform and receive the Services.

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Article III
Invoicing and Payment.

Section 3.1Invoicing. As soon as practicable after the end of each month, CNP will provide the Partnership with an invoice stating the payment obligations incurred hereunder during the preceding month. The invoice shall set forth in reasonable detail for the period covered by such invoice the following information: (i) the fees due for the Services rendered and any other charges due hereunder; (ii) the basis, in reasonable detail, for the calculation of the charges (which shall include, for the avoidance of doubt, the calculation of any Allocated Costs); and (iii) such additional information as the Partnership may reasonably request at least 30 days in advance of the invoice date for a particular Service. Upon written request, CNP will promptly provide to the Partnership reasonable detail and support documentation to permit the Partnership to verify the accuracy of an invoice.

Section 3.2Payment. All invoices provided to the Partnership pursuant to Section 3.1 shall be due and payable 30 days from the date of the applicable invoice. Charges not paid when due shall bear interest at the rate of 10% per annum from the due date until the date they are paid. Any preexisting obligation to make payment for any Services provided and fees and charges due hereunder shall survive the termination of this Agreement.

Section 3.3Objection. The Partnership may object to any amounts for any Service at any time before, at the time of or after payment is made, provided such objection is made in writing to CNP within 30 days following the date of the disputed invoice. The Partnership shall timely pay the disputed items in full pending resolution of the dispute in accordance with Section 3.4. Payment of any amount shall not constitute approval thereof. Neither Party shall have a right of set-off against the other Party for billed amounts hereunder.

Section 3.4Dispute Resolution. In the event of an invoicing or payment dispute, the Partnership shall promptly notify CNP in writing of such disputed item and the reasons for the dispute. The Parties shall, during the 15 days after such notice, use their commercially reasonable efforts to reach agreement on the disputed items or amounts. If the Parties are unable to reach agreement within such period, they shall promptly thereafter cause a nationally recognized accounting firm agreeable to the Parties (the “Accounting Referee”) to review this Agreement and the disputed items or amounts. The Accounting Referee shall deliver to the Parties as promptly as practicable (but in any event no later than 30 days from the date of engagement of the Accounting Referee), a report setting forth the Accounting Referee's determination of the appropriate resolution of the dispute. Such determination shall be final and binding upon the Parties. The cost of such review and report shall be borne equally by each Party involved in the dispute.

Section 3.5Error Correction. CNP shall make adjustments to charges as required to reflect the discovery of errors or omissions in charges; provided, however, that any errors or omissions the correction of which would result in additional or increased charges or fees for Services must be corrected within two years after the date of the related invoice.

Section 3.6Taxes. All transfer taxes, excises, fees or other charges (including value added, sales, use or receipts taxes, but not including a tax on or measured by the income, net or gross revenues, business activity or capital of CNP), or any increase therein, now or hereafter imposed directly or indirectly by Law upon any fees paid hereunder for Services, which CNP is required to pay or incur in connection with the provision of Services hereunder (“Tax”), shall be passed on to the Partnership as an explicit surcharge and shall be paid by the Partnership in addition to any payment of fees for Services, whether included in the applicable payment of fees for Services, or added retroactively. If the Partnership submits to CNP a timely

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and valid resale or other exemption certificate reasonably acceptable to CNP and sufficient to support the exemption from Tax, then such Tax will not be added to the fee for Services payable pursuant to Section 3.1; provided, however, that if CNP is ever required to pay such Tax, the Partnership will promptly reimburse CNP for such Tax, including any interest, penalties and attorney's fees related thereto. The Parties will cooperate to minimize the imposition of any Taxes.

Article IV
Term and Termination

Section 4.1Term. The initial term of this Agreement will be for a period of three years, commencing on the Effective Date and ending on the third anniversary of the Effective Date (“Initial Term”). At the conclusion of the Initial Term, the term of this Agreement will automatically extend from year-to-year (each, an “Extension”), unless terminated by the Partnership with at least 90 days' notice prior to the end of such term, as extended.

Section 4.2Termination for Convenience. The Partnership, if approved by the Board, may terminate this Agreement or the provision of any Service by providing CNP with at least 180 days' notice of its election to terminate this Agreement or any Service.

Section 4.3Termination for Default.

(a)Default. A Party will be in default if:

(i)the Party fails to perform any of its material obligations set forth in this Agreement and such failure is not cured within 15 Business Days after notice thereof (which notice will describe such failure in reasonable detail) is received by such Party; or

(ii)the Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Law, or has any such petition filed or commenced against it, (B) makes an assignment or any general arrangement for the benefit of creditors, (C) otherwise becomes bankrupt or insolvent (however evidenced), (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (E) is generally unable to pay its debts as they fall due.

(b)Termination. If a Party is in default as described in Section 4.3(a), the non-defaulting Party may: (i) terminate this Agreement upon notice to the defaulting Party; (ii) withhold any payments due to the defaulting Party under this Agreement; and (iii) pursue any other remedy at law or in equity.

Section 4.4Effect of Termination. Upon termination of this Agreement, all rights and obligations of the Parties under this Agreement will terminate; provided, however, termination will not affect or excuse the performance of either Party under any provision of this Agreement that by its terms survives termination. The following provisions of this Agreement will survive the termination of this Agreement indefinitely: Article VII, Article VIII, Article IX, and Article XI.

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Article V
Representations and Warranties

Section 5.1Representations and Warranties of CNP. CNP represents and warrants that as of the Effective Date and the first day of each Extension:

(a)It is duly formed, validly existing and in good standing under the Laws of the state of its formation;

(b)This Agreement constitutes a legal, valid and binding obligation enforceable against it in according with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and (ii) general principles of equity; and

(c)The execution, delivery and performance of this Agreement have been duly authorized by all requisite action and does not and will not conflict with or result in the violation of: (i) any provisions of its organizational documents, (ii) any Law to which it is subject, or (iii) any material agreement or instrument to which it is a party or by which it, its property or its assets are bound or affected.

Section 5.2Representations and Warranties of the Partnership. The Partnership represents and warrants that as of the Effective Date and the first day of each Extension:

(a)It is duly formed, validly existing and in good standing under the laws of the state of its formation;

(b)This Agreement constitutes a legal, valid and binding obligation enforceable against it in according with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and (ii) general principles of equity; and

(c)The execution, delivery and performance of this Agreement have been duly authorized by all requisite action and does not and will not conflict with or result in the violation of: (i) any provisions of its organizational documents, (ii) any Law to which it is subject, or (iii) any material agreement or instrument to which it is a party or by which it, its property or its assets are bound or affected.

Article VI
Relationship of the Parties

This Agreement does not form a partnership or joint venture between the Parties. This Agreement does not make CNP an agent or a legal representative of any member of the Partnership Group. CNP will not assume or create any obligation, liability, or responsibility, expressed or implied, on behalf of or in the name of any member of the Partnership Group. It is the intent of the Parties that with respect to performing the Services hereunder, CNP is an independent contractor, and shall provide the Services in accordance with the reasonable instructions provided by authorized representatives of the Partnership, subject to the provisions of this Agreement.

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Article VII
Audit

CNP will maintain in good order any and all books and records regarding the Services. The Partnership may audit, or cause to be audited, the books and records of CNP related to this Agreement, upon 15 Business Days' notice to CNP, to verify compliance with the provisions of this Agreement and to verify the accuracy of any amounts invoiced under this Agreement that exceed the amounts budgeted in the Initial Budget or Annual Budget, as applicable; provided, however, that all invoices provided to the Partnership pursuant to this Agreement shall be paid when due regardless of whether such invoices are under audit pursuant to this Article VII. CNP will make available its relevant books and records and use commercially reasonable efforts to assist the Partnership in conducting such audit.
Article VIII
Indemnification.

Section 8.1Personal Injury. EACH PARTY (AS AN INDEMNIFYING PARTY) SHALL ASSUME ALL LIABILITY FOR AND SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD THE OTHER PARTY, ITS AFFILIATES AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS (ALL AS INDEMNIFIED PARTIES) FREE AND HARMLESS FROM AND AGAINST ALL DAMAGES (AS DEFINED BELOW) IN CONNECTION HEREWITH IN RESPECT OF INJURY TO OR DEATH OR SICKNESS OF ANY EMPLOYEE, AGENT OR REPRESENTATIVE OF THE INDEMNIFYING PARTY, ITS AFFILIATES OR THEIR CONTRACTORS OR SUBCONTRACTORS OF ANY TIER, ARISING IN THE PERFORMANCE HEREOF AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OF THE INDEMNIFIED PARTIES, EXCEPT TO THE EXTENT SUCH LOSS IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNIFIED PARTY.

Section 8.2Property Damage. EACH PARTY (AS AN INDEMNIFYING PARTY) SHALL ASSUME ALL LIABILITY FOR AND SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD THE OTHER PARTY, ITS AFFILIATES AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS (ALL AS INDEMNIFIED PARTIES) HARMLESS FROM AND AGAINST ALL DAMAGES (AS DEFINED BELOW) TO SUCH INDEMNIFYING PARTY'S PROPERTY OR PROPERTY OF ITS AFFILIATES, THEIR CONTRACTORS OR SUBCONTRACTORS OF ANY TIER OR THEIR RESPECTIVE EMPLOYEES, AGENTS OR REPRESENTATIVES, ARISING IN THE PERFORMANCE HEREOF AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OF THE INDEMNIFIED PARTIES, EXCEPT TO THE EXTENT SUCH LOSS IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNIFIED PARTY.

Section 8.3Third Party Claims. EACH PARTY (AS AN INDEMNIFYING PARTY) SHALL ASSUME ALL LIABILITY FOR AND SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD THE OTHER PARTY, ITS AFFILIATES AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS (ALL AS INDEMNIFIED PARTIES) HARMLESS FROM AND AGAINST ALL DAMAGES (AS DEFINED BELOW) ARISING FROM, CONNECTED WITH OR UNDER THIS AGREEMENT AND ARISING IN FAVOR OF OR ASSERTED BY THIRD PARTIES ON ACCOUNT OF PERSONAL INJURY, DEATH OR DAMAGE TO PROPERTY OF SUCH THIRD PARTIES TO THE EXTENT ANY SUCH INJURY, DEATH OR DAMAGE IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFYING PARTY.

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Section 8.4CNP's Agreement to Indemnify. CNP agrees to and does hereby indemnify, defend and hold harmless the Partnership Group and their respective directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Partnership Indemnitees”) from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including reasonable attorneys', experts' and consultants' fees and expenses as well as reasonable costs of investigation, sampling and defense) (collectively, “Damages”) asserted against or incurred by any Partnership Indemnitee as a result of or arising out of (i) any breach by CNP of this Agreement or (ii) the gross negligence or willful misconduct of CNP in providing the Services hereunder, except to the extent (A) CNP is entitled to indemnification under Section 8.1, Section 8.2 or Section 8.3 or (B) such liability, demand, claim, action or cause of action, assessment, loss, damage, cost or expense resulted from the gross negligence or willful misconduct of the Partnership Group.

Section 8.5The Partnership's Agreement to Indemnify. The Partnership agrees to and does hereby indemnify, defend and hold harmless CNP and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “CNP Indemnitees”) from and against all Damages asserted against or incurred by any CNP Indemnitee as a result of or arising out of any breach by the Partnership of this Agreement, except to the extent that (A) the Partnership is entitled to indemnification under Section 8.1, Section 8.2 or Section 8.3 or (B) such liability, demand, claim, action or cause of action, assessment, loss, damage, cost or expense resulted from the gross negligence or willful misconduct of CNP or its Subsidiaries (other than the GP LLC and the Partnership Group).

Section 8.6Concurrent Liability. When any indemnity, defense, or hold harmless obligation results from joint or concurrent negligence, willful misconduct, or breach of this Agreement of both the Partnership and CNP, each Party's indemnity, defense, and hold harmless obligations will be in proportion to its allocable share of negligence, willful misconduct, or breach of this Agreement.

Section 8.7To the extent that any indemnification claim under this Article VIII involves a claim in which CNP and the Partnership are adverse, the Partnership's rights and obligations shall be controlled by the Disinterested Directors. Both the Partnership and CNP agree to cause their designated members of the Board who are not Disinterested Directors to approve the actions of the Disinterested Directors with respect to any such claim.

Section 8.8Indemnification Procedures.

(a)If a Party is entitled to indemnification under this Agreement (“Indemnified Party”), it will promptly after it becomes aware of facts giving rise to a claim for indemnification provide notice to the other Party (“Indemnifying Party”) specifying the nature of and the specific basis for such claim. Failure to so notify Indemnifying Party shall not relieve such Indemnifying Party from any liability which such Indemnifying Party may have to any Indemnified Party or otherwise, except to the extent that the Indemnifying Party has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure.

(b)The Indemnifying Party will have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Agreement, including the selection of counsel, determination of whether to appeal any decision of any court or similar authority, and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement will be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party for such matter or issues, as the case may be.

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(c)The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in this Agreement, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records, or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party will be construed as imposing an obligation on the Indemnified Party to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Agreement; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d)In determining the amount of any losses for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any cash insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premiums that become due and payable by the Indemnified Party as a result of such claim and (ii) all cash amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

Section 8.9Express Negligence Waiver. THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES.

Article IX
Limitation of Liability

NEITHER PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR ANY CONSEQUENTIAL, INDIRECT, REMOTE, SPECULATIVE, SPECIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING MULTIPLE OR TREBLE DAMAGES) UNDER ANY THEORY, ARISING OUT OF ACTIVITIES OR OBLIGATIONS UNDER OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE ACTS, OMISSIONS, NEGLIGENCE OR FAULT OF ANY PERSON.
Article X
Force Majeure

To the extent either Party is prevented by Force Majeure from performing its obligations, in whole or in part, under this Agreement, and if such Party (“Affected Party”) gives notice and details of the Force Majeure to the other Party as soon as reasonably practicable, then Affected Party will be excused from the performance with respect to any such obligations (other than the obligation to make payments). Each notice

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of Force Majeure sent by an Affected Party to the other Party will specify the event or circumstance of Force Majeure, the extent to which the Affected Party is unable to perform its obligations under this Agreement, and the steps being taken by the Affected Party to mitigate and to overcome the effects of such event or circumstances. The non-Affected Party will not be required to perform its obligations to the Affected Party corresponding to the obligations of the Affected Party excused by Force Majeure. A Party prevented from performing its obligations due to Force Majeure will use commercially reasonable efforts to mitigate and to overcome the effects of such event or circumstances and will resume performance of its obligations as soon as practicable.
Article XI
Confidentiality

CNP shall hold in strict confidence any Confidential Information it receives from the Partnership Group and may not disclose any Confidential Information to any Person, and the Partnership shall hold in strict confidence any Confidential Information it receives from CNP and may not disclose any Confidential Information to any Person, except in each case for disclosures (i) to comply with applicable Laws, (ii) to such Party's Affiliates, officers, directors, employees, agents, advisers or representatives, but only if the recipients of such information have agreed to be bound by the provisions of this Article XI, (iii) of information that such Party has received from a source independent of the other Party and that such Party reasonably believes such source obtained without breach of any obligation of confidentiality, (iv) to such Party's existing and prospective lenders, existing and prospective investors, attorneys, accountants, consultants and other representatives with a need to know such information (including a need to know for such Party's own purposes), provided, however, that such Party's shall be responsible for such person's use and disclosure of any such information, or (v) of information that is already known to the public through no violation of this Agreement or any other confidentiality agreement of the disclosing Party.
Article XII
Notices

Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to another Party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows, provided that copies to be delivered below shall not be required for effective notice and shall not constitute notice:
If to the Partnership, addressed to:
_________________________
_________________________
Attention: ________________
Telecopy: (___) ___-____
 with a copy to (which shall not constitute notice):
_________________________
_________________________

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If to CNP, addressed to:

CenterPoint Energy, Inc.
1111 Louisiana Street
Houston, TX 77002
Attention: Chief Financial Officer
Fax (713) 207-9680
 with a copy to (which shall not constitute notice):

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention: J. David Kirkland
Telecopy: (713) 229-1522

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next Business Day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
Article XIII
Miscellaneous

Section 13. 1No Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 13. 2Amendment. No amendment to this Agreement will be effective unless made in writing and signed by both Parties.

Section 13. 3Severability. If any provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

Section 13. 4Assignment. Neither Party may assign, transfer or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of Law or otherwise) without the consent of the other Party. Any attempted assignment, transfer or alienation in violation of this Agreement shall be null, void and ineffective.

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Section 13. 5Further Assurances. Each Party will, at the request of the other Party, execute and deliver, or cause to be executed and delivered, such document and instruments as may be necessary to make effective the transactions contemplated by this Agreement

Section 13. 6Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one instrument.

Section 13. 7Construction.

(a)The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The Schedule attached to this Agreement is hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to a “Schedule” followed by a letter refer to the specified Schedule to this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof.

(b)Unless otherwise specifically indicated or the context otherwise requires, (i) all references to “dollars” or “$” mean United States dollars, (ii) words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders, (iii) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (iv) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis and as amended from time to time. If any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any Party hereto is also a reference to such Party's permitted successors and assigns.

(c)The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

Section 13. 8Governing Law. To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to principles of conflict of Laws that would require an application of another state's laws. Each of the Parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the Parties hereto irrevocably and unconditionally confirms and agrees (a) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (b)(i) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party's agent for acceptance of legal process and notify the other Parties hereto of the name and address of such agent and (ii) to the fullest extent permitted by Law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the

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fullest extent permitted by applicable Law, service made pursuant to (b)(i) or (ii) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (C) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 13. 9No Third Party Beneficiaries. Except for the rights of Indemnified Parties hereunder, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Partnership, CNP, any Subsidiary or Affiliate of CNP providing Services hereunder, and Subsidiaries or Affiliates of the Partnership receiving Services hereunder, or their respective successors or permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (except as so specified) shall be deemed a third-party beneficiary under or by reason of this Agreement.

Section 13. 10Entire Agreement. This Agreement and the exhibits and schedules hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof.

[Signatures of the Parties follow on the next page.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the date first written above:

[OPCP LP]

By:	[New GP] LLC, its general partner

By:
Name:
Title:

CENTERPOINT ENERGY, INC.

By:
Name:
Title:

[Signature Page to Services Agreement]

Schedule A
SERVICES

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SCHEDULE A

CNP Energy Corp
Corporate Direct, Support Direct and Allocations to Midstream with ROI Adjustment
2012 Actuals vs 2013 Plan
(Dollars in thousands)

Allocated - O&M		2012 Actual	2013 Plan
	Accounting	2,063	2,210
	Audit	1,141	1,299
	Corporate Communications	997	1,080
	Exec CEO	1,302	1,351
	Finance	460	400
	Government Affairs	3	0.07
	HR/Payroll	3,220	3,224
	Insurance	344	392
	Investor Relations	306	386
	Legal	2,153	2,374
	Other Execs	408	684
	Planning	766	926
	Risk Management	227	181
	Tax	896	884
	Treasury	566	631
Total Allocated Applied		14,852	16,021

Direct - O&M
	Accounting
	Audit	174	346
	Corporate Communications	92	106
	Insurance	189	167
	IT	3,586	3,619
	Legal	5,371	7,927
	Treasury	45	58
Total Direct		9,457	12,223

Support Direct - O&M
Accounting	1,042	1,122
Audit	4	5
Board-Related	372	278
Building Services/Office Support	889	827
Corporate Communications	220	287
Environmental Services	82	89
Finance	669	866
Government Affairs	506	616
HR/Payroll	2,273	2,565
Insurance	412	455
IT	4,082	4,465
Legal	392	301
Other Execs	10	10
Planning		23
Purchasing	448	487
Risk Management	113	142
Security	104	162
Treasury	853	801
Total Support Direct	12,469	13,501

Total O&M	36,778	41,746

Direct to Capital
Legal	659	1,880
Total Direct Capital	659	1,880

Total Direct to Capital	659	1,880

Total Direct, Support Direct & Allocations to CNP Midstream	37,437	43,626

EXHIBIT E

LIMITED LIABILITY COMPANY AGREEMENT
OF
ENOGEX HOLDINGS II LLC

Dated as of [•], 2013

LIMITED LIABILITY COMPANY AGREEMENT
OF
ENOGEX HOLDINGS II LLC

This Limited Liability Company Agreement (this “Agreement”) of Enogex Holdings II LLC, a Delaware limited liability company (the “Company”), is made and entered into to be effective for all purposes as of [•], 2013 (the “Effective Date”), by and among the following:
(a)    Enogex Holdings LLC, a Delaware limited liability company (“Enogex”); and
(b)    each other individual, partnership, joint venture, corporation, business trust, limited liability company, trust, estate, incorporated or unincorporated organization, governmental entity or other entity (“Person”) who acquires Units (as defined below) from a holder of Units or from the Company and becomes a member of the Company pursuant to the terms of this Agreement and the Act (as defined below) and executes a counterpart signature page or joinder to this Agreement (such Persons together with Enogex, the “Members” and each individually, a “Member”).
R E C I T A L S:
WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act (as amended from time to time, the “Act”), by the filing of a Certificate of Formation with the Secretary of State of Delaware on [] (the “Certificate”);
WHEREAS, the Company was formed pursuant to the terms and conditions of that certain Master Formation Agreement dated [], 2013 by and among CenterPoint Energy, Inc., a Texas corporation, OGE Energy Corp., an Oklahoma corporation, Bronco Midstream Holdings, LLC, a Delaware limited liability company, and Bronco Midstream Holdings II, LLC, a Delaware limited liability company; and
WHEREAS, the Members now desire to provide for the conduct of the business and affairs of the Company and certain relations between the Members in accordance with the terms and conditions of this Agreement, as it may be amended from time to time.
NOW, THEREFORE, in consideration of the mutual covenants expressed herein, the Members hereby agree as follows:
1.Formation. The Company was formed as of [] by the filing of the Certificate with the Secretary of State of the State of Delaware. The rights and liabilities of the Members shall be determined pursuant to the provisions of the Certificate, the Act and this Agreement.

2.Name. The Company shall conduct its activities under the name of “Enogex Holdings II LLC.” The Members may change the name of the Company or adopt such trade or fictitious names for use by the Company as the Management Members (as defined herein) may from time to time unanimously approve.

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3.Term. The Company's existence commenced on the filing of the Certificate in the Office of the Secretary of State of the State of Delaware and shall continue perpetually, unless sooner terminated by the Management Members pursuant to this Agreement.

4.Registered Office; Place of Business; Registered Agent. The Company shall maintain a registered office at The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, or such other office within the State of Delaware as is chosen by the Management Members from time to time. The Company shall maintain an office and principal place of business at such place as may from time to time be determined by the Management Members as the Company's principal place of business.

5.Purpose. The purpose of the Company is (a) to own interests in Enogex LLC or other entities from time to time as applicable, (b) to serve as managing member of Enogex LLC or other entities from time to time as applicable, (c) to enter into any other lawful business, purpose or activity for which limited liability companies may be formed under applicable law (including the Act), subject to and in accordance with the terms of this Agreement and (d) to do any and all things and perform any and all acts incidental to, necessary, appropriate or advisable in connection with the foregoing. In furtherance of the foregoing, the Company shall have all powers necessary, suitable or convenient for the accomplishment of its purposes, alone or with others, as principal or agent, subject to any limitations set forth in the Act or the Certificate.

6.No State Law Partnership. It is the intent that the Company shall be a limited liability company formed under the Laws of the State of Delaware and shall not be a partnership (including a limited partnership) or joint venture, and that the Members shall not be a partner or joint venturer of any other party for any purposes, and this Agreement may not be construed to suggest otherwise.

7.Units.

(a)The limited liability company interests of the Company shall be represented by Management Units as set forth on Schedule A (“Management Units”) and Economic Units as set forth on Schedule B (“Economic Units” and, together with the Management Units, the “Units”), in each case as of the date of this Agreement. Holders of Management Units and Economic Units shall be referred to as “Management Members” and “Economic Members,” respectively. No certificates will be issued in respect of the Units.

(b)Each Member's interest in items of income, gain, loss and deduction of the Company and a right to receive distributions of the Company's assets in accordance with the provisions of this Agreement shall be represented by its Economic Units. The holders of Economic Units will have no voting rights with respect to their Economic Units.

(c)The holders of Management Units will have the voting rights with respect to their Management Units as provided in Section 12. The holders of Management Units will have no interest in items of income, gain, loss and deduction of the Company or any right to receive distributions of the Company's assets with respect to their Management Units.

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(d)Additional Units may be issued to any and all current Members and additional Members who may be admitted to the Company as, and on the terms and conditions, determined by the Management Members unanimously.

(e)The Management Members are authorized to amend Schedule A and Schedule B, as applicable, to reflect any sale, assignment, transfer, donation, exchange or disposition of Units pursuant to Section 18.

8.Management.

(a)The powers of the Company shall be exercised by or under the authority, and the business and affairs of the Company shall be managed by the Management Members. Except as expressly provided in this Agreement, no Member (in its capacity as a member of the Company) shall have any agency authority on behalf of the Company or otherwise be able to bind the Company in any manner.

(b)Meetings of the Management Members may be held at such times and such places, within or without the State of Delaware, and shall cover such subjects, as the Management Members shall determine. Unless otherwise required by non-waivable provisions of the Act or expressly provided herein, with respect to any matter, the unanimous vote of the Management Members shall be the act of the Management Members at the meeting at which such vote is taken. Any action required or permitted to be taken at any regular or special meeting of Management Members may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the Management Members. Management Members may participate in and hold meetings by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c)Nothing contained in this Section 8 shall be deemed to require a meeting of the Economic Members or the vote of any holder of Economic Units with respect to any matter.

9.Officers.

(a)The Management Members may, from time to time, by the unanimous vote of the Management Members, designate one or more persons to be officers of the Company. Any officers so designated shall have such authority and perform such duties as the Management Members may, from time to time, delegate to them. The Management Members may assign titles to particular officers.

(b)Each officer shall hold office until his successor shall be duly designated and qualified, or until his death, or until he shall resign or shall have been removed in the manner hereinafter provided. Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Management Members. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

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10.Additional Contributions; Capital Accounts.

(a)Management Members. No Management Member shall be required to contribute any capital to the Company by virtue of holding Management Units.

(b)Economic Members. No Economic Member shall be required to contribute any capital to the Company by virtue of holding Economic Units. An Economic Member may make capital contributions (“Contributions”) to the Company in the sole discretion of such Economic Member.

(c)Capital Accounts. For any period during which the Company is treated as having more than one Economic Member for federal income tax purposes, in accordance with the capital accounting rules of Treasury Regulation Section 1.704-1(b) (relating to maintenance of capital accounts), a separate capital account shall be determined and maintained for each Economic Member and such capital accounts of the Members shall be subject to such adjustments as may be required to comply with Treasury Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulation.

11.Allocation of Profits, Losses. For any period during which the Company is treated as having more than one Economic Member for federal income tax purposes, all net profit and net loss of the Company for each taxable year (or part thereof) determined in accordance with Treasury Regulation §1.704 (and if necessary, items of gross income, gain, loss and deduction included therein) shall be allocated to the Economic Members in proportion to the percentage of the Economic Units held by the Economic Members. No net profits or losses shall be allocated to the Management Members by virtue of holding Management Units.

12.Voting of Units. Each Management Member shall be entitled to one vote for each Management Unit held by such Management Member upon any matter submitted to a vote at a meeting of the Management Members in accordance with the voting rights as discussed in Section 8(b). Economic Units are non-voting and under no circumstances shall any Member be entitled to vote any Economic Units held by such Member unless otherwise specifically required by a non-waivable provision of the Act.

13.Liability of the Members. Except as otherwise expressly provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be personally obligated for any such debt, obligation or liability of the Company solely by reason of being a Member. Except as otherwise expressly provided in the Act, the liability of each Member shall be limited to the amount of his Contributions, if any, required to be made by such Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement.

14.Tax Matters. For the avoidance of doubt, the undersigned intend for the holders of mere Management Units to be considered managers and not members or partners for federal income tax purposes. Therefore, if one hundred percent (100%) of the Economic Units are held by one tax owner, the Company will be treated, as of such time, as a disregarded entity for federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3. Only if the

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Company has two or more Economic Members recognized as separate tax owners for federal income tax purposes would the Company be a partnership.

15.Distributions. Subject to applicable law, the Company shall make distributions to the Economic Members as, when and in the aggregate amounts determined unanimously by the Management Members.

16.Dissolution and Termination.

(a)The Company shall be dissolved and its business wound up upon the earlier to occur of any of the following events:

(i)the sale, condemnation or other disposition of all or substantially all of the assets of the Company and the receipt of all consideration therefore;

(ii)the written consent of all of the Management Members; or

(iii)the death, retirement, bankruptcy or insolvency of the last remaining Member or the occurrence of any other event that terminates the continued membership of a Management Member in the Company, unless within 90 days after such event, a majority-in-interest of the remaining Management Members agree in writing to continue the business of the Company and there is at least one remaining Management Member.

(b)Upon dissolution, the Company's business shall be liquidated in an orderly manner. A Management Member shall act as the liquidator (unless the Management Members elect to appoint a liquidator) to wind up the business of the Company pursuant to this Agreement. If there shall be no remaining Management Member, the successors-in-interest of the last Management Member may approve one or more liquidators to act as the liquidator in carrying out such liquidation. In performing his duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Act and in any reasonable manner that the liquidator shall determine to be in the best interests of the Economic Members or their successors-in-interest.

(c)In the event it becomes necessary in connection with the liquidation of the Company to make a distribution of property in kind, such property shall be transferred and conveyed to the Economic Members so as to vest in each of them, as a tenant-in-common, an undivided interest in the whole of such property equal to their interest in the property based upon the amount of cash that would be distributed to each of the Economic Members in accordance with Section 15 hereof if such property were sold for an amount of cash equal to the fair market value of such property, as determined by the liquidator in good faith.

17.Indemnification.

(a)Indemnification Generally.

(i)To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages,

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liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful. Any indemnification pursuant to this Section 17(a) shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification. “Indemnitee” means (a) any Member, (b) any Person who is or was an officer, fiduciary, trustee or manager of the Company, the Company or a Member, (c) any Person who is or was serving at the request of a Member as an officer, fiduciary, trustee or manager of another Person owing a fiduciary duty to the Company; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (d) any Person who controls a Member and (e) any Person the Management Members designate as an “Indemnitee” for purposes of this Agreement.

(ii)To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 17(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 17, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 17(b).

(iii)The indemnification provided by this Section 17 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to unanimous vote of the Management Members, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(iv)The Company may purchase and maintain insurance, on behalf of the Company, its affiliates, the Indemnitees and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company's or any of its affiliate's activities or such Person's activities on behalf of the Company or any of its affiliates,

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regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(v)For purposes of this Section 17, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 17(a)(i); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(vi)In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(vii)An Indemnitee shall not be denied indemnification in whole or in part under this Section 17 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(viii)The provisions of this Section 17 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(ix)TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO SECTION 17, THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 17 ARE INTENDED BY THE MEMBERS TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON'S NEGLIGENCE, FAULT OR OTHER CONDUCT.

(a)Liability of Indemnitees.

(i)Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Persons who have acquired Units, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was criminal.

(ii)To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, the Indemnitee acting in connection with the Company's business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of

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this Agreement, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of any Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Indemnitee.

(c)Any amendment, modification or repeal of this Section 17 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 17 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

18.Transfer of Units. Except as otherwise contemplated by that certain Master Formation Agreement, dated as of [], 2013, no Member may sell, assign, transfer, give, exchange, encumber or otherwise dispose of all or any portion of such Member's Units without the prior written consent of the Management Members.

19.Waiver of Partition and Nature of Interest In the Company. Each of the Members hereby irrevocably waives any right or power that such Member might have to cause the Company or any of its assets to be partitioned. No Member shall have any interest in any specific assets of the Company. The Units of all Members in the Company are personal property.

20.Books, Records, Accounting and Reports.

(a)Books and Records. The Company shall maintain, or cause to be maintained, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of the property of the Company. Such books and records of account shall be prepared and maintained at the principal place of business of the Company or such other place or places as may from time to time be determined by the Management Members. Each Member or his duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Company's office during reasonable business hours. A reasonable charge for copying books and records may be charged by the Company.

(b)Accounting and Fiscal Year. The books of the Company shall be kept on the accrual basis in accordance with generally accepted accounting principles. The fiscal year of the Company shall end on December 31 of each year, unless otherwise determined by the unanimous consent of the Management Members.

(c)Reports. The Company will prepare, at the expense of the Company, and furnish to each Member such financial and tax reports and statements as shall be reasonably necessary in order for each Member to fully and completely prepare any required financial and tax reports and statements and such additional financial and tax reports and statements as shall be reasonably requested by any Member. The Company will furnish to each Member, at the expense of the

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Company, copies of all reports required to be furnished to any lender of the Company. All decisions as to accounting principles shall be made by the Management Members, subject to the provisions of this Agreement.

(d)Reliance upon Books, Records and Reports. The Management Members and each officer of the Company shall, in the performance of his duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Company's officers or employees, or by any other Person as to matters the Management Members or officers believe are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

21.Miscellaneous.

(a)Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and assigns.

(b)Notices. All notices, demands, consents, approvals, requests or other communications that any party to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by (i) personal delivery, (ii) facsimile transmission, or (iii) a nationally recognized overnight courier service, fees prepaid, addressed to such party at the address set forth opposite his name on the signature page or pages of this Agreement or if to the Company, at the address set forth in Section 4 hereof. Any Member may designate another addressee (and/or change his address) for Notices hereunder by a Notice given pursuant to this Section 21(b). A Notice sent in compliance with the provisions of this Section 21(b) shall be deemed given on the date of receipt.

(c)Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

(d)Amendments. This Agreement may be amended only by a written instrument executed by all of the Members.

(e)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within that State.

(f)Attorney Fees. If the Company or any Member obtains a judgment against any Member by reason of the breach of this Agreement or the failure to comply with the terms hereof, reasonable attorneys' fees and costs as fixed by the court shall be included in such judgment.

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(g)Interpretation. All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, and the singular or plural, as the identity of the party or parties may require. All references to Sections or Schedules are to Sections or Schedules of this Agreement.

(h)Counterparts. This Agreement may be executed in more than one counterpart, including by facsimile or other electronic transmission, with the same effect as if the parties executing the several counterparts had all executed one counterpart. Any Person agreeing in writing to be bound by the provisions of this Agreement will be deemed to have executed a counterpart of this Agreement for all purposes of this Agreement.

(i)Waiver Of Jury Trial. Each of the Members hereby waives trial by jury in any action arising out of matters related to this Agreement, which waiver is informed and voluntary.

(j)Jurisdiction and Venue. EACH MEMBER HEREBY CONSENTS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT IN DELAWARE FOR ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(k)Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

(l)Third Party Beneficiaries. Each Member agrees that any Person entitled to indemnification pursuant to Section 17 shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Person.

(m)Entire Agreement. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth in the introductory paragraph hereof.

Notice Address	ENOGEX HOLDINGS LLC

[•]	By:
Name:
Title:

Limited Liability Company Agreement of Enogex Holdings II LLC

Schedule A
Management Units

Name	Management Units
Enogex Holdings LLC	100%

Total	100%

Schedule B
Economic Units

Name	Capital Contribution	Economic Units
Enogex Holdings LLC	[•]	100%

Total	[•]	100%

EXHIBIT F

ENOGEX HOLDINGS CONTRIBUTION AND REDEMPTION AGREEMENT

THIS ENOGEX HOLDINGS CONTRIBUTION AND REDEMPTION AGREEMENT (this "Agreement"), is effective as of [•], 2013, and is made by and among Enogex Holdings LLC, a Delaware limited liability company ("Enogex Holdings"), Enogex Holdings II LLC, a Delaware limited liability company ("Enogex Holdings II"), and OGE Enogex Holdings LLC, a Delaware limited liability company ("OGE Holdings").

RECITALS

WHEREAS, on [•], 2013, OGE Energy Corp., an Oklahoma corporation and the ultimate parent company of OGE Holdings ("OGE"), entered into that certain Master Formation Agreement (the "Master Formation Agreement"), with CenterPoint Energy, Inc., Bronco Midstream Holdings, LLC ("Bronco I") and Bronco Midstream Holdings II, LLC ("Bronco II," and collectively with Bronco I, the "Bronco Group");

WHEREAS, pursuant to the Master Formation Agreement, OGE and the Bronco Group agreed to cause Enogex Holdings to (i) form Enogex Holdings II, as a wholly owned subsidiary of Enogex Holdings, (ii) contribute 100% of the outstanding equity interests of Enogex LLC ("Enogex") to Enogex Holdings II, and (iii) redeem 100% of OGE Holdings' membership interest in Enogex Holdings in exchange for [76.0]% of the Economic Units (as defined in the Limited Liability Company Agreement of Enogex Holdings II) of Enogex Holdings II and 100% of the Management Units (as defined in the Limited Liability Company Agreement of Enogex Holdings II) of Enogex Holdings II (collectively, the "Redemption Payment Interest");

NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Master Formation Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

1.	Contribution and Redemption.

(a)Enogex Holdings hereby CONTRIBUTES, CONVEYS, ASSIGNS, TRANSFERS AND DELIVERS to Enogex Holdings II and its successors and permitted assigns, free and clear of any Encumbrances (as such term is defined in the Master Formation Agreement) other than restrictions under applicable securities laws, all of Enogex Holdings' right, title and interest in and to the issued and outstanding limited liability company membership interests of Enogex (the "Contributed Membership Interests"), TO HAVE AND TO HOLD the Contributed Membership Interests forever.

(b)OGE Holdings represents that, as of the date hereof, it owns [76.0]% of the outstanding membership interests of Enogex Holdings free and clear of any Encumbrances (as such term is defined in the Master Formation Agreement) and that, after giving effect to the contribution pursuant to Section 1(a), Enogex Holdings has no assets or liabilities other than its ownership of the limited liability company membership interests of Enogex Holdings II, and OGE Holdings shall indemnify Enogex Holdings from and against any and all losses, claims,

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damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, arising from any breach of such representations. Enogex Holdings hereby REDEEMS 100% of OGE Holdings' Membership Units (as defined in the Second Amended and Restated Limited Liability Company Agreement of Enogex Holdings LLC) (the "Redemption Units"), and from and after the date hereof, such Redemption Units shall no longer be, or be deemed to be, outstanding for any purpose, and all rights, preference and powers of OGE Holdings with respect to such Redemption Units shall automatically cease and terminate;

(c)In exchange for the Redemption Units, Enogex Holdings hereby CONVEYS, ASSIGNS, TRANSFERS AND DELIVERS to OGE Holdings and its successors and permitted assigns, free and clear of any Encumbrances (as such term is defined in the Master Formation Agreement) other than restrictions under applicable securities laws, all of Enogex Holdings' right, title and interest in and to the Redemption Payment Interest, TO HAVE AND TO HOLD the Redemption Payment Interest forever.

2.Acceptance of Contributions and Assumption of Liabilities. From and after the date hereof, (a) Enogex Holdings II hereby accepts all right, title and interest in and to the Contributed Membership Interests and (i) assumes and agrees to be bound by all of the obligations of Enogex Holdings with respect to the Contributed Membership Interests as a member of Enogex, and (ii) assumes all liabilities, actual or contingent, known or unknown, resulting from or arising out of Enogex Holdings or the Contributed Membership Interests prior to the date hereof (the "Assumed Liabilities"), and (b) OGE Holdings hereby accepts all right, title and interest in and to the Redemption Payment Interest and assumes and agrees to be bound by all of the obligations of Enogex Holdings with respect to the Redemption Payment Interest as a member of Enogex Holdings II. From and after the date hereof, Enogex Holdings II shall indemnify Enogex Holdings from and against the Assumed Liabilities and any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, arising from the Assumed Liabilities.

3.Joinder. Concurrently with the execution of this Agreement, (a) Enogex Holdings II shall execute a joinder to the Limited Liability Company Agreement of Enogex LLC, dated as of April 1, 2008 and (b) OGE Holdings shall deliver to Enogex Holdings II an executed joinder to the Limited Liability Company Agreement of Enogex Holdings II LLC, dated as of the date hereof, in each case substantially in the form attached hereto as Exhibit A.

4.Governing Law. This Agreement and the rights and obligations of the parties hereunder and the transactions contemplated hereby shall be governed by, enforced and interpreted in accordance with the laws of the State of Delaware, without regard to conflicts of laws rules that require or permit the application of the laws of another jurisdiction.

5.Further Actions. The parties will execute and deliver to each other upon request and without charge such further assignments, deeds, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and the transactions provided herein.

6.Entire Agreement. This Agreement and the Master Formation Agreement and the annexes and exhibits thereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with

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respect to the subject matter hereof, and (b) are not intended to confer upon any other person or entity any rights or remedies hereunder.

7.Amendment. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by each of the parties.

8.Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party shall assign this Agreement or any rights herein without the prior written consent of the other parties, which may be withheld for any or no reason.

9.Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

10.Execution. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one instrument.

11.Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a "deed," "bill of sale" or "assignment" of the assets and interests referenced herein.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Enogex Holdings Contribution and Redemption Agreement as of the date first above written.

OGE ENOGEX HOLDINGS LLC

By: ______________________________
Name: [•]
Title: [•]

ENOGEX HOLDINGS LLC

By: ______________________________
Name: [•]
Title: [•]

ENOGEX HOLDINGS II LLC
By: ______________________________
Name: [•]
Title: [•]

[Signature Page to Enogex Holdings Contribution and Redemption Agreement]

Exhibit A
Joinder to the Limited Liability Company Agreement of
[Enogex Holdings II LLC][Enogex LLC]

Reference is hereby made to that certain Limited Liability Company Agreement of [Enogex Holdings II LLC][Enogex LLC], dated as of [, 2013][April 1, 2008] (as amended, modified and/or supplemented from time to time, the "LLC Agreement"). The undersigned hereby agrees to become a party to, and be bound by all terms and conditions of, the LLC Agreement as a "Member" thereunder, and acknowledges that the undersigned has reviewed a copy of the LLC Agreement.

IN WITNESS WHEREOF, the undersigned has executed this joinder to the LLC Agreement as of the date written below.

Date: _________________, 2013	[OGE Enogex Holdings LLC][Enogex Holdings II LLC]

By: _____________________________________
Name: ___________________________________
Title: ____________________________________

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EXHIBIT G

EMPLOYEE TRANSITION AGREEMENT

THIS EMPLOYEE TRANSITION AGREEMENT (this "Agreement"), dated as of [__], 2013 (the "Effective Date"), is made and entered into by and among [New GP] LLC, a Delaware limited liability company ("GP"), CenterPoint Energy, Inc., a Texas corporation ("CNP"), and OGE Energy Corp., an Oklahoma corporation ("OGE"). GP, CNP and OGE may sometimes be referred to in this Agreement individually as a "Party" and collectively as the "Parties."
WHEREAS, CNP indirectly owns 100% of the outstanding capital stock of CenterPoint Energy Resources Corp., a Delaware corporation ("CERC");
WHEREAS, CERC owns 100% of the outstanding limited liability company interests of CenterPoint Energy Field Services, LLC, a Delaware limited liability company ("CEFS"); 100% of the outstanding limited liability company interests of CenterPoint Energy Gas Transmission Company, LLC, a Delaware limited liability company ("CEGT"); 100% of the outstanding limited liability company interests of CenterPoint Energy - Mississippi River Transmission, LLC, a Delaware limited liability company ("MRT"); and 100% of the outstanding equity interests of the Other CNP Midstream Subsidiaries (the Other CNP Midstream Subsidiaries, collectively with CEFS, CEGT, MRT and each of their respective subsidiaries, the "CNP Midstream Entities");
WHEREAS, OGE owns 100% of the outstanding limited liability company interests of OGE Enogex Holdings LLC, a Delaware limited liability company ("OGE Holdings");
WHEREAS, OGE Holdings and Bronco Midstream Holdings, LLC, a Delaware limited liability company ("Bronco I"), and Bronco Midstream Holdings II, LLC, a Delaware limited liability company (together with Bronco I, the "Bronco Group") collectively own 100% of the outstanding limited liability company interests of Enogex Holdings LLC, a Delaware limited liability company ("Enogex Holdings");
WHEREAS, OGE and the Bronco Group have agreed to cause Enogex Holdings to (i) form Enogex Holdings II LLC, a Delaware limited liability company ("Enogex"), as a wholly owned subsidiary of Enogex Holdings, (ii) contribute 100% of the outstanding equity interests of Enogex LLC, a Delaware limited liability company, to Enogex, and (iii) redeem 100% of OGE Holdings' membership interest in Enogex Holdings in exchange for [76.0]% of the Economic Units (as defined in the Limited Liability Company Agreement of Enogex) of Enogex and 100% of the Management Units (as defined in the Limited Liability Company Agreement of Enogex) of Enogex;
WHEREAS, pursuant to that certain Master Formation Agreement, dated as of [__], 2013 ("Master Formation Agreement"), by and among CNP, OGE and the Bronco Group, CNP, OGE and the Bronco Group have agreed through a series of transactions to contribute to Opco LP, a Delaware limited partnership ("LP") and successor entity of CEFS, all of their respective ownership interests in the CNP Midstream Entities and Enogex on the terms and conditions set forth in the Master Formation Agreement;
WHEREAS, GP, CNP and OGE desire to set forth their agreements with respect to employee transition, employee benefit plans and other matters relating to the employees providing services to GP and LP during the period commencing on the closing date of the transactions contemplated in the Master Formation Agreement ("Closing Date") and ending on the date certain seconded employees of CNP and OGE become employees of [X];1 and
WHEREAS, immediately prior to the Closing Date, neither the CNP Midstream Entities nor Enogex employ any employees;
NOW, THEREFORE, in consideration of the premises set forth above and the respective representations, warranties, covenants, agreements and conditions contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I

DEFINITIONS

Section 1.1Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following respective meanings:

"Additional Employee" has the meaning set forth in Section 2.1(h).
"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" shall mean (a) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, (b) the ownership of 50% or more of the stock or other equity interests of a Person, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Person or (c) serving as general partner of such Person.
"Board of Directors" means the board of directors established pursuant to the GP LLC Agreement to manage the operations of LP.
"CNP Benefit Plans" means the CNP Plans, as defined in the Master Formation Agreement, as in effect on the date hereof and as they may thereafter be amended from time to time in accordance with the provisions of the Master Formation Agreement.
"CNP Midstream Employees" means Employees of CNP or a Subsidiary of CNP who perform services for the CNP Midstream Entities or their Subsidiaries. When the term "CNP Midstream Employees" is used herein in reference to a specific date, it shall include the Employees of CNP or a Subsidiary of CNP who perform services for the CNP Midstream Entities or their Subsidiaries as of such date.
"CNP Pension Plans" has the meaning set forth in Section 4.2(b).
"CNP Retiree Medical Plan" has the meaning set forth in Section 4.5(a).

1 For purposes of this Exhibit, "[X]" is used as a placeholder for the name of the entity to whom the CNP and OGE employees will be seconded and subsequently employed, as determined by the Parties.

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"CNP Retirement Plan" has the meaning set forth in Section 4.2(b).
"CNP Savings Plan" has the meaning set forth in Section 4.3(a).
"CNP Seconded Employees" means the CNP Midstream Employees and any other employees of CNP or its Subsidiaries who will be seconded to [X] pursuant to the CNP Transitional Seconding Agreement.
"CNP Transitional Seconding Agreement" means the CNP Transitional Seconding Agreement entered into by and between CNP and [X] set forth in Exhibit 1 attached hereto.
"Employee" means an employee of the relevant entity who is, on the relevant day, either (a) actively at work or (b) not actively at work but not classified as a terminated employee (including without limitation, on vacation, holiday, sick leave or other approved leave of absence with the right of reinstatement). Notwithstanding the foregoing, the term "Employee" shall not include any individual who is on extended medical leave or long-term disability leave, unless such individual's absence is designated as covered by the Family and Medical Leave Act.
"Employee Transfer Date" means a date after the Closing Date on which a Seconded Employee's employment with CNP, OGE or one of their Subsidiaries, as applicable, ends and the Seconded Employee becomes solely an Employee of [X] or its Subsidiary. Subject to Section 2.1(i), no provision of this Agreement shall be construed as precluding or prohibiting different Employee Transfer Dates with respect to Seconded Employees' commencement of employment with [X] or its Subsidiary.
"Enogex Employees" means Employees of OGE or a Subsidiary of OGE who perform services for Enogex or its Subsidiaries. When the term "Enogex Employees" is used herein in reference to a specific date, it shall include the Employees of OGE or a Subsidiary of OGE who perform services for Enogex or its Subsidiaries as of such date.
"Laws" means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the New York Stock Exchange).
"Liability" means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
"LP Entities" has the meaning set forth in Section 2.1(a).
"Management Employee" means a Seconded Employee who is an officer at the level of (i) in the case of CNP, senior vice president or above, and (ii) in the case of OGE, vice president or above, or, in either case, who directly reports to his or her employer's chief executive officer.
"Notice" has the meaning set forth in Section 6.1.
"OGE Benefit Plans" means the Enogex Plans, as defined in the Master Formation Agreement, as in effect on the date hereof and as they may thereafter be amended from time to time in accordance with the provisions of the Master Formation Agreement.
"OGE Pension Plans" has the meaning set forth in Section 4.2(a).

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"OGE Retiree Life Insurance Program" has the meaning set forth in Section 4.5(b).
"OGE Retiree Medical Program" has the meaning set forth in Section 4.5(b).
"OGE Retirement Plan" has the meaning set forth in Section 4.2(a).
"OGE Savings Plan" has the meaning set forth in Section 4.3(a).
"OGE Seconded Employees" means the Enogex Employees and any other employees of OGE or its Subsidiaries who will be seconded to [X] pursuant to the OGE Transitional Seconding Agreement.
"OGE Transitional Seconding Agreement" means the OGE Transitional Seconding Agreement entered into by and between OGE and [X] set forth in Exhibit 2 attached hereto.
"Other CNP Midstream Subsidiaries" means CenterPoint Energy - Illinois Gas Transmission Company, a Delaware corporation, CenterPoint Energy Pipeline Services, Inc., a Delaware corporation, and CenterPoint Energy Intrastate Holdings, LLC, a Delaware limited liability company.
"Parent Equity Incentive Plans" means the equity-based incentive compensation plans sponsored by CNP or OGE, as applicable.
"Parent Group Health Plans" has the meaning set forth in Section 4.4(c).
"Parent Plans" means the CNP Benefit Plans and the OGE Benefit Plans.
"Parent Welfare Plans" has the meaning set forth in Section 4.4(c).
"Person" means an individual, partnership, joint venture, corporation, business trust, limited liability company, trust, estate, incorporated or unincorporated organization and any other legal entity of any kind.
"Replacement Employee" has the meaning set forth in Section 2.1(h).
"Seconded Employees" means the CNP Seconded Employees and the OGE Seconded Employees.
"Secondment Period" means the period of time beginning on the Closing Date and ending on the applicable Employee Transfer Date.
"Selected Employees" has the meaning set forth in Section 2.1(g).
"Severance Costs" means costs attributable to amounts payable under any severance plan that may be established from time to time by CNP or OGE or their respective Subsidiaries for which any Seconded Employee may be eligible.
"Subsidiary" has the meaning set forth in Section 1.1 of the Master Formation Agreement.
"Termination Costs" means all liabilities incurred in connection with or arising out of the termination of employment (whether actual or constructive) with CNP or OGE or any of their respective subsidiaries of any Seconded Employee, including liabilities relating to or arising out of any claim of discrimination or other illegality in connection with such termination but excluding the amount of any Severance Costs.
"Transferred Employee" means each Seconded Employee who accepts [X]'s or its Subsidiary's offer of employment and who becomes an Employee of [X] or such Subsidiary.

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"Transitional Seconding Agreements" means the CNP Transitional Seconding Agreement and the OGE Transitional Seconding Agreement.
"VEBA" has the meaning set forth in Section 4.5(a).
"Welfare Benefit Plans" means "welfare plans" as defined in Section 3(1) of ERISA.
"[X] Group Health Plan" has the meaning set forth in Section 4.4(c).
"[X] Plans" has the meaning set forth in Section 4.1(b).
"[X] Pension Plan" has the meaning set forth in Section 4.2(c).
"[X] Retiree Medical Program" has the meaning set forth in Section 4.5(c).
"[X] Savings Plan" has the meaning set forth in Section 4.3(b).
"[X] Welfare Plans" has the meaning set forth in Section 4.4(c).
Section 1.2Capitalized Terms. Capitalized terms used but not defined in this Agreement have the respective meanings ascribed to such terms under the Master Formation Agreement. The incorporation of such terms in the Master Formation Agreement into this Agreement shall survive any termination of the Master Formation Agreement.

Section 1.3Rules of Construction. The provisions of Section 1.2 of the Master Formation Agreement shall apply to this Agreement as if fully set forth herein and shall survive any termination of such agreement.

ARTICLE II

EMPLOYMENT TRANSFERS

Section 2.1Identification and Transfer of Employees.

(a)Between the Effective Date and the Employee Transfer Date, none of the CNP Midstream Entities or Enogex, as the case may be, nor any of their respective Subsidiaries (collectively, the "LP Entities"), shall hire any employees nor shall CNP or OGE or any of their respective Subsidiaries transfer the employment of any employee to the LP Entities or their Subsidiaries. For the avoidance of doubt, immediately prior to the Closing Date, the CNP Midstream Entities, Enogex and their respective Subsidiaries employ no employees.

(b)Prior to the Effective Date, CNP has delivered to OGE a letter setting forth complete and accurate lists of the CNP Seconded Employees employed by CNP or its Subsidiaries as of the Effective Date, including each such Employee's current job title, work location, hire date, vacation balance, annual salary or hourly wages (as applicable) and annual bonus opportunities as of the Effective Date.

(c)Prior to the Effective Date, OGE has delivered to CNP a letter setting forth complete and accurate lists of the OGE Seconded Employees employed by OGE or its Subsidiaries as of the Effective Date, including each such Employee's current job title, work location, hire date, vacation

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balance, annual salary or hourly wages (as applicable) and annual bonus opportunities as of the Effective Date.

(d)The Employee lists and information included in the letters described in Sections 2.1(b) and 2.1(c) shall be updated immediately prior to the Employee Transfer Date to include any additional Employees who are Seconded Employees who were hired after the Effective Date, including any Employees hired pursuant to Section 2.1(h) (along with the information called for by Section 2.1(b) or 2.1(c), as applicable, with respect to such Employees) and to eliminate any Employees whose employment was terminated after the Effective Date but prior to the Employee Transfer Date.

(e)Subject to Section 2.1(h), Section 2.2 and Article III, on and after the Closing Date and for the duration of the Secondment Period, each Seconded Employee, unless such Seconded Employee's employment with CNP and its Subsidiaries or OGE and its Subsidiaries, as the case may be, is terminated, shall remain an Employee of CNP, OGE or one of their Subsidiaries other than the LP Entities, as the case may be, and shall be covered under the applicable Parent Plans for which, and to the extent, such Employee is eligible.

(f)On the Closing Date, in connection with the provision of services by the Seconded Employees to [X] during the Secondment Period, (i) CNP and [X] shall enter into the CNP Transitional Seconding Agreement and (ii) OGE and [X] shall enter into the OGE Transitional Seconding Agreement.

(g)The Board of Directors or its designee shall select which, if any, of the Seconded Employees will be offered employment with [X] or its Subsidiaries as Management Employees and non-Management Employees as of the Employee Transfer Date (collectively, the "Selected Employees") in accordance with Section 2.1(i).

(h)After the Closing Date and prior to the applicable Employee Transfer Date, each of CNP and OGE, in consultation with GP and [X], shall be permitted to hire Employees to fill any vacancies that have arisen or may arise due to terminations of employment among the Seconded Employees ("Replacement Employees") or as necessary to provide staffing for expansions or additional projects of LP ("Additional Employees"); provided, however, that (i) the circumstances and the terms upon which any such Replacement Employees and Additional Employees are hired are consistent with their respective employer's normal and customary business practices as in effect prior to the Closing Date, (ii) in the case of a hire to fill a vacancy, the employer of any such Replacement Employee will be the same as the employer of the Employee whose termination resulted in the vacancy, and (iii) the employer of any Additional Employee will be determined in relation to the location of employment where such Additional Employee is required, such that Additional Employees needed for such expansions or additional projects related to (A) the former CNP Midstream Entities will become Employees of CNP or one of its Subsidiaries (other than the CNP Midstream Entities or their respective Subsidiaries) and (B) the former Enogex will become Employees of OGE or one of its Subsidiaries (other than Enogex or its Subsidiaries). All such Employees that are hired in accordance with the preceding sentence will be designated as CNP Seconded Employees or OGE Seconded Employees, as applicable, and, if they remain employees on the Employee Transfer Date, will be included among the Employees who are eligible to receive offers of employment with [X] or a Subsidiary thereof in accordance with Sections 2.1(g) and 2.1(i).

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(i)[X] or a Subsidiary thereof shall provide a written offer of employment to each Seconded Employee who has been designated as a Selected Employee, to become effective on the applicable Employee Transfer Date on terms to be determined by the Board of Directors or its designee, in its discretion. The Board of Directors or its designee shall determine, in its discretion, base salary or wages and benefits for the Selected Employees (which may or may not be equal to each such Employee's base salary or wages and benefits in effect as of the date of the offer). All such transfers of employment shall take place on a date determined by mutual agreement of [X], CNP and OGE, but in any event not later than [______________, 2014], unless mutually agreed in writing by [X], CNP and OGE prior to that date. Nothing in this Agreement shall prohibit the Board of Directors or its designee from hiring individuals who are not Seconded Employees as employees of [X] and its Subsidiaries with hire dates effective on or after the Employee Transfer Date.

(j)Each Selected Employee shall become a Transferred Employee on the applicable Employee Transfer Date if he or she (i) accepts [X]'s or its Subsidiary's offer of employment under the terms and conditions provided in such offer and (ii) is actively at work or otherwise qualifies as an Employee of CNP, OGE or one of their Subsidiaries, as applicable, on the applicable Employee Transfer Date.

Section 2.2Availability of Seconded Employees. CNP and OGE agree, on behalf of themselves and their respective Subsidiaries, that from the date hereof through the Employee Transfer Date (except as contemplated by Section 2.1(a) and 2.1(i)):

(a)they shall not, without first consulting with the other Parties and [X], transfer or permit the transfer of employment, directly or indirectly, of, or terminate without cause or permit the termination without cause of, any Seconded Employees who are respectively employed by them or their Subsidiaries; and

(b)consistent with past business practice, they shall maintain positive employee relations with and use reasonable commercial efforts to retain all Seconded Employees who are respectively employed by them or their Subsidiaries.

provided, however, that subject to Section 2.6 of the CNP Transitional Seconding Agreement or Section 2.6 of the OGE Transitional Seconding Agreement, as applicable, the final discretion for any employment termination shall rest with CNP or OGE or their respective Subsidiaries, as applicable.
Section 2.3Cooperation with Respect to Seconded Employees. CNP and OGE shall assist [X] in communicating with each of the Seconded Employees who is employed by CNP or OGE or their Subsidiaries, as applicable. Effective as of the Employee Transfer Date, CNP and OGE shall waive, and shall cause their respective Subsidiaries to waive, as applicable, any covenants not to compete, confidentiality provisions or other similar restrictions that may be applicable to the Selected Employees but only to the extent such covenants, provisions or restrictions relate to the present or contemplated business of LP and would prohibit such Employees from accepting employment with [X] or its Subsidiaries or providing his or her services in such employment without violating any such covenants, provisions or restrictions. Upon request and to the extent not prohibited by applicable Law, CNP and OGE and their respective Subsidiaries shall provide [X] with copies of the payroll, benefits enrollment, service credit and such other records for the Transferred Employees as may be necessary or appropriate to establish payroll and benefits records at [X] for such Transferred Employees. CNP and OGE shall cooperate with regard to the design and implementation of any severance program that may be offered to their respective Seconded Employees.

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Section 2.4No Restrictions on Changes. Nothing in this Agreement shall require or be construed or interpreted as requiring [X] and its Subsidiaries to continue the employment of any of their employees (including Transferred Employees). Nothing in this Agreement shall require or be construed or interpreted to prevent CNP, OGE, [X] or any of their respective Subsidiaries from changing the terms and conditions of employment (including compensation and benefits) of any of their employees (including Seconded Employees) before the Employee Transfer Date, except as specifically provided in Section 2.2(c) of the Transitional Seconding Agreements or Sections 4.1(c), 4.3(b), 4.4(c) and 4.4(d) hereof.

Section 2.5Nonsolicitation. For the period beginning on the Effective Date and ending on the date that is two years after the Closing Date, each of CNP, OGE and their respective Affiliates shall not, in any manner directly or indirectly or by assisting another Person, unless acting in accordance with the other Party's prior written consent, solicit for employment or other similar relationship, or hire, any employee of an LP Entity or any Seconded Employee who is employed by the other Party or any of such other Party's Affiliates, other than such employee who (i) independently responded to a general solicitation for employment not directed at such employee or (ii) is a bona fide referral to such Party by a professional search firm.

Section 2.6Employee Liabilities and Indemnification.

(a)[X] shall be solely responsible for, and shall indemnify CNP, OGE and their Subsidiaries against and hold them harmless from, and, to the extent applicable, reimburse CNP, OGE or their Subsidiaries for, any and all Termination Costs, Severance Costs and other Liabilities, if any, relating to or arising out of a Seconded Employee's termination of employment from CNP and its Subsidiaries or OGE and its Subsidiaries, as applicable, during and after the Seconding Period.

(b)Subject to Sections 3.1 and 4.4 and the cost reimbursement provisions of the CNP Transitional Seconding Agreement, any and all Liabilities arising out of or relating to (i) the employment by CNP or any of its Subsidiaries of any of their respective employees that are not specifically provided for in this Agreement and (ii) any Employee Benefit Plan that is or has been sponsored, maintained, or contributed to by CNP or any ERISA Affiliate of CNP shall remain or become the responsibility of CNP and its Subsidiaries (other than CNP Midstream Entities and their respective Subsidiaries). Subject to Sections 3.1 and 4.4 and the cost reimbursement provisions of the OGE Transitional Seconding Agreement, any and all Liabilities arising out of or relating to (i) the employment by OGE or any of its Subsidiaries of any of their respective employees that are not specifically provided for in this Agreement and (ii) any Employee Benefit Plan that is or has been sponsored, maintained, or contributed to by OGE or any ERISA Affiliate of OGE, shall remain or become the responsibility of OGE and its Subsidiaries (other than Enogex and its Subsidiaries). CNP, with respect to such Liabilities as shall remain or become the Liabilities of CNP and its Subsidiaries, and OGE, with respect to such Liabilities as shall remain or become the Liabilities of OGE and its Subsidiaries, in each case as contemplated by this paragraph, shall indemnify [X] and its Subsidiaries against and hold them harmless from any and all such Liabilities.

(c)Any and all Liabilities arising out of or relating to the employment of any Transferred Employee by [X] or any of its Subsidiaries on or after the applicable Employee Transfer Date shall be the responsibility of [X] and its Subsidiaries and [X] shall indemnify each of CNP and OGE and their respective Subsidiaries against and hold them harmless from any and all such Liabilities.

(d)Subject to Sections 3.1 and 4.4, but without limiting the generality of the foregoing, but subject to the cost reimbursement provisions of the applicable Transitional Seconding Agreements, the Liabilities to be retained by any Person pursuant to the preceding paragraphs (b) and (c) of this

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Section 2.6 shall include (a) the salaries and wages of the relevant employees along with any bonuses to which such employees may be entitled, (b) the costs of such employees' participation in any Parent Plans or [X] Plans, as applicable, (c) workers' compensation coverage of such employees, (d) vacation and leave pay for such employees, (e) the employer's portion of any health, life, disability or other insurance or Welfare Benefit Plan coverages provided as a part of Parent Plans related to such employees, as applicable in which such employees participate, (f) all employment taxes (including Social Security, Medicare and unemployment taxes) and tax withholdings related to such employees, (g) all payroll processing, payroll deduction, tax withholding and tax reporting services, employee benefit administration, claims processing, personnel administration, and all such related human resources services with respect to such employees, and (h) except as otherwise specifically provided herein, Severance Costs and Termination Costs related to such employees.

ARTICLE III

COMPENSATION

Section 3.1Compensation Generally. On and after the Employee Transfer Date, the Board of Directors or its designee shall determine the rate of base salary or wages of the Transferred Employees and may increase or decrease such salary or wages as it determines is appropriate in its sole discretion. Nothing in this Agreement shall confer upon any Transferred Employee any right to continued employment with [X] or its Subsidiaries, nor shall anything herein interfere with the right of [X] or its Subsidiaries to relocate or terminate the employment of any of the Transferred Employees at any time after the Employee Transfer Date. Subject to [X]'s reimbursement obligations under the Transitional Seconding Agreements of this Agreement and the provisions of this Section 3.1 and Section 4.4, CNP, OGE and their respective Subsidiaries, as applicable, shall retain all Liability and responsibility for wages, salary, overtime pay, bonuses, incentive pay, other cash compensation and employee benefits of their Seconded Employees attributable to periods before the Employee Transfer Date. Effective as of the Employee Transfer Date, [X] and its Subsidiaries shall, except as otherwise required by applicable Laws, assume and be solely responsible for (a) accrued but unused vacation (including carry-over vacation) and, in addition, the sick leave entitlements, if applicable, of each of the Transferred Employees attributable to periods before the Employee Transfer Date and (b) all wages, salary, overtime pay, bonuses, incentive pay, vacation pay, sick pay, other cash compensation and employee benefits of Transferred Employees attributable to the period beginning on the Employee Transfer Date, in each case subject to the terms of [X]'s compensation practices and benefit plans. From and after the Employee Transfer Date, [X] shall, and shall cause its Subsidiaries to, comply with their obligations under Article IV for the provision of compensation and benefits for Transferred Employees.

Section 3.2Cash Incentive Compensation. Notwithstanding anything herein to the contrary, if the applicable Employee Transfer Date occurs on or before [______________, 2014], CNP and OGE shall pay to the Transferred Employees all cash bonus and incentive payments earned by the Transferred Employees through the Employee Transfer Date under the terms and conditions of the applicable Parent Plans, which payments will be prorated based on the amount of time each Transferred Employee worked for CNP, OGE or their respective Subsidiaries, as the case may be, during the calendar years [2013 and 2014] prior to the Employee Transfer Date. The cost of such payments shall be allocated pursuant to the Transitional Seconding Agreements.

Section 3.3Equity Incentive Compensation.

(a)With respect to any awards granted to Transferred Employees under the Parent Equity Incentive Plans prior to the Employee Transfer Date, each of CNP and OGE shall take such actions

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as may be necessary to permit each Transferred Employee who has an outstanding award under such Parent Equity Incentive Plans as of the Employee Transfer Date to continue to earn and/or vest in any such awards as are not fully earned and/or vested as of the Employee Transfer Date based on service to [X] and its Subsidiaries. Further, with respect to any stock options granted to Transferred Employees under the Parent Equity Incentive Plans prior to the Employee Transfer Date, CNP and OGE shall take such actions as may be necessary to permit each Transferred Employee to continue to exercise such stock options in accordance with the agreements governing such stock options; provided, however, that for purposes of the foregoing, the transfers of employment described in Section 2.1(j) shall not be treated as terminations of employment for purposes of applying the provisions of such agreements regarding exercises following a termination of employment, and such provisions shall be applied with all references to a termination of employment with CNP or OGE, and their respective affiliates, replaced with references to a termination of employment with [X] and its Affiliates.

(b)Between the Closing Date and the applicable Employee Transfer Date, CNP and OGE may continue to grant Seconded Employees, including any newly-hired Employees pursuant to Section 2.1(h), equity-related compensation awards pursuant to the Parent Equity Incentive Plans that each of them sponsor at the time and in accordance with customary business practices applicable to Employees of CNP and its Subsidiaries or OGE and its Subsidiaries, as applicable. Any such awards shall provide for vesting to continue after the Employee Transfer Date, based on service with CNP and its Subsidiaries or OGE and its Subsidiaries, as applicable, and with [X] and its Subsidiaries and, with respect to any such awards as are stock options, if the Employee accepts employment with [X], the transfer of such employment shall not be considered a termination of employment that would trigger the beginning of any post-termination stock option exercise period. The cost of such compensation awards shall be allocated pursuant to the Transitional Seconding Agreements.

(c)During the Secondment Period, CNP and OGE agree to consult with the Board of Directors (if requested by the Board of Directors) concerning awards granted under short-term and long-term incentive plans by CNP and OGE to Seconded Employees during the Secondment Period. The Parties shall jointly determine the terms, conditions (including eligibility) and other design features of short-term and long-term incentive plans and/or programs to be established by [X] or its Subsidiary pursuant to which [X], in its discretion, may grant incentive awards to the Transferred Employees and future employees of [X] and its Subsidiaries on and after the Employee Transfer Date. Moreover, [X] shall be permitted, in its discretion, to grant to the Seconded Employees incentive awards under such short-term and long-term incentive plans and/or programs as are adopted by the Board of Directors during the Secondment Period.

ARTICLE IV

EMPLOYEE BENEFITS

Section 4.1Employee Benefits Generally.

(a)Effective as of the Closing Date, neither [X] nor any of its Subsidiaries shall be a participating employer in any Parent Plan. Subject to [X]'s reimbursement obligations under the Transitional Seconding Agreements, CNP and OGE shall remain solely responsible for all Liabilities with respect to the CNP Benefit Plans and the OGE Benefit Plans, respectively, and [X] and its Subsidiaries shall not assume any Parent Plan and shall have no obligations and shall assume no

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Liabilities with respect to the Parent Plans, in each case except as specifically provided in Section 3.1 and Section 4.4 below.

(b)From and after the Employee Transfer Date, [X] and its Subsidiaries shall provide Transferred Employees with employee benefits, including without limitation, such health, welfare and retirement benefits as it may establish and maintain from time to time (the "[X] Plans").

(c)[X] shall grant to the Transferred Employees credit for their past service with CNP Midstream Entities, Enogex and their respective Affiliates (or, in the case of Transferred Employees who are not CNP Midstream Employees or Enogex Employees, for their past service with CNP, OGE or their Affiliates, as applicable), to the extent such service was credited under a similar plan, program or arrangement sponsored or maintained by CNP or OGE for the following: (i) vesting and eligibility purposes under any [X] Plans in which they are or may become eligible to participate and (ii) determining the duration and amount of their benefits under any sick pay, vacation or paid time off or severance policy maintained by [X] in which they are or may become eligible to participate, subject to Section 4.7 regarding no duplication of benefits with respect to the same period of service.

Section 4.2Pension Benefits.

(a)Effective as of the applicable Employee Transfer Date, OGE shall cause the Transferred Employees who, immediately prior to the Employee Transfer Date, were OGE Seconded Employees to be one hundred percent (100%) vested in their accrued benefits under the OGE Energy Corp. Retirement Plan (the "OGE Retirement Plan"), and the OGE Energy Corp. Restoration of Retirement Income Plan (collectively, the "OGE Pension Plans"). No assets or liabilities of the OGE Pension Plans will be transferred to [X] or its Subsidiaries; rather, all such assets shall be retained by the OGE Pension Plans and OGE, as applicable. As of the Closing Date, OGE has not terminated the OGE Retirement Plan and has sufficiently funded such plan so that (a) no Lien could arise pursuant to Section 430 of the Code with respect to funding requirements under such plan and (b) the PBGC would have no basis upon which to institute involuntary termination proceedings pursuant to Section 4041(c) or 4042 of ERISA with respect to such plan.

(b)Effective as of the applicable Employee Transfer Date, CNP shall cause the Transferred Employees who, immediately prior to the Employee Transfer Date, were CNP Seconded Employees to be one hundred percent (100%) vested in their accrued benefits under the CenterPoint Energy Retirement Plan (the "CNP Retirement Plan") and the CenterPoint Energy Benefits Restoration Plan (collectively, the "CNP Pension Plans"). No assets or liabilities of the CNP Pension Plans will be transferred to [X] or its Subsidiaries; rather, all such assets shall be retained by the CNP Pension Plan and CNP, as applicable. As of the Closing Date, CNP has not terminated the CNP Retirement Plan and has sufficiently funded such plan so that (a) no Lien could arise pursuant to Section 430 of the Code with respect to funding requirements under such plan and (b) the PBGC would have no basis upon which to institute involuntary termination proceedings pursuant to Section 4041(c) or 4042 of ERISA with respect to such plan.

(c)Prior to the end of the Secondment Period, the Parties shall jointly determine whether or not to establish a new tax-qualified defined benefit pension plan, effective as of the Employee Transfer Date, to be maintained by [X] or its Subsidiary in order to provide benefits for eligible Transferred Employees and future employees of [X] and its Subsidiaries (the "[X] Pension Plan"). If the determination is made to establish the [X] Pension Plan, then the Parties and [X] shall jointly

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agree on the terms, conditions (including eligibility) and other design features of the [X] Pension Plan.

Section 4.3Savings Plans.

(a)Effective as of the Employee Transfer Date, CNP shall cause the Transferred Employees who, immediately prior to the Employee Transfer Date, were CNP Seconded Employees to be one hundred percent (100%) vested in their account balances under the CenterPoint Energy Savings Plan (the "CNP Savings Plan"), and OGE shall cause the Transferred Employees who, immediately prior to the Employee Transfer Date, were OGE Seconded Employees to be one hundred percent (100%) vested in their account balances under the OGE Energy Corp. Employees' Stock Ownership and Retirement Savings Plan ("OGE Savings Plan").

(b)Prior to the end of the Secondment Period, the Parties shall jointly determine whether or not to establish a new tax-qualified retirement savings plan, effective as of the Employee Transfer Date, to be maintained by [X] or its Subsidiary in order to provide benefits for eligible Transferred Employees and future employees of [X] and its Subsidiaries (the "[X] Savings Plan"). If the determination is made to establish the [X] Savings Plan, then the Parties and [X] shall jointly agree on the terms, conditions (including eligibility) and other design features of the [X] Savings Plan; provided, however, that subject to the terms of the [X] Savings Plan, Transferred Employees may elect to roll over any portion of their distributable account balances under the CNP Savings Plan and the OGE Savings Plan, and/or any portion of their accrued benefits under the CNP Retirement Plan and OGE Retirement Plan that is distributed as a lump sum to their respective accounts established under the [X] Savings Plan. Moreover, provided the [X] Savings Plan has been established as of the Employee Transfer Date, as soon as practicable following the Employee Transfer Date, the [X] Savings Plan shall permit the Transferred Employees to roll over their outstanding loan balances, if any, under the CNP Savings Plan or OGE Savings Plan during the period specified by the [X] Savings Plan (which shall not be less than 30 days following the Employee Transfer Date), subject to any reasonable restrictions on loan balance transfers under the [X] Savings Plan.

Section 4.4Welfare Benefits. Without limiting the generality of the above provisions, this Section 4.4 contains certain specific provisions regarding the provision of benefits under Welfare Benefit Plans, unemployment compensation benefits and workers compensation benefits.

(a)Effective as of the Employee Transfer Date, [X] shall cause the Transferred Employees to be eligible to be covered by the Welfare Benefit Plans sponsored by [X] or its Subsidiaries.

(b)Except as specifically provided in this Section 4.4, and subject to [X]'s reimbursement obligations under the Transitional Seconding Agreements: (i) CNP and its Subsidiaries shall be solely responsible for (A) claims of Transferred Employees who, immediately prior to the Employee Transfer Date, were CNP Seconded Employees and their eligible beneficiaries and dependents for workers compensation, unemployment compensation and under Welfare Benefit Plans that are incurred before the Employee Transfer Date, and (B) claims relating to COBRA coverage attributable to "qualifying events" occurring on or before the Employee Transfer Date with respect to any Transferred Employees who, immediately prior to the Employee Transfer Date, were CNP Seconded Employees and their eligible beneficiaries and dependents; (ii) OGE and its Subsidiaries shall be solely responsible for (A) claims of Transferred Employees who, immediately prior to the Employee Transfer Date, were OGE Seconded Employees, and their eligible beneficiaries and dependents for workers compensation, unemployment compensation and under Welfare Benefit Plans that are incurred before the Employee

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Transfer Date, and (B) claims relating to COBRA coverage attributable to "qualifying events" occurring on or before the Employee Transfer Date with respect to any Transferred Employees who, immediately prior to the Employee Transfer Date, were OGE Seconded Employees and their eligible beneficiaries and dependents; and (iii) [X] and its Subsidiaries shall be solely responsible for (A) claims of Transferred Employees and their eligible beneficiaries and dependents for workers compensation and unemployment compensation benefits and claims under Welfare Benefit Plans that are incurred on or after the Employee Transfer Date, and (B) claims relating to COBRA coverage attributable to "qualifying events" occurring after the Employee Transfer Date with respect to Transferred Employees and their beneficiaries and dependents. A medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose or when the course of treatment began. An unemployment compensation or workers compensation claim shall be considered incurred before the Employee Transfer Date if the occurrence giving rise to the claim occurs before the Employee Transfer Date.

(c)Each Transferred Employee who is employed in an eligible job classification shall be immediately eligible to participate, without any waiting time, in any and all Welfare Benefit Plans sponsored by [X] and its Subsidiaries for the benefit of Transferred Employees (such plans, collectively, the "[X] Welfare Plans") to the extent coverage under such welfare plan replaces coverage under a similar Parent Plan in which such Transferred Employee was previously eligible to participate (such plans, collectively, the "Parent Welfare Plans"). [X] shall cause all pre-existing condition exclusions and actively-at-work requirements of each [X] Welfare Plan to be waived for Transferred Employees and their eligible beneficiaries and dependents, to the extent such exclusions and restrictions did not apply under the applicable Parent Welfare Plan and, in respect of any such [X] Welfare Plan that is an insured plan, to the extent reasonably possible under the applicable policy or program. In addition, for purposes of each [X] Welfare Plan providing group medical, dental, pharmaceutical and/or vision benefits (each a "[X] Group Health Plan" and collectively, the "[X] Group Health Plans"), if the Employee Transfer Date is a date other than December 31st of any calendar year, [X] and its Subsidiaries agree to provide Transferred Employees credit for purposes of any applicable deductible, co-payment and out-of-pocket requirements under the [X] Group Health Plans for amounts paid under the corresponding Parent Welfare Plans that provide group medical, dental, pharmaceutical and/or vision benefits (the "Parent Group Health Plans") for the calendar year in which the Employee Transfer Date occurs as though such amounts had been paid in accordance with the terms and conditions of the [X] Group Health Plans, provided that, and only to the extent required by applicable Laws, each Transferred Employee (and his or her dependents and beneficiaries, as applicable) provides appropriate written consent for disclosure by the Parent Group Health Plans to [X] or the [X] Group Health Plans upon their request.

(d)If the applicable Employee Transfer Date is a date other than December 31st of any calendar year, OGE and CNP shall transfer as of the applicable Employee Transfer Date to [X] and its Subsidiaries the excess, if any, of an amount equal to the aggregate of the accumulated contributions to their respective health and dependent care flexible spending account plans made by Transferred Employees (but not the Management Employees) for the plan year in which the Employee Transfer Date occurs over the aggregate of the payments made from such accounts for such plan year to such employees as of the Employee Transfer Date, and such amounts shall be reflected in corresponding accounts set up on behalf of the Transferred Employees in flexible spending account plans to be established by [X] or its Subsidiaries. [X] and its Subsidiaries shall cause their flexible spending account plans to honor and continue through the end of the calendar year in which the Employee Transfer Date occurs the elections as in effect immediately prior to the Employee Transfer Date made

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by Transferred Employees under the applicable flexible spending account plans of OGE and CNP. Following the transfer, [X] and its Subsidiaries shall be responsible for such transferred excess amounts in their flexible spending account plans and all unpaid claims made by Transferred Employees for reimbursement under such plans in accordance with the terms of such plans.

Section 4.5Retiree Medical Benefits.

(a)CNP has established and maintains on behalf of certain of its and its Subsidiaries' retirees and employees who may become eligible upon retirement, including, without limitation, certain of the CNP Midstream Employees, retiree medical benefits under the CenterPoint Energy Group Welfare Benefits Plan for Retirees (the "CNP Retiree Medical Plan"). Except as provided below, the CNP Retiree Medical Plan is an unfunded obligation of CNP and, from and after the Closing Date, CNP will retain all Liabilities arising out of or relating to such programs with respect to Transferred Employees who become entitled to benefits under the terms of such programs. With respect to the CNP Midstream Employees who are MRT employees at any time prior to the Closing Date, however, a trust fund was created to fund certain of the MRT employees' retiree medical benefits under the CNP Retiree Medical Plan pursuant to that certain MRT Welfare Benefit Trust Agreement, by and between CERC and The Northern Trust Company, as trustee, dated as of August 31, 2001 (the "VEBA"). From and after the Closing, to the extent consistent with applicable Laws, notwithstanding anything to the contrary herein, CERC or its Subsidiary (other than an LP Entity) shall retain all Liabilities and assets relating to VEBA.

(b)OGE has established and maintains on behalf of certain of its and its Subsidiaries' retirees and employees who may become eligible upon retirement, including, without limitation, certain of the Enogex Employees, a retiree medical program (the "OGE Retiree Medical Program") and a retiree life insurance program (the "OGE Retiree Life Insurance Program"). The OGE Retiree Medical Program and the OGE Retiree Life Insurance Program are both unfunded obligations of OGE and, from and after the Closing Date, OGE will retain all Liabilities arising out of or relating to such programs with respect to Transferred Employees who become entitled to benefits under the terms of such programs.

(c)Prior to the end of the Secondment Period, the Parties shall jointly determine whether or not to establish a retiree medical program, effective as of the Employee Transfer Date, to be maintained by [X] or its Subsidiary for the benefit of eligible Transferred Employees and future employees of [X] and its Subsidiaries (the "[X] Retiree Medical Program"). If the determination is made to establish the [X] Retiree Medical Program, then the Parties and [X] shall jointly agree on the terms, conditions (including eligibility) and other design features of the [X] Retiree Medical Program.

Section 4.6Nonqualified Deferred Compensation. With respect to any Parent Plan that is a nonqualified deferred compensation plan as defined in Section 409A of the Code, CNP, OGE and [X] will cooperate to prevent the transactions contemplated by the Master Formation Agreement and this Agreement from resulting in a violation of Section 409A of the Code with respect to any such plan. To the extent that the CNP Pension Plans or OGE Pension Plans provide at any time for additional benefit accruals, service credits, cost-of-living increases, subsidies, notional investment credits or earnings or other benefits or enhancements for the CNP Seconded Employees or OGE Seconded Employees, respectively, who become Transferred Employees, whether or not attributable to such employees' compensation or service, or any other factor, from and after the Employee Transfer Date, CNP shall bear the full cost thereof for the CNP Pension Plans and OGE shall bear the full cost thereof for the OGE Pension Plans, and neither [X], CNP with respect

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to the OGE Pension Plans, nor OGE with respect to the CNP Pension Plans shall have any Liability with respect thereto.

Section 4.7No Duplication of Benefits. Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to a Seconded or Transferred Employee under any employee benefit policies, plans, arrangements, programs, practices, or agreements. References herein to a benefit with respect to a Seconded or Transferred Employee shall include, where applicable, benefits with respect to any eligible dependents and beneficiaries of such Seconded or Transferred Employee under the same employee benefit policy, plan, arrangement, program, practice or agreement.

ARTICLE V

TERMINATION

Section 5.1Termination. This Agreement will be effective on the Effective Date and will terminate on the last Employee Transfer Date. Notwithstanding the foregoing, either Party may terminate this Agreement upon notice to the other in the event that: (i) the parties mutually agree to do so; (ii) the other party materially breaches the Agreement and its failure to cure such material breach within ninety (90) days following written notice of such breach; or (iii) the other party becomes insolvent.

Section 5.2Effect of Termination. Upon termination of this Agreement, all rights and obligations of the Parties under this Agreement will terminate; provided, however, that termination will not affect or excuse the performance of either Party under any provision of this Agreement that by its terms survives termination (including, without limitation, obligations to make payment for services provided or liabilities incurred prior to the effective date of such termination). Notwithstanding anything to the contrary herein, the following provisions of this Agreement will survive the termination of this Agreement indefinitely: Sections 2.5, 2.6, 4.4, 4.5 and Article VI.

ARTICLE VI

MISCELLANEOUS

Section 6.1Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a "Notice") shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows, provided that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to CNP, addressed to:
CenterPoint Energy, Inc.
1111 Louisiana Street
Houston, TX 77002
Attention: Chief Financial Officer
Fax: [__]

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with a copy to:

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention: J. David Kirkland
Fax: 713.229.1522

If to OGE, addressed to:

OGE Enogex Holdings LLC
321 North Harvey
P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
Attention: Chief Financial Officer
Fax: [__]

Jones Day
717 Texas Avenue, Suite 3300
Houston, Texas  77002
Attention: James E. Vallee
Fax: 832.239.3600

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier or facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next Business Day after receipt if not received during the recipient's normal business hours. All Notices by telecopier or facsimile shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
Section 6.2Governing Law; Jurisdiction; Waiver of Jury Trial. The provisions of Section 10.2 (Governing Law; Jurisdiction; Waiver of Jury Trial) of the Master Formation Agreement shall apply to this Agreement as if fully set forth herein and shall survive any termination of such agreement.

Section 6.3Entire Agreement; Amendments and Waivers. Except for the Master Formation Agreement, including all agreements attached thereto as exhibits; the Transitional Seconding Agreements, this Agreement and the exhibits and schedules hereto constitute the entire agreement between and among the Parties hereto pertaining to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between or among the Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.

Section 6.4No Third Party Beneficiaries. Nothing contained in this Agreement shall entitle anyone other than OGE, CNP and [X], or their respective successors and assigns, to any claim, cause of action, remedy or right of any kind whatsoever.

Section 6.5Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. No Party hereto may

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assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

Section 6.6Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

Section 6.7Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

[Remainder of Page Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

CENTERPOINT ENERGY, INC.

By: ______________________________
Name: ____________________________
Title: _____________________________

OGE ENERGY CORP.

By: ______________________________
Name: ____________________________
Title: _____________________________

[NEW GP LLC]

By: ______________________________
Name: ____________________________
Title: _____________________________

EXHIBITS

Exhibit 1 CNP Transitional Seconding Agreement
Exhibit 2 OGE Transitional Seconding Agreement

SIGNATURE PAGE TO EMPLOYEE TRANSITION AGREEMENT

EXHIBIT 1

CNP TRANSITIONAL SECONDING AGREEMENT

THIS CNP TRANSITIONAL SECONDING AGREEMENT is made and is effective as of [___________], 2013 (the “Effective Date”), by and between CenterPoint Energy, Inc., a Texas corporation (“CNP”), and [X], a [_____________] (the “Company”). CNP and the Company may sometimes be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
WHEREAS, pursuant to that certain Master Formation Agreement, dated as of [__], 2013 (“Master Formation Agreement”), by and among CNP, OGE Energy Corp., an Oklahoma corporation (“OGE”) Bronco Midstream Holdings, LLC, a Delaware limited liability company (“Bronco I”), and Bronco Midstream Holdings II, LLC, a Delaware limited liability company (together with Bronco I, the “Bronco Group”), CNP, OGE and the Bronco Group have agreed through a series of transactions to contribute to Opco LP, a Delaware limited partnership (“LP”), and another entity, all of their respective ownership interests in the CNP Midstream Entities (as defined in the Employee Transition Agreement) by CNP and in Enogex (as defined in the Employee Transition Agreement) by OGE and the Bronco Group, and [New GP] LLC, a Delaware limited liability company (“GP”), shall be the general partner of LP;
WHEREAS, pursuant to the Master Formation Agreement, CNP and OGE have agreed to second certain employees to the Company and its Subsidiaries (“Company Group”) to exclusively perform certain services for the Company Group until the Company Group has its own employees;
WHEREAS, CNP and the Company desire to set forth their agreements with respect to the employees seconded by CNP in accordance with the terms hereof;
NOW, THEREFORE, in consideration of the premises set forth above and the respective representations, warranties, covenants, agreements and conditions contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	DEFINITIONS

“Affiliate” has the meaning set forth in Article I of the Employee Transition Agreement.
“Agreement” means this CNP Transitional Seconding Agreement, and any exhibits, attachments, or schedules hereto, as the same may be amended from time to time.
“Additional Employee” has the meaning set forth in Section 2.1(h) of the Employee Transition Agreement.
“Board of Directors” has the meaning set forth in the Employee Transition Agreement.
“Company Group” has the meaning set forth in the Preamble to this Agreement.

“Disclosing Party” has the meaning set forth in paragraph 8.1.
“Effective Date” has the meaning set forth in the Preamble to this Agreement.
“Employee Transition Agreement” means the Employee Transition Agreement by and among CNP, OGE and GP, dated as of the Effective Date.
“Employment Costs” means all costs other than Severance Costs or Termination Costs incurred or accrued by Member or related to an event that occurs during the term of this Agreement, without any mark-up or profit margin, with respect to any Seconded Employee or group of Seconded Employees, for any period, including, but not limited to those costs specifically listed in Exhibit B attached to and made a part of this Agreement.
“Employee Transfer Date” means the date on which a Seconded Employee's employment with Member ends and the Seconded Employee becomes an employee of the Company or a Subsidiary of the Company.
“GP” has the meaning set forth in the Preamble to this Agreement.
“Master Formation Agreement” has the meaning set forth in the Preamble to this Agreement.
“Member” means CNP or, where the context requires, the Subsidiary of CNP that employs the Seconded Employees.
“Member Equity Incentive Plans” means the equity-based incentive compensation plans sponsored by CNP.
“OGE” has the meaning set forth in the Preamble to this Agreement.
“Replacement Employee” has the meaning set forth in Section 2.1(h) of the Employee Transition Agreement.
“Seconded Employee” means the employees listed in Exhibit A attached to and made a part of this Agreement. Exhibit A may be revised and amended from time to time by the mutual agreement of the Parties.
“Seconded Employee Cost Estimate” has the meaning set forth in paragraph 2.7 of this Agreement
“Secondment Termination Date” means: (a) with respect to all Seconded Employees, the effective date of the termination of this Agreement as specified in Section 10 below; or (b) with respect to an individual Seconded Employee, (i) the date the employment of the Seconded Employee with Member is terminated, or (ii) provided that either the Company or Member gives ninety (90) days' written notice to the other Parties of its intent to end such Seconded Employee's seconding assignment to the Company Group, the effective date of termination of such Seconded Employee's seconding assignment.
“Severance Costs” has the meaning set forth in the Employee Transition Agreement.

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“Subsidiary” or “Subsidiaries” has the meaning set forth in Article I of the Master Formation Agreement.
“Termination Costs” has the meaning set forth in the Employee Transition Agreement or liabilities covered under paragraph 6.2 of this Agreement.
“Transferred Employee” means each Seconded Employee who accepts the Company's or its Subsidiary's offer of employment and who becomes an employee of the Company or such Subsidiary.
“Work Product” has the meaning set forth in Section 9.
Capitalized terms not otherwise defined in this Section 1 or elsewhere in this Agreement shall have the meaning ascribed to such term in the Employee Transition Agreement.

2.	SECONDMENT OF SECONDED EMPLOYEES TO COMPANY GROUP

2.1
Member shall second to the Company Group the Seconded Employees to conduct business on behalf of the Company Group, beginning on the Effective Date or, if later, the individual's employment date (with the dates specified for each individual in Exhibit A, as amended from time to time) and continuing until the earlier of the Employee Transfer Date or the Secondment Termination Date in respect to each Seconded Employee. During the period of secondment to the Company Group, the Seconded Employee shall work full-time for the Company Group and shall be expected to perform his or her work for the Company Group in its best interest. Member has granted authority to the Company Group to exercise sufficient direction and control over the Seconded Employees assigned to the Company Group by Member as is necessary to conduct the Company Group's business, discharge any of the Company Group's fiduciary responsibilities, or comply with any legal requirements applicable to the Company Group. The Seconded Employees shall be considered agents of the Company Group and not of Member while under such direction and control. The Company Group agrees that it shall be responsible for any matters that arise in the course of performance of such work. Only Member has the right to hire and fire the Seconded Employees; provided, however, that the Company Group has the right to refuse to have any or further services performed on its behalf by a Seconded Employee, in which case the Company Group shall be responsible for reimbursement of all Severance Costs and Termination Costs incurred by Member in respect of such Seconded Employee. It is the intent of the Parties that the Seconded Employees remain Member's employees during the period of secondment. All services provided by the Seconded Employees shall be provided pursuant to this Agreement for the benefit of the Company Group.

Member will administer and/or provide the following employer services regarding the Seconded Employees: paying payroll/wages; payroll processing services; assignment of employees to the Company Group; administering and providing benefits; administering required federal, state and local employee payments or withholdings from wages, as well as required employer remittances of employment taxes to federal, state and local taxing authorities. The Seconded Employees assigned to the Company Group will be paid from Member's payroll and accounts; and, any benefits to be provided and all taxes will be paid under Member's federal, state and local tax identification numbers. Member shall obtain workers' compensation insurance for all covered Seconded Employees and shall keep such coverage in force and effect at all times for all of the covered Seconded Employees.

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2.2	During the term of this Agreement, the Seconded Employees seconded to the Company Group hereunder:

(a)	shall be employed by Member;

(b)
shall remain subject to the terms of employment with Member as Member shall establish from time to time (including without limitation Member's code of business conduct and policies concerning confidential and proprietary information) and Member shall manage such employment relationship, including direction and control over the hiring and firing of the Seconded Employees;

(c)	shall be eligible for participation in all Member benefit plans for which they would be eligible absent their secondment to the Company Group under this Agreement; and

(d)	shall receive base salary and other compensation as Member shall determine consistent with past practice, subject to consultation with the Board of Directors.

2.3
The normal working hours for the Seconded Employees shall be the normal working hours of the Company Group at the Company Group site or location to which the Seconded Employees are assigned by the Company Group.

2.4
At the inception of the secondment period, Member and the Company have determined and set forth in Exhibit A each Seconded Employee's current base salary, which comprises only a portion of the total cost of a Seconded Employee. For expense planning purposes, by September 30 of each year and otherwise upon request of the Company, Member will provide a non‑binding Seconded Employee cost estimate for each Seconded Employee (the “Seconded Employee Cost Estimate”) for the next year. The sole purpose of the Seconded Employee Cost Estimate is to provide the Company with an estimated projection of future expenses for inclusion in the Company's annual budget.

2.5
Member and the Company Group shall each comply with all applicable national, state and local laws, regulations, and orders, including but not limited to national, state, and local tax, social legislation, civil rights laws and any other employment-related laws, regulations and orders affecting, directly or indirectly, the Seconded Employees and each member of the Company Group shall be responsible for all time-keeping records relating to hours worked.

2.6
Member shall have the right and responsibility to terminate the Seconded Employees, to evaluate each Seconded Employee's performance for performance management purposes, and, in consultation with the Company, to determine the amount of compensation and benefits to be provided to the Seconded Employees. In consultation with the Company, Member may hire Replacement Employees to replace terminated Seconded Employees or add Additional Employees for the Company Group's staffing or expansions or additional projects. Member will amend Exhibit A to show those Replacement Employees or Additional Employees hired and those Seconded Employee terminated. During the period of secondment to the Company Group, the Seconded Employees shall have no authority to enter into contracts or otherwise engage in any business transactions on behalf of Member. The Company will provide the Seconded Employees with (i) a suitable workplace which complies with all applicable safety and health standards, statutes, and ordinances, (ii) all necessary information, training, and safety equipment with respect to hazardous substances, and (iii) adequate instruction,

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assistance, direction, and time to perform the services requested of them during the period of their secondment to the Company Group.

2.7
Prior to the Employee Transfer Date, the Board of Directors or its designee shall select which, if any, of the Seconded Employees will be offered employment with the Company Group as of the Employee Transfer Date in accordance with Section 2.1(i) of the Employee Transition Agreement.

2.8
All Seconded Employees will abide by the Company Group's policies applicable to the Seconded Employees. In addition, all Seconded Employees will abide by Member's code of business conduct, its policies concerning business travel and confidential and proprietary information, and other similar Member policies applicable to the Seconded Employees. Any discipline of the Seconded Employees under any Company Group policies or practices will be handled by mutual agreement of Member and the Company.

2.9	During the term of this Agreement, Member shall add the members of the Company Group as an additional insured under its applicable insurance policies.

3.	PAYMENT OF COSTS FOR SECONDED EMPLOYEE SERVICES

3.1	The Company shall be obligated to reimburse Member for all Employment Costs incurred by Member in connection with Seconded Employees, regardless of whether specifically listed in Exhibit B.

3.2
With respect to the equity-related compensation awards described in Sections 3.3(a) and 3.3(b) of the Employee Transition Agreement, the Company will reimburse Member for the amount of expense recorded on Member's financial statements with respect to such awards and relating to the period following the Effective Date.

3.3
Member shall keep and maintain books and records in accordance with its standard accounting practices and procedures which books and records shall be sufficient to enable an independent auditor to verify the accuracy of the costs billed by Member to the Company under the terms of this Agreement.

3.4
Except as otherwise provided in this Section 3, Member shall invoice the Company by the fifteenth (15th) workday of each calendar month for the Employment Costs paid by Member during the prior month. Invoices shall be supported by appropriate documentation. For the protection of personal employee data, Employment Costs supporting details will be delivered only to the Company representative noted in paragraph 12.2 below.

3.5	Invoices to the Company will be payable by wire transfer or other mutually agreed upon method of payment, within thirty (30) days from the date of invoice.

3.6
If the Company has any questions or disagreement regarding the amount due under this Section 3, it shall provide Member with the nature and details of the dispute within sixty (60) days after the date of invoice, after which time the Company will be deemed to have accepted all undisputed amounts included in such invoice, subject to the Company's right to conduct an audit pursuant to Section 4. The Parties shall then negotiate in good faith, each bringing forward supporting information. Such information is subject to audit and verification by the

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other Party. If the Parties resolve the dispute at this level, the resolution and agreed upon action shall be documented for the Parties.

If the Parties cannot resolve the dispute, the matter shall be escalated to the management of Member and the Company for review. If the dispute cannot be resolved to the satisfaction of the Parties at this level, the issue may be presented to senior officers of Member and the Board of Directors or its designee for resolution. If the dispute involves an audit report or audit finding (which audit will be conducted and completed pursuant to, and in accordance with, Section 4), such audit will be made available to all members of the Board of Directors or its designee.
The invoice amount not in dispute must be paid according to the terms of this Section 3, and only the amount in dispute may be withheld subject to good business judgment and pending resolution of the dispute.

3.7
The Parties acknowledge that Member is a party to that certain Transition Services Agreement dated as of the Effective Date, pursuant to which Member provides certain general and administrative services on behalf of the Company Group. Notwithstanding anything in this Agreement to the contrary, Member shall not be entitled to receive payment for the same services performed both hereunder and under such Transition Services Agreement.

4.	AUDITS

4.1
The Company, through its authorized representatives, upon fifteen (15) days' advance notice in writing to Member, shall have the right to conduct and complete an audit of the books and records of Member relating to the financial and operating activities (including contractors and vendors supplying materials and/or services to Member) hereunder for any calendar year, for the sole purpose of determining the accuracy of the Seconded Employee costs billed to the Company, within twelve (12) months following the end of such calendar year, utilizing a third-party independent auditor acceptable to Member, which acceptance shall not be unreasonably withheld; provided, however, that the Company may not exercise such right more than once every six (6) months. The complete audit report from such audits shall be made available to Member. The audit expense incurred under this Section 4 shall be borne by the Company.

4.2
The auditor shall be subject to reasonable conditions of confidentiality which shall be provided to the independent auditor by Member and which independent auditor will be required to sign prior to beginning the audit. The Company's independent auditor and Member's internal auditors shall cooperate with each other to facilitate an accurate and efficient audit.

5.	DISCLAIMER BY MEMBER

There are no representations or warranties made by Member hereunder, express or implied, at law or in equity, with respect to the subject matter hereof. By way of example and not by way of limitation, Member does not warrant the quality or competence of any of the Seconded Employees or that the secondments of the Seconded Employees will permit the Company Group to achieve any specific or general results, nor does Member, except as provided in Section 6 hereof, accept any obligation or liability whatsoever for the acts, omissions and/or other performance of the Seconded Employees, and in no event shall Member be liable to the Company for special, indirect, incidental, consequential or punitive damages in respect thereof.

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6.	INDEMNITIES

6.1
Except as provided in paragraph 6.2, the Company shall defend, indemnify and hold harmless Member, its Subsidiaries and Affiliates (other than the Company Group), and their respective officers, directors, employees and agents, from, against and with respect to any and all costs, lawsuits, proceedings, demands, assessments, penalties, fines, administrative orders, claims, losses, expenses, liabilities, obligations, and damages (including without limitation reasonable attorneys fees, costs and expenses incidental thereto) which in any way arise out of, result from, or relate to (i) the acts, omissions and/or other performance of services (including without limitation any negligent or intentional acts or omissions) by the Seconded Employees during periods from and after the Effective Date, (ii) any negligent or intentional act or omission on the part of the Company or any member of the Company Group or their respective officers, employees (including without limitation the Seconded Employees), or agents, (iii) any personal injury, death, or damage claim by, on behalf of, or related to a Seconded Employee to the extent attributable to periods of time from and after the Effective Date, (iv) the Company's or any member of the Company Group's failure to comply with all applicable laws, including applicable labor and employment laws, regulations or orders with respect to the Seconded Employees, or (v) any breach of this Agreement by the Company.

6.2
Member shall defend, indemnify and hold harmless the Company and the members of the Company Group and their respective officers, directors, employees and agents, from, against and with respect to any and all costs, lawsuits, proceedings, demands, assessments, penalties, fines, administrative orders, claims, losses, expenses, liabilities, obligations, and damages (including without limitation reasonable attorneys fees, costs and expenses incidental thereto) which in any way arise out of, result from, or relate to (i) any negligent or intentional act or omission on the part of Member, its officers or employees (excluding the Seconded Employees) or agents which creates any violation of applicable labor or employment laws, (ii) any personal injury, death, or damage claim by, on behalf of, or related to a Seconded Employee to the extent attributable to periods of time prior to the Effective Date, (iii) the Member's or its Subsidiaries' or Affiliates' (other than the Group Members) failure to comply with all applicable laws, including applicable labor and employment laws, regulations or orders with respect to the Seconded Employees, (iv) any claim, demand or cause of action which may be brought by any Seconded Employee or his or her heirs for personal injury to, or death of such Seconded Employee to the extent covered by Member's statutorily required workers compensation coverage or employer's liability coverage applicable to such Seconded Employee and attributable to periods of time prior to the Employee Transfer Date, or (v) any breach of this Agreement by Member.

6.3
Except as provided in paragraph 6.2, upon and after the Employee Transfer Date, the Company shall be solely responsible for (and shall defend, indemnify and hold harmless Member, its Subsidiaries and Affiliates (other than the Company Group), and their respective officers, directors, employees and agents, from, against and with respect to) any and all costs, lawsuits, proceedings, demands, assessments, penalties, fines, administrative orders, claims, losses, expenses, liabilities, obligations, and damages (including without limitation reasonable attorneys fees, costs and expenses incidental thereto) arising from or related to events occurring on or after the Employee Transfer Date and that are related to the Seconded Employees who become employees of the Company Group.

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6.4
The Company and Member agree (i) to notify each other in writing of any asserted claim for indemnification pursuant to this Section 6 within thirty (30) days of either discovery of the occurrence upon which the claim may be based or learning of such claim, whichever occurs first, and (ii) to permit Member or the Company, as the case may be, to defend the claim at the option of the Party against whom the claim is asserted, with counsel acceptable to such Party, which consent will not be unreasonably refused. Except with respect to workers compensation and employer's liability claims, no Party will pay or agree to pay any asserted claim under this Agreement without prior written approval from the Party against whom the claim is asserted, which approval will not be unreasonably withheld.

6.5
In the event that a Party is obligated to indemnify and hold another Party harmless under this Article 6, the amount owing to the indemnified Party will be reduced by the amount of any insurance claims made or proceeds received by such indemnified Party under the policies described in Section 2.9.

6.6
THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES.

7.	FORCE MAJEURE

No Party shall be liable to the other Party hereto for its failure or delay in performing its obligations hereunder (other than its obligations to pay money) due to Force Majeure. “Force Majeure” means any labor dispute, including but not limited to strikes, work stoppages, or slowdowns, (whether or not beyond the reasonable control of the affected Party) and other circumstances reasonably beyond the control of the affected Party, including, without limitation, acts of God, fire, flood, war, terrorism, accident, explosion, breakdowns or embargoes or other import or export restrictions, shortage of or inability to obtain energy, equipment, transportation, products or good faith compliance with applicable law or any request (whether ultimately valid or invalid) made by any governmental authority.

8.	CONFIDENTIALITY

8.1
Member and the Company each acknowledge that during the term of this Agreement, the Seconded Employees may receive, or otherwise acquire, information that the Party disclosing such information (the “Disclosing Party”) considers proprietary and confidential, or which the Disclosing Party is obligated to keep in confidence pursuant to an agreement with a third party. Except as otherwise provided to the contrary in any general confidentiality agreements between Member and the Company, Member agrees to instruct the Seconded Employees to maintain any and all such proprietary and confidential information transmitted to them as a result of the performance of services for the Company by the Seconded Employees or being present on the Disclosing Party's premises, in strict confidence. All business and technical information received, developed, observed, or otherwise acquired by the Seconded Employees, as a result of performing services for the Company, or being present at the Disclosing Party's premises, is presumed to be confidential. The obligations of confidence

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described in this paragraph 8.1 shall not apply to any information that (i) is known to the Seconded Employees prior to the Seconded Employees' acquiring such information, (ii) is or becomes known to the public through no fault of the Seconded Employees, (iii) the Seconded Employees are legally required by statute, subpoena, or other valid court order, to disclose by a governmental agency or court having competent jurisdiction (provided that the Seconded Employee has given the Company written notice and the opportunities to contest such requirement).

8.2	Member and the Company will give the Seconded Employees an Employment Status and Information Non-Disclosure Notice substantially in the form of Exhibit C attached to and made a part of this Agreement.

9.	WORK PRODUCT OWNERSHIP

Except as otherwise provided to the contrary in any license or other similar agreements between Member and the Company, all rights of ownership applicable to any data, documents, information, inventions, and information-bearing media, generated, observed, or discovered by the Seconded Employees, during the performance of services for the Company under this Agreement (the “Work Product”), shall belong solely to the Company, either by operation of the “work for hire” doctrine, to the extent it is applicable, or by assignment from Member. In this regard, Member hereby assigns to the Company, its nominee, successor or assign, all rights, title and interest in and to such inventions, discoveries, improvements, developments and other creative work, including both the United States and foreign rights that were conceived, discovered and/or made by a Seconded Employee solely or jointly with others while performing services for the Company or Company Group relating to or connected with the business of the Company or its Subsidiaries. Member shall also execute, upon request by the Company, its nominee, successor, or assign any papers necessary or desirable to register a copyright, or apply for and obtain a letter of patent from the United States or foreign countries, to maintain, enforce or defend any such copyrights or patents or other legal protection available to protect such inventions, discoveries, improvements, developments and all other creative work, and to vest complete title to such patents, copyrights and other legal protection in the Company, its nominee, successor, or assign, including without limitation any papers relating to inferences, oppositions, conflicts, re-issues, divisions, continuation-in-parts, or litigation relating to any such inventions, discoveries, improvements, developments, and all other creative work. Member shall retain no proprietary interest in such Work Product, or any patents, copyrights, trade secrets or other intellectual property based on such Work Product. Under no circumstances shall such Work Product be conveyed, disclosed, released or exploited for the benefit of Member, its employees, or any third party without the prior written consent of the Company.

10.	TERM AND TERMINATION

10.1
The term of this Agreement shall begin on the Effective Date and end on the last Employee Transfer Date of any Seconded Employee covered by this Agreement, unless sooner terminated by either Party pursuant to paragraph 10.2.

10.2
The Company may terminate this Agreement upon ninety (90) days' written notice to CNP. Either Party may terminate this Agreement immediately upon notice to the other in the event that: (i) the Parties mutually agree to do so; (ii) the other Party materially breaches the Agreement and fails to cure such material breach within ninety (90) days following written notice of such breach; or (iii) the other Party becomes insolvent.

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10.3
If this Agreement is terminated, the Parties agree to promptly negotiate in good faith to determine the amount of Employment Costs for which Member has not received reimbursement. Any amount owing to Member shall be paid within fourteen (14) days of the reconciliation of the Employment Costs as described above, or within thirty (30) days of the effective date of the termination, whichever is later.

11.	RELATIONSHIP OF THE PARTIES

11.1
Nothing in this Agreement shall create or be deemed to create a partnership, joint venture, agency, or any other relationship between the parties or otherwise alter the independent contractor relationship of the parties, except as expressly set forth in this Agreement. No prior course of dealing between Member and the Company shall be of any affect to modify in any respect either Party's status under this Agreement as an independent contractor.

11.2
For the period beginning on the Effective Date and ending on the date that is two years after the Effective Date, CNP and its Affiliates shall not, in any manner directly or indirectly or by assisting another person, unless acting in accordance with the Company's prior written consent, solicit for employment or other similar relationship, or hire, any Transferred Employee, other than such employee who (i) independently responded to a general solicitation for employment not directed at such employee or (ii) is a bona fide referral to CNP or its Subsidiary or Affiliates by a professional search firm.

12.	MISCELLANEOUS

12.1
Neither Party may assign or otherwise transfer its rights or delegate or otherwise transfer its obligations hereunder without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld. Any attempted assignment or transfer in violation hereof shall be void.

12.2
Any notice or request specifically provided for or permitted to be given under this Agreement must be in writing and may be delivered by hand delivery, mail, courier service or facsimile, and shall be deemed effective as of the time of actual delivery thereof to the addressee (except that any notice by facsimile received after the close of business of the recipient shall be deemed received the next business day). For purposes of notice, the address of the parties shall be as follows:

If to Member, addressed to:

CenterPoint Energy, Inc.
1111 Louisiana St.
Houston, TX 77002
Attention: General Counsel
Fax: (___) ___-____

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with a copy to:
Baker Botts L.L.P.
910 Louisiana St.
Houston, Texas 77002
Attention: J. David Kirkland
Fax: (713) 229-1522
If to the Company, addressed to:
[__________________________]
Each Party named above may change its address and that of its representative for notice by giving of notice thereof in the manner hereinabove provided.

12.3
Seconded Employees are at-will employees. Nothing in this Agreement shall be construed as an employment contract or as creating any contractual obligation enforceable by any individual Seconded Employee against any of Member, the Company, a member of the Company Group or any Affiliate of them, or prevent Member or the Company from making decisions regarding the continued employment of any individual by Member or the Company during or after that Seconded Employee's period of secondment to the Company under this Agreement.

12.4
No change in, modification of, addition to or waiver of any of the terms and conditions of this Agreement shall be effected by the acknowledgment or acceptance of requests containing additional or different terms and conditions. No waiver of any of the provisions hereof shall be effective unless in writing and signed by the Party against whom asserted and no waiver made shall bind either Party to a waiver of any succeeding breach of the same or any other provisions hereof.

12.5
The provisions of Section 10.2 (Governing Law; Jurisdiction; Waiver of Jury Trial) of the Master Formation Agreement shall apply to this Agreement as if fully set forth herein and shall survive any termination or expiry of such agreement.

12.6
The headings and captions to the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not affect or be deemed to affect the construction of this Agreement.

12.7
If any provision of this Agreement is held invalid, such invalidity shall not affect other provisions of this Agreement. To the extent reasonably possible, the parties agree to promptly negotiate in good faith to cure any invalid provision consistent with the intent and spirit of this Agreement.

12.8
In the event of termination or expiry of this Agreement pursuant to paragraphs 10.1 or 10.2, Section 3 (Payment of Costs for Seconded Employees Services), Section 6 (Indemnities), Section 8 (Confidentiality), and Section 9 (Work Product Ownership) shall survive.

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12.9	This Agreement may be executed in multiple counterparts which shall be deemed an original and all of which shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

[X]	CENTERPOINT ENERGY, INC.

By: ____________________________________	By: ____________________________________
Title: ___________________________________	Title: ___________________________________
Date: ___________________________________	Date: ___________________________________

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EXHIBIT A
SECONDED EMPLOYEES
See attached.

A-1

EXHIBIT B
EMPLOYMENT COSTS
Pursuant to paragraph 3.1 of the Agreement, the Employment Costs to be reimbursed by the Company to Member shall include, but not be limited to, the following specified costs for each Seconded Employee:

•	Compensation

○	Base salary or wages

○	Overtime, shift premium, and other similar payments

○	All short and long-term incentive compensation, such as performance awards, incentive awards or sales commissions

•	Cost of Living Allowance (COLA)

•	Reimbursement of business expenses, including travel and entertainment, incurred in carrying out work under the direction of the Company.

•	Member's share of federal, state and local taxes incurred with respect to each Seconded Employee.

•	Member's share of all employee retirement, welfare and fringe benefits costs, including but not limited to:

○	Medical

○	Dental

○	Prescription drugs

○	Vision

○	Pension and non-qualified excess plans (SERPs)

○	Post-retirement benefits affecting secondment period

○	Employer matching and other contributions to savings plan programs such as 401(k) plans, non-qualified excess benefits plans (SERPs) and deferred compensation plans

○	Group travel insurance

○	Group life insurance

○	Long term disability insurance

○	Long term care

○	Employee assistance plan

○	Educational reimbursement expense

•	Any and all Seconded Employee relocation costs, both at the commencement and conclusion of assignment, including but not limited to:

○	House Hunting Trip

○	Travel, including the final move'

○	Loss on Home Sale

○	Any Home Sale Bonus

○	Guarantee House Purchase

B-1

○	Any Lump Sum Payments

○	Temporary Living Expenses

○	Move Day Expenses

○	Household goods movement and storage Costs

○	Goods Shipment Cost to/from Member to the Company

○	Home Sales Assistance

○	Duplicate Housing Expenses

○	All Cancellation Expenses

○	Home Buying Expenses

○	Rental/Leasing Assistance

○	High Cost Assistance

○	Career Assistance for Spouses

○	Miscellaneous Relocation Moving Costs Allowance

•
All direct costs of any claim, demand or cause of action which may be brought by any Seconded Employee or his or her heirs for personal injury to, or death of such Seconded Employee during the term of this Agreement, or for any employment-related claims that relate to conduct during the term of this Agreement, including, but not limited to, costs under Member's workers compensation insurance coverage and which are (i) attributable to personal injury or death of such Seconded Employee during the term of this Agreement and (ii) are a direct obligation of Member or are subject to reimbursement by Member to any third party claim administrator or insurer, including third party claim administrator claim management costs and other costs incurred in the management and defense of any such claim, demand, or cause of action. Costs, however, do not include costs which are fully insured and which are not a direct obligation of Member or subject to reimbursement by Member.

•
All other direct costs relating to the continuing employer-employee relationship, such as workers' compensation and unemployment compensation premiums, payments to employees or claims cost and any taxes imposed on Member by any governmental authority on account of the Seconded Employee.

B-2

EXHIBIT C
Employment Status and Information Non-Disclosure Notice
As you know, CenterPoint Energy, Inc. (“CNP”), OGE Energy Corp., an Oklahoma corporation (“OGE”), and affiliates of Arclight Capital Partners, LLC, entered into an agreement that resulted in the formation of [X] (the “Company”). In connection with the agreement, CNP and OGE agreed to assign some of their employees and the employees of their respective affiliated companies (“Assigned Employees”) to the Company for the purpose of assisting the Company in its operations and allowing the Company adequate time to develop, among other things, compensation and benefits for its own employees. This assignment is expected to end not later than [December 31, 2014], subject to extension by agreement of CNP and OGE.
Because you are among those Assigned Employees whom CNP and OGE have provided to the Company to assist the Company during this transition period, it is important that you read this Employment Status and Information Non-Disclosure Notice (this “Notice”). For purposes of simplicity, your current employer, whether it is CNP, OGE or one of their affiliated companies, will be referred to in this Notice as your “Member Company.”
1.    Employment Status.
In its agreement with CNP and OGE, the Company agreed to give notice to the Assigned Employees concerning various aspects of their employment during the temporary period in which they are assigned by their Member Company to provide services for the Company. Accordingly, please take notice of the following facts concerning your assignment:

•
Your Member Company may assign you to provide services to the Company. While providing such services to the Company, you will remain an employee of your Member Company. However, you will be given assignments by the Company and be subject to the instruction of the Company as to certain aspects of the details, means, and methods of performing such assignments.

•
While assigned by your Member Company to provide services to the Company, you must comply with all the Company rules, policies, and related orders and/or requests including without limitation those relating to alcohol, drugs, safety, security, smoking, controlled substances, and weapons.

•
While assigned to the Company, you will remain on the payroll of your Member Company, and you will be covered by Workers' Compensation insurance maintained by your Member Company for the benefit of your Member Company and the Company. The responsibility, if any, of the Company for injuries or death will be limited to benefits available from your Member Company under applicable workers' compensation laws.

•
While you are assigned to provide services to the Company, you will participate in the benefits plans, programs, and policies of your Member Company, to the extent that you are eligible, and you will not be eligible to participate in or be eligible for any benefits or rights under the Company's benefit plans, programs, or policies, if any.

2.    Information Non-Disclosure.
The agreements between the Company and CNP and OGE require that you be given notice of your obligations concerning the nondisclosure of certain information. From time to time, you may have access to the Company's confidential information, including information previously acquired by (i) CNP or its affiliated companies with respect to the CNP businesses and operations and research, development, and demonstration

C-1

activities related primarily thereto and (ii) OGE or its affiliated companies with respect to the OGE businesses and operations and research, development, and demonstration activities related primarily thereto. You will keep confidential and refrain from disclosing such confidential information, without the Company's prior written permission, to any party other than the Company's employees, officers and representatives, or use such confidential information in a manner inconsistent with your assignments.
Your obligations of non-disclosure and non-use contained herein, however, do not apply to: (i) information which at the time of disclosure is, or subsequently becomes, published or generally known from a source other than you; (ii) information that you can demonstrate was in your possession prior to the date of your assignment to the Company other than through your employment with your Member Company or any companies affiliated with your Member Company, and which was not acquired, directly or indirectly, from the Company, your Member Company, or any companies affiliated with your Member Company; or (iii) information that you can demonstrate was lawfully received by you from a third party after the time of disclosure hereunder and which third party did not require you to hold in confidence.
Information that is specific to a Company process or job assignment is not deemed to be in the public knowledge or literature or in your possession merely because it is embraced in general disclosures in the public knowledge or literature.
Confidential information includes business, technical, or financial information and other work product that is developed by you during your employment with your Member Company or its affiliated companies, and that the ownership and rights to use such information are governed by the contractual relationships between CNP and the Company and OGE and the Company.
3.    At-Will Employment Status.
Your Member Company and the Company are at-will employers. As such, your employment with your Member Company is on an employment-at-will basis, and future employment, if any, with the Company, will be on an employment-at-will basis, which may be terminated by your employer at any time, and the Company may at any time discontinue your assignment to provide it services. Neither your status as an Assigned Employee nor this Notice is a contract of employment, nor does either alter your employment-at-will status with your Member Company.

C-2

EXHIBIT 2

OGE TRANSITIONAL SECONDING AGREEMENT
THIS OGE TRANSITIONAL SECONDING AGREEMENT is made and is effective as of [___________], 2013 (the “Effective Date”), by and between OGE Energy Corp, an Oklahoma corporation (“OGE”), and [X], a [_____________] (the “Company”). OGE and the Company may sometimes be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
WHEREAS, pursuant to that certain Master Formation Agreement, dated as of [__], 2013 (“Master Formation Agreement”), by and among OGE, CenterPoint Energy Inc., a Texas corporation (“CNP”) Bronco Midstream Holdings, LLC, a Delaware limited liability company (“Bronco I”), and Bronco Midstream Holdings II, LLC, a Delaware limited liability company (together with Bronco I, the “Bronco Group”), OGE, CNP and the Bronco Group have agreed through a series of transactions to contribute to Opco LP, a Delaware limited partnership (“LP”), and another entity, all of their respective ownership interests in Enogex (as defined in the Employee Transition Agreement) by OGE and the Bronco Group and in the CNP Midstream Entities (as defined in the Employee Transition Agreement) by CNP, and [New GP] LLC, a Delaware limited liability company (“GP”), shall be the general partner of LP;
WHEREAS, pursuant to the Master Formation Agreement, OGE and CNP have agreed to second certain employees to the Company and its Subsidiaries (“Company Group”) to exclusively perform certain services for the Company Group until the Company Group has its own employees;
WHEREAS, OGE and the Company desire to set forth their agreements with respect to the employees seconded by OGE in accordance with the terms hereof;
NOW, THEREFORE, in consideration of the premises set forth above and the respective representations, warranties, covenants, agreements and conditions contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	DEFINITIONS

“Affiliate” has the meaning set forth in Article I of the Employee Transition Agreement.
“Agreement” means this OGE Transitional Seconding Agreement, and any exhibits, attachments, or schedules hereto, as the same may be amended from time to time.
“Additional Employee” has the meaning set forth in Section 2.1(h) of the Employee Transition Agreement.
“Board of Directors” has the meaning set forth in the Employee Transition Agreement.
“Company Group” has the meaning set forth in the Preamble to this Agreement.

“Disclosing Party” has the meaning set forth in paragraph 8.1.
“Effective Date” has the meaning set forth in the Preamble to this Agreement.
“Employee Transition Agreement” means the Employee Transition Agreement by and among OGE, CNP and GP, dated as of the Effective Date.
“Employment Costs” means all costs other than Severance Costs or Termination Costs incurred or accrued by Member or related to an event that occurs during the term of this Agreement, without any mark-up or profit margin, with respect to any Seconded Employee or group of Seconded Employees, for any period, including, but not limited to those costs specifically listed in Exhibit B attached to and made a part of this Agreement.
“Employee Transfer Date” means the date on which a Seconded Employee's employment with Member ends and the Seconded Employee becomes an employee of the Company or a Subsidiary of the Company.
“GP” has the meaning set forth in the Preamble to this Agreement.
“Master Formation Agreement” has the meaning set forth in the Preamble to this Agreement.
“Member” means OGE or, where the context requires, the Subsidiary of OGE that employs the Seconded Employees.
“Member Equity Incentive Plans” means the equity-based incentive compensation plans sponsored by OGE.
“OGE” has the meaning set forth in the Preamble to this Agreement.
“Replacement Employee” has the meaning set forth in Section 2.1(h) of the Employee Transition Agreement.
“Seconded Employee” means the employees listed in Exhibit A attached to and made a part of this Agreement. Exhibit A may be revised and amended from time to time by the mutual agreement of the Parties.
“Seconded Employee Cost Estimate” has the meaning set forth in paragraph 2.7 of this Agreement
“Secondment Termination Date” means: (a) with respect to all Seconded Employees, the effective date of the termination of this Agreement as specified in Section 10 below; or (b) with respect to an individual Seconded Employee, (i) the date the employment of the Seconded Employee with Member is terminated, or (ii) provided that either the Company or Member gives ninety (90) days' written notice to the other Parties of its intent to end such Seconded Employee's seconding assignment to the Company Group, the effective date of termination of such Seconded Employee's seconding assignment.
“Severance Costs” has the meaning set forth in the Employee Transition Agreement.
“Subsidiary” or “Subsidiaries” has the meaning set forth in Article I of the Master Formation Agreement.

2

“Termination Costs” has the meaning set forth in the Employee Transition Agreement or liabilities covered under paragraph 6.2 of this Agreement.
“Transferred Employee” means each Seconded Employee who accepts the Company's or its Subsidiary's offer of employment and who becomes an employee of the Company or such Subsidiary.
“Work Product” has the meaning set forth in Section 9.
Capitalized terms not otherwise defined in this Section 1 or elsewhere in this Agreement shall have the meaning ascribed to such term in the Employee Transition Agreement.

2.	SECONDMENT OF SECONDED EMPLOYEES TO COMPANY GROUP

2.1
Member shall second to the Company Group the Seconded Employees to conduct business on behalf of the Company Group, beginning on the Effective Date or, if later, the individual's employment date (with the dates specified for each individual in Exhibit A, as amended from time to time) and continuing until the earlier of the Employee Transfer Date or the Secondment Termination Date in respect to each Seconded Employee. During the period of secondment to the Company Group, the Seconded Employee shall work full-time for the Company Group and shall be expected to perform his or her work for the Company Group in its best interest. Member has granted authority to the Company Group to exercise sufficient direction and control over the Seconded Employees assigned to the Company Group by Member as is necessary to conduct the Company Group's business, discharge any of the Company Group's fiduciary responsibilities, or comply with any legal requirements applicable to the Company Group. The Seconded Employees shall be considered agents of the Company Group and not of Member while under such direction and control. The Company Group agrees that it shall be responsible for any matters that arise in the course of performance of such work. Only Member has the right to hire and fire the Seconded Employees; provided, however, that the Company Group has the right to refuse to have any or further services performed on its behalf by a Seconded Employee, in which case the Company Group shall be responsible for reimbursement of all Severance Costs and Termination Costs incurred by Member in respect of such Seconded Employee. It is the intent of the Parties that the Seconded Employees remain Member's employees during the period of secondment. All services provided by the Seconded Employees shall be provided pursuant to this Agreement for the benefit of the Company Group.

Member will administer and/or provide the following employer services regarding the Seconded Employees: paying payroll/wages; payroll processing services; assignment of employees to the Company Group; administering and providing benefits; administering required federal, state and local employee payments or withholdings from wages, as well as required employer remittances of employment taxes to federal, state and local taxing authorities. The Seconded Employees assigned to the Company Group will be paid from Member's payroll and accounts; and, any benefits to be provided and all taxes will be paid under Member's federal, state and local tax identification numbers. Member shall obtain workers' compensation insurance for all covered Seconded Employees and shall keep such coverage in force and effect at all times for all of the covered Seconded Employees.

2.2	During the term of this Agreement, the Seconded Employees seconded to the Company Group hereunder:

3

(a)	shall be employed by Member;

(b)
shall remain subject to the terms of employment with Member as Member shall establish from time to time (including without limitation Member's code of business conduct and policies concerning confidential and proprietary information) and Member shall manage such employment relationship, including direction and control over the hiring and firing of the Seconded Employees;

(c)	shall be eligible for participation in all Member benefit plans for which they would be eligible absent their secondment to the Company Group under this Agreement; and

(d)	shall receive base salary and other compensation as Member shall determine consistent with past practice, subject to consultation with the Board of Directors.

2.3
The normal working hours for the Seconded Employees shall be the normal working hours of the Company Group at the Company Group site or location to which the Seconded Employees are assigned by the Company Group.

2.4
At the inception of the secondment period, Member and the Company have determined and set forth in Exhibit A each Seconded Employee's current base salary, which comprises only a portion of the total cost of a Seconded Employee. For expense planning purposes, by September 30 of each year and otherwise upon request of the Company, Member will provide a non‑binding Seconded Employee cost estimate for each Seconded Employee (the “Seconded Employee Cost Estimate”) for the next year. The sole purpose of the Seconded Employee Cost Estimate is to provide the Company with an estimated projection of future expenses for inclusion in the Company's annual budget.

2.5
Member and the Company Group shall each comply with all applicable national, state and local laws, regulations, and orders, including but not limited to national, state, and local tax, social legislation, civil rights laws and any other employment-related laws, regulations and orders affecting, directly or indirectly, the Seconded Employees and each member of the Company Group shall be responsible for all time-keeping records relating to hours worked.

2.6
Member shall have the right and responsibility to terminate the Seconded Employees, to evaluate each Seconded Employee's performance for performance management purposes, and, in consultation with the Company, to determine the amount of compensation and benefits to be provided to the Seconded Employees. In consultation with the Company, Member may hire Replacement Employees to replace terminated Seconded Employees or add Additional Employees for the Company Group's staffing or expansions or additional projects. Member will amend Exhibit A to show those Replacement Employees or Additional Employees hired and those Seconded Employee terminated. During the period of secondment to the Company Group, the Seconded Employees shall have no authority to enter into contracts or otherwise engage in any business transactions on behalf of Member. The Company will provide the Seconded Employees with (i) a suitable workplace which complies with all applicable safety and health standards, statutes, and ordinances, (ii) all necessary information, training, and safety equipment with respect to hazardous substances, and (iii) adequate instruction, assistance, direction, and time to perform the services requested of them during the period of their secondment to the Company Group.

4

2.7
Prior to the Employee Transfer Date, the Board of Directors or its designee shall select which, if any, of the Seconded Employees will be offered employment with the Company Group as of the Employee Transfer Date in accordance with Section 2.1(i) of the Employee Transition Agreement.

2.8
All Seconded Employees will abide by the Company Group's policies applicable to the Seconded Employees. In addition, all Seconded Employees will abide by Member's code of business conduct, its policies concerning business travel and confidential and proprietary information, and other similar Member policies applicable to the Seconded Employees. Any discipline of the Seconded Employees under any Company Group policies or practices will be handled by mutual agreement of Member and the Company.

2.9	During the term of this Agreement, Member shall add the members of the Company Group as an additional insured under its applicable insurance policies.

3.	PAYMENT OF COSTS FOR SECONDED EMPLOYEE SERVICES

3.1	The Company shall be obligated to reimburse Member for all Employment Costs incurred by Member in connection with Seconded Employees, regardless of whether specifically listed in Exhibit B.

3.2
With respect to the equity-related compensation awards described in Sections 3.3(a) and 3.3(b) of the Employee Transition Agreement, the Company will reimburse Member for the amount of expense recorded on Member's financial statements with respect to such awards and relating to the period following the Effective Date.

3.3
Member shall keep and maintain books and records in accordance with its standard accounting practices and procedures which books and records shall be sufficient to enable an independent auditor to verify the accuracy of the costs billed by Member to the Company under the terms of this Agreement.

3.4
Except as otherwise provided in this Section 3, Member shall invoice the Company by the fifteenth (15th) workday of each calendar month for the Employment Costs paid by Member during the prior month. Invoices shall be supported by appropriate documentation. For the protection of personal employee data, Employment Costs supporting details will be delivered only to the Company representative noted in paragraph 12.2 below.

3.5	Invoices to the Company will be payable by wire transfer or other mutually agreed upon method of payment, within thirty (30) days from the date of invoice.

3.6
If the Company has any questions or disagreement regarding the amount due under this Section 3, it shall provide Member with the nature and details of the dispute within sixty (60) days after the date of invoice, after which time the Company will be deemed to have accepted all undisputed amounts included in such invoice, subject to the Company's right to conduct an audit pursuant to Section 4. The Parties shall then negotiate in good faith, each bringing forward supporting information. Such information is subject to audit and verification by the other Party. If the Parties resolve the dispute at this level, the resolution and agreed upon action shall be documented for the Parties.

5

If the Parties cannot resolve the dispute, the matter shall be escalated to the management of Member and the Company for review. If the dispute cannot be resolved to the satisfaction of the Parties at this level, the issue may be presented to senior officers of Member and the Board of Directors or its designee for resolution. If the dispute involves an audit report or audit finding (which audit will be conducted and completed pursuant to, and in accordance with, Section 4), such audit will be made available to all members of the Board of Directors or its designee.
The invoice amount not in dispute must be paid according to the terms of this Section 3, and only the amount in dispute may be withheld subject to good business judgment and pending resolution of the dispute.

3.7
The Parties acknowledge that Member is a party to that certain Transition Services Agreement dated as of the Effective Date, pursuant to which Member provides certain general and administrative services on behalf of the Company Group. Notwithstanding anything in this Agreement to the contrary, Member shall not be entitled to receive payment for the same services performed both hereunder and under such Transition Services Agreement.

4.	AUDITS

4.1
The Company, through its authorized representatives, upon fifteen (15) days' advance notice in writing to Member, shall have the right to conduct and complete an audit of the books and records of Member relating to the financial and operating activities (including contractors and vendors supplying materials and/or services to Member) hereunder for any calendar year, for the sole purpose of determining the accuracy of the Seconded Employee costs billed to the Company, within twelve (12) months following the end of such calendar year, utilizing a third-party independent auditor acceptable to Member, which acceptance shall not be unreasonably withheld; provided, however, that the Company may not exercise such right more than once every six (6) months. The complete audit report from such audits shall be made available to Member. The audit expense incurred under this Section 4 shall be borne by the Company.

4.2
The auditor shall be subject to reasonable conditions of confidentiality which shall be provided to the independent auditor by Member and which independent auditor will be required to sign prior to beginning the audit. The Company's independent auditor and Member's internal auditors shall cooperate with each other to facilitate an accurate and efficient audit.

5.	DISCLAIMER BY MEMBER

There are no representations or warranties made by Member hereunder, express or implied, at law or in equity, with respect to the subject matter hereof. By way of example and not by way of limitation, Member does not warrant the quality or competence of any of the Seconded Employees or that the secondments of the Seconded Employees will permit the Company Group to achieve any specific or general results, nor does Member, except as provided in Section 6 hereof, accept any obligation or liability whatsoever for the acts, omissions and/or other performance of the Seconded Employees, and in no event shall Member be liable to the Company for special, indirect, incidental, consequential or punitive damages in respect thereof.

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6.	INDEMNITIES

6.1
Except as provided in paragraph 6.2, the Company shall defend, indemnify and hold harmless Member, its Subsidiaries and Affiliates (other than the Company Group), and their respective officers, directors, employees and agents, from, against and with respect to any and all costs, lawsuits, proceedings, demands, assessments, penalties, fines, administrative orders, claims, losses, expenses, liabilities, obligations, and damages (including without limitation reasonable attorneys fees, costs and expenses incidental thereto) which in any way arise out of, result from, or relate to (i) the acts, omissions and/or other performance of services (including without limitation any negligent or intentional acts or omissions) by the Seconded Employees during periods from and after the Effective Date, (ii) any negligent or intentional act or omission on the part of the Company or any member of the Company Group or their respective officers, employees (including without limitation the Seconded Employees), or agents, (iii) any personal injury, death, or damage claim by, on behalf of, or related to a Seconded Employee to the extent attributable to periods of time from and after the Effective Date, (iv) the Company's or any member of the Company Group's failure to comply with all applicable laws, including applicable labor and employment laws, regulations or orders with respect to the Seconded Employees, or (v) any breach of this Agreement by the Company.

6.2
Member shall defend, indemnify and hold harmless the Company and the members of the Company Group and their respective officers, directors, employees and agents, from, against and with respect to any and all costs, lawsuits, proceedings, demands, assessments, penalties, fines, administrative orders, claims, losses, expenses, liabilities, obligations, and damages (including without limitation reasonable attorneys fees, costs and expenses incidental thereto) which in any way arise out of, result from, or relate to (i) any negligent or intentional act or omission on the part of Member, its officers or employees (excluding the Seconded Employees) or agents which creates any violation of applicable labor or employment laws, (ii) any personal injury, death, or damage claim by, on behalf of, or related to a Seconded Employee to the extent attributable to periods of time prior to the Effective Date, (iii) the Member's or its Subsidiaries' or Affiliates' (other than the Group Members) failure to comply with all applicable laws, including applicable labor and employment laws, regulations or orders with respect to the Seconded Employees, (iv) any claim, demand or cause of action which may be brought by any Seconded Employee or his or her heirs for personal injury to, or death of such Seconded Employee to the extent covered by Member's statutorily required workers compensation coverage or employer's liability coverage applicable to such Seconded Employee and attributable to periods of time prior to the Employee Transfer Date, or (v) any breach of this Agreement by Member.

6.3
Except as provided in paragraph 6.2, upon and after the Employee Transfer Date, the Company shall be solely responsible for (and shall defend, indemnify and hold harmless Member, its Subsidiaries and Affiliates (other than the Company Group), and their respective officers, directors, employees and agents, from, against and with respect to) any and all costs, lawsuits, proceedings, demands, assessments, penalties, fines, administrative orders, claims, losses, expenses, liabilities, obligations, and damages (including without limitation reasonable attorneys fees, costs and expenses incidental thereto) arising from or related to events occurring on or after the Employee Transfer Date and that are related to the Seconded Employees who become employees of the Company Group.

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6.4
The Company and Member agree (i) to notify each other in writing of any asserted claim for indemnification pursuant to this Section 6 within thirty (30) days of either discovery of the occurrence upon which the claim may be based or learning of such claim, whichever occurs first, and (ii) to permit Member or the Company, as the case may be, to defend the claim at the option of the Party against whom the claim is asserted, with counsel acceptable to such Party, which consent will not be unreasonably refused. Except with respect to workers compensation and employer's liability claims, no Party will pay or agree to pay any asserted claim under this Agreement without prior written approval from the Party against whom the claim is asserted, which approval will not be unreasonably withheld.

6.5
In the event that a Party is obligated to indemnify and hold another Party harmless under this Article 6, the amount owing to the indemnified Party will be reduced by the amount of any insurance claims made or proceeds received by such indemnified Party under the policies described in Section 2.9.

6.6
THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES.

7.	FORCE MAJEURE

No Party shall be liable to the other Party hereto for its failure or delay in performing its obligations hereunder (other than its obligations to pay money) due to Force Majeure. “Force Majeure” means any labor dispute, including but not limited to strikes, work stoppages, or slowdowns, (whether or not beyond the reasonable control of the affected Party) and other circumstances reasonably beyond the control of the affected Party, including, without limitation, acts of God, fire, flood, war, terrorism, accident, explosion, breakdowns or embargoes or other import or export restrictions, shortage of or inability to obtain energy, equipment, transportation, products or good faith compliance with applicable law or any request (whether ultimately valid or invalid) made by any governmental authority.

8.	CONFIDENTIALITY

8.1
Member and the Company each acknowledge that during the term of this Agreement, the Seconded Employees may receive, or otherwise acquire, information that the Party disclosing such information (the “Disclosing Party”) considers proprietary and confidential, or which the Disclosing Party is obligated to keep in confidence pursuant to an agreement with a third party. Except as otherwise provided to the contrary in any general confidentiality agreements between Member and the Company, Member agrees to instruct the Seconded Employees to maintain any and all such proprietary and confidential information transmitted to them as a result of the performance of services for the Company by the Seconded Employees or being present on the Disclosing Party's premises, in strict confidence. All business and technical information received, developed, observed, or otherwise acquired by the Seconded Employees, as a result of performing services for the Company, or being present at the Disclosing Party's premises, is presumed to be confidential. The obligations of confidence

8

described in this paragraph 8.1 shall not apply to any information that (i) is known to the Seconded Employees prior to the Seconded Employees' acquiring such information, (ii) is or becomes known to the public through no fault of the Seconded Employees, (iii) the Seconded Employees are legally required by statute, subpoena, or other valid court order, to disclose by a governmental agency or court having competent jurisdiction (provided that the Seconded Employee has given the Company written notice and the opportunities to contest such requirement).

8.2	Member and the Company will give the Seconded Employees an Employment Status and Information Non-Disclosure Notice substantially in the form of Exhibit C attached to and made a part of this Agreement.

9.	WORK PRODUCT OWNERSHIP

Except as otherwise provided to the contrary in any license or other similar agreements between Member and the Company, all rights of ownership applicable to any data, documents, information, inventions, and information-bearing media, generated, observed, or discovered by the Seconded Employees, during the performance of services for the Company under this Agreement (the “Work Product”), shall belong solely to the Company, either by operation of the “work for hire” doctrine, to the extent it is applicable, or by assignment from Member. In this regard, Member hereby assigns to the Company, its nominee, successor or assign, all rights, title and interest in and to such inventions, discoveries, improvements, developments and other creative work, including both the United States and foreign rights that were conceived, discovered and/or made by a Seconded Employee solely or jointly with others while performing services for the Company or Company Group relating to or connected with the business of the Company or its Subsidiaries. Member shall also execute, upon request by the Company, its nominee, successor, or assign any papers necessary or desirable to register a copyright, or apply for and obtain a letter of patent from the United States or foreign countries, to maintain, enforce or defend any such copyrights or patents or other legal protection available to protect such inventions, discoveries, improvements, developments and all other creative work, and to vest complete title to such patents, copyrights and other legal protection in the Company, its nominee, successor, or assign, including without limitation any papers relating to inferences, oppositions, conflicts, re-issues, divisions, continuation-in-parts, or litigation relating to any such inventions, discoveries, improvements, developments, and all other creative work. Member shall retain no proprietary interest in such Work Product, or any patents, copyrights, trade secrets or other intellectual property based on such Work Product. Under no circumstances shall such Work Product be conveyed, disclosed, released or exploited for the benefit of Member, its employees, or any third party without the prior written consent of the Company.

10.	TERM AND TERMINATION

10.1
The term of this Agreement shall begin on the Effective Date and end on the last Employee Transfer Date of any Seconded Employee covered by this Agreement, unless sooner terminated by either Party pursuant to paragraph 10.2.

10.2
The Company may terminate this Agreement upon ninety (90) days' written notice to OGE. Either Party may terminate this Agreement immediately upon notice to the other in the event that: (i) the Parties mutually agree to do so; (ii) the other Party materially breaches the Agreement and fails to cure such material breach within ninety (90) days following written notice of such breach; or (iii) the other Party becomes insolvent.

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10.3
If this Agreement is terminated, the Parties agree to promptly negotiate in good faith to determine the amount of Employment Costs for which Member has not received reimbursement. Any amount owing to Member shall be paid within fourteen (14) days of the reconciliation of the Employment Costs as described above, or within thirty (30) days of the effective date of the termination, whichever is later.

11.	RELATIONSHIP OF THE PARTIES

11.1
Nothing in this Agreement shall create or be deemed to create a partnership, joint venture, agency, or any other relationship between the parties or otherwise alter the independent contractor relationship of the parties, except as expressly set forth in this Agreement. No prior course of dealing between Member and the Company shall be of any affect to modify in any respect either Party's status under this Agreement as an independent contractor.

11.2
For the period beginning on the Effective Date and ending on the date that is two years after the Effective Date, OGE and its Affiliates shall not, in any manner directly or indirectly or by assisting another person, unless acting in accordance with the Company's prior written consent, solicit for employment or other similar relationship, or hire, any Transferred Employee, other than such employee who (i) independently responded to a general solicitation for employment not directed at such employee or (ii) is a bona fide referral to OGE or its Subsidiary or Affiliates by a professional search firm.

12.	MISCELLANEOUS

12.1
Neither Party may assign or otherwise transfer its rights or delegate or otherwise transfer its obligations hereunder without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld. Any attempted assignment or transfer in violation hereof shall be void.

12.2
Any notice or request specifically provided for or permitted to be given under this Agreement must be in writing and may be delivered by hand delivery, mail, courier service or facsimile, and shall be deemed effective as of the time of actual delivery thereof to the addressee (except that any notice by facsimile received after the close of business of the recipient shall be deemed received the next business day). For purposes of notice, the address of the parties shall be as follows:

If to Member, addressed to:

OGE Enogex Holdings LLC
321 North Harvey
P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
Attention: Sean Trauschke
Fax: (405) 553-3760

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with a copy to:
Jones Day
717 Texas Avenue, Suite 3300
Houston, Texas 77002
Attention: James E. Vallee
Fax: (832) 239-3600
If to the Company, addressed to:
[__________________________]
Each Party named above may change its address and that of its representative for notice by giving of notice thereof in the manner hereinabove provided.

12.3
Seconded Employees are at-will employees. Nothing in this Agreement shall be construed as an employment contract or as creating any contractual obligation enforceable by any individual Seconded Employee against any of Member, the Company, a member of the Company Group or any Affiliate of them, or prevent Member or the Company from making decisions regarding the continued employment of any individual by Member or the Company during or after that Seconded Employee's period of secondment to the Company under this Agreement.

12.4
No change in, modification of, addition to or waiver of any of the terms and conditions of this Agreement shall be effected by the acknowledgment or acceptance of requests containing additional or different terms and conditions. No waiver of any of the provisions hereof shall be effective unless in writing and signed by the Party against whom asserted and no waiver made shall bind either Party to a waiver of any succeeding breach of the same or any other provisions hereof.

12.5
The provisions of Section 10.2 (Governing Law; Jurisdiction; Waiver of Jury Trial) of the Master Formation Agreement shall apply to this Agreement as if fully set forth herein and shall survive any termination or expiry of such agreement.

12.6
The headings and captions to the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not affect or be deemed to affect the construction of this Agreement.

12.7
If any provision of this Agreement is held invalid, such invalidity shall not affect other provisions of this Agreement. To the extent reasonably possible, the parties agree to promptly negotiate in good faith to cure any invalid provision consistent with the intent and spirit of this Agreement.

12.8
In the event of termination or expiry of this Agreement pursuant to paragraphs 10.1 or 10.2, Section 3 (Payment of Costs for Seconded Employees Services), Section 6 (Indemnities), Section 8 (Confidentiality), and Section 9 (Work Product Ownership) shall survive.

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12.9	This Agreement may be executed in multiple counterparts which shall be deemed an original and all of which shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

[X]	OGE ENERGY CORP.

By: ____________________________________	By: ____________________________________
Title: ___________________________________	Title: ___________________________________
Date: ___________________________________	Date: ___________________________________

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EXHIBIT A
SECONDED EMPLOYEES
See attached.

A-1

EXHIBIT B
EMPLOYMENT COSTS
Pursuant to paragraph 3.1 of the Agreement, the Employment Costs to be reimbursed by the Company to Member shall include, but not be limited to, the following specified costs for each Seconded Employee:

•	Compensation

○	Base salary or wages

○	Overtime, shift premium, and other similar payments

○	All short and long-term incentive compensation, such as performance awards, incentive awards or sales commissions

•	Cost of Living Allowance (COLA)

•	Reimbursement of business expenses, including travel and entertainment, incurred in carrying out work under the direction of the Company.

•	Member's share of federal, state and local taxes incurred with respect to each Seconded Employee.

•	Member's share of all employee retirement, welfare and fringe benefits costs, including but not limited to:

○	Medical

○	Dental

○	Prescription drugs

○	Vision

○	Pension and non-qualified excess plans (SERPs)

○	Post-retirement benefits affecting secondment period

○	Employer matching and other contributions to savings plan programs such as 401(k) plans, non-qualified excess benefits plans (SERPs) and deferred compensation plans

○	Group travel insurance

○	Group life insurance

○	Long term disability insurance

○	Long term care

○	Employee assistance plan

○	Educational reimbursement expense

•	Any and all Seconded Employee relocation costs, both at the commencement and conclusion of assignment, including but not limited to:

○	House Hunting Trip

○	Travel, including the final move'

○	Loss on Home Sale

○	Any Home Sale Bonus

○	Guarantee House Purchase

B-1

○	Any Lump Sum Payments

○	Temporary Living Expenses

○	Move Day Expenses

○	Household goods movement and storage Costs

○	Goods Shipment Cost to/from Member to the Company

○	Home Sales Assistance

○	Duplicate Housing Expenses

○	All Cancellation Expenses

○	Home Buying Expenses

○	Rental/Leasing Assistance

○	High Cost Assistance

○	Career Assistance for Spouses

○	Miscellaneous Relocation Moving Costs Allowance

•
All direct costs of any claim, demand or cause of action which may be brought by any Seconded Employee or his or her heirs for personal injury to, or death of such Seconded Employee during the term of this Agreement, or for any employment-related claims that relate to conduct during the term of this Agreement, including, but not limited to, costs under Member's workers compensation insurance coverage and which are (i) attributable to personal injury or death of such Seconded Employee during the term of this Agreement and (ii) are a direct obligation of Member or are subject to reimbursement by Member to any third party claim administrator or insurer, including third party claim administrator claim management costs and other costs incurred in the management and defense of any such claim, demand, or cause of action. Costs, however, do not include costs which are fully insured and which are not a direct obligation of Member or subject to reimbursement by Member.

•
All other direct costs relating to the continuing employer-employee relationship, such as workers' compensation and unemployment compensation premiums, payments to employees or claims cost and any taxes imposed on Member by any governmental authority on account of the Seconded Employee.

B-2

EXHIBIT C
Employment Status and Information Non-Disclosure Notice
As you know, OGE Energy Corp., an Oklahoma corporation (“OGE”), CenterPoint Energy, Inc. (“CNP”) and affiliates of Arclight Capital Partners, LLC, entered into an agreement that resulted in the formation of [X] (the “Company”). In connection with the agreement, OGE and CNP agreed to assign some of their employees and the employees of their respective affiliated companies (“Assigned Employees”) to the Company for the purpose of assisting the Company in its operations and allowing the Company adequate time to develop, among other things, compensation and benefits for its own employees. This assignment is expected to end not later than [December 31, 2014], subject to extension by agreement of OGE and CNP.
Because you are among those Assigned Employees whom OGE and CNP have provided to the Company to assist the Company during this transition period, it is important that you read this Employment Status and Information Non-Disclosure Notice (this “Notice”). For purposes of simplicity, your current employer, whether it is OGE, CNP or one of their affiliated companies, will be referred to in this Notice as your “Member Company.”
1.    Employment Status.
In its agreement with OGE and CNP, the Company agreed to give notice to the Assigned Employees concerning various aspects of their employment during the temporary period in which they are assigned by their Member Company to provide services for the Company. Accordingly, please take notice of the following facts concerning your assignment:

•
Your Member Company may assign you to provide services to the Company. While providing such services to the Company, you will remain an employee of your Member Company. However, you will be given assignments by the Company and be subject to the instruction of the Company as to certain aspects of the details, means, and methods of performing such assignments.

•
While assigned by your Member Company to provide services to the Company, you must comply with all the Company rules, policies, and related orders and/or requests including without limitation those relating to alcohol, drugs, safety, security, smoking, controlled substances, and weapons.

•
While assigned to the Company, you will remain on the payroll of your Member Company, and you will be covered by Workers' Compensation insurance maintained by your Member Company for the benefit of your Member Company and the Company. The responsibility, if any, of the Company for injuries or death will be limited to benefits available from your Member Company under applicable workers' compensation laws.

•
While you are assigned to provide services to the Company, you will participate in the benefits plans, programs, and policies of your Member Company, to the extent that you are eligible, and you will not be eligible to participate in or be eligible for any benefits or rights under the Company's benefit plans, programs, or policies, if any.

2.    Information Non-Disclosure.
The agreements between the Company and OGE and CNP require that you be given notice of your obligations concerning the nondisclosure of certain information. From time to time, you may have access to the Company's confidential information, including information previously acquired by (i) OGE or its affiliated companies with respect to the OGE businesses and operations and research, development, and demonstration

C-1

activities related primarily thereto and (ii) CNP or its affiliated companies with respect to the CNP businesses and operations and research, development, and demonstration activities related primarily thereto. You will keep confidential and refrain from disclosing such confidential information, without the Company's prior written permission, to any party other than the Company's employees, officers and representatives, or use such confidential information in a manner inconsistent with your assignments.
Your obligations of non-disclosure and non-use contained herein, however, do not apply to: (i) information which at the time of disclosure is, or subsequently becomes, published or generally known from a source other than you; (ii) information that you can demonstrate was in your possession prior to the date of your assignment to the Company other than through your employment with your Member Company or any companies affiliated with your Member Company, and which was not acquired, directly or indirectly, from the Company, your Member Company, or any companies affiliated with your Member Company; or (iii) information that you can demonstrate was lawfully received by you from a third party after the time of disclosure hereunder and which third party did not require you to hold in confidence.
Information that is specific to a Company process or job assignment is not deemed to be in the public knowledge or literature or in your possession merely because it is embraced in general disclosures in the public knowledge or literature.
Confidential information includes business, technical, or financial information and other work product that is developed by you during your employment with your Member Company or its affiliated companies, and that the ownership and rights to use such information are governed by the contractual relationships between OGE and the Company and CNP and the Company.
3.    At-Will Employment Status.
Your Member Company and the Company are at-will employers. As such, your employment with your Member Company is on an employment-at-will basis, and future employment, if any, with the Company, will be on an employment-at-will basis, which may be terminated by your employer at any time, and the Company may at any time discontinue your assignment to provide it services. Neither your status as an Assigned Employee nor this Notice is a contract of employment, nor does either alter your employment-at-will status with your Member Company.

C-2

EXHIBIT H

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

[NEW GP] LLC

A Delaware Limited Liability Company

Dated as of

[__], 2013

The holders of the Membership Interests represented by this Agreement acknowledge for the benefit of [New GP] LLC that the Membership Interests may not be sold, offered, resold, pledged or otherwise transferred if such transfer would (A) violate the then applicable federal or state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (B) terminate the existence or qualification of [New GP] LLC under the laws of the State of Delaware, (C) cause [New GP] LLC to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) or (D) violate the other restrictions on transfer set forth herein.

ii

iii

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
[NEW GP] LLC
A Delaware Limited Liability Company
This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of [New GP] LLC (the “Company”), dated as of [__], 2013, is adopted, executed and agreed to, for good and valuable consideration, by CenterPoint Energy Resources Corp., a Delaware corporation (“CERC”), and OGE Enogex Holdings LLC, a Delaware limited liability company (“OGEH”). CERC and OGEH are hereinafter collectively referred to as the “Parties” and each individually as a “Party.”
RECITALS
WHEREAS, the name of the Company is “[New GP] LLC”;
WHEREAS, the Company was originally formed as a Delaware limited liability company by the filing of a Certificate of Formation (as it may be amended or restated from time to time, the “Certificate of Formation”), dated as of [__], 2013, with the Secretary of State of the State of Delaware pursuant to the Delaware Act;
WHEREAS, on [___], 2013, CERC entered into the Limited Liability Company Agreement of the Company (the “Prior Agreement”);
WHEREAS, the Parties desire to amend and restate the Prior Agreement in its entirety as set forth herein;
NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the Parties agree as follows:
ARTICE I.
DEFINITIONS

Section 1.01Definitions.
As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:
“Adjusted Capital Account Deficit” means, with respect to any Economic Member, the deficit balance, if any, in such Economic Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:
(a)    Credit to such Capital Account any amounts which such Economic Member is obligated to restore pursuant to any provision of this Agreement or pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)    Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning given such term in the introductory paragraph, as the same may be amended from time to time.
“Allocation Year” means (a) the Company's taxable year for U.S. federal income tax purposes, or (b) any portion of the period described in clause (a) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss or deduction for U.S. federal income tax purposes.
“Annual Budget” means a budget covering the operations of the Partnership Group for a calendar year, setting forth reasonable line item detail regarding anticipated expenditures, including: (a) estimated operating expenditures; (b) estimated capital expenditures; (c) proposed financing plans for such expenditures; and (d) such other items as the Board may deem appropriate.
“ArcLight” means Enogex Holdings LLC, a Delaware limited liability company.
“Audit Committee” has the meaning given such term in Section 9.09(d)(i).
“Audit Committee Independent Director” has the meaning given such term in Section 9.09(d)(i).
“Available Cash” means, with respect to any Quarter ending prior to a Dissolution Event,
(a)    the sum of all cash and cash equivalents of the Company on hand on the date of the determination of Available Cash for such Quarter, less
(b)     the amount of any cash reserves that are established by the Board to (i) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures and for anticipated future credit needs of the Company) subsequent to such Quarter and (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject; provided, however, that disbursements made by the Company or cash reserves established, increased or reduced after the end of such Quarter, but on or before the date of determination of Available Cash with respect to such Quarter, shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Board so determines.
Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which a Dissolution Event occurs and any subsequent Quarter shall equal zero.
“Board” means the board of directors of the Company.

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“Bronco Entities” means, collectively, Bronco Midstream Holdings, LLC, a Delaware limited liability company, and Bronco Midstream Holdings II, LLC, a Delaware limited liability company.
“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.
“Capital Account” shall mean the capital account determined and maintained for each Economic Member in accordance with Sections 7.05, 8.02 and 8.03.
“Capital Contribution” means any cash, cash equivalents or the net fair market value of contributed property that an Economic Member contributes to the Company or that is contributed or deemed contributed to the Company on behalf of an Economic Member.
“CERC” has the meaning given such term in the introductory paragraph.
“Certificate of Formation” has the meaning given such term in the Recitals.
“Certified Public Accountants” means an independent public accounting firm registered with the Public Company Accounting Oversight Board selected from time to time by the Board.
“Change in Control” of any Person means (a) a person or group (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of such Person, except in a merger or consolidation that would not constitute a Change in Control under clause (b) below, or (b) the Person consolidates or merges with another Person, other than any such consolidation or merger where (i) the outstanding Voting Securities of the subject Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (ii) the holders of the Voting Securities of the subject Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction in substantially the same proportions as their ownership of outstanding Voting Securities in the subject Person immediately prior to such consolidation or merger.
“Closing Date” means the date on which the transactions contemplated by the Master Formation Agreement are consummated.
“CNP” means CenterPoint Energy, Inc., a Texas corporation.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commission” means the Securities and Exchange Commission.
“Common Units” has the meaning given such term in the Partnership Agreement.
“Company” has the meaning given such term in the introductory paragraph.
“Company Minimum Gain” means the amount of “partnership minimum gain” determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).
“Conflicts Committee” has the meaning given such term in Section 9.09(d)(ii).

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“Conflicts Committee Independent Director” means a Director who meets the standards set forth in the definition of “Conflicts Committee” in the Partnership Agreement.
“Control Period” has the meaning given such term in Section 4.01(b).
“Deadlock” has the meaning given such term in Section 9.04(c).
“Deadlock Notice” has the meaning given such term in Section 9.04(c).
“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.
“Director” or “Directors” has the meaning given such term in Section 9.02(a)(i).
“Dispute Response” has the meaning given such term in Section 9.04(c).
“Dissolution Event” means an event of dissolution of the Company pursuant to Section 16.01.
“Economic Member” has the meaning given such term in Section 3.01(a).
“Economic Units has the meaning given such term in Section 3.01(a).
“Encumbers,” “Encumbering” or “Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.
“Equity Interests” means all shares, participations, capital stock, partnership or limited liability company interests, units, participations or similar equity interests issued by any Person, however designated.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“GAAP” means United States generally accepted accounting principles, as amended from time to time.
“Gross Asset Value” means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:
(a)    The initial Gross Asset Value of any asset contributed by an Economic Member to the Company shall be the gross fair market value of the asset, as determined by the contributing Economic Member and the Board, in a manner that is consistent with Section 7701(g) of the Code;

4

(b)    The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, in a manner that is consistent with Section 7701(g) of the Code, as of the following times: (i) the acquisition of additional Economic Units by any new or existing Economic Member in exchange for more than a de minimis Capital Contribution or for the provision of services; (ii) the distribution by the Company to an Economic Member of more than a de minimis amount of property other than money as consideration for Economic Units; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Economic Members in the Company;
(c)    The Gross Asset Value of any Company asset distributed to any Economic Member shall be the gross fair market value (taking Section 7701(g) of the Code into account) of such asset on the date of distribution; and
(d)    The Gross Asset Values of any Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and the definition of Capital Account hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent the Board determines that an adjustment pursuant to the foregoing subparagraph (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).
If the Gross Asset Value of an asset has been determined or adjusted pursuant to the foregoing subparagraphs (a), (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
“Group Member” means a member of the Partnership Group.
“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.
“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other debt securities or warrants or other rights to acquire any debt securities of such Person, (ñ) all capitalized lease or leveraged lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment or (d) all “keep well” and other obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others.
“Indemnitee” means (a) any Member, (b) any Person who is or was a director, officer, fiduciary, trustee, manager or managing member of the Company, any Group Member or a Member, (c) any Person who is or was serving at the request of a Member as a director, officer, fiduciary, trustee, manager or managing

5

member of another Person owing a fiduciary duty to the Company or any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (d) any Person who controls a Member and (e) any Person the Board designates as an “Indemnitee” for purposes of this Agreement.
“Independent Director” means a natural person who meets the independence, qualification and experience requirements of the New York Stock Exchange or any other national securities exchange selected for the listing of the limited partner or other Equity Interests of the Partnership and the independence, qualification and experience requirements of Section 10A(m)(3) of the Exchange Act (or any successor law), the rules and regulations of the SEC and any other applicable law.
“Initial Budget” has the meaning given such term in Section 11.01.
“Initial Public Offering” means the first firm commitment underwritten, public offering of Common Units pursuant to a registration statement that is filed and declared effective under the Securities Act, with gross proceeds of at least $150 million.
“IPO Date” means the date on which an Initial Public Offering is consummated.
“Liquidator” has the meaning given such term in Section 16.02.
“Majority Interest” means greater than 50% of the outstanding Management Units.
“Management Member” has the meaning given such term in Section 3.01(a).
“Management Units” has the meaning given such term in Section 3.01(a).
“Master Formation Agreement” means that certain Master Formation Agreement dated as of [_____], 2013 among CNP, OGE and the Bronco Entities, and to which the Company and the Partnership are bound, as it may be further amended, supplemented or restated from time to time.
“Material Contract” shall mean (a) transportation agreements and storage agreements involving payments to or from any Group Member of at least $20,000,000 per year; (b) gathering agreements, processing agreements and natural gas purchase agreements involving net payments (i.e., after taking into account directly associated cost of goods or directly associated revenues from the sale of goods) to or from any Group Member of at least $20,000,000 per year; (c) construction and other services agreements in each case involving payments to or from any Group Member in excess of $20,000,000 per year; (d) contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes, lines of credit and similar documents in each case relating to the borrowing of money or for lines of credit, in any case for amounts in excess of $20,000,000 (other than contracts solely between or among the Group Members and interest rate swap agreements); (e) swap, derivative, hedging, futures or other similar agreements or contracts that result in an aggregate exposure to any Group Member in excess of $20,000,000; (f) real property leases calling for payments by any of the Group Members of amounts greater than $20,000,000 per year (other than rights-of-way and leases solely between or among the Group Members); (g) partnership or joint venture agreements (which do not include joint tariff or joint operating agreements); (h) contracts limiting the ability of any of the Group Members to compete in any line of business or with any Person or in any geographic area; (i) contracts relating to any outstanding commitment for capital expenditures in excess of $50,000,000; (j) contracts with any labor union or organization; (k) contracts not entered into in the ordinary course of the business of the Partnership Group other than those that are not material to the business of the Partnership Group; and (l) contracts that prohibit any Group

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Member from making cash distributions in respect of its equity interests, other than restrictions in the governing documents of such entity.
“Member” means any Person executing this Agreement as of the Closing Date as a member of the Company or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member of the Company. A Member may be an Economic Member, a Management Member or both an Economic Member and a Management Member.
“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulation Section 1.704-2(b)(4).
“Member Nonrecourse Debt Minimum Gain” has the meaning of “partner nonrecourse debt minimum gain” set forth in Treasury Regulation Section 1.704-2(i)(2).
“Member Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Member Nonrecourse Debt.
“Member's Owners” has the meaning given such term in Section 3.06(b)(v).
“Membership Interest” means the ownership interest of a Member in the Company, which may be evidenced by an Economic Unit, Management Unit or other Equity Interest or a combination thereof or interest therein, and includes any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement.
“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.
“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).
“OGE” means OGE Energy Corp., an Oklahoma corporation.
“OGEH” has the meaning given such term in the introductory paragraph.
“Omnibus Agreement” means that certain Omnibus Agreement dated the date hereof among CNP, OGE, ArcLight and the Partnership, as it may be amended, supplemented or restated from time to time.
“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to, or the General Counsel or other inside counsel of, the Company or any of its Affiliates) acceptable to the Board.
“Ownership Percentage” shall mean, with respect to an Economic Member, the percentage obtained by dividing (a) the number of Economic Units owned by such Economic Member by (b) the total number of outstanding Economic Units owned by all Economic Members and, with respect to a Management Member, the percentage obtained by dividing (x) the number of Management Units owned by such Management Member by (y) the total number of outstanding Management Units owned by all Management Members.
“Partnership” means [JV Opco] LP, a Delaware limited partnership.

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“Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of [JV Opco] LP dated as of [_____], 2013 among [MLP GP] LLC, CERC, OGEH and ArcLight as it may be further amended, supplemented or restated from time to time.
“Partnership Group” means, collectively, the Partnership and its Subsidiaries.
“Permitted Encumbrances” means (a) Encumbrances for taxes not yet delinquent or being contested in good faith by appropriate proceedings, (b) statutory Encumbrances (including materialmen's, warehousemen's, mechanic's, repairmen's, landlord's, and other similar liens) arising in the ordinary course of business and securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (c) Encumbrances of public record (other than for indebtedness for borrowed money), (d) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, executed in the ordinary course of business, (e) the rights of licensors and licensees under licenses executed in the ordinary course of business, (f) purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements, and (g) any Encumbrances created pursuant to construction, operating, maintenance or similar agreements.
“Permitted Transfer” means:
(a)    with respect to CERC, a Transfer by such Member of a Membership Interest to a wholly owned Subsidiary of CNP; and
(b)    with respect to OGEH, a Transfer by such Member of a Membership Interest to a wholly owned Subsidiary of OGE;
provided that (i) with respect to Permitted Transfers by CERC, the Subsidiary Transferee remains a wholly owned Subsidiary of CNP (or any successor Person), at all times following such Transfer and (ii) with respect to Permitted Transfers by OGEH, the Subsidiary Transferee remains a wholly owned Subsidiary of OGE (or any successor Person), at all times following such Transfer, it being acknowledged that any Transfer resulting in the Subsidiary Transferee no longer being wholly owned shall be deemed a Transfer that is subject to the restrictions set forth in Article IV and Article V.
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Prior Agreement” has the meaning given and term in the Recitals.
“Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:
(a)    Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;
(b)    Any expenditures of the Company described in Section 705(a)(2)(B) of the Code, and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

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(c)    In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) or (d) of the definition of Gross Asset Value hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;
(d)    Gain or loss resulting from any disposition of property (other than money) with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
(e)    In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation hereof; and
(f)    Notwithstanding any other provision of this definition of “Profits” and “Losses,” any items which are specially allocated pursuant to Section 8.03 shall not be taken into account in computing Profits or Losses.
“Proposed Transferee” has the meaning given such term in Section 5.02(d).
“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company, or, with respect to the first fiscal quarter of the Company after the Closing Date, the portion of such fiscal quarter commencing after the Closing Date.
“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of [_____], 2013 among CERC, OGEH, ArcLight and the Partnership, as it may be further amended, supplemented or restated from time to time.
“Representative” has the meaning given such term in Section 9.02(b).
“Required Allocations” has the meaning given such term in Section 8.03(i).
“Restricted Period” means the period from the Closing Date until the IPO Date.
“ROFO Acceptance Notice” has the meaning given such term in Section 5.01(b).
“ROFO Accepting Members” has the meaning given such term in Section 5.01(b).
“ROFO Non-Selling Member” has the meaning given such term in Section 5.01(a).
“ROFO Notice” has the meaning given such term in Section 5.01(a).
“ROFO Offer Notice” has the meaning given such term in Section 5.01(b).
“ROFO Price” has the meaning given such term in Section 5.01(a).
“ROFO Seller” has the meaning given such term in Section 5.01(a).
“ROFO Units” has the meaning given such term in Section 5.01(a).
“ROFR Acceptance Notice” has the meaning given such term in Section 5.02(b).

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“ROFR Non-Transferring Members” has the meaning given such term in Section 5.02(a).
“ROFR Offer” has the meaning given such term in Section 5.02(a).
“ROFR Period” has the meaning given such term in Section 5.02(a).
“ROFR Sale Price” has the meaning given such term in Section 5.02(a).
“ROFR Seller” has the meaning given such term in Section 5.02(a).
“ROFR Seller Notice” has the meaning given such term in Section 5.02(a).
“ROFR Units” has the meaning given such term in Section 5.02(a).
“Securities Act” means the Securities Act of 1933, as amended.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Tax Matters Member” has the meaning given such term in Section 14.03(a).
“Transfer” means, with respect to any Membership Interest, any direct or indirect transfer, sale, assignment, gift, Encumbrance, hypothecation, exchange or any other disposition by law or otherwise; provided, however, that any Transfer of all or substantially all the assets, or a Change in Control, of CNP or OGE shall not be a Transfer of Membership Interests. Without limiting the generality of the foregoing, any distribution, transfer, assignment or other disposition of any Membership Interest, whether voluntary, involuntary or pursuant to any dissolution, liquidation or termination of such Person, to such Person's members, shareholders, partners or other interestholders shall constitute a “Transfer.” For the avoidance of doubt, any transfer, sale, assignment, gift, Encumbrance, hypothecation, exchange or other disposition of any interest in such Member, by such Member or any interestholder of such Member, shall be deemed to be an indirect Transfer of Membership Interests hereunder.
“Transferee” means a Person who has received Units by means of a Transfer.
“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.
“Units” has the meaning set forth in Section 3.01(a).

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“Voting Securities” of a Person shall mean securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person; provided, that if such Person is a limited partnership, Voting Securities of such Person shall be the general partner interest in such Person.
Section 1.02Construction.

(a)Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) references to Articles and Sections refer to Articles and Sections of this Agreement; (iii) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (iv) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The Board has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. Any construction or interpretation of this Agreement by the Board and any action taken pursuant thereto and any determination made by the Board in good faith shall, in each case, be conclusive and binding on all Parties and all other Persons for all purposes.

(b)The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law.

ARTICLE II.
ORGANIZATION

Section 2.01Formation.
CERC previously formed the Company as a limited liability company pursuant to the provisions of the Delaware Act, and the Members hereby amend and restate the Prior Agreement in its entirety. This amendment and restatement shall become effective on the date hereof. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Delaware Act. All Membership Interests shall constitute personal property of the owner thereof for all purposes.
Section 2.02Name.
The name of the Company shall be “[New GP] LLC.” The Company's business may be conducted under any other name or names as determined by the Board. The words “limited liability company,” “LLC,” “L.L.C.” or similar words or letters shall be included in the Company's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board may change the name of the Company at any time and from time to time.

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Section 2.03Registered Office; Registered Agent; Principal Office; Other Offices.
Unless and until changed by the Board, the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at [________], or such other place as the Board may from time to time designate by notice to the Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board determines to be necessary or appropriate.
Section 2.04Purposes.
The purposes of the Company are (a) to act as the general partner of the Partnership (and acquire, hold and dispose of partnership interests and related rights in the Partnership) and only undertake activities that are ancillary or related thereto, (b) to act as a managing member or general partner of any Subsidiary of the Partnership that is a limited liability company or partnership and (c) in connection with acting in such capacities, to carry on any lawful business or activity.
Section 2.05Powers.
The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.04 and for the protection and benefit of the Company or the Partnership Group.
Section 2.06Term.
The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Delaware Act and shall continue in existence until the dissolution of the Company in accordance with the provisions of Article XVI. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.
Section 2.07Title to Company Assets.
Title to the Company's assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity and/or the Partnership Group, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof.
ARTICLE III.
MEMBERSHIP INTERESTS; UNITS

Section 3.01Membership Interests; Additional Members.

(a)The Members own Membership Interests in the Company that shall be represented by Economic Units (“Economic Units”) and Management Units (“Management Units”). Economic Units and Management Units are sometimes referred to collectively herein as “Units.” Holders of Economic Units and Management Units shall be referred to as “Economic Members” and “Management Members,” respectively. The Units shall be uncertificated, unless the Board determines to have the Company issue certificates for the Units. In exchange for each Economic Member's Capital Contribution to the Company referred to in Section 7.01, the Company shall issue to each Economic Member the number of Economic Units set forth opposite such Economic Member's name on Exhibit A. In addition, the Company shall issue to each Management Member the number of Management Units set forth opposite such Member's name on Exhibit B.

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(b)Economic Units shall represent an Economic Member's interest in items of income, gain, loss and deduction of the Company and a right to receive distributions of the Company's assets in accordance with the provisions of this Agreement. Economic Members shall have no voting or designation rights with respect to their Economic Units.

(c)Management Units shall represent a Management Member's right to vote on Company matters in accordance with the provisions of the Agreement and, subject to Section 4.01(d) and 9.02, designate Representatives. Management Members shall have no interest in items of income, gain, loss or deduction of the Company or any right to receive distributions of the Company's assets in accordance with the provisions of this Agreement with respect to their Management Units.

(d)For the avoidance of doubt, the undersigned intend for the holders of Management Units to be considered managers and not members or partners for federal income tax purposes with respect to such Management Units. Therefore, if one hundred percent (100%) of the Economic Units are held by one tax owner, the Company will be treated, as of such time, as a disregarded entity for federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3.

(e)The Company may issue additional Membership Interests and options, rights, warrants and appreciation rights relating to the Membership Interests for any Company purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the Board shall determine in accordance with Section 9.04.

(f)Each additional Membership Interest authorized to be issued by the Company pursuant to Section 3.01(d) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Membership Interests), as shall be fixed by the Board in accordance with Section 9.04, including (i) the right to share in Company profits and losses or items thereof; (ii) the right to share in Company distributions; (iii) the rights upon dissolution and liquidation of the Company; (iv) whether, and the terms and conditions upon which, the Company may, or shall be required to, redeem the Membership Interest (including sinking fund provisions); (v) whether such Membership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Membership Interest will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Membership Interest to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such Membership Interest.

(g)The Board shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Membership Interests and options, rights, warrants and appreciation rights relating to Membership Interests pursuant to this Section 3.01, (ii) reflecting the admission of such additional Members in the books and records of the Company as the record holder of such Membership Interest and (iii) all additional issuances of Membership Interests, in each case including amending this Agreement and Exhibit A and Exhibit B hereof as necessary to reflect any such issuance. The Board, acting pursuant to Section 9.04, shall determine the relative rights, powers and duties of the holders of the Units or other Membership Interests being so issued. The Board shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Membership Interests pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any governmental agency.

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Section 3.02No Liability of Members.
The Members shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.
Section 3.03Withdrawal of Members.
No Member shall have any right to withdraw from the Company; provided, however, that when a Transferee becomes registered on the books and records of the Company as the Member with respect to the Membership Interest so transferred, the transferring Member shall cease to be a Member with respect to the Membership Interest so Transferred.
Section 3.04Record Holders.
The Company shall be entitled to recognize the Person in whose name any Membership Interest is registered on the books and records of the Company as the Member with respect to any Membership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Membership Interest on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation or guideline of any governmental agency.
Section 3.05No Appraisal Rights.
No Member shall be entitled to any valuation, appraisal or similar rights with respect to such Member's Units, whether individually or as part of any class or group of Members, in the event of a merger, consolidation, sale of the Company or other transaction involving the Company or its securities unless such rights are expressly provided by the agreement of merger, agreement of consolidation or other document effectuating such transaction.
Section 3.06Representations and Warranties.
Each Member hereby represents and warrants to the Company and each other Member that:
(a)Power and Authority. Such Member has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by such Member of this Agreement have been duly authorized by all requisite action on the part of such Member, and no other action or proceeding on the part of such Member or any Affiliate thereof is necessary to consummate the transactions contemplated by this Agreement.

(b)No Conflicts. Neither the execution and delivery by such Member of this Agreement, nor the performance by such Member under this Agreement will (i) violate, conflict with or result in a breach of any provision of the governing documents of such Member; (ii) require any consent or approval of any counterparty to, or violate or result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any material agreement or arrangement to which it is a party or by which it is, or its assets are, bound; (iii) result in the creation of an Encumbrance upon or require the sale or give any Person the right to acquire any of the assets of such Member; or (iv) violate or conflict with any law applicable to such Member.

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(c)Contributed Property. All property, assets or interests contributed to the Company by such Member, and any property thereafter to be contributed to the Company by such Member, has been or will be duly and lawfully acquired.

(d)Investment Intent. Such Member is acquiring the Membership Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Such Member (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Membership Interests and is capable of bearing the economic risks of such investment. Such Member is aware that the Membership Interests have not been registered, and will not be registered, under the Securities Act or under any state or foreign securities laws.

(e)No Registration Rights. Such Member is aware that only the Company can take action to register Units in the Company under the Securities Act, and that the Company is under no such obligation and does not propose or intend to attempt to do so.

(f)Transfer Restrictions. Such Member is aware that this Agreement provides restrictions on the ability of a Member to Transfer Units, and such Member will not seek to effect any Transfer other than in accordance with such restrictions.

(g)Accredited Investor. Such Member and each member, shareholder or other equity holder of such Member (collectively, “Member's Owners”), is, and at such time that it makes any additional Capital Contributions to the Company will be, an “accredited investor” (as such term is used in Rule 501 under the Securities Act), is able to bear the economic risk of its investment in the Membership Interests and has sufficient net worth to sustain a loss of its entire investment in the Company without economic hardship if such loss should occur.

(h)Access to Information. Such Member and, if applicable, each of such Member's Owners has had an opportunity to ask questions and discuss the Company's business, management and financial affairs with the Company, and such questions were answered to its satisfaction. Such Member and, if applicable, each of such Member's Owners acknowledges that it is familiar with all aspects of the Company's business.

ARTICLE IV.
TRANSFERS OF UNITS

Section 4.01Transfers Generally.

(a)No Membership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV and Article V. No Transfer of any Membership Interests shall be made if such Transfer would (i) violate the then-applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such Transfer, (ii) terminate the existence or qualification of the Company under the laws of the jurisdiction of its formation, (iii) cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) or (iv) constitute a breach or violation of, or a change of control or event of default under, any credit agreement, loan agreement, indenture, mortgage, deed of trust or other similar instrument or document governing Indebtedness of the Company or any Group Member. Any Transfer or purported Transfer of a Membership Interest not made in accordance with this Article IV and Article V shall be, to the fullest

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extent permitted by law, null and void, and the Company shall have no obligation to recognize any such Transfer or purported Transfer.

(b)From the execution hereof until the date that is the third anniversary of the Closing Date (the “Control Period”), no Membership Interest shall be Transferred, in whole or in part, except for a Permitted Transfer in accordance with the applicable provisions of this Article IV.

(c)Following the Control Period, no Membership Interest shall be Transferred, in whole or in part, except for (i) a Permitted Transfer in accordance with the applicable provisions of this Article IV or (ii) subject to Section 3.4(c) of the Partnership Agreement, Transfers in accordance with the applicable provisions of Article V and this Article IV.

(d)Notwithstanding any other provision of this Agreement, during and following the Restricted Period, no Member may Transfer less than all of the Membership Interests held by such Member. A Management Member's right to designate Representatives, as provided in Section 9.02(b), shall not be assigned or Transferred (including in a Permitted Transfer) except as part of a Transfer permitted under the terms of this Agreement to one Transferee of all of the Member's Units with respect to which such Management Member expressly elects in writing delivered to the Company prior to such Transfer that such Management Member will transfer such right to designate Representatives to such Transferee in connection with such Transfer.

(e)No Transfer (including a Permitted Transfer) may be undertaken unless and until the following have occurred: (i) the proposed Transferee shall have agreed in writing to be bound by the terms of this Agreement and provided to the Board its name, address, taxpayer identification number and any other information reasonably necessary to permit the Company to file all required federal and state tax returns or reasonably requested by the Board and (ii) the Member proposing to make such Transfer shall have delivered to the Company an Opinion of Counsel (reasonably acceptable as to form, substance and identity of counsel to the Company) that no registration under the Securities Act is required in connection with such Transfer (unless the requirement of an opinion is waived by the Board).

(f)By acceptance of the Transfer of any Membership Interest in accordance with this Article IV and Article V, the Transferee of a Membership Interest shall be admitted as a Member with respect to the Membership Interests so Transferred to such Transferee when any such Transfer or admission is reflected in the books and records of the Company.

(g)Each Member making a Transfer shall be obligated to pay his or its own expenses incurred in connection with such Transfer, and the Company shall not have any obligation with respect thereto. Each Member making a Transfer shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with such Transfer and the admission of the Transferee as a Member, including the legal fees incurred in connection with the legal opinions referred to in Section 4.01(e).

Section 4.02Specific Performance.
The Members acknowledge and agree that an award of money damages would be inadequate for any breach of the provisions of this Article IV and Article V and any such breach would cause the non-breaching parties irreparable harm. Accordingly, the Members agree that, in the event of any breach or threatened breach of this Article IV and Article V by a Member, the Members, to the fullest extent permitted by law, will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance; provided such Member is not in material default hereunder. Such

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remedies will not be the exclusive remedies for any breach of this Article IV and Article V but will be in addition to all other remedies available at law or equity to each of the Members.
ARTICLE V.
RIGHTS UPON A PROPOSED TRANSFER

Section 5.01Right of First Offer.

(a)Following the Control Period, except for a Permitted Transfer, no Membership Interest shall be Transferred unless the provisions of this Section 5.01 or Section 5.02 are first complied with. If a Member (the “ROFO Seller”) wishes to solicit proposals from third parties to acquire all, but not less than all, of the ROFO Seller's Units, the ROFO Seller shall first provide a notice (the “ROFO Notice”) to the other Member, with a copy to the Company, containing: (i) the number and class of Units proposed to be transferred (the “ROFO Units”) and (ii) a request for the other Member (the “ROFO Non-Selling Member”) to specify the purchase price (the “ROFO Price”) and other terms and conditions on which the ROFO Non-Selling Member is willing to purchase the ROFO Units.

(b)Within 30 days after receiving the ROFO Notice, the ROFO Non-Selling Member (the “ROFO Accepting Member”) may elect (the “ROFO Offer Notice”) to purchase all, but not less than all, of the ROFO Units. The ROFO Offer Notice shall specify the ROFO Price and other terms and conditions on which the ROFO Accepting Member is willing to purchase the ROFO Units. If the ROFO Accepting Member submits a ROFO Offer Notice within the time period specified herein, the ROFO Seller shall have 30 days from the date it received the ROFO Offer Notice to elect (the “ROFO Acceptance Notice”) to accept the ROFO Accepting Member's offer to purchase the ROFO Units.

(c)If the ROFO Seller accepts the ROFO Accepting Member's offer, the ROFO Accepting Member must purchase the ROFO Units in the manner, and subject to the terms and conditions, described in Section 5.01(d). If the ROFO Seller does not accept the offer from the ROFO Accepting Member or fails to make such election within 30 days after receiving the ROFO Offer Notice, the ROFO Seller may, during the next 120 days, Transfer the ROFO Units to a third party Transferee (i) at a purchase price not less than 105% of the ROFO Price and upon terms no more favorable to the proposed transferee than those specified in the ROFO Notice and (ii) subject to the applicable terms and restrictions of this Agreement, including Article IV.

(d)Sales of the ROFO Units to the ROFO Accepting Member pursuant to this Section 5.01 shall be made at the offices of the Company within 60 days of the delivery of ROFO Acceptance Notice, or on such other date as the parties may agree. Such sales shall be effected by the ROFO Seller's delivery of the ROFO Units, free and clear of all Encumbrances (other than restrictions imposed by the governing documents of the Company and securities laws), to the ROFO Accepting Member, against payment to the ROFO Seller of the ROFO Price by the ROFO Accepting Member and on the terms and conditions specified in the applicable ROFO Offer Notice.

Section 5.02Right of First Refusal.

(a)Following the Control Period, except for a Permitted Transfer, no Membership Interest shall be Transferred unless the provisions of this Section 5.02 or Section 5.01 are first complied with. A Member (a “ROFR Seller”) who receives an unsolicited bona fide offer from a third party for a Transfer of all, but not less than all, of the ROFR Seller's Units, and the ROFR Seller wishes to accept such offer, the ROFR Seller shall first provide a notice (the “ROFR Seller's Notice”) to the other Member (with a copy to the

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Company) containing: (i) the number of Units proposed to be Transferred (the “ROFR Units”) and the per Unit purchase price offered therefor, which may only be in cash (the “ROFR Sale Price”), and (ii) the material terms and conditions of such proposed Transfer. Delivery of the ROFR Sellers's Notice to the other Member (the “ROFR Non-Transferring Member”) shall constitute an offer (a “ROFR Offer”) by the ROFR Seller to sell the ROFR Units at the ROFR Sale Price to the ROFR Non-Transferring Member, which shall remain outstanding for a period of thirty (30) days after the delivery of the ROFR Seller's Notice (subject to extension as provided below, the “ROFR Period”).

(b)During the ROFR Period, the ROFR Non-Transferring Member shall have the right to accept the ROFR Offer by delivering a notice to the ROFR Seller (a “ROFR Acceptance Notice”), with a copy to the Company, of its acceptance of the ROFR Offer at the ROFR Sale Price and on the same terms specified in the ROFR Seller's Notice.

(c)A failure by the ROFR Non-Transferring Member to validly deliver a ROFR Acceptance Notice during the ROFR Period shall be deemed a rejection of the ROFR Offer and a waiver of the ROFR Non-Transferring Member's right to purchase any portion of the ROFR Units.

(d)If the ROFR Non-Transferring Member does not elect to purchase all of the ROFR Units pursuant to this Section 5.02, then the ROFR Seller shall be free, for a period of sixty (60) days from the date of the expiration of the ROFR Period, to sell such ROFR Units to a third party (the “Proposed Transferee”) (x) at a price per Unit equal to or greater than the ROFR Price and upon terms no more favorable to the Proposed Transferee than those specified in the ROFR Seller's Notice and (y) subject to the applicable terms and restrictions of this Agreement, including Article IV.

(e)Sales of the ROFR Units to be sold to the ROFR Non-Transferring Member pursuant to this Section 5.02 shall be made at the offices of the Company within sixty (60) days of the delivery of the final ROFR Acceptance Notice (or amended ROFR Acceptance Notice) for such sale, or on such other date as the parties may agree. Such sales shall be effected by the ROFR Seller's delivery of the ROFR Units, free and clear of all Encumbrances (other than restrictions imposed by the governing documents of the Company and securities laws), to the ROFR Non-Transferring Member, against payment to the ROFR Seller of the purchase consideration therefor by the ROFR Non-Transferring Member and on the terms and conditions specified in the ROFR Seller's Notice.

ARTICLE VI.
INITIAL PUBLIC OFFERING

Section 6.01Initial Public Offering.

(a)It is hereby acknowledged and agreed that it is the express intent of the Company and the Members to effect an Initial Public Offering as soon as reasonably practicable following the Closing Date, and each of the Members and the Company shall use commercially reasonable efforts to consummate an Initial Public Offering as soon as reasonably practicable following the Closing Date.

(b)Subject to compliance with the Partnership's obligations under the Registration Rights Agreement, the Board will determine all matters related to the Initial Public Offering and the related registration process.

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ARTICLE VII.
CAPITAL CONTRIBUTIONS

Section 7.01Initial Capital Contributions.
Prior to the date hereof, capital contributions totaling $1,000 were made to the Company and 1,000 Economic Units were issued in consideration therefor as set forth in Exhibit A. As of the date hereof, the Economic Members agree that the respective Capital Contributions of the Economic Members and Economic Units of the Economic Members are as set forth on Exhibit A.
Section 7.02Additional Contributions.

No Member shall be obligated to make any additional Capital Contributions to the Company apart from those Capital Contributions specified in Section 7.01.
Section 7.03Loans.

(a)The Company or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may borrow from the Company or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the Board may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's length basis, all as determined by the Board. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.03(a) and Section 7.03(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b)No Group Member may lend funds to the Company or any of its Affiliates (other than another Group Member).

(c)Any Member may, subject to Section 9.04, loan funds to the Company. Loans by a Member to the Company will not be treated as Capital Contributions but will be treated as debt obligations having such terms as are approved in accordance with Section 9.04.

Section 7.04Return of Contributions.
Except as expressly provided herein, no Economic Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Economic Member. An Economic Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Economic Member's Capital Contributions.
Section 7.05Capital Accounts.
A separate capital account (“Capital Account”) shall be established, determined and maintained for each Economic Member in accordance with the substantial economic effect test set forth in Treasury Regulation § 1.704-l(b)(2), which provides, in part, that a Capital Account shall be:

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(a)increased by (i) the amount of money contributed by the Economic Member to the Company; (ii) the fair market value of any property contributed by the Economic Member to the Company (net of liabilities secured by such contributed property); and (iii) allocations to the Economic Member of the Company income and gain (or items thereof), including income and gain exempt from tax; and

(b)decreased by (i) the amount of money distributed to the Economic Member by the Company; (ii) the fair market value of any property distributed to the Economic Member by the Company (net of liabilities secured by such distributed property); (iii) allocations to the Economic Member of expenditures of the Company not deductible in computing its taxable income and not properly capitalized for federal income tax purposes; and (iv) allocations to the Economic Member of Company loss and deduction (or items thereof).
In the case of a termination of a an Economic Unit or an additional Capital Contribution by an existing or newly admitted Economic Member, the Capital Accounts of the Economic Members shall be adjusted as of the date of such termination or the date of the Capital Contribution, as the case may be.
ARTICLE VIII.
DISTRIBUTIONS AND ALLOCATIONS

Section 8.01Distributions.

(a)Except as otherwise provided in Section 16.03, within fifty (50) days following the end of each Quarter commencing with the Quarter ending on [__],1 To be the end of the calendar quarter in which Closing occurs. 2013, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VIII to all Economic Members simultaneously pro rata in accordance with each Economic Member's Ownership Percentage (at the time the amounts of such distributions are determined).

(b)Each distribution in respect of an Economic Unit shall be paid by the Company only to the holder of record of such Economic Unit as of the record date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 8.02Allocations.
After giving effect to the allocations set forth in Section 8.03, the Company shall allocate Profits and Losses for any Allocation Year among the Economic Members in accordance with the Economic Members' Ownership Percentages.
Section 8.03Special Allocations.

(a)If there is a net decrease in Company Minimum Gain during any Allocation Year, each Economic Member shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. This Section 8.03(a) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

1 To be the end of the calendar quarter in which Closing occurs.

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(b)Except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Allocation Year, any Economic Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Allocation Year shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. This Section 8.03(b) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)In the event any Economic Member has a deficit balance in its Capital Account at the end of any Allocation Year in excess of the sum of (A) the amount such Economic Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Economic Member is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Economic Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 8.03(c) shall be made only if and to the extent that such Economic Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VIII have been tentatively made as if this Section 8.03(c) were not in this Agreement.

(d)In the event any Economic Member has a deficit balance in its Capital Account at the end of any Allocation Year in excess of the sum of (A) the amount such Economic Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Economic Member is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Economic Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 8.03(d) shall be made only if and to the extent that such Economic Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VIII have been tentatively made as if Section 8.03(c) and this Section 8.03(d) were not in this Agreement.

(e)Nonrecourse Deductions for any Allocation Year shall be allocated to the Economic Members pro rata in accordance with each Economic Member's Ownership Percentage.

(f)Member Nonrecourse Deductions for any Allocation Year shall be allocated 100% to the Economic Member that bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Economic Member bears the economic risk of loss with respect to a Member Nonrecourse Debt, such Economic Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Economic Members in accordance with the ratios in which they share such economic risk of loss.

(g)For purposes of Treasury Regulation Section 1.752-3(a)(3), the Economic Members agree that Nonrecourse Liabilities of the Company shall be allocated to the Economic Members pro rata in accordance with each Economic Member's Ownership Percentage.

(h)To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment

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decreases such basis), and such item of gain or loss shall be specially allocated to the Economic Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(i)Notwithstanding any other provision of this Section 8.03, the allocations set forth in Sections 8.03(a), (b), (c), (d), (e), (f) and (h) (the “Required Allocations”) shall be taken into account so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Economic Member pursuant to Sections 8.02 and 8.03, together, shall be equal to the net amount of such items that would have been allocated to each such Economic Member under Section 8.02 and Section 8.03 had the Required Allocations and this Section 8.03(i) not otherwise been provided in this Agreement. The Company may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made.

(j)Items of income, gain, loss and deduction realized in any taxable year that includes a Dissolution Event shall be allocated in a manner that will cause, to the extent possible, the ratio of each Economic Member's Capital Account to the sum of all Economic Members' Capital Accounts to be equal to such Economic Member's Ownership Percentage. Upon a Dissolution Event, if any property is distributed in kind, any unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously shall be allocated among the Economic Members as if there were a taxable disposition of that property for the fair market value of that property on the date of distribution.

(k)The allocations in Section 8.02, this Section 8.03 and Section 8.05, and the provisions of this Agreement relating to the maintenance of Capital Accounts, are included to ensure compliance with requirements of the federal income tax law (and any applicable state income tax laws). Such provisions are intended to comply with Treasury Regulations Sections 1.704-1 and 1.704-2 and shall be interpreted and applied in a manner consistent with such Treasury Regulations and any amendment or successor provision thereto. The Management Members shall cause appropriate modifications to be made if unanticipated events might otherwise cause this Agreement not to comply with such Treasury Regulations, so long as such modifications do not cause a material change in the relative economic benefit of the Economic Members under this Agreement.

Section 8.04Section 704(c).
In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Economic Members to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of same under this Agreement). In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement; provided that the Company shall use the traditional method without curatives set forth in Treasury Regulation Section 1.704-3(b). Allocations pursuant to this Section 8.04 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Economic Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

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Section 8.05Varying Interests.
All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Economic Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Economic Member's Ownership Percentage, the Economic Members agree that their allocable shares of such items for the taxable year shall be determined on any method determined by the Board to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Economic Members' varying Ownership Percentages.
Section 8.06Withheld Taxes.
All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or the Economic Members shall be treated as amounts distributed to the Economic Members pursuant to this Article VIII for all purposes of this Agreement. The Company is authorized to withhold from distributions, or with respect to allocations, to the Economic Members and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state or local law and shall allocate such amounts to those Economic Members with respect to which such amounts were withheld.
Section 8.07Limitations on Distributions.
Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Delaware Act or other applicable law. All distributions required to be made under this Agreement shall be made subject to Sections 18-607 and 18-804 of the Delaware Act.
ARTICLE IX.
BOARD OF DIRECTORS

Section 9.01Management by Board of Directors.

(a)The Board shall conduct, direct and manage all activities of the Company. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Company shall be exclusively vested in the Board, and no Member shall have any management power over the business and affairs of the Company.

(b)No Member, in its capacity as such, shall participate in the operation, management or control of the Company's business, transact any business in the Company's name or have the power to sign documents for or otherwise bind the Company.

Section 9.02Board Composition.

(a)General.

(i)The Board shall be composed of six (6) “Directors” (or such other number of directors as permitted in accordance with Section 9.02(d)) who shall be natural persons (each a “Director” and, collectively, the “Directors”). The Directors shall constitute “managers” of the Company within the meaning of the Delaware Act. A Director need not be a resident of the State of Delaware, a Member or an officer of the Company.

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(ii)Notwithstanding the foregoing, no Director in his or her individual capacity shall have the authority to manage the Company or approve matters relating to, or otherwise to bind the Company, such powers being reserved to a Director acting through the Board, and to such other committees of the Board, and officers and agents of the Company, as designated by the Board.

(iii)The Chairman of the Board shall be a Director and shall set the agenda for and preside at all meetings of the Board. The Chairman of the Board shall serve for a two year term. [__] shall be the initial Chairman of the Board. [____] will appoint the successor to the initial Chairman of the Board, subject to [____]'s approval, which approval shall not be unreasonably withheld, conditioned or delayed. The rights to appoint the Chairman and approve such appointment as described above shall rotate between CERC and OGEH (or any other party to whom any such Management Member Transfers its rights to designate Representatives).

(b)Designation of Directors.

(i)Representatives. Subject to Section 9.02(b)(i)(C), each Management Member shall be permitted to designate Directors (each, a “Representative” and, collectively, the “Representatives”) as follows:

(A)CERC shall be entitled to designate three (3) natural persons to serve on the Board (any such Director designated by CERC, a “CERC Representative”). The initial CERC Representatives as of the Closing Date are set forth on Exhibit C.

(B)OGEH shall be entitled to designate three (3) natural person to serve on the Board (any such Director designated by OGEH, an “OGEH Representative”). The initial OGEH Representatives as of the Closing Date are set forth on Exhibit C.

(C)If any Management Member elects to Transfer its right to designate its Representatives in accordance with the terms of this Agreement (including the requirements set forth in Section 4.01(d), then (1) each Representative designated by such Management Member shall be automatically removed from the Board without any further action as of the close of business on the date of such Transfer, (2) each vacancy in the Board shall be filled by the Transferee of such Transfer, (3) such Management Member shall no longer be permitted to designate Representatives pursuant to this Agreement and (4) the Transferee of such Transfer shall become entitled to designate Representatives under this Agreement as of the close of business on the date of Transfer.

(ii)Other Directors. Each Independent Director and each Conflicts Committee Independent Director shall be designated by unanimous vote of the Management Members. For the avoidance of doubt, assuming they meet the requisite standards, Independent Directors can also serve as Conflicts Committee Independent Directors.

(c)Removal; Resignation; Vacancies.

(i)Each Representative may be removed and replaced, with or without cause, at any time by the Management Member that designated him or her, in such Management Member's sole discretion, but may not be removed or replaced by any other means, except as set forth in Section 9.02(b)(i)(C). A Management Member who removes its Representative shall promptly notify the

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other Management Members of the removal and the name of its replacement Representative. Each Independent Director may be removed and replaced, with or without cause, at any time by unanimous vote of the Management Members.

(ii)A Director may resign at any time, such resignation to be made in writing and to take effect immediately or on such later date as may be specified therein.

(iii)If any Representative designated by a Management Member shall cease to serve as a Director for any reason, the vacancy resulting thereby shall be filled by another individual to be designated by that Management Member; provided that such Management Member would, at such time, otherwise be permitted to designate a Representative pursuant to Section 9.02(b). If any other Director shall cease to serve as a Director for any reason, the vacancy resulting thereby will be filled by another Director designated in accordance with Section 9.02(b)(ii).

(d)Changes in Size. The number of Directors constituting the full Board may be increased or decreased from time to time by unanimous vote of the Management Members; provided, however, that, for so long as two Management Members are permitted to designate Representatives in accordance with Section 9.02(b), the Management Members shall have an equal number of Representatives. In connection with the Initial Public Offering, the Management Members shall increase the number of Directors constituting the full Board and take all actions necessary to designate and maintain (i) the Independent Directors required by the listing standards of the New York Stock Exchange or any national securities exchange selected for the listing of the limited partner interests or other Equity Interests of the Partnership and (ii) the Conflicts Committee Independent Directors required under the Partnership Agreement; provided, however, that if at any time the Board does not include the requisite number of Independent Directors and/or Conflicts Committee Independent Directors, the Board shall still have all powers and authority granted to it hereunder, but the Management Members shall endeavor to appoint one or more additional Independent Directors and/or Conflicts Committee Independent Directors pursuant to Section 9.02(b)(ii) as necessary to come into compliance with this Section 9.02(d).

Section 9.03Board Meetings; Quorum.

(a)The Board shall meet at least quarterly at the offices of the Company (or such other place as determined by the Board), with the participation of such officers of the Company as such Representative may request. Special meetings of the Board, to be held at the offices of the Company (or such other place as shall be determined by the Board), shall be called at the direction of any one Director. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that such meeting is not properly called or convened. The reasonable costs and expenses incurred by the Directors in connection with any meeting of the Board shall be borne and paid by the Company (and any Director may obtain reimbursement from the Company for any such reasonably documented costs and expenses).

(b)During the Restricted Period, the presence of all Directors, present in person or participating in accordance with Section 9.07, shall be necessary to constitute a quorum for the transaction of business at any meeting of the Board. After the Restricted Period, as long as one CERC Representative and one OGEH Representative are present, the presence of a majority of all the Directors, whether in person or participating in accordance with Section 9.07, shall be necessary and sufficient to constitute a quorum.

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Section 9.04Board Voting.

(a)General; Majority Voting. Each Director shall be entitled to one vote. On all matters requiring the vote or action of the Board, any action undertaken by the Board must be authorized by the affirmative vote of at least a majority of Directors.

(b)Actions Requiring Approval of the Board. In addition to such other matters as the Board may from time to time by resolution in accordance with Section 9.04(a) determine, and except for such actions as the Board may from time to time in accordance with Section 9.04(a) delegate to the officers of the Company that may be taken without approval of the Board, the Company shall not, and shall cause the Group Members not to, and shall not authorize or permit any officer or agent of the Company on behalf of the Company or of any Group Member to, effect any non-ministerial action, including the following actions:

(i)approve the Annual Budget;

(ii)incur capital expenditures in excess of the amounts contemplated by the Annual Budget;

(iii)enter into, modify or terminate a Material Contract;

(iv)prior to the IPO Date, approve any transaction between any Group Member, on the one hand, and the Company or any Member or any of its Affiliates (other than any member of the Partnership Group) or any officer, director or employee of any Member or any of its Affiliates (other than any Group Member), on the other hand (each, a “Related Party Transaction”);

(v)transfer an asset (other than working capital) to a Person other than a Group Member outside the ordinary course of business;

(vi)merge, consolidate or convert with or into any other Person (other than a wholly owned Subsidiary of the Partnership into another wholly owned Subsidiary of the Partnership), or engage in any recapitalization, restructuring or reorganization, or enter into a letter of intent or agreement in principle with respect thereto;

(vii)alter, repeal, amend or adopt any provision of its certificate of limited partnership, certificate of formation or certificate of incorporation or any agreement of limited partnership, limited liability company agreement or bylaws or any similar organizational or governing document or change the form of organization of any Group Member; or

(viii)engage, participate or invest, directly or indirectly, in any new line of business.

(c)Board Deadlock.

(i)In the event that the Board is unable to obtain the requisite vote under Section 9.04(a) for the approval of any matter (such event, a “Deadlock”), either Management Member may give the other Management Member notice (a “Deadlock Notice”) of such matter that has not been approved. Within five days after receipt of the Deadlock Notice, the receiving Management Member shall submit to the other Management Member a written response (a “Dispute Response”). The Dispute Notice and the Dispute Response shall each include (A) a statement setting forth the position of the Management Member giving the notice and a summary of arguments supporting such position

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and (B) the name and title of a senior representative of such Management Member who has authority to settle the Deadlock. Within five days of the delivery of the Dispute Response, the senior representatives of both Management Members shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to the resolve the Deadlock.

(ii)If such Deadlock has not been resolved within 30 days following delivery of the Dispute Response, then each Management Member agrees to have its Chief Executive Officer meet or communicate by telephone with the Chief Executive Officer of the other Management Member at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to resolve the Deadlock.

(iii)If such Deadlock is not resolved within 60 days of delivery of the Deadlock Response, (A) prior to the IPO Date, either Management Member may require such Deadlock to be submitted to nonbinding mediation in Houston, Texas, before an impartial mediator acceptable to both Management Members and with senior representatives of both Members who have authority to settle the Deadlock in attendance, or (B) on or after the IPO Date, such Deadlock shall be resolved by the affirmative vote of a majority of the Independent Directors on the Board.

(iv)Notwithstanding anything herein to the contrary, until a Deadlock is resolved, each Management Member agrees to continue to perform its obligations under this Agreement and to cause its Representatives to continue to perform their obligations under this Agreement. In the event a Deadlock exists with respect to any Annual Budget, then, until such time as such Deadlock is resolved, the Annual Budget for such calendar year shall be based on the corresponding portions of the Annual Budget for the preceding calendar year (excluding any unusual or extraordinary revenues, expenses or capital expenditures that occurred during such prior calendar year), together with any additional amounts to the extent necessary, when combined with amounts authorized to be spent in such last Annual Budget, to meet the Partnership's existing commitments and obligations and to conduct and maintain the Partnership's operations and properties in the ordinary course of business. With respect to non-recurring amounts and capital expenditures, if any, for which there is no corresponding portion of the Annual Budget for the preceding calendar year, only budgeted amounts directed or approved by the Board of Directors on a case by case basis shall be utilized.

(d)Related Party Transactions. After the IPO Date, any Related Party Transactions shall be approved in accordance with the applicable provisions of the Partnership Agreement.

Section 9.05Notice.
Written notice of all regular meetings of the Board shall be given to all Directors at least 10 days prior to the regular meeting of the Board and one Business Day prior to any special meeting of the Board. All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, delivered by electronic mail or when received in the form of a facsimile, and shall be directed to the address or facsimile number as such Director shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.

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Section 9.06Action by Written Consent of Board.
To the extent permitted by applicable law, the Board may act without a meeting, without notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all members of the Board. All actions taken by the Board in the form of a written consent shall be distributed to each Director promptly upon the taking of such action.
Section 9.07Conference Telephone Meetings.
Directors may participate in a meeting of the Board or any committee thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
Section 9.08Minutes.
All decisions and resolutions of the Board shall be reported in the minutes of its meetings, which shall state the date, time and place of the meeting (or the date of the written consent in lieu of a meeting), the persons present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting (or written consent). The minutes of all meetings of the Board shall be kept at the principal office of the Company.
Section 9.09Committees.

(a)The Board may establish committees of the Board and may delegate any of its responsibilities to such committees, except as prohibited by applicable law. CERC and OGEH shall appoint an equal number of Directors to any such committee (except for the Audit Committee and the Conflicts Committee).

(b)A majority of the members of any committee, present in person or participating in accordance with Section 9.07, shall constitute a quorum for the transaction of business of such committee. Except as otherwise required by law or the Partnership Agreement, all decisions of a committee shall require the affirmative vote of at least a majority of the committee members at any meeting at which a quorum is present.

(c)A majority of the members of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 9.05. Subject to Section 9.09(a), the Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

(d)After the IPO Date:

(i)The Board shall have an audit committee (the “Audit Committee”) made up of Directors who meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the New York Stock Exchange or any national securities exchange on which the limited partner interests or other Equity Interest are listed (each, an “Audit Committee Independent Director”). The Audit Committee shall establish a written audit committee charter in accordance with the rules and regulations of the Commission and the New York Stock Exchange or any national securities exchange on which the Common Units are listed from time to time, in each case as amended from time to time. Each member of the Audit Committee shall satisfy the rules and regulations of the Commission and the New York Stock Exchange or any national securities exchange on which the

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Common Units are listed from time to time, in each case as amended from time to time, pertaining to qualification for service on an audit committee.

(ii)The Board shall have a conflicts committee (the “Conflicts Committee”) made up of at least two Conflicts Committee Independent Directors. The Conflicts Committee shall function in the manner described in the Partnership Agreement. Notwithstanding any duty otherwise existing at law or in equity, any matter approved by the Conflicts Committee in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any duties owed by the Board or any Director to the Company or the Members.

ARTICLE X.
OFFICERS

Section 10.01Elected Officers.
The executive officers of the Company shall serve at the pleasure of the Board. Such officers shall have the authority and duties delegated to each of them, respectively, by the Board from time to time. The elected officers of the Company shall be a Chief Executive Officer, a Secretary, a Treasurer and such other officers (including, without limitation, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents) as the Board from time to time may deem proper. The officers of the Company as of the Closing Date are set forth on Exhibit D. All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article X. The Board or any committee thereof may from time to time elect such other officers (including one or more Vice Presidents, Controllers, Assistant Secretaries and Assistant Treasurers) as may be necessary or desirable for the conduct of the business of the Company. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board or such committee, as the case may be.
Section 10.02Term of Office.
Each officer shall hold office until such person's successor shall have been duly elected and shall have qualified or until such person's death or until he shall resign or be removed pursuant to Section 10.07.
Section 10.03Chief Executive Officer.
The Chief Executive Officer shall be responsible for the general management of the affairs of the Company and shall perform all duties incidental to such person's office which may be required by law and all such other duties as are properly required of him by the Board. He shall make reports to the Board and the Management Members and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect.
Section 10.04Vice Presidents.
Each Executive Vice President and Senior Vice President and any Vice President shall have such powers and shall perform such duties as shall be assigned to him by the Board.
Section 10.05Treasurer.

(a)The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Company to be deposited in such banks as

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may be authorized by the Board, or in such banks as may be designated as depositories in the manner provided by resolution of the Board. The Treasurer shall, in general, perform all duties incident to the office of the Treasurer and shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Board.

(b)Assistant Treasurers shall have such of the authority and perform such of the duties of the Treasurer as may be provided in this Agreement or assigned to them by the Board or the Treasurer. Assistant Treasurers shall assist the Treasurer in the performance of the duties assigned to the Treasurer, and in assisting the Treasurer, each Assistant Treasurer shall for such purpose have the powers of the Treasurer. During the Treasurer's absence or inability, the Treasurer's authority and duties shall be possessed by such Assistant Treasurer or Assistant Treasurers as the Board may designate.

Section 10.06Secretary.

(a)The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the Management Members. The Secretary shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by applicable law; shall be custodian of the records and the seal of the Company and affix and attest the seal to all documents to be executed on behalf of the Company under its seal; and shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board.

(b)Assistant Secretaries shall have such of the authority and perform such of the duties of the Secretary as may be provided in this Agreement or assigned to them by the Board or the Secretary. Assistant Secretaries shall assist the Secretary in the performance of the duties assigned to the Secretary, and in assisting the Secretary, each Assistant Secretary shall for such purpose have the powers of the Secretary. During the Secretary's absence or inability, the Secretary's authority and duties shall be possessed by such Assistant Secretary or Assistant Secretaries as the Board may designate.

Section 10.07Removal.
Any officer elected, or agent appointed, by the Board may be removed, with or without cause, by the Board whenever, in its judgment, the best interests of the Company would be served thereby. No elected officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person's successor, such person's death, such person's resignation or such person's removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.
Section 10.08Vacancies.
A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.

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ARTICLES XI.
BUDGET

Section 11.01Budget.
The initial budget (the “Initial Budget”) for the Partnership and its Subsidiaries was previously agreed pursuant to that certain Letter Agreement regarding Initial Budget, dated as of [•], 2013,2 Letter Agreement re: Initial Budget to be dated as of the date of the Master Formation Agreement. and covers the period from January 1, 2013 through December 31, 2013 and sets forth reasonable line item detail regarding anticipated expenditures, including: (i) estimated operating expenditures; (ii) estimated capital expenditures; (iii) the proposed financing plans for such expenditures; and (iv) such other items as are set forth therein, and such Initial Budget is deemed to be constructively attached to this Agreement and incorporated herein by reference. At such reasonable time prior to the expiration of the Initial Budget, and each year thereafter, the Board shall cause to be prepared the Annual Budget, which Annual Budget will be presented to the Board for approval in accordance with Section 9.04(b)(i). The Board of Directors shall cause the Annual Budget to be prepared and approved for distribution to the Management Members by October 31st, and finally approved by November 30th, for each calendar year during the term of this Agreement. If the Budget is not approved by the Board of Directors prior to the date when such Budget is to become effective, a Deadlock subject to the procedures set forth in Section 9.04(c) will be deemed to exist.
ARTICLES XII.
MANAGEMENT MEMBER MEETINGS

Section 12.01Meetings.

Subject to the provisions of this Agreement, including Section 9.01, any actions of the Management Members required to be taken hereunder shall be taken in the manner provided in this Article XII. Meetings of Management Members shall be called by the Board. The Board may designate any place as the place of meeting for any meeting of the Management Members.
Section 12.02Notice of a Meeting.

Written notice of meetings of the Management Members shall be given to all Management Members at least ten (10) days prior to the meeting. All notices and other communications to be given to Management Members shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, delivered by electronic mail or when received in the form of a facsimile, and shall be directed to the address or facsimile number as such Management Member shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any meeting of the Management Members need be specified in the notice of such meeting. A meeting may be held at any time without notice if all the Management Members are present or if those not present waive notice of the meeting either before or after such meeting. Attendance of a Management Member at a meeting shall constitute a waiver of notice of such meeting, except where a Management Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

[2] Letter Agreement re: Initial Budget to be dated as of the date the Master Formation Agreement.

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Section 12.03Quorum; Voting Requirement.

(a)The presence, in person or by proxy or participating in accordance with Section 12.05, of a Majority Interest shall constitute a quorum for the transaction of business by the Management Members. Unless otherwise provided by the Delaware Act, the affirmative vote of a Majority Interest present at a meeting at which a quorum is present shall constitute a valid decision of the Management Members.

(b)Except as provided in Section 17.02, on and after the IPO Date, without first receiving the unanimous vote of the Management Members, the Company shall not, and shall cause the Group Members not to, and shall not authorize or permit any officer or agent of the Company on behalf of the Company or of any Group Member to, effect any of the following actions:

(i)alter, repeal, amend or adopt any provision of its certificate of limited partnership, certificate of formation or certificate of incorporation or any agreement of limited partnership, limited liability company agreement or bylaws or any similar organizational or governing document if any such alteration, repeal, amendment or adoption would have a material adverse effect on the rights or preferences of any Member, partner, stockholder or any other holder of Equity Interests of the Company or any of the Group Members, as applicable;

(ii)merge, consolidate or convert with or into any other Person (other than a wholly owned Subsidiary of the Partnership into another wholly owned Subsidiary of the Partnership);

(iii)sell, lease, transfer, pledge or otherwise dispose of all or substantially all of the properties and assets of the Company and the Group Members, taken as a whole, in a single transaction or a series of related transactions (other than to a wholly owned Subsidiary of the Company);

(iv)change the classification of the Company or any Group Member for United States federal income tax purposes;

(v)voluntarily liquidate, wind-up or dissolve the Company or the Partnership; or

(vi)file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the Company or any Group Member, or otherwise seek, with respect to the Company or any Group Member, relief from debts or protection from creditors generally.

Section 12.04Action by Consent of Members.

Any action that may be taken at a meeting of the Management Members may be taken without a meeting if an approval in writing setting forth such action is signed by Management Members holding all of the outstanding Management Units.
Section 12.05Conference Telephone Meetings.
Management Members may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

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ARTICLE XIII.
EXCULPATION AND INDEMNIFICATION; DUTIES

Section 13.01Indemnification.

(a)To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful; provided further, no indemnification pursuant to this Section 13.01 shall be available to the Members or their Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Master Formation Agreement (other than obligations incurred by such Member on behalf of the Company). Any indemnification pursuant to this Section 13.01 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b)To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 13.01(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 13.01, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 13.01.

(c)The indemnification provided by this Section 13.01 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of a Majority Interest or of the Board, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)The Company may purchase and maintain insurance, on behalf of the Company, its Affiliates, the Indemnitees and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company's or any of its Affiliate's activities or such Person's activities on behalf of the Company or any of its Affiliates, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

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(e)For purposes of this Section 13.01, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 13.01(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f)In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)An Indemnitee shall not be denied indemnification in whole or in part under this Section 13.01 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)The provisions of this Section 13.01 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)Any amendment, modification or repeal of this Section 13.01 or any provision hereof shall be prospective only and shall not in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 13.01 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j)TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO SECTION 13.01(a), THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 13.01 ARE INTENDED BY THE MEMBERS TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON'S NEGLIGENCE, FAULT OR OTHER CONDUCT.

Section 13.02Liability of Indemnitees.

(a)Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Persons who have acquired interests in the Membership Interests, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was criminal.

(b)To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, the Indemnitee acting in connection with the Company's business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of any Indemnitee

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otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Indemnitee.

(c)Any amendment, modification or repeal of this Section 13.02 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 13.02 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 13.03Other Matters Concerning the Directors

(a)The Directors may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
(b)The Directors may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by the Directors, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the Directors reasonably believe to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

Section 13.04Corporate Opportunities.

(a)Except as otherwise provided in the Omnibus Agreement or any other agreement or contract to which the Company or any Group Member is a party, (i) each Member, Director and officer of the Company and their respective Affiliates shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by the Company or any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of the Company or any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to the Company or any Group Member or any Member, and (ii) neither of the Company, any Member or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the business relationship established hereby in any business ventures of any Member, Director or officer of the Company and their respective Affiliates.

(b)Notwithstanding anything in this Agreement to the contrary, the Members hereby agree that the doctrine of corporate opportunity shall not apply to Directors and officers of the Company.

Section 13.05Duties.

(a)Whenever a Member makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as a Member, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then such Member or its Affiliates causing it to do so shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Company, any Member or Director, and the Member, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act pursuant to any other standard imposed

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by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, it being the intent of all Members that such Member or any such Affiliate, in its capacity as a Member, shall have the right to make such determination solely on the basis of its own interests.

(b)Subject to, and as limited by the provisions of this Agreement, the officers of the Company, the Members and the Directors, in the performance of their duties as such, shall not, to the fullest extent permitted by the Delaware Act and other applicable law, owe any duties (including fiduciary duties) as an officer, Member or Director of the Company, notwithstanding anything to the contrary existing at law, in equity or otherwise; provided, however, that each officer of the Company, Member and Director shall act in accordance with the implied contractual covenant of good faith and fair dealing. In furtherance of the foregoing to the fullest extent permitted by the Delaware Act, a Representative, in performing his duties and obligations as a Director under this Agreement, shall (i) owe no fiduciary or similar duty or obligation whatsoever to the Company, any Member (other than the Management Member designating such Representative) or the other Directors, and (ii) be entitled to act or omit to act at the direction of the Management Member that designated such Representative, considering only such factors, including the separate interests of the Management Member, as such Representative or Member chooses to consider, and any action of a Representative or failure to act, taken or omitted in good faith reliance on the foregoing provisions shall not, as between the Company and the other Members, on the one hand, and the Representative or Management Member designating such Representative, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent such exists under the Delaware Act or any other applicable law) on the part of such Representative or Member to the Company or any other Representative or Member of the Company. Notwithstanding any duty otherwise existing at law or in equity, any matter approved by the Board in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any duties owed by the Board or any Director to the Company or the Members.

(c)The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties (including fiduciary duties) and liabilities of an officer of the Company or a Member or Director otherwise existing at law, in equity or by operation of the preceding sentences, are agreed by the Company and the Members to replace such duties and liabilities of such officer, Member or Director. The Members (in their own names and in the name and on behalf of the Company), acknowledge, affirm and agree that (i) none of the Members would be willing to make an investment in the Company or enter into this Agreement, and no Representative would be willing to so serve on the Board, in the absence of this Section 13.05, and (ii) they have reviewed and understand the provisions of Section 18-1101(b) and (c) of the Delaware Act.

(d)Nothing in this Agreement is intended to or shall eliminate any implied contractual covenant of good faith and fair dealing, the requirement not to waste Company assets or otherwise relieve or discharge any Representative or Member from liability to the Company or the Members on account of any fraudulent or intentional misconduct of such Representative or Member.

ARTICLE XIV.
TAXES

Section 14.01Tax Returns.
The Board shall prepare and timely file or cause to be prepared and filed (on behalf of the Company) all federal, state, local and foreign tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company's operations that

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is necessary to enable the Company's tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns.
Section 14.02Tax Elections.

(a)The Company shall make the following elections on the appropriate tax returns:

(i)to adopt as the Company's taxable year the calendar year;

(ii)to adopt the accrual method of accounting;

(iii)if a distribution of the Company's property as described in Section 734 of the Code occurs or upon a transfer of an Economic Unit as described in Section 743 of the Code occurs, on request by notice from any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of the Company's properties; and

(iv)any other election the Board may deem appropriate.

(b)Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.

Section 14.03Tax Matters Member.

(a)OGEH shall act as the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Member”). The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each Member to become a “notice partner” within the meaning of Section 6223 of the Code. The Tax Matters Member shall inform each Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the 15th Business Day after becoming aware thereof and, within that time, shall forward to each Member copies of all significant written communications it may receive in that capacity.

(b)Any reasonable cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

(c)The Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of any Member without first obtaining the consent of such Member. The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (as described in Section 6231(a)(3) of the Code in respect of the term “partnership item”) shall notify the other Members of such settlement agreement and its terms within ninety (90) days from the date of the settlement.

(d)No Member shall file a request pursuant to Section 6227 of the Code for an administrative adjustment of Company items for any taxable year without first notifying the other Members. If the Board consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within thirty (30) days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any

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Member may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Sections 6226, 6228 or other Section of the Code with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is intending to file such petition on behalf of the Company, such notice shall be given to each other Member ninety (90) days prior to filing and the Tax Matters Member shall obtain the consent of the other Members to the forum in which such petition will be filed prior to filing, which consent shall not be unreasonably withheld or delayed.

(e)If any Member intends to file a notice of inconsistent treatment under Section 6222(b) of the Code, such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member's intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

ARTICLE XV.
BOOKS, RECORDS, REPORTS, BANK ACCOUNTS, AND BUDGETS

Section 15.01Maintenance of Books.

(a)The Board shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and of the Management Members, appropriate registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Company.

(b)The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year, (ii) maintained on an accrual basis in accordance with GAAP, consistently applied and (iii) audited by the Certified Public Accountants at the end of each calendar year.

Section 15.02Reports.

(a)As soon as practicable, but in no event later than ninety (90) days after the close of each fiscal year of the Company, the Board shall cause to be mailed or made available, by any reasonable means, to each holder of record of a Unit as of a date selected by the Board, an annual report containing financial statements of the Company for such fiscal year of the Company, presented in accordance with GAAP, including a balance sheet and statements of operations, company equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the Board.

(b)As soon as practicable, but in no event later than forty-five (45) days after the close of each Quarter except the last Quarter of each fiscal year, the Board shall cause to be mailed or made available, by any reasonable means to each holder of record of a Unit, as of a date selected by the Board, a report containing unaudited financial statements of the Company and such other information as may be required by applicable law or as the Board determines to be necessary or appropriate.

(c)With respect to each calendar year, the Board shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to each Member such federal, state and local income tax returns and such other accounting, tax information and schedules (including any information necessary for unrelated business taxable income calculations by any Member) as shall be necessary for the preparation by each Member on or before July 15 following the end of each calendar year of its income tax return with respect to such year, provided, however, that the Board shall also cause the Company to prepare and deliver, or cause to be prepared and delivered, at any time, such other information with respect to Taxes as is reasonably requested by a Member at the cost of such Member.

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Section 15.03Bank Accounts.
Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.
ARTICLE XVI.
DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION

Section 16.01Dissolution.
The Company shall dissolve, and its affairs shall be wound up, upon:
(a)an election to dissolve the Company by (i) the unanimous consent of the Board, if on or before the IPO Date, or (ii) the affirmative vote of a Majority Interest, if after the IPO Date;

(b)the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act; or

(c) at any time there are no Members, unless the Company is continued without dissolution in accordance with the Delaware Act.

Section 16.02Liquidator.
Upon dissolution of the Company, the Board shall select one or more Persons to act as liquidator of the Company (the “Liquidator”). The Liquidator (if other than the Board) shall be entitled to receive such compensation for its services as may be approved by the Board. Except as expressly provided in this Article XVI, the Liquidator selected in the manner provided herein shall have and may exercise, without further authorization or consent of any of the Members, all of the powers conferred upon the Board under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on transferring assets set forth in Section 9.04(c)) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.
Section 16.03Liquidation.
The Liquidator shall proceed to dispose of the assets of the Company, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 18-804 of the Delaware Act and the following:
(a)The assets may be disposed of by public or private sale or by distribution in kind to one or more Economic Members on such terms as the Liquidator and such Economic Member or Economic Members may agree; provided, however, that any General Partner Interest (as defined in the Partnership Agreement) and any Management Units (as defined in the Limited Liability Company Agreement of Enogex Holdings II LLC) shall be distributed pro rata to the Management Members based on their Ownership Percentages. If any other property is distributed in kind, the Member receiving the property shall be deemed for purposes of Section 16.03(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Members. The Liquidator may defer liquidation or distribution of the Company's assets for a reasonable time if it determines that an immediate sale or distribution

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of all or some of the Company's assets would be impractical or would cause undue loss to the Members. The Liquidator may distribute the Company's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.

(b)Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity and amounts to Economic Members otherwise than in respect of their distribution rights under Article VIII. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c)Except as otherwise provided in Section 16.03(a), all property and all cash in excess of that required to discharge liabilities as provided in Section 16.03(b) shall be distributed to the Economic Members in accordance with the Economic Member's positive Capital Account balances.

Section 16.04Certificate of Cancellation of Formation.
Upon the completion of the distribution of Company cash and property as provided in Section 16.03 in connection with the liquidation of the Company, the Company shall be terminated and the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.
Section 16.05Return of Contributions.
It is expressly understood that the return of any Capital Contributions of the Economic Members shall be made solely from Company assets.
Section 16.06Waiver of Partition.
To the maximum extent permitted by law, each Economic Member hereby waives any right to partition of the Company property.
Section 16.07Capital Account Restoration.
No Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company.
ARTICLE XVII.
GENERAL PROVISIONS

Section 17.01Offset.
Whenever the Company is to pay any sum to any Economic Member, including distributions pursuant to Article VIII, any amounts that Economic Member owes the Company, as determined by the Board, may be deducted from that sum before payment.
Section 17.02Amendment.

(a)Except as provided in Section 17.02(b), this Agreement shall not be altered modified or changed except by an amendment approved by each Management Member.

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(b)The Board may make any amendment to this Agreement and Exhibit A as necessary to reflect any issuance of additional Membership Interests or other Equity Interests, as provided in Section 3.01 or any redemption or purchase of Membership Interests or other Equity Interests.

Section 17.03Addresses and Notices; Written Communications.

(a)Any notice, demand, request, report or other materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to such Member at the address set forth on Exhibit A.

(b)If a Member shall consent to receiving notices, demands, requests, reports or other materials via electronic mail, any such notice, demand, request, report or other materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 17.03 executed by the Company or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report.

(c)Any notice to the Company shall be deemed given if received by the Company at the principal office of the Company designated pursuant to Section 2.03. The Company may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.

(d)The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 17.04Further Action.
The Parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
Section 17.05Binding Effect.
This Agreement shall be binding upon and inure to the benefit of the Parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
Section 17.06Integration.
Except for agreements with Affiliates of the Company, this Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
Section 17.07Creditors.
None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

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Section 17.08Waivers.
No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.
Section 17.09Third-Party Beneficiaries.
Each Member agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.
Section 17.010Counterparts.
This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), all of which together shall constitute an agreement binding on all the Parties, notwithstanding that all such Parties are not signatories to the original or the same counterpart. Each Party shall become bound by this Agreement immediately upon affixing its signature hereto.
Section 17.011Applicable Law, Forum, Venue, and Jurisdiction.

(a)This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b)Each of the Parties:

(i)irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among the Parties, or the rights or powers of, or restrictions on, the Parties or the Company), (B) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company, or owed by the Company, to the Parties, (C) asserting a claim arising pursuant to any provision of the Delaware Act or (D) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii)irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claim, suit, action or proceeding;

(iii)agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv)expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

42

(v)consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 17.012Invalidity of Provisions.
If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.
[Signature pages follow.]

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IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first written above.
MEMBERS:

CENTERPOINT ENERGY RESOURCES CORP.

By:
Name:
Title:

OGE Enogex Holdings LLC

By:
Name:
Title:

EXHIBIT A
Economic Units

Member	Capital Contribution	Capital Account Balance	Economic Units	Ownership Percentage
CenterPoint Energy Resources Corp.			400	40%
OGE Enogex Holdings LLC			600	60%
Total:	$1,000.00	$1,000.00	1,000	100%

Members' Address for Notice:
CenterPoint Energy Resources Corp.:

CenterPoint Energy Resources Corp.
1111 Louisiana Street
Houston, TX 77002
Attention: Chief Executive Officer
Fax: 713.207.9680
with a copy, which shall not constitute notice, to:
Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention:    J. David Kirkland
Gerald M. Spedale
Fax: 713.229.1522
OGE Enogex Holdings LLC:

OGE Enogex Holdings LLC
321 North Harvey
P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
Attention: Sean Trauschke
Fax: 405.553.3760
with a copy, which shall not constitute notice, to:
Jones Day
717 Texas Avenue, Suite 3300
Houston, Texas 77002
Attention: James E. Vallee
Fax: (832) 239-3600

Exhibit A

EXHIBIT B
Management Units

Management Member	Management Units	Ownership Percentage
CenterPoint Energy Resources Corp.	500	50%
OGE Enogex Holdings LLC	500	50%
Total:	1,000	100%

Members' Address for Notice:
CenterPoint Energy Resources Corp.:

CenterPoint Energy Resources Corp.
1111 Louisiana Street
Houston, TX 77002
Attention: Chief Executive Officer
Fax: 713.207.9680
with a copy, which shall not constitute notice, to:
Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention:    J. David Kirkland
Gerald M. Spedale
Fax: 713.229.1522
OGE Enogex Holdings LLC:

OGE Enogex Holdings LLC
321 North Harvey
P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
Attention: Sean Trauschke
Fax: 405.553.3760
with a copy, which shall not constitute notice, to:
Jones Day
717 Texas Avenue, Suite 3300
Houston, Texas 77002
Attention: James E. Vallee
Fax: (832) 239-3600

Exhibit B

EXHIBIT C
Representatives

CERC:

OGEH:

Exhibit C

EXHIBIT D
Officers

[To come.]

EXHIBIT I

SERVICES AGREEMENT

between
OGE ENERGY CORP.
and
[OPCO LP]

SERVICES AGREEMENT
This Services Agreement (this “Agreement”) is effective as of [             ], 2013 (“Effective Date”) between OGE Energy Corp., an Oklahoma corporation (“OGE”), and [Opco LP], a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
WHEREAS, prior to the Effective Date, OGE, or a Subsidiary (as defined in this Agreement) thereof provided certain services to Enogex Holdings LLC (“Enogex Holdings”);
WHEREAS, OGE is the ultimate parent company of OGE Enogex Holdings LLC, a Delaware limited liability company (“OGE Holdings”);
WHEREAS, on [•], 2013, OGE entered into that certain Master Formation Agreement (the “Master Formation Agreement”), with CenterPoint Energy, Inc., Bronco Midstream Holdings, LLC (“Bronco I”) and Bronco Midstream Holdings II, LLC (“Bronco II,” and collectively with Bronco I, “ArcLight”), as amended from time to time;
WHEREAS, pursuant to the Master Formation Agreement, OGE and ArcLight agreed to cause Enogex Holdings to (i) form Enogex Holdings II, LLC, a Delaware limited liability company (“EH II”), as a wholly owned subsidiary of Enogex Holdings, (ii) contribute 100% of the outstanding equity interests of Enogex LLC, a Delaware limited liability company (“Enogex”), to EH II, and (iii) redeem 100% of OGE Holdings' membership interest in Enogex Holdings in exchange for [79.9]% of the Economic Units (as defined in the Limited Liability Company Agreement of EH II) of EH II and 100% of the Management Units (as defined in the Limited Liability Company Agreement of EH) of EH II;
WHEREAS, pursuant to the Master Formation Agreement, EH II will become a wholly owned Subsidiary of the Partnership on the Effective Date; and
WHEREAS, during the term of this Agreement, OGE will provide or cause to be provided certain services to the Partnership Group (as defined in this Agreement);
NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants, agreements and conditions contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Article I
Definitions

As used in this Agreement, the following capitalized terms have the meanings set forth below:
“Accounting Referee” is defined in Section 3.4.
“Affected Party” is defined in Article X.
“Affiliate” shall mean with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

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“Agreement” is defined in the preamble.
“Allocated Cost” shall mean, with respect to any given Service, the allocation of cost for such Service calculated in accordance with the Distrigas Method or other reasonable method, as determined by OGE in good faith.
“Annual Budget” has the meaning set forth in the LLC Agreement.
“ArcLight” is defined in the recitals.
“Board” has the meaning set forth in the LLC Agreement.
“Bronco I” is defined in the recitals.
“Bronco II” is defined in the recitals.
“Business Day” shall mean any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.
“Confidential Information” shall mean information regarded by that Party as proprietary or confidential, including, but not limited to, information relating to its business affairs, financial information and prospects; future projects or purchases; proprietary products, materials or methodologies; data; customer lists; system or network configurations; passwords and access rights; and any other information marked as confidential or, in the case of information verbally disclosed, verbally designated as confidential.
“Damages” is defined in Section 8.4.
“Direct Expenses” shall mean, with respect to any given Service, the direct expenses and expenditures that the OGE Entities incur or payments they make on behalf of the Partnership Group for such Service, including, but not limited to, salaries of personnel performing services on the Partnership Group's behalf, the cost of employee benefits for such personnel and general and administrative expense associated with such personnel.
“Disinterested Director” shall mean the members of the board of directors of GP LLC that have not been designated by OGE.
“Distrigas Method” shall mean a method of allocating general and administrative expenses that are not Direct Expenses based upon a three-factor formula that uses an equal weighting of (a) total labor cost, (b) net operating revenues, and (c) gross property, plant and equipment, as such terms are defined in FERC regulations. For the avoidance of doubt, the costs allocated through the Distrigas Method are based on actual costs recognized under U.S. generally accepted accounting principles and do not include a mark-up or other element of profit.
“Effective Date” is defined in the preamble.
“EH II” is defined in the recitals.
“Enogex” is defined in the recitals.
“Enogex Group Entities” shall mean each of Enogex Holdings, EH II and their respective Subsidiaries.

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“Enogex Holdings” is defined in the recitals.
“Extension” is defined in Section 4.1.
“Force Majeure” shall mean an event or circumstance that prevents a Party from performing its obligations under this Agreement, but only if the event or circumstance: is not within the reasonable control of the affected Party; is not the result of the fault or negligence of the affected Party; and could not, by the exercise of due diligence, have been overcome or avoided. “Force Majeure” excludes: lack of a market; unfavorable market conditions; and economic hardship.
“Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, in each case, that has jurisdiction or authority with respect to the applicable Party.
“GP LLC” means [New GP] LLC, a Delaware limited liability company and general partner of the Partnership.
“Indemnified Party” is defined in Section 8.8.
“Indemnifying Party” is defined in Section 8.8.
“Initial Budget” has the meaning set forth in the LLC Agreement.
“Initial Term” is defined in Section 4.1.
“Law” shall mean all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the New York Stock Exchange).
“LLC Agreement” shall mean that certain Amended and Restated Limited Liability Company Agreement of [New GP] LLC, dated as of the date hereof, as amended from time to time.
“Master Formation Agreement” is defined in the recitals.
“Notice” is defined in Article XII.
“OGE” is defined in the preamble.
“OGE Entities” shall mean OGE and its Affiliates and their respective Subsidiaries (other than any member of the Partnership Group); and “OGE Entity” means any of the OGE Entities.
“OGE Holdings” is defined in the recitals.
“OGE Indemnitees” is defined in Section 8.5.
“Partnership” is defined in the preamble.
“Partnership Agreement” shall mean the First Amended and Restated Agreement of Limited Partnership of [Opco LP], as amended from time to time.

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“Partnership Group” shall mean the Partnership and any Subsidiary of the Partnership, taken together.
“Partnership Indemnitees” is defined in Section 8.4.
“Party” and “Parties” are defined in the preamble.
“Person” shall mean any individual, firm, partnership, joint venture, venture capital fund, limited liability company, association, trust, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, regardless of whether having legal status.
“Services” is defined in Section 2.1.
“Subsidiary” or “Subsidiaries” shall mean, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Tax” is defined in Section 3.6.
Article II
Services

Section 2.1Scope of Services; Standard of Performance. Upon the terms and subject to the conditions set forth in this Agreement, OGE, acting directly and/or through its Affiliates and their respective employees, agents, contactors or independent third parties designated by any of them, agrees to provide or cause to be provided to the Partnership Group those services as set forth in Schedule A (the “Services”). The Services to be provided hereunder (including any Services provided by a third party under Section 2.4) shall be performed in a manner and at a level substantially consistent with the manner and level that such Services have been provided to the Enogex Group Entities in the ordinary course of business during the 12-month period prior to the Effective Date.

Section 2.2Reimbursement for Provision of Services. With respect to each Service, the Partnership will reimburse the OGE Entities for: (a) the Direct Expenses that the OGE Entities incur in connection with such Service and (b) if the Direct Expenses cannot reasonably be determined, or for costs and expenses other than Direct Expenses, the Allocated Cost for such Service.

Section 2.3Cap on Reimbursement. Notwithstanding the provisions of Section 2.2, unless otherwise approved by the Board, the aggregate amount for which the OGE Entities shall be reimbursed for Services pursuant to Section 2.2 shall not exceed the amount budgeted by the Partnership Group for such Services from the OGE Entities in (i) the Initial Budget, with respect to the period from January 1, 2013 through December 31, 2013 (which amounts are set forth in Schedule A), or (ii) any Annual Budget, with respect to the period covered thereby.

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Section 2.4Third Party Services. OGE shall have the right to hire third-party subcontractors to provide all or part of any Service hereunder, provided that such subcontracting is consistent with the practice applied by OGE generally from time to time within its own organization. If subcontracting for a Service is not consistent with the practice applied by OGE generally from time to time within its own organization, or if the Services to be provided by a subcontractor are not to be performed in a manner and at a level substantially consistent with the manner and level that such Services have been provided to the Partnership in the ordinary course of business during the 12-month period prior to the Effective Date, then OGE shall give notice to the Partnership of its intent to subcontract such Service and the Partnership shall have 30 days to object to such subcontracting or to cancel such Service in accordance with Article IV hereof.

Section 2.5Disclaimer of Warranty. THE PARTNERSHIP ACKNOWLEDGES THAT OGE IS NOT IN THE BUSINESS OF PROVIDING THE SERVICES AND THAT OGE IS PROVIDING THE SERVICES AS AN ACCOMMODATION TO THE PARTNERSHIP FOLLOWING THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED IN THE MASTER FORMATION AGREEMENT. THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

Section 2.6Transitional Nature of Services; Changes. The Parties acknowledge the transitional nature of the Services and that OGE may make changes from time to time in the manner of performing the Services if and to the extent OGE is making similar changes in performing similar services within its organization and if OGE furnishes to the Partnership substantially the same notice OGE provides applicable members of its organization respecting such changes.

Section 2.7Service Boundaries and Scope.

(a)Except as provided in Schedule A: (a) OGE shall be required to provide, or cause to be provided, the Services only at the locations such Services are being provided in connection with the business of the Partnership Group as of the Effective Date; and (b) the Services shall be available only for purposes of conducting the business of the Partnership Group substantially in the manner it was conducted as of the Effective Date. Except as provided in Schedule A, in providing, or causing to be provided, the Services, in no event shall OGE be obligated to do any of the following: (i) maintain the employment of any specific employee or hire additional employees; (ii) purchase, lease or license any additional equipment (including computer equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property) or software; (iii) make modifications to its existing systems or software; (iv) provide the Partnership with access to any systems or software other than those to which the parties to the Master Formation Agreement had authorized access immediately prior to the Effective Date in relation to the conduct of the business; or (v) pay any costs related to the transfer or conversion of data of the Partnership; provided, however, that, in the event that any employees that are engaged in the provision of Services cease working for OGE or are reassigned to other work by OGE, OGE shall make reasonable efforts to replace such employees or otherwise to have the duties performed by such employees in connection with the Services continue to be provided, and that OGE shall make or cause to be made such repairs or modifications as are reasonably necessary to keep the equipment, systems or software used in providing the Services in working order. OGE shall not be required to perform Services hereunder that conflict with any applicable Law, contract or permit or policies of OGE or to which OGE is subject relating to business conduct and ethical practices.

(b)At all times during the performance of the Services, all persons performing such Services (including agents, temporary employees, independent third parties and consultants) shall be construed as being independent from the Partnership, and such persons shall not be considered or deemed

6

to be an employee of the Partnership nor entitled to any employee benefits of the Partnership as a result of this Agreement. The responsibility of such persons is to perform the Services in accordance with this Agreement and, as necessary, to advise the Partnership in connection therewith, and such persons shall not be responsible for decision-making on behalf of the Partnership. Such persons shall be not be deemed to be under the management or direction of the Partnership.

Section 2.8Cooperation. OGE and the Partnership shall cooperate with one another and provide such further assistance as the other Party may reasonably request in connection with the provision of Services hereunder.

Section 2.9Access. During the term of this Agreement and for so long as any Services are being provided to the Partnership Group by OGE, each of the Parties will provide the other Party and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to it and its employees, representatives, facilities and books and records as the other Party and its representatives may reasonably request in order to perform and receive the Services.

Article III
Invoicing and Payment.

Section 3.1Invoicing. As soon as practicable after the end of each month, OGE will provide the Partnership with an invoice stating the payment obligations incurred hereunder during the preceding month. The invoice shall set forth in reasonable detail for the period covered by such invoice the following information: (i) the fees due for the Services rendered and any other charges due hereunder; (ii) the basis, in reasonable detail, for the calculation of the charges (which shall include, for the avoidance of doubt, the calculation of any Allocated Costs); and (iii) such additional information as the Partnership may reasonably request at least 30 days in advance of the invoice date for a particular Service. Upon written request, OGE will promptly provide to the Partnership reasonable detail and support documentation to permit the Partnership to verify the accuracy of an invoice.

Section 3.2Payment. All invoices provided to the Partnership pursuant to Section 3.1 shall be due and payable 30 days from the date of the applicable invoice. Charges not paid when due shall bear interest at the rate of 10% per annum from the due date until the date they are paid. Any preexisting obligation to make payment for any Services provided and fees and charges due hereunder shall survive the termination of this Agreement.

Section 3.3Objection. The Partnership may object to any amounts for any Service at any time before, at the time of or after payment is made, provided such objection is made in writing to OGE within 30 days following the date of the disputed invoice. The Partnership shall timely pay the disputed items in full pending resolution of the dispute in accordance with Section 3.4. Payment of any amount shall not constitute approval thereof. Neither Party shall have a right of set-off against the other Party for billed amounts hereunder.

Section 3.4Dispute Resolution. In the event of an invoicing or payment dispute, the Partnership shall promptly notify OGE in writing of such disputed item and the reasons for the dispute. The Parties shall, during the 15 days after such notice, use their commercially reasonable efforts to reach agreement on the disputed items or amounts. If the Parties are unable to reach agreement within such period, they shall promptly thereafter cause a nationally recognized accounting firm agreeable to the Parties (the “Accounting Referee”) to review this Agreement and the disputed items or amounts. The Accounting Referee shall deliver to the Parties as promptly as practicable (but in any event no later than 30 days from the date of engagement of the

7

Accounting Referee), a report setting forth the Accounting Referee's determination of the appropriate resolution of the dispute. Such determination shall be final and binding upon the Parties. The cost of such review and report shall be borne equally by each Party involved in the dispute.

Section 3.5Error Correction. OGE shall make adjustments to charges as required to reflect the discovery of errors or omissions in charges; provided, however, that any errors or omissions the correction of which would result in additional or increased charges or fees for Services must be corrected within two years after the date of the related invoice.

Section 3.6Taxes. All transfer taxes, excises, fees or other charges (including value added, sales, use or receipts taxes, but not including a tax on or measured by the income, net or gross revenues, business activity or capital of OGE), or any increase therein, now or hereafter imposed directly or indirectly by Law upon any fees paid hereunder for Services, which OGE is required to pay or incur in connection with the provision of Services hereunder (“Tax”), shall be passed on to the Partnership as an explicit surcharge and shall be paid by the Partnership in addition to any payment of fees for Services, whether included in the applicable payment of fees for Services, or added retroactively. If the Partnership submits to OGE a timely and valid resale or other exemption certificate reasonably acceptable to OGE and sufficient to support the exemption from Tax, then such Tax will not be added to the fee for Services payable pursuant to Section 3.1; provided, however, that if OGE is ever required to pay such Tax, the Partnership will promptly reimburse OGE for such Tax, including any interest, penalties and attorney's fees related thereto. The Parties will cooperate to minimize the imposition of any Taxes.

Article IV
Term and Termination

Section 4.1Term. The initial term of this Agreement will be for a period of three years, commencing on the Effective Date and ending on the third anniversary of the Effective Date (“Initial Term”). At the conclusion of the Initial Term, the term of this Agreement will automatically extend from year-to-year (each, an “Extension”), unless terminated by the Partnership with at least 90 days' notice prior to the end of such term, as extended.

Section 4.2Termination for Convenience. The Partnership, if approved by the Board, may terminate this Agreement or the provision of any Service by providing OGE with at least 180 days' notice of its election to terminate this Agreement or any Service.

Section 4.3Termination for Default.

(a)Default. A Party will be in default if:

(i)the Party fails to perform any of its material obligations set forth in this Agreement and such failure is not cured within 15 Business Days after notice thereof (which notice will describe such failure in reasonable detail) is received by such Party; or

(ii)the Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Law, or has any such petition filed or commenced against it, (B) makes an assignment or any general arrangement for the benefit of creditors, (C) otherwise becomes bankrupt or insolvent (however evidenced), (D) has a liquidator, administrator,

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receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (E) is generally unable to pay its debts as they fall due.

(b)Termination. If a Party is in default as described in Section 4.3(a), the non-defaulting Party may: (i) terminate this Agreement upon notice to the defaulting Party; (ii) withhold any payments due to the defaulting Party under this Agreement; and (iii) pursue any other remedy at law or in equity.

Section 4.4Effect of Termination. Upon termination of this Agreement, all rights and obligations of the Parties under this Agreement will terminate; provided, however, termination will not affect or excuse the performance of either Party under any provision of this Agreement that by its terms survives termination. The following provisions of this Agreement will survive the termination of this Agreement indefinitely: Article VII, Article VIII, Article IX, and Article XI.

Article V
Representations and Warranties

Section 5.1Representations and Warranties of OGE. OGE represents and warrants that as of the Effective Date and the first day of each Extension:

(a)It is duly formed, validly existing and in good standing under the Laws of the state of its formation;

(b)This Agreement constitutes a legal, valid and binding obligation enforceable against it in according with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and (ii) general principles of equity; and

(c)The execution, delivery and performance of this Agreement have been duly authorized by all requisite action and does not and will not conflict with or result in the violation of: (i) any provisions of its organizational documents, (ii) any Law to which it is subject, or (iii) any material agreement or instrument to which it is a party or by which it, its property or its assets are bound or affected.

Section 5.2Representations and Warranties of the Partnership. The Partnership represents and warrants that as of the Effective Date and the first day of each Extension:

(a)It is duly formed, validly existing and in good standing under the laws of the state of its formation;

(b)This Agreement constitutes a legal, valid and binding obligation enforceable against it in according with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and (ii) general principles of equity; and

(c)The execution, delivery and performance of this Agreement have been duly authorized by all requisite action and does not and will not conflict with or result in the violation of: (i) any provisions of its organizational documents, (ii) any Law to which it is subject, or (iii) any material agreement or instrument to which it is a party or by which it, its property or its assets are bound or affected.

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Article VI
Relationship of the Parties

This Agreement does not form a partnership or joint venture between the Parties. This Agreement does not make OGE an agent or a legal representative of any member of the Partnership Group. OGE will not assume or create any obligation, liability, or responsibility, expressed or implied, on behalf of or in the name of any member of the Partnership Group. It is the intent of the Parties that with respect to performing the Services hereunder, OGE is an independent contractor, and shall provide the Services in accordance with the reasonable instructions provided by authorized representatives of the Partnership, subject to the provisions of this Agreement.
Article VII
Audit

OGE will maintain in good order any and all books and records regarding the Services. The Partnership may audit, or cause to be audited, the books and records of OGE related to this Agreement, upon 15 Business Days' notice to OGE, to verify compliance with the provisions of this Agreement and to verify the accuracy of any amounts invoiced under this Agreement that exceed the amounts budgeted in the Initial Budget or Annual Budget, as applicable; provided, however, that all invoices provided to the Partnership pursuant to this Agreement shall be paid when due regardless of whether such invoices are under audit pursuant to this Article VII. OGE will make available its relevant books and records and use commercially reasonable efforts to assist the Partnership in conducting such audit.
Article VIII
Indemnification.

Section 8.1Personal Injury. EACH PARTY (AS AN INDEMNIFYING PARTY) SHALL ASSUME ALL LIABILITY FOR AND SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD THE OTHER PARTY, ITS AFFILIATES AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS (ALL AS INDEMNIFIED PARTIES) FREE AND HARMLESS FROM AND AGAINST ALL DAMAGES (AS DEFINED BELOW) IN CONNECTION HEREWITH IN RESPECT OF INJURY TO OR DEATH OR SICKNESS OF ANY EMPLOYEE, AGENT OR REPRESENTATIVE OF THE INDEMNIFYING PARTY, ITS AFFILIATES OR THEIR CONTRACTORS OR SUBCONTRACTORS OF ANY TIER, ARISING IN THE PERFORMANCE HEREOF AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OF THE INDEMNIFIED PARTIES, EXCEPT TO THE EXTENT SUCH LOSS IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNIFIED PARTY.

Section 8.2Property Damage. EACH PARTY (AS AN INDEMNIFYING PARTY) SHALL ASSUME ALL LIABILITY FOR AND SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD THE OTHER PARTY, ITS AFFILIATES AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS (ALL AS INDEMNIFIED PARTIES) HARMLESS FROM AND AGAINST ALL DAMAGES (AS DEFINED BELOW) TO SUCH INDEMNIFYING PARTY'S PROPERTY OR PROPERTY OF ITS AFFILIATES, THEIR CONTRACTORS OR SUBCONTRACTORS OF ANY TIER OR THEIR RESPECTIVE EMPLOYEES, AGENTS OR REPRESENTATIVES, ARISING IN THE PERFORMANCE HEREOF AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OF THE INDEMNIFIED PARTIES, EXCEPT TO THE EXTENT SUCH LOSS IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNIFIED PARTY.

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Section 8.3Third Party Claims. EACH PARTY (AS AN INDEMNIFYING PARTY) SHALL ASSUME ALL LIABILITY FOR AND SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD THE OTHER PARTY, ITS AFFILIATES AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS (ALL AS INDEMNIFIED PARTIES) HARMLESS FROM AND AGAINST ALL DAMAGES (AS DEFINED BELOW) ARISING FROM, CONNECTED WITH OR UNDER THIS AGREEMENT AND ARISING IN FAVOR OF OR ASSERTED BY THIRD PARTIES ON ACCOUNT OF PERSONAL INJURY, DEATH OR DAMAGE TO PROPERTY OF SUCH THIRD PARTIES TO THE EXTENT ANY SUCH INJURY, DEATH OR DAMAGE IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFYING PARTY.

Section 8.4OGE's Agreement to Indemnify. OGE agrees to and does hereby indemnify, defend and hold harmless the Partnership Group and their respective directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Partnership Indemnitees”) from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including reasonable attorneys', experts' and consultants' fees and expenses as well as reasonable costs of investigation, sampling and defense) (collectively, “Damages”) asserted against or incurred by any Partnership Indemnitee as a result of or arising out of (i) any breach by OGE of this Agreement or (ii) the gross negligence or willful misconduct of OGE in providing the Services hereunder, except to the extent (A) OGE is entitled to indemnification under Section 8.1, Section 8.2 or Section 8.3 or (B) such liability, demand, claim, action or cause of action, assessment, loss, damage, cost or expense resulted from the gross negligence or willful misconduct of the Partnership Group.

Section 8.5The Partnership's Agreement to Indemnify. The Partnership agrees to and does hereby indemnify, defend and hold harmless OGE and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “OGE Indemnitees”) from and against all Damages asserted against or incurred by any OGE Indemnitee as a result of or arising out of any breach by the Partnership of this Agreement, except to the extent that (A) the Partnership is entitled to indemnification under Section 8.1, Section 8.2 or Section 8.3 or (B) such liability, demand, claim, action or cause of action, assessment, loss, damage, cost or expense resulted from the gross negligence or willful misconduct of OGE or its Subsidiaries (other than the GP LLC and the Partnership Group).

Section 8.6Concurrent Liability. When any indemnity, defense, or hold harmless obligation results from joint or concurrent negligence, willful misconduct, or breach of this Agreement of both the Partnership and OGE, each Party's indemnity, defense, and hold harmless obligations will be in proportion to its allocable share of negligence, willful misconduct, or breach of this Agreement.

Section 8.7To the extent that any indemnification claim under this Article VIII involves a claim in which OGE and the Partnership are adverse, the Partnership's rights and obligations shall be controlled by the Disinterested Directors. Both the Partnership and OGE agree to cause their designated members of the Board who are not Disinterested Directors to approve the actions of the Disinterested Directors with respect to any such claim.

Section 8.8Indemnification Procedures.

(a)If a Party is entitled to indemnification under this Agreement (“Indemnified Party”), it will promptly after it becomes aware of facts giving rise to a claim for indemnification provide notice to the other Party (“Indemnifying Party”) specifying the nature of and the specific basis for such claim. Failure to so notify Indemnifying Party shall not relieve such Indemnifying Party from any liability which such

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Indemnifying Party may have to any Indemnified Party or otherwise, except to the extent that the Indemnifying Party has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure.

(b)The Indemnifying Party will have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Agreement, including the selection of counsel, determination of whether to appeal any decision of any court or similar authority, and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement will be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party for such matter or issues, as the case may be.

(c)The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in this Agreement, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records, or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party will be construed as imposing an obligation on the Indemnified Party to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Agreement; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d)In determining the amount of any losses for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any cash insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premiums that become due and payable by the Indemnified Party as a result of such claim and (ii) all cash amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

Section 8.9Express Negligence Waiver. THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES.

Article IX
Limitation of Liability

NEITHER PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR ANY CONSEQUENTIAL, INDIRECT, REMOTE, SPECULATIVE, SPECIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING MULTIPLE OR TREBLE DAMAGES) UNDER ANY THEORY, ARISING OUT OF ACTIVITIES OR OBLIGATIONS UNDER OR RELATED TO THIS

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AGREEMENT, REGARDLESS OF THE ACTS, OMISSIONS, NEGLIGENCE OR FAULT OF ANY PERSON.
Article X
Force Majeure

To the extent either Party is prevented by Force Majeure from performing its obligations, in whole or in part, under this Agreement, and if such Party (“Affected Party”) gives notice and details of the Force Majeure to the other Party as soon as reasonably practicable, then Affected Party will be excused from the performance with respect to any such obligations (other than the obligation to make payments). Each notice of Force Majeure sent by an Affected Party to the other Party will specify the event or circumstance of Force Majeure, the extent to which the Affected Party is unable to perform its obligations under this Agreement, and the steps being taken by the Affected Party to mitigate and to overcome the effects of such event or circumstances. The non-Affected Party will not be required to perform its obligations to the Affected Party corresponding to the obligations of the Affected Party excused by Force Majeure. A Party prevented from performing its obligations due to Force Majeure will use commercially reasonable efforts to mitigate and to overcome the effects of such event or circumstances and will resume performance of its obligations as soon as practicable.
Article XI
Confidentiality

OGE shall hold in strict confidence any Confidential Information it receives from the Partnership Group and may not disclose any Confidential Information to any Person, and the Partnership shall hold in strict confidence any Confidential Information it receives from OGE and may not disclose any Confidential Information to any Person, except in each case for disclosures (i) to comply with applicable Laws, (ii) to such Party's Affiliates, officers, directors, employees, agents, advisers or representatives, but only if the recipients of such information have agreed to be bound by the provisions of this Article XI, (iii) of information that such Party has received from a source independent of the other Party and that such Party reasonably believes such source obtained without breach of any obligation of confidentiality, (iv) to such Party's existing and prospective lenders, existing and prospective investors, attorneys, accountants, consultants and other representatives with a need to know such information (including a need to know for such Party's own purposes), provided, however, that such Party's shall be responsible for such person's use and disclosure of any such information, or (v) of information that is already known to the public through no violation of this Agreement or any other confidentiality agreement of the disclosing Party.
Article XII
Notices

Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to another Party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows, provided that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

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If to the Partnership, addressed to:
_________________________
_________________________
Attention: ________________
Telecopy: (___) ___-____
with a copy to (which shall not constitute notice):
_________________________
_________________________

If to OGE, addressed to:

OGE Enogex Holdings LLC
321 North Harvey
P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
Attention: Sean Trauschke
Telecopy: (405) 553-3760
with a copy to (which shall not constitute notice):

Jones Day
717 Texas Avenue, Suite 3300
Houston, Texas  77002
Attention: James E. Vallee
Telecopy:  (832) 239-3600

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next Business Day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
Article XIII
Miscellaneous

Section 13.1No Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 13.2Amendment. No amendment to this Agreement will be effective unless made in writing and signed by both Parties.

Section 13.3Severability. If any provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any

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Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

Section 13.4Assignment. Neither Party may assign, transfer or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of Law or otherwise) without the consent of the other Party. Any attempted assignment, transfer or alienation in violation of this Agreement shall be null, void and ineffective.

Section 13.5Further Assurances. Each Party will, at the request of the other Party, execute and deliver, or cause to be executed and delivered, such document and instruments as may be necessary to make effective the transactions contemplated by this Agreement

Section 13.6Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one instrument.

Section 13.7Construction.

(a)The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The Schedule attached to this Agreement is hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to a “Schedule” followed by a letter refer to the specified Schedule to this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof.

(b)Unless otherwise specifically indicated or the context otherwise requires, (i) all references to “dollars” or “$” mean United States dollars, (ii) words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders, (iii) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (iv) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis and as amended from time to time. If any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any Party hereto is also a reference to such Party's permitted successors and assigns.

(c)The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

Section 13.8Governing Law. To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State

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of Delaware, without regard to principles of conflict of Laws that would require an application of another state's laws. Each of the Parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the Parties hereto irrevocably and unconditionally confirms and agrees (a) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (b)(i) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party's agent for acceptance of legal process and notify the other Parties hereto of the name and address of such agent and (ii) to the fullest extent permitted by Law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable Law, service made pursuant to (b)(i) or (ii) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (C) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 13.9No Third Party Beneficiaries. Except for the rights of Indemnified Parties hereunder, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Partnership, OGE, any Subsidiary or Affiliate of OGE providing Services hereunder, and Subsidiaries or Affiliates of the Partnership receiving Services hereunder, or their respective successors or permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (except as so specified) shall be deemed a third-party beneficiary under or by reason of this Agreement.

Section 13.10Entire Agreement. This Agreement and the exhibits and schedules hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof.

[Signatures of the Parties follow on the next page.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the date first written above:

[OPCO LP]
By: [New GP] LLC, its general partner

By: ______________________________
Name:
Title:

OGE ENERGY CORP.
By: ______________________________
Name:
Title:

[Signature Page to Services Agreement]

Schedule A
SERVICES

OGE Energy Corp
Corporate Overheads and Allocations to Enogex
2012 Actuals vs. 2013 Budget
(Dollars in thousands)

Overheads - O&M	2012 Actual	2013 Budget
Warehousing	$22	$1
Purchasing	111	112
Facilities	385	728
Computing Equipment	1,110	1,001
Information Systems	2,545	2,780
Telephone	1,440	1,689
Radio	177	220
Adjustments	(82)	—
Total Overheads Applied	5,709	6,531

Direct Support - O&M
Executive	283	297
Corporate Secretary and Compliance	300	250
Audit	348	354
Public Affairs	21	—
Accounting, Finance & Treasury	2,105	2,245
Human Resources	379	—
Legal	3	10
Strategy and Marketing	20	1
Corporate Risk	4,376	4,541
Information Technology	781	790
Supply Chain	764	210
Utility Technical Training / Safety	1	—
Total Direct Support	9,380	8,699

Indirect Support - O&M
Executive	1,310	1,142
Corporate Secretary and Compliance	1,116	1,167
Audit	315	371
Public Affairs	740	1,053
Accounting, Finance & Treasury	2,197	1,487
Human Resources	1,681	1,669
Legal	446	493
Strategy and Marketing	269	392
Corporate Risk	470	282
Regulatory Affairs	—	—
Information Technology	3,052	3,279
Supply Chain	948	1,517
Business Process Improvements	9	4
Total Indirect Support	12,554	12,856

Total Overheads and Allocations to O&M	27,643	28,086

Overheads to Capital
Warehousing	$20	$224
Purchasing	706	957
Facilities	46	73
Computing Equipment	131	100

Information Systems	303	278
Telephone	170	169
Radio	21	22
Total Overheads Applied	1,396	1,823

Total Overheads and Allocations to Capital	1,396	1,823

Total Overheads and Allocations to Enogex	$29,039	$29,909

EXHIBIT J

OMNIBUS AGREEMENT
among
CENTERPOINT ENERGY, INC.,
OGE ENERGY CORP.,
ENOGEX HOLDINGS LLC
AND
[JV OPCO LP]

OMNIBUS AGREEMENT
THIS OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, ________________, 2013, and is by and among CenterPoint Energy, Inc, a Texas corporation (“CNP”), OGE Energy Corp., an Oklahoma corporation (“OGE”), Enogex Holdings LLC, a Delaware limited liability company (“Bronco”), and [JV Opco LP], a Delaware limited partnership (“Opco”). The above-named entities are sometimes referred to in this Agreement individually as a “Party”, and collectively as the “Parties.”
R E C I T A L S:

1.	It is a condition to the consummation of the transactions contemplated by the Master Formation Agreement that the Parties enter into this Agreement.

2.
The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article II, with respect to certain indemnification obligations of CNP, OGE and Bronco to Opco.

3.
The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article III, with respect to certain business opportunities to be offered to Opco by CNP and OGE and certain obligations of CNP, OGE and Bronco to Opco.

4.	The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article IV, to certain additional covenants.

NOW, THEREFORE, in consideration of the premises set forth above and the respective representations, warranties, covenants, agreements and conditions contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS

1.1Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” has the meaning set forth in the Master Formation Agreement.
“Agreement” has the meaning set forth in the Preamble.
“Allocated Value” has the meaning set forth in Section 3.1(e).
“Assumed Claims” has the meaning set forth in Section 4.5(a).
“Bronco” has the meaning set forth in the Preamble.
“Bronco Entities” means Bronco and its Affiliates; and “Bronco Entity” means any of the Bronco Entities.
“Bronco Fall-Away Date” has the meaning set forth in the Partnership Agreement.

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“Bronco Parties” means Bronco Midstream Holdings, LLC, a Delaware limited liability company, and Bronco Midstream Holdings II, LLC, a Delaware limited liability company.
“Business Day” means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.
“CEFS” means CenterPoint Energy Field Services, LLC, a Delaware limited liability company.
“CEFS Group Entities” means CEFS and the entities that are Subsidiaries of CEFS immediately prior to the Closing.
“CERC” means CenterPoint Energy Resources Corp., a Delaware corporation and wholly owned subsidiary of CNP.
“CERC Indenture” means that certain Indenture, dated as of February 1, 1998, between CERC and the Bank of New York Mellon Trust Company, N.A. (successor to JPMorgan Chase Bank, National Association (formerly Chase Bank of Texas, National Association)), as trustee, as supplemented and amended.
“Closing Date” has the meaning set forth in the Master Formation Agreement.
“Closing” has the meaning set forth in the Master Formation Agreement.
“CNP” has the meaning set forth in the Preamble.
“CNP Entities” means CNP and its Subsidiaries; and “CNP Entity” means any of the CNP Entities.
“CNP Guarantees” has the meaning set forth in Section 4.4.
“CNP Indemnified Taxes” has the meaning set forth in the Master Formation Agreement.
“CNP Midstream Insurance Policies” has the meaning set forth in the Master Formation Agreement.
“CNP Midstream Entities” has the meaning set forth in the Master Formation Agreement.
“Code” has the meaning set forth in the Master Formation Agreement.
“Covered Acquisition” has the meaning set forth in Section 3.1(b)(ii).
“Disinterested Directors” means (a) as used in Section 2.4(e), the members of the board of directors of GP LLC that have been designated by the one of CNP or OGE that is not adverse to Opco in a claim under Article II, and (b) as used in Section 3.1, the members of the board of directors of GP LLC that have been designated by the one of CNP or OGE that is not the acquiring Sponsor Party in the subject transaction.
“Enogex” means Enogex Holdings II LLC, a Delaware limited liability company.
“Enogex Assets” means all assets of the Enogex Entities immediately prior to the Closing.
“Enogex Entities” has the meaning set forth in the Master Formation Agreement.
“Enogex Insurance Policies” has the meaning set forth in the Master Formation Agreement.

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“Fall Away Covenants” has the meaning set forth in Section 4.1(a).
“General Partner LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of [New GP] LLC as it may be amended, supplemented or restated from time to time.
“GP LLC” means [New GP] LLC, a Delaware limited liability company.
“Group Member” means any member of the Opco Group.
“Indemnified Party” means the Person entitled to indemnification in accordance with Article II.
“Indemnifying Party” means the Person from whom indemnification may be required in accordance with Article II.
“Insurance Policies” has the meaning set forth in Section 4.5(a).
“IPO Closing Date” means the date of consummation of an initial public offering of Opco's (or its successor's) common equity.
“Law” has the meaning set forth in the Master Formation Agreement.
“LDCs” has the meaning set forth in paragraph (a) of the definition of “Midstream Operations.”
“Losses” has the meaning set forth in Section 2.1(a).
“Master Formation Agreement” means that Master Formation Agreement dated as of [•], 2013 by and among CNP, OGE and the Bronco Parties.
“Midstream Operations” means the gathering, compression, treatment, processing, blending, transportation, storage, isomerization and fractionation of crude oil and natural gas, its associated production water and enhanced recovery materials such as carbon dioxide, and its respective constituents and the following products: methane, natural gas liquids (Y-grade, ethane, propane, normal butane, isobutane and natural gasoline), condensate, and refined products and distillates (gasoline, refined product blendstocks, olefins, naphtha, aviation fuels, diesel, heating oil, kerosene, jet fuels, fuel oil, residual fuel oil, heavy oil, bunker fuel, cokes and asphalts), to the extent such activities are located within the United States, but excluding any such operations in connection with:

(a)	the local distribution of natural gas as a public utility for ultimate consumption (“LDCs”);

(b)	retail marketing, supply and delivery of natural gas and propane for direct consumption by end users;

(c)
short-haul intrastate pipelines to serve industrial and commercial facilities that are either included in rate base or paid for by the customer, but in any case not in excess of 20 miles in length without the approval of Opco, which approval will not be unreasonably withheld, and contracting for storage services to source supplies for marketing operations;

(d)	wholesale sales of natural gas and gas liquids (i.e., ethane, propane and butane) to power generators, utilities and resellers;

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(e)	temporary on-site delivery services of compressed or liquefied natural gas to LDC's, pipelines, or commercial and industrial end-users;

(f)	the manufacture of chemicals, polymers, and fuel products and additives; and

(g)	any retained interest in SESH indirectly held by CNP following the Closing as contemplated by the Master Formation Agreement.

“OGE” has the meaning set forth in the Preamble.
“OGE/Bronco Group Indemnified Taxes” has the meaning set forth in the Master Formation Agreement.
“OGE Entities” means OGE and its Subsidiaries; and “OGE Entity” means any of the OGE Entities.
“Opco” has the meaning set forth in the Preamble, and if the IPO Closing Date occurs, means the publicly traded Delaware limited partnership that Opco shall become as of the IPO Closing Date.
“Opco Group” means Opco and any Subsidiary of Opco, taken together.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Opco, as it may be further amended, supplemented or restated from time to time.
“Party” and “Parties” has the meaning set forth in the Preamble.
“Person” has the meaning set forth in the Master Formation Agreement.
“Restricted Business” has the meaning set forth in Section 3.1(a).
“SESH” has the meaning set forth in the Master Formation Agreement.
“Sponsor Parties” means, collectively, CNP and OGE; and “Sponsor Party” means either of CNP or OGE.
“Subsidiary” or “Subsidiaries”, except as indicated in Section 4.1(b), has the meaning set forth in the Master Formation Agreement.
1.2Rules of Construction.

(a)The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.  Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof.

(b)Unless otherwise specifically indicated or the context otherwise requires, (i) all references to “dollars” or “$” mean United States dollars, (ii) words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders and (iii) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.” If any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall

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be required to be taken on the next succeeding day that is a Business Day. Reference to any Party hereto is also a reference to such Party's permitted successors and assigns.

ARTICLE II
INDEMNIFICATION

2.1CNP Indemnification.

(a)Subject to the provisions of this Section 2.1 and Section 2.4, CNP shall indemnify, defend and hold harmless Opco from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney's and expert's fees) of any and every kind or character, known or unknown, fixed or contingent (collectively “Losses”) suffered or incurred by the Opco Group by reason of or arising out of:

(i)the failure of the representations and warranties of CNP in Section 3.2 (Authority) of the Master Formation Agreement to be true as of the Closing Date;

(ii)the failure of the representations and warranties of CNP in Section 3.3 (Capitalization) of the Master Formation Agreement to be true as of the Closing Date (except for such representations and warranties made as of a specific date, which shall be true and correct as of such specific date);

(iii)the failure of the representations and warranties of CNP in Section 3.7(b) (Permits) of the Master Formation Agreement to be true as of the Closing Date;

(iv)the failure of the representations and warranties of CNP in Section 3.10 (Environmental Matters) of the Master Formation Agreement to be true as of the Closing Date;

(v)the failure of the representations and warranties of CNP in Section 3.11 (Title to Properties and Rights of Way) of the Master Formation Agreement to be true as of the Closing Date;

(vi)the failure of the representations and warranties of CNP in Section 3.14(b) (Tax Matters) of the Master Formation Agreement to be true as of the Closing Date;

(vii)all CNP Indemnified Taxes pursuant to Section 8.1 of the Master Formation Agreement; or

(viii)events and conditions associated with the ownership and operation of the business and assets of the CNP Entities (excluding the CEFS Group Entities) whether occurring prior to or after the Closing.

(b)No claim may be made against CNP for indemnification pursuant to Section 2.1(iii), (iv) or (v) unless the aggregate dollar amount of the Losses suffered or incurred by the Opco Group with respect to such claim exceeds $25 million, and after such time CNP shall be liable only for such Losses in excess of such amount.

(c)In no event shall CNP's aggregate obligation to indemnify Opco pursuant to Section 2.1(iii), (iv) and (v) exceed $250 million.

(d)CNP shall have no indemnification obligations (i) pursuant to Section 2.1(iii) with respect to a claim unless CNP receives notice of the claim, in compliance with Section 2.4(a), from the Opco Group

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during the period beginning on the date hereof and ending on the first anniversary of the Closing Date; (ii) pursuant to Section 2.1(a)(iv) or (v) with respect to a claim unless CNP receives notice of the claim, in compliance with Section 2.4(a), from the Opco Group during the period beginning on the date hereof and ending on the third anniversary of the Closing Date; and (iii) pursuant to Section 2.1(a)(vi) or (vii) with respect to a claim unless CNP receives notice of the claim, in compliance with Section 2.4(a) from the Opco Group during the period beginning on the date hereof and ending on the 30th day after the expiration of the applicable statute of limitations (including any extensions thereof).

2.2OGE Indemnification.

(a)Subject to the provisions of this Section 2.2 and Section 2.4, OGE shall indemnify, defend and hold harmless Opco from and against any Losses suffered or incurred by the Opco Group by reason of or arising out of:

(i)the failure of the representations and warranties of OGE in Section 4.2 (Authority) of the Master Formation Agreement to be true as of the Closing Date;

(ii)the failure of the representations and warranties of OGE in Section 4.3 (Capitalization) of the Master Formation Agreement to be true as of the Closing Date (except for such representations and warranties made as of a specific date, which shall be true and correct as of such specific date);

(iii)the failure of the representations and warranties of OGE in Section 4.7(b) (Permits) of the Master Formation Agreement to be true as of the Closing Date;

(iv)the failure of the representations and warranties of OGE in Section 4.10 (Environmental Matters) of the Master Formation Agreement to be true as of the Closing Date;

(v)the failure of the representations and warranties of OGE in Section 4.11 (Title to Properties and Rights of Way) of the Master Formation Agreement to be true as of the Closing Date;

(vi)the failure of the representations and warranties of OGE in Section 4.14(b) (Tax Matters) of the Master Formation Agreement to be true as of the Closing Date;

(vii)OGE's pro rata share of all OGE/Bronco Group Indemnified Taxes pursuant to Section 8.2 of the Master Formation Agreement; or

(viii)events and conditions associated with the ownership and operation of the business and assets of the OGE Entities (excluding the Enogex Entities) whether occurring prior to or after the Closing.

(b)No claim may be made against OGE for indemnification pursuant to Section 2.2(iii), (iv) or (v) unless the aggregate dollar amount of the Losses suffered or incurred by the Opco Group with respect to such claim exceeds $25 million, and after such time OGE shall be liable only for such Losses in excess of such amount.

(c)In no event shall OGE's aggregate obligation to indemnify Opco pursuant to Section 2.2(iii), (iv) and (v) exceed $250 million.

(d)OGE and Bronco shall be severally liable (pro rata in proportion to their membership interests in Enogex immediately prior to the Closing, and only to the extent of such proportional interest) for all Losses

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that give rise to an indemnification obligation of OGE under Section 2.2(a)(vii) and Bronco under Section 2.3(a)(iii).

(e)OGE shall have no indemnification obligations (i) pursuant to Section 2.2(iii) with respect to a claim unless OGE receives notice of the claim, in compliance with Section 2.4(a), from the Opco Group during the period beginning on the date hereof and ending on the first anniversary of the Closing Date; (ii) pursuant to Section 2.2(a)(iv) or (v) with respect to a claim unless OGE receives notice of the claim, in compliance with Section 2.4(a), from the Opco Group during the period beginning on the date hereof and ending on the third anniversary of the Closing Date; and (iii) pursuant to Section 2.2(a)(vi) or (vii) with respect to a claim unless OGE receives notice of the claim, in compliance with Section 2.4(a) from the Opco Group during the period beginning on the date hereof and ending on the 30th day after the expiration of the applicable statute of limitations (including all extensions thereof).

2.3Bronco Indemnification.

(a)Subject to the provisions of this Section 2.3 and Section 2.4, Bronco shall indemnify, defend and hold harmless Opco from and against any Losses suffered or incurred by the Opco Group by reason of or arising out of:

(i)the failure of the representations and warranties of the Bronco Parties in Section 5.2 (Authority) of the Master Formation Agreement to be true as of the Closing Date;

(ii)the failure of the representations and warranties of the Bronco Parties in Section 5.3 (Capitalization) of the Master Formation Agreement to be true as of the Closing Date (except for such representations and warranties made as of a specific date, which shall be true and correct as of such specific date);

(iii)the Bronco Parties' pro rata share of all OGE/Bronco Group Indemnified Taxes pursuant to Section 8.2 of the Master Formation Agreement; or

(iv)events and conditions associated with the ownership and operation of the business and assets of the Bronco Entities (excluding the Enogex Entities) whether occurring prior to or after the Closing.

(b)OGE and Bronco shall be severally liable (pro rata in proportion to their membership interests in Enogex immediately prior to the Closing, and only to the extent of such proportional interest) for all Losses that give rise to an indemnification obligation of OGE under Section 2.2(a)(vii) and Bronco under Section 2.3(a)(iii).

(c)Bronco shall have no indemnification obligations pursuant to Section 2.3(a)(iii) with respect to a claim unless Bronco receives notice of the claim, in compliance with Section 2.4(a) from the Opco Group during the period beginning on the date hereof and ending on the 30th day after the expiration of the applicable statute of limitations (including all extensions thereof).

2.4Indemnification Procedures.

(a)Opco agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article II, it will provide notice thereof in writing to the applicable Indemnifying Party, specifying the nature of and specific basis for such claim; provided, however, that in the event GP LLC elects not to cause Opco to pursue a claim for indemnification that Opco is entitled to pursue under this

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Article II that could result in the payment of any amount by the Indemnifying Party, Bronco shall have the right to cause GP LLC to cause Opco to pursue such claim by delivering written notice of Bronco's election to GP LLC until the Bronco Fall-Away Date. Promptly following the receipt by GP LLC of Bronco's written election pursuant to the foregoing proviso, Opco will provide notice thereof in writing to the applicable Indemnifying Party, specifying the nature of and specific basis for such claim, and GP LLC shall thereafter cause Opco to diligently pursue such claim in accordance with this Section 2.4. If Opco fails to provide such notice to the Indemnifying Party within ten (10) Business Days or if Opco fails to diligently pursue such claim in accordance with this Section 2.4, then Bronco may notify the Indemnifying Party of such claim directly and may control the pursuit of such claim against the Indemnified Party on behalf of Opco. Both CNP and OGE agree to cause their designated members of the board of directors of GP LLC to approve the actions reasonably requested by Bronco with respect to any such claim.

(b)The Indemnifying Party (or Indemnifying Parties) shall have the right to control at its sole cost and expense all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article II, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the prior written consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.

(c)The Indemnified Party agrees to cooperate fully with each Indemnifying Party, with respect to all aspects of the defense of any claims covered by the indemnification under this Article II, including, without limitation, the prompt furnishing to each Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to each Indemnifying Party of any files, records or other information of the Indemnified Party that any Indemnifying Party reasonably considers relevant to such defense, the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party and the making available to each Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith each Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 2.4. In no event shall the obligation of the Indemnified Party to cooperate with each Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d)In determining the amount of any Losses for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any cash insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premiums that become due and payable by the Indemnified Party as a result of such claim and (ii) all cash amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

(e)To the extent that any indemnification claim under this Article II involves a claim where Opco, on the one hand, and either CNP or OGE, on the other hand, are adverse, Opco's rights and obligations shall be controlled by the Disinterested Directors. Both CNP and OGE agree to cause their designated members

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of the board of directors of GP LLC who are not Disinterested Directors to approve the actions of the Disinterested Directors with respect to any such claim.

2.5Exclusive Remedy. The indemnification provisions of this Article II will be the exclusive remedy following the Closing for any breaches or alleged breaches of any representation, warranty or covenant of the Master Formation Agreement, except with respect to claims or causes of action arising from breaches or alleged breaches of Sections 6.2(b), 6.2(c), 6.5(c), 6.7(a)(ii), 6.7(b)(ii), 6.8, 6.13, 6.14, 6.15, 6.18 and 9.3 and Article X of the Master Formation Agreement or from fraud or willful misconduct. Each of the Parties, on behalf of itself and its members, officers, directors, employees, stockholders, equityholders, partners and Affiliates, agrees not to bring any actions or proceedings, at law, equity or otherwise against any other Party or its members, officers, directors, employees, shareholders, partners and Affiliates, in respect of any breaches or alleged breaches of any representation, warranty or covenant of the Master Formation Agreement or the transactions contemplated thereby, except pursuant to the express provisions of this Article II and except with respect to claims or causes of action arising from fraud or willful misconduct.

2.6Other Indemnification Matters.

(a)For the avoidance of doubt, except as expressly set forth in this Article II, there is no monetary cap on the amount of indemnity coverage provided by any Indemnifying Party under this Article II.

(b)NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY'S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS SUFFERED BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

(c)THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES.

ARTICLE III
EXCLUSIVITY

3.1Sponsor Party Obligations.

(a)Except as permitted by Section 3.1(b), for so long as either Sponsor Party holds (i) any interest in the general partner of Opco, or (ii) at least 20% of the aggregate number of outstanding common and subordinated units of Opco, except with the written consent of the other Sponsor Party, each Sponsor Party shall be prohibited from, directly or indirectly, owning, operating, acquiring, or investing in any business engaged, wholly or partly, in Midstream Operations (a “Restricted Business”), other than through Opco.

(b)Notwithstanding any provision of Section 3.1(a) to the contrary, either Sponsor Party may, without the consent of the other Sponsor Party, acquire a Restricted Business subject to the following restrictions:

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(i)if the acquiring Sponsor Party intends to cease using the assets of the Restricted Business in Midstream Operations within 12 months of the acquisition of such Restricted Business, the acquiring Sponsor Party shall promptly following completion of such acquisition deliver written notice to Opco of such event and of such intention; or

(ii)if the Restricted Business acquired has an Allocated Value (a “Covered Acquisition”) (A) in excess of $50 million or (B) in excess of $100 million in the aggregate with the acquiring Sponsor Party's other Restricted Businesses, then (1) the acquiring Sponsor Party shall promptly following completion of such acquisition deliver written notice to Opco of such event, and (2) Opco may elect (subject to any applicable approvals for a Related Party Transaction (as defined in the General Partner LLC Agreement)), within 60 days of receipt of such notice, to purchase all of such Restricted Businesses for a price equal to the Allocated Value and on other terms and conditions reasonably similar to the terms and conditions on which the acquiring Sponsor Party purchased such Restricted Businesses, by delivering written notice of such election to such Sponsor Party. In the event Opco timely elects to acquire such Restricted Businesses from such Sponsor Party, the Parties shall take such actions as are reasonably necessary to complete the sale of such Restricted Businesses to Opco promptly. In the event Opco does not so elect, such Sponsor Party shall be permitted to own and operate such Restricted Businesses and such Restricted Businesses shall not be included in the calculation of the aggregate value of such Sponsor Party's Restricted Businesses for purposes of clause (B) above; provided, however, that if the fair market value of the Midstream Operations included in the Restricted Business in a Covered Acquisition (as determined in good faith by the Board of Directors of the acquiring Sponsor Party) is greater than 66 2/3% of the fair market value of the Covered Acquisition (as determined in good faith by the Board of Directors of the acquiring Sponsor Party), then the acquiring Sponsor Party shall use commercially reasonable efforts to dispose of the Restricted Business within 24 months of the date on which Opco's option to purchase pursuant to this Section 3.1(b) expired.

(c)Except as set forth in this Section 3.1, no Party shall have any right to seek to enjoin, restrict or prevent any transaction undertaken by a Sponsor Party due to the fact such transaction involves Midstream Operations.

(d)The Sponsor Party obligations set forth in this Section 3.1 shall not restrict or otherwise encumber any Person that acquires a Sponsor Party or such acquiror's Subsidiaries (other than the Sponsor Party and its Subsidiaries).

(e)For purposes of this Section 3.1, “Allocated Value” shall mean (i) with respect to any transaction in which there is a bona fide value specifically allocated to the Restricted Business, the value so allocated in such transaction, or (ii) with respect to any transaction in which there is no such allocation of value to the Restricted Business, (A) the value agreed between the acquiring Sponsor Party and Opco (subject to any applicable approvals for a Related Party Transaction) or (B) if there is no agreement on value, then the acquiring Sponsor Party and Opco shall submit the determination of the “Allocated Value” to arbitration by a mutually agreed nationally recognized investment bank which shall determine such matter (the arbitration shall be “baseball” arbitration, with each party submitting a proposed resolution of the “Allocated Value” and the arbitrator selecting the proposal of one of the parties).

(f)Opco's rights and obligations under this Section 3.1 shall be controlled by the Disinterested Directors. Both CNP and OGE agree to cause their designated members of the board of directors of GP LLC who are not Disinterested Directors to approve the actions of the Disinterested Directors with respect to any such transaction.

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ARTICLE IV
ADDITIONAL AGREEMENTS

4.1CERC Indenture.

(a)Until the earlier of (i) January 15, 2014 and (ii) the date CERC's 5.95% Senior Notes due 2014 and 7.875% Senior Notes due 2013 are no longer outstanding, Opco shall, and shall cause its Subsidiaries to, comply with the Restrictions on Liens and Restrictions on Sale and Leaseback Transaction covenants (the “Fall Away Covenants”) in the CERC Indenture.

(b)For so long as Opco is a “subsidiary” (as defined in the CERC Indenture) of CERC, Opco shall, and shall cause its Subsidiaries to, subject to Section 4.1(a), comply with the restrictions contained in the CERC Indenture as of the date hereof and applicable to a “subsidiary” (as defined in the CERC Indenture) of CERC, other than the Fall Away Covenants.

4.2Confidentiality Obligations of Bronco. Bronco acknowledges that, from time to time, it may receive information (including by virtue of the observation rights granted to Bronco in Section 3.4 of the Partnership Agreement) from or regarding another Party, another Party's customers or another Party's Affiliates in the nature of trade secrets or secret or proprietary information or information that is otherwise confidential, the release of which may be damaging to the Party or its Affiliates, as applicable, or Persons with which they do business (such information referred to herein as “Confidential Information”). Notwithstanding the foregoing, “Confidential Information” shall not include (x) information that Bronco has received from a source independent of such Party and that Bronco reasonably believes such source obtained without breach of any obligation of confidentiality, (y) public information or (z) information that is independently developed by Bronco or its Affiliates without reliance on the Confidential Information. Bronco shall hold in strict confidence any Confidential Information it receives and may not disclose any Confidential Information to any Person other than another Party, except for disclosures (i) to comply with any Laws (including applicable stock exchange or quotation system requirements), (ii) to Bronco and its Affiliates, and its and their respective officers, directors, employees, agents, advisers or representatives, but only if the recipients of such information have agreed to be bound by confidentiality provisions that are no less stringent than those set forth in this Section 4.2, (iii) to existing and prospective lenders, existing and prospective investors, attorneys, accountants, consultants and other representatives of Bronco or its Affiliates with a need to know such information (including a need to know for Bronco's own purposes), provided, however, that Bronco shall be responsible for such representatives' use and disclosure of any such information, or (iv) in connection with any proposed “transfer” (as defined in the Partnership Agreement) of Bronco's “Units” (as defined in the Partnership Agreement), to Persons to which such interest may be transferred as permitted by the Partnership Agreement, but only if the recipients of such information have agreed in writing to be bound by confidentiality provisions that are no less stringent than those set forth in this Section 4.2. Bronco shall not use any Confidential Information, and shall restrict any of its Affiliates, officers, directors, employees, agents, advisers or representatives to whom Confidential Information has been disclosed pursuant to this Section 4.2 from using any such Confidential Information, for the benefit of any Person (other than a Group Member) in which Bronco or an Affiliate of Bronco has an economic interest in any manner that could have a material detriment on any Group Member. The obligations set forth in the preceding sentence shall expire on the date that is two (2) years after the Bronco Fall-Away Date; provided, that if, prior to the Bronco Fall-Away Date, Opco notifies Bronco that specified Confidential Information is subject to a contractual obligation of Opco to cause Persons that receive such Confidential Information not to use such Confidential Information in the manner set forth in the preceding sentence for a longer period, then the obligations of Bronco in the preceding sentence shall remain in effect with respect to such specified Confidential Information until the expiration of such longer period.

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4.3Use of Names and Insignia. Opco agrees that from and after the Closing Date, none of Opco or its Subsidiaries will directly or indirectly use or otherwise exploit, in connection with any business activities, any service marks, trademarks, trade names, trade dress, Internet domain names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any word or logo confusingly similar thereto, containing the words “CenterPoint Energy,” “OGE” or “Enogex” or any abbreviations or derivations thereof; provided, however, that Opco and its Subsidiaries may use such names and associated trademarks for such limited uses as cannot be promptly terminated (e.g., signage), and shall use commercially reasonable efforts to cease such limited usage as promptly as possible after the Closing and in any event within one year following the Closing Date.

4.4Replacement of CNP Guarantees. Exhibit A hereto lists certain guarantees (the “CNP Guarantees”) issued by CNP or CERC for the benefit of a member of the Opco Group as of the Closing Date. Opco and CNP shall use commercially reasonable efforts and cooperate with each other to terminate, or cause to be terminated, the CNP Guarantees and release, or cause to be released, CNP, CERC or their applicable affiliate from the CNP Guarantees, including by causing a member of the Opco Group to enter into a substitute guarantee for each CNP Guarantee or to assume the CNP Guarantees, in each case within 180 days following the Closing Date; provided, however, that nothing in this Section 4.4 shall obligate any Group Member to provide any form of security other than a guarantee, including any letter of credit, cash collateral or security interest in any asset.

4.5Insurance.

(a)At Opco's request, each of CNP and OGE agrees to use commercially reasonable efforts to assert and diligently pursue all rights to insurance coverage under the CNP Midstream Insurance Policies and Enogex Insurance Policies and any other past insurance policies of each of CNP and OGE relating to the business or the assets of the CNP Midstream Entities or the Enogex Entities (such insurance policies collectively referred to herein as the “Insurance Policies”) with respect to insured claims asserted prior to the Closing and any such claims asserted following the Closing that are covered under an applicable Insurance Policy (collectively, the “Assumed Claims”). Each of CNP and OGE shall remit to Opco all insurance proceeds obtained after Closing with respect to the Assumed Claims. Furthermore, each of CNP and OGE agrees to use commercially reasonable efforts to negotiate with each of its respective insurance companies in order to provide Opco the benefit of the coverage under the policies for all claims asserted on or after the Closing Date and to cooperate with Opco with any efforts to obtain “tail” coverage, at Opco's sole cost, with respect to any “claims made policies.” Notwithstanding anything herein to the contrary, (i) any recovery of insurance proceeds by Opco shall be net of all cost and expenses of CNP and OGE, respectively, and (ii) any deductibles or self-insured retentions paid by CNP or OGE under applicable Insurance Policies that are recovered by an insurer (whether under any right of subrogation or otherwise) shall be for the benefit of CNP, OGE or their respective Affiliates, to the extent such party paid such deductible or self-insured retention, and shall not be retained by Opco. Each of CNP and OGE shall give Opco access to all of the non-privileged information relating to these matters and shall consult with Opco on the progress thereof from time to time.

(b)After the Closing, Opco shall be responsible for, and neither CNP, OGE nor any of their respective Affiliates shall have any responsibility for, the payment of any deductible amounts or underlying limits attributable to the Insurance Policies to the extent related to the Assumed Claims. Opco acknowledges that certain of the Insurance Policies may require CNP or OGE or any of their respective Affiliates to provide an indemnity to the insurance carrier for deductible amounts and to provide collateral to secure such indemnity obligations. Opco shall enter into an indemnification agreement in form mutually acceptable to Opco, CNP and OGE wherein Opco agrees to indemnify and hold harmless each of CNP and OGE or any of their respective Affiliates (as applicable) for any and all of the costs of maintaining such collateral and for any

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charges made against such collateral or indemnification payments in connection with claims arising or alleged to arise from the operations of the business of the CNP Midstream Entities or the Enogex Entities required to be paid by CNP or OGE of any of their respective Affiliates (as applicable) under or with respect to such Insurance Policies from and after the Closing Date.

(c)Neither CNP nor OGE makes any representation or warranty with respect to the applicability, validity or adequacy of any Insurance Policies, and neither CNP nor OGE shall be responsible to Opco or any member of the Opco Group for the failure of any insurer to pay under such Insurance Policy.

(d)Nothing in this Agreement is intended to provide or shall be construed as providing a benefit or release to any insurer or claims service organization of any obligation under any Insurance Policy. Nothing herein shall be construed as creating or permitting any insurer or claims service organization the right of subrogation against CNP, OGE, Opco or any of their respective Affiliates in respect of payments made by one to the other under any Insurance Policy.

ARTICLE V
MISCELLANEOUS

5.1Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to principles of conflict of laws. Each of the Parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the Parties hereto irrevocably and unconditionally confirms and agrees (a) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (b)(i) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party's agent for acceptance of legal process and notify the other Parties hereto of the name and address of such agent and (ii) to the fullest extent permitted by Law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable Law, service made pursuant to (b)(i) or (ii) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (C) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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5.2Notice. Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to another Party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows, provided that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to CNP or the CNP Entities:

CenterPoint Energy, Inc.
1111 Louisiana Street
Houston, TX 77002
Attention:  Chief Financial Officer
Fax:  713.207.9680

with a copy to:

Baker Botts L.L.P.
910 Louisiana Street
Houston, TX 77002
Attention: David Kirkland
Gerald M. Spedale
Fax: 713.229.1522

If to OGE or the OGE Entities:

OGE Enogex Holdings LLC
321 North Harvey
P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
Attention: Sean Trauschke
Fax: 405.553.3760
with a copy to:

Jones Day
717 Texas Avenue, Suite 3300
Houston, Texas  77002
Attention: James E. Vallee
Telecopy:  (832) 239-3600

If to Bronco or the Bronco Entities:

Enogex Holdings LLC
c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, Massachusetts 02117
Attention: Christine M. Miller
Telecopy:  (617) 867-4698

15

with a copy to:

McDermott Will & Emery LLP
1000 Louisiana Street, Suite 3900
Houston, Texas 77002
Attention: Blake H. Winburne
Telecopy:  (713) 583-0889

If to Opco or the Opco Group:

_________________________
_________________________
_________________________
Attention:  _______________
Telecopy:  (___) ___-____

5.3Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

5.4Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto. Each such instrument shall be reduced to writing.

5.5Assignment. No Party shall have the right to assign any of its rights or obligations under this Agreement without the consent of the other Parties hereto; provided, however, that Bronco may assign all of its rights and obligations under this Agreement to a Bronco Successor (as defined in the Partnership Agreement) that is not a Midstream Successor (as defined in the Partnership Agreement) and upon such assignment, Bronco shall no longer be entitled to exercise any of such rights and obligations under this Agreement; provided further that any assignment by Bronco to a Bronco Successor shall not relieve Bronco of its obligations under Section 4.2 of this Agreement.

5.6Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

5.7Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

5.8Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

5.9Specific Performance. Damages in the event of breach of this Agreement by a Party may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Party, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and

16

provisions hereof, and each of the Parties hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Party from pursuing any other rights and remedies at law or in equity which such Party may have.

5.10Enforcement; Rights of Limited Partners after IPO Closing Date. The provisions of this Agreement are enforceable solely by the Parties to this Agreement; provided, however, that (a) the provisions of Section 3.1 are enforceable only by the Sponsor Parties and (b) if the IPO Closing Date occurs, no limited partner of Opco shall have the right, separate and apart from Opco, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

5.11Successors. This Agreement shall bind and inure to the benefit of the Parties and to their respective successors and assigns.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the date first written above.

CENTERPOINT ENERGY, INC.

By:_______________________
Name
Title

OGE ENERGY CORP.

By:_______________________
Name
Title

ENOGEX HOLDINGS LLC

By:_______________________
Name
Title

[JV OPCO LP]

By: [New GP LLC], its general partner

By:_______________________
Name
Title

[Signature Page to Omnibus Agreement]

EXHIBIT A
CNP GUARANTEES

Guarantor	Business Units as Debtors	Beneficiary/Counterparty	Dollar Limit	Date Issued	Expires	Midstream Amount
CERC	CES; Waskom WGPC	Anadarko Energy Services Company; Anadarko E&P Company, LP	$10,000,000	29-Jun-05	30-Sept-13	$750,000
CERC	CEGT	Arcadia Gas Storage, LLC	$10,500,000	15-Dec-09	30-Jun-15	$10,500,000
CERC	CES; CEGT	ConocoPhillips Company	$60,000,000	01-Mar-06	31-Oct-13	$1,200,000
CNP	CEFS	EnCana Oil & Gas (USA) Inc.	$50,000,000	29-Apr-10	None	$50,000,000
CERC	CEGT	Perryville Gas Storage, LLC	$42,700,000	22-Dec-09	31-Dec-18	$42,700,000
CERC	CES; CEGT; CEIP	Shell Energy North America	$30,000,000	05-Jan-05	30-Sep-13	$600,000
CNP	CEFS	SWEPI, LP	$50,000,000	29-Apr-10	None	$50,000,000
CERC	CEFS	Tennessee Gas Pipeline Company, Southern Natural Gas Company	$500,000	01-May-10	31-Jul-13	$500,000
CERC	CES; CEGT; MRT; CEFS	Texas Eastern Transmission, LP; Ozark Gas Transmission, LLC; Egan Hub, LLC; Moss Bluff Hub, LLC; Port Barre Investment, LLC d/b/a Bobcat Gas Storage Pipeline	$3,500,000	27-Oct-04	31-Aug-13	$350,000

EXHIBIT K

FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
[JV OPCO] LP

The Holders of the Partnership Interests represented by this Agreement acknowledge for the benefit of [JV Opco] LP that the Partnership Interests may not be sold, offered, resold, pledged or otherwise transferred if such transfer would (A) violate the then applicable federal or state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (B) terminate the existence of [JV Opco] LP under the laws of the state of Delaware or (C) cause [JV Opco] LP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed). [MLP GP] LLC, the general partner of [JV Opco] LP, may impose additional restrictions on the transfer of the Partnership Interests if it receives an opinion of counsel that such restrictions are necessary to (A) avoid a significant risk of [JV Opco] LP becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes or (B) in the case of Limited Partner Interests, to preserve the uniformity thereof (or any class or classes of Limited Partner Interests). The restrictions set forth above shall not preclude the settlement of any transactions involving the Partnership Interests entered into through the facilities of any National Securities Exchange on which the Partnership Interests are listed or admitted to trading.

	ARTICLE XV

	RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1	Right to Acquire Limited Partner Interests	103
	ARTICLE XVI

	GENERAL PROVISIONS

Section 16.1	Addresses and Notices; Written Communications	104
Section 16.2	Further Action	105
Section 16.3	Binding Effect	105
Section 16.4	Integration	105
Section 16.5	Creditors	105
Section 16.6	Waiver	105
Section 16.7	Third-Party Beneficiaries	105
Section 16.8	Counterparts	105
Section 16.9	Applicable Law; Forum, Venue and Jurisdiction; Waiver of Trial by Jury	105
Section 16.10	Invalidity of Provisions	106
Section 16.11	Consent of Partners	106
Section 16.12	Facsimile Signatures	106

EXHIBITS
Exhibit A	Form of Certificate Evidencing Common Units
Exhibit B	Units
Exhibit C	Existing Affiliate Transactions
Exhibit D	Partnership Equity Value Example

FIRST AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP OF [JV OPCO] LP
THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF [JV OPCO] LP, dated as of [•], 2013, is entered into by and among [MLP GP] LLC, a Delaware limited liability company, as the General Partner, CenterPoint Energy Resources Corp., a Delaware corporation (“CERC”), OGE Enogex Holdings, LLC, a Delaware limited liability company (“OGEH”), and Enogex Holdings LLC, a Delaware limited liability company (“Bronco”), together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I

DEFINITIONS

Section 1. 1Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, stock acquisition, merger or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing, over the long-term, the operating capacity or operating income of the Partnership Group from the operating capacity or operating income of the Partnership Group existing immediately prior to such transaction. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.
“Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:
(a)    Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event; and
(b)    If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership's Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).
“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership's Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property.
“Adjusted Available Cash” means, with respect to any Quarter commencing prior to the IPO Closing Date and ending prior to the Liquidation Date:
(a)    EBITDA with respect to such Quarter, less
(b)    maintenance capital expenditures incurred with respect to such Quarter in the ordinary course of business of the Partnership Group as required to replace, repair or maintain existing assets of the Partnership Group, including those capital expenditures associated with system integrity, reliability, security, computer software and hardware, and governmental compliance, less
(c)    Consolidated Interest Expense with respect to such Quarter.
Notwithstanding the foregoing, “Adjusted Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each taxable period of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable period, are reasonably expected to be allocated to such Partner in subsequent taxable periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable period, are reasonably expected to be made to such Partner in subsequent taxable periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.
“Adjusted Operating Surplus” means, with respect to any period, (a) Operating Surplus generated with respect to such period less (b)(i) the amount of any net increase in Working Capital Borrowings (or the Partnership's proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period and (ii) the amount of any net decrease in cash reserves (or the Partnership's proportionate share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period, and plus (c) (i) the amount of any net decrease in Working Capital Borrowings (or the Partnership's proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period, (ii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii) above and (iii) the amount of any net increase in cash reserves (or the Partnership's proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.
“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise. Without limiting the foregoing, for purposes of this Agreement, any Person that, individually or together with its Affiliates, has the direct or indirect right to designate or cause the designation of at least one member to the Board of Directors of the General Partner, and any such Person's Affiliates, shall be deemed to be Affiliates of the General Partner. Notwithstanding anything in the foregoing to the contrary, CERC and its Affiliates (other than the General Partner or any Group Member), on the one hand, and OGEH and its Affiliates (other than the General Partner or any Group Member), on the other hand, will not be deemed to be Affiliates of one another hereunder unless there is a basis for such Affiliation independent of their respective Affiliation with any Group Member, the General Partner or any Affiliate (disregarding the immediately preceding sentence) of any Group Member or the General Partner.
“Aggregate Quantity of IDR Reset Common Units” is defined in Section 5.12(a).
“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.
“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).
“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the revaluation event as described in Section 5.5(d), in both cases as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.
“Agreement” means this First Amended and Restated Agreement of Limited Partnership of [JV Opco] LP as it may be amended, supplemented or restated from time to time.
“Applicable Coverage Ratio” means, with respect to any Quarter commencing (a) prior to the date that is 18 months after the Closing Date, 1.20, and (b) on or after the date that is 18 months after the Closing Date, the lesser of 1.20 and the Applicable Coverage Ratio as determined by the General Partner.
“ArcLight Group” means ArcLight Capital Partners, LLC, a Delaware limited liability company, one or more investment funds administered and managed, directly or indirectly, by ArcLight Capital Partners, LLC and any Affiliate of ArcLight Capital Partners, LLC or any such investment fund.
“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest, (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.
“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:
(a)    the sum of:
(i) all cash and cash equivalents of the Partnership Group (or the Partnership's proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter; and
(ii) if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership's proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less;
(b)    the amount of any cash reserves established by the General Partner (or the Partnership's proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:
(i) provide for the proper conduct of the business of the Partnership Group (including cash reserves for future capital expenditures and for anticipated future debt service requirements of the Partnership Group and for refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing relating to FERC rate proceedings) subsequent to such Quarter;
(ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or
(iii) provide funds for distributions under Section 6.4, Section 6.5 or Section 6.6 in respect of any one or more of the next four Quarters;
provided, however, that, following the IPO Closing Date, the General Partner may not establish cash reserves pursuant to subclause (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.
Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
“Board of Directors” means, with respect to the General Partner, its board of directors or board of managers, as applicable, if the General Partner is a corporation or limited liability company, or the board of directors or board of managers of the general partner of the General Partner, if the General Partner is a limited partnership, as applicable.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).
“Book-Down Event” means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).
“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.
“Book-Up Event” means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).
“Bronco” is defined in the Preamble.
“Bronco Arrearage Amount” is defined in Section 6.4(b).
“Bronco Fall-Away Date” means the earlier of (a) the date that the number of Common Units held by Bronco and its Affiliates (or a Bronco Successor other than a Midstream Successor), as adjusted to reflect any splits or combinations pursuant to Section 5.10, constitutes less than the Initial Bronco Amount, and (b) the IPO Closing Date.
“Bronco LP Contribution” is defined in Section 5.2(a)(ii).
“Bronco Pre-IPO MQD” is defined in Section 6.4(b)(i).
“Bronco Successor” is defined in Section 4.5(e).
“Bronco Unit” means a Common Unit issued prior to the IPO Closing Date to Bronco or to any successor or permitted transferee of any Bronco Units (other than a Sponsor Party or its Affiliate), which Common Units shall continue to constitute Bronco Units notwithstanding any subsequent transfer thereof but shall cease to constitute Bronco Units when transferred to a Sponsor Party or Affiliate of a Sponsor Party.
“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.
“Call Right” has the meaning set forth in Annex B to the Master Formation Agreement.
“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.
“Capital Contribution” means (a) any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the

Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions) or (b) current distributions that a Partner is entitled to receive but otherwise waives.
“Capital Improvement” means (a) the construction or development of new capital assets by a Group Member, (b) the replacement, improvement or expansion of existing capital assets by a Group Member or (c) a Capital Contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has, or after such Capital Contribution will have, directly or indirectly, an equity interest, to fund such Group Member's pro rata share of the cost of the construction or development of new, or the replacement, improvement or expansion of existing, capital assets by such Person, in each case if and to the extent such construction, development, replacement, improvement or expansion is made to increase over the long-term, the operating capacity or operating income of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity or operating income of the Partnership Group or such Person, as the case may be, existing immediately prior to such construction, development, replacement, improvement, expansion or Capital Contribution. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.
“Capital Surplus” means Available Cash distributed by the Partnership in excess of Operating Surplus, as described in Section 6.3(a).
“Carrying Value” means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' Capital Accounts in respect of such property and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination; provided that the Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.
“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable to the Partnership or any Limited Partner for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.
“CERC” is defined in the Preamble.
“CERC Arrearage Amount” is defined in Section 6.4(b).
“CERC Distributable Amount” is defined in Section 6.4(b)(iii).
“CERC Unit” means (a) a Common Unit issued prior to the IPO Closing Date to CERC or to any successor or permitted transferee of any CERC Units and (b) a Bronco Unit that has been transferred to CERC or its Affiliate, in each case, which Common Units shall continue to constitute CERC Units notwithstanding any subsequent transfer thereof.
“Certificate” means a certificate in such form (including global form if permitted by applicable rules and regulations) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more classes of Partnership Interests. The initial form of certificate approved by the General Partner for Common Units is attached as Exhibit A to this Agreement.
“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Change in Control” of any Person means (i) a person or group (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of such Person, except in a merger or consolidation that would not constitute a Change in Control under clause (ii) below, or (ii) the Person consolidates or merges with another Person, other than any such consolidation or merger where (1) the outstanding Voting Securities of the subject Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (2) the holders of the Voting Securities of the subject Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction in substantially the same proportions as their ownership of outstanding Voting Securities in the subject Person immediately prior to such consolidation or merger.
“Citizenship Eligibility Trigger” is defined in Section 4.9(a)(ii).
“Closing Date” means the date on which the transactions contemplated by the Master Formation Agreement are consummated.
“Closing Price” for any day, means in respect of any class of Limited Partner Interests the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the last closing bid and ask prices on such day, regular way, in either case as reported on the principal National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the average of the high bid and low ask prices on such day in the over-the-counter market, as reported by such other system then in use, or, if on any such day such Limited Partner Interests are not quoted by any such organization, the average of the closing bid and ask prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests, the fair value of such Limited Partner Interests on such day as determined by the General Partner.
“CNP” means CenterPoint Energy, Inc., a Texas corporation.
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.
“Combined Interest” is defined in Section 11.3(a).
“Commences Commercial Service” means the date upon which a Capital Improvement is first put into commercial service by a Group Member following completion of construction, replacement, improvement or expansion and testing, as applicable.
“Commission” means the United States Securities and Exchange Commission.
“Common Unit” means a Limited Partner Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.
“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.5(a)(i).

“Conflicts Committee” means a committee of the Board of Directors of the General Partner composed of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner (other than Group Members), (c) is not a holder of any ownership interest in the General Partner or its Affiliates or the Partnership Group other than (i) Common Units and (ii) awards that are granted to such director in his capacity as a director under any long-term incentive plan, equity compensation plan or similar plan implemented by the General Partner or the Partnership and (d) is determined by the Board of Directors of the General Partner to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading (or if no such National Securities Exchange, the New York Stock Exchange).
“Consolidated Interest Expense” means, for any period with respect to the Partnership and its Subsidiaries on a consolidated basis, all interest (including the interest component, if any, of any capitalized lease) paid or accrued during such period in accordance with U.S. GAAP.
“Consolidated Net Income” means, for any period, for the Partnership and its Subsidiaries on a consolidated basis, the net income of the Partnership and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period, as determined in accordance with U.S. GAAP.
“Construction Debt” means debt incurred to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on other Construction Debt or (c) distributions (including incremental Incentive Distributions) on Construction Equity.
“Construction Equity” means equity issued to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt or (c) distributions (including incremental Incentive Distributions) on other Construction Equity. Construction Equity does not include equity issued in the Initial Public Offering.
“Construction Period” means the period beginning on the date that a Group Member enters into a binding obligation to commence a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that the Group Member abandons or disposes of such Capital Improvement.
“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property or other asset shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.
“Credit Facilities” means the Revolving Credit Facility, the Term Loan Facility and the Interim Intercompany Revolver Facilities.
“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearages with respect to an IPO Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.5(a)(ii) and the second sentence of Section 6.6 with respect to an IPO Common Unit (including any distributions to be made in respect of the last of such Quarters).

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).
“Current Market Price” as of any date of any class of Limited Partner Interests, means the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.
“Debt to EBITDA Ratio” means the quotient of the aggregate Pro Forma Indebtedness of the Partnership and its consolidated Subsidiaries divided by EBITDA for the trailing four Quarter period.
“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
“Delaware LLC Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
“Departing General Partner” means a former general partner from and after the effective date of any withdrawal or removal of such former general partner pursuant to Section 11.1 or Section 11.2.
“Derivative Partnership Interests” means any options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities relating to, convertible into or exchangeable for Partnership Interests.
“Disposed of Adjusted Property” is defined in Section 6.1(d)(xii)(B).
“Distributable Cash” means, with respect to any Quarter commencing prior to the IPO Closing Date, the quotient of Adjusted Available Cash divided by the Applicable Coverage Ratio.
“EBITDA” means, for any period, without duplication, with respect to the Partnership and its consolidated Subsidiaries (a) Consolidated Net Income for such period plus (b) without duplication, the sum of the following to the extent deducted in calculating Consolidated Net Income for such period: (i) Consolidated Interest Expense for such period, (ii) tax expense (including any federal, state, local and foreign income and similar taxes) of the Partnership and its Subsidiaries for such period, (iii) depreciation and amortization expense of the Partnership and its Subsidiaries for such period, (iv) amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness of the Partnership and its Subsidiaries for such period, (v) amortization of intangibles and organization costs of the Partnership and its Subsidiaries for such period, (vi) any non-recurring non-cash expenses or losses of the Partnership and its Subsidiaries, including, in any event, non-cash asset write-downs and unrealized losses in connection with Swap Agreements, for such period, and (vii) any non-recurring cash losses during such period minus (c) the sum of the following (i) any non-recurring cash or non-recurring non-cash gains during such period and (ii) any unrealized gains in connection with Swap Agreements for such period.
“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).
“EH Economic Units” has the meaning set forth in the Master Formation Agreement.
“EH II” has the meaning set forth in the Master Formation Agreement.
“EH Management Units” has the meaning set forth in the Master Formation Agreement.

“Eligibility Certificate” is defined in Section 4.9(b).
“Eligible Holder” means a Limited Partner whose (a) federal income tax status is not reasonably likely to have the material adverse effect described in Section 4.9(a)(i) or (b) nationality, citizenship or other related status would not create a substantial risk of cancellation or forfeiture as described in Section 4.9(a)(ii), in each case as determined by the General Partner with the advice of counsel.
“Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Incremental Quarterly Tax Amount” is defined in Section 6.10.
“Event of Withdrawal” is defined in Section 11.1(a).
“Excess Additional Book Basis” is defined in the definition of “Additional Book Basis Derivative Items.”
“Excess Distribution” is defined in Section 6.1(d)(iii)(A).
“Excess Distribution Unit” is defined in Section 6.1(d)(iii)(A).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.
“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall include interest (including periodic net payments under related interest rate swap agreements) and related fees paid during the Construction Period on Construction Debt. Where cash expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.
“FERC” means the Federal Energy Regulatory Commission, or any successor to the powers thereof.
“Final Subordinated Units” is defined in Section 6.1(d)(x)(A).
“First Liquidation Target Amount” is defined in Section 6.1(c)(i)(D).
“First Target Distribution” means 115% of the Minimum Quarterly Distribution.
“Fully Diluted Weighted Average Basis” means, when calculating the number of Outstanding Units for any period, a basis that includes (a) the weighted average number of Outstanding Units during such period plus (b) all Partnership Interests and Derivative Partnership Interests (i) that are convertible into or exercisable or exchangeable for Units or for which Units are issuable, in each case that are senior to or pari passu with the Subordinated Units, (ii) whose conversion, exercise or exchange price, if any, is less than the Current Market Price on the date of such calculation, (iii) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (iv) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Subordination Period has ended or Subordinated Units are entitled to convert into Common Units pursuant to Section 5.8, such Partnership Interests and Derivative Partnership Interests shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (x) the number of Units issuable upon such conversion, exercise or exchange and (y) the number of Units that such consideration would purchase at the Current Market Price.
“General Partner” means [MLP GP] LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in their capacity as general partner of the Partnership (except as the context otherwise requires).
“General Partner Interest” means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. Except as expressly set forth in Section 6.1, the General Partner Interest does not include any rights to profits or losses or any rights to receive distributions from operations or upon the liquidation or winding up of the Partnership.
“General Partner LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of [MLP GP] LLC as it may be amended, supplemented or restated from time to time.
“General Partner Membership Interest” has the meaning assigned to the term “Membership Interest” in the General Partner LLC Agreement.
“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm's-length transaction.
“Group” means two or more Persons that with or through any of their respective Affiliates or Associates have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power over or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.
“Group Member” means a member of the Partnership Group.
“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of a Group Member to fluctuations in interest rates, the price of hydrocarbons, basis differentials or currency exchange rates in their operations or financing activities and not for speculative purposes.
“IDR Reset Common Units” is defined in Section 5.12(a).
“IDR Reset Election” is defined in Section 5.12(a).
“Incentive Distribution Right” means a Limited Partner Interest having the rights and obligations specified with respect to Incentive Distribution Rights in this Agreement.
“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.5(a)(v), (vi) and (vii) and Sections 6.5(b)(iii), (iv) and (v).
“Incremental Income Taxes” is defined in Section 6.10.
“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other debt securities or warrants or other rights to acquire any debt securities of such Person, (ñ) all capitalized lease or leveraged lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment or (d) all “keep well” and other obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others.
“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of (i) any Group Member, the General Partner or any Departing General Partner or (ii) any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as a manager, managing member, general partner, director, officer, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) prior to the Bronco Fall-Away Date, Bronco and any Affiliate of Bronco, and its and their respective members, partners, directors and officers, and (g) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person's status, service or relationship exposes such Person to potential claims, demands, suits or proceedings relating to the Partnership Group's business and affairs.
“Indemnitor” is defined in Section 3.4(e).
“Ineligible Holder” is defined in Section 4.9(c).
“Initial Bronco Amount” means 50.1% of the number of Common Units that Bronco holds on the Closing Date, as adjusted to reflect any splits or combinations pursuant to Section 5.10.
“Initial Budget” means that certain initial budget for the Partnership and its Subsidiaries previously agreed pursuant to that certain Letter Agreement regarding Initial Budget, dated as of March 14, 2013, that covers the period from January 1, 2013 through December 31, 2013 and sets forth reasonable line item detail regarding anticipated expenditures, including: (i) estimated operating expenditures; (ii) estimated capital expenditures; (iii) the proposed financing plans for such expenditures; and (iv) such other items as are set forth therein, and such Initial Budget is deemed to be constructively attached to this Agreement and incorporated herein by reference.
“Initial Limited Partners” means CERC, OGEH and Bronco (with respect to the Common Units received by them pursuant to Section 5.2), and the General Partner (with respect to the Incentive Distribution Rights), in each case upon being admitted to the Partnership in accordance with Section 10.1.
“Initial Public Offering” means the registration by the Partnership of any Partnership Interests, including Common Units, pursuant to a Registration Statement that is filed and declared effective under the Securities Act.
“Initial Unit Price” means (a) with respect to the Common Units if the Initial Public Offering has not yet occurred, $20, (b) with respect to the Common Units and Subordinated Units if the Initial Public Offering has occurred, the initial public offering price per Common Unit at which the underwriters in the Initial Public Offering agree to offer the Common Units to the public for sale as set forth on the cover page of the final prospectus filed pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act with respect to the Initial Public Offering, or (c) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.
“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) issuances of equity interests of any Group Member (including the Common Units sold to the IPO Underwriters in the Initial Public Offering) to anyone other than the Partnership Group; and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements.
“Interim Intercompany Revolver Facilities” means any unsecured Indebtedness provided by a Sponsor Party or any of its Affiliates to the Partnership prior to the consummation of the Revolving Credit Facility; provided that if the Interim Intercompany Revolver Facilities have not been replaced by the 270th day after the Closing Date, CERC and OGEH shall consult with Bronco and each party shall use reasonable best efforts to replace the Interim Intercompany Revolver Facilities with either a third-party credit facility or alternative lending arrangements from one or more of CERC, OGE or Bronco or their Affiliates.
“Investment Capital Expenditures” means capital expenditures that are neither Expansion Capital Expenditures nor Maintenance Capital Expenditures.
“Investment Grade Status” means (a) prior to the date that the Revolving Credit Facility is executed, “Investment Grade Status” as defined in Exhibit A to the Commitment Letter for the $1,400,000,000 5-Year Revolving Credit Facility set forth in Annex A of the Master Formation Agreement, and (b) on and after the date that the Revolving Credit Facility is executed, “Investment Grade Status” as defined in the Revolving Credit Facility.
“IPO Closing Date” means the closing date of the first sale of Common Units in the Initial Public Offering.

“IPO Common Unit” means the Outstanding Common Units immediately after the Initial Public Offering.
“IPO Underwriters” means each Person named as an underwriter in the Underwriting Agreement who purchases Common Units pursuant thereto.
“Leverage Ratio” means (a) prior to the date that the Revolving Credit Facility is executed, the Debt to EBITDA Ratio, and (b) on and after the date that the Revolving Credit Facility is executed, the “Leverage Ratio” as defined in the Revolving Credit Facility.
“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.
“Limited Partner” means, unless the context otherwise requires, the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person's capacity as a limited partner of the Partnership.
“Limited Partner Interest” means an interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Interests (other than a General Partner Interest) or a combination thereof (but excluding Derivative Partnership Interests), and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner pursuant to the terms and provisions of this Agreement.
“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.
“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.
“Losses” has the meaning set forth in the Omnibus Agreement.
“Maintenance Capital Expenditure” means cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) by a Group Member made to maintain, over the long-term, the operating capacity or operating income of the Partnership Group. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.
“Master Formation Agreement” means that certain Master Formation Agreement, dated as of March 14, 2013, by and among CNP, OGE, Bronco Midstream Holdings, LLC, a Delaware limited liability company, and Bronco Midstream Holdings II, LLC, a Delaware limited liability company, and to which the Partnership and the General Partner are bound, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as it may be amended, supplemented or restated from time to time.
“Merger Agreement” is defined in Section 14.1.
“Midstream Operations” has the meaning defined in the Omnibus Agreement.

“Midstream Successor” means any Person that is engaged in the business or industry of the Partnership Group (which, for the avoidance of doubt, shall not include private equity firms or other financial sponsors that have or may acquire investments in entities that conduct business in the same business or industry as the Partnership Group).
“Minimum Bronco Pre-IPO MQD Amount” means, with respect to any Quarter, the amount of Distributable Cash, on a per Unit basis, with respect to the corresponding Quarter in the 2014 calendar year (or, if with respect to the fourth Quarter of the 2014 calendar year, with respect to the fourth Quarter of the 2013 calendar year), subject to adjustment pursuant to Section 5.10(a) and Section 6.10.
“Minimum Quarterly Distribution” means, after the IPO Closing Date, an amount per Unit per Quarter (or with respect to periods of less than a full Quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period and the denominator is the total number of days in such Quarter) set forth in the final prospectus filed pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act with respect to the Initial Public Offering as the Minimum Quarterly Distribution, as determined by the Board of Directors in connection with the Initial Public Offering, subject to adjustment in accordance with Sections 5.12, 6.7 and 6.10.
“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).
“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property or other consideration reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property or other consideration is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case as determined and required by the Treasury Regulations promulgated under Section 704(b) of the Code.
“Net Income” means, for any taxable period, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).
“Net Loss” means, for any taxable period, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.
“Net Termination Gain” means, for any taxable period, the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5(b)) that are (a) recognized by the Partnership (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.5(d); provided, however, the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(d).
“Net Termination Loss” means, for any taxable period, the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5(b)) that are (a) recognized by the Partnership (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.5(d); provided, however, items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d).
“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.
“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.
“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).
“Notice of Election to Purchase” is defined in Section 15.1(b).
“Observer” is defined in Section 3.4(b).
“OGE” means OGE Energy Corp., an Oklahoma corporation.
“OGEH” is defined in the Preamble.
“OGEH Arrearage Amount” is defined in Section 6.4(b).
“OGEH Distributable Amount” is defined in Section 6.4(b)(iv).
“OGEH LP Contribution” is defined in Section 5.2(a)(i).
“OGEH Unit” means (a) a Common Unit issued prior to the IPO Closing Date to OGEH or to any successor or permitted transferee of any OGEH Units and (b) a Bronco Unit that has been transferred to OGEH or its Affiliate, in each case, which Common Units shall continue to constitute OGEH Units notwithstanding any subsequent transfer thereof.
“Omnibus Agreement” has the meaning set forth in the Master Formation Agreement.

“Operating Expenditures” means, with respect to any period after the IPO Closing Date, all Partnership Group cash expenditures (or the Partnership's proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, compensation of employees, officers and directors of the General Partner, reimbursement of expenses of the General Partner and its Affiliates, debt service payments, Maintenance Capital Expenditures, repayment of Working Capital Borrowings, payments made in the ordinary course of business under any Hedge Contracts, subject to the following:
(a)    repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of Operating Surplus shall not constitute Operating Expenditures when actually repaid;
(b)    payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;
(c)    Operating Expenditures shall not include (i) Expansion Capital Expenditures or Investment Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iii) distributions to Partners, (iv) repurchases of Partnership Interests, other than repurchases of Partnership Interests by the Partnership to satisfy obligations under employee benefit plans or reimbursement of expenses of the General Partner for purchases of Partnership Interests by the General Partner to satisfy obligations under employee benefit plans, or (v) any other expenditures or payments made using the proceeds of the Initial Public Offering; and
(d)    (i) amounts paid in connection with the initial purchase of a Hedge Contract shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to the expiration of its scheduled settlement or termination date shall be included in equal quarterly installments over the remaining scheduled life of such Hedge Contract.
“Operating Surplus” means, with respect to any period after the IPO Closing Date and ending prior to the Liquidation Date, on a cumulative basis and without duplication,
(a)    the sum of (i) a dollar amount to be determined by mutual agreement of the Sponsor Parties in connection with the Initial Public Offering, (ii) all cash receipts of the Partnership Group (or the Partnership's proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the IPO Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and the termination of Hedge Contracts (provided that cash receipts from the termination of a Hedge Contract prior to its scheduled settlement or termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Hedge Contract), (iii) all cash receipts of the Partnership Group (or the Partnership's proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (iv) the amount of cash distributions paid during the Construction Period (including incremental Incentive Distributions) on Construction Equity, less
(b)    the sum of (i) Operating Expenditures for the period beginning on the IPO Closing Date and ending on the last day of such period, (ii) the amount of cash reserves (or the Partnership's proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to provide funds for future Operating Expenditures, (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred, or repaid within such 12-month period with the proceeds of additional Working Capital Borrowings, and (iv) any cash loss realized on disposition of an Investment Capital Expenditure;

provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.
Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero. Cash receipts from an Investment Capital Expenditure shall be treated as cash receipts only to the extent they are a return on principal, but return of principal shall not be treated as cash receipts.
“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to, or the general counsel or other inside counsel of, the Partnership or the General Partner or any of its Affiliates) reasonably acceptable to the General Partner or to such other person selecting such counsel or obtaining such opinion.
“Organizational Limited Partner” means CERC, in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.
“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding in the Register as of the date of determination; provided, however, that if at any time after an Initial Public Offering any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding, none of the Partnership Interests owned by such Person or Group shall be entitled to be voted on any matter or be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that, upon or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership with the prior approval of the Board of Directors of the General Partner.
“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).
“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).
“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.
“Partners” means the General Partner and the Limited Partners.
“Partnership” means [JV Opco] LP, a Delaware limited partnership.

“Partnership Equity Value” is defined in Section 5.6(e)(iv)(B).
“Partnership Group” means, collectively, the Partnership and its Subsidiaries.
“Partnership Interest” means any class or series of equity interest in the Partnership, which shall include any Limited Partner Interests and the General Partner Interest but shall exclude any Derivative Partnership Interests.
“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).
“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.
“Percentage Interest” means as of any date of determination as to any Unitholder with respect to Units, the quotient obtained by dividing (i) the number of Units held by such Unitholder by (ii) the total number of Outstanding Units. The Percentage Interest with respect to an Incentive Distribution Right shall be zero. The Percentage Interest with respect to the General Partner Interest shall at all times be zero.
“Permitted Transfer” means:
(a)    with respect to CERC, a transfer by such Limited Partner of a Limited Partner Interest to a wholly owned Subsidiary of CNP;
(b)    with respect to OGEH, a transfer by such Limited Partner of a Limited Partner Interest to a wholly owned Subsidiary of OGE; and
(c)    with respect to Bronco, (i) a transfer by such Limited Partner of a Limited Partner Interest to any member of the ArcLight Group or (ii) a transfer by such Limited Partner of a Limited Partner Interest to any Person occurring on or after the earlier of the IPO Closing Date and the date that is 18 months after the Closing Date;
provided that (i) with respect to Permitted Transfers by CERC, the Subsidiary transferee remains a wholly owned Subsidiary of CNP (or any successor Person), at all times following such transfer, (ii) with respect to Permitted Transfers by OGEH, the Subsidiary transferee remains a wholly owned Subsidiary of OGE (or any successor Person), at all times following such transfer and (iii) with respect to Permitted Transfers by Bronco to members of the ArcLight Group prior to the earlier of the IPO Closing Date and the date that is 18 months after the Closing Date, the ArcLight Group transferee remains a member of the ArcLight Group following such transfer until at least the earlier of the IPO Closing Date and the date that is 18 months after the Closing Date, it being acknowledged that any transfer resulting in (A) with respect to clauses (i) and (ii), the Subsidiary transferee no longer being wholly owned or (B) with respect to clause (iii), the ArcLight Group transferee no longer being a member of the ArcLight Group prior to the earlier of the IPO Closing Date and the date that is 18 months after the Closing Date, shall be deemed a transfer of such Membership Interests that is subject to the restrictions set forth in Section 4.11 and Section 4.12. References herein to CERC, OGEH and Bronco shall include any transferee of a Limited Partner Interest pursuant to a Permitted Transfer.
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” is defined in Section 14.1.
“Pro Forma Indebtedness” means, with respect to any Indebtedness incurred in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, any existing Indebtedness, the amount of aggregate Indebtedness calculated after giving pro forma effect to such incurrence, renewal, refunding, refinancing, replacement, defeasance or other discharge of such existing Indebtedness.
“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.
“Proposed Transferee” is defined in Section 4.12(b)(iv).
“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.
“Put Right” has the meaning set forth in Annex B to the Master Formation Agreement.
“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership that includes the Closing Date, the portion of such fiscal quarter after the Closing Date.
“Rate Eligibility Trigger” is defined in Section 4.9(a)(i).
“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.
“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to receive notice of, or entitled to exercise rights in respect of, any lawful action of Limited Partners (including voting) or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.
“Record Holder” means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent and the Register as of the Partnership's close of business on a particular Business Day or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered in the Register as of the Partnership's close of business on a particular Business Day.
“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.
“Register” is defined in Section 4.5(a) of this Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into on the Closing Date by and among Bronco, CNP, OGE and the Partnership.
“Registration Statement” means the Registration Statement on Form S-1 or other applicable form, as it may be amended or supplemented from time to time, filed by the Partnership or a successor thereto with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Public Offering.
“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to a Unitholder, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (b) the sum of those Partners' Share of Additional Book Basis Derivative Items for each prior taxable period, and (ii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.
“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).
“Reset MQD” is defined in Section 5.12(a).
“Reset Notice” is defined in Section 5.12(b).
“Retained Converted Subordinated Unit” is defined in Section 5.5(c)(ii).
“Revolving Credit Facility” has the meaning set forth in the Master Formation Agreement.
“ROFO Acceptance Notice” is defined in Section 4.11(b)(i).
“ROFO Accepting Limited Partner” is defined in Section 4.11(b)(i).
“ROFO Non-Selling Limited Partner” is defined in Section 4.11(a).
“ROFO Notice” is defined in Section 4.11(a).
“ROFO Offer Notice” is defined in Section 4.11(b)(i).
“ROFO Price” is defined in Section 4.11(a).
“ROFO Seller” is defined in Section 4.11(a).
“ROFO Units” is defined in Section 4.11(a).
“ROFR Acceptance Notice” is defined in Section 4.12(b)(i).
“ROFR Non-Transferring Limited Partner” is defined in Section 4.12(a).
“ROFR Offer” is defined in Section 4.12(a).
“ROFR Period” is defined in Section 4.12(a).

“ROFR Sale Price” is defined in Section 4.12(a).
“ROFR Seller” is defined in Section 4.12(a).
“ROFR Seller's Notice” is defined in Section 4.12(a).
“ROFR Units” is defined in Section 4.12(a).
“Second Liquidation Target Amount” is defined in Section 6.1(c)(i)(E).
“Second Target Distribution” means 125% of the Minimum Quarterly Distribution.
“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.
“SEPH” has the meaning set forth in the Master Formation Agreement.
“SESH” has the meaning set forth in the Master Formation Agreement.
“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to a Unitholder, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders' Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time, and (ii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time.
“Special Approval” means (i) after the Bronco Fall-Away Date and prior to the IPO Closing Date, approval by a majority of the disinterested directors of the General Partner and (ii) on and after the IPO Closing Date, approval by a majority of the members of the Conflicts Committee acting in good faith.
“Sponsor Parties” means each of CERC and OGEH (and their successors), in their capacities as Limited Partners.
“Subordinated Unit” means a Limited Partner Interest having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.
“Subordination Period” means the period commencing on the IPO Closing Date and expiring on the first to occur of the following dates:
(a)    the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter beginning with the first Quarter ending after the third anniversary of the IPO Closing Date in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units, Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units, Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such periods and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such periods on a Fully Diluted Weighted Average Basis, and (ii) there are no Cumulative Common Unit Arrearages.
(b)    the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter beginning with the first Quarter ending after the first anniversary of the IPO Closing Date in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units, Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to the four-consecutive-Quarter period immediately preceding such date equaled or exceeded 150% of the Minimum Quarterly Distribution on all of the Outstanding Common Units, Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such period, and (B) the Adjusted Operating Surplus for the four- consecutive-Quarter period immediately preceding such date equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such period on a Fully Diluted Weighted Average Basis, plus the corresponding Incentive Distributions and (ii) there are no Cumulative Common Unit Arrearages.
(c)    the date on which the General Partner is removed in a manner described in Section 11.4.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Surviving Business Entity” is defined in Section 14.2(b)(ii).
“Swap Agreements” means any agreement with respect to any swap, forward, future or other derivative transaction or option or similar agreement entered into by the Partnership or any of its Subsidiaries in order to provide protection to the Partnership and/or its Subsidiaries against fluctuations in future interest rates, currency exchange rates or commodity prices.
“Target Distributions” means, collectively, the First Target Distribution, Second Target Distribution and Third Target Distribution.
“Term Loan Facility” has the meaning set forth in the Master Formation Agreement.
“Third Target Distribution” means 150% of the Minimum Quarterly Distribution.

“Trading Day” means a day on which the principal National Securities Exchange on which the referenced Partnership Interests of any class are listed or admitted for trading is open for the transaction of business or, if such Partnership Interests are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City are not legally required to be closed.
“Transaction Documents” has the meaning set forth in the Master Formation Agreement.
“transfer” is defined in Section 4.4(a).
“transferee” means a Person who has received Partnership Interests by means of a transfer.
“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the General Partner to act as registrar and transfer agent for any class of Partnership Interests in accordance with the Exchange Act and the rules of the National Securities Exchange on which such Partnership Interests are listed (if any); provided that, if no such Person is appointed as registrar and transfer agent for any class of Partnership Interests, the General Partner shall act as registrar and transfer agent for such class of Partnership Interests.
“Transition Services Agreements” means each of the OGE Services Agreement and the CNP Services Agreement, in each case as defined in the Master Formation Agreement.
“Treasury Regulation” means the United States Treasury regulations promulgated under the Code.
“Underwriting Agreement” means the Underwriting Agreement among the IPO Underwriters, the General Partner and the Partnership in connection with the Initial Public Offering providing for the purchase of Common Units by the IPO Underwriters.
“Unit” means a Partnership Interest that is designated by the General Partner as a “Unit” and shall include Common Units and Subordinated Units but shall not include (i) the General Partner Interest or (ii) Incentive Distribution Rights.
“Unit Majority” means (i) during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), voting as a class, and at least a majority of the Outstanding Subordinated Units, voting as a class, and (ii) prior to and after the end of the Subordination Period, at least a majority of the Outstanding Common Units.
“Unit Price” is defined in Section 5.6(e)(iv)(A).
“Unitholders” means the holders of Units.
“Unpaid MQD” is defined in Section 6.1(c)(i)(B).
“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).
“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

“Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an IPO Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an IPO Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units. From and after the IPO Closing Date, the Unrecovered Initial Unit Price shall be determined by reference to the Initial Unit Price per Common Unit in such Initial Public Offering.
“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement from time to time.
“Upstream Transfer” is defined in Section 4.8(a).
“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.
“Voting Securities” of a Person shall mean securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person; provided, that if such Person is a limited partnership, Voting Securities of such Person shall be the general partner interest in such Person.
“Withdrawal Opinion of Counsel” is defined in Section 11.1(b).
“Working Capital Borrowings” means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Partners; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.
Section 1. 2Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. Any construction or interpretation of this Agreement by the General Partner and any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Record Holders and all other Persons for all purposes.

ARTICE II

ORGANIZATION

Section 2.1Formation; Conversion. The Partnership was formed as a limited liability company pursuant to the provisions of the Delaware LLC Act on December 31, 2010. The General Partner and the Organizational Limited Partner caused the Partnership to be converted from a limited liability company to a limited partnership in accordance with Section 17-217 of the Delaware Act and adopted the Partnership's original Agreement of Limited Partnership on [•] 2013. The General Partner and the Organizational Limited Partner hereby amend and restate the original Agreement of Limited Partnership of [JV Opco] LP in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the record owner thereof for all purposes.

Section 2.2Name. The name of the Partnership shall be “[JV Opco] LP”. Subject to applicable law, the Partnership's business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at [•], or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be [•], or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve the conduct by the Partnership of any business and may decline to do so free of any duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity and the General Partner in determining whether to propose or approve the conduct by the Partnership of any business shall be permitted to do so in its sole and absolute discretion.

Section 2.5Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6Term. The term of the Partnership commenced upon the filing of its certificate of limited liability company in accordance with the Delaware LLC Act, was uninterrupted by the filing of its Certificate of Limited Partnership in accordance with Section 17-217 of the Delaware Act and shall continue until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7Title to Partnership Assets. Title to the assets of the Partnership, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such assets of the Partnership or any portion thereof. Title to any or all assets of the Partnership may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates, as the General Partner may determine. The General Partner hereby declares and warrants that any assets of the Partnership for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership's designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor General Partner. All assets of the Partnership shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such assets of the Partnership is held.

Section 2.8Partnership Initial Public Offering. The Partners acknowledge that the Partnership was formed for the purpose of acquiring operating assets and subsequently completing the Initial Public Offering. As a result, this Agreement contains a number of provisions that are intended to be applicable after the Partnership completes the Initial Public Offering. The Partners acknowledge that it may take a significant amount of time before the Partnership is able to complete the Initial Public Offering, if ever. The Partners agree to make such amendments to this Agreement (and take such other additional actions) as are necessary or appropriate to give effect to such Initial Public Offering; provided that such actions or amendments shall not be designed to disproportionately impact any particular holders of General Partner Interests or Common Units.
Section 2.9Power of Attorney

a.Each Limited Partner hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to:

i.execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Articles IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Interests issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger or conversion) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and

ii.execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.9(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.
b.The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by, the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner and the transfer of all or any portion of such Limited Partner's Limited Partner Interest and shall extend to such Limited Partner's heirs, successors, assigns and personal representatives. Each such Limited Partner hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney, and each such Limited Partner, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) nor shall any such action affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3Rights of Limited Partners.

(a)Each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner's own expense:

(i)to obtain true and full information regarding the status of the business and financial condition of the Partnership; provided that, after the IPO Closing Date, the requirements of this ýSection 3.3(a)(i) shall be satisfied to the extent the Limited Partner is furnished the Partnership's most recent annual report and any subsequent quarterly or periodic reports required to be filed with the Commission pursuant to Section 13 of the Securities Exchange Act (provided that the foregoing materials shall be deemed to be available to a Limited Partner in satisfaction of the requirements of this Section 3.3(a)(i) if posted on or accessible through the Partnership's or the Commission's website);

(ii)to obtain a current list of the name and last known business, residence or mailing address of each Partner; and

(iii)to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto.

(b)The rights to information granted the Limited Partners pursuant to Section 3.3(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Partners and each other Person or Group who acquires an interest in Partnership Interests hereby agrees to the fullest extent permitted by law that they do not have any rights as Partners to receive any information either pursuant to Sections 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.3(a).

(c)The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or regulation or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.3).

(d)Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person or Group who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person or Group.

Section 3.4Bronco Approval and Observer Rights. Notwithstanding any other rights Bronco may have under this Agreement, but subject to any restrictions or limitations imposed on limited partners under the Delaware Act, until the Bronco Fall-Away Date:

(a)Without the prior written consent of Bronco (such consent not to be unreasonably withheld, conditioned or delayed), the General Partner shall not, and shall cause the Group Members not to, effect any of the following actions:

(i)incur capital expenditures in excess of (A) 110% of the total amount for all capital expenditures set forth in the Initial Budget, or (B) if the IPO Closing Date has not occurred by January 1, 2014, $1,250 million in any period of 12 months commencing on January 1, 2014 and each anniversary thereof;

(ii)take any action or enter into any transaction in connection with which the Partnership elects to or is required to seek reaffirmation of the credit rating assigned to the Partnership by Moody's Investors Service, Inc., Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, or Fitch, Inc.;

(iii)Encumber any asset or incur any Indebtedness, other than with respect to Indebtedness under the Credit Facilities, that would, in the aggregate with all other Indebtedness (including under the Credit Facilities), result in the Partnership having a Debt to EBITDA Ratio in excess of 3.0;

(iv)enter into any agreement or arrangement between any Group Member, on the one hand, and the General Partner, any Sponsor Party or any Affiliate of the General Partner or any Sponsor Party (other than a Group Member), on the other hand, other than (A) the Transition Services Agreements, provided that the amounts payable by Group Members thereunder shall not in the aggregate exceed (x) $77,212,000 with respect to the 2013 calendar year and (y) with respect to any calendar year thereafter, the actual amount of corporate charges from the Sponsor Parties to the Partnership under the Transition Services Agreements with respect to the immediately preceding calendar year (which amount shall not exceed the amount of corporate charges from the Sponsor Parties to the Partnership under the Transition Services Agreements with respect to the 2013 calendar year); (B) the transactions described on Exhibit C; (C) the Interim Intercompany Revolver Facilities; (D) subject to the restrictions in clause (A) of this Section 3.4(a)(iv), any of the Transaction Documents; and (E) any supply, transportation, storage or similar contract with an Affiliate of the General Partner or of a Sponsor Party (other than a Group Member) that is regulated as a public utility and has natural gas distribution or retail electric power load service obligations, which is entered into in the ordinary course of business and the terms of which are no less favorable to any Group Member party than those negotiated on an arms-length basis and, if applicable, have been approved by the regulatory body having jurisdiction to review and approve the terms of such transaction;

(v)enter into any transaction described in Section 7.6(a) other than the Interim Intercompany Revolver Facilities.

(vi)(A) transfer an asset (other than the transfer of working capital in connection with expenses as provided in the Initial Budget or expenses the payment of which the consent of Bronco is not otherwise required) to a Person other than a Group Member outside the ordinary course of business with a value in excess of $50 million in any transaction or $100 million in the aggregate in any calendar year, (B) transfer or issue equity interests in any Subsidiary of the Partnership to a Person other than a Group Member with a value in excess of $50 million in any transaction or $100 million in the aggregate in any calendar year, (C) enter into any Merger Agreement or Plan of Conversion with another Person (other than a Group Member), or (D) acquire equity interests or assets of another Person (other than an existing Subsidiary of the Partnership), including by merger or consolidation, with a value in excess of $50 million in any transaction or $100 million in any calendar year;

(vii)except with respect to renewals or replacements of expiring contracts with existing customers or suppliers that are negotiated on an arms-length basis, enter into any agreement or arrangement on or after the date that is 18 months following the Closing Date involving payments to or by a Group Member in excess of $35 million in any calendar year or $50 million over its term that is not otherwise permitted under this Section 3.4;

(viii)alter, repeal, amend or adopt any provision of its certificate of limited partnership, certificate of formation or certificate of incorporation or any agreement of limited partnership, limited liability company agreement or bylaws or any similar organizational or governing document, except in connection with the Initial Public Offering (including as contemplated by Section 13.1) or as does not in any way affect the rights of Bronco (or a Bronco Successor) or of any Units held by Bronco (or a Bronco Successor);

(ix)change the form of organization of the Partnership or take any action that would cause the Partnership to be taxed as a corporation for federal income tax purposes;

(x)change the form of organization of any Group Member other than the Partnership, except (A) as would not negatively impact the Partnership's ability to obtain “will” level tax opinions customary in the master limited partnership industry, (B) the conversion of any corporate Subsidiary of the Partnership into a “pass through” entity for federal income tax purposes, or (C) the re-domiciling of Subsidiaries of the Partnership in the same form under the laws of another jurisdiction;

(xi)engage, participate or invest, directly or indirectly, in any new line of business, other than any business that (A) involves Midstream Operations as its primary function and (B) would not cause the Partnership to be taxed as a corporation for federal income tax purposes;

(xii)except in connection with the Initial Public Offering, issue cumulative additional equity in any Group Member on or before December 31, 2013 in excess of the lesser of (A) the cumulative equity amount set forth in the Initial Budget for calendar year 2013 and (B) an amount sufficient to cause the Leverage Ratio not to exceed 2.5;

(xiii)except in connection with the Initial Public Offering, issue additional equity in any Group Member on or after January 1, 2014; provided, that if the General Partner determines, in its reasonable discretion, that the issuance of additional equity thereafter is necessary in order for the Partnership to maintain Investment Grade Status, the Parties shall cooperate in good faith to determine the appropriate size and timing of any equity issuance;

(xiv)issue additional equity in any Group Member at any time if the Initial Public Offering is anticipated to occur within the following sixty (60) days;

(xv)except in connection with the Initial Public Offering, issue additional Partnership Interests to Persons other than the Initial Limited Partners;

(xvi)enter into any mergers or consolidations with respect to Subsidiaries of the Partnership with any Persons (other than Group Members) where the value of such Persons exceeds $50 million individually or $100 million in the aggregate in any calendar year;

(xvii)amend the Initial Budget;

(xviii)adopt any incentive compensation program unless (A) all compensation thereunder is based solely upon either (x) metrics tied to the performance of the Partnership Group and/or the Common Units and not any equity interests of any Sponsor Party or other Person or (y) providing services to or employment with the Partnership Group during the term of the award and (B) all unit or other equity compensation thereunder is payable solely by the issuance or transfer of Common Units or cash and not any equity interests of any Sponsor Party or other Person; or

(xix)consummate the Initial Public Offering with a coverage ratio greater than 1.20.

Any approval by Bronco pursuant to this Section 3.4(a) shall be evidenced in writing executed by a senior executive officer of Bronco. Any such approval by Bronco pursuant to any subsection of this Section 3.4(a) shall be deemed an approval for purposes of all subsections of this Section 3.4(a). A failure by Bronco to object in writing within ten (10) Business Days of receipt of written notice from the General Partner to any matter that requires consent pursuant to this Section 3.4(a) will be deemed to be an approval by Bronco of such matter. At any time prior to the Bronco Fall-Away Date, if Bronco timely objects in writing to a potential transaction, agreement, arrangement or other matter involving any Group Member that requires consent pursuant to this Section 3.4(a), then neither Bronco nor any of its Affiliates may pursue such transaction, agreement, arrangement or other matter independently. If Bronco approves such transaction, agreement, arrangement or other matter, or abstains from consenting to such transaction, agreement, arrangement or other matter, then Bronco and its Affiliates will not be restricted from pursuing such transaction, agreement, arrangement or other matter independently from the Partnership Group; provided, however, that (1) Bronco shall abstain from consenting or objecting to any transaction, agreement, arrangement or other matter with respect to which any Person (other than a Group Member) in which Bronco or a Bronco Affiliate has any economic interest, is pursuing or is involved in or, to Bronco's knowledge, is considering pursuing or becoming involved in, and (2) Bronco shall treat any and all information that it receives in connection with its rights under Section 3.4(a), whether written or oral, as Confidential Information as defined in, and in accordance with the terms of, the Omnibus Agreement.

(b)Bronco shall have the right to (x) designate two individuals who are employees of Bronco or its Affiliates (each such individual, an “Observer”), and one alternate Observer to serve in place of either of the principal Observers, to receive notice (which notice will be delivered to the Observers on the same date such notice is delivered to the members of the Board of Directors) of and attend meetings of the Board of Directors in an observer capacity and (y) receive copies of information routinely provided to the members of the Board of Directors; provided that the failure of the General Partner to give any such notice or documents or information to Bronco or an Observer shall not affect the validity of any action taken by the General Partner or the Board of Directors. Bronco's rights set forth above shall be subject to the following terms and conditions:

(i)Bronco agrees to treat any and all such information, whether written or oral, as Confidential Information as defined in, and in accordance with the terms of, the Omnibus Agreement;

(ii)If the Board of Directors (A) has been advised by legal counsel to the Partnership that the withholding of certain written materials from the Observers or the exclusion of the Observers from attendance at certain portions of a board meeting is necessary for the protection of the attorney-client privilege for the benefit of the Partnership with respect to a matter in which the Partnership is involved, and the Board of Directors notifies the Observers as soon as practical after becoming aware of such advice of the circumstances giving rise to the need to protect such attorney-client privilege or (B) will be considering at such board meeting (and in connection therewith receiving materials regarding) a transaction, agreement, arrangement or other matter with respect to which a Person (other than a Group Member) in which Bronco or a Bronco Affiliate has an economic interest, is pursuing or is involved in, then, at the election of a majority of the Board of Directors, (x) such written materials may be redacted or withheld from Bronco and the Observers, or (y) the Observers may be excluded from such portions of the board meetings or committee meetings, in each case, only to the extent necessary to protect such attorney-client privilege or related to such matter (as the case may be);

(iii)The Observers shall not have any voting rights. No consent or approval of the Observers shall be required for any action taken by the Board of Directors. The attendance or participation of the Observers at a meeting shall not be required for action by the Board of Directors; and

(iv)The reasonable costs and expenses incurred by the Observers in connection with any meeting of the Board of Directors shall be borne and paid by the General Partner (and any Observer may obtain reimbursement from the General Partner for any such reasonably documented costs and expenses).
(v)The initial Observers shall be Robb Turner and Eric Lammers, and Michael Christopher shall be the initial alternate Observer. Bronco may change its designated Observers or alternate Observer from time to time by providing notice to the General Partner thereof, which change shall be subject to the General Partner's approval thereof (such approval not to be unreasonably withheld, conditioned or delayed).

(c)No General Partner Membership Interest may be “transferred” (as such term is defined in the General Partner LLC Agreement), in whole or in part, other than to an Affiliate, without the written consent of Bronco (such consent not to be unreasonably withheld, conditioned or delayed).

(d)For the avoidance of doubt, so long as EH II is a Group Member, the General Partner shall not, in its capacity as a holder of the EH Management Units, cause EH II to take any action that the General Partner would otherwise be prohibited from causing EH II (as a Group Member) to take pursuant to Section 3.4(a).

(e)In the event the General Partner elects not to cause the Partnership to pursue any claim for indemnification that the Partnership is entitled to pursue under any agreement or arrangement (including this Agreement) between any Group Member, on the one hand, and the General Partner, any Sponsor Party or any Affiliate of the General Partner or any Sponsor Party (other than a Group Member), on the other hand (such party, an “Indemnitor”) that could result in the payment of any amount by the Indemnitor, Bronco shall have the right to cause the General Partner to cause the Partnership to pursue such claim by delivering written notice of Bronco's election to the General Partner until the Bronco Fall-Away Date. Promptly following the receipt by the General Partner of Bronco's written election pursuant to the foregoing sentence, the Partnership will provide notice thereof in writing to the applicable Indemnitor, specifying the nature of and specific basis for such claim, and the General Partner shall thereafter cause the Partnership to diligently pursue such claim in accordance with the applicable indemnification provisions of such agreement or arrangement. If the Partnership fails to provide such notice to the Indemnitor within ten (10) Business Days or if the Partnership fails to diligently pursue such claim in accordance with this Section 3.4(e), then Bronco may notify the Indemnitor of such claim directly and may control the pursuit of such claim against the Indemnitor on behalf of the Partnership. Both Sponsor Parties agree to cause their designated members of the Board of Directors of the General Partner to approve the actions reasonably requested by Bronco with respect to any such claim.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1Certificates. Owners of Partnership Interests and, where appropriate, Derivative Partnership Interests, shall be recorded in the Register and ownership of such interests shall be evidenced by a physical certificate or book entry notation in the Register. Notwithstanding anything to the contrary in this Agreement, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests and Derivative Partnership Interests, Partnership Interests and Derivative Partnership Interests shall not be evidenced by physical certificates. Certificates, if any, shall be executed on behalf of the Partnership by the Chief Executive Officer, President, Chief Financial Officer or any Vice President and the Secretary, any Assistant Secretary, or other authorized officer of the General Partner, and shall bear the legend set forth in Section 4.8(g). The signatures of such officers upon a certificate may be facsimiles. In case any officer who has signed or whose signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Partnership with the same effect as if he were such officer at the date of its issuance. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.8(b) and Section 6.8(c), if Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units pursuant to the terms of Section 5.8, the Record Holders of such Subordinated Units (i) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing the Common Units into which such Record Holder's Subordinated Units converted, or (ii) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing the Common Units into which such Record Holders' Subordinated Units converted. With respect to any Partnership Interests that are represented by physical certificates, the General Partner may determine that such Partnership Interests will no longer be represented by physical certificates and may, upon written notice to the holders of such Partnership Interests and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Partnership Interests to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled.

Section 4.2Mutilated, Destroyed, Lost or Stolen Certificates.

(a)If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests or Derivative Partnership Interests as the Certificate so surrendered.

(b)The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:

(i)makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii)requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv)satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, to the fullest extent permitted by law, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.
(c)As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3Record Holders. The names and addresses of Unitholders as they appear in the Register shall be the official list of Record Holders of the Partnership Interests for all purposes. The Partnership and the General Partner shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person or Group, regardless of whether the Partnership or the General Partner shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person or Group in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Person on the other, such representative Person shall be the Limited Partner with respect to such Partnership Interest upon becoming the Record Holder in accordance with Section 10.1(b) and have the rights and obligations of a Partner hereunder as, and to the extent, provided herein, including Section 10.1(c).

Section 4.4Transfer Generally.

(a)The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction (i) by which the General Partner assigns its General Partner Interest to another Person or by which a holder of Incentive Distribution Rights assigns its Incentive Distribution Rights to another Person, and includes a transfer, sale, assignment, gift, Encumbrance, hypothecation, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest (other than an Incentive Distribution Right) makes any direct or indirect transfer, sale, assignment, gift, Encumbrance, hypothecation, exchange or any other disposition by law or otherwise and, without limiting the generality of the foregoing, any distribution, transfer, assignment or other disposition of any Limited Partner Interest, whether voluntary, involuntary or pursuant to any dissolution, liquidation or termination of such Person, to such Person's members, stockholders, partners or other interestholders shall constitute a “transfer” of a Limited Partner Interest (for the avoidance of doubt, with respect to a Limited Partner, any transfer, sale, assignment, gift, Encumbrance, hypothecation, exchange or other disposition of any interest in such Limited Partner, by such Limited Partner or any interestholder of such Limited Partner shall be deemed to be an indirect Transfer of a Limited Partner Interest hereunder); provided, however, that any transfer of all or substantially all the assets, or a Change in Control, of CNP or OGE shall not be a “transfer” hereunder.

(b)No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void, and the Partnership shall have no obligation to effect or recognize any such transfer or purported transfer. Except as provided in Section 4.8(f), notwithstanding the other provisions of this Article IV, prior to the IPO Closing Date, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed), or (iv) with respect to transfers by Partners other than Bronco prior to the IPO Closing Date, constitute a breach or violation of, or a change of control or event of default under, any credit agreement, loan agreement, indenture, mortgage, deed of trust or other similar instrument or document governing indebtedness for borrowed money of the Partnership or any Group Member. The Partnership may issue stop transfer instructions to any Transfer Agent in order to implement any restriction on transfer contemplated by this Agreement.

(c)Subject to Section 3.4(c), nothing contained in this Agreement shall be construed to prevent or limit a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in the General Partner and the term “transfer” shall not include any such disposition.

Section 4.5Registration and Transfer of Limited Partner Interests.

(a)The General Partner shall keep, or cause to be kept by the Transfer Agent on behalf of the Partnership, one or more registers in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the registration and transfer of Limited Partner Interests, and any Derivative Partnership Interests as applicable, shall be recorded (the “Register”).

(b)The General Partner shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of this Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered. Upon the proper surrender of a Certificate, such transfer shall be recorded in the Register.

(c)Except as provided in Section 4.9, by acceptance of any Limited Partner Interests pursuant to a transfer in accordance with this Article IV, each transferee of a Limited Partner Interest (including any nominee, or agent or representative acquiring such Limited Partner Interests for the account of another Person or Group) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the Register and such Person becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that the transferee has the capacity, power and authority to enter into this Agreement and (iv) shall be deemed to make any consents, acknowledgements or waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(d)Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law, including the Securities Act, Limited Partner Interests shall be freely transferable.

(e)If at any time a Person (other than a Limited Partner pursuant to the terms of Section 4.11 or Section 4.12) acquires a majority of the Common Units held by Bronco at the time of such transfer, including at least the Initial Bronco Amount (a “Bronco Successor”), then such Bronco Successor shall succeed to all of Bronco's rights and obligations provided in Section 3.4, Section 4.6(b) and Section 4.6(d), as though such Bronco Successor were Bronco thereunder, and Bronco shall no longer be entitled to exercise any of Bronco's rights and obligations in Section 3.4, Section 4.6(b) and Section 4.6(d) regardless of the number of Common Units Bronco continues to hold; provided, however, that any Bronco Successor that, at the time of such transfer, is a Midstream Successor shall not succeed to any of Bronco's rights under Section 3.4 or this Section 4.5(e).

(f)If at any time Bronco is controlled by a Midstream Successor, then Bronco shall not be entitled to exercise any of Bronco's rights under Section 3.4, Section 4.6(b) or Section 4.6(d) regardless of the number of Common Units Bronco continues to hold, but only for so long as such Midstream Successor remains in control of Bronco. As used in this Section 4.5(f), the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of Bronco, whether through ownership of Voting Securities, by contract or otherwise.

(g)Except with respect to sales of Common Units pursuant to the Registration Rights Agreement or otherwise in the open market (whether in connection with or following the Initial Public Offering), each Person that acquires Common Units from a Limited Partner in compliance with the terms of this Agreement shall succeed to the rights and obligations applicable to such Limited Partner as provided in Article VI, and any Common Units that remain held by such Limited Partner shall continue to be entitled to the terms thereof contained in Article VI.

Section 4.6Transfer of the General Partner's General Partner Interest.

(a)Subject to Section 4.6(b) and (c), the General Partner may at its option transfer all or any part of its General Partner Interest without Unitholder approval or the approval of the holders of the Incentive Distribution Rights.

(b)Subject to Section 4.6(c), the General Partner shall not transfer all or any part of its General Partner Interest to any Person without the prior approval of (i) all members of the Board of Directors and (ii) prior to the Bronco Fall-Away Date, Bronco.

(c)Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

(d)The General Partner shall not transfer all or any EH Management Units to any Person without the prior approval of (i) all members of the Board of Directors and (ii) prior to the Bronco Fall-Away Date, Bronco; provided, that the General Partner shall transfer all of the EH Management Units to any successor General Partner elected in accordance with the terms of this Agreement as a condition to the election of such successor.

Section 4.7Transfer of Incentive Distribution Rights. The General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval.

Section 4.8Restrictions on Transfers of Limited Partner Interests.

(a)Except for a Permitted Transfer or as provided in Section 4.11(d) or Section 4.12(d), no Common Units or Subordinated Units may be transferred, in whole or in part, unless the Limited Partner purporting to transfer such Common Units or Subordinated Units first complies with the applicable provisions of Sections 4.11 and 4.12. Prior to the earlier of the IPO Closing Date and the date that is 18 months following the Closing Date, except for a Permitted Transfer or a transfer in connection with an Initial Public Offering, no Limited Partner Interest may be transferred, in whole or in part, without the prior approval of a majority of the members of the Board of Directors, including the affirmative votes of one member appointed by CERC and one member appointed by OGEH. Notwithstanding the foregoing, any transfer of the direct or indirect equity ownership interests of Bronco by the respective holders thereof (an “Upstream Transfer”) shall be permitted, shall not require the consent of the Board of Directors and shall not be subject to Sections 4.11 and 4.12; provided, however, that no Upstream Transfer shall be made prior to the earlier of the IPO Closing Date and the date that is 18 months following the Closing Date if it would result in Bronco ceasing to be a member of the ArcLight Group.

(b)From the execution hereof until the IPO Closing Date, no transfer (including a Permitted Transfer) of a Limited Partner Interest may be undertaken unless and until the following have occurred: (i) the proposed transferee shall have agreed in writing to be bound by the terms of this Agreement and provided to the Partnership its name, address, taxpayer identification number and any other information reasonably necessary to permit the Partnership to file all required federal and state tax returns or reasonably requested by the Board of Directors, and (ii) the Limited Partner proposing to make such transfer shall have delivered to the Partnership an Opinion of Counsel (reasonably acceptable as to form, substance and identity of counsel to the Partnership) that no registration under the Securities Act is required in connection with such transfer (unless the requirement of an opinion is waived by the Board of Directors).

(c)From the execution hereof until the IPO Closing Date, each Limited Partner making a transfer of a Limited Partner Interest shall be obligated to pay its own expenses incurred in connection with such transfer, and the Partnership shall not have any obligation with respect thereto. Each Limited Partner making a transfer shall pay, or reimburse the Partnership for, all reasonable costs and expenses incurred by the Partnership in connection with such transfer and the admission of the transferee as a Limited Partner, including the legal fees incurred in connection with the legal opinions referred to in Section 4.8(b).

(d)The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes (to the extent not already so treated or taxed) or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement, subject to Section 3.4(a); provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(e)The transfer of a Subordinated Unit or a Common Unit issued upon conversion of a Subordinated Unit shall be subject to the restrictions imposed by Section 6.8(b) and Section 6.8(c).

(f)Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

(g)Each certificate or book-entry evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF [JV OPCO] LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF [JV OPCO] LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE [JV OPCO] LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). [MLP GP] LLC, THE GENERAL PARTNER OF [JV OPCO] LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO (A) AVOID A SIGNIFICANT RISK OF [JV OPCO] LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES OR (B) IN THE CASE OF LIMITED PARTNER INTERESTS, TO PRESERVE THE UNIFORMITY THEREOF (OR ANY CLASS OR CLASSES OF LIMITED PARTNER INTERESTS). THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL OFFICE OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.
Section 4.9Eligibility Certifications; Ineligible Holders.

(a)If at any time after the IPO Closing Date the General Partner determines, with the advice of counsel, that:

(i)the U.S. federal income tax status (or lack of proof of the U.S. federal income tax status) of one or more Limited Partners has or is reasonably likely to have a material adverse effect on the rates that can be charged to customers by any Group Member on assets that are subject to regulation by the FERC or an analogous regulatory body (a “Rate Eligibility Trigger”); or

(ii)any Group Member is subject to any federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of one or more Limited Partners (a “Citizenship Eligibility Trigger”);

then, (x) in the case of a Rate Eligibility Trigger, the General Partner may obtain such proof of the U.S. federal income tax status of the Limited Partners and, to the extent relevant, their beneficial owners, as the General Partner determines to be necessary to establish those Limited Partners whose U.S. federal income tax status does not or would not have a material adverse effect on the rates that can be charged to customers by any Group Member or (y) in the case of a Citizenship Eligibility Trigger, the General Partner may obtain such proof of the nationality, citizenship or other related status of the Limited Partners (or, if any Limited Partner is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner determines to be necessary to establish those Limited Partners whose nationality, citizenship or other related status does not or would not subject any Group Member to a significant risk of cancellation or forfeiture of any of its properties or interests therein.
(b)Without limitation of the foregoing, the General Partner may require all Limited Partners to certify as to their (and their beneficial owners') status as Eligible Holders upon demand and on a regular basis, as determined by the General Partner, and may require transferees of Limited Partner Interests to so certify prior to being admitted to the Partnership as a Limited Partner (any such required certificate, an “Eligibility Certificate”).

(c)If any Limited Partner fails to furnish to the General Partner an Eligibility Certificate or other requested information of its (and its beneficial owners') status as an Eligible Holder within thirty (30) days (or such other period as the General Partner may determine) of receipt of a request from the General Partner to furnish an Eligibility Certificate or other requested information, or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner or a transferee of a Limited Partner is not an Eligible Holder (such a Partner, an “Ineligible Holder”), the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.10 or the General Partner may refuse to effect the transfer of the Limited Partner Interests to such transferee. In addition, the General Partner shall be substituted for any Limited Partner that is an Ineligible Holder as the Limited Partner in respect of the Ineligible Holder's Limited Partner Interests.

(d)The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Holders, distribute the votes in the same ratios as the votes of Limited Partners (including the General Partner and its Affiliates) in respect of Limited Partner Interests other than those of Ineligible Holders are cast, either for, against or abstaining as to the matter.

(e)Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder's share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Ineligible Holder of its Limited Partner Interest (representing the right to receive its share of such distribution in kind).

(f)At any time after an Ineligible Holder can and does certify that it no longer is an Ineligible Holder, it may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Holder not redeemed pursuant to Section 4.10, such Ineligible Holder be admitted as a Limited Partner, and upon approval of the General Partner, such Ineligible Holder shall be admitted as Limited Partner and shall no longer constitute an Ineligible Holder, and the General Partner shall cease to be deemed to be the Limited Partner in respect of such Limited Partner Interests.

Section 4.10Redemption of Partnership Interests of Ineligible Holders.

(a)If at any time a Limited Partner fails to furnish an Eligibility Certificate or any information requested within thirty (30) days (or such other period as the General Partner may determine) of receipt of a request from the General Partner to furnish an Eligibility Certificate, or if upon receipt of such Eligibility Certificate or such other information the General Partner determines, with the advice of counsel, that a Limited Partner is an Ineligible Holder, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is not an Ineligible Holder or has transferred his Limited Partner Interests to a Person who is not an Ineligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

(i)The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated in the Register by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificates evidencing the Redeemable Interests at the place specified in the notice) and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii)The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii)The Limited Partner or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Limited Partner or transferee at the place specified in the notice of redemption, of the Certificates evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

(iv)After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b)The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee, agent or representative of a Person determined to be an Ineligible Holder.

(c)Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement and the transferor provides notice of such transfer to the General Partner. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided that the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that such transferee is not an Ineligible Holder. If the transferee fails to make such certification within 30 days after the request, and, in any event, before the redemption date, such redemption shall be effected from the transferee on the original redemption date.

Section 4.11Right of First Offer.

(a)Subject to Section 4.8 and Section 4.11(d), except for a Permitted Transfer or a transfer to which Section 4.12 applies, if a Limited Partner (a “ROFO Seller”) wishes to solicit proposals from third parties to acquire all or any portion of the ROFO Seller's Common Units or Subordinated Units, the ROFO Seller shall first provide a written notice (the “ROFO Notice”) to each other Limited Partner (or, in the case of a transfer of Subordinated Units, only to the other Limited Partners holding Subordinated Units), with a copy to the Partnership, containing: (i) the number of Common Units or Subordinated Units proposed to be transferred (the “ROFO Units”) and (ii) a request for each other Limited Partner entitled to receive such notice (each, a “ROFO Non-Selling Limited Partner”) to specify the purchase price (the “ROFO Price”) and other terms and conditions on which such ROFO Non-Selling Limited Partner is willing to purchase the ROFO Units.

(b)If the ROFO Seller is a Person other than Bronco:

(i)Within thirty (30) days after receiving the ROFO Notice, one or more ROFO Non-Selling Limited Partners (each, a “ROFO Accepting Limited Partner” and, collectively, the “ROFO Accepting Limited Partners”) may elect in writing (the “ROFO Offer Notice”) to purchase all, but not less than all, of the ROFO Units. The ROFO Offer Notice shall specify the ROFO Price and other terms and conditions on which such ROFO Non-Selling Limited Partner is willing to purchase the ROFO Units. If any ROFO Accepting Limited Partner submits a ROFO Offer Notice within the time period specified herein, the ROFO Seller shall have thirty (30) days from the date it received the ROFO Offer Notice to elect in writing (the “ROFO Acceptance Notice”) to accept the ROFO Accepting Limited Partner's offer to purchase the ROFO Units.

(ii)If the ROFO Seller accepts a ROFO Accepting Limited Partner's offer, the ROFO Accepting Limited Partner must purchase the ROFO Units in the manner, and subject to the terms and conditions, described in Section 4.11(e). If the ROFO Seller does not accept any offer from a ROFO Accepting Limited Partner or fails to make such election within thirty (30) days after receiving the ROFO Offer Notice, or if there are no ROFO Accepting Limited Partners, then the ROFO Seller may, during the next one hundred twenty (120) days, transfer the ROFO Units to a third-party transferee (i) at a purchase price not less than 105% of the highest offered ROFO Price and upon terms no more favorable to the proposed transferee than those specified in the ROFO Notice and (ii) subject to the applicable terms and restrictions of this Agreement, including Section 4.8.

(iii)If more than one ROFO Accepting Limited Partner submits a ROFO Offer Notice and the ROFO Seller decides to accept any of such ROFO Offer Notices, then the ROFO Seller shall be obligated to accept such ROFO Offer Notice containing the highest offered ROFO Price. If the highest offered ROFO Price is submitted by more than one ROFO Accepting Limited Partner, each such ROFO Accepting Limited Partner shall be allocated a number of ROFO Units on a Pro Rata basis in accordance with the number of Common Units or Subordinated Units, as applicable, owned by such ROFO Accepting Limited Partner in relation to the total number of Common Units or Subordinated Units, as applicable, owned by all ROFO Accepting Limited Partners, or in such other proportion as such ROFO Accepting Limited Partners shall otherwise agree.

(c)If the ROFO Seller is Bronco:

(i)Within thirty (30) days after receiving the ROFO Notice, either OGEH or CERC may elect to submit a ROFO Offer Notice to purchase all, but not less than all, of the ROFO Units, which ROFO Offer Notice shall specify the ROFO Price and other terms and conditions on which OGEH or CERC (as applicable) would be willing to purchase the ROFO Units.

(ii)If both OGEH and CERC submit a ROFO Offer Notice within the time period specified in Section 4.11(c)(i) and the ROFO Seller decides to accept any of such ROFO Offer Notices, then the ROFO Seller shall be obligated to accept such ROFO Offer Notice containing the highest offered ROFO Price. If both OGEH and CERC submit a ROFO Offer Notice within the time period specified in Section 4.11(c)(i) at the same ROFO Offer Price and the ROFO Seller elects to accept any of such ROFO Offer Notices, then the ROFO Seller shall be obligated to accept the ROFO Offer Notice submitted by OGEH.

(iii)If either OGEH or CERC submits a ROFO Offer Notice within the applicable time period specified in Section 4.11(c)(i), subject to Section 4.1(c)(ii), the ROFO Seller will have thirty (30) days from the date it received the ROFO Offer Notice to submit a ROFO Acceptance Notice.

(iv)If the ROFO Seller accepts an offer from OGEH or CERC, OGEH or CERC must purchase the ROFO Units in the manner, and subject to the terms and conditions, described in Section 4.11(e). If the ROFO Seller does not accept such offer or fails to make such election within thirty (30) days after receiving the ROFO Offer Notice, or neither OGEH or CERC submits a ROFO Offer Notice within the applicable time period specified in Section 4.11(c)(i), then the ROFO Seller may, during the next one hundred twenty (120) days, transfer the ROFO Units to a third-party transferee (i) at a purchase price not less than 105% of the highest offered ROFO Price and upon terms no more favorable to the proposed transferee than those specified in the ROFO Notice and (ii) subject to the applicable terms and restrictions of this Agreement, including Section 4.8.

(d)Except as set forth below, the obligations in this Section 4.11 shall apply to any proposed transfer of Common Units or Subordinated Units by a Limited Partner prior to the IPO Closing Date. The obligations in this Section 4.11 shall not apply to any such proposed transfer by Bronco after the earlier of the IPO Closing Date and the date that is 18 months following the Closing Date. On and after the IPO Closing Date, the obligations in this Section 4.11 shall apply only to any proposed transfer of Common Units or Subordinated Units, or series of such transfers to the same Person, by a Sponsor Party involving more than 5% of the aggregate of the Common Units and Subordinated Units held by such Sponsor Party. After the IPO Closing Date, the only Limited Partners entitled to receive a ROFO Notice and deliver a ROFO Offer Notice shall be the Sponsor Parties.

(e)Sales of the ROFO Units to the applicable ROFO Accepting Limited Partner pursuant to this Section 4.11 shall be made at the offices of the Partnership within sixty (60) days of the delivery of ROFO Acceptance Notice, or on such other date as the participating parties may agree in writing. Such sales shall be effected by the ROFO Seller's delivery of the ROFO Units, free and clear of all Encumbrances (other than restrictions imposed by the governing documents of the Partnership and securities laws), to the applicable ROFO Accepting Limited Partner, against payment to the ROFO Seller of the ROFO Price by the applicable ROFO Accepting Limited Partner and on the terms and conditions specified in the applicable ROFO Offer Notice.

Section 4.12Right of First Refusal.

(a)Subject to Section 4.8 and Section 4.12(d), except for a Permitted Transfer or a transfer to which Section 4.11 applies, if a Limited Partner (a “ROFR Seller”) receives an unsolicited bona fide offer from a third party for a transfer of all or any portion of the ROFR Seller's Common Units or Subordinated Units, and the ROFR Seller wishes to accept such offer, the ROFR Seller shall first provide a written notice (the “ROFR Seller's Notice”) to each other Limited Partner (or, in the case of a transfer of Subordinated Units, only to the other Limited Partners holding Subordinated Units), with a copy to the Partnership, containing: (i) the number of Common Units or Subordinated Units proposed to be transferred (the “ROFR Units”) and the per Unit purchase price offered therefor, which may only be in cash (the “ROFR Sale Price”), and (ii) the material terms and conditions of such proposed transfer. Delivery of the ROFR Seller's Notice to the Limited Partners entitled to receive such notice (each, a “ROFR Non-Transferring Limited Partner”) shall constitute an offer (a “ROFR Offer”) by the ROFR Seller to sell the ROFR Units at the ROFR Sale Price to each other ROFR Non-Transferring Limited Partner, which shall remain outstanding for a period of thirty (30) days after the delivery of the ROFR Seller's Notice (subject to extension as provided below, the “ROFR Period”).

(b)If the ROFR Seller is a Person other than Bronco:

(i)During the ROFR Period, each ROFR Non-Transferring Limited Partner shall have the right to accept the ROFR Offer in full but not in part, by delivering a written notice to the ROFR Seller (a “ROFR Acceptance Notice”), with a copy to each other ROFR Non-Transferring Limited Partner and the Partnership of its acceptance of the ROFR Offer with respect to all of the ROFR Units at the ROFR Sale Price and on the same terms specified in the ROFR Seller's Notice.

(ii)If more than one ROFR Acceptance Notice is timely delivered to the ROFR Seller, each ROFR Non-Transferring Limited Partner that submitted a ROFR Acceptance Notice shall be entitled to purchase a portion of the ROFR Units determined on a pro rata basis in accordance with the number of Common Units or Subordinated Units, as applicable, owned by each such participating ROFR Non-Transferring Limited Partner in relation to the total number of Common Units or Subordinated Units, as applicable, owned by all such participating ROFR Non-Transferring Limited Partners, or in such other proportion as such ROFR Non-Transferring Limited Partners may agree.

(iii)A failure by a ROFR Non-Transferring Limited Partner to validly deliver a ROFR Acceptance Notice during the ROFR Period shall be deemed a rejection of the ROFR Offer and a waiver of such ROFR Non-Transferring Limited Partner's right to purchase any portion of the ROFR Units.

(iv)If no ROFR Non-Transferring Limited Partner timely delivers a ROFR Acceptance Notice, then the ROFR Seller shall be free, for a period of one hundred twenty (120) days from the date of the expiration of the ROFR Period, to sell such ROFR Units to a third party (the “Proposed Transferee”) (x) at a price per Unit equal to or greater than the ROFR Price and upon terms no more favorable to the Proposed Transferee than those specified in the ROFR Seller's Notice and (y) subject to the applicable terms and restrictions of this Agreement, including Section 4.8.

(c)If the ROFR Seller is Bronco:

(i)During the ROFR Period, OGEH and CERC shall each have the right to accept the ROFR Offer in full but not in part, in each case by delivering a ROFR Acceptance Notice, with a copy to each other ROFR Non-Transferring Limited Partner and the Partnership of its acceptance of the ROFR Offer with respect to all of the ROFR Units at the ROFR Sale Price and on the same terms specified in the ROFR Seller's Notice.

(ii)If both OGEH and CERC timely submit a ROFR Acceptance Notice, then OGEH shall be entitled to purchase all of the ROFR Units, unless OGEH and CERC agree otherwise.

(iii)A failure by OGEH or CERC to validly deliver a ROFR Acceptance Notice during the applicable ROFR Period shall be deemed a rejection of the ROFR Offer and a waiver of such party's right to purchase any portion of the ROFR Units.

(iv)If neither OGEH or CERC timely delivers a ROFR Acceptance Notice, then the ROFR Seller shall be free, for a period of one hundred twenty (120) days from the date of the expiration of the ROFR Period, to sell such ROFR Units to a Proposed Transferee (x) at a price per Unit equal to or greater than the ROFR Price and upon terms no more favorable to the Proposed Transferee than those specified in the ROFR Seller's Notice and (y) subject to the applicable terms and restrictions of this Agreement, including Section 4.8.

(d)Except as set forth below, the obligations in this Section 4.12 shall apply to any proposed transfer of Common Units or Subordinated Units by a Limited Partner prior to the IPO Closing Date. The obligations in this Section 4.12 shall not apply to any such proposed transfer by Bronco after the earlier of the IPO Closing Date and the date that is 18 months following the Closing Date. On and after the IPO Closing Date, the obligations in this Section 4.12 shall apply only to any proposed transfer of Common Units or Subordinated Units, or series of such transfers to the same Person, by a Sponsor Party involving more than 5% of the aggregate of the Common Units or Subordinated Units held by such Sponsor Party. After the IPO Closing Date, the only Limited Partners entitled to receive a ROFR Seller's Notice and deliver a ROFR Acceptance Notice shall be the Sponsor Parties.

(e)Sales of the ROFR Units to be sold to the participating ROFR Non-Transferring Limited Partners pursuant to this Section 4.12 shall be made at the offices of the Partnership within sixty (60) days of the delivery of ROFR Seller's Notice, or on such other date as the participating parties may agree in writing. Such sales shall be effected by the ROFR Seller's delivery of the ROFR Units, free and clear of all Encumbrances (other than restrictions imposed by the governing documents of the Partnership and securities laws), to the participating ROFR Non-Transferring Limited Partners, against payment to the ROFR Seller of the purchase consideration therefor by the participating ROFR Non-Transferring Limited Partners and on the terms and conditions specified in the ROFR Seller's Notice.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1Organizational Contributions. In connection with the conversion of the Partnership from a limited liability company to a limited partnership as described in Section 2.1, (a) the General Partner was admitted as the General Partner of the Partnership, (b) the Organizational Limited Partner was admitted as a Limited Partner of the Partnership and (c) the Organizational Limited Partner received [•] Number of Common Units in Section 5.1 to be filled in at Closing based on SESH contribution. Common Units, representing a 100% Limited Partner Interest in the Partnership, in exchange for the previously outstanding limited liability company membership interests that were held by the Organizational Limited Partner at the time of such conversion.

Section 5.2Initial Contributions; Percentage Interests.

(a)On the Closing Date and pursuant to the Master Formation Agreement: With respect to OGE and Bronco, percentages in Section 5.2 to be filled in at Closing based on SESH contribution. With respect to CERC, number of Common Units and percentages in Section 5.2 to be filled in at Closing based on SESH contribution.

(i)OGEH contributed 100% of its EH Economic Units to the Partnership, free and clear of all Encumbrances, in exchange for a Limited Partner Interest (the “OGEH LP Contribution”);

(ii)Bronco contributed 100% of its EH Economic Units to the Partnership, free and clear of all Encumbrances, in exchange for a Limited Partner Interest (the “Bronco LP Contribution”);

(iii)in exchange for, and simultaneously with, the OGEH LP Contribution, the Partnership issued to OGE 141,956,176 Common Units, representing a [•]% Percentage Interest in the Partnership;

(iv)in exchange for, and simultaneously with, the Bronco LP Contribution, the Partnership issued to Bronco 65,908,224 Common Units, representing a [•]% Percentage Interest in the Partnership;

(b)Upon completion of and as a result of the transactions described in Section 5.1 and Section 5.2(a), CERC holds [•] Common Units, representing a [•]% Percentage Interest in the Partnership.

Section 5.3Contributions by Limited Partners. On or after the IPO Closing Date, no Limited Partner will be required to make any Capital Contribution to the Partnership pursuant to this Agreement.

Section 5.4Interest and Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5Capital Accounts.

(a)The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee, agent or representative in any case in which the nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). The initial Capital Account balance attributable to the Common Units issued to the Organizational Limited Partner, OGEH, and Bronco pursuant to Sections 5.1 and 5.2(a) shall equal the product of the number of Common Units issued to the Organizational Limited Partner, OGEH, and Bronco, respectively, and the Initial Unit Price for each such Common Unit (and the initial Capital Account balance attributable to each such Common Unit shall equal its Initial Unit Price). The initial Capital Account attributable to the Incentive Distribution Rights shall be zero.. Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b)For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i)Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by (x) any other Group Member that is classified as a partnership for federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii)All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii)Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv)Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

(v)In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(vi)The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(c)
(i)A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(ii)Subject to Section 6.8(c), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.8 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units. Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained Subordinated Units or retained converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee's Capital Account established with respect to the transferred Subordinated Units or transferred converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

(iii)Subject to Section 6.8(b), immediately prior to the transfer of an IDR Reset Common Unit by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph (iii) apply), the Capital Account maintained for such Person with respect to its IDR Reset Common Units will (A) first, be allocated to the IDR Reset Common Units to be transferred in an amount equal to the product of (x) the number of such IDR Reset Common Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any IDR Reset Common Units. Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained IDR Reset Common Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee's Capital Account established with respect to the transferred IDR Reset Common Units will have a balance equal to the amount allocated under clause (A) above.

(d)
(i)Consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, or the conversion of the General Partner's Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of each Partner and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners at such time pursuant to Section 6.1(c) and Section 6.1(d) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, derived from the current trading price of the Common Units, and taking fully into account the fair market value of the Partnership Interests of all Partners at such time, and then allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate).

(ii)In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated among the Partners, at such time, pursuant to Section 6.1(c) and Section 6.1(d) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

Section 5.6Issuances of Additional Partnership Interests; Additional Capital Contributions Prior to the IPO Closing Date; Call and Put Rights.

(a)The Partnership may issue additional Partnership Interests (other than General Partner Interests) and Derivative Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners (subject to Section 3.4(a)). Notwithstanding anything to the contrary in this Agreement, prior to the Bronco Fall-Away Date, the Partnership shall not issue any Units with designations, preferences, rights, powers or duties that are senior to Common Units held by Bronco without the prior written consent of Bronco.

(b)Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which, except as otherwise provided in Section 5.6(a), may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest; (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c)The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Partnership Interests pursuant to this Section 5.6, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.12, (iv) reflecting admission of such additional Limited Partners in the Register as the Record Holders of such Limited Partner Interests and (v) all additional issuances of Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

(d)No fractional Units shall be issued by the Partnership.

(e)Additional Capital Contributions Prior to the IPO Closing Date.
(i)Prior to the IPO Closing Date, each Limited Partner shall have the right, but not the obligation, to fund its Pro Rata portion of any additional Capital Contributions approved by the Board of Directors.

(ii)If a Limited Partner elects not to fund any amount of its Pro Rata portion of an additional Capital Contribution, then the other Limited Partners shall have the right, but not the obligation, to fund their Pro Rata portion of the remaining balance of such unfunded Capital Contribution. In such event, the General Partner shall give the other Limited Partners written notice thereof.

(iii)Each time a request for additional Capital Contributions is to be made, the Partnership shall give each Limited Partner a written notice specifying (A) the aggregate amount of the Capital Contribution requested and such Limited Partner's share thereof, and (B) wire instructions for the account into which such Capital Contribution shall be made. Except as otherwise approved by the Board of Directors, the Limited Partners shall make any Capital Contributions requested hereunder (X) within fifteen (15) days of the date that the notice in the preceding sentence is given by the Partnership, or (Y) within ten (10) days of the date such Limited Partner is given notice by the Partnership that it is entitled to fund a balance of a Capital Contribution pursuant to Section 5.6(e)(ii), in each case subject to any extension necessary to pursue any required regulatory approvals or clearances.

(iv)In exchange for payment of any additional Capital Contributions as provided in this Section 5.6(e), the Partnership shall issue to each Limited Partner that elects to fund such additional Capital Contribution a number of additional Common Units equal to (i) the dollar amount of such Capital Contribution funded by the Limited Partner divided by (ii) 80% of then-applicable Unit Price.

1.As used herein, “Unit Price” means the Partnership Equity Value at such time, divided by the sum of the number of Common Units Outstanding on such date. The Unit Price shall be determined by the General Partner.

2.As used herein, “Partnership Equity Value” shall be derived from a 5.8% yield (coinciding with a 5.97% Alerian MLP Index Yield (AMZ Yield) as of March 2013) as adjusted on the date of determination to reflect changes in the Alerian MLP Index Yield and the aggregate amount of Adjusted Available Cash for the four most recently completed Quarters. For purposes of this Section 5.6(e)(iv), the aggregate amount of Adjusted Available Cash for the four most recent Quarters occurring immediately prior to the first quarter after the Closing Date shall be the relevant historical or projected amounts for such periods provided in Exhibit D. An example of the calculation of the Unit Price is included as Exhibit D.

(f)Issuance of Units with Respect to Call and Put Rights. If a Call Right or a Put Right is exercised, in exchange for the Partnership purchasing an additional interest in SESH as provided in Annex B to the Master Formation Agreement, the Partnership shall issue to SEPH a number of additional Common Units as determined pursuant to Annex B to the Master Formation Agreement.

Section 5.7Conversion of Common Units Into Subordinated Units. In connection with the Initial Public Offering, the General Partner may, in its sole and absolute discretion and upon written notice to the Limited Partners, convert such portion of the Common Units held by each of CERC and OGEH (or their respective successors) as is necessary to cause up to 50% of the Outstanding Units on the IPO Closing Date to be Subordinated Units into Subordinated Units on a one-for-one basis without the necessity of any vote or approval of any other Partner; provided, however, that each of CERC and OGEH (or their respective successors) must have the same percentage of such Person's Common Units converted into Subordinated Units. From and after the date of any such conversion, the provisions of this Agreement relating to Subordinated Units, including the provisions of Section 5.8, shall apply.
Section 5.8Conversion of Subordinated Units.

(a)All of the Subordinated Units shall convert into Common Units on a one-for-one basis on the expiration of the Subordination Period.

(b)In the event that Subordinated Units shall convert into Common Units pursuant to ýSection 5.8(a) at a time when there shall be more than one holder of Subordinated Units, then, unless all of the holders of the Subordinated Units shall agree to a different allocation, the Subordinated Units that are to be converted into Common Units shall be allocated among the holders of the Subordinated Units pro rata based on the number of Subordinated Units held by each such holder.

(c)Upon the conversion of Subordinated Units in accordance with this ýSection 5.8, each converting holder shall be deemed to be the Record Holder of the number of Common Units issuable upon conversion, notwithstanding that the Certificates representing such Common Units shall not then actually be delivered to such Person. Upon notice from the Partnership, each holder of Subordinated Units so converted shall promptly surrender to the Partnership Certificates representing the Subordinated Units so converted, in proper transfer form. If the date for the conversion of Subordinated Units into Common Units shall not be a Business Day, then such conversion shall occur on the next Business Day. Each Subordinated Unit shall be canceled by the General Partner upon its conversion.

(d)The issuance or delivery of certificates for Common Units upon the conversion of Subordinated Units shall be made without charge to the converting holder of Subordinated Units for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the Subordinated Units converted; provided, however, that the Partnership shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the Subordinated Units converted, and the Partnership shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Partnership the amount of such tax or shall have established to the reasonable satisfaction of the Partnership that such tax has been paid.

(e)A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.8.

Section 5.9Limited Preemptive Right. Except as provided in this Section 5.9 and in Section 5.2 and Section 5.12 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. After the IPO Closing Date, for so long as a Person remains an Affiliate of the General Partner, each Affiliate of the General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, up to the extent necessary to maintain the Percentage Interests of such Person equal to that which existed immediately prior to the issuance of such Partnership Interests.

Section 5.10Splits and Combinations.

(a)Subject to Section 5.10(d), Section 6.7 and Section 6.10 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage, Cumulative Common Unit Arrearage or Minimum Bronco Pre-IPO MQD Amount) or stated as a number of Units are proportionately adjusted.

(b)Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice (or such shorter periods as required by applicable law). The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of

the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of Partnership Interests represented by Certificates, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d)The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.6(d) and this Section 5.10(d), each fractional Unit shall be rounded to the nearest whole Unit (with fractional Units equal to or greater than a 0.5 Unit being rounded to the next higher Unit).

Section 5.11Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Act.

Section 5.12Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

(a)Subject to the provisions of this Section 5.12, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when there are no Subordinated Units outstanding and the Partnership has made a distribution pursuant to Section 6.5(b)(v) for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such Quarter, to make an election (the “IDR Reset Election”) to cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.12(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Common Units (the “IDR Reset Common Units”) derived by dividing (i) the average amount of cash distributions made by the Partnership for the two full Quarters immediately preceding the giving of the Reset Notice (as defined in Section 5.12(b)) in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit for the two full Quarters immediately preceding the giving of the Reset Notice (the number of Common Units determined by such quotient is referred to herein as the “Aggregate Quantity of IDR Reset Common Units”). If at the time of any IDR Reset Election the General Partner and its Affiliates are not the holders of a majority interest of the Incentive Distribution Rights, then the IDR Reset Election shall be subject to the prior written concurrence of the General Partner that the conditions described in the immediately preceding sentence have been satisfied. The making of the IDR Reset Election in the manner specified in this Section 5.12 shall cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.12(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive IDR Reset Common Units on the basis specified above, without any further approval required by the Unitholders other than as set forth in this Section 5.12(a), at the time specified in Section 5.12(c) unless the IDR Reset Election is rescinded pursuant to Section 5.12(d).

(b)To exercise the right specified in Section 5.12(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership's determination of the Aggregate Quantity of IDR Reset Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

(c)The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of IDR Reset Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such IDR Reset Common Units by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

(d)If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the IDR Reset Common Units to be issued pursuant to this Section 5.12 on or before the 30th calendar day following the Partnership's receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve, with the approval of the Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership's receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion of such Partnership Interests into Common Units within not more than 12 months following the Partnership's receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

(e)The Minimum Quarterly Distribution and the Target Distributions, shall be adjusted at the time of the issuance of IDR Reset Common Units or other Partnership Interests pursuant to this Section 5.12 such that (i) the Minimum Quarterly Distribution shall be reset to equal the average cash distribution amount per Common Unit for the two Quarters immediately prior to the Partnership's receipt of the Reset Notice (the “Reset MQD”), (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

(f)Upon the issuance of IDR Reset Common Units pursuant to Section 5.12(a), the Capital Account maintained with respect to the Incentive Distribution Rights will (i) first, be allocated to IDR Reset Common Units in an amount equal to the product of (A) the Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an IPO Common Unit, and (ii) second, as to any remaining balance in such Capital Account, will be retained by the holder of the Incentive Distribution Rights. If there is not sufficient capital associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an IPO Common Unit to the IDR Reset Common Units in accordance with clause (i) of this Section 5.12(f), the IDR Reset Common Units shall be subject to Sections 6.1(d)(x)(B) and (C).

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein below.

(a)Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated as follows:

(i)First, to the General Partner until the aggregate of the Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) and the Net Termination Gain allocated to the General Partner pursuant to Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(D) or Section 6.1(c)(iii)(B) for the current and all previous taxable periods; and

(ii)The balance, if any, to all Unitholders, Pro Rata.

(b)Net Loss. After giving effect to the special allocations set forth in Section 6.1(d), Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated as follows:

(i)First, to the Unitholders, Pro Rata; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and

(ii)The balance, if any, 100% to the General Partner.

(c)Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), Net Termination Gain or Net Termination Loss (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss) for such taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4, Section 6.5 and Section 6.6 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i)Except as provided in Section 6.1(c)(iv) or Section 6.1(c)(v), Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated:

(A)First, to the General Partner until the aggregate of the Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A)

and the Net Income allocated to the General Partner pursuant to Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(D) or Section 6.1(c)(iii)(B) for all previous taxable periods;

(B)Second, to all Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.5(a)(i) or Section 6.5(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter referred to as the “Unpaid MQD”) and (3) any then existing Cumulative Common Unit Arrearage;

(C)Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit into a Common Unit, to all Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable period (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.5(a)(iii) with respect to such Subordinated Unit for such Quarter;

(D)Fourth, to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.5(a)(iv) and Section 6.5(b)(ii) (the sum of (1), (2), (3) and (4) is hereinafter referred to as the “First Liquidation Target Amount”);

(E)Fifth, (x) 15% to the holders of the Incentive Distribution Rights, Pro Rata, and (y) 85% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.5(a)(v) and Section 6.5(b)(iii) (the sum of (1) and (2) is hereinafter referred to as the “Second Liquidation Target Amount”);

(F)Sixth, (x) 25% to the holders of the Incentive Distribution Rights, Pro Rata, and (y) 75% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.5(a)(vi) and Section 6.5(b)(iv); and

(G)Finally, (x) 50% to the holders of the Incentive Distribution Rights, Pro Rata, and (y) 50% to all Unitholders, Pro Rata.

(ii)Except as otherwise provided by Section 6.1(c)(iii) or Section 6.1(c)(v), Net Termination Loss (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Loss) shall be allocated:

(A)First, if Subordinated Units remain Outstanding, to all Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

(B)Second, to all Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero;

(C)Third, to the Unitholders, Pro Rata; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(ii)(C) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit in its Adjusted Capital Account); and

(D)Fourth, the balance, if any, 100% to the General Partner.

(iii)Except as otherwise provided by Section 6.1(c)(v), any Net Termination Loss deemed recognized pursuant to Section 5.5(d) prior to the Liquidation Date shall be allocated:

(A)First, to the Unitholders, Pro Rata; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(A) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account); and

(B)The balance, if any, to the General Partner.

(iv)If a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), subsequent Net Termination Gain deemed recognized pursuant to Section 5.5(d) prior to the Liquidation Date shall be allocated:

(A)First, to the General Partner until the aggregate Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(iv)(A) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(B);

(B)Second, to the Unitholders, Pro Rata, until the aggregate Net Termination Gain allocated pursuant to this Section 6.1(c)(iv)(B) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(A); and

(C)The balance, if any, pursuant to the provisions of Section 6.1(c)(i).

(v)Allocations of Net Termination Gain and Net Termination Loss Prior to IPO Closing Date.

(A)Net Termination Gain recognized (or deemed recognized pursuant to Section 5.5(d)) on or prior to the IPO Closing Date shall be treated as Net Income and allocated pursuant to Section 6.1(a).

(B)Net Termination Loss recognized (or deemed recognized pursuant to Section 5.5(d)) on or prior to the IPO Closing Date shall be treated as Net Loss and allocated pursuant to Section 6.1(b).

(d)Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i)Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)Priority Allocations.

(A)If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution.

(B)After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable period.

(iv)Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v)Gross Income Allocation. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

(vi)Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership's Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii)Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii)Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners Pro Rata.

(ix)Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x)Economic Uniformity; Changes in Law.

(A)At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period (“Final Subordinated Units”) in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount that after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period will equal the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

(B)With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.12, after the application of Section 6.1(d)(x)(A), any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to Section 5.12 equaling the product of (A) the Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an IPO Common Unit.

(C)With respect to any taxable period during which an IDR Reset Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Common Unit until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Unit to an amount equal to the Per Unit Capital Amount for an IPO Common Unit.

(D)For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(D) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(xi)Curative Allocation.

(A)Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

(B)The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xii)Corrective and Other Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

(A)Except as provided in Section 6.1(d)(xii)(B), in the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the General Partner shall allocate such Additional Book Basis Derivative Items to (1) the holders of Incentive Distribution Rights and the General Partner to the same extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 5.5(d) and (2) all Unitholders, Pro Rata, to the extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to any Unitholders pursuant to Section 5.5(d).

(B)In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof or an allocation of Net Termination Gain or Net Termination Loss pursuant to Section 6.1(c) hereof) as a result of a sale or other taxable disposition of any Partnership asset that is an Adjusted Property (“Disposed of Adjusted Property”), the General Partner shall allocate (1) additional items of gross income and gain (aa) away from the holders of Incentive Distribution Rights and (bb) to the Unitholders, or (2) additional items of deduction and loss (aa) away from the Unitholders and (bb) to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. Any allocation made pursuant to this Section 6.1(d)(xii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(C)In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balances of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

(D)For purposes of this Section 6.1(d)(xii), the Unitholders shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under this Agreement. In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for federal income tax purposes (the “lower tier partnership”), the General Partner may make allocations similar to those described in Sections 6.1(d)(xii)(A)-(C) to the extent the General Partner determines such allocations are necessary to account for the Partnership's allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xii).

(E)Notwithstanding any other provision of this Section 6.1(d)(xii), (x) no allocations shall be made pursuant to this Section 6.1(d)(xii) with respect to any taxable period (or portion thereof) ending on or prior to the IPO Closing Date and (y) for taxable periods (or portions thereof) ending after the IPO Closing Date, the determinations of Additional Book Basis (and items derived therefrom) and Net Positive Adjustments (and items derived therefrom) shall be made without regard to any Book-Up Event or Book-Down Event that occurred on or prior to the IPO Closing Date.

(xiii)Special Curative Allocation in Event of Liquidation Prior to End of Subordination Period. Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if the Liquidation Date occurs after the IPO Closing Date and prior to the conversion of the last Outstanding Subordinated Unit, then items of income, gain, loss and deduction for the taxable period that includes the Liquidation Date (and, if necessary, items arising in previous taxable periods to the extent the General Partner determines such items may be so allocated), shall be specially allocated among the Partners in the manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

Section 6.2Allocations for Tax Purposes.

(a)Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b)In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner's discretion under Section 6.1(d)(x)(D)); provided, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

(c)The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(d)In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(e)All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(f)Each item of Partnership income, gain, loss and deduction shall, for federal income tax purposes, be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income, gain, loss or deduction as determined by the General Partner, shall be allocated to the Partners as of the opening of the first Business Day of the month in which such item is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(g)Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee, agent or representative in any case in which the nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

Section 6.3Requirement and Characterization of Distributions; Distributions to Record Holders.

(a)Within 45 days following the end of each Quarter commencing with the Quarter ended on [•], To be the end of the calendar quarter in which Closing occurs. 2013, an amount equal to 100% of Distributable Cash (before the IPO Closing Date) or 100% of Available Cash (on and after the IPO Closing Date) with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. After the IPO Closing Date, all amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.5 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.6, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement shall be made subject to Sections 17-607 and 17-804 of the Delaware Act.

(b)With respect to the distribution for the Quarter in which the Initial Public Offering occurs:

(i)the amount of Distributable Cash distributed to the Partners shall equal 100% of the Distributable Cash with respect to such Quarter multiplied by a fraction of which the numerator is the number of days in the period commencing on the first day of such Quarter and ending on the day prior to the IPO Closing Date and of which the denominator is the number of days in such Quarter, which amount of Distributable Cash shall be distributed to the Partners immediately prior to the closing of the Initial Public Offering in accordance with Section 6.3(a); and

(ii)the amount of Available Cash distributed to the Partners shall equal 100% of the Available Cash with respect to such Quarter multiplied by a fraction of which the numerator is the number of days in the period commencing on the IPO Closing Date and ending on the last day of such Quarter and of which the denominator is the number of days in such Quarter, which amount of Available Cash shall be distributed to the Partners in accordance with Section 6.3(a).

(c)Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(d)The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Distributable Cash (if before the IPO Closing Date) or Available Cash (if on or after the IPO Closing Date) to such Partners, as determined appropriate under the circumstances by the General Partner.

(e)Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4Distributions of Distributable Cash Prior to the Initial Public Offering.

(a)Prior to the date that is 18 months after the Closing, Distributable Cash with respect to any Quarter (or portion thereof) prior to the IPO Closing Date shall be distributed to the Unitholders, Pro Rata.

(b)On and after the date that is 18 months after the Closing, Distributable Cash with respect to any Quarter (or portion thereof) prior to the IPO Closing Date shall be distributed as follows:

(i)First, to the holders of the Bronco Units until such holders receive the greater of (A) their Pro Rata share of such Distributable Cash and (B) the Minimum Bronco Pre-IPO MQD Amount per Bronco Unit (or with respect to periods of less than a full Quarter, the product of such amount multiplied by a fraction of which the numerator is the number of days in such period and the denominator is the total number of days in such Quarter) (the “Bronco Pre-IPO MQD”);

(ii)Second, to the holders of the Bronco Units until all Bronco Arrearage Amounts then outstanding have been paid in full;

(iii)Third, to the holders of the CERC Units until such holders receive their Pro Rata share of such Distributable Cash (the “CERC Distributable Amount”); and

(iv)Fourth, to the holders of the OGEH Units until such holders receive their Pro Rata share of such Distributable Cash (the “OGEH Distributable Amount”).

In the event that Distributable Cash is not sufficient to pay the Bronco Pre-IPO MQD with respect to a Quarter, the amount of the Bronco Pre-IPO MQD that is not paid with respect to such Quarter (the “Bronco Arrearage Amount”) shall carry forward and be paid to the holders of the Bronco Units as a special distribution (A) from time to time in accordance with Section 6.4(b) in the priority set forth therein and (B) to the extent then outstanding, on the earlier of (1) the IPO Closing Date and (2) the dissolution and liquidation of the Partnership; provided that in any event the Bronco Arrearage Amount shall be distributed in full prior to any distributions made with respect to the CERC Arrearage Amount or the OGEH Arrearage Amount.
In the event that Distributable Cash is not sufficient to pay the CERC Distributable Amount with respect to a Quarter, the amount of the CERC Distributable Amount that is not paid with respect to such Quarter (the “CERC Arrearage Amount”) shall carry forward and be paid to the holders of the CERC Units as a special distribution, to the extent then outstanding, on the earlier of (1) the IPO Closing Date and (2) the dissolution and liquidation of the Partnership; provided that in any event the CERC Arrearage Amount shall be distributed in full prior to any distributions made with respect to the OGEH Arrearage Amount.
In the event that Distributable Cash is not sufficient to pay the OGEH Distributable Amount with respect to a Quarter, the amount of the OGEH Distributable Amount that is not paid with respect to such Quarter (the “OGEH Arrearage Amount”) shall carry forward and be paid to the holders of the OGEH Units as a special distribution, to the extent then outstanding, on the earlier of (1) the IPO Closing Date and (2) the dissolution and liquidation of the Partnership.
Section 6.5Distributions of Available Cash from Operating Surplus After the IPO Closing Date.

(a)During the Subordination Period. Available Cash with respect to any Quarter (or portion thereof) after the IPO Closing Date and within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.6 shall be distributed as follows, except as otherwise required in respect of additional Partnership Interests issued pursuant to Section 5.6(b):

(i)First, to the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii)Second, to the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii)Third, to the Unitholders holding Subordinated Units, Pro Rata, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv)Fourth, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v)Fifth, (A) 15% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi)Sixth, (A) 25% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then

Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii)Thereafter, (A) 50% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 50% to all Unitholders, Pro Rata;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.7(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.5(a)(vii).
(b)After the Subordination Period. Available Cash with respect to any Quarter after the Subordination Period (which Quarter may include the date on which the Subordination Period ends) that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.6 shall be distributed as follows, except as otherwise required in respect of additional Partnership Interests issued pursuant to Section 5.6(b):

(i)First, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii)Second, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii)Third, (A) 15% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv)Fourth, (A) 25% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and
(v)Thereafter, (A) 50% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 50% to all Unitholders, Pro Rata;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.7(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.5(b)(v).
Section 6.6Distributions of Available Cash from Capital Surplus After the IPO Closing Date. Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise, to the Unitholders, Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.7(a). Available Cash that is deemed to be Capital Surplus shall then be distributed to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.5.

Section 6.7Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

(a)The Minimum Quarterly Distribution, Target Distributions, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests in accordance with Section 5.10. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution and Target Distributions shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Initial Unit Price of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Initial Unit Price of the Common Units immediately prior to giving effect to such distribution.

(b)The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall also be subject to adjustment pursuant to Section 5.12 and Section 6.10.

Section 6.8Special Provisions Relating to the Holders of Subordinated Units.

(a)Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.8, the Unitholders holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such converted Subordinated Units, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Section 5.5(c)(ii), Section 6.1(d)(x)(A), Section 6.8(b) and Section 6.8(c).

(b)A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.8 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder's Capital Account with respect to the retained Subordinated Units or Retained Converted Subordinated Units would be negative after giving effect to the allocation under Section 5.5(c)(ii).

(c)The holder of a Common Unit that has resulted from the conversion of a Subordinated Unit pursuant to Section 5.8 shall not be issued a Common Unit Certificate pursuant to Section 4.1 (if the Common Units are represented by Certificates) and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an IPO Common Unit. In connection with the condition imposed by this Section 6.8(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Section 5.5(c)(ii) and Section 6.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

Section 6.9Special Provisions Relating to the Holders of Incentive Distribution Rights.

(a)Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (1) shall (x) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (y) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (2) shall not (x) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, (y) be entitled to any distributions other than as provided in Sections 6.5(a)(v), (vi) and (vii), Sections 6.5(b)(iii), (iv) and (v), and Section 12.4 or (z) be allocated items of income, gain, loss or deduction other than as specified in this Article VI; provided, however, that, for the avoidance of doubt, the foregoing shall not preclude the Partnership from making any other payments or distributions in connection with other actions permitted by this Agreement.

(b)A Unitholder shall not be permitted to transfer an IDR Reset Common Unit (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder's Capital Account with respect to the retained IDR Reset Common Units would be negative after giving effect to the allocation under Section 5.5(c)(iii).

(c)A holder of an IDR Reset Common Unit that was issued in connection with an IDR Reset Election pursuant to Section 5.12 shall not be issued a Common Unit Certificate pursuant to Section 4.1 (if the Common Units are evidenced by Certificates) or evidence of the issuance of uncertificated Common Units, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of such holder, until such time as the General Partner determines, based on advice of counsel, that each such IDR Reset Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an IPO Common Unit. In connection with the condition imposed by this Section 6.9(c), the General Partner may take whatever steps are required to provide economic uniformity to such IDR Reset Common Units in preparation for a transfer of such IDR Reset Common Units, including the application of Section 5.5(c)(iii), Section 6.1(d)(x)(B), or Section 6.1(d)(x)(C); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

Section 6.10Entity-Level Taxation. If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the General Partner shall reduce the Minimum Quarterly Distribution, the Target Distributions, the Minimum Bronco Pre-IPO MQD Amount and Distributable Cash by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”) in the manner provided in this Section 6.10. If in accordance with the foregoing the General Partner reduces the Minimum Quarterly Distribution, the Target Distributions, the Minimum Bronco Pre-IPO MQD Amount and Distributable Cash for any Quarter with respect to any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group's aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Minimum Bronco Pre-IPO MQD Amount, Distributable Cash, Minimum Quarterly

Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.10 times (b) the quotient obtained by dividing (i) in the case of Distributable Cash and the Minimum Bronco Pre-IPO MQD Amount, (A) Distributable Cash with respect to such Quarter by (B) the sum of Distributable Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner and (ii) in all other cases, (A) Available Cash with respect to such Quarter by (B) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Distributable Cash and Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1Management.

(a)The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the General Partner to delegate its rights and power to other Persons, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner in its capacity as such shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3 and any consent rights of Bronco hereunder, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i)the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for Partnership Interests, and the incurring of any other obligations;
(ii)the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii)the acquisition, disposition, Encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

(iv)the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v)the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi)the distribution of cash held by the Partnership;

(vii)the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, internal and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii)the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix)the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x)the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi)the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii)the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);
(xiii)the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Partnership Interests;

(xiv)the undertaking of any action in connection with the Partnership's participation in the management of any Group Member; and

(xv)the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b)Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Interests hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member and the Master Formation Agreement, together with the Transaction Documents (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements thereof entered into after the date such Person becomes bound by the provisions of this Agreement); (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Transaction Documents on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty or any other obligation of any type whatsoever that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.3(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3Restrictions on the General Partner's Authority to Sell Assets of the Partnership Group. Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.4Reimbursement of the General Partner.

(a)Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b)The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all payments it makes on behalf of the Partnership Group for salary, bonus, incentive compensation and other amounts paid to any Person who is an employee of the General Partner that manages the business and affairs of the Partnership Group, and (ii) all other overhead and general and administrative expenses allocable to the Partnership Group that are incurred by the General Partner in connection with the General Partner's management of the Partnership Group's business and affairs (including expenses allocated to the General Partner by its Affiliates), subject to a maximum of $500,000 per calendar year (which shall be pro rated for partial years) prior to the Bronco Fall-Away Date, other than those performed under the Transition Services Agreements. The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. This provision does not affect the ability of the General Partner and its Affiliates to enter into an agreement to provide services to any Group Member for a fee or otherwise than for cost.

(c)The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof, other than as set forth in Section 3.4(a)), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Interests or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Partnership Interests), or cause the Partnership to issue Partnership Interests or Derivative Partnership Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates in each case for the benefit of employees and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests or Derivative Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees, consultants and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests or Derivative Partnership Interests purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner's General Partner Interest pursuant to Section 4.6.

(d)The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.
Section 7.5Outside Activities.

(a)The General Partner, for so long as it is the General Partner of the Partnership, (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by this Agreement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member or (C) subject to the limitations contained in the Omnibus Agreement, the performance of its obligations under the Omnibus Agreement.

(b) Except as provided in the Omnibus Agreement, Section 3.4(a) or any Group Member Agreement, each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any

Group Member or any Partner; provided such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

(c)Subject to the terms of Sections 7.5(a) and (b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any duty otherwise existing at law, in equity or otherwise, of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). Except as provided in the Omnibus Agreement or any Group Member Agreement, no Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person bound by this Agreement for breach of any duty otherwise existing at law, in equity or otherwise, by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership, provided such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.

(d)The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units and/or other Partnership Interests acquired by them. The term “Affiliates” when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.

(e)Notwithstanding anything to the contrary in this Agreement, to the extent that the provisions of this Agreement purport or are interpreted to have the effect of restricting or eliminating any duties (including fiduciary duties) otherwise existing at law, in equity or otherwise, owed by the General Partner or other Person to the Partnership, its Limited Partners or any other Person bound by this Agreement or to constitute a waiver or consent by the Limited Partners or any other Person bound by this Agreement to any such restriction, such provisions shall be deemed to have been approved by the Partners and every other Person bound by this Agreement.

Section 7.6Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a)Subject to Section 3.4(a), the General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the lending party's financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b)The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

(c)No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty or any other obligation of any type whatsoever, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners existing hereunder, or existing at law, in equity or otherwise by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

Section 7.7Indemnification.

(a)To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or omitting or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to any Indemnitee (other than a Group Member) with respect to any such Affiliate's obligation pursuant to the Master Formation Agreement or the Omnibus Agreement. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b)To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

(c)The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under this Agreement, any other agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Master Formation Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f)In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(h)The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j)TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO SECTION 7.7(a), THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 7.7 ARE INTENDED BY THE PARTNERS TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON'S NEGLIGENCE, FAULT OR OTHER CONDUCT.

Section 7.8Liability of Indemnitees.

(a)Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, or any other Persons who have acquired interests in the Partnership Interests, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was criminal.

(b)The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c)To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

(d)Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a)Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) determined by the Board of Directors of the General Partner to be on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) determined by the Board of Directors of the General Partner to be fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever the General Partner makes a determination to refer any potential conflict of interest for Special Approval, seek Unitholder Approval or adopt a resolution or course of action that has not received Special Approval or Unitholder Approval, then the General Partner shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Partnership or any

Limited Partner, and the General Partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in making such determination or taking or declining to take such other action shall be permitted to do so in its sole and absolute discretion. If Special Approval is sought, then it shall be presumed that, in making its decision, the disinterested directors or the Conflicts Committee, as the case may be, acted in good faith, and if the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors of the General Partner acted in good faith. In any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging any action by the disinterested directors or the Conflicts Committee, as the case may be, with respect to any matter referred to the disinterested directors or the Conflicts Committee, as the case may be, for Special Approval by the General Partner, any action by the Board of Directors of the General Partner in determining whether the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above or whether a director satisfies the eligibility requirements to be a disinterested director or a member of the Conflicts Committee, as the case may be, the Person bringing or prosecuting such proceeding shall have the burden of overcoming the presumption that the disinterested directors, Conflicts Committee or the Board of Directors of the General Partner, as applicable, acted in good faith; in all cases subject to the provisions for conclusive determination in Section 7.9(b).

(b)Whenever the General Partner or the Board of Directors, or any committee thereof (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors or such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement, if the Person or Persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is in the best interests of the Partnership Group; provided, that if the Board of Directors of the General Partner is making a determination or taking or declining to take an action pursuant to clause (iii) or clause (iv) of the first sentence of Section 7.9(a), then in lieu thereof, such determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement if the members of the Board of Directors of the General Partner making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction meets the standard set forth in clause (iii) or clause (iv) of the first sentence of Section 7.9(a), as applicable; provided, further, that if the Board of Directors of the General Partner is making a determination that a director satisfies the eligibility requirements to be a disinterested director or a member of a Conflicts Committee, as the case may be, then in lieu thereof, such determination will conclusively be deemed to be in “good faith” for all purposes of this Agreement if the members of the Board of Directors of the General Partner making such determination subjectively believe that the director satisfies the eligibility requirements to be a disinterested director or a member of the Conflicts Committee, as the case may be.

(c)Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the Person or Persons making such determination or taking or declining to take such other action shall be permitted to do so in their sole and absolute discretion. By way of illustration and not of limitation, whenever the phrase, “the General Partner at its option,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

(d)The General Partner's organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner's general partner, if the General Partner is a partnership.

(e)Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

(f)Except as expressly set forth in this Agreement or required by the Delaware Act, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

(g)The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a general partner or managing member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10Other Matters Concerning the General Partner.

(a)The General Partner and any other Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of

Counsel) of such Persons as to matters that the General Partner or such Indemnitee, respectively, reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c)The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member.

Section 7.11Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or Derivative Partnership Interests; provided that, except as permitted pursuant to Section 4.10, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.

Section 7.12Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person (other than the General Partner and its Affiliates) dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person (other than the General Partner and its Affiliates) dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

Section 7.13Pension Plan Liabilities. Prior to the IPO Closing Date, the General Partner and the Sponsor Parties shall not permit any Group Member to accept or assume the transfer of assets or liabilities from any pension plan, as defined in Section 3(2) of ERISA, whether or not subject to ERISA, that is sponsored or maintained by either Sponsor Party or its Affiliates. On or after the IPO Closing Date, any acceptance or assumption of assets or liabilities from any such pension plan that is sponsored or maintained by either Sponsor Party or its Affiliates shall be approved by Special Approval. To the fullest extent permitted by law, each Sponsor Party shall indemnify and hold harmless the Partnership and any other Group Member from and against any and all losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorneys' and experts' fees) of any and every kind or character, known or unknown, fixed or contingent, arising from or related to any acceptance or assumption by any Group Member of assets or liabilities from any pension plan, as defined in Section 3

(2) of ERISA, whether or not subject to ERISA, maintained by such Sponsor Party or its Affiliates; provided, however, that notwithstanding anything herein to the contrary, in no event shall a Sponsor Party's indemnification obligations cover or include consequential, indirect, incidental, punitive, exemplary, special or similar damages or lost profits suffered by the Partnership or any other Group Member.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including the Register and all other books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.3(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the Register, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

Section 8.2Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.
Section 8.3Reports.

(a)Whether or not the Partnership is subject to the requirement to file reports with the Commission, (i) as soon as practicable, but in no event later than 60 days after the close of each fiscal year of the Partnership prior to the IPO Closing Date, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership's or the Commission's website) to Bronco as of a date selected by the General Partner, a report (which shall be deemed to be Confidential Information, as defined in the Omnibus Agreement) containing unaudited financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, and (ii) as soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership (or such shorter period as required by the Commission), the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership's or the Commission's website) to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(b)Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 50 days after the close of each Quarter prior to the IPO Closing Date (or such shorter period as required by the Commission) except the last Quarter of each fiscal year, the

General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership's or the Commission's website) to each Record Holder of a Unit, as of a date selected by the General Partner, a report (which shall be deemed to be Confidential Information, as defined in the Omnibus Agreement) containing unaudited financial statements of the Partnership for such Quarter and year-to-date period, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(c)Subject to compliance with applicable law and regulation, as reasonably determined by the General Partner following consultation of counsel, the General Partner shall cause one or more of its officers, once annually, until the Bronco Fall-Away Date, to attend one in-person meeting with Bronco's beneficial owners for the purpose of discussing the results of operations of the Partnership for the preceding year and the planned activities of the Partnership for the coming year(s).

(d)Upon any reasonable request at any time prior to the Bronco Fall-Away Date, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership's or the Commission's website) to Bronco as of a date selected by the General Partner:

(i)such information regarding the Partnership's investment in each direct and indirect Subsidiary of the Partnership as is reasonably required to enable Bronco to prepare a statement of the valuation of the Partnership's investment in each direct and indirect Subsidiary of the Partnership pursuant to Financial Accounting Standard Board Statement No. 157;

(ii)a copy of the Partnership's federal, state and local income tax returns for each year; and

(iii)true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

ARTICLE IX

TAX MATTERS

Section 9.1Tax Returns and Information. The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or year that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable period ends. Prior to the end of the fourth Quarter of each calendar year in which the Partnership's taxable period ends prior to the IPO Closing Date, the General Partner shall deliver to Bronco tax estimates and such other information reasonably required and reasonably requested to enable Bronco to prepare and file its quarterly estimated taxes for the first Quarter following such calendar year. The General Partner shall send to Bronco copies of Internal Revenue Service Schedule K-1 (Form 1065) for each taxable year before the IPO Closing Date, as soon as practicable. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2Tax Elections.

(a)The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

(b)Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3Tax Controversies. Subject to the provisions hereof, the General Partner is designated as the “tax matters partner” (as defined in Section 6231(a)(7) of the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code, or established under any foreign law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1Admission of Limited Partners.

(a)Upon the issuance by the Partnership of Common Units and Incentive Distribution Rights to the General Partner, CERC, OGEH and Bronco as described in Article V in connection with the Master Formation Agreement, such Persons shall, by acceptance of such Partnership Interests, and upon becoming the Record Holders of such Partnership Interests, be admitted to the Partnership as Initial Limited Partners in respect of the Common Units or Incentive Distribution Rights issued to them and be bound by this Agreement, all with or without execution of this Agreement by such Persons.

(b)By acceptance of any Limited Partner Interests transferred in accordance with Article IV or acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIV, and except as provided in Section 4.9, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee, agent or representative acquiring such Limited Partner Interests for the account of another Person or Group, which nominee, agent or representative shall be subject to Section 10.1(c) below) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when such Person becomes the Record Holder of the Limited Partner Interests so transferred or acquired, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that the transferee or acquirer has the capacity, power and authority to enter into this Agreement and (iv) shall be deemed to make any consents, acknowledgements or waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and becoming the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.9.

(c)With respect to Units that are held for a Person's account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the rights of a Limited Partner in respect of such Units, including the right to vote, on any matter, and unless the arrangement between such Persons provides otherwise, take all action as a Limited Partner by virtue of being the Record Holder of such Units in accordance with the direction of the Person who is the beneficial owner of such Units, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 10.1(c) are subject to the provisions of Section 4.3.

(d)The name and mailing address of each Record Holder shall be listed in the Register. The General Partner shall update the Register from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

(e)Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).

Section 10.2Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the Register and any other records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1Withdrawal of the General Partner.

(a)The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i)The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii)The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii)The General Partner is removed pursuant to Section 11.2;

(iv)The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v)A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi)(A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.
(b)Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Central Time, on the first day of the first Quarter beginning after the tenth anniversary of the IPO Closing Date, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Central Time, on the first day of the first Quarter beginning after the tenth anniversary of the IPO Closing Date, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2Removal of the General Partner. The General Partner may be removed if such removal is approved by the Unitholders holding at least 75% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units voting as a class and Unitholders holding a majority of the outstanding Subordinated Units (if any Subordinated Units are then Outstanding) voting as a class (including, in each case, Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3Interest of Departing General Partner and Successor General Partner.

(a)In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates' general partner interest (or equivalent interest), if any, in the other Group Members (including, in the case of EH II, the EH Management Units) and all of its or its Affiliates' Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner's withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership's assets, the rights and obligations of the Departing General Partner, the value of the Incentive Distribution Rights and the General Partner Interest and other factors it may deem relevant.
(b)If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner

to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c)If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership's assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages. Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis, (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished and (iii) the General Partner will have the right to convert its General Partner Interest and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefor in accordance with Section 11.3.

Section 11.5Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a)an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and a Withdrawal Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

(b)an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(c)the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d)at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2Continuation of the Business of the Partnership After Dissolution. Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then, to the maximum extent permitted by law, within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i)the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii)if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii)the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner under the Delaware Act and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).
Section 12.3Liquidator. Upon dissolution of the Partnership in accordance with the provisions of Article XII, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a)The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b)Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c)All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed (i) first, if the IPO Closing Date has not occurred, consistently with reducing any outstanding Bronco Arrearage Amount, CERC Arrearage Amount or OGEH Arrearage Amount, as provided in Section 6.4(b), and (ii) thereafter, to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.5Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from assets of the Partnership.

Section 12.7Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8Capital Account Restoration. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1Amendments to be Adopted Solely by the General Partner. Each Partner agrees that the General Partner, without the approval of any Partner, but subject to Section 3.4(a), may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)a change in the name of the Partnership, the location of the principal office of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b)admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c)a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d)a change that the General Partner determines (i) does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect, (ii) to be necessary or appropriate (A) to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) in connection with or after the Initial Public Offering, to facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units), delete provisions of this Agreement that have no application after the IPO Closing Date (including provisions related to Bronco's rights set forth in Section 3.4) and do not adversely affect the number of Units that would be held by any Partner upon the Initial Public Offering, or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.10 or (iv) is required to effect the intent expressed in the Registration Statement for the Initial Public Offering or the intent of the provisions of this Agreement or the Master Formation Agreement or is otherwise contemplated by this Agreement or the Master Formation Agreement;

(e)a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f)an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or

“plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.6;

(h)any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i)an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j)an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(k)a merger, conveyance or conversion pursuant to Section 14.3(c); or Note: Deleted text is already covered by Section 13.1(d)(ii)(B).

(l)any other amendments substantially similar to the foregoing.

Section 13.2Amendment Procedures. Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so free of any duty or obligation whatsoever to the Partnership, any Limited Partner or any other Person bound by this Agreement, and, in declining to propose or approve an amendment to this Agreement, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve any amendment to this Agreement shall be permitted to do so in its sole and absolute discretion. An amendment to this Agreement shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 3.4(a), Section 13.1 or Section 13.3, the holders of a Unit Majority, unless a greater or different percentage of Outstanding Units is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has posted or made accessible such amendment through the Partnership's or the Commission's website.

Section 13.3Amendment Requirements.

(a)Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or

Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentages, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute (x) in the case of a reduction as described in subclause (a)(i) hereof, not less than the voting requirement sought to be reduced, (y) in the case of an increase in the percentage in Section 11.2, not less than 90% of the Outstanding Units, or (z) in the case of an increase in the percentage in Section 13.4, not less than a majority of the Outstanding Units.

(b)Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c)Except as provided in Section 14.3, and without limitation of the General Partner's authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d)Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e)Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of Units for which the meeting is proposed. No business may be brought by any Limited Partner before such special meeting except the business listed in the related request. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not be permitted to vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business. If any such vote were to take place, it shall be deemed null and void to the extent necessary so as not to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1.

Section 13.6Record Date. For purposes of determining the Limited Partners who are Record Holders of the class or classes of Limited Partner Interests entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the General Partner shall set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which such Limited Partners are requested in writing by the General Partner to give such approvals.

Section 13.7Postponement and Adjournment. Prior to the date upon which any meeting of Limited Partners is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice to each Limited Partner entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless the aggregate amount of such postponement shall be for more than 45 days after the original meeting date. Any meeting of Limited Partners may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No vote of the Limited Partners shall be required for any adjournment. A meeting of Limited Partners may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8Waiver of Notice; Approval of Meeting. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after call and notice in accordance with Sections 13.4 and 13.5, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove of any matters submitted for consideration or to object to the failure to submit for consideration any matters required to be included in the notice of the meeting, but not so included, if such objection is expressly made at the beginning of the meeting.

Section 13.9Quorum and Voting. The presence, in person or by proxy, of holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner and its Affiliates) shall constitute a quorum at a meeting of Limited

Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote at such meeting shall be deemed to constitute the act of all Limited Partners, unless a different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the exit of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement.

Section 13.10Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the submission and revocation of approvals in writing.

Section 13.11Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner and its Affiliates) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Outstanding Units held by such Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Outstanding Units that were not voted. If approval of the taking of any permitted action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) approvals sufficient to take the action proposed are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are first deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12Right to Vote and Related Matters.

(a)Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b)With respect to Units that are held for a Person's account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and in accordance with the direction of, the Person who is the beneficial owner of such Units, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

Section 13.13Voting of Incentive Distribution Rights.

(a)For so long as a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the holders of the Incentive Distribution Rights shall not be entitled to vote such Incentive Distribution Rights on any Partnership matter except as may otherwise be required by law, and the holders of the Incentive Distribution Rights, in their capacity as such, shall be deemed to have approved any matter approved by the General Partner.

(b)For so long as less than a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the Incentive Distribution Rights will be entitled to vote on all matters submitted to a vote of Unitholders, other than amendments to this Agreement and other matters that the General Partner determines do not adversely affect the holders of the Incentive Distribution Rights as a whole in any material respect. On any matter in which the holders of Incentive Distribution Rights are entitled to vote, such holders will vote together with the Subordinated Units, prior to the end of the Subordination Period, or together with the Common Units, thereafter, in either case as a single class except as otherwise required by Section 13.3(c), and such Incentive Distribution Rights shall be treated in all respects as Subordinated Units or Common Units, as applicable, when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement. The relative voting power of the Incentive Distribution Rights and the Subordinated Units or Common Units, as applicable, will be set in the same proportion as cumulative cash distributions, if any, in respect of the Incentive Distribution Rights for the four consecutive Quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of Units for such four Quarters.

(c)Notwithstanding Section 13.13(b), in connection with any equity financing, or anticipated equity financing, by the Partnership of an Expansion Capital Expenditure, the General Partner may, without the approval of the holders of the Incentive Distribution Rights, temporarily or permanently reduce the amount of Incentive Distributions that would otherwise be distributed to such holders, provided that in the judgment of the General Partner, such reduction will be in the long-term best interest of the holders of the Incentive Distribution Rights.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV and subject to Section 3.4(a).

Section 14.2Procedure for Merger, Consolidation or Conversion.

(a)Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to consent to any merger, consolidation or conversion of the Partnership shall be permitted to do so in its sole and absolute discretion.

(b)If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i)name and state of domicile of each of the business entities proposing to merge or consolidate;

(ii)the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii)the terms and conditions of the proposed merger or consolidation;

(iv)the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v)a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi)the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii)such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c)If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(i)the name of the converting entity and the converted entity;

(ii)a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii)a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv)the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

(v)in an attachment or exhibit, the certificate of limited partnership of the Partnership;

(vi)in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii)the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such articles of conversion and stated therein); and

(viii)such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3Approval by Limited Partners. Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent and, subject to any applicable requirements of Regulation 14A pursuant to the Exchange Act or successor provision, no other disclosure regarding the proposed merger, consolidation or conversion shall be required.

(a)Except as provided in Section 14.3(d), Section 14.3(e) or Section 3.4(a), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

(b)Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or articles of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(c)Notwithstanding anything else contained in this Article XIV or in this Agreement (other than Section 3.4(a)), the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) of any Limited Partner as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

(d)Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement (other than Section 3.4(a)), the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another limited liability entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

(e)Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4Certificate of Merger or Certificate of Conversion. Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion or other filing, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware or the appropriate filing office of any other jurisdiction, as applicable, in conformity with the requirements of the Delaware Act or other applicable law.

Section 14.5Effect of Merger, Consolidation or Conversion.

(a)At the effective time of the merger:

(i)all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b)At the effective time of the conversion:

(i)the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii)all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii)all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv)all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v)a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and

(vi)the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the plan of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1Right to Acquire Limited Partner Interests.

(a)Notwithstanding any other provision of this Agreement, if at any time after the consummation of the Initial Public Offering, the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three Business Days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b)If the General Partner any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the applicable Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner), together with such information as may be required by law, rule or regulation, at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be filed and distributed as may be required by the Commission or any National Securities Exchange on which such Limited Partner Interests are listed. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the Register shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent or exchange agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate or redemption instructions shall not have been surrendered for purchase or provided, respectively, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article IV, Article V, Article VI, and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, in the Register, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the Record Holder of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the Record Holder of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article IV, Article V, Article VI and Article XII).

(c)In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon, in accordance with procedures set forth by the General Partner.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1Addresses and Notices; Written Communications.

(a)Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Except as otherwise provided herein, any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown in the Register, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing in the Register is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b)The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7Third-Party Beneficiaries. Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 16.8Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) or (b) without execution hereof.

Section 16.9Applicable Law; Forum, Venue and Jurisdiction; Waiver of Trial by Jury.

(a)This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b)Each of the Partners and each Person or Group holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i)irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership),

(B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a duty (including a fiduciary duty) owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii)irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding;

(iii)agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or of any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv)expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v)consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 16.10Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.11Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12Facsimile Signatures. The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on Certificates representing Units is expressly permitted by this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

[MLP GP] LLC

By:_______________________
Name:
Title:

LIMITED PARTNERS:

CenterPoint Energy Resources Corp.

By:_______________________
Name:
Title:

OGE Enogex Holdings, LLC

By:_______________________
Name:
Title:

Enogex Holdings LLC

By:_______________________
Name:
Title:

EXHIBIT A
Certificate Evidencing Common Units
Representing Limited Partner Interests in
[JV Opco] LP
No. __________                                 __________ Common Units
In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of [JV Opco] LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), [JV Opco] LP, a Delaware limited partnership (the “Partnership”), hereby certifies that _______________________ (the “Holder”) is the registered owner of ________ Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 6120 S. Yale, Suite 805, Tulsa, OK 74136. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.
THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF [JV OPCO] LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF [JV OPCO] LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE [JV OPCO] LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). [MLP GP] LLC, THE GENERAL PARTNER OF [JV OPCO] LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO (A) AVOID A SIGNIFICANT RISK OF [JV OPCO] LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES OR (B) IN THE CASE OF LIMITED PARTNER INTERESTS, TO PRESERVE THE UNIFORMITY THEREOF (OR ANY CLASS OR CLASSES OF LIMITED PARTNER INTERESTS). THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.
The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated: Countersigned and Registered by: [•], As Transfer Agent and Registrar	[JV Opco] LP By:[MLP GP] LLC By: Name: By: Secretary

[Reverse of Certificate]
ABBREVIATIONS
The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM - as tenants in common TEN ENT - as tenants by the entireties JT TEN - as joint tenants with right of survivorship and not as tenants in common	UNIF GIFT/TRANSFERS MIN ACT __________ Custodian _________ (Cust) (Minor) Under Uniform Gifts/Transfers to CD Minors Act (State)
Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS OF
[JV OPCO] LP
FOR VALUE RECEIVED, _________ hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)
____________ Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint ___________ as its attorney-in-fact with full power of substitution to transfer the same on the books of [JV Opco] LP.

Date: _________________________	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular. without alteration, enlargement or change.
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15
(Signature) (Signature)
No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

EXHIBIT B

Partner	Units	Percentage Limited Partner Interest
Common Units
CenterPoint Energy Resources Corp.	[___]	[__]%
OGE Enogex Holdings, LLC	141,956,176	[__]%
Enogex Holdings LLC	65,908,224	[__]%
Total Common Units	[___]	100%

EXHIBIT C
Existing Affiliate Transactions

[To be provided prior to the Closing Date and subject to agreement of each of Bronco, CNP and OGE.]

EXHIBIT D
Partnership Equity Value Example
For example, assuming the aggregate amount of Adjusted Available Cash for four most recently completed Quarters is $575,250,300, the Alerian MLP Index Yield is 5.00% for the period of determination and the number of Common Units Outstanding are 506,986,500, the Partnership Equity Value and Unit Price would be derived as follows:

Partnership Equity Value	=	Aggregate Adjusted Available Cash for four recent Quarters
5.8% * [(Current Alerian MLP Yield)/5.97%)]
Therefore, for example:
= $575,250,300 / [5.8% * (5.00%/(5.97%))]
= $ 11,842,221,693
Unit Price =        Partnership Equity Value/Common Units Outstanding
Therefore, for example: = $ 11,842,221,693 / 506,986,500 units
= $23.35 / unit

EXHIBIT L

FORM OF
REGISTRATION RIGHTS AGREEMENT
This Registration Rights Agreement (this “Agreement”) is made and entered into as of [], 2013, by and among [JV OPCO] LP, a Delaware limited partnership (the “Partnership”), CenterPoint Energy Resources Corp., a Delaware corporation (“CERC”), OGE Enogex Holdings LLC, a Delaware limited liability company (“OGEH”), and Enogex Holdings LLC, a Delaware limited liability company (“Bronco”). CERC, OGEH and Bronco are referred to collectively herein as the “Initial Holders.” The Partnership and the Initial Holders are referred to collectively herein as the “Parties.”
WHEREAS, the Initial Holders have acquired, and may (together with their respective Affiliates) acquire in the future, certain Registrable Securities; and
WHEREAS, as an inducement to the willingness of the Initial Holders to hold certain Registrable Securities, the Parties desire to provide certain registration rights to the Initial Holders with respect to any Registrable Securities held by them or their Affiliates upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
1.Definitions.

(a)As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“Adverse Disclosure” means public disclosure of material non-public information relating to a significant transaction, which disclosure (i) would be required to be made in any Registration Statement filed with the Commission by the Partnership so that such Registration Statement would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) would not be required to be made at such time but for the filing of such Registration Statement; and (iii) would, in the good faith judgment of the Partnership's Board of Directors, have a material adverse effect upon the Partnership's ability to complete such significant transaction or upon the terms on which such significant transaction could be completed.
“Affiliate” has the meaning set forth in the Partnership Agreement.
“Agreement” has the meaning set forth in the preamble.
“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined under Rule 405.
“Board of Directors” has the meaning set forth in the Partnership Agreement.

“Bronco” has the meaning set forth in the preamble.
“Business Day” has the meaning set forth in the Partnership Agreement.
“CERC” has the meaning set forth in the preamble.
“CERC Contribution Agreement” has the meaning set forth in the Master Formation Agreement.
“CNP” means CenterPoint Energy, Inc., a Texas corporation.
“CNP Services Agreement” has the meaning set forth in the Master Formation Agreement.
“CNP Transitional Seconding Agreement” has the meaning set forth in the Master Formation Agreement.
“Commission” means the Securities and Exchange Commission.
“Common Units” has the meaning set forth in the Partnership Agreement.
“Conflicts Committee” has the meaning set forth in the Partnership Agreement.
“Delaying Event” means a significant negative development in the capital markets conditions that causes the Board of Directors, in good faith, to conclude that the consummation of an Initial Public Offering would have a material adverse effect on the Partnership.
“Demand Notice” has the meaning set forth in Section 2(b)(ii).
“Demand Registration” has the meaning set forth in Section 2(b)(ii).
“Effective Date” means the time and date that a Registration Statement is first declared effective by the Commission or otherwise becomes effective.
“Effectiveness Period” has the meaning set forth in Section 2(b)(iii).
“EH II LLC Agreement” has the meaning set forth in the Master Formation Agreement.
“EH Contribution Agreement” has the meaning set forth in the Master Formation Agreement.
“Employee Transition Agreement” has the meaning set forth in the Master Formation Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Filing Date” means the date that an IPO Registration Statement is filed with the Commission (or, if applicable, submitted to the Commission confidentially).
“General Partner” has the meaning set forth in the Partnership Agreement.
“General Partner Interest” has the meaning set forth in the Partnership Agreement.
“GP LLC Agreement” has the meaning set forth in the Master Formation Agreement.
“Group Member” has the meaning set forth in the Partnership Agreement.

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“Holder” means (i) any Initial Holder who holds Registrable Securities; or (ii) any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 9(g) hereof.
“Incentive Distribution Right” has the meaning set forth in the Partnership Agreement.
“Indemnified Persons” has the meaning set forth in Section 6(a).
“Initial Bronco Amount” has the meaning set forth in the Partnership Agreement.
“Initial Holders” has the meaning set forth in the preamble.
“Initial Public Offering” means the registration by the Partnership of any Partnership Interests, including Common Units, pursuant to a Registration Statement that is filed and declared effective under the Securities Act.
“Initiating Holder” has the meaning set forth in Section 2(b)(ii).
“IPO Date” means the pricing of the first sale of Common Units in the Initial Public Offering.
“IPO Filing Deadline” means the first anniversary of the date of this Agreement.
“IPO Registration” has the meaning set forth in Section 2(a)(i).
“IPO Registration Statement” has the meaning set forth in Section 2(a)(i).
“Lock-Up Period” has the meaning set forth in Section 3(o).
“Losses” has the meaning set forth in Section 6(a).
“Master Formation Agreement” means that certain Master Formation Agreement dated as of [_____], 2013 among CNP, OGE, Bronco Midstream Holdings, LLC, a Delaware limited liability company, and Bronco Midstream Holdings II, LLC, a Delaware limited liability company, and to which the General Partner, the Partnership and Bronco are bound, as it may be further amended, supplemented or restated from time to time.
“OGE” means OGE Energy Corp., an Oklahoma corporation.
“OGE Services Agreement” has the meaning set forth in the Master Formation Agreement.
“OGE Transitional Seconding Agreement” has the meaning set forth in the Master Formation Agreement.
“OGEH” has the meaning set forth in the preamble.
“Omnibus Agreement” has the meaning set forth in the Master Formation Agreement.
“Parties” has the meaning set forth in the preamble.
“Partnership” has the meaning set forth in the preamble.

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“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof, as it may be further amended, supplemented or restated from time to time.
“Partnership Group” has the meaning set forth in the Partnership Agreement.
“Partnership Interest” has the meaning set forth in the Partnership Agreement.
“Person” has the meaning set forth in the Partnership Agreement.
“Piggyback Notice” has the meaning set forth in Section 2(c)(i).
“Piggyback Registration” has the meaning set forth in Section 2(c)(i).
“Piggyback Request” has the meaning set forth in Section 2(c)(i).
“Proceeding” means any action, claim, suit, proceeding or investigation (including a preliminary investigation or partial proceeding, such as a deposition) pending or known to the Partnership to be threatened.
“Prospectus” means the prospectus included in a Registration Statement (including a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430À, Rule 430B or Rule 430C promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all information incorporated by reference or deemed to be incorporated by reference in such Prospectus.
“Registrable Securities” means any Partnership Interest other than the General Partner Interest and the Incentive Distribution Rights; provided, however, that “Registrable Securities” shall not include any such securities (i) that have been sold or disposed of in accordance with an effective Registration Statement covering such Registrable Securities; (ii) are held by any Group Member; (iii) that have been sold or disposed of in accordance with Rule 144; or (iv) that have been sold or disposed of in a private transaction in which the registration rights conferred by this Agreement have not been transferred in compliance with Section 9(g) hereof.
“Registration Expenses” has the meaning set forth in Section 5.
“Registration Statement” means a registration statement in the form required to register the sale or resale of the Registrable Securities under the Securities Act, and including any Prospectus, amendments and supplements to each such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all information incorporated by reference or deemed to be incorporated by reference in such registration statement (other than a registration statement relating solely to an employee benefit plan, an offering relating to a transaction on Form S-4 or an offering on any registration statement form that does not permit secondary sales).
“Rule 144”, “Rule 158”, “Rule 405”, “Rule 415”, “Rule 424”, “Rule 430A”, “Rule 430B” and “Rule 430C” mean, in each case, such rule promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such rule.
“Securities Act” means the Securities Act of 1933, as amended.

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“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and, except as provided herein, fees and disbursements of counsel or any other advisor for any Holder.
“Selling Holder” means a Holder who is selling Registrable Securities pursuant to the procedures set forth herein.
“Shelf Registration Statement” means a “shelf” Registration Statement providing for the registration of, and the sale on a continuous or delayed basis by the Holders, of the Registrable Securities pursuant to Rule 415.
“Sponsor Party” has the meaning set forth in the Partnership Agreement.
“Sponsor Party Demand Notice” has the meaning set forth in Section 2(b)(i).
“Sponsor Party Demand Registration” has the meaning set forth in Section 2(b)(i).
“Sponsor Party Holder” means each of CERC and OGEH and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred by CERC or OGEH in compliance with Section 9(g) hereof.
“Sponsor Party Initiating Holder” has the meaning set forth in Section 2(b)(i).
“Suspension” has the meaning set forth in Section 2(d)(iv).
“Trading Market” means the principal national securities exchange on which the Common Units are or will be listed or admitted to trading, as determined by the Board of Directors.
“Transaction Documents” means, collectively, the Master Formation Agreement, the CERC Contribution Agreement, the CNP Services Agreement, the CNP Transitional Seconding Agreement, the Employee Transition Agreement, the EH II LLC Agreement, the GP LLC Agreement, the OGE Services Agreement, the OGE Transitional Seconding Agreement, the Omnibus Agreement, the Partnership Agreement, the Letter Agreement re: Initial Budget and the EH Contribution Agreement.
“WKSI” means a “well known seasoned issuer” as defined under Rule 405.
(a)The following rules of construction will govern the interpretation of this Agreement: (i) “days,” “months,” and “years” will mean calendar days, months and years unless otherwise indicated; (ii) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (iii) article and section titles do not affect interpretation; (iv) “hereof,” “herein,” and “hereunder” and words of similar meaning refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) “$” means United States dollars; and (vi) the schedules and annexes attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof.

(b)The Parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law.

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2.Registration.

(a)Registration.

(i)As soon as practicable following the date of this Agreement, but in any event prior to the IPO Filing Deadline, the Partnership shall prepare and file with the Commission a Registration Statement (an “IPO Registration Statement”) on Form S-1 (or any appropriate registration form under the Securities Act selected by the Partnership) for an Initial Public Offering (“IPO Registration”).

(ii)Subject to Section 2(c)(ii), (A) the Holders shall be permitted to include for registration in the IPO Registration Statement, on the same terms and conditions as the primary Common Units proposed to be offered and sold for the account of the Partnership, the number of Registrable Securities as they may request and (B) if the Initial Public Offering contemplates an “over-allotment option,” Bronco shall be permitted to include in such over-allotment option a number of Registrable Securities held by Bronco up to 100% of the securities subject to such over-allotment option. Bronco's rights for inclusions of its Registrable Securities in the Initial Public Offering shall have priority over the inclusion of securities of any Sponsor Party.

(iii)The Partnership shall use reasonable best efforts to cause the IPO Registration Statement to become effective under the Securities Act and to consummate the Initial Public Offering (including registering the Common Units under the Exchange Act and causing the Common Units to be listed on the Trading Market) as promptly as reasonably practicable, but (except in the case of a Delaying Event as set forth in Section 2(a)(iv)) not later than 180 days following the Filing Date.

(iv)Notwithstanding any other provision of this Section 2(a), the Partnership shall not be required to consummate an Initial Public Offering pursuant to this Section 2(a) for so long as a Delaying Event has occurred and is determined to be continuing, provided that the Delaying Event shall not delay the consummation of the Initial Public Offering for more than 90 days past the IPO Filing Deadline, without the prior written consent of Bronco (which shall not be unreasonably withheld). To exercise an extension due to a Delaying Event, the General Partner shall provide to Bronco a certificate executed by a senior executive officer of the General Partner stating that the Board of Directors has determined in good faith that a Delaying Event has occurred. Once the Delaying Event no longer exists, the Partnership shall use reasonable best efforts to promptly cause the IPO Registration Statement to become effective. During the extended period caused by the Delaying Event, the Partnership shall use reasonable best efforts to continue to update the IPO Registration Statement and work with the Commission so that the IPO Registration Statement can be declared effective promptly upon the expiration of the extended period.

(b)Demand Registration Rights.

(i)Demand Registrations of Sponsor Party Holders. At any time following the date that is 180 days after the IPO Date, any Sponsor Party Holder that holds Registrable Securities (the “Sponsor Party Initiating Holder”) shall have the option and right, exercisable by delivering a written notice to the Partnership (a “Sponsor Party Demand Notice”), to require the Partnership to, pursuant to the terms of and subject to the limitations contained in this Agreement, prepare and file with the Commission a Registration Statement registering the offering and sale of all or any portion of such Sponsor Party Holder's Registrable Securities, which may, at the option of the Initiating Holder, be a Shelf Registration Statement (the “Sponsor Party Demand Registration”).

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(ii)Demand Registrations of Bronco. At any time following the date that the Partnership is first eligible to file a registration statement under Form S-3 (or any equivalent or successor form under the Securities Act), Bronco, for as long as it holds Registrable Securities (together with any Sponsor Party Initiating Holder, an “Initiating Holder”), shall have the option and right, exercisable by delivering a written notice to the Partnership (together with a Sponsor Party Demand Notice, a “Demand Notice”), to require the Partnership to, pursuant to the terms of and subject to the limitations contained in this Agreement, prepare and file with the Commission a Registration Statement registering the offering and sale of all or any portion of Bronco's Registrable Securities, which may, at the option of Bronco, be a Shelf Registration Statement (an “Bronco Demand Registration” and, together with a Sponsor Party Demand Registration, a “Demand Registration”).

(iii)Within ten Business Days of the receipt of the Demand Notice, the Partnership shall give written notice of such Demand Notice to all other Holders that hold the same class of securities as the Registrable Securities and shall, subject to the limitations of this Section 2(b), use reasonable best efforts to file a Registration Statement covering all of the Registrable Securities that such Holders shall in writing request (such request to be given to the Partnership within ten Business Days of written receipt of such notice of the Demand Notice given by the Partnership pursuant to this Section 2(b)(iii)) to be included in such Demand Registration as promptly as reasonably practicable as directed by the Initiating Holder in accordance with the terms and conditions of the Demand Notice and use reasonable best efforts to cause such Registration Statement to become effective under the Securities Act and remain effective under the Securities Act for not less than six months following the Effective Date or such longer period ending when all Registrable Securities covered by such Registration Statement have been sold (the “Effectiveness Period”).

(iv)Subject to the other limitations contained in this Agreement, the Partnership shall not be obligated hereunder to effect more than (A) one Demand Registration pursuant to Section 2(b)(ii) in any 12-month period, (B) three Demand Registrations on Form S-3 (or any equivalent or successor form under the Securities Act) pursuant to Section 2(b)(i) or (C) two Demand Registrations on Form S-3 (or any equivalent or successor form under the Securities Act) pursuant to Section 2(b)(ii).

(v)Notwithstanding any other provision of this Section 2(b), the Partnership shall not be required to effect a registration or file a Registration Statement pursuant to this Section 2(b): (A) during the period starting with notice to the Holder of the intent to file a Registration Statement under Sections 2(b)(iii) or 2(c)(i) (which shall occur no earlier than 60 days prior to a good faith estimate, with the approval of the Board of Directors, of the date of filing of such Registration Statement) and ending on a date 90 days after the effective date of, a Partnership-initiated registration; provided that the Partnership uses reasonable best efforts to cause such registration statement to become effective; (B) for a period of up to 90 days after the date of a Demand Notice for registration pursuant to this Section 2(b) if at the time of such request the Partnership is currently engaged in a self-tender or exchange offer and the filing of a Registration Statement would cause a violation of the Exchange Act; or (Ñ) for a period of up to 90 days, if the Conflicts Committee, proceeding in good faith, determines that the filing of a Registration Statement would require an Adverse Disclosure; provided, that, in such event, the Holders requesting such Demand Registration may withdraw such request and, if withdrawn, such request will not count as one of the permitted Demand Registrations hereunder and the Partnership will pay all expenses (including reasonable attorneys fees) in connection with such registrations; provided, further, that the Partnership may delay a Demand Registration hereunder only once in any 12 month period.

(vi)Notwithstanding any other provision of this Section 2(b), if (A) the Holders intend to distribute the Registrable Securities covered by a Demand Registration by means of an underwritten public offering and (B) the managing underwriter or managing underwriters of such offering advise the Partnership

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in writing that, in their opinion, the inclusion of all of such Holders' Registrable Securities in the subject Registration Statement would have a material adverse effect on the marketability of the offering, then the Partnership shall so advise all Holders of such Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced to equal the number of Registrable Securities that such managing underwriter or managing underwriters advise the Partnership can be sold without having such material adverse effect. The aggregate number of Registrable Securities to be included in such Demand Registration as a result of the reduction described in the immediately preceding sentence shall be (A) in the case of a Sponsor Party Demand Registration, reduced pro rata among the Holders seeking to include their Registrable Securities in the underwriting, based, for each such Holder, on the percentage derived by dividing (x) the number of Registrable Securities owned by such Holder by (y) the total number of Registrable Securities owned by all the Holders seeking to include their Registrable Securities in the underwriting, or (B) in the case of a Bronco Demand Registration, allocated first to Bronco based on the number of Registrable Securities proposed to be sold by Bronco. If there remains availability for additional Registrable Securities to be included in such Bronco Demand Registration, the aggregate number of Registrable Securities to be included in such Bronco Demand Registration shall be allocated among the Holders other than Bronco seeking to include their Registrable Securities in the underwriting on a pro rata basis based on the percentage derived by dividing (x) the number of Registrable Securities owned by such Holder by (y) the total number of Registrable Securities owned by such other Holders (excluding Bronco) seeking to include their Registrable Securities in the underwriting. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(vii)The Partnership may include in any such Demand Registration other Partnership securities for sale for its own account or for other Holders as provided herein; provided that if the managing underwriter for the offering determines that the number of securities proposed to be offered in such offering would have a material adverse effect on the marketability of such offering, then the Registrable Securities to be sold by the Holders shall be included in such registration before any Partnership securities proposed to be sold for the account of the Partnership or any other Person.

(viii)Subject to the limitations contained in this Agreement, the Partnership shall effect any Demand Registration on Form S-3 (except if the Partnership is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such Demand Registration shall be effected on another appropriate form for such purpose pursuant to the Securities Act) and if the Partnership becomes, and is at the time of its receipt of a Demand Notice, a WKSI, the Demand Registration for any offering and selling of Registrable Securities through a firm commitment underwriting shall be effected pursuant to an Automatic Shelf Registration Statement, which shall be on Form S-3 or any equivalent or successor form under the Securities Act (if available to the Partnership).

(ix)Without limiting Section 3, in connection with any Demand Registration pursuant to and in accordance with this Section 2(b), the Partnership shall (A) promptly prepare and file or cause to be prepared and filed: (1) such additional forms, amendments, supplements, prospectuses, certificates, letters, opinions and other documents, as may be necessary or advisable to register or qualify the securities subject to such Demand Registration, including under the securities laws of such states as the Holders shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business in such jurisdiction solely as a result of registration and (2) such forms, amendments, supplements, prospectuses, certificates, letters, opinions and other documents as may be necessary to apply for listing or to list the Registrable Securities subject to such Demand Registration on the Trading Market and (Â) do any and all other acts and things that may be necessary or appropriate or reasonably requested by the Holders to

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enable the Holders to consummate a public sale of such Registrable Securities in accordance with the intended timing and method or methods of distribution thereof.

(x)In the event a Holder transfers Registrable Securities included on a Registration Statement and such Registrable Securities remain Registrable Securities following such transfer, at the request of such Holder, the Partnership shall amend or supplement such Registration Statement or related Prospectus as may be necessary in order to enable such transferee to offer and sell such Registrable Securities pursuant to such Registration Statement.

(c)Piggyback Registration.

(i)If the Partnership shall at any time propose to file a Registration Statement, other than pursuant to a Demand Registration, for an offering of Common Units for cash (whether in connection with a public offering of Common Units by the Partnership, a public offering of Common Units by unitholders, or both, but excluding an offering relating solely to an employee benefit plan, an offering relating to a transaction on Form S-4 or an offering on any registration statement form that does not permit secondary sales), the Partnership shall promptly notify all Holders of such proposal reasonably in advance of (and in any event at least ten Business Days before) the anticipated initial filing date of such Registration Statement (the “Piggyback Notice”). The Piggyback Notice shall offer the Holders the opportunity to include for registration in such Registration Statement the number of Common Units constituting Registrable Securities as they may request (a “Piggyback Registration”). The Partnership shall use reasonable best efforts to include in each such Piggyback Registration such Registrable Securities for which the Partnership has received written requests within five Business Days after mailing of the Piggyback Notice (“Piggyback Request”) for inclusion therein. If a Holder decides not to include all of its Common Units constituting Registrable Securities in any Registration Statement thereafter filed by the Partnership, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Partnership with respect to offerings of Common Units, all upon the terms and conditions set forth herein.

(ii)If the Registration Statement under which the Partnership gives notice under this Section 2(c) is for an underwritten offering, the Partnership shall so advise the Holders of Registrable Securities. In such event, the right of any Holder to be included in a registration pursuant to this Section 2(c) shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. If the managing underwriter or managing underwriters of such offering advise the Partnership that, in their opinion, the inclusion of all of such Holders' Registrable Securities in the subject Registration Statement would have a material adverse effect on the marketability of the offering, then the Partnership shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced to equal the number of Registrable Securities that such managing underwriter or managing underwriters advise the Partnership can be sold without having such material adverse effect. The aggregate number of Registrable Securities to be included in such underwriting as a result of the reduction described in the immediately preceding sentence shall be allocated (i) first to Bronco based on the number of Registrable Securities proposed to be sold by Bronco, and, subject to the Partnership's need for capital and without reducing the number of Common Units to be issued by the Partnership in such underwritten offering, Bronco shall have the right to include a number of Registrable Securities equal to 25% of the total number of Common Units proposed to be sold, and (ii) second, among the other Holders seeking to include their Registrable Securities in the underwriting on a pro rata basis based on the percentage derived by dividing (x) the number of Registrable Securities owned by such Holder by (y) the total number of Registrable Securities owned by such other Holders (excluding Bronco) seeking to

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include their Registrable Securities in the underwriting. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Partnership and the managing underwriter(s) delivered on or prior to the time of pricing of such offering. For the avoidance of doubt, the securities to be sold for the account of the Partnership pursuant to this section 2(c) shall be included in such underwriting before any Registrable Securities to be sold by any Holders or any other Person. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(iii)The Partnership shall have the right to terminate or withdraw any registration initiated by it under this Section 2(c) prior to the Effective Date of such Registration Statement whether or not any Holder has elected to include Registrable Securities in such Registration Statement. The registration expenses of such withdrawn registration (including reasonable attorneys fees of the Holders that elected to include Registrable Securities in such Registration Statement) shall be borne by the Partnership in accordance with Section 5 hereof.

(d)General Provisions.

(i)All registration rights granted under this Section 2 shall continue to be applicable with respect to any Holder for so long as may be required for each such Holder to sell all of the Registrable Securities held by such Holder as provided in this Agreement.

(ii)Any Demand Notice or Piggyback Request shall (i) specify the Registrable Securities intended to be offered and sold by the Holder making the request, (ii) express such Holder's present intent to offer such Registrable Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Registrable Securities, and (iv) contain the undertaking of such Holder to provide all such information and materials and take all action as may reasonably be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Registrable Securities.

(iii)The Partnership has not entered into any agreement which (a) conflicts with the provisions hereof in any material respect or (b) would allow any Holder to include Registrable Securities in any Registration Statement filed by the Partnership on a basis that is superior or more favorable in any material respect to the rights granted to the Holders hereunder.

(iv)Notwithstanding any provision of this Agreement to the contrary, the Partnership may voluntarily suspend the effectiveness of any Shelf Registration Statement or may otherwise require the discontinuance of offers under the Shelf Registration Statement for a period of up to 90 days if the Conflicts Committee, proceeding in good faith, determines the offering of any Registrable Securities pursuant to such Shelf Registration Statement would require an Adverse Disclosure (a “Suspension”); provided, however, that in no event shall the Partnership effect Suspensions under this Section 2(d)(iv) for more than an aggregate of 180 days in any 12‑month period. The Partnership shall notify each Holder eligible to sell Registrable Securities under such Shelf Registration Statement promptly of any Suspensions and, upon receipt of such notice, each such Holder shall forthwith discontinue disposition of such Registrable Securities under such Shelf Registration Statement until such Holder's receipt of the copies of the supplemental Prospectus or amended Shelf Registration Statement or until it is advised in writing by the Partnership that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Shelf Registration Statement. In addition, the Partnership shall promptly notify each Holder of the termination or lifting of any such Suspension.

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3.Registration Procedures. The procedures to be followed by the Partnership and each Holder electing to sell Registrable Securities included in a Registration Statement pursuant to this Agreement, and the respective rights and obligations of the Partnership and such Holders, with respect to the preparation, filing and effectiveness of such Registration Statement, are as follows:

(a)The Partnership will, at least five Business Days prior to the anticipated filing of a Registration Statement or any related Prospectus or any amendment or supplement thereto (other than amendments and supplements filed principally for the purpose of naming Holders and providing information with respect thereto), (i) furnish to such Holders copies of all such documents proposed to be filed and (ii) give good faith consideration to such comments as any Holder reasonably shall propose.

(b)The Partnership will use reasonable best efforts to (i) prepare and file with the Commission such amendments, including post-effective amendments, and supplements to each Registration Statement and the Prospectus used in connection therewith as may be necessary under applicable law to keep such Registration Statement continuously effective with respect to the disposition of all Registrable Securities covered thereby for its Effectiveness Period and, subject to the limitations contained in this Agreement, prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities held by the applicable Holders; (ii) cause the related Prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; and (iii) respond to any comments received from the Commission with respect to each Registration Statement or any amendment thereto and provide such Holders true and complete copies of all correspondence from and to the Commission relating to such Registration Statement that pertains to such Holders as Selling Holders.

(c)The Partnership will comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the Registration Statements and the disposition of all Registrable Securities covered by each Registration Statement.

(d)The Partnership will use reasonable best efforts to notify such Holders promptly: (i)(A) when the Commission notifies the Partnership whether there will be a “review” of such Registration Statement and whenever the Commission comments in writing on such Registration Statement (in which case the Partnership shall provide true and complete copies thereof and all written responses thereto to each of such Holders and in good faith consider such Holder's comments in the Registration Statement); and (B) with respect to each Registration Statement or any post-effective amendment thereto, when the same has been declared effective; (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a Registration Statement or Prospectus or for additional information that pertains to such Holders as sellers of Registrable Securities; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iv) of the receipt by the Partnership of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (v) of the occurrence of (but not the nature or details concerning) any event or passage of time that makes any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading

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(provided, however, that no notice by the Partnership shall be required pursuant to this clause (v) in the event that the Partnership either promptly files a prospectus supplement to update the Prospectus or a Form 8-K or other appropriate Exchange Act report that is incorporated by reference into the Registration Statement, which in either case, contains the requisite information that results in such Registration Statement no longer containing any untrue statement of material fact or omitting to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading).

(e)The Partnership will use reasonable best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable time, or if any such order or suspension is made effective during any Suspension period, at the earliest practicable time after the Suspension period is over.

(f)During the Effectiveness Period, the Partnership will furnish to each such Holder, without charge, at least one conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by such Holder (including those incorporated by reference) promptly after the filing of such documents with the Commission; provided, that the Partnership will not have any obligation to provide any document pursuant to this clause that is available on the Commission's EDGAR system.

(g)The Partnership will promptly deliver to each Holder, without charge, as many copies of each Prospectus or Prospectuses (including each form of Prospectus) and each amendment or supplement thereto as such Holder may reasonably request during the Effectiveness Period. The Partnership consents to the use of such Prospectus and each amendment or supplement thereto by each of the Selling Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

(h)The Partnership will have caused or will cause, as the case may be, all Registrable Securities registered pursuant to this Agreement to be listed on the Trading Market and will have provided or will provide, as the case may be, a transfer agent and registrar for Registrable Securities covered by a Registration Statement not later than the Effective Date of such Registration Statement and for as long as Registrable Securities covered by a Registration Statement remain outstanding.

(i)The Partnership will cooperate with such Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free of all restrictive legends indicating that the Registrable Securities are unregistered or unqualified for resale under the Securities Act, Exchange Act or other applicable securities laws, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holder may request in writing.

(j)Upon the occurrence of any event contemplated by Section 3(d)(v), as promptly as reasonably possible, the Partnership will prepare a supplement or amendment, including a post-effective amendment, if required by applicable law, to the affected Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Registration Statement nor any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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(k)Such Holders may distribute the Registrable Securities by means of an underwritten offering; provided that (i) such Holders provide written notice to the Partnership of their intention to distribute Registrable Securities by means of an underwritten offering, (ii) the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein, (iii) the managing underwriter or managing underwriters thereof shall either be one of the lead underwriters of the Initial Public Offering or otherwise be subject to the approval of the Partnership (which shall not be unreasonably withheld), (iv) each Holder participating in such underwritten offering agrees to enter into an underwriting agreement in customary form and sell such Holder's Registrable Securities on the basis provided in any reasonable underwriting arrangements approved by the Partnership and (v) each Holder participating in such underwritten offering completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably and customarily required under the terms of such underwriting arrangements, provided, that, no Holder included in any underwritten registration shall be required to make any representations or warranties to the Partnership or the underwriters (other than representations and warranties regarding such Holder) or to undertake any indemnification obligations to the Partnership or the underwriters except as provided in Section 6. The Partnership hereby agrees with each Holder that, in connection with any underwritten offering in accordance with the terms hereof, it will negotiate in good faith and execute all indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, including using reasonable best efforts to procure customary legal opinions and auditor “comfort” letters.

(l)In the event such Holders seek to complete an underwritten offering, for a reasonable period prior to the filing of any Registration Statement and throughout the Effectiveness Period, the Partnership will make available upon reasonable notice at the Partnership's principal place of business or such other reasonable place for inspection by the Selling Holder and the managing underwriter or managing underwriters selected in accordance with Section 3(k) such financial and other information and books and records of the Partnership, and cause the officers, employees, counsel and independent certified public accountants of the Partnership to respond to such inquiries, as shall be reasonably necessary (and in the case of counsel, not violate an attorney-client privilege in such counsel's reasonable belief) to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act.

(m)In connection with any registration of Registrable Securities pursuant to this Agreement, the Partnership will take such reasonable best actions as are necessary or advisable in order to expedite or facilitate the disposition of Registrable Securities by such Holders, including using reasonable best efforts to cause appropriate officers and employees to be available, on a customary basis and upon reasonable notice, to meet with prospective investors in presentations, meetings and road shows.

(n)The Partnership will have no obligation to include in a Registration Statement or Piggyback Registration Registrable Securities of a Holder who has failed to timely furnish such information requested in writing by the Partnership no less than 10 days prior to the effective date of the Registration Statement, which, in the opinion of counsel to the Partnership, is reasonably required in order for the Registration Statement or related Prospectus to comply with the Securities Act, provided that if the Registration Statement is not yet effective, the Partnership agrees to amend the Registration Statement to include the Registrable Securities of a Holder when such information is provided.

(o)In connection with any Initial Public Offering of Common Units, each Holder hereby agrees that such Holder shall enter into a standard lock-up agreement covering such Registrable Securities and for a period specified by the managing underwriter or managing underwriters (the “Lock-Up Period”); provided, however, that the Lock-Up Period with respect to Bronco shall not exceed 180 days following the

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closing date of the offering of Common Units. In addition, if (A) during the last 17 days of the Lock-Up Period, the Partnership issues an earnings release or material news or a material event relating to the Partnership occurs or (B) prior to the expiration of the Lock-Up Period, the Partnership announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, then the restrictions imposed by this Section 3(o) shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Partnership or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Partnership or the representative of the underwriters of Common Units, each Holder shall provide, within five Business Days of such request, such information as may be reasonably and customarily required by the Partnership or such representative in connection with the completion of any public offering of the Common Units pursuant to a Registration Statement, unless such Holder reasonably believes that such information constitutes material and non-public information or such Holder is otherwise subject to confidentiality obligations with respect to the requested information. The obligations described in this Section 3(o) shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Partnership may impose stop-transfer instructions with respect to the Common Units subject to the foregoing restriction until the end of the Lock-Up Period.

(p)The Partnership will use its reasonable best efforts to comply with the securities laws of the United States and other applicable jurisdictions and all applicable rules and regulations of the Commission and comparable governmental agencies in other applicable jurisdictions and make generally available to the Holders, in each case as soon as practicable after the Effective Date (it being understood that the Partnership shall have until at least 410 days or, if the fourth quarter following the fiscal quarter that includes the Effective Date is the last fiscal quarter of the Partnership's fiscal year, 455 days after the end of the Partnership's then-current fiscal quarter), an earnings statement of the Partnership (which need not be audited) complying with the provisions of Section 11(a) of the Securities Act (including, at the option of the Partnership, Rule 158).

4.Bronco IPO Consultation. The Board of Directors will determine all matters related to the Initial Public Offering and the related registration process. The Parties acknowledge and agree that the Sponsor Parties and Bronco each desire for the Initial Public Offering to be implemented upon terms and conditions that are consistent with prevailing market terms for the public offering of equity securities of comparable master limited partnerships at the time such Initial Public Offering is implemented. In furtherance of this desire, the Sponsor Parties, the General Partner and the Partnership agree that such IPO Registration shall be implemented in good faith at such prevailing market terms, including with respect to the applicable distribution coverage ratio, as determined in consultation with the managing underwriter at the time of the Initial Public Offering. For so long as Bronco holds at least the Initial Bronco Amount, Bronco shall be involved in planning and negotiating the terms of the Initial Public Offering or such other registration process, including, without limitation, in determining the percentage of the Partnership to be offered to the public and the valuation metrics associated with the Initial Public Offering or such registration process. To that end, Bronco will be included in any applicable working group list with respect to an Initial Public Offering and will be given notice of, and an opportunity to participate in, all discussions between the Partnership and/or any Sponsor Party or Affiliate of a Sponsor Party and any banker, underwriter or other third party regarding management preparation, pricing and other material matters related to the Initial Public Offering and the related registration process. Notwithstanding anything in this Agreement to the contrary, the rights provided to Bronco in the two immediately preceding sentences shall not be transferable in connection with any transfer of Registrable Securities by Bronco.

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5.Registration Expenses. All Registration Expenses incident to the Parties' performance of or compliance with their respective obligations under this Agreement or otherwise in connection with any IPO Registration, Demand Registration or Piggyback Registration (excluding any Selling Expenses) shall be borne by the Partnership, whether or not any Registrable Securities are sold pursuant to a Registration Statement. “Registration Expenses” shall include, without limitation, (i) all registration and filing fees (including fees and expenses (A) with respect to filings required to be made with the Trading Market, (B) in connection with any filings required to be made with the Financial Industry Regulatory Authority, Inc. and (C) in compliance with applicable state securities or “Blue Sky” laws), (ii) printing expenses (including expenses of printing certificates for Common Units and of printing prospectuses if the printing of prospectuses is reasonably requested by a Holder included in the Registration Statement), (iii) messenger, telephone and delivery expenses, (iv) fees and expenses of counsel (including local and special), auditors and accountants (including the expenses of any “cold comfort” letters required or incidental to the performance of such obligations) for the Partnership, (v) Securities Act liability insurance, if the Partnership so desires such insurance, (vi) fees and expenses of all other Persons retained by the Partnership in connection with the consummation of the transactions contemplated by this Agreement, (vii) the costs and expenses related to investor presentations on any road show undertaken in connection with the marketing of the Common Units, including, expenses associated with any electronic road show, travel and lodging expenses of the officers and employees of the General Partner or any Group Member, (viii) the costs and expenses of qualifying the Common Units for inclusion in the book-entry settlement system of the DTC and (ix) the fees and expenses of the transfer agent and registrar. Except as provided herein, all Selling Expenses shall be borne by the Selling Holders pro rata in proportion to the number of Registrable Securities sold by each Selling Holder or as they may otherwise agree; provided, however, that any and all reasonable fees and expenses of counsel incurred by Bronco in connection with the IPO Registration shall be borne by the Partnership, provided that such reimbursed fees and expenses shall not, in the aggregate, exceed $250,000 if the IPO Date occurs on or before December 31, 2013, which amount shall increase by $25,000 per quarter (and partial quarter) after December 31, 2013 until the IPO Date occurs.

6.Indemnification.

(a)By the Partnership. If underwriters are engaged in connection with any registration referred to in Section 2, the Partnership shall provide indemnification, representations, covenants, opinions and other assurances to the underwriters in form and substance reasonably satisfactory to such underwriters and the Partnership. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, in addition to and not in limitation of the Partnership's obligations under Section 7.7 of the Partnership Agreement, to the fullest extent permitted by applicable law, the Partnership shall indemnify and hold harmless each Selling Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act), and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (collectively, “Losses”), based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus under which any Registrable Securities were registered or sold by such Selling Holder under the Securities Act, or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such Loss arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission so made in such

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Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus in reliance upon or in conformity with written information furnished to the Partnership by or on behalf of such Selling Holder specifically for use in the preparation thereof.

(b)By Each Selling Holder. Each Selling Holder agrees, to the fullest extent permitted by law, to severally and not jointly, indemnify and hold harmless the Partnership, the General Partner's officers and its directors and each Person who controls the Partnership (within the meaning of the Securities Act) and any agent thereof to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in such Registration Statement, preliminary prospectus, final prospectus or free writing prospectus and any indemnification hereunder will be limited to the amount of net proceeds received from the sale of Registrable Securities by such Holder under such Registration Statement.

7.Facilitation of Sales Pursuant to Rule 144.

(a)Upon effectiveness of a Registration Statement with the Commission, the Partnership shall use reasonable best efforts to timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144), and take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144.

(b)The Parties agree that, as of the date of this Agreement, it is the intent of the Parties that the ownership, operation and management of the Partnership will be structured so that Bronco will not be considered an “affiliate” (as such term is defined in Rule 144) of the Partnership. In connection therewith on or before the 91st day following the IPO Closing Date, subject to compliance with applicable law and so long as Bronco together with its Affiliates (i) owns less than 15% of the Common Units, and (ii) has no right to designate any member of the Board of Directors, the Partnership will remove any transfer restrictions with respect to Common Units owned by Bronco, including providing such authorizations, directions and legal opinions as may be reasonably requested by the transfer agent that authorize the removal of any restrictive legends on such Common Units and/or directing the transfer agent to issue such Common Units without any such legend upon sale by Bronco of such Common Units.

8.Limitation on Subsequent Registration Rights. From and after the date hereof, the Partnership shall not, without the prior written consent of Bronco (for so long as it is a Holder) and the Holders of a majority of the then outstanding Registrable Securities, enter into any agreement with any current or future holder of any securities of the Partnership that would allow such current or future holder to require the Partnership to include securities in any registration statement filed by the Partnership on a basis that is senior in any way to the registration rights granted to the Initial Holders hereunder.

9.Miscellaneous.

(a)Discontinued Disposition. Each Holder agrees by its acquisition of such Registrable Securities that, upon receipt of a notice from the Partnership of the occurrence of any event of the kind described in clauses (ii) through (v) of Section 3(d), such Holder shall forthwith discontinue disposition of such Registrable Securities under the Registration Statement until such Holder's receipt of the copies of the supplemental Prospectus or amended Registration Statement or until it is advised in writing by the Partnership that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any

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additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. The Partnership may provide appropriate stop orders to enforce the provisions of this Section 9(a).

(b)Recapitalization, Exchanges, etc. Affecting the Common Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all Partnership Interests or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, including any equity securities that may be issued in exchange for Registrable Securities in connection with any merger, consolidation or other business combination involving the Partnership and any of its subsidiaries, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement. The Partnership will not take any action, or permit any change to occur, with respect to the terms of its securities that would materially and adversely affect the ability of the Holders to include Registrable Securities in a registration undertaken pursuant to this Agreement or that would adversely affect the marketability of such Registrable Securities in any such registration.

(c)Change of Control. The Partnership shall not merge, consolidate or combine with any other Person unless the agreement providing for such merger, consolidation or combination expressly provides for the continuation of the registration rights specified in this Agreement with respect to the Registrable Securities or other equity securities issued pursuant to such merger, consolidation or combination.

(d)Specific Performance. Damages in the event of breach of this Agreement by a Party may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Party, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the Parties hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief (including the requirement to post bond). The existence of this right will not preclude any such Party from pursuing any other rights and remedies at law or in equity which such Party may have.

(e)Amendments. This Agreement may be amended only by means of a written amendment signed by (i) the Partnership, (ii) the Holders of 66 2/3% of the then-outstanding Registrable Securities and (iii) for so long as it is a Holder, Bronco; provided, however, that no such amendment shall adversely affect the rights of any Holder hereunder without the consent of such Holder.

(f)Notices. All notices, demands, requests and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Person at the address described below:

(i)if to a Holder, at (A) the most current mailing or email address given by such Holder to the Partnership in accordance with the provisions of this Section 9(f), which addresses initially are, with respect to the Holders, set forth opposite each Holder's name on the signature page hereto;

(ii)if to a transferee of a Holder, to such Holder at the mailing address or email address provided pursuant to this Section 9(f); and

(iii)if to the Partnership, at [] or Email: [], Attention: [], notice of which is given in accordance with the provisions of this Section 9(f).

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The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of email and other forms of electronic communication. All such notices and communications shall be deemed to have been received (i) at the time delivered by hand, if personally delivered; (ii) the date of transmission, if such notice or communication is delivered via facsimile or email prior to 5:00 p.m. Central Time on a Business Day; (iii) the first Business Day after the date of transmission, if such notice or communication is delivered via facsimile or email (A) on a day other than a Business Day or (B) later than 5:00 p.m. Central Time on a Business Day and earlier than 11:59 p.m. Central Time on such date; or (iv) when actually received, if sent by any other means.
(g)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns. Except as provided in this Section 9(g), this Agreement, and any rights or obligations hereunder, may not be assigned without the prior written consent of the Partnership and the Holders. Notwithstanding anything in the foregoing to the contrary (but subject to the last sentence of Section 4), the registration rights of a Holder pursuant to this Agreement with respect to all or any portion of its Registrable Securities may be assigned without such consent (but only with all related obligations) with respect to such Registrable Securities (and any Registrable Securities issued as a dividend or other distribution with respect to, in exchange for or in replacement of such Registrable Securities) by such Holder to a transferee of such Registrable Securities; provided (i) the transfer of the underlying Registrable Securities was made in accordance with the terms of the Partnership Agreement; (ii) the Partnership is, promptly after such transfer, furnished with written notice of the name, mailing address and email address of such transferee or assignee and the Registrable Securities with respect to which such registration rights are being assigned; and (iii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Agreement. The Partnership may not assign its respective rights or obligations hereunder without the prior written consent of each of the Holders.

(h)Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the Parties, notwithstanding that all such Parties are not signatories to the original or the same counterpart. Each Party shall become bound by this Agreement immediately upon affixing its signature hereto.

(i)Applicable Law; Forum, Venue and Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to the principles of conflicts of law that would request an application of another state's laws. Each of the Parties:

(i)irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among the Parties, or the rights or powers of, or restrictions on, the Parties) or (B) asserting a claim arising pursuant to any provision of the Delaware Act shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii)irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding;

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(iii)agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or of any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv)expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v)consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

(j)Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

(k)Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

(l)Facsimile Signatures. The use of facsimile or electronic signatures affixed in the name and on behalf of the Party executing is expressly permitted by this Agreement.

(m)Entire Agreement. This Agreement, together with the other Transaction Documents, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior contracts or agreements with respect to the subject matter hereof and the matters addressed or governed hereby or in the other Transaction Documents, whether oral or written. Without limiting the foregoing, each of the Parties acknowledges and agrees that (i) this Agreement is being executed and delivered in connection with each of the other Transaction Documents and the transactions contemplated hereby and thereby, (ii) the performance of this Agreement and the other Transaction Documents and expected benefits herefrom and therefrom are a material inducement to the willingness of the Parties to enter into and perform this Agreement and the other Transaction Documents and the transactions described herein and therein, (iii) the Parties would not have been willing to enter into this Agreement in the absence of the entrance into, performance of, and the economic interdependence of, the Transaction Documents, (iv) the execution and delivery of this Agreement and the other Transaction Documents and the rights and obligations of the parties hereto and thereto are interrelated and part of an integrated transaction being effected pursuant to the terms of this Agreement and the other Transaction Documents, (v) irrespective of the form such documents have taken, or otherwise, the transactions contemplated by this Agreement and the other Transaction Documents are necessary elements of one and the same overall and integrated transaction, (vi) the transactions contemplated by this Agreement and by the other Transaction Documents are economically interdependent and (vii) such Party will cause any of its successors or permitted assigns to expressly acknowledge and agree to this Section 9(m) prior to any assignment or transfer of this Agreement, by operation of law or otherwise.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

[JV OPCO LP] By: [New GP LLC], its General Partner By: Name: Title:

1111 Louisiana Street Houston, TX 77002 Attention: Chief Financial Officer Fax: 713.207.9680 Gary.Whitlock@CenterPointEnergy.com	CENTERPOINT ENERGY RESOURCES CORP. By: Name: Title:

321 North Harvey P.O. Box 321 Oklahoma City, Oklahoma 73101-0321 Attention: Sean Trauschke Fax: 405.553.3760 trauscrs@oge.com	OGE ENOGEX HOLDINGS LLC By: Name: Title:

c/o ArcLight Capital Partners, LLC 200 Clarendon Street, 55th Floor Boston, Massachusetts 02117 Attention: Christine M. Miller Fax: 617.867.4698 cmiller@arclightcapital.com	ENOGEX HOLDINGS LLC By: Name: Title:

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EXHIBIT M

OPCO LP
TAX SHARING AGREEMENT
by and among
CENTERPOINT ENERGY INC.,
OGE ENERGY CORP.,
NEW GP LLC
AND
OPCO LP
March [•], 2013

OPCO LP
TAX SHARING AGREEMENT
THIS TAX SHARING AGREEMENT (the “Agreement”), dated as of March [], 2013 (the “Effective Date”), is entered into by and among CenterPoint Energy, Inc., a Texas corporation (“CNP”), OGE Energy Corp., an Oklahoma corporation (“OGE”), New GP LLC, a [] limited liability company (“GP”), and Opco LP, a Delaware limited partnership (“Opco”).
RECITALS
WHEREAS, CNP is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Code (as defined below), which currently files a consolidated federal income tax return;
WHEREAS, OGE is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Code, which currently files a consolidated federal income tax return;
WHEREAS, Opco Group (as defined below) includes various entities that may be required to join with either CNP or OGE in filing a Combined Return (as defined below);
WHEREAS, the Parties wish to set forth general principles under which they will allocate and share Taxes (as defined below) and related liabilities in the event that Opco Group is required to join with either CNP or OGE in filing a Combined Return with respect to any Tax;
WHEREAS, CNP, on behalf of itself and its present and future direct and indirect subsidiaries other than members of Opco Group (“CNP Group”), OGE, on behalf of itself and its present and future direct and indirect subsidiaries other than members of Opco Group (“OGE Group”), GP on behalf of itself, and Opco, on behalf of itself and its present and future direct and indirect subsidiaries (“Opco Group”), are entering into this Agreement to allocate among CNP Group, OGE Group, and Opco Group responsibilities, liabilities and benefits relating to any Tax for which a Combined Return (as defined herein) is filed for a taxable period including or beginning on or after the Effective Date;
NOW, THEREFORE, in consideration of the mutual agreements, provisions, and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS

1.1Definitions. The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“Accounting Referee” is defined in Section 6.10.
“Claim” is defined in Section 3.3.
“CNP Group” is defined in the Recitals to this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto, as in effect for the taxable period in question.

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“Combined Group” means a group of entities that files a Combined Return.
“Combined Return” means any Tax Return filed with a jurisdiction within the United States (other than a United States federal income Tax Return) that is filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line-of-business combination or any other form of combination), or unitary basis that includes activities of any member of either CNP Group or OGE Group and any member of Opco Group.
“Final Determination” means the final resolution of any Tax (or other matter) for a taxable period, including related interest or penalties, that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including (i) by the expiration of a statute of limitations or a period for appealing from adverse determinations, (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable, (iii) by a closing agreement, an accepted offer in compromise, or a comparable agreement under laws of the particular Tax Authority, (iv) by execution of a settlement agreement under the laws of a Tax Authority, or (v) by any allowance of a refund or credit, but only after the expiration of all periods during which such refund may be adjusted.
“Notice” is defined in Section 6.1.
“OGE Group” is defined in the Recitals to this Agreement.
“Opco Group” is defined in the Recitals to this Agreement.
“Opco Group Deposit” is defined in Section 3.1(d).
“Opco Group Members” means those entities included in Opco Group.
“Opco Group Pro Forma Adjusted Tax Liability” is defined in Section 3.3.
“Opco Group Pro Forma Combined Return” means a pro forma combined return or other schedule prepared in accordance with Section 3.1(c).
“Opco Group Pro Forma Combined Tax Liability” means, with respect to any Tax, Opco Group's liability for such Tax owed with respect to a Combined Return for a taxable period, as determined under Section 3.1(b).
“Party” means each of CNP, OGE, GP, and Opco, and solely for purposes of this definition, “CNP” includes CNP Group, “OGE” includes “OGE Group,” and “Opco” includes Opco Group. Each of CNP, OGE, and Opco shall cause CNP Group, OGE Group, and Opco Group, respectively, to comply with this Agreement.
“Tax” means the Texas franchise tax or any similar state or local income, gross receipts, or franchise tax imposed directly on a limited liability company or partnership and computed on a combined, consolidated or unitary basis, together with related interest, penalties, or other additions to tax.
“Tax Attribute” means a net operating loss, a net capital loss, an unused investment credit, an excess charitable contribution, a general business tax credit, and any other tax credit or loss carryover.
“Tax Authority” means a state or local governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

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“Tax Controversy” means any audit, examination, dispute, suit, action, litigation or other judicial or administrative proceeding initiated by a Party or a Tax Authority.
“Tax Item” means any item of income, gain, loss, deduction or credit, or other item reflected on a Tax Return.
“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax Return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
Any term used but not capitalized herein that is defined in the Code or in the Treasury Regulations thereunder shall, to the extent required by the context of the provision at issue, have the meaning assigned to it in the Code or such regulation.
ARTICLE II
PREPARATION AND FILING OF TAX RETURNS

2.1Manner of Filing Combined Returns.

(a)Within ninety (90) days following the tax year-end of Opco, GP shall review the facts and circumstances relating to the ownership and operation of the Opco Group and make a determination of whether applicable law requires any Opco Group Member to be combined with either CNP or OGE for purposes of reporting any Tax. GP shall notify the Parties that combination is required within fifteen (15) days of the date such determination is made or within fifteen (15) days of the date a Final Determination is issued requiring that any Opco Group Member be combined with either CNP or OGE for purposes of reporting any Tax. Upon consent of the Parties (such consent not to be unreasonably withheld conditioned or delayed), Opco Group shall be included in a Combined Return as determined by GP. Any disputes with respect to whether Opco Group is required to be included in a Combined Return shall be resolved in accordance with Section 6.10 below.

(b)Upon receipt of a notification from GP that combination is required and consent of all Parties, for periods that include the Effective Date and periods after the Effective Date, the Party with whom combination is required (CNP or OGE) shall have sole and exclusive responsibility for preparing and filing, and shall prepare and file, all Combined Returns or cause to be prepared and filed all Combined Returns on which their Tax Items are reported. A Party responsible for filing a Combined Return hereunder shall be authorized to take actions necessary or incidental to preparing and filing a Combined Return, including, without limitation, (i) making elections and adopting accounting methods, (ii) filing extensions of time, including extensions of time for payment of tax, (iii) filing claims for refund or credit, and (iv) giving waivers or bonds.

(c)For periods that include the Effective Date and periods after the Effective Date, Opco shall have sole and exclusive responsibility for preparing and filing, and shall prepare and file or cause to be prepared and filed, all Tax Returns of Opco Group Members that are not Combined Returns.

(d)GP shall have sole discretion to include, or cause to be included, in a Combined Return any Opco Group Member for which inclusion in such Combined Return is elective; provided, however, that Opco Group Pro Forma Combined Tax Liability for any period shall not exceed the aggregate of (x) each such elective Opco Group Member's liability for such Tax for such period, computed as if such Opco Group

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Member were not included in such Combined Return and (y) Opco Group Pro Forma Combined Tax Liability calculated for Opco Group Members for which inclusion is mandatory. If applicable, Opco shall provide pro forma Tax Returns in accordance with Section 3.1(c) of this Agreement to support calculation under this Section 2.1(d).

2.2Franchise Tax Taxable Period. References to “taxable period” for any franchise or other doing business Tax shall mean the taxable period during which income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by paying such franchise Tax.

ARTICLE III
ALLOCATION OF TAXES

3.1Allocation of Opco Group Taxes.

(a)Liability of Opco Group. For each taxable period that includes or begins on or after the Effective Date and for which a Combined Return is filed, Opco Group Members included in such Combined Return shall be liable to the Party responsible for payment of Tax reflected on such Combined Return for an amount equal to Opco Group Pro Forma Combined Tax Liability in respect of such Combined Return.

(b)Calculation of Opco Group Pro Forma Combined Tax Liability. With respect to each Tax for each taxable period that includes or begins on or after the Effective Date and for which a Combined Return is filed, Opco Group Pro Forma Combined Tax Liability for such Tax for such taxable period shall be the Tax for such taxable period as determined on an Opco Group Pro Forma Combined Return prepared:

(i)by including only Tax Items of Opco Group Members that are included in the Combined Return and computing the liability of such Opco Group Members as if they were members of a separate combined, consolidated or unitary group; and

(ii)by limiting Opco Group Pro Forma Combined Tax Liability to total Tax liability on the Combined Return.

(c)Preparation and Delivery of Pro Forma Tax Returns. Not later than ninety (90) days following the date on which a Combined Return is filed with the appropriate Tax Authority, Opco shall prepare and deliver to the Party filing the Combined Return a pro forma tax return calculating the Opco Group Pro Forma Combined Tax Liability attributable to the period covered by such filed Combined Return (“Opco Group Pro Forma Combined Return”).

(d)Payment of Tax. The Party responsible for filing a Combined Return shall timely pay (or shall cause to be timely paid) any Tax reflected on the Combined Return and hold harmless Opco Group Members for all liability for such Tax. In the event the Party responsible for filing a Combined Return is required to make an estimated payment or deposit of Tax with respect to a Combined Return, the Party responsible for filing the Combined Return shall calculate the portion, if any, of such estimated payment or deposit attributable to Opco Group using a methodology similar to that described in Section 3.1(b) (the “Opco Group Deposit”) and shall present such calculation to Opco. Within forty-five (45) days thereafter, Opco shall pay the Opco Group Deposit to the Party responsible for filing the related Combined Return. Not later than ninety (90) days following the date on which a Combined Return is filed with the appropriate Tax Authority, Opco shall pay to the Party that filed the Combined Return the related Opco Group Pro Forma Combined Tax Liability less the amount of any previously paid Opco Group Deposit relating to the same

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Combined Return. If the Opco Group Pro Forma Combined Tax Liability is less than the amount of the Opco Group Deposit, the Party that filed the Combined Return shall refund to Opco the difference between the Opco Group Deposit paid less the Opco Group Pro Forma Combined Tax Liability relating to that same return not later than ninety (90) days following the date on which a Combined Return is filed with the appropriate Tax Authority. If Opco pays an Opco Group Deposit and it is subsequently determined that Opco should not be included in a Combined Return, the Party that received the Opco Group Deposit shall repay the Opco Group Deposit to Opco within ninety (90) days of receiving notification from GP that combination with Opco Group Members is not required. Opco Group Members shall be jointly and severally liable for payments required under this Section 3.1(d).

(e)Indemnity. To the extent that a Tax Authority collects or attempts to collect from Opco Group or any Opco Group Member Taxes reported by or due by the Party responsible for filing a Combined Return or any member of that Party's Combined Group, the Party responsible for filing the Combined Return shall indemnify and hold harmless Opco or the Opco Group Members for such Taxes and costs associated with complying with or contesting such collection action.

(f)Subsequent Changes in Treatment of Tax Items.

(i)In the event a Tax Authority issues or revises a statute or administrative regulation requiring a retroactive change in the treatment of any Tax Item of Opco Group, or in the event a Final Determination changes the Tax Liability on a Combined Return, Opco shall recalculate Opco Group Pro Forma Combined Tax Liability for affected periods in the manner set forth in Section 3.1(b).

(ii)The Party responsible for filing a Combined Return shall timely pay (or shall cause to be timely paid) any Tax due as a result of a retroactive change in a statute or administrative regulation or Final Determination and hold harmless Opco and Opco Group Members for all liability for such Tax. If a recalculation required by this Section 3.1(f) increases Opco Group Pro Forma Combined Tax Liability, Opco shall pay such increase to the Party that filed the related Combined Return. If the recalculation decreases Opco Group Pro Forma Combined Tax Liability, the Party that filed the related Combined Return shall pay such decrease to Opco. Payments under this Section 3.1(f) shall be made within thirty (30) days of discovery of applicable statutory or regulatory changes or the Final Determination, as applicable.

3.2Penalties and Interest. The Party responsible for filing a Combined Return hereunder shall be solely liable for penalties and interest resulting from its failure to timely file Combined Returns or its errors or omissions on Combined Returns, provided the penalties and/or interest do not result from Opco's failure to provide accurate information in a timely manner. Penalties and/or interest resulting from Opco's failure to provide accurate information in a timely manner shall be borne by Opco.

3.3Amended Returns. The Party responsible for filing a Combined Return may not file any claim for refund or amend any Combined Return (a “Claim”) that could result in an increase in the Opco Group Pro Forma Combined Tax Liability without the consent of Opco (such consent not to be unreasonably withheld, conditioned or delayed). Upon filing of any Claim, the Opco Group Pro Forma Combined Tax Liability shall be recomputed using a methodology similar to that described in Section 3.1(b) to determine any increase or decrease in the Opco Group Pro Forma Tax Liability as a result of the filing of such Claim (the "Opco Group Pro Forma Adjusted Tax Liability"). If the Opco Group Pro Forma Adjusted Tax Liability exceeds the Opco Group Pro Forma Combined Tax Liability, Opco shall pay to the Party that filed the Combined Return the Opco Group Pro Forma Adjusted Tax Liability less the Opco Group Pro Forma Combined Tax Liability. If the Opco Group Pro Forma Combined Tax Liability exceeds the Opco Group Pro Forma Adjusted Tax Liability, the Party responsible for filing the Combined Return shall pay to Opco the Opco Group Pro Forma

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Combined Tax Liability less the Opco Group Pro Forma Adjusted Tax Liability. Payments due under this Section 3.3 shall be due within ninety (90) days of the filing of a Claim, provided however, in the event that the Party that filed the Claim receives a refund (whether in the form of a credit on a return or otherwise) and is required to make a payment to Opco as a result of such Claim, such payment shall be due within thirty (30) days of receipt of the refund.

ARTICLE IV
CONTROL OF TAX PROCEEDINGS; COOPERATION AND EXCHANGE OF INFORMATION

4.1Control of Proceedings. Except as provided in this Article IV, the Party responsible for filing a Combined Return under this Agreement shall have full responsibility for, and discretion in, handling, settling or contesting any Tax Controversy involving the Combined Return and shall bear all costs associated therewith, provided that the Party responsible for filing a Combined Return shall not settle any such Tax Controversy without the consent of Opco (such consent not to be unreasonably withheld, condition or delayed) if such settlement would increase the relevant Opco Group Combined Liability; and provided further that if a Tax Controversy relates predominantly to Tax Items of an Opco Group Member, Opco shall control the Tax Controversy and bear all costs associated therewith.

4.2Cooperation and Exchange of Information.

(a)Each Party shall cooperate fully at such time and to the extent reasonably requested by any other Party in connection with preparing and filing any Tax Return or claim for refund, or conducting any audit, dispute, proceeding, suit or action concerning any issues or other matters considered in this Agreement. Such cooperation shall include, without limitation, the following:

(i)retaining and, when requested, providing Tax Returns, books, records (including those concerning ownership and Tax basis of property which a Party may possess), documentation or other information relating to Tax Returns, including accompanying schedules, related workpapers, and documents relating to rulings or other determinations by Tax Authorities, until the expiration of applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof);

(ii)providing additional information, including an explanation of material provided under clause (i) of this Section 4.2(a), to the extent such information is necessary or reasonably helpful in connection with the foregoing;

(iii)the execution of any document that may be necessary or reasonably helpful in connection with filing a Tax Return by the Parties or of their respective subsidiaries, or in connection with any audit, dispute, proceeding, suit or action; and

(iv)such Party's commercially reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing.

(b)Each Party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with any of the foregoing matters.

(c)If any Party fails to provide information requested under this Section 4.2 within a reasonable period, as determined in good faith by the Party requesting the information, the requesting Party may engage a public accounting firm to gather such information, provided that the requesting Party gives thirty (30) days'

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prior written notice to the unresponsive Party. If the unresponsive Party fails to provide within thirty (30) days of receiving such notice: (i) the requested information; or (ii) an explanation of why the information cannot be immediately provided along with a reasonable timeframe within which the information will be provided, then the unresponsive Party shall provide the requesting Party's public accounting firm full access to all appropriate records or other information as reasonably necessary to comply with this Section 4.2 and shall reimburse the requesting Party or pay directly all costs connected with the requesting Party's engagement of the public accounting firm.

ARTICLE V
WARRANTIES AND REPRESENTATIONS; PAYMENT OBLIGATIONS

5.1Warranties and Representations. Each Party warrants and represents to the other that:

(a)in the case of CNP, it is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power to carry out the transactions contemplated by this Agreement;

(b)in the case of OGE, it is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has all requisite power to carry out the transactions contemplated by this Agreement;

(c)in the case of GP, it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of [] and has all requisite power to carry out the transactions contemplated by this Agreement;

(d)in the case of Opco, it is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power to carry out transactions contemplated by this Agreement;

(e)it has duly and validly taken all action necessary to authorize execution, delivery and performance of this Agreement and consummation of transactions contemplated hereby;

(f)this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms subject, as to the enforcement of remedies, to (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect and (ii) to general principles of equity, whether enforcement is sought in a proceeding at law or in equity; and

(g)the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance with any of the provisions of this Agreement will not (i) conflict with or result in a breach of any provision of its certificate of incorporation, by-laws, certificate of formation or limited partnership agreement, (ii) breach, violate or result in a default under any of the terms of any agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or affecting any of its properties or assets.

5.2Calculation of Payment Obligations. Except as otherwise provided under this Agreement, to the extent that the payor Party has a payment obligation to the payee Party under this Agreement, the payee Party shall provide the payor Party with its calculation of the amount of such obligation. The documentation of

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such calculation shall provide sufficient detail to permit the payor Party to reasonably understand the calculation. All payment obligations shall be made to the payee Party or to the appropriate Tax Authority as specified by the payee Party within thirty (30) days after the payee Party delivers written notice of a payment obligation to the payor Party. Any disputes with respect to payment obligations shall be resolved in accordance with Section 6.10 below.

5.3Prompt Performance. All actions required to be taken by any Party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

5.4Interest. Payments under this Agreement that are not made within the period prescribed therefor in this Agreement shall bear interest (compounded daily) from and including the date immediately following the last date of such period through and including the date of payment at a rate equal to the lower of the Federal short-term rate or rates established under Section 6621 of the Code for the period during which such payment is due but unpaid.

5.5Tax Records. The Parties hereby agree to retain and provide on proper demand by any Tax Authority (subject to any applicable privileges) books, records, documentation and other information relating to any Tax Return until the later of (a) the expiration of the applicable statute of limitations (giving effect to any extension, waiver, or mitigation thereof), (b) the date specified in an applicable records retention agreement entered into with a Tax Authority, (c) a Final Determination made with respect to such Tax Return; and (d) the final resolution of any claim made under this Agreement for which such information is relevant.

5.6Continuing Covenants. Each Party agrees (i) not to take any action outside the ordinary course of such Party's regular business activities that is reasonably expected to result in a new or changed Tax Item that is detrimental to any other Party and (ii) to take any action reasonably requested by any other Party that is within the ordinary course of the requested Party's regular business activities and that would reasonably be expected to result in a new or changed Tax Item that produces a benefit or avoids a detriment to such other Party; provided that such action does not result in any additional cost not fully compensated for by the requesting Party. The Parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the Parties with respect to matters otherwise covered by this Agreement.

ARTICLE VI
MISCELLANEOUS PROVISIONS

6.1Notice. Notice, demand, claim, or other communication required or permitted to be given under this Agreement (“Notice”) shall be in writing and may be personally served provided a receipt is obtained therefor, or may be sent by certified mail return receipt requested postage prepaid, to the Parties at the following addresses (or at such other address as one Party may specify by Notice to any other Party):

If to CNP, addressed to:

CenterPoint Energy Inc.
1111 Louisiana Street
Houston, Texas 77002
Attention: Chief Financial Officer
Fax: (713)-207-9680

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with a copy to:

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention: David Kirkland
Fax: (713) 229-1522

If to OGE, addressed to:

[•]
_________________________
_________________________
Attention: ________________
Fax: (___) ___-____

with a copy to:

Jones Day
717 Texas Avenue, Suite 3300
Houston, Texas 77002
Attention: James E. Vallee
Fax: (832) 239-3600

If to GP, addressed to:

[•]
_________________________
_________________________
Attention: ________________
Fax: (___) ___-____

with a copy to:

[•]
_________________________
_________________________
Attention: ________________
Fax: (___) ___-____

If to Opco, addressed to:

[•]
_________________________
_________________________
Attention: ________________
Fax: (___) ___-____

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with a copy to:

[•]
_________________________
_________________________
Attention: ________________
Fax: (___) ___-____

A Notice that is delivered personally shall be deemed given as of the date specified on the written receipt therefor. A Notice mailed as provided herein shall be deemed given on the third business day following the date so mailed. Notification of a change of address may be given by any Party to another in the manner provided in this Section 6.1 for providing a Notice.
6.2Injunctions. The Parties acknowledge that irreparable damage would occur if provisions of this Agreement are not performed in accordance with its specific terms or are otherwise breached. The Parties shall be entitled to an injunction to prevent breaches of this Agreement and to enforce specifically this Agreement in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

6.3Further Assurances. Subject to the provisions hereof, the Parties shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement. Subject to the provisions hereof, each of the Parties shall, in connection with entering into this Agreement, perform its obligations hereunder and take any and all actions relating hereto, comply with all applicable laws, regulations, orders, and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority and promptly provide the other Parties with all such information as such Parties may reasonably request in order to be able to comply with the provisions of this sentence.

6.4Parties in Interest. Nothing in this Agreement expressed or implied is intended to confer any right or benefit upon any person, firm or corporation other than the Parties and their respective successors and permitted assigns.

6.5Setoff. All payments to be made under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

6.6Change of Law. If, due to any change in applicable law or regulations or the interpretation thereof by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the Parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

6.7Termination and Survival. Notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) or until otherwise agreed to in writing by the Parties, or their successors.

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6.8Amendments; No Waivers.    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

6.9Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed in the State of Texas.

6.10Resolution of Certain Disputes. Any disagreement between the Parties with respect to any matter that is the subject of this Agreement, including, without limitation, any disagreement with respect to any calculation or other determinations hereunder, which is not resolved by mutual agreement of the Parties, shall be resolved by a nationally recognized independent accounting firm chosen by and mutually acceptable to the Parties hereto (an “Accounting Referee”). Such Accounting Referee shall be chosen by the Parties within fifteen (15) business days from the date on which one Party serves written notice on another Party requesting the appointment of an Accounting Referee, provided that such notice specifically describes the issues to be considered and resolved by the Accounting Referee. In the event the Parties cannot agree on the selection of an Accounting Referee, then the Accounting Referee shall be any office or branch of the public accounting firm of []. The Accounting Referee shall resolve any such disagreements as specified in the notice within thirty (30) days of appointment; provided, however, that no Party shall be required to deliver any document or take any other action under this Section 6.10 if it determines that such action would result in the waiver of any legal privilege or any detriment to its business. Any resolution of an issue submitted to the Accounting Referee shall be final and binding on the Parties hereto without further recourse. The Parties shall share the costs and fees of the Accounting Referee equally.

6.11Confidentiality. Except to the extent required to protect a Party's interests in a Tax Controversy, each Party shall hold and shall cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such Party) concerning another Party or its representatives under this Agreement (except to the extent that such information can be shown to have been (i) previously known by the Party to which it was furnished, (ii) in the public domain through no fault of such Party, or (iii) later lawfully acquired from other sources by the Party to which it was furnished), and each Party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of this Agreement's provisions. Each Party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by another Party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

6.12Costs, Expenses and Attorneys' Fees. Except as expressly set forth in this Agreement, each Party shall bear its own costs and expenses incurred under this Agreement. In the event a Party brings an action or proceeding for the breach or enforcement of this Agreement, the prevailing party in such action, proceeding, or appeal, whether or not such action, proceeding or appeal proceeds to final judgment, shall be entitled to recover as an element of its costs, and not as damages, such reasonable attorneys' fees as may be awarded in the action, proceeding or appeal in addition to whatever other relief the prevailing party may be entitled. For purposes of this Section 6.12, the “prevailing party” shall be the Party who is entitled to recover its costs; a Party not entitled to recover its costs shall not recover attorneys' fees. No sum for attorneys' fees

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shall be counted in calculating the amount of the judgment for purposes of determining whether a Party is entitled to recover its costs or attorneys' fees.

6.13Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

6.14Severability. The Parties hereby agree that, if any provision of this Agreement should be adjudicated to be invalid or unenforceable, such provision shall be deemed deleted herefrom with respect, and only with respect, to the operation of such provision in the particular jurisdiction in which such adjudication was made, and only to the extent of the invalidity, and any such invalidity or unenforceability in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All other remaining provisions of this Agreement shall remain in full force and effect for the particular jurisdiction and all other jurisdictions.

6.15Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other agreements, whether or not written, in respect of any Tax between CNP Group, OGE Group, GP, and Opco Group. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any other agreement between the CNP Group, OGE Group, GP, and the Opco Group the provisions of this Agreement shall take precedence and to such extent shall be deemed to supersede such conflicting provisions under the other agreement.

6.16Assignment. This Agreement is being entered into by CNP, OGE, GP and Opco on behalf of themselves and each member of the CNP Group, OGE Group, and the Opco Group. This Agreement shall constitute a direct obligation of each such member and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a member of the CNP Group, OGE Group, or the Opco Group in the future. Each of CNP, OGE, and Opco hereby guarantee the performance of all actions, agreements and obligations provided for under this Agreement of each member of the CNP Group, OGE Group, and the Opco Group, respectively. Each of CNP, OGE, and Opco shall, upon the written request of the other, cause any of their respective group members to formally execute this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the successors, assigns and persons controlling GP or the successors, assigns, and persons controlling any of the other entities bound hereby for so long as such successors, assigns or controlling persons are members of the CNP Group, OGE Group, or the Opco Group or their successors and assigns.

6.17Fair Meaning. This Agreement shall be construed in accordance with its fair meaning and shall not be construed strictly against the drafter.

6.18Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part or to affect the meaning or interpretation of this Agreement.

6.19Construction. In this Agreement, unless the context otherwise requires the terms “herein,” “hereof,” and “hereunder” refer to this Agreement.

* * * *
SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first above written.

CENTERPOINT ENERGY, INC.

By:_______________________
Name:
Title:

OGE ENERGY CORP.

By:_______________________
Name:
Title:

NEW GP LLC

By:_______________________
Name:
Title:

OPCO LP

By: NEW GP LLC, its general partner

By:_______________________
Name:
Title:

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EXHIBIT N

NEW GP LLC
TAX SHARING AGREEMENT
by and among
CENTERPOINT ENERGY INC.,
OGE ENERGY CORP.,
AND
NEW GP LLC
March [•], 2013

NEW GP LLC
TAX SHARING AGREEMENT
THIS TAX SHARING AGREEMENT (the “Agreement”), dated as of March [], 2013 (the “Effective Date”), is entered into by and among CenterPoint Energy, Inc., a Texas corporation (“CNP”), OGE Energy Corp., an Oklahoma corporation (“OGE”), and New GP LLC, a [] limited liability company (“GP”).
RECITALS
WHEREAS, CNP is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Code (as defined below), which currently files a consolidated federal income tax return;
WHEREAS, OGE is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Code, which currently files a consolidated federal income tax return;
WHEREAS, GP may be required to join with either CNP or OGE in filing a Combined Return (as defined below);
WHEREAS, the Parties wish to set forth general principles under which they will allocate and share Taxes (as defined below) and related liabilities in the event that GP is required to join with either CNP or OGE in filing a Combined Return with respect to any Tax;
WHEREAS, CNP, on behalf of itself and its present and future direct and indirect subsidiaries (“CNP Group”), OGE, on behalf of itself and its present and future direct and indirect subsidiaries (“OGE Group”), and GP on behalf of itself, are entering into this Agreement to allocate among CNP Group, OGE Group, and GP responsibilities, liabilities and benefits relating to any Tax for which a Combined Return (as defined herein) is filed for a taxable period including or beginning on or after the Effective Date;
NOW, THEREFORE, in consideration of the mutual agreements, provisions, and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS

1.1Definitions. The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“Accounting Referee” is defined in Section 6.10.
“Claim” is defined in Section 3.3.
“CNP Group” is defined in the Recitals to this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto, as in effect for the taxable period in question.
“Combined Group” means a group of entities that files a Combined Return.

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“Combined Return” means any Tax Return filed with a jurisdiction within the United States (other than a United States federal income Tax Return) that is filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line-of-business combination or any other form of combination), or unitary basis that includes activities of GP and activities of any member of either CNP Group or OGE Group.
“Final Determination” means the final resolution of any Tax (or other matter) for a taxable period, including related interest or penalties, that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including (i) by the expiration of a statute of limitations or a period for appealing from adverse determinations, (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable, (iii) by a closing agreement, an accepted offer in compromise, or a comparable agreement under laws of the particular Tax Authority, (iv) by execution of a settlement agreement under the laws of a Tax Authority, or (v) by any allowance of a refund or credit, but only after the expiration of all periods during which such refund may be adjusted.
“GP Deposit” is defined in Section 3.1(d).
“GP Pro Forma Adjusted Tax Liability” is defined in Section 3.3.
“GP Pro Forma Combined Return” means a pro forma combined return or other schedule prepared in accordance with Section 3.1(c).
“GP Pro Forma Combined Tax Liability” means, with respect to any Tax, GP's liability for such Tax owed with respect to a Combined Return for a taxable period, as determined under Section 3.1(b).
“Notice” is defined in Section 6.1.
“OGE Group” is defined in the Recitals to this Agreement.
“Party” means each of CNP, OGE, and GP, and solely for purposes of this definition, “CNP” includes CNP Group and “OGE” includes “OGE Group.” Each of CNP and OGE shall cause CNP Group and OGE Group, respectively, to comply with this Agreement.
“Tax” means the Texas franchise tax or any similar state or local income, gross receipts, or franchise tax imposed directly on a limited liability company or partnership and computed on a combined, consolidated or unitary basis, together with related interest, penalties, or other additions to tax.
“Tax Attribute” means a net operating loss, a net capital loss, an unused investment credit, an excess charitable contribution, a general business tax credit, and any other tax credit or loss carryover.
“Tax Authority” means a state or local governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Tax Controversy” means any audit, examination, dispute, suit, action, litigation or other judicial or administrative proceeding initiated by a Party or a Tax Authority.
“Tax Item” means any item of income, gain, loss, deduction or credit, or other item reflected on a Tax Return.

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“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax Return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
Any term used but not capitalized herein that is defined in the Code or in the Treasury Regulations thereunder shall, to the extent required by the context of the provision at issue, have the meaning assigned to it in the Code or such regulation.
ARTICLE II
PREPARATION AND FILING OF TAX RETURNS

2.1Manner of Filing Combined Returns.

(a)Within ninety (90) days following the tax year-end of GP, GP shall review the facts and circumstances relating to its ownership and operation and make a determination of whether applicable law requires GP to be combined with either CNP or OGE for purposes of reporting any Tax. GP shall notify the Parties that combination is required within fifteen (15) days of the date such determination is made or within fifteen (15) days of the date a Final Determination is issued requiring that GP be combined with either CNP or OGE for purposes of reporting any Tax. Upon consent of the Parties (such consent not to be unreasonably withheld conditioned or delayed), GP shall be included in a Combined Return as determined by GP. Any disputes with respect to whether GP is required to be included in a Combined Return shall be resolved in accordance with Section 6.10 below.

(b)Upon receipt of a notification from GP that combination is required and consent of all Parties, for periods that include the Effective Date and periods after the Effective Date, the Party with whom combination is required (CNP or OGE) shall have sole and exclusive responsibility for preparing and filing, and shall prepare and file, all Combined Returns or cause to be prepared and filed all Combined Returns on which their Tax Items are reported. A Party responsible for filing a Combined Return hereunder shall be authorized to take actions necessary or incidental to preparing and filing a Combined Return, including, without limitation, (i) making elections and adopting accounting methods, (ii) filing extensions of time, including extensions of time for payment of tax, (iii) filing claims for refund or credit, and (iv) giving waivers or bonds.

(c)For periods that include the Effective Date and periods after the Effective Date, GP shall have sole and exclusive responsibility for preparing and filing, and shall prepare and file or cause to be prepared and filed, all Tax Returns of GP that are not Combined Returns.

2.2Franchise Tax Taxable Period. References to “taxable period” for any franchise or other doing business Tax shall mean the taxable period during which income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by paying such franchise Tax.

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ARTICLE III
ALLOCATION OF TAXES

3.1Allocation of GP Taxes.

(a)Liability of GP. For each taxable period that includes or begins on or after the Effective Date and for which a Combined Return is filed, GP shall be liable to the Party responsible for payment of Tax reflected on such Combined Return for an amount equal to GP Pro Forma Combined Tax Liability in respect of such Combined Return.

(b)Calculation of GP Pro Forma Combined Tax Liability. With respect to each Tax for each taxable period that includes or begins on or after the Effective Date and for which a Combined Return is filed, GP Pro Forma Combined Tax Liability for such Tax for such taxable period shall be the Tax for such taxable period as determined on an GP Pro Forma Combined Return prepared:

(i)by including only Tax Items of GP; and

(ii)by limiting GP Pro Forma Combined Tax Liability to total Tax liability on the Combined Return

(c)Preparation and Delivery of Pro Forma Tax Returns. Not later than ninety (90) days following the date on which a Combined Return is filed with the appropriate Tax Authority, GP shall prepare and deliver to the Party filing the Combined Return a pro forma tax return calculating the GP Pro Forma Combined Tax Liability attributable to the period covered by such filed Combined Return (“GP Pro Forma Combined Return”).

(d)Payment of Tax. The Party responsible for filing a Combined Return shall timely pay (or shall cause to be timely paid) any Tax reflected on the Combined Return and hold harmless GP for all liability for such Tax. In the event the Party responsible for filing a Combined Return is required to make an estimated payment or deposit of Tax with respect to a Combined Return, the Party responsible for filing the Combined Return shall calculate the portion, if any, of such estimated payment or deposit attributable to GP using a methodology similar to that described in Section 3.1(b) (the “GP Deposit”) and shall present such calculation to GP. Within forty-five (45) days thereafter, GP shall pay the GP Deposit to the Party responsible for filing the related Combined Return. Not later than ninety (90) days following the date on which a Combined Return is filed with the appropriate Tax Authority, GP shall pay to the Party that filed the Combined Return the related GP Pro Forma Combined Tax Liability less the amount of any previously paid GP Deposit relating to the same Combined Return. If the GP Pro Forma Combined Tax Liability is less than the amount of the GP Deposit, the Party that filed the Combined Return shall refund to GP the difference between the GP Deposit paid less the GP Pro Forma Combined Tax Liability relating to that same return not later than ninety (90) days following the date on which a Combined Return is filed with the appropriate Tax Authority. If GP pays a GP Deposit and it is subsequently determined that GP should not be included in a Combined Return, the Party that received the GP Deposit shall repay the GP Deposit to GP within ninety (90) days of receiving notification from GP that combination with GP is not required.

(e)Indemnity. To the extent that a Tax Authority collects or attempts to collect from GP Taxes reported by or due by the Party responsible for filing a Combined Return or any member of that Party's Combined Group, the Party responsible for filing the Combined Return shall indemnify and hold harmless GP for such Taxes and costs associated with complying with or contesting such collection action.

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(f)Subsequent Changes in Treatment of Tax Items.

(i)In the event a Tax Authority issues or revises a statute or administrative regulation requiring a retroactive change in the treatment of any Tax Item of GP, or in the event a Final Determination changes the Tax Liability on a Combined Return, GP shall recalculate GP Pro Forma Combined Tax Liability for affected periods in the manner set forth in Section 3.1(b).

(ii)The Party responsible for filing a Combined Return shall timely pay (or shall cause to be timely paid) any Tax due as a result of a retroactive change in a statute or administrative regulation or Final Determination and hold harmless GP for all liability for such Tax. If a recalculation required by this Section 3.1(f) increases GP Pro Forma Combined Tax Liability, GP shall pay such increase to the Party that filed the related Combined Return. If the recalculation decreases GP Pro Forma Combined Tax Liability, the Party that filed the related Combined Return shall pay such decrease to GP. Payments under this Section 3.1(f) shall be made within thirty (30) days of discovery of applicable statutory or regulatory changes or the Final Determination, as applicable.

3.2Penalties and Interest. The Party responsible for filing a Combined Return hereunder shall be solely liable for penalties and interest resulting from its failure to timely file Combined Returns or its errors or omissions on Combined Returns, provided the penalties and/or interest do not result from GP's failure to provide accurate information in a timely manner. Penalties and/or interest resulting from GP's failure to provide accurate information in a timely manner shall be borne by GP.

3.3Amended Returns. The Party responsible for filing a Combined Return may not file any claim for refund or amend any Combined Return (a “Claim”) that could result in an increase in GP Pro Forma Combined Tax Liability without the consent of GP (such consent not to be unreasonably withheld, conditioned or delayed). Upon filing of any Claim, GP Pro Forma Combined Tax Liability shall be recomputed using a methodology similar to that described in Section 3.1(b) to determine any increase or decrease in the GP Pro Forma Tax Liability as a result of the filing of such Claim (the "GP Pro Forma Adjusted Tax Liability"). If GP Pro Forma Adjusted Tax Liability exceeds GP Pro Forma Combined Tax Liability, GP shall pay to the Party that filed the Combined Return GP Pro Forma Adjusted Tax Liability less GP Pro Forma Combined Tax Liability. If GP Pro Forma Combined Tax Liability exceeds GP Pro Forma Adjusted Tax Liability, the Party responsible for filing the Combined Return shall pay to GP the GP Pro Forma Combined Tax Liability less the GP Pro Forma Adjusted Tax Liability. Payments due under this Section 3.3 shall be due within ninety (90) days of the filing of a Claim, provided however, in the event that the Party that filed the Claim receives a refund (whether in the form of a credit on a return or otherwise) and is required to make a payment to GP as a result of such Claim, such payment shall be due within thirty (30) days of receipt of the refund.

ARTICLE IV
CONTROL OF TAX PROCEEDINGS; COOPERATION AND EXCHANGE OF INFORMATION

4.1Control of Proceedings. Except as provided in this Article IV, the Party responsible for filing a Combined Return under this Agreement shall have full responsibility for, and discretion in, handling, settling or contesting any Tax Controversy involving the Combined Return and shall bear all costs associated therewith, provided that the Party responsible for filing a Combined Return shall not settle any such Tax Controversy without the consent of GP (such consent not to be unreasonably withheld, condition or delayed) if such settlement would increase the relevant GP Pro Forma Combined Tax Liability; and provided further that if a Tax Controversy relates predominantly to Tax Items of GP, GP shall control the Tax Controversy and bear all costs associated therewith.

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4.2Cooperation and Exchange of Information.

(a)Each Party shall cooperate fully at such time and to the extent reasonably requested by any other Party in connection with preparing and filing any Tax Return or claim for refund, or conducting any audit, dispute, proceeding, suit or action concerning any issues or other matters considered in this Agreement. Such cooperation shall include, without limitation, the following:

(i)retaining and, when requested, providing Tax Returns, books, records (including those concerning ownership and Tax basis of property which a Party may possess), documentation or other information relating to Tax Returns, including accompanying schedules, related workpapers, and documents relating to rulings or other determinations by Tax Authorities, until the expiration of applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof);

(ii)providing additional information, including an explanation of material provided under clause (i) of this Section 4.2(a), to the extent such information is necessary or reasonably helpful in connection with the foregoing;

(iii)the execution of any document that may be necessary or reasonably helpful in connection with filing a Tax Return by the Parties or of their respective subsidiaries, or in connection with any audit, dispute, proceeding, suit or action; and

(iv)such Party's commercially reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing.

(b)Each Party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with any of the foregoing matters.

(c)If any Party fails to provide information requested under this Section 4.2 within a reasonable period, as determined in good faith by the Party requesting the information, the requesting Party may engage a public accounting firm to gather such information, provided that the requesting Party gives thirty (30) days' prior written notice to the unresponsive Party. If the unresponsive Party fails to provide within thirty (30) days of receiving such notice: (i) the requested information; or (ii) an explanation of why the information cannot be immediately provided along with a reasonable timeframe within which the information will be provided, then the unresponsive Party shall provide the requesting Party's public accounting firm full access to all appropriate records or other information as reasonably necessary to comply with this Section 4.2 and shall reimburse the requesting Party or pay directly all costs connected with the requesting Party's engagement of the public accounting firm.

ARTICLE V
WARRANTIES AND REPRESENTATIONS; PAYMENT OBLIGATIONS

5.1Warranties and Representations. Each Party warrants and represents to the other that:

(a)in the case of CNP, it is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power to carry out the transactions contemplated by this Agreement;

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(b)in the case of OGE, it is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has all requisite power to carry out the transactions contemplated by this Agreement;

(c)in the case of GP, it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of [] and has all requisite power to carry out the transactions contemplated by this Agreement;

(d)it has duly and validly taken all action necessary to authorize execution, delivery and performance of this Agreement and consummation of transactions contemplated hereby;

(e)this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms subject, as to the enforcement of remedies, to (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect and (ii) to general principles of equity, whether enforcement is sought in a proceeding at law or in equity; and

(f)the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance with any of the provisions of this Agreement will not (i) conflict with or result in a breach of any provision of its certificate of incorporation, by-laws, certificate of formation or limited partnership agreement, (ii) breach, violate or result in a default under any of the terms of any agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or affecting any of its properties or assets.

5.2Calculation of Payment Obligations. Except as otherwise provided under this Agreement, to the extent that the payor Party has a payment obligation to the payee Party under this Agreement, the payee Party shall provide the payor Party with its calculation of the amount of such obligation. The documentation of such calculation shall provide sufficient detail to permit the payor Party to reasonably understand the calculation. All payment obligations shall be made to the payee Party or to the appropriate Tax Authority as specified by the payee Party within thirty (30) days after the payee Party delivers written notice of a payment obligation to the payor Party. Any disputes with respect to payment obligations shall be resolved in accordance with Section 6.10 below.

5.3Prompt Performance. All actions required to be taken by any Party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

5.4Interest. Payments under this Agreement that are not made within the period prescribed therefor in this Agreement shall bear interest (compounded daily) from and including the date immediately following the last date of such period through and including the date of payment at a rate equal to the lower of the Federal short-term rate or rates established under Section 6621 of the Code for the period during which such payment is due but unpaid.

5.5Tax Records. The Parties hereby agree to retain and provide on proper demand by any Tax Authority (subject to any applicable privileges) books, records, documentation and other information relating to any Tax Return until the later of (a) the expiration of the applicable statute of limitations (giving effect to any extension, waiver, or mitigation thereof), (b) the date specified in an applicable records retention agreement

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entered into with a Tax Authority, (c) a Final Determination made with respect to such Tax Return; and (d) the final resolution of any claim made under this Agreement for which such information is relevant.

5.6Continuing Covenants. Each Party agrees (i) not to take any action outside the ordinary course of such Party's regular business activities that is reasonably expected to result in a new or changed Tax Item that is detrimental to any other Party and (ii) to take any action reasonably requested by any other Party that is within the ordinary course of the requested Party's regular business activities and that would reasonably be expected to result in a new or changed Tax Item that produces a benefit or avoids a detriment to such other Party; provided that such action does not result in any additional cost not fully compensated for by the requesting Party. The Parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the Parties with respect to matters otherwise covered by this Agreement.

ARTICLE VI
MISCELLANEOUS PROVISIONS

6.1Notice. Notice, demand, claim, or other communication required or permitted to be given under this Agreement (“Notice”) shall be in writing and may be personally served provided a receipt is obtained therefor, or may be sent by certified mail return receipt requested postage prepaid, to the Parties at the following addresses (or at such other address as one Party may specify by Notice to any other Party):

If to CNP, addressed to:

CenterPoint Energy Inc.
1111 Louisiana Street
Houston, Texas 77002
Attention: Chief Financial Officer
Fax: (713)-207-9680

with a copy to:

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention: David Kirkland
Fax: (713) 229-1522

If to OGE, addressed to:

[•]
_________________________
_________________________
Attention: ________________
Fax: (___) ___-____

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with a copy to:

Jones Day
717 Texas Avenue, Suite 3300
Houston, Texas 77002
Attention: James E. Vallee
Fax: (832) 239-3600

If to GP, addressed to:

[•]
_________________________
_________________________
Attention: ________________
Fax: (___) ___-____

with a copy to:

[•]
_________________________
_________________________
Attention: ________________
Fax: (___) ___-____

A Notice that is delivered personally shall be deemed given as of the date specified on the written receipt therefor. A Notice mailed as provided herein shall be deemed given on the third business day following the date so mailed. Notification of a change of address may be given by any Party to another in the manner provided in this Section 6.1 for providing a Notice.
6.2Injunctions. The Parties acknowledge that irreparable damage would occur if provisions of this Agreement are not performed in accordance with its specific terms or are otherwise breached. The Parties shall be entitled to an injunction to prevent breaches of this Agreement and to enforce specifically this Agreement in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

6.3Further Assurances. Subject to the provisions hereof, the Parties shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement. Subject to the provisions hereof, each of the Parties shall, in connection with entering into this Agreement, perform its obligations hereunder and take any and all actions relating hereto, comply with all applicable laws, regulations, orders, and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority and promptly provide the other Parties with all such information as such Parties may reasonably request in order to be able to comply with the provisions of this sentence.

6.4Parties in Interest. Nothing in this Agreement expressed or implied is intended to confer any right or benefit upon any person, firm or corporation other than the Parties and their respective successors and permitted assigns.

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6.5Setoff. All payments to be made under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

6.6Change of Law. If, due to any change in applicable law or regulations or the interpretation thereof by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the Parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

6.7Termination and Survival. Notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) or until otherwise agreed to in writing by the Parties, or their successors.

6.8Amendments; No Waivers.    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

6.9Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed in the State of Texas.

6.10Resolution of Certain Disputes. Any disagreement between the Parties with respect to any matter that is the subject of this Agreement, including, without limitation, any disagreement with respect to any calculation or other determinations hereunder, which is not resolved by mutual agreement of the Parties, shall be resolved by a nationally recognized independent accounting firm chosen by and mutually acceptable to the Parties hereto (an “Accounting Referee”). Such Accounting Referee shall be chosen by the Parties within fifteen (15) business days from the date on which one Party serves written notice on another Party requesting the appointment of an Accounting Referee, provided that such notice specifically describes the issues to be considered and resolved by the Accounting Referee. In the event the Parties cannot agree on the selection of an Accounting Referee, then the Accounting Referee shall be any office or branch of the public accounting firm of []. The Accounting Referee shall resolve any such disagreements as specified in the notice within thirty (30) days of appointment; provided, however, that no Party shall be required to deliver any document or take any other action under this Section 6.10 if it determines that such action would result in the waiver of any legal privilege or any detriment to its business. Any resolution of an issue submitted to the Accounting Referee shall be final and binding on the Parties hereto without further recourse. The Parties shall share the costs and fees of the Accounting Referee equally.

6.11Confidentiality. Except to the extent required to protect a Party's interests in a Tax Controversy, each Party shall hold and shall cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such Party) concerning another Party or its representatives under this Agreement (except to the extent that such information can be shown to have been (i) previously known by the Party to which it was furnished, (ii) in the public domain through no fault of such Party, or (iii) later lawfully acquired from other sources by the Party to which it was furnished), and each Party shall not release or disclose such information to any

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other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of this Agreement's provisions. Each Party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by another Party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

6.12Costs, Expenses and Attorneys' Fees. Except as expressly set forth in this Agreement, each Party shall bear its own costs and expenses incurred under this Agreement. In the event a Party brings an action or proceeding for the breach or enforcement of this Agreement, the prevailing party in such action, proceeding, or appeal, whether or not such action, proceeding or appeal proceeds to final judgment, shall be entitled to recover as an element of its costs, and not as damages, such reasonable attorneys' fees as may be awarded in the action, proceeding or appeal in addition to whatever other relief the prevailing party may be entitled. For purposes of this Section 6.12, the “prevailing party” shall be the Party who is entitled to recover its costs; a Party not entitled to recover its costs shall not recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of the judgment for purposes of determining whether a Party is entitled to recover its costs or attorneys' fees.

6.13Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

6.14Severability. The Parties hereby agree that, if any provision of this Agreement should be adjudicated to be invalid or unenforceable, such provision shall be deemed deleted herefrom with respect, and only with respect, to the operation of such provision in the particular jurisdiction in which such adjudication was made, and only to the extent of the invalidity, and any such invalidity or unenforceability in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All other remaining provisions of this Agreement shall remain in full force and effect for the particular jurisdiction and all other jurisdictions.

6.15Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other agreements, whether or not written, in respect of any Tax between CNP Group, OGE Group, and GP. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any other agreement between the CNP Group, OGE Group and GP the provisions of this Agreement shall take precedence and to such extent shall be deemed to supersede such conflicting provisions under the other agreement.

6.16Assignment. This Agreement is being entered into by CNP, OGE and GP on behalf of themselves and each member of the CNP Group and OGE Group. This Agreement shall constitute a direct obligation of each such member and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a member of the CNP Group or OGE Group in the future. Each of CNP and OGE hereby guarantee the performance of all actions, agreements and obligations provided for under this Agreement of each member of the CNP Group and OGE Group, respectively. Each of CNP and OGE shall, upon the written request of the other, cause any of their respective group members to formally execute this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the successors, assigns and persons controlling GP or the successors, assigns, and persons controlling any of the other entities bound hereby for so long as such successors, assigns or controlling persons are members of the CNP Group or OGE Group or their successors and assigns.

6.17Fair Meaning. This Agreement shall be construed in accordance with its fair meaning and shall not be construed strictly against the drafter.

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6.18Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part or to affect the meaning or interpretation of this Agreement.

6.19Construction. In this Agreement, unless the context otherwise requires the terms “herein,” “hereof,” and “hereunder” refer to this Agreement.

* * * *
SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first above written.

CENTERPOINT ENERGY INC.

By:_______________________
Name:
Title:

OGE ENERGY CORP.

By:_______________________
Name:
Title:

NEW GP LLC

By:_______________________
Name:
Title:

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